As filed with the Securities and Exchange Commission on August 22, 2023.

Registration No. 333-272717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRIVARU Holding Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2nd Floor, Regatta Office Park, West Bay Road

P.O. Box 10655

Grand Cayman, KY1-1006

Cayman Islands

+1 (888) 227-8066

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Capitol Services, Inc.

108 Lakeland Ave.

Dover DE 19901

+1 (800) 316-6660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rajiv Khanna Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019-6022 (212) 318-3168	Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 (713) 651-2600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and after all conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF

MOBIV ACQUISITION CORP

AND PROSPECTUS FOR UP TO 11,417,629 ORDINARY SHARES, 10,005,000 WARRANTS,

AND 10,005,000 ORDINARY SHARES UNDERLYING

WARRANTS OF SRIVARU HOLDING LIMITED

SUBJECT TO COMPLETION, DATED AUGUST [●], 2023

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, Delaware 19711

The accompanying proxy statement/prospectus is dated [●], 2023, and is expected to be first mailed or otherwise delivered to MOBV stockholders on or about      , 2023.

LETTER TO STOCKHOLDERS OF MOBIV ACQUISITION CORP

Dear Mobiv Acquisition Corp Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Mobiv Acquisition Corp, a Delaware corporation, or “MOBV,” “we,” “our” or “us,” which will be held on           , 2023 at 10:00 a.m., Eastern Time, at https://www.cstproxy.com/mobivac/sm2023 and at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, or the “MOBV Special Meeting.” In light of ongoing developments and after careful consideration, MOBV has determined that the MOBV Special Meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of MOBV’s stockholders, directors and management team. For the purposes of Delaware law and the amended and restated certificate of incorporation of MOBV, the physical location of the meeting shall be at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002. The accompanying proxy statement/prospectus includes instructions on how to access the MOBV Special Meeting virtually, and how to listen and vote from home or any remote location with Internet connectivity.

We are a blank check company incorporated in the State of Delaware on January 7, 2022. We were formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar initial business combination with one or more businesses or entities, a Business Combination. Holders of MOBV’s common stock will be asked to approve, among other things, the Business Combination Agreement (as defined below), and the other related proposals.

On March 13, 2023, SRIVARU Holding Limited, a Cayman Islands exempted company, or “SVH,” MOBV, and Pegasus Merger Sub Inc., a Delaware corporation, or “Merger Sub,” entered into an Agreement and Plan of Merger, or, as amended from time to time, the “Business Combination Agreement,” pursuant to which several transactions will occur, and in connection therewith, SVH will be the ultimate parent company of SRIVARU MOTORS PRIVATE LIMITED, a company with limited liability incorporated under the laws of India, or “SVM,” and MOBV, or the “Business Combination.”

On August 4, 2023, SVH, MOBV, and Merger Sub entered into the first amendment to the Business Combination Agreement to increase the merger consideration for MOBV Public Shares (other than other than Sponsor (as defined in the Merger Agreement), EF Hutton, a division of Benchmark Investments, LLC or any member of the SPAC Board (as defined in the Merger Agreement)) to include each such holder’s pro rata share of an additional 2,500,000 ordinary SVH Shares (as defined herein), relative to the number of applicable MOBV Public Shares outstanding immediately prior to the Effective Time, as an incentive for the holders of MOBV Public Shares to not redeem their holdings.

i

At the MOBV Special Meeting, MOBV stockholders will be asked to consider and vote upon the following proposals:

●	Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, or the “Business Combination Proposal”, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

●	Adjournment Proposal: a proposal to adjourn the MOBV Special Meeting to a later date or dates, the “Adjournment Proposal”, (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MOBV stockholders or, if as of the time for which the MOBV Special Meeting is scheduled, there are insufficient MOBV shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the MOBV Special Meeting, or (ii) in order to solicit additional proxies from MOBV stockholders in favor of the Business Combination Proposal.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

●	Merger Sub will merge with and into MOBV, or the “Merger”. Following the Merger, Merger Sub will cease to exist and MOBV will continue as the surviving wholly owned subsidiary of SVH;

●	in connection with the Merger, (i) each issued and outstanding unit of MOBV will automatically detach and separate into one (1) share of common stock of MOBV and one (1) warrant of MOBV, (ii) each outstanding share of common stock of MOBV, or “MOBV Share,” (other than certain excluded shares) will be automatically converted into the right to receive one share of SVH, valued at $10 per share, or “SVH Share” and each such holder’s pro rata share of an additional 2,500,000 SVH Shares, relative to the number of applicable MOBV Public Shares outstanding immediately prior to the Effective Time; and (iii) each outstanding warrant to purchase MOBV Shares will automatically become a warrant to purchase SVH Shares, or an “SVH Warrant” and all rights with respect to MOBV Shares underlying the warrants to purchase MOBV Shares will be automatically converted into rights with respect to SVH Shares and thereupon assumed by SVH; and

●	At the closing of the Business Combination Agreement, certain shareholders of SVM, a private limited company organized under the laws of India and a majority-owned subsidiary of SVH, will enter into exchange agreement with SVH, pursuant to which, among other things, such shareholders of SVM will have a right to transfer one or more of the shares owned by them in SVM to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the exchange agreements.

The MOBV Shares, MOBV Warrants and MOBV Units are currently listed on the Nasdaq Global Market, or “Nasdaq,” under the symbols “MOBV,” “MOBVW” and “MOBVU,” respectively. Upon the closing of the Business Combination, the MOBV securities will be delisted from Nasdaq. SVH intends to apply to list the SVH Shares and SVH Warrants on Nasdaq under the symbols “SVMH” and “SVMHW”, respectively, upon the closing of the Business Combination. SVH cannot assure you that the SVH Shares or SVH Warrants will be approved for listing on Nasdaq.

Investing in SVH’s securities involves a high degree of risk. See “Risk Factors” beginning on page 36 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in SVH’s securities.

With respect to MOBV and the holders of the MOBV Shares and MOBV Warrants, the accompanying proxy statement/prospectus serves as a:

●	proxy statement for the MOBV Special Meeting being held on [●], 2023, where MOBV stockholders will vote on, among other proposals, a proposal to approve and adopt the Business Combination Agreement; and

●	prospectus for the SVH Shares and SVH Warrants that MOBV stockholders and warrant holders will receive in the Business Combination.

ii

MOBV is providing the accompanying proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the MOBV Special Meeting and at any adjournments or postponements thereof. Information about the MOBV Special Meeting, the Business Combination and other related business to be considered by the MOBV stockholders at the MOBV Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the MOBV Special Meeting, all MOBV stockholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of SVH, MOBV and SVM carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 36 of the accompanying proxy statement/prospectus.

After careful consideration, the MOBV Board has approved the Business Combination Agreement and the Business Combination and recommends that MOBV stockholders vote “FOR” the adoption of the Business Combination Agreement and the approval of the Business Combination, and “FOR” the adjournment proposal if presented to MOBV stockholders in the accompanying proxy statement/prospectus. When you consider the MOBV Board’s recommendation of these proposals, you should keep in mind that certain MOBV directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on those respective proposals at the MOBV Special Meeting.

Your vote is very important. Whether or not you plan to attend the MOBV Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the MOBV Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the MOBV Special Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal is approved at the MOBV Special Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the MOBV Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the MOBV Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the MOBV Special Meeting. If you are a stockholder of record and you attend the MOBV Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT MOBV REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE MOBV TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE MOBV SPECIAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE MOBV TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE MOBV TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the MOBV Board, I would like to thank you for your support and look forward to a successful completion of the Business Combination.

Sincerely,

Peter Bilitsch
Chief Executive Officer & Director

      , 2023

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2023, and is first being mailed to MOBV stockholders on or about [●], 2023.

iii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about MOBV that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by MOBV with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

United States

Attention: Mr. Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

Phone: (302) 738-6680

If you would like to request documents, please do so no later than [●], 2023, to receive them before the MOBV Special Meeting. To ensure timely delivery, investors must request this information no later than five business days before the date investors must make their investment decision, which is [●], 2023. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about MOBV. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination.

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by MOBV, SVH or SVM. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of MOBV, SVH or SVM since the date of the accompanying proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

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NOTICE OF SPECIAL MEETING

OF THE STOCKHOLDERS OF MOBIV ACQUISITION CORP

TO BE HELD          , 2023

To the Stockholders of Mobiv Acquisition Corp:

NOTICE IS HEREBY GIVEN that the special meeting of the stockholders of Mobiv Acquisition Corp, a Delaware Corporation, or “MOBV,” will be held on        , 2023 at 10:00 a.m., Eastern Time, at https://www.cstproxy.com/mobivac/sm2023 and at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, or the “MOBV Special Meeting.” MOBV has determined that the MOBV Special Meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate stockholder attendance and participation. For the purposes of Delaware law and the amended and restated certificate of incorporation of MOBV, the physical location of the meeting shall be at Winston & Strawn LLP at 800 Capitol Street, Suite 2400, Houston, Texas 77002. At the MOBV Special Meeting, MOBV stockholders will be asked to consider and vote upon the following proposals:

1.	Business Combination Proposal—a proposal to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, or the “Business Combination Proposal”. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and the transactions contemplated therein, including the Merger whereby Merger Sub will merge with and into MOBV, with MOBV surviving the merger as a wholly owned subsidiary of SVH.

2.	Adjournment Proposal—a proposal to adjourn the MOBV Special Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus, or the “Adjournment Proposal”.

The record date for the MOBV Special Meeting is August 17, 2023, or the “Record Date”.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

●	Merger Sub will merge with and into MOBV, or the “Merger,”. Following the Merger, Merger Sub will cease to exist and MOBV will continue as the surviving wholly owned subsidiary of SVH;

●	in connection with the Merger, (i) each issued and outstanding unit of MOBV will automatically detach and separate into one (1) share of common stock of MOBV and one (1) warrant of MOBV, (ii) each outstanding share of common stock of MOBV, or “MOBV Share,” (other than certain excluded shares) will be automatically converted into the right to receive one share of SVH, valued at $10 per share, or “SVH Share”; each such holder’s pro rata share of an additional 2,500,000 ordinary SVH Shares (as defined herein), relative to the number of applicable MOBV Public Shares outstanding immediately prior to the Effective Time; and (iii) each outstanding warrant to purchase MOBV Shares will be automatically converted into a warrant to purchase SVH Shares, or an “SVH Warrant,” and all rights with respect to MOBV Shares underlying the warrants to purchase MOBV Shares will be automatically converted into rights with respect to SVH Shares and thereupon assumed by SVH; and

●	At the closing of the Business Combination Agreement, certain shareholders of SVM, a private limited company organized under the laws of India and a majority-owned subsidiary of SVH, will enter into exchange agreement with SVH, pursuant to which, among other things, such shareholders of SVM will have a right to transfer one or more of the shares owned by them in SVM to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the exchange agreements.

The above matters are more fully described in the accompanying proxy statement/prospectus. You are urged to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of MOBV, SVH and SVM.

Pursuant to MOBV’s amended and restated certificate of incorporation, MOBV is providing its public stockholders with the opportunity to redeem all or a portion of their MOBV Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the MOBV Special Meeting, including interest, less taxes payable, less $5,000,0001, divided by the number of then outstanding shares of MOBV Shares that were sold as part of MOBV Units in MOBV’s initial public offering, or “IPO,” subject to the limitations described herein. MOBV estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10 at the time of the MOBV Special Meeting. MOBV’s public stockholders may elect to redeem their shares even if they vote for the Merger or do not vote at all. MOBV has no specified maximum redemption threshold under MOBV’s amended and restated certificate of incorporation.

In connection with MOBV’s special meeting of stockholders on July 7, 2023 (the “Extension Meeting”) where the stockholders approved certain proposals giving MOBV the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from July 8, 2023 to July 15, 2023 and to allow MOBV’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023, and thereafter on a monthly basis up to six times after August 8, 2023, a total of 4,331,613 shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from MOBV’s trust account (the “Trust Account”) to pay for the redemptions, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As a result of the redemptions, MOBV now has less liquidity and fewer round-lot holders of public shares, which may make it more difficult for SVH to meet all of the Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by Nasdaq of the SVH Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement, MOBV’s reduced public float may make it more difficult for SVH to meet all of the Nasdaq listing requirements, and to consummate the Business Combination.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on those respective proposals at the MOBV Special Meeting. The MOBV Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Peter Bilitsch
Chief Executive Officer & Director

      , 2023

v

1

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or the “SEC,” by SRIVARU Holding Limited, a Cayman Islands exempted company, or “SVH,” constitutes a prospectus of SVH under Section 5 of the Securities Act of 1933, as amended, or the “Securities Act,” with respect to the SVH Shares and SVH Warrants to be issued to MOBV stockholders if the Business Combination described herein is consummated. This document also constitutes a notice of special meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the special meeting of the stockholders of MOBV, or the “MOBV Special Meeting,” at which MOBV stockholders will be asked to consider and vote upon proposals to approve the Business Combination Proposal, among other matters.

Unless otherwise indicated, references to a particular “fiscal year” are to SVM’s fiscal year ended March 31 of that year. SVM’s fiscal quarters end on June 30, September 30, and December 31. SVH’s fiscal year ends on March 31 each year and its fiscal quarters are on June 30, September 30, and December 31.

References to a year other than a “Fiscal”, “FY” or “fiscal year” are to the calendar year ended December 31. References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. References to “Indian Rupee,” “INR” and “Rs.” in this proxy statement/prospectus are to the Indian Rupee, the legal currency of the Republic of India. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100%. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

The information on taxation contained in this proxy statement/prospectus is a summary of certain tax considerations but is not intended to be a complete discussion of all tax considerations. The contents of this proxy statement/prospectus are not to be construed as investment, legal, or tax advice. Investors should consult their own counsel, accountant or investment advisor as to legal, tax, and related matters concerning their investment.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning MOBV, free of charge, by written request to Mobiv Acquisition Corp, 850 Library Avenue, Suite 204, Newark, DE 19711, United States.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

In order for MOBV stockholders to receive timely delivery of the documents in advance of the MOBV Special Meeting, you must request the information no later than [●], 2023, or five business days prior to the date of the MOBV Special Meeting.

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FINANCIAL STATEMENT PRESENTATION

MOBV

The historical unaudited financial statements as of June 30, 2023, and for the three months and six months ended June 30, 2023, and for the three months ended June 30, 2022, and for the period from January 7, 2022 (inception) through June 30, 2022, and the historical audited financial statements as of December 31, 2022 and for the period from January 7, 2022 (inception) through December 31, 2022, of MOBV included in this proxy statement/prospectus were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

SVH

SVH was incorporated on June 16, 2021, as a holding company of SVM. SVH’s consolidated financial statements as of and for the years ended March 31, 2023 and 2022, included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

The Business Combination is made up of the series of transactions outlined within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as an asset purchase and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. MOBV will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of SVH issuing shares for the net assets of MOBV at fair value.

Following the Business Combination, SVH will qualify as a “foreign private issuer,” as defined in the Exchange Act, and will prepare its financial statements in accordance with U.S. GAAP denominated in U.S. Dollars. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information that will be presented in this proxy statement/prospectus will be prepared in accordance with Article 11 of Regulation S-X and denominated in U.S. Dollars.

SVH refers in various places in this proxy statement/prospectus to non-U.S. GAAP financial measures, including EBITDA and EBITDA margin, which are more fully explained in “Selected Historical Financial Information—Other Financial Data”. The presentation of the non-U.S. GAAP information is not meant to be considered in isolation or as a substitute for SVH’s audited financial results prepared in accordance with U.S. GAAP.

3

EXCHANGE RATE PRESENTATION

SVH reports its financial results in U.S. Dollars, but its functional currency is Indian Rupees. Solely for the convenience of the reader, this proxy statement/prospectus contains translations of certain Indian Rupee amounts into U.S. Dollars at specified rates. Except as otherwise stated in this proxy statement/prospectus, all translations from Indian Rupees to U.S. Dollars are based on the rates of Rs. 82.2169 per $1.00 being the closing exchange rate published by the Reserve Bank of India as of March 31, 2023. No representation is made that the Indian Rupee amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. Dollars at such rates or any other rates.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning SVH’s industry and the regions in which it operates, including SVH’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources. SVH has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which SVH believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While SVH believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. Forecasts and other forward-looking information obtained from third parties are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of SVH’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

SVH and its respective subsidiaries (including SVM) own or have rights to trademarks and trade names that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks. All other trademarks, trade names or service marks appearing in this proxy statement/prospectus are, to SVH’s knowledge, the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ™ or ® symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. SVH does not intend its use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of SVH by, any other entities.

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FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“Adjournment Proposal” means the proposal by the MOBV Board to adjourn the MOBV Special Meeting to a later date or dates, as specified under the section titled “The Adjournment Proposal.”

“Amended and Restated Warrant Agreement” means the amended and restated warrant agreement to be entered into by and between SVH and Continental in connection with Closing.

“Approved Stock Exchange” means the Nasdaq Stock Market or other national trading market.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 13, 2023, as it may be amended from time to time, by and among MOBV, SVH, and Merger Sub.

“Business Combination Agreement Parties” means MOBV, SVH, and Merger Sub.

“Business Combination Proposal” means the proposal by the MOBV Board to be considered and voted upon by the MOBV Stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated therein, as specified under the section titled “The Business Combination Proposal.”

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by law to remain closed.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing” means the consummation of the Transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date of closing of the Transactions as contemplated by the Business Combination Agreement.

“Companies Act” or “Companies Act 2013” is an act of the parliament of India which regulates incorporation of a company, responsibilities of a company, directors, dissolution of a company, and includes all amendments thereafter.

“Company” or “SVH” means SRIVARU Holding Limited, a Cayman Islands exempted company., unless the context suggests otherwise.

“Company Board” means the board of directors of the Company.

“Continental” means Continental Stock Transfer & Trust Company.

“Date of Adoption” has the meaning specified under the section titled “Description of SVH Securities.”

“Default PFIC Regime” has the meaning specified under the section titled “Material Tax Considerations—Material United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to U.S. Holders—Passive Foreign Investment Company Rules—Application of PFIC Rules to SVH Securities.”

“Distributions” has the meaning specified under the section titled “Description of SVH Securities.”

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“DGCL” means the General Corporation Law of the State of Delaware.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“DTC” means the Depository Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder shares” means the Class B common stock of MOBV, par value $0.000001 per share.

“Group Companies” means SVH and its subsidiaries.

“IASB” means the International Accounting Standards Board.

“Initial Public Offering” means the initial public offering of MOBV, which closed on August 8, 2022.

“Interim Period” means the period between the date of the Business Combination Agreement and the earlier of (i) the Closing Date and (ii) termination of the Business Combination Agreement.

“ITA” means the Indian Income Tax Act, 1961.

“MAT” means the minimum alternate tax under the Income Tax Act, 1961.

“Material Adverse Effect” has the meaning specified under the section titled “Material Adverse Effect—The Business Combination Agreement—The Business Combination Proposal.”

“Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby Merger Sub will merge with and into MOBV, with MOBV surviving the Merger as a wholly owned subsidiary of SVH.

“Merger Sub” means Pegasus Merger Sub Inc., a Delaware corporation.

“MOBV” means Mobiv Acquisition Corp, a Delaware corporation.

“MOBV Board” means the board of directors of MOBV.

“MOBV Public Shares” means the Class A common stock of MOBV, par value $0.000001 per share.

“MOBV Public Warrant” means a warrant entitling the holder to purchase one share of common stock at an exercise price of $11.50 per share.

“MOBV Securities” means, collectively, the MOBV Shares and the MOBV Warrants.

“MOBV Shares” means the shares of Class A common stock, par value $0.000001 per share, and Class B common stock, par value $0.000001 per share, of MOBV, together.

“MOBV Special Meeting” means the special meeting of stockholders of MOBV to be held for the purpose of approving the proposals set out in this proxy statement/prospectus.

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“MOBV Stockholder Approval” means (i) with respect to the Business Combination Proposal and the Adjournment Proposal, the affirmative vote of holders of a majority of the outstanding shares of MOBV common stock present and entitled to vote on those respective proposals at the MOBV Special Meeting, and (ii) with respect to any other proposals proposed to the stockholders of MOBV, the requisite approval required under the organizational documents of MOBV, the DGCL or other applicable law.

“MOBV Stockholders” means the holders of MOBV Shares.

“MOBV Transfer Agent” means Continental Stock Transfer & Trust Company.

“MOBV Units” means the units issued by MOBV, each consisting of one MOBV Public Share and one MOBV Public Warrant.

“MOBV Warrants” means, collectively, the MOBV Public Warrants and Private Warrants.

“Petition” has the meaning assigned to it in each separate instance in the section titled “SVM’s Business—Legal Proceedings.”

“Placement Unit” means a unit consisting of one Private Share and one Private Warrant, which was sold in the Private Placement.

“Private Placement” means the private placement of an aggregate of 543,300 Units, which were sold by MOBV to the Sponsor, that was consummated simultaneously with the closing of the Initial Public Offering.

“Private Share” means a share of Class A common stock of MOBV, par value $0.000001 per share which was sold as a component piece of a Placement Unit.

“Private Unit” means a Unit consisting of one Private Share and one Private Warrant, which may be issued upon conversion of any outstanding balance of the Working Capital Loans (defined below) and per the Sponsor Letter Agreement (defined below).

“Private Warrant” means a warrant entitling the holder to purchase one MOBV Public Share at a price of $11.50 per full share.

“RBI” means the Reserve Bank of India.

“Redemption Price” means a per-share redemption price payable in cash equal to the aggregate amount then on deposit in the Trust Account divided by the total number of then issued and outstanding MOBV Shares, calculated as of two business days prior to the consummation of the Business Combination in accordance with the MOBV’s amended and restated certificate of incorporation.

“Registration Rights Agreement” means the registration rights agreement contemplated by the Business Combination Agreement, and entered into by SVH, certain SVH shareholders, and the Sponsor dated as of March 13, 2023, to be effective upon the Closing.

“Related Agreements” means certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, as specified in the section titled “Related Agreements—The Business Combination Proposal.”

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SPAC” means special purpose acquisition company.

“Sponsor” means Mobiv Pte. Ltd.

“Subsidiary” means, with respect to any person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

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“SVH” or the “Company” means SRIVARU Holding Limited, a Cayman Islands exempted company.

“SVH A&R Articles” means the amended and restated memorandum and articles of association of SVH to be adopted on 28 July 2023.

“SVH Board” means the board of directors of SVH.

“SVH Shares” means the ordinary shares of SVH, having the conditions and rights set out in the SVH A&R Articles.

“SVH Securities” means, collectively, the SVH Shares and the SVH Warrants.

“SVH Warrants” means the MOBV Warrants assumed by SVH as part of the business combination, which will be exercisable solely for SVH Shares effective upon Closing.

“SVM” means SRIVARU Motors Private Limited, a company incorporated under the laws of India and a majority-owned subsidiary of SVH.

“SVM Distributions” has the meaning specified under the section titled “Description of SVH Securities”.

“Transactions” means the series of transactions contemplated by the Business Combination Agreement, including the Merger.

“Transfer Agent” means Continental.

“Trust Account” means the U.S.-based trust account maintained by the Trustee pursuant to the Trust Agreement.

“Trust Agreement” means the investment management trust agreement, dated August 3, 2022, as amended on July 7, 2023, by and between MOBV and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the 10,005,000 MOBV Units.

“U.S.” or “US” means the United States of America.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Holder” has the meaning specified under the section entitled “Material Tax Considerations–Material U.S. Federal Income Tax Considerations.”

“VAT” means Value Added Tax.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 3, 2022, between MOBV and Continental as warrant agent.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE MOBV SPECIAL MEETING

Q. Why am I receiving this proxy statement/ prospectus?	MOBV, SVH, and other parties have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus and attached hereto as Annex A. The Business Combination Agreement provides that, among other things, in connection with the Closing, the parties thereto will undertake a series of Transactions pursuant to which Merger Sub will merge with and into MOBV, with MOBV surviving the Merger as a wholly owned subsidiary of SVH.

This proxy statement/prospectus, including its annexes, contain important information about the proposed Business Combination and the other matters to be acted upon at the MOBV Special Meeting. You should read this proxy statement/prospectus, including its annexes, carefully and in their entirety.

Q. What is being voted on at the MOBV Special Meeting?

At the MOBV Special Meeting, MOBV is asking MOBV Stockholders to consider and vote upon the following proposals:

The Business Combination Proposal - to vote to adopt the Business Combination Agreement and approve the Transactions contemplated thereby. See the sections titled “The Business Combination Proposal”.

The Adjournment Proposal - to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize MOBV to consummate the Business Combination and each other matter to be considered at the MOBV Special Meeting. See the section entitled “The Adjournment Proposal.”

MOBV will hold the MOBV Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the MOBV Special Meeting. MOBV Stockholders should read it carefully.

The vote of the MOBV Stockholders is important. The MOBV Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

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Q. Why is MOBV proposing the Business Combination?

MOBV was incorporated in Delaware on January 7, 2022. It is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. “The Business Combination—MOBV’s Board’s Reasons for the Business Combination”.

On August 8, 2022, MOBV consummated its initial public offering (including over-allotment) of 10,005,000 Units at $10.00 per Unit, generating gross proceeds of $100,050,000, and incurring offering costs of $5,400,448, of which $3,501,750 was for deferred underwriting commissions. Each unit consisted of one share of MOBV’s Class A common stock, par value 0.000001 per share, and one (1) redeemable warrant to acquire one MOBV Class A common stock. Each warrant entitled the holder thereof to purchase one share of Class A common stock at a price of $11.50 per unit, subject to adjustment. Each warrant is exercisable on the later of 30 days after the completion of the Business Combination and nine (9) months from, August 3, 2022, the effective date of the Registration Statement. The warrants expire five years after the completion of the Business Combination or earlier upon redemption or our liquidation.

Simultaneously with the consummation of the initial public offering, MOBV consummated the private placement of an aggregate of 543,300 Placement Units to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000. Upon the closing of the initial public offering, on August 8, 2022, an amount of $102,551,250 ($10.25 per Unit) from the net proceeds of the sale of the units in the initial public offering and a portion of the proceeds from the sale of the private placement was placed in a trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

In connection with the Extension Meeting. where the stockholders approved certain proposals giving MOBV the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from July 8, 2023 to July 15, 2023 and to allow MOBV’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023, and thereafter on a monthly basis up to six times after August 8, 2023, a total of 4,331,613 shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from the Trust Account to pay for the redemption, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As a result of the redemptions, MOBV now has less liquidity and fewer round-lot holders of public shares, which may make it more difficult for SVH to meet all of the Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by Nasdaq of the SVH Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement, MOBV’s reduced public float may make it more difficult for SVH to meet all of the Nasdaq listing requirements, and to consummate the Business Combination.

SVM is a company with limited liability incorporated under the laws of the Republic of India on March 8, 2018, under the Companies Act 2013. SVM is an e-mobility company that (i) designs, engineers, and assembles electric two wheeled, or E2W, vehicles, from sub-assembly parts sourced from various vendors with whom SVM co-develops specific components, at its leased facility, (ii) offers a unique customer experience at its own experience centers and through direct-to-customer and retail sales, and (iii) is developing a line of future vehicles, including electric motorcycles and scooters, while updating the technologies ingrained in its current models and enhancing its engineering capabilities. SVM’s focus on in-house technological innovation in engineering and design has led to the development of its first E2W vehicle, the Prana-Grand, which SVM has been selling for the past two years through its experience center and distribution network of dealers in India. See the sections entitled “SVH’s Business,” “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

SVH is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. SVH was incorporated in the Cayman Islands on June 16, 2021, solely to serve as the holding company for 94.02% of the outstanding equity of SVM.

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In evaluating the Business Combination, MOBV’s Board consulted with MOBV’s management, legal, fairness opinion and financial advisors including Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) and EF Hutton, division of Benchmark Investments, LLC. MOBV’s Board reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of the MOBV Stockholders.

The financial data reviewed included the historical and projected consolidated financial statements of the Company, comparable company multiple analyses, and a discounted cash flow analysis. The MOBV Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the Transactions contemplated thereby, including but not limited to, the material factors described in the section entitled “The Business Combination—MOBV’s Board’s Reasons for the Business Combination”.

Q. What will happen in the Business Combination?	Prior to the completion of the Transactions contemplated by the Business Combination Agreement, (i) Merger Sub shall be a wholly-owned subsidiary of SVH and (ii) SVH shall be an independent entity wholly-owned by a third-party. At Closing, pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into MOBV, with MOBV surviving the Merger as a wholly owned subsidiary of SVH.

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of MOBV and Merger Sub shall vest in and become the assets and liabilities of MOBV as the surviving company, and MOBV shall thereafter exist as a wholly-owned subsidiary of SVH, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of SVH will be the board of directors and executive officers of MOBV, and (iv) each issued and outstanding MOBV Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain SVH Shares as set out below.

See “Summary of the Proxy Statement/Prospectus” for further details.

Q. Did MOBV obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

Yes. MOBV retained Marshall & Stevens to provide to the MOBV board of directors an evaluation of the fairness, from a financial point of view, to MOBV of the consideration to be received by MOBV in consideration of the issuance of its equity securities to the equity holders of SVH in connection with the anticipated Business Combination. See the section entitled “The Business Combination Proposal - Summary of Marshall & Stevens’ Fairness Opinion,” and a copy of the full fairness opinion of Marshall & Stevens attached hereto as Annex G for more details.

Q. Will the management of SVH change in the Business Combination?	Yes. SVH expects to enter into employment agreements with Mohanraj Ramasamy as Chief Executive Officer, Weng Kiat (Adron) Leow as CFO, and Ramakrishnan V as General Manager – Production, who are expected to serve as SVH’s executive officers upon consummation of the Business Combination.

SVH currently has two directors, Mohanraj Ramasamy and Sharmila Mohanraj. During the initial post-Closing period, the board of directors of SVH shall be composed of up to seven members, four of whom shall be considered independent under Nasdaq requirements, as follows: (i) up to six directors will be designated prior to or promptly following the Closing by SVH, acting in its sole discretion, and (ii) one director will be designated prior to Closing by MOBV, acting in its sole discretion, who, as of the Closing Date, shall be Peter Bilitsch.

See “Management of SVH Following the Business Combination” for further details.

Q. What will be the relative equity stakes be of the MOBV Stockholders and SVH Shareholders in SVH upon completion of the Business Combination?	Upon consummation of the Business Combination, SVH will become a new publicly listed company and each of MOBV and SVM will become subsidiaries of SVH. Following the Merger, the MOBV Stockholders will hold equity ownership stakes in SVH. The Business Combination Agreement allows SVH to obtain additional financing, which may dilute the MOBV Stockholders. See the section entitled “Summary of the Proxy Statement/Prospectus – Voting Power, Implied Ownership and Implied Share Values of SVH Upon Consummation of the Business Combination” for additional information.

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Q. What are the U.S. federal income tax consequences of the Merger to U.S. Holders of MOBV Public Shares and/or MOBV Public Warrants?

As described more fully under the section entitled “Material Tax Considerations —Material U.S. Federal Income Tax Considerations — Effects of the Merger — Uncertainty regarding the characterization of the Merger as reorganization under section 368(a) of the Code,” significant uncertainty exists as to the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code to U.S. Holders of MOBV Public Shares and/or MOBV Public Warrants. If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then such U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of the SVH Shares and/or SVH Warrants received, over such U.S. Holder’s aggregate tax basis in the MOBV Public Shares and/or MOBV Public Warrants surrendered by such U.S. Holder in the Merger.

If the Merger qualifies as a reorganization under Section 368(a) of the Code, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of MOBV Public Shares and/or MOBV Public Warrants in the Merger.

The tax consequences of the Merger are complex and will depend on a U.S. Holder’s particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Merger for U.S. Holders of MOBV Public Shares and/or MOBV Public Warrants, including the application of Section 367(a) of the Code, see the section entitled “Material Tax Considerations —Material U.S. Federal Income Tax Considerations — Effects of the Merger.” If you are a U.S. Holder whose MOBV Public Shares and/or MOBV Public Warrants are exchanged in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material Tax Considerations —Material U.S. Federal Income Tax Considerations.”

Q. What are the Indian income tax consequences of receiving SVH Shares or warrants in exchange of MOBV Shares or warrants?

In the event that the fair market value of SVH Shares and SVH Warrants is more than the fair market value of MOBV Shares and MOBV Warrants exchanged by the MOBV stockholders and if this difference is more than INR 50,000 (approximately US$610), then the excess could be treated as taxable ordinary income in India and such stockholders may be liable to pay tax in India.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material Tax Considerations —Material Indian Income Tax Considerations”.

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Q. What are the U.S. federal income tax consequences of exercising my redemption rights?	The U.S. federal income tax consequences of exercising your redemption rights are complex and depend on your particular facts and circumstances. See the section entitled “Material Tax Considerations —Material U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to MOBV Shares” or “Material Tax Considerations —Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to MOBV Public Shares” for additional information. If you are a holder of MOBV Public Shares contemplating exercise of your redemption rights, you are urged to consult your own tax advisor to determine the tax consequences thereof.

Q. What conditions must be satisfied to complete the Business Combination?	In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Q. How many votes do I have at the MOBV Special Meeting?	MOBV Stockholders will have one vote for each MOBV Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Records Date, there were 8,817,987 shares of common stock, comprised of 6,316,737 shares of Class A common stock and 2,501,250 shares of Class B common stock, of MOBV issued and outstanding.

Q. What vote is required to approve the proposals presented at the MOBV Special Meeting?

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on those respective proposals at the MOBV Special Meeting. An abstention with respect to any of the foregoing proposals will count as a vote against the proposal.

Q. What constitutes a quorum at the MOBV Special Meeting?	The presence, in person or by proxy, at the MOBV Special Meeting of the holders of shares of outstanding capital stock of MOBV representing a majority of the voting power of all outstanding shares of capital stock of MOBV entitled to vote at the MOBV Special Meeting shall constitute a quorum for the transaction of business at the MOBV Special Meeting.

Q. Do I have redemption rights?	If you are a holder of MOBV Shares, you have the right to demand that MOBV redeem such shares for a pro rata portion of the cash held in MOBV’s Trust Account, including interest earned on the trust account, less certain expenses. MOBV sometimes refers to these rights to demand redemption of the MOBV Shares as “redemption rights.”

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Under the current amended and restated certificate of incorporation of MOBV, the Business Combination may be consummated only if MOBV has at least $5,000,001 of net tangible assets after giving effect to all redemptions of MOBV Shares. If redemptions exceed the maximum redemption scenario described herein, MOBV will need to seek additional debt or equity financing, which may only be obtained with the prior written consent of the parties to the Business Combination Agreement.

Q. Will how I vote affect my ability to exercise redemption rights?	No. You may exercise your redemption rights regardless of whether you vote, or if you vote, irrespective of whether you vote “FOR” or AGAINST,” or if you abstain from voting, on the Business Combination Proposal or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their MOBV Shares and no longer remain MOBV stockholders, leaving stockholders who choose not to redeem their MOBV Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my redemption rights?	If you are a MOBV Stockholder, and wish to exercise your redemption rights, you must (i) if you hold your MOBV Shares through MOBV Units, elect to separate your MOBV Units into the underlying MOBV Shares and MOBV Warrants and (ii) prior to p.m., Eastern Time, on , 2023, (a) submit a written request to the MOBV Transfer Agent, that MOBV redeem your MOBV Shares for cash and (b) deliver your MOBV Shares to the MOBV’s Transfer Agent, physically or electronically using the Depository Trust Company’s, or “DTC,” DWAC System. Any holder of MOBV Shares will be entitled to demand that such holder’s MOBV Shares be redeemed for a full pro rata portion of the amount then in the Trust Account, including interest earned on the Trust Account (which, for illustrative purposes, was approximately $60,639,038.90, or $10.69 per public share, as of August 17, 2023). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of MOBV Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with MOBV’s consent, until the Closing. If you deliver your MOBV Shares for redemption to the MOBV Transfer Agent, and later decide to withdraw such request prior to the deadline for submitting redemption requests, you may request that the MOBV Transfer Agent, return the shares (physically or electronically). You may make such request by contacting the MOBV Transfer Agent, at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by the MOBV Transfer Agent, prior to the vote taken on the Business Combination Proposal at the MOBV Special Meeting. No demand for redemption will be honored unless the holder’s MOBV Shares have been delivered (either physically or electronically) to the MOBV Transfer Agent, prior to the deadline for submitting redemption requests.

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If the redemption demand is properly made as described above, then, if the Business Combination is consummated, MOBV will redeem these MOBV Shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your MOBV Shares for cash and will not be entitled to ordinary shares of SVH upon consummation of the Business Combination.

If you are a holder of MOBV Shares and you exercise your redemption rights, it will not result in the loss of any warrants that you may hold. Your warrants will become exercisable to purchase one SVH Share in lieu of one MOBV Share for a purchase price of $11.50 upon consummation of the Business Combination.

Q. Do I have appraisal rights if I object to the proposed Business Combination?	No holders of MOBV Shares have appraisal rights under the DGCL in connection with the Merger or Business Combination.

Q. What happens if the Business Combination is not consummated?	If MOBV does not complete an initial business combination by February 8, 2024 (18 months from the closing of the Initial Public Offering) which includes, at the election of the Sponsor, up to 9 one-month extensions beyond the initial nine (9) months, which initial nine (9) months ended on May 8, 2023, we will redeem 100% of the MOBV Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MOBV Public Shares, subject to applicable law and certain conditions as further described in the Registration Statement

Q. When do you expect the Business Combination to be completed?	The Business Combination will be consummated three (3) business days following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal by the MOBV Stockholders. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Q. What do I need to do now?	MOBV urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of MOBV. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?	If you are a holder of record of MOBV Shares on the Record Date, you may vote in person at the meeting or by submitting a proxy for the meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Any stockholder wishing to attend the hybrid virtual meeting should register for the meeting by , 2023.

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of MOBV Shares:

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●	If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the hybrid virtual meeting, go to https://www.cstproxy.com/mobivac/sm2023, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the hybrid virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the hybrid virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the hybrid virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

MOBV believes that all of the proposals presented to the stockholders at this MOBV Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the MOBV Special Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the MOBV Special Meeting.

Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Broker non-votes will count as a vote against the Business Combination Proposal and the Adjournment Proposal.

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Q. May I change my vote after I have mailed my signed proxy card?	Yes. You may change your vote by sending a later-dated, signed proxy card to MOBV’s secretary at the address listed below so that it is received by MOBV’s secretary prior to the MOBV Special Meeting or attend the MOBV Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to MOBV’s secretary, which must be received by MOBV’s secretary prior to the MOBV Special Meeting.

Q. What happens if I fail to take any action with respect to the MOBV Special Meeting?	If you fail to take any action with respect to the MOBV Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of SVH upon consummation of the Business Combination. If you fail to take any action with respect to the meeting and the Business Combination Proposal is not approved, you will continue to be a stockholder of MOBV.

Q. What should I do if I receive more than one set of voting materials?	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your MOBV Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold MOBV Shares. If you are a holder of record and your MOBV Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your MOBV Shares.

Q. What happens if I sell my MOBV Shares before the MOBV Special Meeting?	The Record Date for the MOBV Special Meeting for MOBV stockholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your MOBV Shares after the record date for MOBV stockholders that hold their shares in “street name,” but before the MOBV Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the MOBV Special Meeting. However, you will not be able to seek redemption of your MOBV Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your MOBV Shares prior to the record date for MOBV stockholders that hold their shares in “street name,” you will have no right to vote those shares at the MOBV Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

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May MOBV or MOBV’s Sponsor, directors, officers or advisors, or their affiliates, purchase shares in connection with the Transactions?

In connection with the stockholder vote to approve the Business Combination the Sponsor mor MOBV’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase MOBV Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of MOBV Shares the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and the rules of Nasdaq. However, the Sponsor and MOBV’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase MOBV Shares in such transactions. None of the Sponsor or MOBV’s directors, officers, advisors, or any of their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such MOBV Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such MOBV Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or any of MOBV’s directors, officers, advisors, or any of their respective affiliates, purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of MOBV Shares could be to (a) increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of MOBV Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. Further, in the event the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants in privately negotiated transactions from public holders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

●	Such Sponsor, directors, officers, advisors or affiliates would do so at a price no higher than the price offered through our redemption process;

●	such purchased shares would not be voted in favor of approving the Business Combination;

●	such Sponsor, directors, officers, advisors or affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and

●	MOBV would disclose in a Current Report on Form 8-K, before the Special Meeting, the following:

○	the amount of our securities purchased outside of the redemption offer by the Sponsor, directors, officers, advisors or any of their respective affiliates, along with the purchase price;
○	the purpose of such purchases;
○	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;
○	the identities of MOBV’s selling stockholders for such purchases (if not purchased on the open market) or the nature of MOBV’s stockholders (e.g., 5% stockholders) who sold to the Sponsor, directors, officers, advisors or any of their respective affiliates; and
○	the number of MOBV Shares for which we have received redemption requests pursuant to the redemption offer.

In addition, if such purchases are made, the public “float” of MOBV Shares and the number of beneficial holders of MOBV Shares may be reduced, possibly making it difficult for SVH to obtain the quotation, listing or trading of its securities on a national securities exchange after the completion of the Business Combination.

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The Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by MOBV’s receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. The Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MOBV’s officers, directors, advisors and any of their respective affiliates will not make purchases of MOBV Share if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Q. Who can help answer my questions?	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738 6680

Attention: Mr. Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

You may also contact the proxy solicitor for MOBV at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Attn: Mobiv Acquisition Corp.

Telephone No.: (855) 835-8316

Email: MOBV@allianceadvisors.com

To obtain timely delivery, MOBV stockholders must request the materials no later than , 2023, or five business days prior to the MOBV Special Meeting.

You may also obtain additional information about MOBV from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your MOBV Shares, you will need to send a letter demanding redemption and deliver your MOBV Shares (either physically or electronically) to the MOBV Transfer Agent prior to the MOBV Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your MOBV Shares, please contact the MOBV Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Mark Zimkind

Email: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the MOBV Special Meeting, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus, which is incorporated herein by reference. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Proposal—The Business Combination Agreement.”

Parties to the Business Combination

MOBV, SVH, and Merger Sub are the parties to the Business Combination Agreement.

MOBV

MOBV is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. MOBV was incorporated as a Delaware corporation on January 7, 2022.

In connection with the Extension Meeting where the stockholders approved certain proposals giving MOBV the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from July 8, 2023 to July 15, 2023, and to allow MOBV’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023, and thereafter on a monthly basis up to six times after August 8, 2023, a total of 4,331,613 shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from the Trust Account to pay for the redemptions, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As of August 17, 2023, the Record Date, there was approximately $60,639,038.90 in the Trust Account.

MOBV’s principal executive office is located at 850 Library Avenue, Suite 204, Newark, DE 19711, and its telephone number is (302) 738-6680. After the consummation of the Business Combination, MOBV will become a wholly-owned subsidiary of SVH.

SVH

SVH is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. SVH was incorporated in the Cayman Islands on June 16, 2021, solely to serve as the holding company for 94.02% of the outstanding equity of SVM. SVH is a holding company with no current operations of its own.

As of the consummation of the Business Combination, the number of directors of SVH will be increased to up to seven members, four of whom shall be considered independent under Nasdaq requirements, as follows: (i) up to six directors will be designated prior to or promptly following the Closing by SVH, acting in its sole discretion, and (ii) one director will be designated prior to Closing by MOBV, acting in its sole discretion.

SVH’s registered address is 2nd Floor, Regatta Office Park, West Bay Road, PO BOX 10655, Grand Cayman KY1-1006, Cayman Islands., and its telephone number is +1 (888) 227-8066. After the consummation of the Transactions, SVH will become the continuing public company. See the sections entitled “SVH’s Business,” “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

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Merger Sub

Merger Sub is a wholly-owned subsidiary of SVH formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated as a Delaware corporation on October 20, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s registered address is C/O Capitol Services, Inc., 108 Lakeland Ave., Dover DE 19901, and its telephone number is (800) 316-6660. After the consummation of the Transactions, Merger Sub will cease to exist.

The Business Combination Proposal

On March 13, 2023, MOBV, SVH, and Merger Sub entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into MOBV, with MOBV surviving the Merger as a wholly owned subsidiary of SVH. See “The Business Combination Proposal—The Business Combination Agreement.”

The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of MOBV and Merger Sub shall vest in and become the assets and liabilities of MOBV as the surviving company, and MOBV shall thereafter exist as a wholly owned subsidiary of SVH, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of SVH will be the board of directors and executive officers of MOBV, and (iv) each issued and outstanding MOBV Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain SVH Shares.

Additionally, at the Closing certain shareholders of SVM will enter into exchange agreement with SVH, pursuant to which, among other things, such shareholders of SVM will have a right to transfer one or more of the shares owned by them in SVM to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the exchange agreements.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

Treatment of Securities

Stock Split. At the Merger Effective Time (as defined in the Business Combination Agreement), immediately prior to the Unit Separation (as defined below), SVH shall effect a share sub-division of all of the SVH Shares (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Business Combination Agreement) of SVH or such other corporate action which shall result in the same number of shares in issue as would have been the case if a stock split had been undertaken (the “Stock Split”), such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Earn Out Shares (as defined below) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by SVH, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below). For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

Units. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each MOBV Unit, consisting of one (1) MOBV Public Share, and one (1) MOBV Public Warrant, issued and outstanding immediately prior to the Effective Time shall be automatically detached (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) MOBV Public Share and one (1) MOBV Public Warrant.

Placement Units. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each Placement Unit, consisting of one (1) MOBV Public Share, and one (1) Private Warrant, issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) MOBV Public Share and one (1) Private Warrant.

Founder Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each founder share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one SVH Share (the “Per Share Consideration”), following which all founder shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

MOBV Public Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of securities of MOBV, SVH or Merger Sub, each issued and outstanding MOBV Public Share issued and outstanding immediately prior to the Merger Effective Time shall be exchanged automatically for Per Share Consideration, as well as each such holder’s pro rata share of an additional 2,500,000 ordinary SVH Shares, relative to the number of applicable MOBV Public Shares outstanding immediately prior to the Effective Time, following which all MOBV Public Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

MOBV Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of securities of MOBV, SVH or Merger Sub, all rights with respect to MOBV Public Shares underlying the MOBV Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Merger Effective Time: (i) each MOBV Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each MOBV Warrant assumed by SVH shall be equal to the number of MOBV Shares that were subject to such MOBV Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each MOBV Warrant assumed by SVH shall be US$11.50; and (iv) any restriction on the exercise of any MOBV Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such MOBV Warrant shall otherwise remain unchanged.

Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each MOBV Public Share held in the treasury of MOBV or for which a public shareholder of MOBV has demanded that MOBV redeem such MOBV Public Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Business Combination Agreement, certain shareholders of SVH (the “Pre-Closing Company Shareholders”) are entitled to receive their Pro Rata Portion of up to 25,000,000 SVH Shares (the “Earn Out Shares”), as follows:

(i)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 1,450,000 Earn Out Shares (the “2024 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days (as defined in the Business Combination Agreement) following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2024 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2024 of $39,000,000 or more;

(ii)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 4,125,000 Earn Out Shares (the “2025 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2025 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2025 of $117,000,000 or more; and

(iii)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 19,425,000 Earn Out Shares (the “2026 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days (such date, the “2026 Earn Out Release Date”) following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2026 of $553,000,000 or more;

(iv)	If either or both of the 2024 Earn Out and the 2025 Earn Out are not earned, each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of the amount of the 2024 Earn Out and the 2025 Earn Out not so earned to be released from the Earn Out Escrow Account on the 2026 Earn Out Release Date if the aggregate total Vehicle Sales Revenue for the fiscal years ended March 31, 2024, 2025 and 2026 is $709,000,000 or more; and

(v)	In the event that any of the Vehicle Sales Revenue triggers set forth above are not met on the applicable Earnout Release Date, but Vehicle Sales Revenue is at least 50% of the stated trigger, then the Company Board shall have discretion to waive the applicable Vehicle Sales Revenue trigger and release all or any portion of the applicable Earn Out Shares available to be released as of such Earnout Release Date.

Closing

The Closing will take place virtually on (i) the third (3rd) Business Day after all the conditions to Closing set forth in Article VI of the Business Combination Agreement have been satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date, time or place as MOBV and SVH may agree in writing.

For more information on the Merger and the Business Combination Proposal, see the sections titled “The Business Combination Proposal—General Description of the Transactions—The Merger.”

Conditions to Closing

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned under certain customary and limited circumstances at any time prior to Closing: (i) by written consent of MOBV and SVH, (ii) by MOBV, if any of the representations or warranties set forth in Article III of the Business Combination Agreement is not true and correct or if either SVH or Merger Sub has failed to perform any covenant or agreement on their part set forth in the Business Combination Agreement, (iii) by SVH, if any of the representations and warranties set forth in Article IV are not true and correct or if MOBV has failed to perform any covenant or agreement on its part set forth in the Business Combination Agreement; (iv) by either MOBV or SVH, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to December 31, 2023; (v) by either MOBV or SVH, if any governmental entity having competent jurisdiction shall have issued an order, promulgated a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and non-appealable or such law remains in effect; (vi) by either MOBV or SVH if at the MOBV Special Meeting the Business Combination Proposal is not obtained/approved; (vii) by either MOBV or SHV if the SHV shareholder approval is not obtained; and (viii) by SVH if, prior to obtaining the MOBV shareholder approval, the MOBV Board (a) makes a change in recommendation or (b) fails to include the Board recommendation in the proxy statement/prospectus distributed to MOBV shareholders. See the section titled “The Business Combination Proposal—The Business Combination Agreement—Termination.”

The SVH Board Structure

During the initial post-Closing period, the board of directors of SVH shall be composed of up to seven members, four of whom shall be considered independent under Nasdaq requirements, as follows: (i) up to six directors will be designated prior to or promptly following the Closing by SVH, acting in its sole discretion, and (ii) one director will be designated prior to Closing by the Sponsor, acting in its sole discretion. See “Management of SVH Following the Business Combination.”

Organizational Structure

See the section titled “The Business Combination Proposal—Organizational Structure” for an illustration of the ownership structure of SVH and MOBV immediately prior to the consummation of the Business Combination and the ownership structure of SVH immediately following the consummation of the Business Combination.

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Related Agreements

Registration Rights Agreement

In connection with the Transactions, SVH, certain shareholders of SVH, and the Sponsor have entered into the Registration Rights Agreement, which will become effective upon the Closing. Pursuant to the Registration Rights Agreement, the SVH shareholders will be entitled to certain registration rights in respect of the resale, pursuant to Rule 415 under the Securities Act, of SVH’s securities. See the section entitled “Certain Relationships and Related Person Transactions—SVH related party transactions—Registration Rights Agreement” for further detail.

Marshall & Stevens Fairness Opinion

MOBV has received a fairness opinion issued by Marshall & Stevens that, as of the date of such opinion, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the consideration to be paid by MOBV to SVH Shareholders in the business combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to MOBV. See the section titled “The Business Combination Proposal—Summary of Marshall & Stevens Fairness Opinion” for further detail.

Description of SVH Securities and Rights of Shareholders

MOBV Shareholders will become SVH Shareholders as a result of the Merger. Please see the sections titled “Description of SVH Securities” and “Comparison of Shareholders’ Rights” for further detail.

MOBV Board of Directors’ Reasons for the Approval of the Business Combination

MOBV was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. The MOBV Board sought to do this by utilizing its networks and industry experience to identify, acquire and operate one or more businesses. In considering the Business Combination, the MOBV Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the Transactions contemplated thereby, including but not limited to, the following material factors:

●	SVM’s potential for a large and fast-growing market;

●	SVM’s market is transitioning into E2W vehicles which presents potential for significant growth;

●	SVM’s market position and committed growth;

●	SVM’s efficient business model and pioneering mobility solutions;

●	SVM’s experienced management team;

●	The attractive valuation and financial analysis of the Business Combination;

●	The Business Combination being the best available opportunity;

●	The results of the due diligence review;

●	The terms of the Business Combination Agreement; and

●	The role of SVH’s independent directors.

The MOBV Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

●	The potential inability to complete the Business Combination;

●	The potential risks associated with SVM’s business;

●	The limitations of the due diligence review;

●	The possibility of litigation challenging the Business Combination;

●	The fees and expenses associated with completing the Business Combination; and

●	The potential for diversion of MOBV’s management and employees during the process.

For more information about the MOBV’s Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination—The MOBV Board’s Reasons for Approval of the Business Combination.”

The Adjournment Proposal

The Adjournment Proposal allows the MOBV Board to submit a proposal to adjourn the MOBV Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize MOBV to consummate the Business Combination and each other matter to be considered at the MOBV Special Meeting or if holders of the MOBV Shares have elected to redeem an amount of MOBV Shares such that the minimum net tangible assets condition would not be satisfied. See the section titled “The Adjournment Proposal” for further detail.

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The MOBV Special Meeting

Date, Time and Place

The MOBV Special Meeting will be held on        , 2023, at 10 a.m., Eastern Time, at https://www.cstproxy.com/mobivac/sm2023 and at the offices of Winston & Strawn LLP, located at 800 Capitol St., Suite 2400, Houston, TX, 77002. MOBV’s principal executive office is located at 850 Library Avenue, Suite 204, Newark, DE 19711, and its telephone number is (302) 738-6680. Stockholders may attend, vote and examine the list of the MOBV’s stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/mobivac/sm2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the special meeting is to consider and vote on the Business Combination Proposal and the Adjournment Proposal.

After careful consideration, MOBV has determined that the MOBV Special Meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate stockholder attendance and participating while safeguarding the health and safety of MOBV’s stockholders, directors and management team. MOBV will announce any updates to this plan on its proxy website https://www.cstproxy.com/mobivac/sm2023, and encourages you to check this website prior to the meeting if you plan to attend.

Change in Vote; Revocability of Proxies

MOBV stockholders may change their vote by sending a later-dated, signed proxy card to MOBV’s secretary at the address listed above so that it is received by MOBV’s secretary prior to the MOBV Special Meeting or they may attend the MOBV Special Meeting in person and vote. MOBV stockholders also may revoke their proxy by sending a notice of revocation to MOBV’s secretary, which must be received by MOBV’s secretary prior to the MOBV Special Meeting.

Dissenters’ Rights of Appraisal

No holders of MOBV Shares have appraisal rights under the DGCL in connection with the Merger or Business Combination.

Persons Making the Solicitation

MOBV is soliciting your proxy for the MOBV Special Meeting. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. MOBV has engaged Alliance Advisors LLC to assist in the solicitation of proxies.

Voting Securities and Principal Holders Thereof

MOBV’s authorized and issued share capital currently consists of MOBV Shares. The beneficial ownership of MOBV’s voting shares prior to the consummation of the Business Combination is based on 8,817,987 MOBV Shares issued and outstanding in the aggregate. Each MOBV Share is entitled to one vote. The Record Date is August 17, 2023. See the section entitled “Beneficial Ownership of Securities” for information regarding security ownership of certain beneficial owners and management of MOBV.

Proposals

At the MOBV Special Meeting, the MOBV Stockholders will be asked to consider and vote on:

●	The Business Combination Proposal—to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the terms thereto (See the section titled “The Business Combination Proposal”); and

●	Adjournment Proposal—to adjourn the MOBV Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the MOBV Special Meeting, there are not sufficient votes to authorize MOBV to consummate the Business Combination and each other matter to be considered at the MOBV Special Meeting (See the section titled “The Adjournment Proposal”).

Record Date; Who is Entitled to Vote

MOBV Stockholders will be entitled to vote or direct votes to be cast at the MOBV Special Meeting if they owned MOBV Shares at the close of business on August 17, 2023, which is the “Record Date” for the MOBV Special Meeting. Stockholders will have one vote for each MOBV Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. MOBV Warrants do not have voting rights. As of the close of business on the record date, there were 8,817,987 MOBV Shares issued and outstanding.

Quorum and Required Vote for Proposals at the MOBV Special Meeting

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on those respective proposals at the MOBV Special Meeting. An abstention with respect to any of the foregoing proposals will count as a vote against the proposal.

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MOBV believes all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the MOBV Special Meeting. Broker non-votes will count as a vote against the Business Combination Proposal and the Adjournment Proposal.

A quorum of MOBV Stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the MOBV Special Meeting of the holders of shares of outstanding capital stock of MOBV representing a majority of the voting power of all outstanding shares of capital stock of MOBV entitled to vote at the MOBV Special Meeting shall constitute a quorum for the transaction of business at the MOBV Special Meeting.

As of the record date for the MOBV Special Meeting, 4,408,994 MOBV Shares would be required to achieve a quorum. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters and will count as a vote against the matter.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, MOBV will not consummate the Business Combination.

Recommendation to MOBV Stockholders

The MOBV Board believes that the Business Combination Proposal and the other proposals to be presented at the MOBV Special Meeting are in the best interest of MOBV Stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the MOBV Special Meeting.

Directors and Officers of SVH

Please refer to the table and related discussion under “Management of SVH Following the Business Combination” which sets forth certain information concerning the persons who are expected to serve as directors and executive officers of SVH following the Closing.

None of SVH’s officers or directors has received any cash compensation for services rendered to SVH. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to SVH’s officers and directors, or any of their respective affiliates, for services rendered to SVH prior to or in connection with the completion of the Business Combination. Please see “Management of SVH Following the Business Combination—Officer and Director Compensation” for more information.

Please see “Beneficial Ownership of Securities” below for information regarding the ownership of equity of SVH by its directors and officers after consummation of the Business Combination.

SVH anticipates that it will establish an equity incentive plan prior to effectiveness of this registration statement as provided in the Business Combination Agreement. Please see “Management of SVH Following the Business Combination—Equity Incentive Plans” for more information.

Interests of MOBV’s Directors and Officers in the Business Combination

In considering the recommendation of the MOBV Board to vote in favor of approval of the Business Combination Proposal, and the Adjournment Proposal, you should keep in mind MOBV’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things, the following:

●	MOBV’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MOBV’s behalf, such as identifying and investigating possible business targets and business combinations. As of August 17, 2023, the Record Date, MOBV’s officers, directors and their affiliates had incurred approximately $9,807 of unpaid reimbursable expenses.

●	MOBV’s Sponsor may convert any working capital loans that it may make to MOBV into up to an additional 150,000 Private Units at the price of $10.00 per Private Unit.

●	MOBV’s Sponsor, officers and directors have agreed not to redeem any MOBV Shares held by them in connection with a stockholder vote to approve the business combination.

●

At the Extension Meeting on July 7, 2023 , MOBV’s stockholders approved the Extension Proposal, giving MOBV the right to extend the Combination Period from July 8, 2023 to July 15, 2023 and to allow MOBV’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up to six (6) times for an additional one (1) month each time by depositing into the Trust Account $100,000 for each one-month extension, up to February 8, 2024. As a result of the Extension Meeting, MOBV’s stockholders forfeited their right to receive up to an aggregate of up to $1,398,999 under certain agreements entered into in connection with MOBV’s IPO, if MOBV seeks to extend the Combination Period for three or six months, respectively, but does not consummate a business combination.

●

As a result of the July 7 Amendments, the Sponsor is no longer be required to deposit into the Trust Account $333,166.50 prior to each one-month extension (up to $1,998,999 in the aggregate) and these amounts will not be repaid if a business combination is not consummated to the extent funds are not available outside of the Trust Account.

●

As a result of the July 7 Amendments, MOBV may extend the Combination Period up to February 8, 2024, by depositing into the Trust Account for the benefit of the public stockholders $100,000 for each one (1) month extension (or an aggregate of $600,000 if the Combination Period is extended six times). The additional redemption amount added to the Trust Account was reduced from what was included in MOBV’s initial public offering prospectus, which was $0.0333 per share for each one-month extension to approximately $0.0176 per share for each one-month extension.

●

As a result of the July 7 Amendments, the Sponsor is expected to contribute to MOBV up to $600,000 (if the full 6-month extension is sought) in an interest-free loan for the full extension of the Combination Period on an as-needed basis. If the Extension Proposals were not adopted, the Sponsor would be expected to deposit into the Trust Account an aggregate of $1,998,999 (if the full 6-month extension is sought) in an interest-free loan. Since both loans will become payable only after Closing of the Business Combination, the Sponsor will lose repayment of the $600,000 loan if the Business Combination is not completed after the full 6-month extension. As of the date of this proxy statement/prospectus. No funds from the Trust Account would be used to repay such loans in the event of MOBV’s liquidation.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $25,000 for the founder shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $26,663,325, based on the closing price of the MOBV Shares of $10.66 per share on August 17, 2023, the Record Date, resulting in a theoretical gain of $26,638,325.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $5,433,000 for the Placement Units in connection with the Private Placement, which if unrestricted, separated into their component parts and freely tradable would be valued at an aggregate total of approximately $ 5,804,345.55, based on the closing price of the MOBV Shares of $ 10.66 per share and the closing price of the MOBV Warrants of $ 0.0235 per warrant on August 17, 2023, the Record Date, resulting in a theoretical aggregate gain of $ 371,345.55.

●	Certain of MOBV’s officers and directors collectively own, directly or indirectly, a material interest in the Sponsor.

●	The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

●	The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MOBV stockholders experience a negative rate of return in the post-business combination company.

●	The Business Combination Agreement provides for the indemnification of MOBV’s current directors and officers and the continuation of directors and officers liability insurance covering MOBV’s current directors and officers for a period of six (6) years from the Closing Date.

●	MOBV’s officers and directors (or their affiliates) may make loans from time to time to MOBV to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to MOBV outside of the Trust Account.

●	MOBV’s Sponsor, officers and directors will lose their entire investment in MOBV if an initial business combination is not completed.

Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to the Sponsor or MOBV’s officers or directors for any out-of-pocket expenses incurred in connection with activities on MOBV’s behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor has incurred approximately $3,215 of expenses on MOBV’s behalf, of which approximately $2,955 has been repaid by MOBV to the Sponsor. The balance may be repaid by MOBV at the Closing.

At any time prior to the MOBV Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MOBV or its securities, MOBV’s officers and directors, MOBV or MOBV’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire MOBV Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the MOBV Special Meeting to approve the Business Combination Proposal vote in its favor and that MOBV has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial stockholders of MOBV for nominal value.

Entering into any such arrangements may have a depressive effect on MOBV Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the MOBV Special Meeting.

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If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the MOBV Special Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that MOBV will have in excess of the required amount of cash available to consummate the Business Combination as described above. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into.

Indemnification of Directors and Officers of SVH

In connection with the completion of the Business Combination, SVH expects to enter into indemnity agreements with each of its directors and officers that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them including, among other things, those that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company. SVH expects that these indemnity agreements will provide the directors and officers with contractual rights to indemnification and expense advancement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SVH pursuant to the foregoing provisions, SVH has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Redemption Rights

Pursuant to the certificate of incorporation of MOBV, as amended, a holder of MOBV Shares purchased in the IPO may demand that MOBV redeem such shares for cash if the Business Combination is consummated. Holders of MOBV Shares will be entitled to receive cash for their shares and demand that MOBV redeem their shares no later than              Eastern Time on      , 2023 (two business days prior to the vote at the MOBV Special Meeting) by (i) submitting their request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (ii) delivering their shares to the MOBV Transfer Agent physically or electronically using The DTC’s DWAC System. If the Business Combination is not approved or completed for any reason, then MOBV’s public stockholders who elected to exercise their redemption rights will not be entitled to convert their shares into a full pro rata portion of the Trust Account, as applicable. In such case, MOBV will promptly return any shares delivered by holder of MOBV Shares for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of MOBV. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of MOBV Shares properly demands redemption, MOBV will redeem each MOBV Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination in accordance with the certificate of incorporation of MOBV. As of the Record Date, this would amount to approximately $10.66 per share. If a holder of MOBV Shares exercises its redemption rights, then it will be exchanging its MOBV Shares for cash and will no longer own the shares. See the section titled “The MOBV Special Meeting—Redemption Rights” for a detailed description of the procedures to be followed if MOBV Stockholders wish to redeem their shares for cash. For more information on the potential impact of redemption on the per share value of the shares owned by non-redeeming MOBV Stockholders, please see the tables included on page 30 of this registration/proxy statement.

The Business Combination will not be consummated if MOBV has net tangible assets of less than $5,000,001 after taking into account holders of MOBV Shares that have properly demanded redemption of their shares upon the consummation of the Business Combination.

Holders of MOBV Warrants will not have redemption rights with respect to such securities.

Exercise of your redemption rights with respect to MOBV Shares will not result in either the exercise or loss of any of the MOBV Warrants that you may hold. Your warrants will continue to be outstanding following a redemption of your MOBV Shares and will become exercisable in connection with the completion of the Business Combination, or absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms. Assuming the Maximum Redemption Scenario and based on a closing market price of $0.0235 per Public Warrant on August 17, 2023, the aggregate value of the Public Warrants that may be retained by redeeming holders of MOBV Shares, after redeeming their shares, would be approximately $235,117.50. As a result of redemptions, the trading market for the Company following the consummation the Business Combination may be less liquid than the market for MOBV securities prior to the consummation of the Business Combination and the Company may not be able to meet the listing standards for Nasdaq or another national securities exchange.

The Sponsor has agreed to waive its redemption rights with respect to its founder shares and Public Shares in connection with the completion of the Company’s initial Business Combination for no consideration, and EF Hutton has agreed to waive its redemption rights (or right to participate in any tender offer) with respect to the Representative Shares in connection with the completion of an initial Business Combination for no consideration.

Certain Information Relating to MOBV and SVH

SVH Listing

SVH has applied for listing, to be effective at the time of the Closing of the Business Combination, of the SVH Shares on an Approved Stock Exchange, and obtain clearance by DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Foreign Private Issuer

As a “foreign private issuer,” SVH will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that SVH must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. SVH will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” SVH’s officers and directors and holders of more than 10% of the issued and outstanding SVH Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

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Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions outlined within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as an asset purchase, and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. MOBV will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of SVH issuing shares for the net assets of MOBV at fair value.

Material Tax Considerations

Holders of MOBV Securities should read carefully the information included under the section entitled “Material Tax Considerations” for a detailed discussion of material Cayman Islands and Indian tax considerations of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights, and the material Cayman Islands and Indian tax considerations of the ownership and disposition of SVH Shares and/or SVH Warrants after the Business Combination. Holders of SVH Shares are urged to consult their own tax advisors to determine the Cayman Islands and Indian tax considerations to them of the Business Combination, and prospective holders of SVH Shares and/or SVH Warrants are urged to consult their own tax advisors to determine the Cayman Islands and Indian tax considerations of any acquisition, holding, redemption and disposal of SVH Shares and/or SVH Warrants.

As described in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations,” significant uncertainty exists as to the tax-free treatment of the Merger to U.S. Holders of MOBV Public Shares and/or MOBV Public Warrants for U.S. federal income tax purposes. Holders of MOBV Public Shares and/or MOBV Public Warrants should read carefully the information included under the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” for a detailed discussion of material U.S. federal tax considerations of the Merger, including the receipt of cash pursuant to the exercise of redemption rights, and the material U.S. federal income tax considerations of the ownership and disposition of SVH Shares and/or SVH Warrants after the Merger. Holders of SVH Shares are urged to consult their own tax advisors to determine the tax considerations to them (including the application and effect of any U.S. state, local or non-U.S. income and other tax laws) of the Business Combination, and prospective holders of SVH Shares and/or SVH Warrants are urged to consult their own tax advisors to determine the tax considerations (including the application and effect of any U.S. state, local or non-U.S. income and other tax laws) of any acquisition, holding, redemption and disposal of SVH Shares or any acquisition, holding, exercise or disposal of SVH Warrants.

Voting Power, Implied Ownership and Implied Share Values of SVH

Upon Consummation of the Business Combination

We present in the tables below the various pro forma voting power and implied ownership of SVH following the consummation of the Business Combination, based on, among other things, public stockholder redemptions in connection with the Business Combination.

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The following table presents the pro forma Voting Power and Implied Ownership of SVH immediately following the consummation of the Business Combination, exclusive of (i) 25,000,000 Earn Out Shares, (ii) 543,300 SVH Shares which underly the Private Warrants, (iii) 951,327 shares of SVH which will be reserved for issuance pursuant to the Exchange Agreements (defined below), (iv) 250,000 SVH Shares which are issuable upon exercise of warrants which will be issued to ACP Capital Markets, LLC (“ACP”) in consideration for its advisory services in connection with the Business Combination (the “Advisory Warrants”), and (v) the 10,005,000 shares of SVH that underly the SVH Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Minimum Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		Maximum Redemption Scenario(4)
	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)
Public Stockholders(5)	8,173,387	31	6,953,940	28	5,734,494	24	3,295,600	15
Sponsor and other stockholders(6)	3,244,242	12	3,244,242	13	3,244,242	13	3,244,242	15
SVH Shareholders	14,946,286	57	14,946,286	59	14,946,286	63	14,946,286	70
Total	26,363,915	100	25,144,469	100	23,925,022	100	21,486,128	100

(1)	The Minimum Redemption Scenario assumes no additional redemptions by public shareholders in connection with the Business Combination.

(2)	The 25% Redemption Scenario assumes that public stockholders elect to redeem 22% of MOBV Shares (i.e., 1,219,447 shares) in connection with the Business Combination, representing 25% of the MOBV Shares redeemed in the of Maximum Redemption Scenario.

(3)	The 50% Redemption Scenario assumes that public stockholders elect to redeem 43% of MOBV Shares (i.e., 2,438,894 shares) in connection with the Business Combination, representing 50% of the MOBV Shares redeemed in the of Maximum Redemption Scenario.

(4)	The Maximum Contractual Redemption Scenario assumes that public stockholders elect to redeem 86% of MOBV Shares (i.e., 4,877,787 shares) in connection with the Business Combination.

(5)	These scenarios assume that MOBV Public Shares (except for Excluded Shares) convert on a one-to-one basis into SVH Securities plus each holder’s pro rata share of the 2,500,000 bonus pool incentive for non-redemption in connection with the Business Combination.

(6)	Includes 2,501,250 SVH shares issuable upon conversion of the founder shares, 543,300 SVH shares issuable upon conversion of the Private Shares, 100,050 SVH shares issuable upon conversion of the MOBV Shares which were issued to EF Hutton, a division of Benchmark Investments, LLC in connection with its role as representative of the underwriters in connection with MOBV’s IPO (the “Representative Shares”), and 99,642 SVH Shares which will be issued to its financial advisors in consideration for its advisory services in connection with the Business Combination (the “Advisory Shares”).

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The following table presents pro forma voting power and implied ownership of SVH inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the voting power and implied ownership of SVH immediately following the consummation of the Business Combination is as follows:

	Minimum Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		Maximum Redemption Scenario(4)
	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)
Public Stockholders(5)	18,178,387	29	16,958,940	27	15,739,494	26	13,300,600	23
Sponsor and other stockholders (6)	4,037,542	6	4,037,542	7	4,037,542	7	4,037,542	7
SVH Shareholders(7)	40,897,613	65	40,897,613	66	40,897,613	67	40,897,613	70
Total	63,113,542	100	61,894,096	100	60,674,649	100	58,235,755	100

(1)	The Minimum Redemption Scenario assumes no additional redemptions by public shareholders in connection with the Business Combination.

(2)	The 25% Redemption Scenario assumes that public stockholders elect to redeem 22% of MOBV Shares (i.e., 1,219,447 shares) in connection with the Business Combination, representing 25% of the MOBV Shares redeemed in the of Maximum Redemption Scenario.

(3)	The 50% Redemption Scenario assumes that public stockholders elect to redeem 43% of MOBV Shares (i.e., 2,438,894 shares) in connection with the Business Combination, representing 50% of the MOBV Shares redeemed in the of Maximum Redemption Scenario.

(4)	The Maximum Redemption Scenario assumes that public stockholders elect to redeem 86% of MOBV Shares (i.e., 4,877,787 shares) in connection with the Business Combination.

(5)	These scenarios assume that MOBV Public Shares (except for Excluded Shares) convert on a one-to-one basis into SVH Securities plus each holder’s pro rata share of the 2,500,000 bonus pool incentive for non-redemption in connection with the Business Combination. Includes 10,005,000 shares issuable upon exercise of the MOBV Public Warrants.

(6)	Includes 2,501,250 SVH shares issuable upon conversion of the founder shares, 543,300 SVH shares issuable upon conversion of the Private Shares, 543,300 SVH Shares issuable upon exercise of the Private Warrants, 250,000 SVH Shares which are issuable upon exercise of the Advisory Warrants, 100,050 Representative Shares, and 99,642 Advisory Shares.

(7)	Includes 14,946,286 SVH Shares which will be issued to shareholders of SVM, 25,000,000 Earn Out Shares, and 951,327 SVH Shares which will be reserved for issuance pursuant to the Exchange Agreements (defined below).

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming MOBV shareholders as well as the effective underwriting fees at the following redemption levels, exclusive of the Dilutive Interests:

	Redemption Level
	Maximum*	50%*	25%*	Minimum*
Implied value per public share – Pre-Closing	$2.56	$5.97	$6.78	$7.35
Implied Value per public share – Post Closing(1)	$1.29	$3.81	$4.62	$5.26
Impact of Underwriting Fees	$1.13	$3.70	$4.52	$5.17
Effective Underwriting Fee %	12%	3%	2%	2%

*	Represents a percentage of the MOBV Shares redeemed in the Maximum Scenario.

(1)	Including founder shares, private shares, Representative Shares and Advisory Shares.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming MOBV shareholders as well as the effective underwriting fees at the following redemption levels, inclusive of the Dilutive Interests:

	Redemption Level
	Maximum*	50%*	25%*	0%*
Implied value per public share – Pre-Closing	$2.56	$5.97	$6.78	$7.35
Implied Value per public share – Post Closing (1)	$0.49	$1.73	$2.25	$2.70
Impact of Underwriting Fees	$0.43	$1.68	$2.20	$2.66
Effective Underwriting Fee %	12%	3%	2%	2%

*	Represents a percentage of the MOBV Shares redeemed in the Maximum Scenario.

(1)	Including the Dilutive Interests, founder shares, private shares, Representative Shares and Advisory Shares.

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Risk Factor Summary

In evaluating the proposals to be presented at the MOBV Special Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of SVH following the Business Combination are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect MOBV’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of MOBV prior to the Business Combination and that of SVH subsequent to the Business Combination. Such risks include, but are not limited to:

●	The Sponsor, certain members of the MOBV Board and certain MOBV officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.
●	SVH’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.
●	SVH has incurred net losses every year since its inception and expects to incur increasing expenses and losses in the foreseeable future.
●	SVH’s forecasted operating and financial results rely in large part upon assumptions and analyses it has developed and SVH’s actual results of operations may be materially different from its forecasted results.
●	SVH’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among consumers, analysts, and others within its industry.
●	SVH has experienced, and may in the future experience, significant delays in the design, manufacture, launch and financing of its vehicles, which could harm its business and prospects.
●	If SVH fails to manage its growth effectively, it may not be able to develop, manufacture, distribute, market and sell its vehicles successfully.
●	SVH’s vehicles may not perform in line with customer expectations due to design and durability factors, and its ability to develop, market and sell or lease its products could be harmed as a result.
●	SVH is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm SVH’s reputation and brand, subject SVH to significant fines and liability, or otherwise adversely affect its business.
●	The loss of key personnel or an inability to attract, retain and motivate qualified personnel, particularly in full-scale commercial manufacturing operations, as well as presence of labor and union activities, may impair SVH’s ability to expand its business.
●	SVH may not be able to obtain, maintain, enforce and protect its intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If SVH is unsuccessful in any of the foregoing, its competitive position could be harmed and it could be required to incur significant expenses to enforce its rights.
●	SVH may not effectively prosecute actions against third-party infringement, which could result in misappropriation of the company’s intellectual property and could adversely affect the company’s financial condition and results of operations.
●	A change in SVH’s tax residency could have a negative effect on its future profitability, and may trigger taxes on dividends or exit charges.
●	SVH may encounter difficulties in obtaining lower rates of Indian withholding income tax for dividends distributed from India.
●	SVH shareholders may be subject to Indian taxes on income arising through the sale of their SVH Shares.
●	Changes in India’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.
●	Indian EV market is still in a nascent stage and faces infrastructure and other challenges.
●	SVH’s management team has limited experience managing a public company.
●	As a “foreign private issuer” under the rules and regulations of the SEC, SVH is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Recent Developments

Business Combination

On March 13, 2023, SVH entered into the Business Combination Agreement with Merger Sub and MOBV. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which Merger Sub will merge with and into MOBV, with MOBV surviving such merger as a wholly owned subsidiary of SVH.

The merger is anticipated to be accounted for as an asset purchase, in accordance with U.S. GAAP. Under this method of accounting, MOBV will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SVH issuing stock for the net assets of MOBV. The net assets of MOBV will be stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SVH.

The most significant change in SVH’s future reported financial position and results are expected to be an estimated increase in cash (as compared to SVH’s combined balance sheet on March 31, 2023) to between approximately US$3.4 million, assuming net tangible assets of US$5,000,001 under the Business Combination Agreement, and US$55.1 million, assuming minimum shareholder redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the merger, SVH will become the successor to an SEC-registered company, which will require SVH to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. SVH expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

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MOBV’S SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth summary historical financial information derived from MOBV’s audited financial statements included elsewhere in this proxy statement/prospectus for the six month period ended June 30, 2022, the three month period ended March 31, 2023 and for the period January 7, 2022 (inception) to December 31, 2022. You should read the following summary financial information in conjunction with the section entitled “MOBV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MOBV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of MOBV following the Business Combination.

As of June 30, 2023, MOBV had neither engaged in any operations nor generated any revenues. All activities for the period from inception through June 30, 2023, related to organizational activities, execution of the Initial Public Offering, and identifying a target for a business combination. MOBV itself does not expect to generate any operating revenues in future.

The following tables present MOBV’s selected historical financial information derived from MOBV’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022, and for the period from January 7, 2022 (inception) through December 31, 2022, and MOBV’s unaudited financial statements as of June 30, 2023, and as of March 31, 2023, and for the six months period ended June 30, 2023, the three month period ended March 31, 2023 and for the period from January 7, 2022 (inception) through March 31, 2022.

	June 30, 2023	March 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$106,272,432	$104,410,362	$103,726,404
Total assets	$106,498,735	$105,113,430	$104,502,717
Total liabilities	$5,665,220	$4,706,638	$4,019,579
Class A common stock subject to possible redemption	$105,763,847	$104,135,566	$103,323,647
Total shareholders’ deficit	$(4,930,332)	$(3,728,774)	$(2,840,509)

	For the Six Months Ended June 30, 2023	For the Three Months Ended March 31, 2023	For the Period from January 7, 2022 (Inception) Through December 31, 2022	For the Period From January 7, 2022 (Inception) Through March 31, 2022
Income Statement Data:
Loss from operations	$(1,523,540)	$(938,315)	$(593,523)	$(1,274)
Net income (loss)	$350,377	$(76,346)	$375,586	$(1,274)
Weighted average shares outstanding, redeemable Class A common stock	10,648,350	10,648,350	4,312,879	-
Basic and diluted net loss per share, redeemable Class A common stock	$0.03	$(0.01)	$0.06	$-
Weighted average shares outstanding, Class B common stock	2,501,250	2,501,250	2,130,953	-
Basic and diluted net loss per share, Class B common stock	$0.03	$(0.01)	$0.06	$(0.00)

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SVH’S SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present SVH’s selected consolidated financial and other data. The consolidated statements of profit or loss for the years ended March 31, 2023 and 2022, and consolidated statements of financial position as of March 31, 2023 and 2022, have been derived from SVH’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and reviewed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. SVH’s consolidated financial statements are prepared and presented in accordance with U.S. GAAP as issued by FASB. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of SVH following the Business Combination.

All translations of Indian Rupees into U.S. Dollars for data in the following selected historical financial information were made at the exchange rate of Rs. 82.2169 to $1.00 as of March 31, 2023, and Rs. 75.8071 to $1.00 as of March 31, 2022. SVH makes no representation that any Indian Rupee or U.S. Dollar amounts could have been, or could be, converted into U.S. Dollars or Indian Rupees, as the case may be, at any particular rate, the rates stated below, or at all.

(all amounts are in USD, except loss per share and share data)

Balance Sheet Data:	March 31, 2023 (Audited)	March 31, 2022 (Audited)
Cash and marketable securities	$35,793	$90,485
Total assets	$711,379	$1,074,669
Total liabilities	$1,217,937	$977,566
Common stock	$191,477	$191,408
Share Premium	$149,614	$124,682
Profit on Consolidation	$87,756	$87,756
Non Controlling Interest	$(14,979)	$5,696
Other Comprehensive income	$51,057	$4,771
Accumulated deficit	$(971,483)	$(317,210)

(all amounts are in USD, except loss per share and share data)

Income Statement Data:	For the year ended March 31, 2023 (Audited)	For the year ended March 31, 2022 (Audited)
Revenue	$112,409	$239,971
Cost of revenue	$(246,504)	$(201,717)
Gross profit	$(134,095)	$38,254
Loss from operations $	$(566,532)	$(359,122)
Net income (loss) $	$(674,948)	$(382,316)
Weighted average shares outstanding, common stock	19,145,415	15,155,318
Basic and diluted net loss per share $	$(0.04)	$(0.03)

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of SVH have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of MOBV have been prepared in accordance with U.S. GAAP in its functional and presentation currency of the United States dollar (“USD”).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of MOBV Class A common stock:

●	Scenario 1 – Assuming Minimum Redemptions: This presentation assumes that no additional public shareholders of MOBV exercise redemption rights with respect to their Public Shares upon consummation of the Transaction.

●	Scenario 2 — Assuming 50% of Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 2,438,894 shares of MOBV Class A common stock will exercise their redemption rights for $25.82 million upon consummation of the Transaction at a redemption price of approximately $10.44 per share. The scenario assumes 50% of the maximum redemption as defined below.

●	Scenario 3 – Assuming Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 4,877,787 shares of MOBV Class A common stock will exercise their redemption rights for $51.63 million upon consummation of the Transaction at a redemption price of approximately $10.44 per share. The maximum redemption amount reflects the maximum number of the MOBV’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of MOBV’s current Amended and Restated Certificate of Incorporation and Articles of Association that MOBV cannot redeem Public Shares if it would result in MOBV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of SVH on a pro forma basis assuming the Minimum Redemption Scenario and the Maximum Redemption Scenario:

	Minimum Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
SVH shareholders	14,946,286	14,946,286	14,946,286
MOBV public shareholders	8,173,387	5,734,494	3,295,600
MOBV Sponsor’s shareholders	2,501,250	2,501,250	2,501,250
MOBV Private Placement shareholders	543,300	543,300	543,300
MOBV representative shareholders	100,050	100,050	100,050
Other advisors	99,642	99,642	99,642
Total	26,363,915	23,925,022	21,486,128

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The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2023, gives effect to the Transaction as if it had occurred on March 31, 2023. The summary unaudited pro forma condensed combined statement of operations for the for the year ended March 31, 2023, gives effect to the Transaction as if it had occurred on April 1, 2022.

	Pro Forma Combined
	Minimum Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended March 31, 2023
Net loss	$(67,190,876)	(67,190,876)	$(67,190,876)
Net loss per share – basic and diluted	$(2.55)	(2.81)	$(3.13)
Weighted average shares outstanding – basic and diluted	26,363,915	23,925,022	21,486,128

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2023
Total assets	$56,446,796	30,631,684	$4,816,567
Total liabilities	$72,113,583	72,113,583	$72,113,583
Total equity	$(15,666,787)	(41,481,899)	$(67,297,016)

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial information, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of SVM and will also apply to the business and operations of SVH following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of SVH following the Business Combination. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by SVH, MOBV, and SVM, which may later prove to be incorrect or incomplete. SVH, MOBV, or SVM may face additional risks and uncertainties that are not presently known to such entity, or that such entity currently deems immaterial, which may also impair our or SVH’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to SVH’s Business and Operations Following the Business Combination

SVH’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

SVH has a limited operating history, and operates in a rapidly evolving market. As a result, there is limited information that investors can use in evaluating SVH’s business, strategy, operating plan, results, and prospects. Furthermore, SVH does not have experience assembling or selling a commercial product at scale. SVH’s business is capital-intensive and SVH expects to continue to incur substantial operating losses for the foreseeable future.

SVH has encountered and expects to continue to encounter risks and uncertainties frequently experienced by companies in rapidly changing markets, including risks relating to its ability to, among other things:

●	successfully scale commercial production and sales on the schedule and with the specifications SVH had planned;
●	hire, integrate and retain professional and technical talent, including key members of management;
●	continue to make significant investments in research, development, assembly, manufacturing, marketing, and sales;
●	successfully obtain, maintain, protect and enforce its intellectual property and defend against claims of intellectual property infringement, misappropriation or other violations;
●	build a well-recognized and respected brand;
●	establish and refine its commercial manufacturing capabilities and distribution infrastructure;
●	establish and maintain satisfactory arrangements with third-party suppliers;
●	establish and expand a customer base;
●	navigate an evolving and complex regulatory environment;
●	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments, and changes in competitive landscape; and
●	successfully design, build, manufacture, and market new models of electric vehicles to follow the Prana–Grand launch.

If SVH does not address these risks successfully, or if the assumptions it uses to plan and operate its business are incorrect or market conditions change, its results of operations could differ materially from its expectations and SVH’s business, financial condition and results of operations could be materially adversely affected.

SVH has incurred net losses every year since its inception and SVH expects to incur increasing expenses and losses in the foreseeable future.

SVH has incurred consolidated net losses every year since its inception, including a net loss attributable to common shareholders of approximately $0.674 million and $0.382 million for the years ended March 31, 2023 and 2022, respectively. As of March 31, 2023 and 2022, SVH’s consolidated accumulated deficit was approximately $0.971 million and $0.317 million, respectively. SVH expects to continue to incur substantial losses and to increase expenses in the foreseeable future.

If SVH’s product development or commercialization is delayed, SVH’s costs and expenses may be significantly higher than it currently expects. Because SVH will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, SVH expects to incur losses in future periods. SVH’s ability to generate product revenues will depend on its ability to scale commercial production of the Prana Grand, and start production of its products in volume, which it does not expect will occur until the second half of 2023. If SVH is delayed or unable to achieve production in scale or if production is less efficient than expected, SVH’s financial results may be materially adversely affected.

SVH may be unable to adequately control the costs associated with its operations.

SVH will require capital to develop and grow its business. SVH has incurred and expects to continue to incur expenses as its builds its brand and markets its vehicles; expenses relating to developing and assembling its vehicles, tooling and expanding its assembly facilities; research and development expenses; raw material procurement costs; and general and administrative expenses as it scales its operations and incurs the costs of being a public company. SVH expects to incur costs servicing and maintaining customers’ vehicles, including establishing its service operations and facilities. SVH does not have a record of forecasting and budgeting for any of these expenses, or monitoring actual versus forecast numbers, and these expenses could be higher than SVH currently anticipates. In addition, any delays in the production of Prana–Grand and the production of its other products, obtaining necessary equipment or supplies, expansion of SVH’s assembly facilities, or the procurement of permits and licenses relating to SVH’s assembly, products, sales and distribution could significantly increase SVH’s expenses. In such events, SVH could be required to seek additional financing earlier than it expects, and such financing may not be available on commercially reasonable terms, or at all.

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SVH’s ability to become profitable in the future will depend on its ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve its expected margins. If SVH is unable to cost-efficiently design, manufacture, market, sell, distribute and service its vehicles, its margins, profitability and prospects would be materially adversely affected.

SVH has sold only a limited number of vehicles and has received limited reservations for additional Prana-Grand units, all of which may be cancelled.

As of March 31, 2023, SVH had sold more than 160 vehicles. Since the launch of the Prana–Grand, SVH has received reservations for approximately 12,000 units, however, SVH has not taken deposits to secure reservations and its customers may cancel their reservations at any time and for any reason, until they place orders for their vehicle. Any delays in the current production line of the Prana-Grand could result in customer cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final sale and delivery of vehicles. Accordingly, the number of current reservations should not be considered a reliable indicator of demand for SVH’s vehicles, or for future vehicle sales. The cancellation of the reservations could materially negatively impact SVH’s results of operation and financial conditions.

SVH’s forecasted operating and financial results rely in large part upon assumptions and analyses it has developed and SVH’s actual results of operations may be materially different from its Projections.

The Projections (as defined herein) prepared in November 2022 and revised in February and March 2023 appearing in this proxy statement/prospectus reflect SVH’s targets for future performance required to earn the Earn Out Shares under the Business Combination Agreement and incorporate certain financial and operational assumptions based on information available at the time the forecasts were made. None of the Projections included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination. The Projections were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of MOBV and SVH.

Whether actual operating and financial results and business developments will be consistent with the expectations and assumptions reflected in the Projections depends on a number of factors, many of which are outside of SVH’s control. If SVH fails to meet its own financial or operating forecasts or those of securities analysts, the value of SVH’s shares could be significantly adversely affected.

The TWV market is highly competitive, and SVH may not be successful in competing in this industry.

The global TWV market is highly competitive, and SVH expects it will become even more so in the future as additional vendors enter the market within the next several years. E2W manufacturers with which SVH competes include existing manufacturers in India, as well as an increasing number of international entrants. SVH also competes with established premium TWV vendors, many of which have entered or have announced plans to enter the E2W market. Many of SVH’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing, and other resources than SVH does, and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition and branding, larger and more established sales forces, broader customer and industry relationships and other resources than SVH does. SVH’s competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market, and sell their products more effectively. SVH expects competition in its industry to significantly intensify in the future in light of increased demand for E2W vehicles, continuing globalization, favorable governmental policies and consolidation in the worldwide automotive industry. SVH’s ability to successfully compete in its industry will be fundamental to its future success. There can be no assurance that SVH will be able to compete successfully in the global TWV markets.

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The TWV industry has significant barriers to entry that SVH must overcome in order to manufacture and sell E2W at scale.

The TWV industry is characterized by significant barriers to entry, including large capital requirements, costs of designing, manufacturing, and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, safety and regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. Since SVH is focused on the design of E2W, it faces various challenges to entry that a traditional vehicle manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to an internal combustion engine, or ICE, lack of experience with servicing electric vehicles, regulations associated with the transport and storage of batteries, the need for charging infrastructure, and other challenges that may arise for a nascent product. While SVH has assembled and delivered more than 160 units of the Prana-Grand, it has not begun mass assembly or deployed a nation-wide sales and service network. If SVH is not able to overcome these barriers, its business, prospects, results of operations and financial condition will be negatively impacted, and its ability to grow its business will be harmed.

SVH will initially depend on revenue generated from a single model and, in the foreseeable future, will be significantly dependent on a limited number of models.

SVH will initially depend on revenue generated from a single vehicle model, the Prana-Grand, and in the foreseeable future, will be significantly dependent on a single or limited number of models. Although SVH has other vehicle models on its product roadmap, it currently does not expect to introduce another vehicle model for sale until 2024, at the earliest. SVH expects to rely on sales from the Prana-Grand, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. If production of the Prana-Grand is delayed or reduced, or if the Prana-Grand is not well-received by the market for any reason, SVH’s revenue and cash flow would be adversely affected, and it may need to seek additional financing earlier than it expects. Such financing may not be available to it on commercially reasonable terms, or at all.

SVH’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among consumers, analysts, and others within its industry.

Consumers may be less likely to purchase SVH’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will endure. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with SVH if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, SVH will be required to establish and maintain confidence among customers, suppliers, financing sources, and other parties with respect to its liquidity and long-term business prospects. Maintaining such confidence may be difficult as a result of many factors, including SVH’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition, and SVH’s production and sales performance compared with market expectations. Many of these factors are largely outside of SVH’s control, and any negative perceptions about SVH’s long-term business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the market. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including SVH, and further challenging customers’, suppliers’, and analysts’ confidence in SVH’s long-term prospects.

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SVH’s ability to generate meaningful product revenue will depend on consumers’ demand for electric vehicles.

SVH is focused on E2W and, accordingly, its ability to generate meaningful product revenue will depend on demand for E2W vehicles. If the market for E2W vehicles does not develop as SVH expects or develops more slowly than it expects, or if there is a decrease in consumer demand for E2W vehicles, SVH’s business, prospects, financial condition and results of operations will be negatively affected. The market for E2W vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, competition, evolving government policies and regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements, and changing consumer demands and behaviors. Any changes in the industry could negatively affect consumer demand for E2W vehicles in general and for SVH’s vehicles in particular.

Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect SVH’s business, prospects, financial condition and results of operations. Further, sales of vehicles tend to be cyclical in many markets, which may expose SVH to increased volatility, especially as it expands its operations and retail strategies.

Developments in E2Ws or alternative fuel technologies or improvements in the internal combustion engine may adversely affect the demand for SVH’s vehicles.

SVH may be unable to keep up with changes in E2W technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery technologies, hydrogen fuel cell technology, advanced gasoline, biofuels, natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect SVH’s business and prospects in ways it does not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies utilized in SVH’s E2W vehicles. Any failure by SVH to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced E2W vehicles, which could result in the loss of competitiveness of its vehicles, decreased revenue and a loss of market share to competitors. In addition, SVH expects to compete in part on the basis of its vehicles’ range, efficiency, charging speeds, and performance. Improvements in the technologies offered by competitors could reduce demand for SVH’s vehicles. As technologies change, SVH plans to upgrade or adapt its vehicles and introduce new models that reflect such technological developments, but its vehicles may become obsolete, and its research and development efforts may not be sufficient to adapt to changes in alternative fuel and E2W technologies. Additionally, as new companies and larger, existing vehicle manufacturers enter the E2W market, SVH may lose any technological advantage it may have and suffer a decline in its competitive position. Any failure by SVH to successfully anticipate or react to changes in technologies or the development of new technologies could materially harm its competitive position and growth prospects.

Extended periods of low gasoline or other fossil fuel prices could adversely affect demand for SVH’s vehicles, which would adversely affect its business, prospects, results of operations and financial condition.

A portion of the current and expected demand for electric vehicles results from government policies, regulations and economic incentives promoting fuel efficiency and alternative forms of energy, concerns about climate change resulting in part from the burning of fossil fuels and concerns about volatility in the cost of gasoline and other petroleum-based fuel, and the sourcing of oil from unstable or hostile countries. If the cost of gasoline and other petroleum-based fuel decreases and remains deflated for extended time periods, the outlook for the long-term supply of oil improves, the government eliminates or modifies its policies, regulations or economic incentives related to fuel efficiency and alternative forms of energy, or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including SVH’s vehicles, could be reduced, and SVH’s business and revenue may be negatively impacted.

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SVH may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the grants, loans and other incentives for which it may apply. As a result, SVH’s business and prospects may be adversely affected.

SVH anticipates that in the future there may be new opportunities for it to apply for grants, loans, and other incentives from governments in jurisdictions in which it will operate, designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. SVH’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of SVH’s applications to participate in such programs. The application process for these funds and other incentives will likely be competitive. SVH cannot assure you that it will be successful in obtaining any of these grants, loans and other incentives. If SVH is not successful in obtaining any of these additional incentives and it is unable to find alternative sources of funding to meet its planned capital needs, SVH’s business and prospects could be materially adversely affected.

SVH faces risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could adversely impact its business.

SVH anticipates having operations and subsidiaries in more countries and markets that will be subject to the legal, political, regulatory and social requirements and economic conditions in those jurisdictions. SVH also intends to expand its sales, maintenance and repair services and its assembly activities outside India. However, SVH has no experience assembling, selling or servicing its vehicles other than in India, and such expansion would require it to make significant capital and operating expenditures, including establishing facilities, hiring local employees, and setting up distribution and supply chain systems, in advance of generating any revenues. Other risks associated with international business activities include but are not limited to conforming SVH’s vehicles to various regulatory and safety requirements in jurisdictions outside India, difficulties in establishing international assembly operations, difficulties in attracting customers in new markets, foreign taxes, permit and labor requirements and regulations, trade restrictions and regulations, changes in diplomatic and trade relationships, and fluctuations in foreign currency exchange rates and interest rates. If SVH fails to successfully address these risks, its business, prospects, results of operations and financial condition could be materially harmed.

Uninsured losses could result in payment of substantial damages, which would decrease SVH’s cash reserves and could harm its cash flow and financial condition.

In the ordinary course of business, SVH may be subject to losses resulting from product liability, accidents, acts of God, and other claims against it, for which it may have no insurance coverage. While SVH currently carries liability insurance policies that it deems appropriate for its business, it may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, it may not maintain any at all. Additionally, the policies it has may include significant deductibles, and SVH cannot be certain that its insurance coverage, including the directors’ and officers’ insurance policies that SVH will purchase, will be sufficient to cover all or any future claims against it. A loss that is uninsured or exceeds policy limits may require SVH to pay substantial amounts, which could adversely affect its financial condition and results of operations. Further, insurance coverage may not continue to be available to SVH or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in SVH’s risk profile in the future.

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The ongoing Russian military action in Ukraine could adversely affect SVH’s business, financial condition and operating results.

Global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military incursion by Russia in Ukraine. On February 24, 2022, Russian military forces launched a military action in Ukraine, and since then sustained conflict and disruption in the region has occurred and is likely to continue. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict has led to and could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

While SVH does not currently have operations in Ukraine, Russia or Belarus, it is nevertheless actively monitoring the situation in Ukraine and assessing its impact on our business, including our business partners and customers. To date SVH has not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. SVH has no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market and/or supply disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the above factors could negatively affect SVH’s business, financial condition and operating results. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.

In addition, there may be an increased risk of cyberattacks by state actors due to the current conflict between Russia and Ukraine. Any increase in such attacks on us or our systems could adversely affect our network systems or other operations. Although we maintain cybersecurity policies and procedures to manage risk to our information systems and, continuously adapt our systems and processes to mitigate such threats, we may not be able to address these cybersecurity threats proactively or implement adequate preventative measures and there can be no assurance that we will promptly detect and address any such disruption or security breach, if at all. See “Risk Factors—Any unauthorized control, manipulation, interruption, or compromise of, or access to, SVH’s products or information technology systems could result in loss of confidence in SVH and its products, fines or other sanctions by regulators, harm SVH’s business and materially adversely affect its financial performance, results of operations or prospects.”

Climate changes and the occurrence of natural disasters may adversely affect our business, financial condition and results of operations.

Natural calamities such as earthquakes, excessive rains, monsoons, floods, droughts, tsunamis, and adverse and unusual weather patterns have occurred globally in the past few years. The extent and severity of these natural disasters determine their impact on the global economy, which may adversely affect SVH’s business operations and financial position. In particular, excessive rains and floods often result in electricity becoming unavailable across large areas and for extended periods of time, which could lead to unavailability of electricity at charging stations. Additionally, excessive rains and floods, can also cause significant health hazards as submerged vehicles can lead to debilitating electrical shocks and short circuits.

Risks Related to Manufacturing and Supply Chain

SVH has experienced, and may in the future experience, delays in the design, manufacture, launch and financing of its vehicles, and supply chain issues arising from its reliance on third-party suppliers for many key components, which could harm its business and prospects.

SVH is in the early-stage production of the Prana-Grand vehicles and in the development stage of the Prana-Elite vehicles. Production of the Alive scooter is not expected to begin until 2024 and may occur later or not at all. Any delay in the financing, design, manufacture and launch of SVH’s product lines could materially damage SVH’s business, prospects, financial condition and results of operations. Prior to mass production of its electric vehicles, SVH will also need the vehicles to be fully approved for sale in its intended markets. If SVH fails to scale up the production of Prana-Grand, its first product, its growth prospects could be adversely affected.

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Furthermore, SVH relies on third-party suppliers for many of the key components and materials used in its vehicles. To the extent SVH’s suppliers experience any delays in providing SVH with necessary components, SVH could experience delays in bringing its vehicles to market. Likewise, SVH may encounter delays with the design, construction and regulatory or other approvals necessary to expand its India assembly facilities, or other future assembly facilities. Any significant delay or other complication in the production ramp of the Prana-Grand or the development, manufacture, launch and production ramp of SVH’s future products and services, could materially damage SVH’s brand, business, prospects, financial condition and results of operations. The continued development of and the ability to start manufacturing SVH’s vehicles are and will be subject to risks, such as the ability to finalize product specifications; secure necessary funding; obtain required regulatory approvals and certifications; and secure necessary components, services, or licenses on acceptable terms and in a timely manner.

If our electric vehicle owners modify our electric vehicles, regardless of whether third-party aftermarket products are used, the electric vehicle may not operate properly, which may create negative publicity and could harm our business.

Vehicle enthusiasts may seek to alter SVH’s electric vehicles to modify their performance which could compromise vehicle safety and security systems. Also, customers may customize their electric vehicles with aftermarket parts that can compromise rider safety. SVH does not test, nor does it endorse, such changes or products. In addition, customers may attempt to modify SVH’s electric vehicles’ charging systems or use improper external cabling or unsafe charging outlets that can compromise the vehicle systems or expose our customers to injury from high-voltage electricity. Such unauthorized modifications could reduce the safety and security of SVH’s electric vehicles and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect SVH’s brand and thus harm its business, prospects, financial condition and operating results.

If SVH fails to manage its growth effectively, it may not be able to develop, manufacture, distribute, market and sell its vehicles successfully.

Any failure to manage SVH’s growth effectively could materially and adversely affect its business, prospects, results of operations and financial condition. SVH intends to expand its operations significantly, and intends to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians. Because its vehicles are based on a different technology platform than ICE vehicles, individuals with sufficient training in electric vehicles may not be readily available and as a result, SVH may need to expend significant resources training the employees it will hire. Competition for individuals with experience designing, manufacturing, and servicing electric vehicles is intense, and SVH may not be able to attract, integrate, train, motivate or retain additional qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could harm SVH’s business and prospects. In addition, SVH has no experience in high volume manufacturing of its vehicles. SVH cannot assure you that it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable it to meet the quality, price, engineering, design, and production standards, as well as the production volumes it anticipates, and SVH may not be able to achieve economies of scale required to successfully and profitably market its vehicles. Any failure to develop such manufacturing processes and capabilities within SVH’s projected costs and timelines could stunt its future growth and impair its ability to produce, market, service, and sell its vehicles successfully.

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Financial service providers may be unable to offer attractive leasing and financing options for SVH’s vehicles, which would adversely affect consumer demand.

While purchase financing for SVH’s vehicles is available in India, increasing the financing facilities to support SVH’s sales could take additional time or not occur. SVH is working on establishing a nation-wide network of providers to offer vehicle loan programs, however, SVH currently has agreements in place with a small number of financing sources. SVH can provide no assurance that third-party financing sources would be able or willing to provide purchase financing on terms acceptable to SVH’s customers, or at all. Furthermore, because SVH has sold a limited number of vehicles and no secondary market for its vehicles exists, the future resale value of SVH’s vehicles is difficult to predict, and the possibility that resale values could be lower than SVH expects, or that no resale market emerges, increases the difficulty of obtaining third-party financing on terms that appeal to potential customers. SVH believes that its ability to access additional markets will depend on the availability of attractive leasing and financing options, and if SVH is unable to make available to its customers attractive options to finance the purchase or lease of its vehicles, such failure could substantially reduce the addressable market and decrease demand for SVH’s vehicles.

SVH’s business and prospects depend significantly on the “Prana” brand.

SVH’s business and prospects will depend on its ability to develop, maintain and strengthen the “Prana” brand associated with premium products and technological excellence. Promoting and positioning its brand will likely depend significantly on SVH’s ability to provide a consistently premium customer experience, an area in which it has limited experience. To promote its brand across multiple geographies, SVH may be required to change its customer development and branding practices and develop local content, which could result in substantially higher expenses, including the need to use traditional media such as television, radio and print advertising. In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in SVH’s brand. SVH’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ vehicles or its competitors’ success. For example, certain of SVH’s competitors have been subject to significant scrutiny for incidents involving their battery fires, which could result in similar scrutiny of SVH.

In addition, from time to time, SVH’s vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compares SVH unfavorably to competitors could adversely affect consumer perception about its vehicles and reduce demand for its vehicles, which could have a material adverse effect on SVH’s business, results of operations, prospects and financial condition.

SVH’s products may not meet customer expectations due to design, performance, or durability factors, and its ability to develop, market and sell or lease its products could be harmed as a result.

SVH’s products may not perform in line with customers’ expectations. For example, the vehicles may not have the durability or longevity, and may not be as easy and convenient to maintain and repair as other vehicles on the market. Although SVH will attempt to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, if certain features of SVH’s products take longer than expected to become available, are legally restricted or become subject to additional regulation, SVH’s ability to develop, market and sell its products and services could be harmed.

SVH’s vehicles may contain product or design defects, which could have a material adverse impact on SVH’s business, financial condition, operating results and prospects.

SVH’s vehicles include certain features of its modular system, mode function, advanced sequential combined braking system, and energy management software. SVH plans to add features in the future to its new models, as well as by upgrading the software of its current models. SVH’s products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. Its current features or future enhancements may not perform in line with expectations. While SVH performs extensive internal testing of its vehicles’ software and hardware systems, and has successfully sold vehicles with those systems, given SVH’s limited operating history, it has a limited frame of reference by which to evaluate the long-term performance of its systems and vehicles. SVH may not be able to detect and fix any defects in the vehicles prior to their sale. Any product or design defects or any other failure of SVH’s vehicles to perform as expected could harm SVH’s reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to its brand and reputation, and significant warranty and other expenses. All of the foregoing could negatively affect SVH’s business, prospects, results of operations and financial condition.

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The battery efficiency and the range of the vehicles will decline over time, which may affect consumers’ purchasing choices and can negatively impact SVH’s business and financial conditions.

Even if its vehicles function as designed, all battery-powered vehicles lose efficiency, and hence range, over time. Other factors, such as usage, time and charging patterns, may also impact the battery’s ability to hold a charge, or could require SVH to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, which could further decrease SVH’s vehicles’ range. Current battery technology may limit SVH’s ability to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively impact SVH’s brand and reputation and lead to customer complaints or warranty claims, and its business, prospects, results of operations and financial condition could be materially harmed.

Adequate charging solutions for SVH’s vehicles may affect demand for its products.

Demand for SVH’s vehicles may depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Although SVH designed a standard 16Amp charger into the Prana product line, which allows ubiquitous charging, the charging infrastructure available to its customers may be insufficient to meet their needs or expectations. Some potential customers may choose not to purchase SVH’s E2W because of the lack of a more widespread charging infrastructure.

SVH has only limited experience servicing its vehicles and their integrated software. If SVH or its partners are unable to adequately service its vehicles, SVH’s business, prospects, financial condition, and results of operations may be materially adversely affected.

Because SVH does not plan to begin large-scale commercial production of the Prana-Grand until 2023, SVH has only limited experience servicing or repairing its vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. In addition, SVH plans to partner with certain third parties to perform some of the service on SVH’s vehicles, and there can be no assurance that SVH will be able to enter into acceptable arrangements with any such third-party providers. Further, although such servicing partners may have experience in servicing other electric vehicles, they will initially have no experience in servicing SVH’s vehicles. There can be no assurance that SVH’s service arrangements will adequately address the service requirements of its customers to their satisfaction, or that SVH and its servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of vehicles SVH delivers increases. This risk is enhanced by SVH’s limited operating history and its limited data regarding its vehicles’ real-world reliability and service requirements. In addition, if SVH is unable to roll out and establish a widespread service network that provides satisfactory customer service, its customer loyalty, brand and reputation could be adversely affected, which in turn could materially adversely affect its sales, results of operations, prospects and financial condition.

SVH’s customer support team may not grow quickly enough as the company expands, which could limit its growth, result in increased costs, and negatively affect SVH’s results of operations.

SVH’s customers will depend on SVH’s customer support team to resolve technical and operational issues relating to the software integrated into its vehicles, a large portion of which SVH has developed in-house. As SVH grows, its customer support team and service network may be required to address a growing number of issues, and SVH may be unable to accommodate short-term increases in customer demand for technical support. SVH also may be unable to modify the future scope and delivery of its technical support to compete with the technical support provided by its competitors. If SVH is unable to successfully address the service requirements of its customers, or if the market perceives that it does not maintain high-quality support, its brand and reputation could be adversely affected, and it may be subject to claims from its customers, which could result in loss of revenue or damages, and its business, results of operations, prospects and financial condition could be materially adversely affected.

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Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect SVH’s business, prospects, financial condition and results of operations.

Since the commencement of commercial production in 2021, SVH has been providing and will continue to provide its manufacturer’s warranty on all vehicles it sells. SVH has been maintaining and will need to continue maintaining reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades. Warranty reserves will include the SVH management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly, in light of SVH’s limited operating history and the limited field data available to it, and changes to such estimates based on real-world observations may cause material changes to SVH’s warranty reserves in the future. SVH may become subject to significant and unexpected expenses as well as claims from SVH’s customers, including loss of revenue or damages. There can be no assurances that the warranty reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on SVH that go beyond SVH’s manufacturer’s warranty, SVH may be exposed to higher warranty, parts replacement and repair expenses than it expects, and its reserves may be insufficient to cover such expenses. If SVH’s reserves are inadequate to cover future warranty claims and maintenance requirements, its business, prospects, financial condition, and results of operations could be materially adversely affected.

If SVH’s assembly facilities become inoperable, it will be unable to produce its vehicles within its current and anticipated time and cost structure and its business will be harmed.

SVH’s assembly plans contemplate that its facilities may need to be expanded or new production lines may need to be set up. SVH may not be able to expand its facilities or production lines in a timely and cost-effective manner, or within its budgeted expenditures, which could adversely impact SVH’s sales and profitability. Additionally, if incremental external financing would be required for expansion, such financing may not be obtained on favorable terms, or at all. These risks could be exacerbated because SVH may invest in production and assembly facilities to support its production processes, which differ substantially from ICE vehicle production processes for which expertise is more readily available. SVH will also need to hire and train a significant number of additional employees and integrate a yet-to-be-fully-developed supply chain to scaleup commercial production at its facilities, and SVH may fail to scale up commercial production on schedule. If any of SVH’s assembly facilities do not conform to its requirements, repair or remediation may be required, and SVH could be required to take production offline, delay implementation of its planned growth, construct alternate facilities, outsource manufacturing, or bear substantial additional costs including potentially costly litigation costs. SVH’s insurance policies or other recoveries may not be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on SVH’s business, prospects, results of operations and financial condition.

SVH must develop complex software and technology systems, including in coordination with vendors and suppliers, to produce its products, and there can be no assurance such systems will be successfully developed.

SVH’s vehicles use and will continue to use a substantial amount of third-party and in-house software and complex technological hardware to operate, some of which is subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and SVH will need to coordinate with its vendors and suppliers in order to integrate such technology into its products and ensure these technologies interoperate with other complex systems as designed and as expected. SVH may fail to detect defects and errors in the software and technologies, and its control over the performance of third-party services and systems may be limited. Any defects or errors in, or which adversely affect the safety, performance or cost of its products, could result in delayed production and delivery of SVH’s vehicles, damage to SVH’s brand or reputation, increased service and warranty costs and legal action by customers or third parties, including product liability claims, among other things, which could negatively impact the financial results of SVH.

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SVH’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

SVH may be impacted by natural disasters, wars, health epidemics or pandemics, or other events outside of its control. If major disasters such as earthquakes, wildfires, monsoons, floods, or other events occur, or the information system or communications network used by SVH malfunctions, its headquarters and assembly facilities may be seriously damaged, or SVH may have to stop or delay production and shipment of its products. In addition, SVH may in the future be adversely affected as a result of health epidemics or pandemics. Furthermore, SVH could be impacted by physical security incidents at its facilities, which could result in significant damage to such facilities that could require SVH to delay or discontinue production. SVH may incur significant expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, results of operations and financial condition.

If SVH updates or discontinues the use of its assembly equipment more quickly than expected, it may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in SVH’s depreciation or amortization could negatively affect its financial results.

SVH expects to invest significantly in tools, machinery, and other assembly equipment, and SVH will depreciate the cost of such equipment and amortize its investment in intangible assets over their expected useful lives. However, assembly technology and intangible assets evolve rapidly, and SVH may decide to update its assembly processes more quickly than expected. Moreover, as SVH initiates and accelerates the commercial production of its vehicles, SVH’s experience may cause it to discontinue the use of some equipment or discontinue the use of certain intangible assets. The useful life of any assets that would be retired sooner than expected would be shortened, causing the depreciation and amortization on such assets to be accelerated, and SVH’s results of operations could be negatively impacted.

SVH’s vehicles utilize lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame and could negatively affect SVH’s business.

The battery packs within SVH’s vehicles utilize lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. While SVH’s lithium ferro-phosphate (LFP) based packs do not emit flames, and SVH has introduced a new battery design which passively contains a single cell’s release of energy, failure of its vehicles’ battery packs may occur. Any such events or failures of SVH’s vehicles, battery packs or warning systems could subject SVH to lawsuits, product recalls, or redesign efforts. Also, negative public perceptions regarding the suitability of lithium-ion cells for mobility applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve SVH’s vehicles, could seriously harm SVH’s business and reputation. Once SVH scales up manufacturing its vehicles SVH will need to store a significant number of lithium-ion cells at its facilities. Any mishandling of battery cells, safety issues, or fire related to the cells could disrupt its operations and lead to adverse publicity and potentially a safety recall. In addition, any failure to comply with the relevant regulations could result in fines, loss of permits and licenses, or other regulatory consequences. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for SVH and its products. All of the foregoing could negatively affect SVH’s brand and harm SVH’s business, prospects, results of operations and financial condition.

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Risks Related to Cybersecurity and Data Privacy

Any unauthorized control, manipulation, interruption, or compromise of, or access to, SVH’s products or information technology systems could result in loss of confidence in SVH and its products, fines or other sanctions by regulators, harm SVH’s business and materially adversely affect its financial performance, results of operations or prospects.

SVH’s operations depends upon continued development, maintenance and improvement of its information technology and communication systems, such as systems for product data management, procurement, inventory management, production planning and execution, sales, service and logistics. If these systems or their functionality do not operate as SVH expects them to or conform to any new regulatory requirements, SVH may be required to expend significant resources to make corrections or find alternative sources for performing these functions. The technological complexity of SVH’s products and systems, and any updates to such, may increase the risk of a potential compromise or breach of the measures that SVH or its third-party service providers employ.

If SVH is unable to protect its systems (and the information stored in its systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for SVH’s business and prospects. This type of breach can lead to losses, fines, penalties, damages, loss of reputation, or liabilities under SVH’s contracts or applicable laws and regulations. There would be additional costs to respond to breach and other unauthorized disclosure including investigations and to remedy such incidents. In addition, SVH may be mandated by laws, regulations or contractual obligations to notify individuals, regulatory authorities and other third parties in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and SVH’s customers losing confidence in the effectiveness of SVH’s security measures. SVH may not have adequate insurance coverage to cover losses associated with such breach or incidents, if any. In addition, SVH cannot assure that its existing insurance coverage will continue to be available on acceptable terms or that its insurers will not deny coverage as to any future claim.

Any of the foregoing could materially adversely affect SVH’s business, prospects, results of operations and financial condition.

SVH is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm SVH’s reputation and brand, subject SVH to significant fines and liability, or otherwise adversely affect its business.

In the course of its operations, SVH collects, uses, stores, discloses, transfers, and otherwise processes personal information from its customers, employees, and third parties with whom SVH conducts business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, SVH will use its vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage, location and the drivers’ behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help SVH customize and improve the driving and riding experience. Accordingly, SVH is subject to or affected by a number of Indian and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse impact on SVH’s business, financial condition and results of operations.

Compliance with applicable privacy and data security laws, regulations and standards is a rigorous and time-intensive process, and SVH may be required to put in place additional mechanisms to comply with such, which could cause SVH to incur substantial costs or require SVH to change its business and data practices in a manner adverse to its business.

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The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. SVH may not be able to monitor and react to all developments in a timely manner.

Risks Related to SVH’s Employees and Human Resources

The loss of key personnel or an inability to attract, retain and motivate qualified personnel, particularly in full-scale commercial manufacturing operations, as well as presence of labor and union activities, may impair SVH’s ability to expand its business.

SVH’s success depends upon the continued service and performance of its senior management team and key technical personnel. SVH’s employees, including SVH’s senior management team, are at-will employees, and therefore may terminate employment with SVH at any time with no advance notice. Although SVH anticipates that its management and key personnel will remain in place following the Business Combination, it is possible that SVH could lose some key personnel. The replacement of any members of SVH’s senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of SVH’s business objectives.

SVH’s future success also depends, in part, on its ability to continue to attract, integrate and retain highly skilled personnel, particularly to engage in full-scale commercial manufacturing operations. This needs to be accomplished quickly in order for SVH to scale-up commercial production and sales. There are various risks and challenges associated with hiring, training, and managing a large workforce, and these risks and challenges may be exacerbated by the short period in which SVH intends to scale up its workforce, as well as increasing competition for skilled personnel, especially in India. Although the area surrounding SVH’s facilities is home to a trained workforce with experience in engineering and manufacturing, this workforce does not have significant experience with electric vehicle manufacturing, and many jobs will require training. Moreover, as SVH seeks to expand across India, such skilled workforce may not be easily available owing to the limited supply of skilled personnel, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for SVH. There can be no guarantee that SVH will be able to attract such individuals. If SVH is unsuccessful in hiring and training a workforce in a timely and cost-effective manner, its business, financial condition and results of operations could be adversely affected.

Additionally, it is common throughout the vehicle manufacturing industry generally, including in India, for many employees at vehicle manufacturing companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions mandate employee participation in industrial collective bargaining agreements and work councils with certain consultation rights with respect to the relevant companies’ operations. Although none of SVH’s employees are currently represented by a labor union, in the event SVH’s employees seek to join or form a labor union, SVH could be subject to risks as it engages in and attempts to finalize negotiations with any such union, including potential work slowdowns or stoppages, delays, and increased costs. Furthermore, SVH may be directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on SVH’s business, financial condition, or results of operations.

SVH is highly dependent on certain key employees.

SVH is highly dependent on the services of certain key employees. If its key employees were to discontinue their service to SVH due to death, disability, or any other reason, SVH would be significantly disadvantaged.

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Misconduct by SVH’s employees and independent contractors during and before their employment with SVH could expose SVH to potentially significant legal liabilities, reputational harm and/or other damages to its business.

Many of SVH’s employees play critical roles in ensuring the safety and reliability of its vehicles and/or its compliance with relevant laws and regulations. Certain SVH employees have access to sensitive information and/or proprietary technologies and know-how. While SVH has adopted codes of conduct for all its employees and implemented detailed policies and procedures relating to intellectual property, proprietary information, and trade secrets, SVH cannot assure you that its employees will always abide by these codes, policies, and procedures nor that the precautions SVH takes to detect and prevent employee misconduct will always be effective. If any of SVH’s employees engage in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, SVH and such employees could be subject to legal claims and liabilities and SVH’s reputation and business could be adversely affected as a result. Such negative impacts can include, without limitation, the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of SVH’s operations, any of which could adversely affect its business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation

SVH is subject to laws and regulations that could impose substantial costs, legal prohibitions, or unfavorable changes upon its operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm its business and results of operations.

SVH is and will be subject to environmental, manufacturing, and health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining its facilities. Any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of SVH’s operations. The costs of compliance, including remediating contamination, if any, is found on SVH’s properties, or any related changes to SVH’s operations, may be significant. SVH may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its manufacturing facilities, which would hinder its ability to commence or continue its commercial manufacturing operations. Such costs and delays may adversely impact SVH’s business prospects and results of operations.

In addition, motor vehicles are subject to regulation under international, federal, state and local laws. SVH has incurred, and expects to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays, fines, or other sanctions. These laws, regulations and standards are further subject to change from time to time, and SVH may be subject to amended or additional regulations that would increase the effort and expense of compliance.

SVH also expects to become subject to laws and regulations applicable to the supply, manufacture, import, sale, and service of E2W, including in those countries and markets it intends to enter in the future. Compliance with such regulations will require additional time, effort and expense to ensure regulatory compliance in those countries. There can be no assurance that SVH will be able to achieve foreign regulatory compliance in a timely manner and at its expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm SVH’s business, prospects, results of operations and financial condition.

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SVH may face regulatory limitations on its ability to sell vehicles, which could materially and adversely affect its ability to sell its vehicles.

SVH’s business plan includes the direct sale of vehicles to retail consumers as well as through its dealers network via a franchise model. SVH may be required to obtain licenses or permits, and take other actions to ensure its distribution model complies with the applicable legal requirements. Because such requirements vary across jurisdictions and evolve over time, SVH’s distribution model must be carefully established, its sales and service processes must be continually monitored, and a competent team needs to be recruited to monitor the compliance efficiently and proactively, which may add to the cost of SVH’s business.

Additionally, in India, dealers works on a “single brand franchise” model are often required under the dealership agreements to sell only vehicles of a particular OEM in the primary market. SVH may find it difficult to sign franchise agreements with such dealers to expand its dealership network. Such limitation could adversely impact SVHs expansion plans across India.

SVH may choose to or be compelled to undertake product recalls or take other actions, which could adversely affect its business, prospects, results of operations, reputation and financial condition.

Any product recalls may result in adverse publicity, damage SVH’s reputation and adversely affect its business, prospects, results of operations and financial condition. In the future, SVH may, voluntarily or involuntarily, initiate a recall if any of its vehicles or components (including its battery cells) prove to be defective or noncompliant with applicable safety standards in each of its markets. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, SVH may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize SVH’s ability to fulfill existing contractual commitments or satisfy demand for its vehicles and could also result in the loss of credibility and market share. SVH may not have adequate funds to withstand the financial impact of such recalls, which could involve significant expense and diversion of management’s attention and other resources, adversely affecting SVH’s brand image in its target market and its business, prospects, results of operations and financial condition.

SVH may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention, and materially harm its business, results of operations, cash flows and financial condition.

From time to time, SVH may be subject to claims, lawsuits, government investigations and other proceedings that could adversely affect its business, results of operations, cash flows and financial condition. While to date SVH has not been the subject of complaints or litigation, including claims related to employment matters, there can be no assurances that SVH will not be the subject of complaints or litigation as SVH expands its operations across multiple geographies.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, SVH’s litigation costs could be significant, even if it achieves favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require SVH to modify, make temporarily unavailable or stop assembling or selling its vehicles in some or all markets, all of which could negatively affect its sales and revenue growth and adversely affect its business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that SVH’s expectations will prove correct, and even if these matters are resolved in SVH’s favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm its business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of SVH’s shares, subsequent to the closing of the Business Combination.

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SVH may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

SVH may become subject to product liability claims, which could harm its business, prospects, results of operations and financial condition. The automotive industry experiences product liability claims, and SVH faces the risk of claims in the event its vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. SVH also expects that, as is true for other automakers, SVH’s vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of its vehicles, SVH may face product liability claims and adverse publicity in connection with such incidents. In addition, SVH may face claims arising from or related to failures, claimed failures or misuse of new technologies that SVH expects to offer.

A successful product liability claim against SVH could require it to pay a substantial monetary award. SVH’s risks in this area are particularly pronounced given that its vehicles have been commercially available for a limited time period, and hence field experience of its vehicles is limited. Moreover, a product liability claim against SVH or its competitors could generate substantial negative publicity about SVH’s vehicles and business and inhibit or prevent commercialization of its future vehicles, which would have material adverse effect on its brand, business, prospects and results of operations. SVH’s insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to SVH or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on SVH’s reputation, business and financial condition.

SVH may be exposed to delays, limitations and risks related to the permits required to operate its assembly facilities.

Operation of a vehicle assembly facility requires land use and environmental permits and other operating permits from government entities. While SVH believes it has the permits necessary to carry out and perform its current operations at its assembly facility in Tamil Nadu, India, based on its current target production capacity, SVH plans to expand its assembly facilities and add assembly facilities in other markets over time and will be required to apply for and secure various permits and certificates of occupancy necessary for the operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate SVH’s expanded or additional assembly or manufacturing facilities could adversely affect its ability to execute its business plans and objectives . See “— Risks Related to Manufacturing and Supply Chain — SVH has experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the various products in pipeline which could harm its business and prospects.”

SVH is subject to various environmental, health and safety laws and regulations that could impose substantial costs on it and cause delays in expanding its production facilities.

SVH’s operations are subject to environmental laws and regulations of each market and jurisdiction they operate in, including laws relating to the use, handling, storage, disposal of and exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and SVH has limited experience complying with them. Moreover, SVH may be affected by future amendments to such laws or new environmental, health and safety laws and regulations which may require it to change its operations, potentially resulting in a material adverse effect on its business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of its operations.

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Contamination at properties SVH operates or may own or formerly owned or operated, or properties to which hazardous substances were sent by SVH may result in liability for SVH under environmental laws and regulations, including, but not limited to, the Air (Prevention and Control of Pollution) Act, 1981, the Environment (Protection) Act, 1986, and the Water (Prevention and Control of Pollution) Act, 1974, which are applicable in India. These laws can impose liability for the full amount of remediation-related costs, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources, without regard to fault. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on SVH’s financial condition or results of operations. Such laws require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect SVH’s production or other operations, including with respect to the planned production of products, which could have a material adverse effect on SVH’s business, prospects and results of operations.

Risks Related to Intellectual Property

SVH may not be able to obtain, maintain, enforce and protect its intellectual property and prevent third parties from unauthorized use of its intellectual property and proprietary technology, its competitive position could be harmed and it could be required to incur significant expenses to enforce its rights, whether or not it is successful.

SVH establishes and protects its intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in India and other jurisdictions. SVH’s efforts to obtain and protect intellectual property rights may not be adequate to prevent SVH’s competitors or other third parties from challenging SVH’s intellectual property. Failure to adequately obtain, maintain, enforce and protect SVH’s intellectual property could result in its competitors offering identical or similar products, potentially resulting in the loss of SVH’s competitive advantage and a decrease in its revenue which would adversely affect its business, prospects, financial condition and results of operations.

SVH may not be able to effectively protect its intellectual property, and there could be potential misappropriation of SVH’s intellectual properties and adverse effects on its financial condition and results of operations.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which SVH’s products are sold, or may be sold in the future, may not provide adequate mechanisms for obtaining and enforcing intellectual property rights. Therefore, SVH’s intellectual property may not be as easily obtained or enforced in such jurisdictions. Further, policing the unauthorized use of SVH’s intellectual property in foreign jurisdictions may be difficult.

SVH may not effectively prosecute actions against third-party infringement, which could result in misappropriation of the company’s intellectual property and could adversely affect the company’s financial condition and results of operations.

To prevent unauthorized use of SVH’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of SVH’s intellectual property against third parties. Any such action could result in significant costs and diversion of SVH’s resources and management’s attention. Furthermore, many of SVH’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than SVH does.

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It is SVH’s policy to enter into confidentiality and invention assignment agreements with its employees and contractors that have developed material intellectual property for SVH, but these agreements may not be self-executing and may not otherwise adequately protect SVH’s intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. SVH, the operating entity in India, has entered into such confidentiality and invention assignment agreements with its employees, which are reflected in each employment contract, and will continue to enter into such agreements for all future employees, particularly those involved in the design and engineering process. Furthermore, SVH cannot be certain that these agreements will not be breached and that third parties will not gain access to its trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of SVH’s intellectual property is difficult and costly, as are the steps SVH has taken or will take to prevent misappropriation.

Accordingly, despite its efforts, SVH may not be able to prevent third parties from infringing, misappropriating or otherwise violating its intellectual property. Any of the foregoing could adversely affect SVH’s business, prospects, financial condition and results of operations.

SVH may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property, which could be time-consuming and costly and result in significant legal liability.

There is considerable patent and other intellectual property development activity in SVH’s industry. Companies, organizations and individuals, including SVH’s competitors, may hold or obtain patents, trademarks or other intellectual property that would prevent, limit or interfere with SVH’s ability to make, use, develop, sell, lease, market or otherwise exploit its vehicles, components or other technology, which could make it more difficult for SVH to operate its business. SVH’s success depends in part on not infringing, misappropriating or otherwise violating the intellectual property of third parties. From time to time, SVH may receive communications from third parties, including its competitors, alleging that it is infringing, misappropriating or otherwise violating their intellectual property or otherwise asserting their rights and urging it to take licenses, and SVH may be found to be infringing, misappropriating or otherwise violating such rights, particularly in jurisdictions they would like to serve in the future. Further, depending on the advancement of patent and other intellectual property development in those jurisdictions, SVH may have potential conflicts in patents or other intellectual property with existing players in those markets and may not be able to successfully enter those jurisdictions due to existing competitors offering similar products or even similar branding. SVH may not be able to adequately mitigate the risk of potential suits or other legal demands by its competitors or other third parties. Accordingly, SVH may consider entering into licensing agreements with respect to such rights, however, such licenses may not be obtained on acceptable terms or at all, and there could be litigations associated with the licenses. SVH may be unaware of the intellectual property and other proprietary rights of third parties that may cover some or all of its products or technologies. Any claims or litigation could cause SVH to incur significant expenses and, if successfully asserted against it, could have adverse effects on SVH’s business, prospects, financial condition and results of operations.

Furthermore, SVH may be subject to claims that it or its employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these employees’ former employers. Litigation may be necessary to defend against these claims. If SVH fails in defending such claims, in addition to paying monetary damages, SVH may lose valuable intellectual property or personnel. Any of the foregoing could materially adversely affect SVH’s business, prospects, results of operations and financial condition.

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SVH may need to defend its indemnitees against intellectual property litigations, which could adversely affect its financial conditions and results of operations.

If any of SVH’s indemnitees are alleged to have infringed, misappropriated or otherwise violated any third-party intellectual property, SVH would in general be required to defend or settle the litigation on their behalf. In addition, if SVH is unable to obtain licenses or modify its products or technologies to make them non-infringing, SVH may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation. Even if SVH were to prevail in the actual or potential claims or litigation against it, any claim or litigation regarding its intellectual property could be costly and time-consuming. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing SVH’s products or otherwise cause SVH reputational harm and negative publicity.

Some of SVH’s products contain open-source software, which may pose particular risks to its proprietary software, products and services in a manner that could harm its business.

SVH uses open-source software in its products and anticipates using open-source software in the future. Some open-source software licenses require those who distribute open-source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open-source code on unfavorable terms or at no cost, and SVH may be subject to such terms. The terms of many open-source licenses to which SVH is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on SVH’s ability to provide or distribute its products or services. Although SVH monitors and controls its use of open-source software and tries to ensure that none is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open-source agreement, we cannot ensure our processes for controlling use of open-source software will be effective.

Additionally, SVH could face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that it developed using such software, which could include its proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and could require SVH to make its software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until it can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and SVH may not be able to complete the re-engineering process successfully.

Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect SVH’s business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on SVH’s business, financial condition and results of operations.

Risks Related to Financing and Strategic Transactions

SVH will require additional capital to support its growth, and this capital might not be available on commercially reasonable terms, or at all.

SVH anticipates that it will need to raise additional funds through equity or debt financings. SVH’s business is capital-intensive, and SVH expects that the costs and expenses associated with its planned operations will increase in the near term. SVH does not expect to achieve positive cash flow from operations before 2025, if at all. Further, to the extent that there are significant redemptions by MOBV stockholders, there will be less capital available to SVH as a result of the Business Combination, and SVH may be required to raise additional capital earlier than it expects. SVH’s plan to scale-up the commercial production of its vehicles and grow its business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that SVH has a limited operating history means that it has limited historical data on the demand for its vehicles. As a result, SVH’s future capital requirements are uncertain, and actual capital requirements may be greater than what it currently anticipates.

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If SVH raises additional funds through further issuances of equity or convertible debt securities, its shareholders could suffer dilution, and any new equity securities SVH issues could have rights, preferences and privileges senior to those of holders of SVH Shares. Any debt financing in the future could involve additional restrictive covenants relating to SVH’s capital raising activities and other financial and operational matters, which may make it more difficult for SVH to obtain additional capital and to pursue business opportunities, including potential acquisitions.

SVH may not be able to obtain additional financing on terms favorable to it, if at all. SVH’s ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, changes in regulatory framework or taxation policies, or investor acceptance of its business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to SVH. If SVH is unable to obtain adequate financing or financing on terms satisfactory to it, when required, SVH will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure, and it might not have sufficient resources to conduct or support its business as projected, which would have a material adverse effect on its results of operations, prospects and financial condition.

SVH may not be able to identify adequate strategic relationship opportunities or form strategic relationships, in the future.

SVH expects that strategic business relationships will be an important factor in the growth and success of its business. However, there are no assurances that SVH will be able to identify or secure suitable business relationship opportunities in the future or that its competitors will not capitalize on such opportunities before it does. SVH may not be able to offer similar benefits to other companies with which it would like to establish and maintain strategic relationships, which could impair its ability to establish such relationships. For example, SVH has contracted with a limited number of suppliers to provide battery technology for its products and for wider distribution. If one of those contracts is terminated or a supplier otherwise fails to deliver, SVH’s ability to provide a satisfactory customer experience will be harmed, and SVH will be required to identify alternate suppliers. SVH’s current and future alliances could subject it to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect its business. SVH may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation, SVH may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.

Moreover, identifying and executing on such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If SVH is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects and results of operations could be materially adversely affected.

SVH may acquire other businesses, which could require significant management attention, disrupt its business, dilute stockholder value, and adversely affect its results of operations.

As part of its business strategy, SVH may make investments in complementary companies, solutions or technologies. SVH may not be able to find suitable acquisition candidates, and it may not be able to complete such acquisitions on favorable terms, if at all. In addition to possible stockholder approval, SVH may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt its business strategy if it fails to do so. If SVH does complete acquisitions, it may not ultimately strengthen its competitive position or achieve its goals. In addition, if SVH is unsuccessful at integrating such acquisitions or developing the acquired technologies, the revenue and results of operations of the combined company could be adversely affected. Further, the integration of acquired businesses or assets typically requires significant time and resources, which could result in a diversion of resources from SVH’s existing business, which could have an adverse effect on its operations, and SVH may not be able to manage the process successfully. SVH may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. SVH may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition or the value of its common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to SVH’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and exposure to potential unknown liabilities of the acquired business and could also include covenants or other restrictions that would impede SVH’s ability to manage its operations.

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SVH’s financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

SVH expects its period-to-period financial results to vary based on its operating costs and product demand, which it anticipates will fluctuate as it continues to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. SVH’s revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new vehicles or introduces existing vehicles to new markets for the first time, finetunes its inventory holding, both for raw materials as well as finished products. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter, or higher demands during festive and summer seasons and lower demands during winter seasons in India, and SVH expects to continue experiencing similar seasonality when it begins scaling up commercial production of the Prana-Grand and future vehicles. SVH’s period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of its vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to its vehicles; changes in consumer preferences and competitive conditions; or investment in expansion to new markets. As a result of these factors, SVH believes that period-to-period comparisons of its financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in SVH’s performance could significantly and adversely affect the trading price of SVH Shares.

Risks Related to Tax

If the Merger fails to qualify as a tax-free reorganization for U.S. federal income tax purposes, then the Merger will generally be taxable to U.S. Holders of MOBV Public Shares and/or MOBV Public Warrants.

There are significant factual and legal uncertainties as to whether the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code. Under section 368(a) of the Code and Treasury Regulations promulgated thereunder, an acquiring corporation must either continue, directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance as to how the foregoing requirement applies in the case of an acquisition of a corporation with investment-type assets, such as MOBV. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that, where a U.S. shareholder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. (“foreign”) corporation in a transaction that qualifies as a reorganization, the U.S. shareholder is required to recognize any gain, but not loss, realized on such exchange unless certain additional requirements are met. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied. The Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code, and neither us nor MOBV intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Merger. Accordingly, MOBV’s counsel is unable to opine on or provide other assurance as to the qualification of the Merger as a “reorganization” within the meaning of Section 368 of the Code and, even if MOBV and SVH conclude that the Merger qualifies as such a tax-free reorganization, no assurance can be given that the IRS will not challenge a tax-free treatment of the Merger or that such a challenge will not be sustained by a court.

If, at the Merger Effective Time, any requirement of section 368(a) of the Code is not met, then a U.S. Holder of MOBV Public Shares and/or MOBV Public Warrants will generally recognize gain or loss in an amount equal to the difference between the fair market value (as of the closing date of the Merger) of SVH Shares and/or SVH Warrants received in the Merger, over such holder’s aggregate adjusted tax basis in the corresponding MOBV Public Shares and/or MOBV Public Warrants surrendered by such holder in the Merger.

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If the Merger does meet the requirements of Section 368(a) of the Code, but at the Merger Effective Time, any requirement for Section 367(a) of the Code not to impose gain on a U.S. Holder is not satisfied, then a U.S. Holder of MOBV Public Shares and/or MOBV Public Warrants generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of SVH Shares and/or SVH Warrants received in the Merger, over such holder’s aggregate tax basis in the MOBV Public Shares and/or MOBV Public Warrants surrendered by such holder in the Merger.

The tax consequences of the Merger are complex and will depend on the particular circumstances of MOBV shareholders. For a more detailed discussion of the U.S. federal income tax considerations of the Merger for U.S. Holders, see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Effects of the Merger.” U.S. Holders whose MOBV Public Shares and/or MOBV Public Warrants are being exchanged in the Merger should consult their tax advisors to determine the tax consequences thereof.

Unanticipated tax laws or any change in the application of existing tax laws to SVH or SVH’s customers may adversely impact its profitability and business.

SVH or SVM may in the future operate and become subject to income and other taxes in jurisdictions throughout the world. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to SVH or SVM (possibly with retroactive effect), which could require SVH or SVM to change its transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges, and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations, or ordinances could also be interpreted, changed, modified, or applied adversely to SVM’s customers (possibly with retroactive effect) and, if SVM’s customers are required to pay additional surcharges, it could adversely affect demand for SVM’s vehicles. Furthermore, changes to tax laws on income, sales, use, import/export, indirect, or other tax laws, statutes, rules, regulations, or ordinances on multinational corporations continue to be considered by countries where SVM currently operates or plans to operate. These contemplated tax initiatives, if finalized and adopted by countries, and the other tax issues described above may materially and adversely impact SVM’s operating activities, transfer pricing policies, effective tax rate, deferred tax assets, operating income, and cash flows.

The IRS may not agree that SVH should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although SVH is incorporated and tax resident in the Cayman Islands, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because SVH is not so created or organized (but is instead incorporated only in the Cayman Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section titled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of SVH — Tax Residence of SVH for U.S. Federal Income Tax Purposes,” based on the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Treasury regulations promulgated under Code Section 7874 (the “Section 7874 Regulations”), and certain factual assumptions, SVH is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874 after the Merger. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of SVH as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

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If the IRS were to successfully challenge under Code Section 7874 SVH’s status as a foreign corporation for U.S. federal income tax purposes, SVH and certain SVH shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on SVH and future withholding taxes on certain SVH shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes. In particular, holders of SVH Shares and/or SVH Warrants would be treated as holders of stock and warrants of a U.S. corporation.

See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of SVH — Tax Residence of SVH for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in SVH should consult their own advisors regarding the application of Code Section 7874 to the Merger.

Code Section 7874 may limit the ability of MOBV to use certain tax attributes following the Merger, increase SVH’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to SVH and SVH’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, and after the acquisition the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Merger, SVH and certain of SVH’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by SVH include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

As more fully described in the section titled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of SVH — Utilization of MOBV’s Tax Attributes and Certain Other Adverse Tax Consequences to SVH and SVH’s Shareholders,” based on the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, SVH is not currently expected to be subject to these rules under Code Section 7874 after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether REE is subject to the above rules or that such a challenge would not be sustained by a court.

However, even if SVH is not subject to the above adverse consequences under Section 7874, SVH may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If SVH were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of SVH attributable to the Merger for purposes of determining the Section 7874 Percentage (as defined in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of SVH — Tax Residence of SVH for U.S. Federal Income Tax Purposes”) of that subsequent acquisition, making it more likely that Code Section 7874 will apply to such subsequent acquisition.

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See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of SVH — Utilization of MOBV’s Tax Attributes and Certain Other Adverse Tax Consequences to SVH and SVH’s Shareholders” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in SVH should consult their own advisors regarding the application of Code Section 7874 to the Merger.

If SVH were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. Holders that hold SVH Shares and/or SVH Warrants at any time during such taxable year could be subject to adverse United States federal income tax consequences.

If SVH is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder holds SVH Shares or SVH Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. SVH does not believe that it was a PFIC for its prior taxable year and does not expect SVH to be a PFIC for U.S. federal income tax purposes for the current taxable year. However, neither SVH nor its legal counsel has made a determination with respect to SVH’s PFIC status, and the PFIC status of a company depends on the composition of the company’s income and assets and the fair market value of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that SVH will not be treated as a PFIC for any taxable year.

If SVH were treated as a PFIC for any taxable year, a U.S. Holder that holds SVH Shares and/or SVH Warrants at any time during such taxable year may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, denial of basis step-up at death, and additional reporting requirements. See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.”

SVH’s status as a controlled foreign corporation for U.S. federal income tax purposes could result in adverse U.S. federal income tax consequences to certain U.S. shareholders.

If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10 percent of the value or voting power of SVH Shares, such person may be treated as a “U.S. shareholder” with respect to each of SVH and any of its direct and indirect foreign affiliates that is a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes. SVH and SVM are expected to be CFCs immediately following the Merger. In addition, as SVH will have a U.S. subsidiary after the Merger (i.e., MOBV), certain of its non-U.S. subsidiaries, including SVM, could be treated as CFCs (regardless of whether or not SVH is treated as a CFC). A U.S. shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether the CFC makes any distributions. Individual U.S. shareholders of a CFC are generally not allowed certain tax deductions or foreign tax credits that are allowed to corporate U.S. shareholders. Failure to comply with applicable reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. SVH cannot provide any assurance that it will assist investors in determining whether SVH or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. shareholder with respect to any such CFC or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in SVH Shares.

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If SVH Shares or the SVH Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the SVH Shares or the SVH Warrants may be disrupted.

The facilities of the Depository Trust Company, or “DTC,” are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. SVH expects that the SVH Shares and the SVH Warrants will be eligible for deposit and clearing within the DTC system.

DTC is not obligated to accept the SVH Shares or the SVH Warrants for deposit and clearing within its facilities in connection with the Listing and, even if DTC does initially accept the SVH Shares and the SVH Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the SVH Shares or the SVH Warrants.

If DTC determines prior to the completion of the Business Combination that the SVH Shares and/or the SVH Warrants are not eligible for clearance within the DTC system, then SVH would not expect to complete the Business Combination and the Listing contemplated by this F-4 in its current form. However, if DTC determined at any time after the completion of the Business Combination and the Listing that the SVH Shares or the SVH Warrants were not eligible for continued deposit and clearance within its facilities, then SVH believes the SVH Shares and the SVH Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While SVH would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of its SVH Shares or the SVH Warrants.

A change in SVH’s tax residency could have a negative effect on its future profitability, and may trigger taxes on dividends or exit charges.

The Organization for Economic Co-operation and Development proposed a number of measures relating to the tax treatment of multinationals, some of which are implemented by amending double tax treaties through the multilateral convention to implement tax treaty related measures to prevent base erosion and profit shifting, or the “MLI.” The MLI has now entered into force for a number of countries, including India.

SVH intends to conduct its affairs such that it will not be treated under the applicable tax authorities of jurisdictions outside of the Cayman Islands as a resident in those jurisdictions for tax purposes. However, even if SVH is managed and controlled from Cayman Islands, if SVH were to be treated under the applicable tax authorities of jurisdictions outside of the Cayman Islands as a resident in one or more jurisdictions or to have a permanent establishment in such jurisdictions, SVH could be subject to taxation in jurisdictions outside of Cayman Islands and required to comply with detailed and complex transfer pricing rules of those jurisdictions, which require that all transactions with non-resident related parties (such as transactions between SVH and one or more of its branches or offices in another jurisdiction) be priced using arm’s length pricing principles within the meaning of such rules. Potential violation of such transfer pricing rules increases the risk of SVH being subject to tax audits in those jurisdictions. Further, there being no tax treaty between India and the Cayman Islands, SVH may be subject to the provisions of the ITA, and considered to be tax resident in, or have a permanent establishment in, India, and could become liable for Indian income tax on its worldwide income.

In addition, in such circumstance any dividend declared by SVH to its shareholders may (subject to treaty relief) be subject to Indian income tax in the hands of the shareholders and consequent withholding of taxes by SVH. If SVH were found to be solely resident in India based on a mutual agreement between tax authorities, SVH would be similarly liable for Indian taxes and withholding taxes. Alternatively, if SVH were to be treated as having a permanent establishment in India but not be a tax resident in India, its income attributable to such permanent establishment would be taxed in India. Thereafter there would not be further tax in India on repatriation of such income to SVH.

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It is possible that in the future, whether as a result of a “change in law” or the practice of any relevant tax authority or as a result of any change in the conduct of SVH’s business, SVH could become, or be regarded as having become, resident in a jurisdiction other than the Cayman Islands.

SVH may encounter difficulties in obtaining lower rates of Indian withholding income tax for dividends distributed from India.

Under the ITA, any dividend distribution by an Indian company to a shareholder who is not a tax resident in India is subject to withholding of tax at 20% (plus applicable surcharge and other taxes), which rate can be reduced for such non-resident shareholders who are eligible for a reduced rate under the applicable DTAA. Given that India does not have a DTAA with the Cayman Islands, and that SVH is a tax resident of the Cayman Islands, it would be subject to tax at 20% (plus applicable surcharge and other taxes) on receipt of dividends from SVH as prescribed under the ITA.

SVH shareholders may be subject to Indian taxes on income arising through the sale of their SVH Shares.

Under the ITA, income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly, their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India. Such shares shall be deemed to derive their value substantially from assets located in India if, on the specified date, the value of such assets (i) represents at least 50% of the value of all assets owned by the company or entity, and (ii) exceeds the amount of 100 million rupees.

If the Indian tax authorities determine that SVH Shares derive their value substantially from assets located in India, shareholders in SVH may be subject to Indian income taxes on the income arising, directly or indirectly, through the sale by holders of SVH Shares. However, an exception is available under the ITA for shareholders who, either individually or along with their related parties, neither hold more than 5% of voting power of share capital in the company nor holds any right of management or control in the company, at any time in 12 months preceding the date of transfer. Similarly, the impact of the above indirect transfer provisions would need to be separately evaluated under the tax treaty scenario of the country of which the shareholder is a tax resident.

Additionally, under the provisions of GAAR in the ITA, the Indian tax authorities may declare an arrangement as an impermissible avoidance arrangement if such arrangement (i) is not entered at arm’s length, (ii) results in misuse or abuse of provisions of ITA, (iii) lacks commercial substance or (iv) the purpose of arrangement is obtaining a tax benefit. The tax consequences of the GAAR provisions, if applied to an arrangement or a transaction, could result in, but are not limited to, the denial of tax benefits under the ITA. Please refer to “Material Tax Considerations – Material Indian Income Tax Considerations” for more information.

Investors may be subject to tax at the time of conversion of warrants into shares.

As per the provisions of the ITA, where any person receives subject to certain exception any sum of money, immoveable property or any property other than immovable property for a consideration which is lower than the “fair market value” of such property by more than INR 50,000 (Indian Rupees Fifty Thousand), then the shortfall in consideration is taxable in the hands of the recipient as “Income from Other Sources” (“Other Income”) at the ordinary tax rate applicable to the relevant shareholder. The rules for determining the fair market value of shares and securities have been prescribed under the Indian Income-tax Rules, 1962. Accordingly, in case it is held that Other Income is earned by the relevant investors, such Other Income would generally be chargeable to tax at the rate of 30% (plus applicable surcharge and tax) in case of Indian resident investors and at the rate of 40% (plus applicable surcharge and tax) for foreign companies. Further, the cost of the acquisition of the shares acquired would be deemed to be the fair market value of the shares as determined above.

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The above tax liability may be triggered at the time of conversion of warrants into SVH Shares by the relevant investors. Please refer to “Material Tax Considerations – Material Indian Income Tax Considerations” for more information.

Risks Related to India

Changes in India’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.

Substantially all of our revenues are expected to be derived in India through SVH, in the near future and most of our activities, including all of our assembly, is currently conducted in India. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in India. Any political instability in India, such as corruption, scandals and protests against certain economic reforms could slow the pace of liberalization and deregulation, and any change in the central government in the general election in 2024, could have a material adverse effect on the overall economic growth and political stability of India. Such developments, which may include currency exchange rates and other matters affecting investment in India, could adversely affect our business and operating results, leading to a reduction in demand for our services and solutions and adverse impact on our competitive position.

SVH may be adversely affected by the complexity, uncertainties and changes in Indian regulations concerning taxes.

The application of various Indian tax laws (such as the Taxation Laws (Amendment) Act, 2019), rules and regulations to our business, currently or in the future, is subject to interpretation by the applicable taxation authorities and future amendments. There is a risk that orders by courts and tribunals may affect SVH’s profitability in the future.

The laws, rules or regulations providing for reduced tax regimes (such as the Finance Act, 2022), incentives for manufacturing companies or those concerning foreign investment and stamp duty laws are subject to unfavorable changes or interpretations. Such amendments have the risk of SVH being deemed to be in contravention of such laws and may subject SVH to additional approval requirements. Additionally, with the introduction of General Anti-Avoidance Rules (“GAAR”) in April 2017, there is a risk that SVH may become subject to these rules in the future and may be denied certain tax benefits, among other consequences. Considering that such rules were recently introduced and taking into account the lack of precedents, the application of these rules is uncertain. If such rules were to apply to SVH in the future, they may have an adverse tax impact on SVH.

The rules and regulations regarding the new goods and services tax (“GST”) regime also continue to evolve. Any amendments may impact the rates and include new goods and services within the regime. While not all of such changes would be applicable to SVH, some of the changes (especially those relating to GST rate) and the related uncertainties with respect to the implementation of such rules and regulations may have an adverse effect on SVH’s business, results of operations, cash flows and financial condition.

SVH may be adversely affected by the complexity, uncertainties and changes in Indian regulations concerning labor and employment.

The government of India has recently passed new laws relating to social security, occupational safety, industrial relations and wages. These include the Code on Social Security, 2020, the Occupational Safety, Health and Working Conditions Code, 2020, the Industrial Relations Code, 2020 and the Code on Wages, 2019 and they are as recent as April 2021. While the rules for implementation under these codes have not been finalized, as an immediate consequence, the coming into force of these codes could increase the financial burden on SVH which may adversely impact our profitability.

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The Supreme Court of India has, in a decision, clarified the components of basic wages which need to be considered by companies while making provident fund payments. Given its small scale as of now, SVH has not made relevant provisions providing for such components now. Any such decisions in future or any further changes in interpretation of laws may have an impact on our results of operations. SVH may incur increased costs and other burdens relating to compliance with such new requirements. This will require significant management time and other resources. Any failure to comply may adversely affect our business, results of operations and prospects.

SVH may be adversely affected by the complexity, uncertainties and changes in Indian regulations concerning import and export of goods.

As part of its initiative to promote domestic manufacturing enterprises, the Indian government has been offering reduced import duty on certain goods, including the semi-and-completely knocked down electric vehicles and raw material components (such as lithium-ion battery). SVH cannot assure you that the Ministry of Finance, Government of India, will continue to support reduced tax rates or that it will not increase tax rates in the future. Any unfavorable changes to the rules and regulations concerning imports and exports are likely to increase pricing and lower demand for SVH’s products. This could, in turn, adversely impact the business operations, cash flow and financial performance of SVH.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects.

SVH’s growth in India depends significantly on the availability and amounts of economic incentives and government policies that support the growth of new energy vehicles generally and electric vehicles specifically. SVH cannot assure you that any changes to such policies would be favorable to its business. Further, (i) any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, (ii) the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, (iii) fiscal tightening, or other factors may lead to diminished competitiveness of the alternative fuel vehicle industry generally or in relation to our electric vehicles. This could materially and adversely impact SVH’s operations, business, prospects, results of operations and financial condition. Further, the various incentives offered by the Indian government could also attract large Indian and global players, particularly those with expertise in the EV market, to set up large manufacturing capabilities in India. This may impact (i) SVH’s home advantage in pricing, (ii) its access to local talent and competitive labor force, (iii) its familiarity with legal and regulatory setup, (iv) language advantage, and (v) distribution, among other considerations. Such results could adversely impact our prospects and financial condition significantly.

Indian EV market is still in a nascent stage and faces infrastructure and other challenges.

SVH operates in the automotive industry, which is unregulated, with the Indian government permitting 100% foreign direct investment FDI through the automatic route. Further, the electric vehicle segment has been provided with several incentives and reduced taxation policies. Regardless of the country’s ambitious targets, India’s EV space is at a nascent stage and the government’s policies are still evolving. In addition, there is significant ground to cover. The key challenges that SVH faces in India include (i) lack of or inadequate infrastructure for charging stations, (ii) lack of affordability by a vast population and increased cost of ownership due to the need to replace battery, and (iii) general lack of awareness of engineering technology, servicing protocols, spare part availability and replacement by industry resources which may hinder mass adoption and purchase of EVs. These factors pose a threat to SVH’s business operations and financial performance.

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Risks Related to MOBV and the Business Combination

Because SVH will become a public reporting company by means other than a traditional underwritten initial public offering, the shareholders of SVH may face additional risks and uncertainties.

Because SVH will become a public reporting company by means of consummating the business combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling SVH’s ordinary shares, and, accordingly, the shareholders of SVH will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling SVH Shares, MOBV stockholders must rely on the information included in this proxy statement/ prospectus. Although MOBV’s management conducted a due diligence review and investigation of SVH in connection with the business combination, the lack of an independent due diligence review and investigation increases the risk of investment in SVH because it may not have uncovered facts that would be important to a potential investor.

Moreover, the shareholders of SVH will not benefit from possible recourse against an underwriter for material misstatements or omissions in this prospectus or additional roles of the underwriters in a traditional underwritten initial public offering, such as the book-building process, which helps inform efficient price discovery, and underwriter support to help stabilize the public price of the new issue immediately after listing. The lack of such recourse process and support in connection with SVH Shares could result in greater potential for errors, diminished investor demand, inefficiencies in pricing and a more volatile public price for the shares during the period immediately following the listing.

In addition, because SVH will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of SVH. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of SVH than they might if SVH became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with SVH as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for SVH Shares could have an adverse effect on SVH’s ability to develop a liquid market for SVH Shares.

Until the earlier of the closing of the business combination or termination of the Business Combination Agreement, MOBV and SVH are prohibited from entering into certain transactions that might otherwise be beneficial to MOBV, SVH or their respective shareholders.

Until the earlier of the closing of the business combination or termination of the Business Combination Agreement (the “Pre-Closing Period”), MOBV and SVH are subject to certain limitations on the operations of their businesses. The limitations on MOBV’s and SVH’s conduct of their business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

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The Sponsor, certain members of the MOBV Board and certain MOBV officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the MOBV Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that the Sponsor and certain directors and officers of MOBV have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include, among other things, the following:

●	MOBV’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MOBV’s behalf, such as identifying and investigating possible business targets and business combinations. As of August 17, 2023, the Record Date, MOBV’s officers, directors and their affiliates had incurred approximately $9,807 of unpaid reimbursable expenses.

●	MOBV’s Sponsor may convert any working capital loans that it may make to MOBV into up to an additional 150,000 Private Units at the price of $10.00 per Private Unit.

●	MOBV’s Sponsor, officers and directors have agreed not to redeem any MOBV Shares held by them in connection with a stockholder vote to approve the business combination.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $25,000 for the founder shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $26,663,325, based on the closing price of the MOBV Shares of $ 10.66 per share on August 17, 2023, the record date for the special meeting, resulting in a theoretical gain of $ 26,638,325.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $5,433,000 for the Placement Units in connection with the Private Placement, which if unrestricted, separated into their component parts and freely tradable would be valued at an aggregate total of approximately $5,804,345.55, based on the closing price of the MOBV Shares of $10.66 per share and the closing price of the MOBV Warrants of $0.0235 per warrant on August 17, 2023, the record date for the special meeting, resulting in a theoretical aggregate gain of $371,345.55.

●	Certain of MOBV’s officers and directors collectively own, directly or indirectly, a material interest in the Sponsor.

●	The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

●	The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MOBV stockholders experience a negative rate of return in the post-business combination company.

●	The Business Combination Agreement provides for the indemnification of MOBV’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering MOBV’s current directors and officers for a period of six (6) years from the Closing Date.

●

MOBV’s officers and directors (or their affiliates) may make loans from time to time to MOBV to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to MOBV outside of the Trust Account.

●	MOBV’s Sponsor, officers and directors will lose their entire investment in MOBV if an initial business combination is not completed.

Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to the Sponsor or MOBV’s officers or directors for any out-of-pocket expenses incurred in connection with activities on MOBV’s behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor has incurred approximately $3,215 of expenses on MOBV’s behalf, of which approximately $2,955 has been repaid by MOBV to the Sponsor. The balance may be repaid by MOBV at the Closing.

The personal and financial interests of the Sponsor and MOBV’s officers and directors may have influenced their motivation in identifying and selecting SVH and completing a business combination with SVH. This risk may become more acute as the deadline of February 8, 2024, for completing an initial business combination nears.

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Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The MOBV Shares and MOBV Public Warrants are currently listed on the Nasdaq and we expect them to be listed on Nasdaq upon consummation of the business combination. Our continued eligibility for listing may depend on, among other things, the number of MOBV Shares that are redeemed. There can be no assurance that SVH will be able to comply with the continued listing standards of Nasdaq following the business combination. If, after the business combination, Nasdaq delists the SVH Shares from trading on its exchange for failure to meet the listing standards, MOBV’s current stockholders who do not redeem their MOBV Shares prior to the business combination could face material adverse consequences including:

●	a limited availability of market quotations for SVH’s securities;

●	reduced liquidity for SVH’s securities;

●	a determination that SVH’s common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for SVH’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Sponsor is liable to ensure that the proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. It has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by MOBV within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MOBV for services rendered or contracted for or products sold to MOBV. If MOBV consummates a business combination, including the Transactions, on the other hand, MOBV will be liable for all such claims. Neither MOBV nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to MOBV. Please see the section entitled “Other Information Related to MOBV — Liquidation if no Business Combination” for further information. If MOBV is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has also agreed to advance MOBV the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expense.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of Peter Bilitsch, Weng Kiat Leow and Felix Heinimann, has an economic interest in shares of MOBV’s common stock and warrants to purchase shares of MOBV’s common stock through his or her ownership of membership interests in the Sponsor, but does not beneficially own any of MOBV’s common stock or warrants.

The exercise of MOBV’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in MOBV’s stockholders’ best interest.

In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Business Combination, would require MOBV to agree to amend the Business Combination Agreement, to consent to certain actions taken by SVH or to waive rights that MOBV is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of SVH’s business, a request by SVH to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SVH’s business and would entitle MOBV to terminate the Business Combination Agreement. In any of such circumstances, it would be at MOBV’s discretion, acting through the MOBV Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for MOBV and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MOBV does not believe there will be any material changes or waivers that MOBV’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. MOBV will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm MOBV’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the business combination. Any shareholder litigation and/or regulatory investigations against MOBV, whether or not resolved in MOBV’s favor, could result in substantial costs and divert MOBV’s management’s attention from other business concerns, which could adversely affect MOBV’s business and cash resources and the ultimate value MOBV Stockholders receive as a result of the business combination.

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MOBV’s Sponsor, directors, officers, advisors or their affiliates may purchase MOBV Shares or MOBV Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Transactions, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase MOBV Shares or MOBV Warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that MOBV’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from MOBV Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such shares purchased by MOBV’s Sponsor, directors, officers or advisors, or their affiliates will not be voted in favor of approving the Transactions. The purpose of any such purchases of shares could be to increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of MOBV Warrants could be to reduce the number of MOBV Warrants outstanding or to vote such MOBV Warrants on any matters submitted to the warrant holders for approval in connection with the Transactions. Any such purchases of MOBV securities may result in the completion of the Transactions, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of MOBV Shares or MOBV Warrants and the number of beneficial holders of MOBV securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of MOBV securities on a national securities exchange.

If MOBV is unable to complete the Transactions or another initial business combination by May 5, 2023 (or February 5, 2024, if the Sponsor’s extensions are exercised), MOBV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the MOBV Board, dissolving and liquidating. In such event, third parties may bring claims against MOBV and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of MOBV’s current certificate of incorporation, MOBV must complete a business combination before the end of the completion window, or MOBV must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the MOBV Board, dissolving and liquidating. MOBV’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. In such event, third parties may bring claims against MOBV. Although MOBV has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of MOBV’s public stockholders. If MOBV is unable to complete a business combination within the completion window, the executive officers have agreed they will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MOBV for services rendered or contracted for or products sold to MOBV. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if MOBV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if MOBV otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, MOBV may not be able to return to its public stockholders at least $10.00 per share.

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MOBV’s and SVH’s ability to consummate the business combination, and the operations of SVH following the business combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the business combination, and the business of SVH following the business combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and MOBV’s and SVH’s ability to consummate the Business Combination and SVH’s financial condition and results of operations following the Business Combination may be materially adversely affected.

MOBV’s stockholders may be held liable for claims by third parties against MOBV to the extent of distributions received by them.

If MOBV is unable to complete the Transactions or another business combination within the completion window, MOBV will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the MOBV Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. MOBV cannot assure you that it will properly assess all claims that may potentially be brought against MOBV. As such, MOBV’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, MOBV cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by MOBV.

If MOBV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MOBV’s stockholders. Furthermore, because MOBV intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the MOBV Board may be viewed as having breached their fiduciary duties to MOBV’s creditors and/or may have acted in bad faith, and thereby exposing itself and MOBV to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. MOBV cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing MOBV stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on MOBV’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding MOBV or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire MOBV Shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on MOBV Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting. As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur.

MOBV’s stockholders will experience dilution as a consequence of, among other transactions, their receipt of SVH Shares as consideration in the business combination. Having a minority share position may reduce the influence that MOBV’s current stockholders have on the management of SVH going forward.

Upon completion of the Transactions, excluding the Dilutive Interests, assuming that no additional stockholders redeem their MOBV Shares, we anticipate that ownership of SVH will be as follows:

●	current SVH shareholders (without taking into account shares of SVH Shares issuable to holders of SVH Awards) are expected to hold an ownership interest of 57% of the issued and outstanding SVH Shares,

●	the Sponsor and other stockholders are expected to hold an ownership interest of 12% of the issued and outstanding SVH Shares, and

●	MOBV’s current public stockholders will retain an ownership interest of 31% of the issued and outstanding SVH Shares.

These levels of ownership assume (i) that no current MOBV public stockholders exercise their redemption rights in connection with the Transactions and (ii) no exercises of warrants to purchase SVH Shares.

In comparison, assuming a maximum contractual redemption of approximately 86% of MOBV’s public stockholders redeem their MOBV Shares, excluding the Dilutive Interests, we anticipate that the ownership of SVH will be as follows:

●	current SVH shareholders (without taking into account shares of SVH Shares issuable to holders of SVH Awards) are expected to hold an ownership interest of 70% of the issued and outstanding SVH Shares,

●	the Sponsor and other stockholders is expected to hold an ownership interest of 15% of the issued and outstanding SVH Shares, and

●	MOBV’s current public stockholders will retain an ownership interest of 15% of the issued and outstanding SVH Shares.

Upon completion of the Transactions, including the Dilutive Interests, assuming that no additional stockholders redeem their MOBV Shares, we anticipate that ownership of SVH will be as follows:

●	current SVH shareholders (without taking into account shares of SVH Shares issuable to holders of SVH Awards) are expected to hold an ownership interest of 70% of the issued and outstanding SVH Shares,

●	the Sponsor and other stockholders is expected to hold an ownership interest of 7% of the issued and outstanding SVH Shares, and

●	MOBV’s current public stockholders will retain an ownership interest of 23% of the issued and outstanding SVH Shares.

In comparison, assuming a maximum contractual redemption of approximately 86% of MOBV’s public stockholders redeem their MOBV Shares, including the Dilutive Interests, we anticipate that the ownership of SVH will be as follows:

●	current SVH shareholders (without taking into account shares of SVH Shares issuable to holders of SVH Awards) are expected to hold an ownership interest of 65% of the issued and outstanding SVH Shares,

●	the Sponsor and other stockholders is expected to hold an ownership interest of 6% of the issued and outstanding SVH Shares, and

●	MOBV’s current public stockholders will retain an ownership interest of 29% of the issued and outstanding SVH Shares.

If the actual facts are different from these assumptions, the percentage ownership retained by the current MOBV stockholders in SVH will be different.

Having a minority ownership interest in SVH also may reduce the influence that MOBV’s current public stockholders have on the management of SVH. MOBV’s current stockholders, as a group, will have reduced ownership and voting power in SVH compared to their current ownership and voting power in MOBV. See the subsection entitled “The Business Combination Proposal — Impact of the Business Combination on SVH’s Public Float” and section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

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A significant number of MOBV Shares were redeemed at the Extension Meeting on July 7, 2023. The reduced liquidity and number of round-lot holders of MOBV Shares may make it more difficult for SVH to meet Nasdaq’s listing requirements and to consummate the Business Combination, and as a result, the SVH Shares may not be very liquid following the Business Combination.

In connection with the Extension Meeting on July 7, 2023, a total of 4,331,613 MOBV Shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from the Trust Account to pay for the redemption, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As a result of the redemptions, MOBV now has less liquidity and fewer round-lot holders of MOBV Shares, which may make it more difficult for SVH to meet all of the Nasdaq listing requirements. Since it is a condition to closing for SVH to receive approval for listing by Nasdaq of the SVH Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement, MOBV’s reduced public float may make it more difficult for SVH to meet the Nasdaq listing requirements, and for both parties to consummate the Business Combination.

Reduction in MOBV’s available public float will likely also reduce the trading volume and liquidity of our securities and increase the volatility of MOBV’s (and SVH’s) securities. With a significantly smaller number of shareholders, trading in SVH Shares may be limited and your ability to sell your SVH Shares in the market could be adversely affected. SVH intends to apply to list its shares on the Nasdaq, and Nasdaq may not list the SVH Shares on its exchange, which could limit investors’ ability to make transactions in SVH securities and subject SVH to additional trading restrictions.

Furthermore, additional shares may be redeemed in connection with the closing of the Business Combination, further reducing SVH’s public float and number of shareholders, again increasing the likelihood that SVH is unable to meet Nasdaq listing requirements and close the Business Combination.

A significant portion of SVH Shares following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of SVH Shares to drop significantly, even if our business is doing well.

The market price of SVH Shares could decline as a result of substantial sales of common stock, particularly by our significant stockholders, a large number of shares of common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

At the Closing, it is anticipated that there will be outstanding (i) approximately 26,363,915 SVH Shares (assuming that no additional MOBV Shares are elected to be redeemed by MOBV Stockholders), and (ii) warrants to purchase approximately 10,798,300 SVH Shares.

Pursuant to the Investor Rights Agreement and the amended and restated bylaws that will be in effect after the business combination, after the consummation of the business combination and subject to certain exceptions, the holders of: (i) shares of common stock of MOBV issued as consideration pursuant to the business combination, (ii) any assumed SVH equity awards or warrants; or (iii) shares of common stock of MOBV underlying such assumed SVH equity awards or warrants, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii). Such restrictions begin at the Closing and end at the date that is 180 days after the Closing. Pursuant to the Investor Rights Agreement, certain SVH shareholders have agreed to the same restrictions, and the Sponsor has agreed to similar restrictions for a period of 18 months with respect to MOBV Shares and Private Warrants held by it. However, following the expiration of such lock-up periods, the Sponsor and the other lock-up parties will not be restricted from selling SVH securities held by them, other than by applicable securities laws. As a result, sales of a substantial number of SVH Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of SVH Shares.

In addition, pursuant to the Investor Rights Agreement, the Sponsor and certain other parties thereto will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. For a summary of the terms of the Investor Rights Agreement, please see the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

The Sponsor beneficially owns a significant equity interest in MOBV and may take actions that conflict with your interests.

The interests of Sponsor may not align with the interests of MOBV and its other stockholders. The Sponsor is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with MOBV. The Sponsor and its affiliates may also pursue acquisition opportunities that may be complementary to MOBV’s business and, as a result, those acquisition opportunities may not be available to us.

We may issue additional SVH Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional SVH Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances. Our issuance of additional SVH Shares or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in SVH will decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; or

●	the market price of our shares of SVH stock may decline.

We have no operating history and our results of operations and those of SVH may differ significantly from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

MOBV is a blank check company with no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for SVH. The unaudited pro forma condensed combined statement of loss of SVH combines the historical audited results of operations of MOBV.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated, or the future consolidated results of operations or financial position of SVH. Accordingly, SVH’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

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MOBV and SVH have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by MOBV if the business combination is not completed.

MOBV and SVH expect to incur significant costs associated with the business combination. Even if the business combination is not completed, MOBV expects to incur approximately $2,000,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by MOBV if the business combination is not completed.

Even if MOBV consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of MOBV Warrants may be amended.

The exercise price for MOBV Warrants is $11.50 per share of MOBV Shares. There is no guarantee that the MOBV Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If MOBV is unable to complete an initial business combination, MOBV Warrants may expire worthless.

Our ability to complete our Business Combination may be negatively impacted by general market conditions, political considerations, volatility in the capital and debt markets and the other risks. If we do not complete our Business Combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MOBV to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to MOBV’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.58 per share, and our warrants will expire worthless.

MOBV and SVH will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on MOBV and SVH. These uncertainties may impair our or SVH’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to delay or defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or SVH’s business could be harmed. Third parties may seek to change existing agreements as a result of the business combination or other reasons.

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Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If MOBV’s due diligence investigation of the SVH business was inadequate, then stockholders of MOBV following the business combination could lose some or all of their investment.

Even though MOBV conducted a due diligence investigation of the SVH business, MOBV cannot be sure that this diligence uncovered all material issues that may be present inside the SVH business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the SVH business and outside of its control will not later arise.

Following the consummation of the business combination, SVH’s only significant asset will be its ownership interest in the SVH business, and such ownership may not be sufficiently profitable or valuable to enable SVH to satisfy SVH’s other financial obligations. SVH does not anticipate paying any cash dividends for the foreseeable future.

Following the consummation of the business combination, SVH will have no direct operations and no significant assets other than its ownership interest in the SVH business. SVH will depend on the SVH business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the SVH business may not be sufficient to pay dividends or make distributions or loans to enable SVH to pay any dividends on the common stock or satisfy its other financial obligations.

In addition, SVH has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. SVH currently intends to retain its future earnings, if any, for the foreseeable future, to fund the development and growth of its business. Any future determination to pay dividends will be at the discretion of SVH’s board of directors and will be dependent upon its financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the board of directors may deem relevant. As a result, capital appreciation in the price of SVH Shares, if any, will be your only source of gain on an investment in SVH Shares.

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Please see the sections titled “MOBV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

Subsequent to the completion of the business combination, SVH may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on SVH’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although MOBV has conducted due diligence on the SVH business, MOBV cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the SVH business and outside of MOBV’s and SVH’s control will not later arise. As a result of these factors, SVH may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if MOBV’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MOBV’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on MOBV’s liquidity, charges of this nature could contribute to negative market perceptions about SVH or its securities. Accordingly, any of MOBV’s stockholders who choose to remain shareholders of SVH following the business combination could suffer a reduction in the value of their shares.

Public stockholders at the time of the business combination who purchased their MOBV Units in MOBV’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

The public stockholders may allege that some aspects of the business combination are inconsistent with the disclosure contained in the prospectus issued by MOBV in connection with the offer and sale in its IPO of units, including the structure of the proposed business combination. Consequently, a public stockholder who purchased shares in the IPO (excluding the initial stockholders) and still holds them at the time of the business combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the MOBV Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against MOBV, it may not have sufficient funds following the consummation of the business combination to pay such claims, or if claims are successfully brought against SVH following the consummation of the business combination, SVH’s results of operations could be adversely affected and, in any event, SVH may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

A market for SVH’s securities may not continue, which would adversely affect the liquidity and price of SVH’s securities.

Following the business combination, the price of SVH’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for SVH’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of SVH’s securities after the business combination can vary due to general economic conditions and forecasts, SVH’s general business condition and the release of SVH’s financial reports. Additionally, if SVH’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of SVH’s securities may be more limited than if SVH was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

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If the business combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of the post-merger company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of MOBV Shares prior to the consummation of the business combination may decline. The market values of SVH’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which MOBV’s stockholders vote on the Business Combination.

Following the Business Combination, fluctuations in the price of SVH’s securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in SVH Shares, and SVH Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of SVH Shares may not recover and may experience a further decline.

Factors affecting the trading price of SVH Shares may include:

●	actual or anticipated fluctuations in SVH’s financial results or the financial results of companies perceived to be similar to SVH;

●	changes in the market’s expectations regarding SVH’s operating results;

●	success of competitors;

●	SVH’s operating results failing to meet the expectations of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning SVH or the industries in which SVH operates in general;

●	operating and share price performance of other companies that investors deem comparable to SVH;

●	changes in laws and regulations affecting SVH’s business;

●	commencement of, or involvement in, litigation involving SVH;

●	changes in SVH’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of SVH Shares available for public sale;

●	any major change in SVH’s board or management;

●	sales of substantial amounts of SVH Shares by SVH’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may also impact the market price of the post-merger entity’s securities irrespective of MOBV’s or SVH’s operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of SVH Shares, may not be predictable. A loss of investor confidence in the market for the stocks of the EV industry could decrease in our stock price regardless of MOBV’s or SVH’s business, prospects, financial conditions or results of operations.

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If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about SVH, its business, or its market, or if they change their recommendations regarding SVH Shares adversely, then the price and trading volume of SVH Shares could decline.

The trading market for SVH Shares will be influenced by the research and reports that industry or securities analysts may publish about us, SVH’s business and operations, SVH’s market, or SVH’s competitors. Securities and industry analysts do not currently, and may never, publish research on MOBV. If no securities or industry analysts commence coverage of SVH, SVH’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover MOBV change their recommendation regarding SVH Shares adversely, or provide more favorable relative recommendations about MOBV’s SVH’s competitors, the price of SVH Shares would likely decline. If any analyst who may cover MOBV were to cease coverage of SVH or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause SVH’s share price or trading volume to decline.

There is no guarantee that an active and liquid public market for SVH Shares will develop.

MOBV is currently a blank check company and there has not been a public market for SVH Shares since it is a private company. A liquid trading market for SVH Shares may never develop. This risk will be exacerbated if there is a high level of redemptions of MOBV Public Sing hares in connection with the Closing of the Business Combination.

In the absence of a liquid public trading market:

●	you may not be able to liquidate your investment in SVH Shares;

●	you may not be able to resell your SVH Shares at or above the price attributed to them in the business combination;

●	the market price of SVH Shares may experience significant price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders for SVH Shares.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect SVH’s business, investments and results of operations.

SVH will be subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, SVH will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on SVH’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on SVH’s business and results of operations.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Additional lawsuits may be filed against MOBV or its directors and officers in connection with the Transactions. Defending such additional lawsuits could require MOBV to incur significant costs and draw the attention of Peter Bilitsch, MOBV’s Chief Executive Officer, and Weng Kiat (Adron) Leow, MOBV’s Chief Financial Officer (collectively, “MOBV’s management team”) away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe. See “The Business Combination Proposal — Litigation Relating to the Business Combination.”

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our stockholders may not have access to certain information they deem important. Upon consummation of the Transactions, SVH will continue to be an emerging growth company and intends to continue to take advantage of the exemptions described above for as long as it continues to be an emerging growth company.

We cannot predict if investors will find MOBV Shares less attractive because we rely on these exemptions. If some investors find MOBV Shares less attractive as a result, there may be a less active trading market for MOBV Shares and our stock price may be more volatile.

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The Sponsor is, is controlled by, and has substantial ties with a non-U.S. person which could impact our ability to complete the Business Combination.

The Sponsor, Mobiv Pte. Ltd., a Singapore private company, was founded by Milan Vido Partners Pte. Ltd., a Singapore private company, which was founded and is owned by MOBV’s chief executive officer, Mr. Peter Bilitsch, which means MOBV may be deemed a foreign owned business at the time of the Business Combination. MOBV’s Sponsor owns approximately 23% of the outstanding shares of MOBV. Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because the Sponsor may be considered a “foreign person” under such rules and regulations, any proposed Business Combination between us and a U.S. business engaged in a regulated industry or which may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS review was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If the Business Combination falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete its initial business combination (until February 8, 2024, 18 months from the closing of MOBV’s Initial Public Offering, if we extend the time to complete a business combination), our failure to obtain any required approvals within the requisite time period may require us to liquidate. If MOBV liquidates, its public shareholders may only receive the cash held in the trust account, and the MOBV Warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

MOBV may not be able to complete the Business Combination if it becomes subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated by MOBV, it may not be able to consummate an initial business combination.

For example, among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by CFIUS. CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate the Business Combination. Transactions with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses relating to a country’s culture or heritage may be implicated.

U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to MOBV or SVH. In such event, MOBV may not be able to consummate the Business Combination.

As a result of these various restrictions, even though the Business Combination may be approved by the Board, a governmental or regulatory body may intervene and prevent the transaction from occurring. Moreover, the process of government review, could be lengthy. Because MOBV has only a limited time to complete a business combination, our failure to obtain any required approvals within the requisite time period may require MOBV to liquidate. If MOBV were to liquidate, its public stockholders may only receive $10.25 per share, and its warrants will expire worthless. This will also cause you to lose any potential investment opportunity in SVH and the chance of realizing future gains on your investment through any price appreciation in SVH.

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MOBV may be deemed a “foreign person” under the regulations relating to CFIUS, and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

The Sponsor, Mobiv Pte. Ltd., a Singapore private company, was founded by Milan Vido Partners Pte. Ltd., a Singapore private company, which was founded and is owned by MOBV’s chief executive officer, Mr. Peter Bilitsch, an individual who resides in and is a permanent resident of Malaysia and is a citizen of Germany. If CFIUS were to consider MOBV to be a “foreign person” and believe that the business of SVH may affect national security, MOBV could be subject to foreign ownership restrictions and/or CFIUS review. If SVH falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, MOBV may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

If MOBV is determined to be a “foreign person” and subject to CFIUS review, CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order MOBV to divest all or a portion of a U.S. business of SVH if MOBV had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the Sponsor.

Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because MOBV has only a limited time to complete an initial Business Combination, MOBV’s failure to obtain any required approvals within the requisite time period may require it to liquidate. If MOBV liquidates, its public stockholders may only receive $10.25 per share, and MOBV’s warrants will expire worthless. This will also cause you to lose any potential investment opportunity in the Business Combination and the chance of realizing future gains on your investment through any price appreciation in SVH.

Risks Related to the Redemption

If a stockholder fails to receive notice of MOBV’s offer to redeem MOBV Shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/ prospectus describes the various procedures that must be complied with in order for a holder of MOBV Shares to validly redeem its MOBV Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

The holders of MOBV Shares will be entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of MOBV’s initial business combination, (b) the redemption of any MOBV Shares properly submitted, (b) the redemption of any MOBV Shares properly submitted in connection with a stockholder vote to amend and restate the certificate of incorporation (i) to modify the substance or timing of MOBV’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of our MOBV Shares if it does not complete its initial business combination within 18 months from the closing of its IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the MOBV Shares if MOBV is unable to complete its business combination within 18 months from the closing of its IPO, subject to applicable law. Stockholders who do not exercise their rights to the funds in connection with an amendment to MOBV’s certificate of incorporation would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

You must tender your shares of MOBV Shares in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to MOBV’s transfer agent or to deliver your shares of common stock to the transfer agent electronically using The DTC’s DWAC System, which election would likely be determined based on the manner in which you hold your shares of common stock, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

MOBV does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of MOBV’s stockholders do not agree.

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MOBV’s existing charter does not provide a specified maximum redemption threshold, except that MOBV will not redeem public shares in an amount that would cause MOBV’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Business Combination Agreement provides that MOBV’s and SVH’s respective obligations to consummate the business combination are conditioned on MOBV having at least $5,000,001 of net tangible assets as of the Closing. As a result, MOBV may be able to complete the business combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by MOBV or the persons described above have been entered into with any such investor or holder. MOBV will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event that the aggregate cash consideration that MOBV would be required to pay for all shares of MOBV Shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Business Combination Agreement, exceeds the aggregate amount of cash available to MOBV, MOBV may not complete the business combination or redeem any shares, all shares of MOBV Shares submitted for redemption will be returned to the holders thereof and MOBV may instead search for an alternate business combination.

If MOBV’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their public shares for a pro rata portion of the trust account.

Stockholders holding public shares may demand that MOBV redeem their public shares for a pro rata portion of the trust account, calculated as of two business days prior to the MOBV Special Meeting. Stockholders who seek to exercise this redemption right must deliver their MOBV Shares (either physically or electronically) to the Transfer Agent prior to the vote at the special meeting. Any stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her or its public shares for a pro rata portion of the trust account.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of MOBV Shares included in the units sold in the MOBV IPO unless such stockholder first obtains MOBV’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, MOBV will require each public stockholder seeking to exercise redemption rights to certify to MOBV whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to MOBV at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which MOBV makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over MOBV’s ability to consummate the business combination and you could suffer a material loss on your investment in MOBV if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if MOBV consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the MOBV IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. MOBV cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of MOBV Shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge MOBV’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

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However, MOBV’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

The Sponsor and MOBV’s directors, officers, advisors or their affiliates may elect to purchase MOBV Shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of MOBV Shares.

The Sponsor and MOBV’s directors, officers, advisors or their affiliates may purchase MOBV Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of MOBV Shares the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. However, the Sponsor and MOBV’s directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. The Sponsor and MOBV’s directors, officers, advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of public shares could be to increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of MOBV Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. Further, in the event our Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants in privately negotiated transactions from public holders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

●	This proxy statement/prospectus statement discloses the possibility that the Sponsor, directors, officers, advisors or any of their respective affiliates may purchase MOBV Shares or MOBV Warrants from public holders outside the redemption process, along with the purpose of such purchases;

●	If the Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants from public holders:

◌	such Sponsor, directors, officers, advisors or affiliates would do so at a price no higher than the price offered through our redemption process;
◌	such purchased shares would not be voted in favor of approving the Business Combination;
◌	such Sponsor, directors, officers, advisors or affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and
◌	MOBV will disclose in a Current Report on Form 8-K, before the Special Meeting, the following:

■	the amount of our securities purchased outside of the redemption offer by the Sponsor, directors, officers, advisors or any of their respective affiliates, along with the purchase price;
■	the purpose of such purchases;
■	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;
■	the identities of MOBV’s selling stockholders for such purchases (if not purchased on the open market) or the nature of MOBV’s stockholders (e.g., 5% stockholders) who sold to the Sponsor, directors, officers, advisors or any of their respective affiliates; and
■	the number of MOBV Shares for which we have received redemption requests pursuant to the redemption offer.

In addition, if such purchases are made, the public “float” of MOBV Shares and the number of beneficial holders of MOBV Shares may be reduced, possibly making it difficult for SVH to obtain the quotation, listing or trading of its securities on a national securities exchange after the completion of the business combination. See the section entitled “The Business Combination Proposal — Potential Purchases of MOBV Shares” for a description of how the Sponsor, directors, officers, advisors or any of their respective affiliates will select which stockholders or warrant holders to purchase securities from in any private transaction.

MOBV’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to MOBV’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.25 per share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and MOBV’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MOBV’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While MOBV currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to MOBV, it is possible that MOBV’s independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If MOBV’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to MOBV’s public stockholders may be reduced below $10.25 per share.

The per-share amount that would otherwise be received by MOBV’s stockholders in connection with MOBV’s liquidation may be reduced if MOBV is involved in a bankruptcy proceeding prior to distributing the proceeds in the Trust Account.

If, before distributing the proceeds in the Trust Account to the public stockholders, MOBV files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against MOBV that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MOBV’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MOBV’s stockholders. To the extent any bankruptcy claim depletes the Trust Account, the per-share amount that would otherwise be received by MOBV’s stockholders in connection with MOBV’s liquidation may be reduced.

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MOBV’s stockholders may be held liable for claims by third parties against MOBV to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to its public stockholders upon the redemption of the public shares in the event MOBV does not complete its initial business combination by February 8, 2024, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is MOBV’s intention to redeem its public shares as soon as reasonably possible following February 8, 2024, in the event MOBV does not complete its business combination and, therefore, MOBV does not intend to comply with those procedures.

Because MOBV will not be complying with Section 280, Section 281(b) of the DGCL requires MOBV to adopt a plan, based on facts known to MOBV at such time that will provide for its payment of all existing and pending claims or claims that may potentially be brought against MOBV within the 10 years following its dissolution. However, because MOBV is a blank check company, rather than an operating company, and MOBV’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from MOBV’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If MOBV’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. MOBV cannot assure you that it will properly assess all claims that may potentially be brought against it. As such, MOBV’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of MOBV’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the public stockholders upon the redemption of the public shares in the event MOBV does not complete its initial business combination by February 8, 2024, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by MOBV’s stockholders is not obtained or that there are not sufficient funds in the trust account, in each case, subject to certain terms specified in the Business Combination Agreement, or that other closing conditions are not satisfied. If MOBV does not complete the business combination, it could be subject to several risks, including:

●	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

●	negative reactions from the financial markets, including declines in the price of MOBV Shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

●	the attention of its management will have been diverted to the business combination rather than its own operations and pursuit of other opportunities that could have been beneficial to MOBV.

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There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of MOBV might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of MOBV who wish to redeem their shares of MOBV Shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of MOBV Shares for a pro rata portion of the funds held in the trust account.

Stockholders electing to redeem their shares of MOBV Shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “The MOBV Special Meeting — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite MOBV’s compliance with the proxy rules, a stockholder fails to receive MOBV proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of MOBV Shares. In addition, the proxy materials that MOBV is furnishing to holders of public shares of MOBV Shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of MOBV Shares. In the event that a stockholder fails to comply with these procedures, its MOBV Shares may not be redeemed.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of MOBV Shares.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of our MOBV Shares who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend or a sale taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any MOBV Securities following the redemption, and if so, the total number of MOBV Securities held by the holder both before and after the redemption relative to all MOBV Securities outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in MOBV or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the U.S. Internal Revenue Service (the “IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Redemption to MOBV Stockholder — U.S. Federal Income Tax Consequences for MOBV Stockholders Exercising Redemption Rights.”

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The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.25 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that MOBV is unable to complete its initial business combination or make certain amendments to the amended and restated certificate of incorporation, its public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to us, net of taxes payable. Negative interest rates could impact the per-share redemption amount that may be received by public stockholders.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MOBV and SVH’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what actual financial position or results of operations would have been had the business combination been completed on the dates indicated.

Following the consummation of the Business Combination, the Company may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Following the consummation of the Business Combination, the Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders. If and when the Public Warrants become redeemable by the Company may exercise its redemption rights if there is a current registration statement in effect with respect to the shares of the Company’s common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to holder your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private warrants will be redeemable by the Company for cash so long as they are held by the Sponsor or its permitted transferees.

In the event the Company determines to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of our redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemptions via the Company’s posting of the redemption notice to DTC. The closing price for the MOBV Shares as of August 17, 2023 was $10.66 and has never exceeded the $18.00 thresholder that would trigger the right to redeem the Public Warrants following the Closing.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the MOBV Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The MOBV Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, MOBV is unable to consummate the business combination. If the adjournment proposal is not approved, the MOBV Board will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination will not be approved.

Risks related to SVH

There will be material differences between your current rights as a holder of MOBV securities and the rights one can expect as a holder of SVH’s securities, some of which may adversely affect you.

Upon completion of the Business Combination, MOBV Stockholders will no longer be stockholders of MOBV, but will be shareholders of SVH, which is an exempted company incorporated under the laws of the Cayman Islands. There will be material differences between the current rights of MOBV Stockholders and the rights you can expect to have as a holder of the SVH Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of MOBV Stockholders and the SVH shareholders, see the section of this proxy statement/prospectus titled “Comparison of Stockholder’s Rights.”

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MOBV’s stockholders cannot be sure of the market value of the SVH Shares to be issued upon completion of the Business Combination.

The holders of shares of MOBV Shares issued and outstanding immediately prior to the Merger (other than any redeemed shares) will receive one SVH Share in exchange for each MOBV Shares held by them, rather than a number of shares with a particular fixed market value. The market value of MOBV Shares at the time of the business combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which MOBV stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of MOBV Shares, the market value of the SVH Shares issued in the business combination and the MOBV Shares surrendered in the business combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by MOBV’s stockholders will be SVH Shares. Following consummation of the business combination, the market price of SVH’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

●	changes in financial estimates by analysts;

●	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

●	fluctuations in its financial results or the financial results of companies perceived to be similar to it;

●	general economic conditions;

●	changes in market valuations of similar companies;

●	terrorist acts;

●	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

●	future sales of SVH Shares;

●	regulatory developments in the United States, foreign countries, or both;

●	litigation involving SVH, its subsidiaries or its general industry; and

●	additions or departures of key personnel.

In addition, it is possible that the business combination may not be completed until a significant period of time has passed after the special meeting of MOBV’s stockholders. As a result, the market value of MOBV Shares may vary significantly from the date of the special meeting to the date of the completion of the business combination. You are urged to obtain up-to-date prices for MOBV Shares. There is no assurance that the business combination will be completed, that there will not be a delay in the completion of the business combination or that all or any of the anticipated benefits of the business combination will be obtained.

The exercise of discretion by MOBV’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of MOBV Stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require MOBV to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that MOBV is entitled to under those agreements. Such events could arise because of changes in the course of SVH business, a request by SVH to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SVH’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in MOBV’s discretion, acting through its board of directors, to grant MOBV’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for MOBV and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MOBV does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the business combination has been obtained. While certain changes could be made without further stockholder approval, if there were a change to the terms of the transaction that would have a material impact on the stockholders, MOBV will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

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Upon completion of the Business Combination, MOBV Stockholders will become SVH shareholders, MOBV warrant holders will become holders of SVH Warrants and the market price for the SVH Shares may be affected by factors different from those that historically have affected MOBV Shares.

Upon completion of the Business Combination, MOBV Stockholders will become SVH shareholders and MOBV warrant holders will become holders of SVH Warrants, with each SVH Warrant exercisable to acquire one SVH Share. SVH’s business differs from that of MOBV, and, accordingly, the results of operations of SVH will be affected by some factors that are different from those currently affecting the results of operations of MOBV. MOBV is a special purpose acquisition company incorporated in Delaware that is not engaged in any operating activity, directly or indirectly. SVH is a holding company and its subsidiary, SVM, is engaged in assembling mobility products in India. SVH’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which MOBV was not exposed. For a discussion of the business of SVH, see the section of this proxy statement/prospectus titled “SVH’s Business.”

Upon completion of the Business Combination, MOBV stockholders who have not redeemed their MOBV Shares will receive two SVH Shares for each MOBV Share held at Closing, which will cause dilution to existing holders of SVH Shares and may decrease the price of the SVH Shares.

Upon completion of the Business Combination, MOBV stockholders who have not redeemed their MOBV Shares will receive two SVH Shares for each MOBV Share held at Closing, which will cause dilution to existing holders of SVH Shares and may decrease the price of the SVH Shares. Depending on the number of SVH Shares outstanding after Closing and the market reception of the Business Combination, there could be downward pressure on the price of SVH Shares.

Fluctuations in operating results, earnings, and other factors, including incidents involving SVH’s and its subsidiaries’ customers and negative media coverage, may result in significant decreases or fluctuations in the price of SVH’s securities post-Business Combination.

The stock markets experience volatility that may be unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of SVH’s securities post-Business Combination and, as a result, there may be significant volatility in the market price of SVH’s securities post-Business Combination. Separately, if SVH is unable to operate as profitably as investors expect, the market price of SVH’s securities post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of SVH’s control could have an adverse effect on the price of SVH’s securities post Business Combination and increase fluctuations in its earnings. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in monetary, fiscal, and tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the renewable energy industry.

SVH is a holding company. SVH’s sole material assets after the Business Combination will be its equity interest in SVM and its other direct and indirect subsidiaries and it is accordingly dependent upon distributions from such subsidiaries to pay taxes and cover its corporate and other overhead expenses.

SVH is a holding company and will have no material assets other than its equity interest in SVM and its other direct and indirect subsidiaries. SVH has no independent means of generating revenue. To the extent any subsidiary has available cash, SVH intends to cause the subsidiary to make non-pro rata payments to SVH to reimburse it for its corporate and other overhead expenses. To the extent that SVH needs funds and a subsidiary is restricted from making such distributions or payment under applicable law or regulation or under the terms of any financing arrangements due to restrictive covenants or otherwise, or are otherwise unable to provide such funds, SVH’s liquidity and financial condition could be materially adversely affected.

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SVH may issue additional SVH Shares or other securities without shareholder approval in certain circumstances, which would dilute existing ownership interests and may depress the market price of its shares.

SVH may issue additional SVH Shares or other equity securities of equal or senior rank in the future in connection with, among other things, SVH’s equity incentive plan or in connection with a founder investor put financing issuance under the terms of the Registration Rights Agreement (for details, see “Certain Relationships and Related Person Transactions—SVH related party transactions—Registration Rights Agreement”) without further shareholder approval, in a number of circumstances. SVH’s issuance of additional SVH Shares or other equity securities of equal or senior rank would have the following effects:

●	SVH’s existing shareholders’ proportionate ownership interest in SVH may decrease;

●	the amount of cash available per SVH Share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding shares may be diminished; and

●	the market price of SVH Shares may decline.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about SVH, its share price and trading volume could decline significantly.

The market for SVH’s Shares will depend in part on the research and reports that securities or industry analysts publish about SVH or its business. Securities and industry analysts do not currently, and may never, publish research on SVH. If no securities or industry analysts commence coverage of SVH, the market price and liquidity for SVH Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover SVH downgrade their opinions about SVH’s Shares, publish inaccurate or unfavorable research about SVH, or cease publishing about SVH regularly, demand for SVH’s Shares could decrease, which might cause its share price and trading volume to decline significantly.

Future resales of the SVH Shares issued in connection with the Transactions may cause the market price of the SVH Shares to drop significantly, even if SVH’s business is doing well.

Under the Business Combination Agreement, the parties thereto, or the “Business Combination Agreement Parties,” will receive, among other things, a significant amount of SVH’s shares. Pursuant to the Lock-up Agreements, certain parties will be restricted from selling any of the SVH securities that they receive as a result of the share exchange until the earlier of (i) six (6) months after the Closing or (ii) the first time that the last reported sale price of such SVH Shares equals or exceeds $12.00 per share (subject to equitable adjustment) for any 20 trading days within any consecutive 30 trading-day period. See the section of this proxy statement/prospectus titled “The Business Combination Proposals.”

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement SVH files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Business Combination Agreement Parties, and certain other significant shareholders may sell large amounts of SVH securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in SVH’s share price or putting significant downward pressure on the price of the SVH’s Shares.

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Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement SVH files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Business Combination Agreement Parties may sell large amounts of SVH Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the SVH Shares or putting significant downward pressure on the price of the SVH Shares.

SVH cannot predict the size of future issuances of SVH Shares or the effect, if any, that future issuances and sales of shares of SVH Shares will have on the market price of the SVH Shares. Sales of substantial amounts of SVH Shares (including those issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of SVH Shares.

SVH’s management team has limited experience managing a public company.

Most members of SVH’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. SVH’s management team may not successfully or efficiently manage SVH’s transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from SVH’s senior management and could divert their attention away from the day-to-day management of SVH’s business, which could adversely affect its business, results of operations, cash flows and financial condition. In addition, SVH expects to hire additional personnel to support its operations as a public company, which will increase its operating costs in future periods.

SVH will incur higher costs post-Business Combination as a result of being a public company.

SVH will incur additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. SVH will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act, and related rules implemented by the SEC and the Nasdaq, as well as similar legislation in applicable jurisdictions. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. SVH expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although SVH is currently unable to estimate these costs with any degree of certainty. SVH may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for SVH to obtain certain types of insurance, including director and officer liability insurance, and SVH may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for SVH to attract and retain qualified persons to serve on the SVH Board, board committees or as executive officers. Furthermore, if SVH’s securities are listed on the Nasdaq and SVH is unable to satisfy its obligations as a public company, it could be subject to delisting of SVH’s securities, fines, sanctions and other regulatory action and potentially civil litigation.

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As a “foreign private issuer” under the rules and regulations of the SEC, SVH is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

SVH is, and will after the consummation of the Business Combination be, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, SVH is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. SVH currently prepares its financial statements in accordance with U.S. GAAP. SVH is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to stockholders. In addition, SVH’s officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of SVH’s securities. Accordingly, after the Business Combination, if you continue to hold SVH’s securities, you may receive less or different information about SVH than you currently receive about MOBV or that you would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on the Nasdaq, SVH is permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. However, SVH cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow SVH to follow its home country practice. If SVH loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, SVH would likely incur substantial costs in fulfilling these additional regulatory requirements and members of SVH’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

If SVH fails to maintain an effective system of internal control over financial reporting, SVH may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in SVH’s financial and other public reporting, which is likely to negatively affect SVH’s business and the market price of SVH Shares.

Effective internal control over financial reporting is necessary for SVH to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in SVH’s implementation could cause SVH to fail to meet its reporting obligations. In addition, any testing conducted by SVH, or any testing conducted by SVH’s independent registered public accounting firm, may reveal deficiencies in SVH’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to SVH’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in SVH’s reported financial information, which is likely to negatively affect SVH’s business and the market price of SVH Shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express MOBV’s, SVH’s and the SVM’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding MOBV’s, SVH’s and the SVM’s intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits and synergies of the Transactions, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which SVM operates as well as any information concerning possible or assumed future results of operations of the combined company after giving effect to the Transactions. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting SVH, SVM and MOBV. Factors that may impact such forward-looking statements include:

●	the number of MOBV’s stockholders voting against the Business Combination proposals;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the ability to maintain the listing of the SVH Shares on a national securities exchange following the Business Combination;

●	SVH’s management of its business strategy and plans;

●	changes adversely affecting the renewable energy industry;

●	the impact of pandemics or other adverse public health developments on SVH’s business;

●	the outcome of any legal proceedings that may be instituted against SVH, SVM or MOBV following the announcement of the Business Combination and the Transactions contemplated thereby;

●	the risk that the Business Combination disrupts current plans and operations of SVH as a result of the announcement and consummation of the Transactions described herein;

●	changes in applicable laws or regulations;

●	general economic conditions; and

●	SVH’s estimates of its expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain additional financing.

The forward-looking statements contained in this proxy statement/prospectus are based on SVH’s, SVM’s and MOBV’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and SVH. There can be no assurance that future developments affecting SVH, SVM and/or MOBV will be those that SVH, SVM or MOBV has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either SVH’s, SVM’s or MOBV’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SVH, SVM and MOBV will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal, or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect SVH, MOBV and/or SVM.

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MOBV SPECIAL MEETING

General

MOBV is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the MOBV Special Meeting to be held on        , 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to its stockholders on or about          , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides its stockholders with information they need to know to be able to vote or instruct their vote to be cast at the MOBV Special Meeting.

Date, Time and Place

The special meeting, or the “MOBV Special Meeting,” will be held on         , 2023, at 10:00 a.m., Eastern Time, via live webcast at https://www.cstproxy.com/mobivac/sm2023, and at the offices of Winston & Strawn LLP at 800 Capitol Street, Houston, TX, 77002, or such other date, time and place to which such meeting may be adjourned or virtually postponed, to consider and vote upon the proposals.

Purpose of the MOBV Special Meeting

At the MOBV Special Meeting, MOBV is asking holders of shares of its common stock to:

●	Business Combination Proposal - consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the terms thereto, or the “Business Combination Proposal”;

●	Adjournment Proposal - consider and vote upon a proposal to adjourn the MOBV Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the MOBV Special Meeting, there are not sufficient votes to authorize MOBV to consummate the Business Combination and each other matter to be considered at the MOBV Special Meeting, or the “Adjournment Proposal.”

Recommendation of the MOBV Board

The MOBV Board believes that the Business Combination Proposal and the other proposals to be presented at the MOBV Special Meeting are in the best interest of MOBV’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the MOBV Special Meeting.

The existence of financial and personal interests of one or more of MOBV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MOBV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, MOBV’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal-Interests of MOBV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

MOBV Stockholders will be entitled to vote or direct votes to be cast at the MOBV Special Meeting if they owned shares of MOBV Shares at the close of business on August 17, 2023, which is the “record date” for the MOBV Special Meeting. Stockholders will have one vote for each MOBV Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 8,817,987 shares of common stock issued and outstanding.

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Quorum

A quorum of MOBV stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the MOBV Special Meeting of the holders of shares of outstanding capital stock of MOBV representing a majority of the voting power of all outstanding shares of capital stock of MOBV entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the MOBV Special Meeting. As of the record date for the MOBV Special Meeting, 4,408,994 MOBV Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. An abstention will count as a vote against the Business Combination Proposal and the Adjournment Proposal.

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. MOBV believes all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for the purpose of determining the number of votes cast at the MOBV Special Meeting. Broker non-votes will count as a vote against the Business Combination Proposal and the Adjournment Proposal.

Vote Required for Approval

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on those respective proposals at the MOBV Special Meeting.

Voting Your Shares

Each MOBV Share that you own in your name entitles you to one vote. Your proxy card shows the number of MOBV Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares at the MOBV Special Meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by MOBV’s board “FOR” the Business Combination Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the MOBV Special Meeting. Votes received after a matter has been voted upon at the MOBV Special Meeting will not be counted.

●	You can attend the MOBV Special Meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way MOBV can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an MOBV Stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify MOBV’s Secretary in writing before the MOBV Special Meeting that you have revoked your proxy; or

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●	you may attend the MOBV Special Meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares, you may call Alliance Advisors LLC, MOBV’s proxy solicitor, by calling (855) 835-8316, or by emailing MOBV@allianceadvisors.com.

Redemption Rights

Pursuant to the certificate of incorporation of MOBV, a holder of MOBV Shares purchased in the IPO may demand that MOBV redeem such shares for cash if the Business Combination is consummated. Holders of MOBV Shares will be entitled to receive cash for their shares and demand that MOBV redeem their shares no later than 5:00 pm Eastern Time on            , 2023 (two (2) business days prior to the vote at the MOBV Special Meeting) by (i) submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (ii) delivering their shares to the Transfer Agent physically or electronically using The DTC’s DWAC System. If the Business Combination is not approved or completed for any reason, then MOBV’s public stockholders who elected to exercise their redemption rights will not be entitled to convert their shares into a full pro rata portion of the Trust Account, as applicable. In such case, MOBV will promptly return any shares delivered by holders of MOBV Shares for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of MOBV. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of MOBV Shares properly demands redemption, MOBV will redeem each MOBV Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination in accordance with the certificate of incorporation of MOBV. As of the Record Date, this would amount to approximately $10.69 per share. If a holder of MOBV Shares exercises its redemption rights, then it will be exchanging its MOBV Shares for cash and will no longer own the shares. See the section titled “The MOBV Special Meeting—Redemption Rights” for a detailed description of the procedures to be followed if MOBV stockholders wish to redeem their shares for cash.

The Business Combination will not be consummated if MOBV has net tangible assets of less than $5,000,001 after taking into account holders of MOBV Shares that have properly demanded redemption of their shares upon the consummation of the Business Combination.

Holders of MOBV Warrants will not have redemption rights with respect to such securities.

Appraisal Rights

None of the MOBV stockholders have appraisal rights in connection with the Business Combination under the DGCL. See the section titled “Appraisal Rights.”

Proxy Solicitation Costs

MOBV is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. MOBV and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. MOBV will bear the cost of the solicitation.

MOBV has hired Alliance Advisors LLC to assist in the proxy solicitation process. MOBV will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

MOBV will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MOBV will reimburse them for their reasonable expenses.

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THE BUSINESS COMBINATION PROPOSAL

General

Holders of MOBV Shares are being asked to adopt the Business Combination Agreement, approve the terms thereto and approve the Transactions contemplated thereby, including the Merger. The stockholders of MOBV should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

MOBV may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the outstanding MOBV Shares present and entitled to vote on the Business Combination Proposal at the MOBV Special Meeting.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. The stockholders of MOBV and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. MOBV and SVH do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about MOBV, SVH, or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which, among other things, Merger Sub will merge with and into MOBV, with MOBV surviving, we refer to this as the “Merger.” The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

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The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of MOBV and Merger Sub shall vest in and become the assets and liabilities of MOBV as the surviving company, and MOBV shall thereafter exist as a wholly-owned subsidiary of SVH, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of SVH shall be the board of directors and executive officers of MOBV, and (iv) each issued and outstanding MOBV Share immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain SVH Shares.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

Treatment of Securities

Stock Split. At the Merger Effective Time (as defined in the Business Combination Agreement), immediately prior to the Unit Separation (as defined below), SVH shall effect a share sub-division of all of the SVH Shares (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Business Combination Agreement) of SVH or such other corporate action which shall result in the same number of shares in issue as would have been the case if a stock split had been undertaken (the “Stock Split”), such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Earn Out Shares (as defined below) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by SVH, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below) to permit the liquidation of the SVM minority shareholders’ 5.98% interest in SVM by SVH or the minority shareholders. For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

Units. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each MOBV Unit, consisting of one (1) MOBV Public Share, and one (1) MOBV Public Warrant, issued and outstanding immediately prior to the Effective Time shall be automatically detached (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) MOBV Public Share and one (1) MOBV Public Warrant.

Placement Units. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each Placement Unit, consisting of one (1) MOBV Public Share, and one (1) Private Warrant, issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) MOBV Public Share and one (1) Private Warrant.

Founder Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each founder share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one SVH Share (the “Per Share Consideration”), following which all founder shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

MOBV Public Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each issued and outstanding MOBV Public Share issued and outstanding immediately prior to the Merger Effective Time shall be exchanged automatically for Per Share Consideration, following which all MOBV Public Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

MOBV Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, all rights with respect to MOBV Public Shares underlying the MOBV Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Merger Effective Time: (i) each MOBV Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each MOBV Warrant assumed by SVH shall be equal to the number of MOBV Shares that were subject to such MOBV Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each MOBV Warrant assumed by SVH shall be US$11.50; and (iv) any restriction on the exercise of any MOBV Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such MOBV Warrant shall otherwise remain unchanged.

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Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, SVH or Merger Sub, each MOBV Public Share held in the treasury of MOBV or for which a public shareholder of MOBV has demanded that MOBV redeem such MOBV Public Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the party of any party or the holders of securities of MOBV, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Business Combination Agreement, certain shareholders of SVH (the “Pre-Closing Company Shareholders”) are entitled to receive their Pro Rata Portion of up to 25,000,000 SVH Shares (the “Earn Out Shares”), as follows:

(i)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 1,450,000 Earn Out Shares (the “2024 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days (as defined in the Business Combination Agreement) following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2024 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2024 of $39,000,000 or more;

(ii)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 4,125,000 Earn Out Shares (the “2025 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2025 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2025 of $117,000,000 or more; and

(iii)	Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 19,425,000 Earn Out Shares (the “2026 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days (such date, the “2026 Earn Out Release Date”) following the filing with the SEC by SVH of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026 which reflects Vehicle Sales Revenue of SVH for the fiscal year 2026 of $553,000,000 or more;

(iv)	If either or both of the 2024 Earn Out and the 2025 Earn Out are not earned, each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of the amount of the 2024 Earn Out and the 2025 Earn Out not so earned to be released from the Earn Out Escrow Account on the 2026 Earn Out Release Date if the aggregate total Vehicle Sales Revenue for the fiscal years ended March 31, 2024, 2025 and 2026 is $709,000,000 or more; and

(v)	In the event that any of the Vehicle Sales Revenue triggers set forth above are not met on the applicable Earnout Release Date, but Vehicle Sales Revenue is at least 50% of the stated trigger, then the Company Board shall have discretion to waive the applicable Vehicle Sales Revenue trigger and release all or any portion of the applicable Earn Out Shares available to be released as of such Earnout Release Date.

Closing

The Closing will take place virtually on (i) the third (3rd) Business Day after all the conditions to Closing set forth in Article VI of the Business Combination Agreement have been satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date, time or place as MOBV and SVH may agree in writing.

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Representations and Warranties

The Business Combination Agreement contains representations and warranties of SVH and Merger Sub, and MOBV made solely for the benefit of (i) in the case of SVH and Merger Sub, MOBV and (ii) in the case of MOBV, SVH. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “—Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and, in the case of MOBV, by certain information set forth in the SEC reports filed or furnished before the signing date of the Business Combination Agreement, excluding any disclosures in such SEC reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature (it being understood that nothing disclosed in such SEC reports is deemed to modify or qualify the representations and warranties relating to litigation and proceedings, financial ability and Trust Account, tax matters and capitalization).

The Business Combination Agreement contains representations and warranties of SVH and Merger Sub relating to, among other things, due organization and qualification; subsidiaries; due authorization; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property; privacy; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; permits; customers and suppliers; inventory; statements made in the proxy statement/prospectus; no other representations; and exclusivity of representations and warranties.

The Business Combination Agreement contains representations and warranties of MOBV relating to, among other things, due organization and qualification; due authorization; absence of conflicts; the consent, approval or authorization of governmental authorities; brokers’ fees; information supplied by MOBV; capitalization; SEC reports; trust account; indebtedness; affiliate agreements; litigation; compliance with applicable law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; tax matters; material contracts and absence of default; absence of certain changes or events; employees and employee benefit plans; investment company act; charter provisions; compliance with international trade and anti-corruption laws; insurance; no other representations; and exclusivity of representations and warranties.

Material Adverse Effect

“Company Material Adverse Effect” as used in the Business Combination Agreement means, with respect to SVH, any change, development, circumstance, fact, event, effect or occurrence (each, an “Event”) that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets, Liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole, or (ii) the ability of SVH or Merger Sub to perform its obligations under the Business Combination Agreement or to consummate the Transactions (including the Merger); provided, however, that no Event (by itself or taken with any and all other Events) that results from or arises out of or if related to any of the following shall be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur for purposes the foregoing clause (i):

(a)	general business or economic conditions in or affecting the United States or India, or changes therein, or the global economy generally;

(b)	acts of war, sabotage or terrorism (including cyberterrorism) in the United States or India or any other territories in which a material portion of the business of the Group Companies is located;

(c)	changes in conditions of the financial, banking, capital or securities markets generally in the United States or India, or changes therein, including changes in interest rates in the United States or India and changes in exchange rates for the currencies of such countries;

(d)	changes in any applicable Laws or U.S. GAAP or any official interpretation thereof;

(e)	any Event that is generally applicable to the industries or markets in which any Group Company operates;

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(f)	the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees;

(g)	any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition); or

(h)	any monsoon, hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events in the United States or India, or any escalation of the foregoing;

provided; however, that any Event resulting from a matter described in any of the foregoing clauses (a) through (e) or (g) through (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“SPAC Material Adverse Effect” as used in the Business Combination Agreement means, with respect to MOBV, any Event that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets, Liabilities or condition (financial or otherwise) of MOBV, taken as a whole, or (ii) the ability of MOBV to perform its obligations under the Business Combination Agreement or to consummate the Transactions (including the Merger); provided, however, that no Event (by itself or taken with any and all other Events) that results from or arises out of or if related to any of the following shall be deemed to constitute or be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur for purposes the foregoing clause (i):

(a)	general business or economic conditions in or affecting the United States or India, or changes therein, or the global economy generally;

(b)	acts of war, sabotage or terrorism (including cyberterrorism) in the United States or India or any other territories in which a material portion of the business of MOBV is located;

(c)	changes in conditions of the financial, banking, capital or securities markets generally in the United States or India, or changes therein, including changes in interest rates in the United States or India and changes in exchange rates for the currencies of such countries;

(d)	changes in any applicable Laws or U.S. GAAP or any official interpretation thereof;

(e)	any Event that is generally applicable to the industries or markets in which MOBV operates;

(f)	the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, and licensees;

(g)	any failure by MOBV to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a SPAC Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition); or

(h)	any monsoon, hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events in the United States or India, or any escalation of the foregoing;

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provided; however, that any Event resulting from a matter described in any of the foregoing clauses (a) through (e) or (g) through (h) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on MOBV, taken as a whole, relative to other participants operating in the industries or markets in which MOBV operates.

Covenants of the Parties

The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Merger and efforts to satisfy conditions to the consummation of the Merger. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for MOBV and SVH to use commercially reasonable to cause the registration statement to be filed by SVH to register the SVH Shares and SVH Warrants to be issued in the Transactions (the “Registration Statement”) and the related proxy statement/prospectus (the “Proxy Statement”) to comply in all material respects with the rules and regulations promulgated by the SEC, to promptly notify one another of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff, to have the Registration Statement and Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement and Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. MOBV and SVH have also agreed to use commercially reasonable efforts to obtain all requisite approvals of their respective stockholders and shareholders including, in the case of MOBV, through unanimous approval of the MOBV Board, recommend to MOBV Shareholders the adoption and approval of (a) the Business Combination Agreement and the Transactions (including the Merger and the issuance of the Per Share Consideration thereunder), (b) each other proposal that either the SEC or Nasdaq Stock Market LLC (“Nasdaq”) or the respective staff members thereof indicates is necessary in its comments to the Registration Statement and Proxy Statement or in correspondence related thereto, (c) each other proposal reasonably agreed to by MOBV and SVH as necessary or appropriate in connection with the consummation of the Transactions, (d) the Equity Incentive Plan (as defined below), and (e) a proposal for the adjournment of the MOBV Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “MOBV Board Recommendation”). Additionally, MOBV has agreed to include in the Registration Statement and Proxy Statement such MOBV Board Recommendation.

Non-Solicitation Restrictions; Exclusivity

Each of MOBV and SVH has agreed that:

(i)	SVH shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. SVH shall terminate any data room access of any such parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Merger Sub and SVH (the “Company Parties”) shall not, and shall cause the other Group Companies not to, and shall not authorize or permit their respective Representatives to and will direct such Representatives not to, and shall use their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, engage, or participate in, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) approve, recommend or enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or Merger Sub (or any Affiliate or successor of any Group Company or Merger Sub); (v) waive or otherwise forbear in the enforcement of any rights or other benefits under confidential information agreements relating to a Company Acquisition Proposal, including without limitation any “standstill” or similar provisions thereunder, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SVH agrees to (A) notify MOBV promptly (and in any event within three (3) Business Days) upon receipt of any Company Acquisition Proposal by any Group Company or Merger Sub, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep MOBV reasonably informed on a current basis of any modifications to such offer or information; and

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(ii)	from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, MOBV shall not, and shall not authorize or permit its Representatives to and will direct such Representatives not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, engage, participate in, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) approve, recommend or enter into any Contract (as defined in the Business Combination Agreement) or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of MOBV (or any Subsidiary or successor of MOBV); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. MOBV agrees to (A) notify SVH promptly (and in any event within three (3) Business Day) upon receipt of any SPAC Acquisition Proposal by MOBV, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal) and (B) keep SVH reasonably informed on a current basis of any modifications to such offer or information.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things,

(i)	there shall not have been entered, enacted or promulgated any Law or Order enjoining or prohibiting the consummation of the Transactions, which Law or Order remains in effect;

(ii)	the Registration Statement and Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement and Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement and Proxy Statement, and no Proceeding (as defined in the Business Combination Agreement) seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(iii)	SVH will have obtained the written consent of the requisite holders of SVH Shares (the “Company Shareholder Approval”) holding the issued and outstanding SVH Shares required under the Governing Documents of SVH, on an as converted basis, to approve the proposals for (i) the Stock Split and the issuance of the Escrowed Earnout Shares to the Pre-Closing Company Shareholders, (ii) the increase of the authorized share capital of SVH, (iii) the adoption of SVH’s amended and restated memorandum and articles of association and (iv) the adoption and approval of each other proposal reasonably agreed to by SVH and MOBV as necessary or appropriate in connection with the consummation of the Transactions (together the “SVH Shareholder Proposals”);

(iv)	SVH will have effectuated the Stock Split and shall have issued the Earnout Shares to be placed in the Earnout Escrow Account for the benefit of the Pre-Closing Company Shareholders;

(v)	MOBV will have obtained the approval of the Transaction Proposals (as defined in the Business Combination Agreement) by the affirmative vote of the holders of the requisite number of MOBV Shares entitled to vote thereon, whether in person or by proxy at the MOBV Special Meeting (or any adjournment thereof), in accordance with the Governing Documents of MOBV and applicable law (the “MOBV Stockholder Approval”);

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(vi)	MOBV having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the Transactions and redemptions of any shares of MOBV Public Shares;

(vii)	SVH’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and SVH shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the SVH Shares (including, for the avoidance of doubt, the SVH Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(viii)	all Requisite Regulatory Approvals will have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect;

(ix)	MOBV and SVH shall have obtained consents from certain third parties;

(x)	each Ancillary Document shall have been executed and delivered by the parties thereto and shall be in full force and effect;

(xi)	solely with respect to MOBV:

a.	(A) each of the representations and warranties of SVH and Merger Sub being true and correct to applicable standards and each of the covenants of SVH and Merger Sub having been performed or complied with in all material respects, (B) MOBV’s receipt of an officer’s certificates of SVH and Merger Sub certifying that such representations and warranties are true and correct and such covenants have been performed and complied with, (C) since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing, (D) MOBV’s receipt of a secretary’s certificate of SVH certifying that attached thereto are true and complete copies of resolutions adopted by the Company Board authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and (E) the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to the Business Combination Agreement; and

(xii)	solely with respect to SVH:

a.	(A) each of the representations and warranties of MOBV being true and correct to applicable standards and each of the covenants of MOBV having been performed or complied with in all material respects, (B) SVH’s receipt of a secretary’s certificate of MOBV certifying that attached thereto are true and complete copies of resolutions adopted by the MOBV Board authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and (C) SVH’s receipt of an officer’s certificate of MOBV certifying that such representations and warranties are true and correct and such covenants have been performed and complied with, and (D) at or prior to the Closing, the directors and officers of MOBV shall have resigned or otherwise removed, effective as of or prior to the Closing.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

(i)	by mutual written consent of MOBV and SVH;

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(ii)	by MOBV or SVH if any of the representations or warranties set forth in the Business Combination Agreement shall not be true and correct or if either Party has failed to perform any covenant or agreement on the part of such Party set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in the Business Combination Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SVH by MOBV; provided that the party seeking to terminate the Business Combination Agreement is not then in breach of the Business Combination Agreement so as to prevent the conditions to the Closing from being satisfied;

(iii)	by either MOBV or SVH, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to December 31, 2023 (the “Termination Date”); provided, however, that neither SPAC nor SVH shall be entitled to terminate the Business Combination Agreement if such Person’s material breach of or material failure to fulfill any obligation under the Business Combination Agreement shall have proximately caused the failure of the Closing to occur on or before the Termination Date;

(iv)	by either MOBV or SVH, if any Governmental Entity having competent jurisdiction shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such Order or other action shall have become final and nonappealable or such Law remains in effect; provided, that the Party seeking to terminate the Business Combination Agreement shall have used reasonable best efforts to remove such Order or applicable Law or reverse such action;

(v)	by either MOBV or SVH if the MOBV Special Meeting has been held (including any adjournment thereof), has concluded, MOBV Stockholders have duly voted and the MOBV Stockholder Approval was not obtained;

(vi)	by either MOBV or SVH if the MOBV Stockholder Approval is not obtained; or

(vii)	by SVH if, prior to obtaining the MOBV Stockholder Approval, the MOBV Board (i) shall have made a SPAC Change in Recommendation or (ii) shall have failed to include the SPAC Board Recommendation in the Registration Statement and Proxy Statement distributed to MOBV Stockholders.

Specific Performance

Each party is entitled under the Business Combination Agreement to an injunction, specific performance, or other equitable relief to prevent any other parties from committing a breach of the Business Combination Agreement or the related documents, or to seek to compel specific performance of the obligations of any other party, without proof of damages in addition to any other remedy to which they are entitled at law or in equity.

No Recourse

All actions that are based upon, arising out of, or related to the Business Combination Agreement or the Transactions contemplated therein may be made only against the entities expressly named as parties to the Business Combination Agreement, and then only with respect to the specific obligations set forth therein with respect to such party. Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative, affiliate of a named party to the Business Combination Agreement or affiliate of any of the foregoing will have any liability for any representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Transactions contemplated thereby. Nothing in the Business Combination Agreement is intended to limit any party’s liability for such party’s Fraud (as defined in the Business Combination Agreement).

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Non-survival of Representations, Warranties and Covenants

Each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Merger Effective Time), of the Parties set forth in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, shall terminate at the Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Merger Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (and there shall be no Liability after the Closing in respect thereof), except that each covenant and agreement contained in the Business Combination Agreement or in any Ancillary Document that, by its terms, expressly contemplates performance after the Merger Effective Time shall so survive the Merger Effective Time in accordance with its terms, and then only with respect to any breaches occurring on or after the Closing.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by Delaware law. Any action based upon, arising out of or related to the Business Combination Agreement or the Transactions contemplated thereby shall be brought in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware). Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Transactions.

Related Agreements

Transaction Support Agreements. Concurrently with the execution of the Business Combination Agreement, the holders of SVH Shares holding greater than five percent (5%) of the outstanding SVH Shares (collectively the “Supporting Company Shareholders”) entered into a transaction support agreement (the “Transaction Support Agreement”) with SVH, pursuant to which, among other things, such Supporting Company Shareholders agreed to vote in favor of the approval of the SVH Shareholder Proposals.

Sponsor Letter Agreement. The Sponsor and SVH have entered into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor agreed to vote in favor of the Business Combination Agreement and the Transactions (including the Merger) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Exchange Agreements. At the Closing, certain shareholders of SVM will enter into exchange agreements (the “Exchange Agreements”) with SVH, pursuant to which, among other things, such shareholders of SVM will have a right to transfer one or more of the shares owned by them in SVM to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

Lock-up Agreement and Arrangements. Concurrently with the execution of the Business Combination Agreement, in connection with the Merger, the Sponsor and its Affiliates, Company Management, each member of the Company Board, and certain SVH shareholders, including all existing shareholders of SVH holding greater than 5% of its share capital, will enter into lockup agreements (each, a “Lock-up Agreement”), pursuant to which such Persons have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the SVH Shares held by them until the earlier of (i) six (6) months after the Closing, (ii) the first time that the last reported sale price of such SVH Shares equals or exceeds $12.00 per share (subject to equitable adjustment) for any 20 trading days within any consecutive 30 trading-day period, or (iii) the date on which SVH completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of SVH’s shareholders having the right to exchange their SVH Shares for cash, securities or other property.

Registration Rights Agreement. In connection with the Transactions, SVH, certain stockholders of SVH, and the Sponsor have entered into the Registration Rights Agreement, which will become effective upon the Closing.

Earnout Escrow Agreement. At the Closing, the full amount of the Earn Out Shares will be placed in an escrow account with Continental for the benefit of the Pre-Closing Shareholders pursuant to an Escrow Agreement between SVH, Continental, and Mohanraj Ramasamy as representative of the Earnout Group.

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SVH Warrant Agreement. Immediately prior to the Merger Effective Time, SVH, MOBV, and Continental shall enter into an assignment and assumption agreement pursuant to which MOBV will assign to SVH all of its rights, interests, and obligations in and under the Warrant Agreement, converting the MOBV Warrants as set forth in the Business Combination Agreement and providing that the SVH Warrants issued upon exchange of the MOBV Warrants held by the Sponsor are not redeemable and are exercisable for cash or on a cashless basis, at the holder’s option, so long as they are held by the Sponsor or its permitted transferees.

Organizational Structure

The following simplified diagram illustrates the ownership structure of SVH immediately prior to the consummation of the Business Combination:

The following simplified diagram illustrates the ownership structure of MOBV immediately prior to the consummation of the Business Combination and excluding the Dilutive Interests:

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The following simplified diagrams illustrate the ownership structure of SVH immediately following the consummation of the Business Combination assuming no exercise of redemption rights by public holders of MOBV Shares and excluding the Dilutive Interests:

The following simplified diagrams illustrate the ownership structure of SVH immediately following the consummation of the Business Combination assuming maximum exercise of redemption rights (a redemption rate of 95%) by public holders of MOBV Shares and excluding the Dilutive Interests:

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Governing Documents of SVH Following the Business Combination

The SVH A&R Articles will continue to govern SVH following the Business Combination. See “Description of SVH Securities,” for a description of the SVH A&R Articles.

Headquarters; Stock Symbols

After completion of the Transactions contemplated by the Business Combination Agreement:

●	the corporate headquarters and principal executive offices of SVH will be located at 2nd Floor, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1006, Cayman Islands; and

●	SVH expects the SVH Shares and SVH Warrants will be traded on Nasdaq under the symbols “SVMH” and “SVMHW”.

Background of the Business Combination

The terms of the Business Combination Agreement and the various other agreements contemplated therein are the result of arm’s-length negotiations among MOBV, SVH and their respective representatives and advisors. The following is a brief discussion of the background of these negotiations and a summary of the key meetings and events that led to the execution of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their respective representatives.

MOBV is a blank check company incorporated in Delaware on January 7, 2022, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving MOBV and one or more businesses.

As described in its IPO prospectus, MOBV’s business strategy was to identify and complete one or more business combinations with a target operating in the electric vehicle industry that is compliant with all material applicable laws and regulations within the jurisdictions in which it is located or operates. In evaluating potential businesses and assets to acquire, MOBV, together with its advisors, generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the merger and acquisition marketplace.

On August 3, 2022, MOBV priced its IPO of 8,700,000 Units. Each Unit consists of one MOBV Public Share and one MOBV Public Warrant. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to MOBV of $100,050,000.

Simultaneously with the closing of the IPO, MOBV completed the private sale of an aggregate of 543,300 Placement Units to the Sponsor, at a purchase price of $10.00 per Placement Unit, generating gross proceeds of $5,433,000.

On August 5, 2022, the underwriters purchased an additional 1,305,000 Units pursuant to the full exercise of the over-allotment option. The shares were sold at an offering price of $10.00 per Public Share, generating aggregate additional gross proceeds of $13,050,000.

A total of $102,551,250, comprised of the proceeds from the IPO and the proceeds of the sale of the Placement Units was placed in the Trust Account maintained by Continental, acting as Trustee.

In connection with the Extension Meeting, a total of 4,331,613 MOBV Shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from the Trust Account to pay for the redemptions, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As a result of the redemptions, MOBV now has less liquidity and fewer round-lot holders of public shares, which may make it more difficult for SVH to meet all of the Nasdaq listing requirements. Since it is a condition to closing for SVH to receive approval for listing by Nasdaq of the SVH Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement, MOBV’s reduced public float may make it more difficult for SVH to meet wll of the Nasdaq listing requirements, and to consummate the Business Combination.

It is the job of the Sponsor and MOBV’s management team to complete an initial business combination. MOBV’s management team is led by Peter Bilitsch, MOBV’s Chief Executive Officer and includes Weng Kiat (Adron) Leow, MOBV’s Chief Financial Officer. MOBV must complete an initial business combination by no later than February 8, 2024, 18 months from the closing of MOBV’s IPO, if MOBV extends the period of time to consummate a business combination in full. If MOBV’s initial business combination is not consummated by February 8, 2024, if MOBV extends the period of time to consummate a business combination in full, then MOBV’s existence will terminate, and MOBV will distribute all amounts in the trust account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to MOBV to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

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Prior to the consummation of the IPO, neither MOBV nor anyone on its behalf had contacted any prospective target business (including SVH) or had any substantive discussions, formal or otherwise, with respect to a potential business combination with SVH. After the completion of the IPO, MOBV’s management team commenced an active search for prospective businesses or assets to acquire, reviewing a number of potential target businesses meeting the criteria below. Representatives of MOBV contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities in a variety of sectors.

During that process, MOBV’s management team (at the direction of and in consultation with members of the MOBV Board), its representatives and its advisors developed an initial list of potential business combination candidates primarily identified through MOBV’s management team’s general industry knowledge and network that might have interest in a business combination with MOBV and that possessed some or all of the characteristics described below; met and conducted preliminary discussions with financial advisors, potential target businesses and their management and other stakeholders regarding potential business combination opportunities; considered and conducted analyses of approximately 16 potential business combination candidates; and entered into 14 mutual non-disclosure agreements with potential business combination targets and engaged in further discussions, due diligence and management meetings with 5 potential business combination targets, including SVH.

In connection with its search for a business combination target, MOBV’s management team reviewed business plans, financial statements and projections and certain other due diligence information regarding 5 potential targets (including SVH). The targets included domestic and foreign businesses in a variety of industries, including electrical vehicle manufacturing, healthcare and technology. In selecting these potential business combination candidates, MOBV’s management team identified certain general non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for the business combination. MOBV’s management team broadly focused on target businesses that it believed (i) had operations that aligned with MOBV’s impact-driven investment approach, (ii) had a large and growing potential addressable market, (iii) had a defensible market position and was resilient to economic cycles, (iv) had a visionary management team open to strategic advice, (v) could be acquired at a valuation that would provide attractive risk-adjusted returns for public market investors, (vi) had an attractive financial profile, and (vii) could benefit from the collective capabilities of MOBV’s management team and the Sponsor to tangibly improve its operations and market position. MOBV’s management team engaged in varying levels of discussions, negotiations and due diligence on the potential targets, based on, among other factors, such target’s willingness to consider a potential transaction with MOBV, due diligence access granted by potential targets and MOBV’s management team’s due diligence efforts with potential targets. Other than with respect to SVH, none of these negotiations resulted in an executed letter of intent.

Based on the above criteria and in consultation with the MOBV Board, MOBV’s management team believed that pursuing an initial business combination with any of the other 15 target businesses was not in the best interests of MOBV and its stockholders due to incompatibility with MOBV’s business strategy, challenging competitive dynamics, weaknesses in projected financial performance, structuring challenges, inability to reach agreement on valuation and the determination that, based on the business and financial due diligence performed, such alternative target businesses did not have revenue-generating assets which were sufficient to support a proposed valuation, public company readiness, governance considerations and material decisions by MOBV or the potential target to pursue alternative transactions (including one potential target who decided against partnering with a SPAC).

In connection with the Business Combination process, MOBV has held discussions with certain persons affiliated with MOBV concerning their continued employment, involvement, or role once the Business Combination is consummated. These discussions have occurred on a continuous basis throughout the business combination and prospectus/proxy statement process. These negotiations are still ongoing and expected to continue until the consummation of the Business Combination. Among the various discussions held, to date, the only contract that has progressed from such negotiations is MOBV’s chief financial officer’s employment agreement, which is currently in the drafting and negotiations stage. Additionally, one of the MOBV directors has entered into discussions and negotiations regarding their potential role or status post Business Combination. However, as of August 22, 2023, those discussions have not advanced to a full agreement.

Neither MOBV nor the Sponsor has other SPACs in the process of searching for a target company.

There are no pre-existing relationships between, or among, the Sponsor or MOBV’s officers or director, SVH’s officers or directors, or any other investors.

There are no current formal or formal commitments to retain current financial advisors of SVH or MOBIV after the Closing.

On August 16, 2022, MOBV engaged Winston & Strawn LLP (“Winston”) to act as company counsel given Winston’s significant SPAC expertise.

Description of negotiation process with candidates other than SVH

Following the completion of the IPO, representatives of MOBV engaged in extensive discussions with numerous financial advisors, consulting firms, and private companies, mostly based in Asia, Europe and the USA with respect to a potential acquisition. Marshall & Stevens served as an independent valuation consultant. The financial advisor was EF Hutton, a division of Benchmark Investments, LLC. MOBV’s management team largely focused MOBV’s search on targets operating in the mobility and transportation industry, while also considering attractive opportunities in other industries. Many of these discussions advanced to the point that MOBV executed a non-disclosure agreement with the potential acquisition target. Each confidentiality agreement was entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of the receiving party to use confidential information solely for purposes of evaluating a possible transaction.

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On August 15, 2022, Peter Bilitsch, on behalf of MOBV, contacted the chief executive officer of an Israel-based electric vehicle producer (“Company A”). MOBV’s management team had an introductory call with the chief executive officer of Company A to learn about the business.

On August 24, 2022, MOBV executed a non-disclosure agreement with Company A in order to conduct further investigations into the business of Company A.

In September 2022, MOBV’s management team met Company A’s management team over video calls, and Peter Bilitsch met Company A’s management team in person and sought further information about the business and test drove Company A’s prototype electric vehicle.

By the end of November 2022, following lengthy negotiations with Company A, MOBV’s management team concluded that Company A was not a viable merger target due to its inability to raise working capital, its preference to focus on developing existing products, and a lack of manpower to generate necessary financial documents.

On August 15, 2022, Peter Bilitsch contacted the chief executive officer of a fully integrated medical grade cannabis and hemp business located in Bangkok, Thailand (“Company B”).

On September 28, 2022, MOBV executed a non-disclosure agreement with Company B.

By the middle of November 2022, following business discussions and a meeting between Peter Bilitsch and Company B’s business team in Thailand in early November, the MOBV Board concluded that Company B was not ready to proceed with the transaction or to meet MOBV’s deadline for completing the proposed transaction.

On August 30, 2022, Peter Bilitsch contacted the managing director of a Malaysia-based steel wire manufacturing company with more than 40 years of steel wire and mesh wire manufacturing experience (“Company C”).

On September 5, 2022, MOBV executed a non-disclosure agreement with Company C. MOBV’s management team met with Company C to learn more about the business.

Toward the end of September 2022, the MOBV Board concluded that Company C was not prepared to move forward with the proposed transaction.

On August 29, 2022, Peter Bilitsch contacted a German based electric vehicle company specializing in the production, marketing and development of electric cars in lower price segments, for use in both passenger transport and as utility vehicles for delivery services (“Company D”). MOBV’s management team had a brief discussion with Company D regarding its business.

On September 12, 2022, MOBV executed a non-disclosure agreement with Company D and, on September 13, 2022, MOBV’s management team had further discussions with Company D regarding its business.

On September 20 and 21, 2022, Peter Bilitsch met Company D’s team and sought further information about its business.

By the end of September 2022, the MOBV Board concluded that Company D was not in a position to move forward with the proposed transaction.

On October 26, 2022, Peter Bilitsch was contacted by an advisor to a California-based electric powertrain technology company, helping companies build, improve and power electric vehicles (“Company E”).

On November 22, 2022, MOBV executed a non-disclosure agreement with Company E, and MOBV’s management team received a virtual presentation on the background of Company E.

On December 30, 2022, the MOBV Board determined that Company E was not prepared to proceed with the proposed transaction, as MOBV’s management team was notified that Company E had executed an exclusive letter of intent with a third party.

On November 1, 2022, Peter Bilitsch was introduced by a business contact to the chief executive officer of a Los Angeles, CA-based electric vehicle and urban mobility company (“Company F”). MOBV’s management team sought information about Company F’s business.

On November 27, 2022, MOBV entered into a non-disclosure agreement with Company F.

On November 30, 2022, the MOBV Board decided not to proceed with Company F, as Company F’s prototype had not been finished, and the company was still closer to a concept stage.

On November 2, 2022, Peter Bilitsch contacted a director of a Myanmar based telecommunications company, owned by a Qatar based group (“Company G”). MOBV’s management team had a discussion regarding the background of the business of Company G.

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MOBV’s management team did not receive an executed non-disclosure agreement from Company G and, accordingly, did not proceed with discussions with Company G.

On November 8, 2022, the advisors of a Dayton, Ohio based developer of graphene materials as well as graphene-enabled technologies or next-generation products such as phones, tires, paints and electric vehicles (“Company H”) contacted Peter Bilitsch. MOBV’s management team then interacted with Company H’s advisors on the process for evaluating its business.

On December 1, 2022, MOBV executed a non-disclosure agreement with Company H.

By mid-December 2022, the MOBV Board decided not to proceed with Company H because of the early stage of its product development and because the valuation expectations of Company H were too high.

On November 8, 2022, advisors of a publicly listed supplier of automotive technology solutions and electrical vehicle components with its headquarters in Germany and international operations across Europe and the Asia-Pacific region (“Company I”) contacted MOBV’s management team, who then interacted with Company I’s advisors on the process for evaluating its business.

On November 26, 2022, MOBV executed a non-disclosure agreement with Company I.

By the end of December 2022, the MOBV Board decided not to proceed with Company I, as the founder was focused on confirming his debt restructuring and the controlling stake in the company could not be confirmed.

On November 28, 2022, an advisor for a global provider of clean fuel solutions for commercial vehicles and renewable gas transportation solutions (“Company J”) contacted Peter Bilitsch. MOBV’s management team then interacted with Company J’s advisor on the process for evaluating Company J.

MOBV did not enter into a non-disclosure agreement with Company J and, on January 18, 2023, Company J’s advisor notified MOBV’s management team that Company J was no longer interested in seeking a business combination.

On December 6, 2022, Peter Bilitsch contacted the chairman of a Malaysia-based online learning platform company, with a mission to provide accessible and affordable education to people everywhere (“Company K”).

On December 8, 2022, MOBV entered into a non-disclosure agreement with Company K and met with Company K’s management.

On December 16, 2022, MOBV’s management team decided not to proceed with the proposed transaction with Company K due to the early stage of its business development.

On December 6, 2022, MOBV’s management team contacted the chief executive officer of a Malaysia-based education company, specializing in teaching, coaching and helping children by providing a personalized learning experience in a Montessori, English-speaking environment within a specialized education framework (“Company L”).

On December 7, 2022, MOBV entered into a non-disclosure agreement with Company L, and MOBV’s management team made a site visit to Company L to discuss Company L’s business.

On December 16, 2022, MOBV’s management team decided not to proceed with negotiations, as Company L’s proposed valuation was assessed as too high.

On December 19, 2022, an investor in a US based biotech company aiming to restore optimal cellular health and improve quality of life (“Company M”) contacted Peter Bilitsch to set up a video call between Company M’s chief executive officer and MOBV’s management team.

On December 20, 2022, MOBV entered into a non-disclosure agreement with Company M and discussed the background of Company M’s business.

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On January 11, 2023, MOBV’s management team was notified that Company M was involved in legal proceedings and, consequently, MOBV decided not to proceed with negotiations.

On January 9, 2023, an advanced clean-sheet, battery-powered, zero emissions heavy truck company (“Company N”) contacted MOBV’s management team.

On January 13, 2023, MOBV entered into a non-disclosure agreement with Company N, and MOBV’s management team discussed the background of Company N’s business.

On January 24, 2023, MOBV’s management team decided not to proceed with the proposed transaction with Company N, as Company N did not have sufficient resources to proceed with the transaction.

On January 11, 2023, MOBV’s management team was introduced to a private jet charter company, available exclusively for pre-screened and approved members (“Company O”).

By January 26, 2023, MOBV’s management team decided not to proceed with Company O because of industry risks.

Subsequently, MOBV’s management team decided to focus its evaluation, analysis and due diligence efforts exclusively on SVH (rather than any other potential business combination targets MOBV’s management team considered) based on the following positive factors: SVH’s operations aligned with MOBV’s impact-driven investment approach, SVH has a large and growing potential addressable market, SVH maintained defensible market position and an attractive financial profile, and a business combination with SVH would provide attractive risk-adjusted returns for public market investors.

Description of negotiation process with SVH

On December 30, 2022, an advisor to SVH contacted Peter Bilitsch, MOBV’s chief executive officer, by e-mail with an anonymous teaser presentation to gauge MOBV’s interest in pursuing a transaction with a private company in the electric vehicle space. The Company was described as audited by a PCAOB-registered audit firm and having a full data room available for review.

On January 3, 2023, MOBV and SVH entered into a non-disclosure agreement, held an introductory meeting, and proceeded with discussions regarding SVH’s business and the proposed business combination.

Between December 30, 2022, and March 13, 2023, MOBV’s management team held meetings (including meetings with Winston and SVH’s legal counsel, Norton Rose Fulbright US LLP (“Norton Rose”)) and exchanged email correspondence to discuss and consider each party’s respective perspectives on the merits of a potential business combination. The parties discussed, among other things, certain valuation metrics, SVH’s strategic and growth potential, possible transaction structure and mechanics of a de-SPAC transaction and reviewed relevant comparable businesses and valuation ranges in respect of the SVH business.

On January 11, 2023, representatives of MOBV—Peter Bilitsch, Weng Kiat (Adron) Leow, and Felix Heinimann—met with members of SVH’s management team, along with representatives of ACP to discuss whether a minimum cash condition would be required by or contemplated in the business combination agreement. Upon further discussion and negotiations, the parties did not include a minimum cash condition in the business combination agreement since SVH was confident that the Business Combination will a sufficient platform to raise future capital.

On January 17, 2023, after internal discussions among MOBV’s management team, analysis of publicly available information, consideration of due diligence conducted to date and consultation with the MOBV Board, MOBV’s management team determined that pursuing a potential Business Combination with SVH was advisable and thereafter delivered a preliminary non-binding term sheet to SVH outlining the terms of a potential Business Combination with SVH which included, among other terms, (i) a pre-money purchase equity valuation of $400.0 million, comprised of $150,000,000 at closing payable in the form of 15,000,000 MOBV Public Shares, and a portion allocated to the 25,000,000 Earn Out Shares, (ii) a six month lock-up period applicable to any shares of SVH held by the Sponsor, its affiliates, executive officers, employees with a title of vice president or above and the directors of SVH, and the SVH shareholders representing greater than 5.0% of all SVH Shares, (iii) the Sponsor and existing SVH shareholders would enter into support agreements, agreeing to take all actions necessary to consummate and support the business combination and to certain transfer restrictions, (iv) the Sponsor and existing SVH shareholders would enter into a customary registration rights agreement to take all actions necessary to consummate and support the business combination and would agree to certain transfer restrictions and waiver of anti-dilution protections on any founder shares, (v) the initial size of the SVH Board would consist of seven directors, two designated by SVH, one designated by the Sponsor, and four independent directors to be designated by SVH, and (vi) a mutual exclusivity period.

On January 17, 2023 representatives of MOBV—Peter Bilitsch and Weng Kiat (Adron) Leow—met with representatives of SVH and ACP to discuss the structure and terms of the Business Combination in contemplation of the Business Combination Agreement. Upon further discussion and negotiations, the parties agreed to the current structure as contemplated based on SVH’s prior discussions and negotiations with a separate, failed acquisition.

On January 26, 2023, SVH executed a letter of intent along with a non-binding term sheet.

On January 30, 2023, the parties establish a working group, and due diligence work began. Work relating the the fairness opinion also commenced.

SVH contacted MOBV after an extended, thorough, and detailed market test. Because SVH had previously gone through extensive negotiations regarding two previous proposed de-SPAC transactions with other SPACs and MOBV had previously engaged in multiple discussions with other targets, each of the parties were particularly well-placed to know what terms were “market” and quickly come to terms regarding the proposed Business Combination within the construct of the terms of the non-binding term sheet. As a result, there were limited back and forth negotiations regarding material terms of the Merger Agreement. The structure offered to, and agreed with, MOBV was designed to shift much of the risk of the Transactions to the Company through the earn-out component of the consideration and relieve the MOBV shareholders of the execution risk. Based on the asymmetric burden borne by SVH, the matters that required additional negotiations or revisions included:

●	Earn Out: only 37.5% of the total consideration is payable at closing, with the rest conditioned on the Company’s achieving its performance goals as set forth in the BCA.
●	Structure: The Transactions’ structure was amended to result in SVH becoming the publicly-listed company holding both MOBV and SVM as subsidiaries.
●	Consideration: The amount at risk to the MOBV shareholders is a fraction of comparable transactions with companies that are at an earlier stage in their development than SVH.
●	Proposals and counterproposals: the original proposal by SVH indicated that the total consideration of 40,000,000 shares would be for 100% of SVH, which does not hold 100% of SVM (SVM having a group of early-stage investors who hold 5.98% of its shares). A counter proposal by MOBV was that the total consideration would be for 100% of SVM (including the minority interest held by the early-stage investors). The negotiations were resolved such that 951,327 SVH Shares (accounted for as $9,551,323.08, being the agreed value per SVH Share of $10.04 times 951,327 SVH Shares) would be held by SVH as authorized but unissued shares held in reserve for the minority SVM shareholders, until such time as they wish to liquidate their holdings subject to the terms of the Exchange Agreements.
●	Minimum cash at closing: the Transactions impose no minimum cash at closing condition.
●	Termination fee: the Agreements do not include termination fees.
●	Other matters: other items negotiated and agreed included the allocation of costs with respect to outsourced accounting services, investor relations, insurance, extensions fees, and other non-material items.

Between February 4 and February 14, 2023, Winston received access to SVH’s virtual data room and began a review of the available due diligence.

From February 6 to February 9, 2023, Peter Bilitsch, MOBV’s chief executive officer, being joined from February 7 until February 8, 2023, by Wei Chuan Beng, an advisor to the MOBV Board, met with representatives of SVH in India to discuss financial information, to conduct site visits and to test drive SVH’s electric motorcycle, the Prana-Grand. They also reviewed technical diligence items of SVH. During that time, Peter Bilitsch and Wei Chuan Beng held a series of meetings with Mohanraj Ramasamy, SVH’s chief executive officer, and SVH’s management team.

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On February 9, 2023, MOBV engaged JSA Advocates and Solicitors (“JSA”) to act as local counsel to MOBV in India. JSA subsequently engaged in on-site visits of SVH’s facilities to perform physical document checks and other due diligence.

Between February 10, 2023, and February 12, 2023, Winston and JSA prepared and circulated to SVH and its counsel a due diligence request list. JSA also conducted site visits to SVH’s facilities.

On February 14, 2023, representatives of MOBV—Peter Bilitsch and Weng Kiat (Adron) Leow—met online via zoom met with representatives of SVH and ACP to discuss issues and controversies relating to chain of title and custody issues relating to SVM’s securities. This issue prompted further discussion amongst Peter Bilitsch, Winston and JSA on February 22, 2023. After further discussion, MOBV required representations, warranties, compliance actions and additional covenants as set forth is Schedule 6.02(g) of the Business Combination Agreement.

On February 15, 2023, the MOBV Board held a meeting of its directors, at which time the MOBV Board discussed and approved the Business Combination Agreement, the Related Agreements, and the Transactions, discussed the fairness opinion and resolved to recommend to the MOBV Stockholders the approval and adoption of the Business Combination Agreement, the Related Agreements and the Transactions.

On February 15, 2023, JSA provided an initial “red flags” report, based on its due diligence findings to that point. MOBV, JSA and Winston held a phone call on February 15, 2023, to discuss those initial findings. JSA’s report identified compliance issues in respect of governmental procedures, required third party consents, and missing diligence responses. JSA’s report also included an assessment of the severity of any identified issues and recommendations to resolve them. After discussing the findings with SVH, SVH resolved any identified issues, where possible, and negotiated covenants to resolve any outstanding issues prior to Closing.

On February 17, 2023, JSA completed its initial due diligence report and circulated the findings to MOBV and Winston.

On February 17, 2023, MOBV’s management team and SVH’s advisors held a call with Meteora Capital regarding possible third-party financing to address capital needs of SVH in connection with the Business Combination.

On February 21, 2023, JSA and SVH’s counsel, Norton Rose attended a phone conference to discuss the Exchange Agreements.

On February 22 and 23, 2023, Winston and Norton Rose attended phone conferences to discuss open items in the Business Combination Agreement and the status of the Transactions.

Between February 22 and March 10, 2023, MOBV’s management team, SVH and SVH’s advisors continued to exchange email correspondence discussing, among other things, excise tax issues, due diligence, the investor presentation, pro forma capitalization tables, directors’ questionnaires, valuation, and transaction expenses.

On March 5, 2023, following continued research and a review of SVH’s supplemental diligence responses, JSA completed its final due diligence report and circulated the findings to MOBV and Winston.

On March 9, 2023 representatives of MOBV—Peter Bilitsch and Weng Kiat (Adron) Leow—met online via zoom, with representatives of Winston, Norton Rose, SVH and ACP and discussed limiting fees relating to business combination expenses. This issue prompted further discussion with representatives of MOBV—Peter Bilitsch and Weng Kiat (Adron) Leow—and representatives of SVH and ACP between March 9 and March 12, 2023. After further discussion, on March 12, 2023, MOBV’s management team met with representatives of SVH and ACP and arrived on respective capped expenses and fees of both advisors for MOBV and SVH.

On March 11, 2023, the MOBV Board held a board meeting and agreed to increase the purchase price to be paid by MOBV to acquire SVH by $9,551,323.08. All of the members of the MOBV Board were present: Peter Bilitsch, Weng Kiat (Adron) Leow, Lloyd Bloom, Garry Peagam, and Niels Strohkirch. This was required because the original proposal by SVH indicated that the total consideration of 40,000,000 shares would be for 100% of SVH, which does not hold 100% of SVM (SVM having a group of early stage investors who hold 5.98% of its shares). A counter proposal by MOBV was that the total consideration would be for 100% of SVM (including the minority interest held by early-stage investors). The negotiations were resolved such that 951,327 SVH Shares (accounted for as $9,551,323.08, being the agreed value per SVH Share of $10.04 times 951,327 SVH Shares) would be held by SVH as authorized but unissued shares held in reserve for the minority SVM shareholders, until such time as they wish to liquidate their holdings subject to the terms of the Exchange Agreements. The minority SVM shareholders will retain their ownership of SVM following the consummation of the business combination, however, the holdings must be liquidated between April 1, 2024, and the five-year anniversary of the closing date of the business combination. SVH will have the right to purchase and the minority SVM shareholders will have the right to demand that SVH purchase the SVM shares during such period. The final value of the SVM shares held by the minority SVM shareholders will be determined at the time of exchange by multiplying the number of SVM shares being exchanged by the exchange ratio of 6.0881. For illustration purposes, a minority SVM shareholder who exchanges 10,000 SVM shares would receive 60,881 SVH Shares or an amount of cash equal to the then-current value of such SVH Shares. The minority SVM shareholders were involved in discussions relating to these provisions and subsequently entered into Exchange Agreements with SVH to memorialize these terms. This approach would also keep the valuation inside an appropriate range such that Marshal & Stevens was able to maintain its position on the fairness of the proposed transaction.

On March 13, 2023, the parties executed the Business Combination Agreement and the applicable Related Agreements.

On March 23, 2023, SVH management and its financial advisors held a video conference with representatives of B. Riley Securities to discuss potential future funding for the Company.

The MOBV Board’s Reasons for the Approval of the Business Combination

On February 15, 2023, the MOBV Board (i) approved the execution of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to the stockholders of MOBV for approval and adoption, and recommended that our stockholders approve and adopt the Business Combination Agreement, related transaction documentation and such other proposals. The members of the MOBV Board are well-qualified to evaluate the transaction with SVH. They have extensive transactional experience, particularly in the energy sector.

Before reaching its decision, the MOBV Board discussed and reviewed with management the results of management’s due diligence, which included:

●	public research on industry trends and other industry factors;

●	JSA’s local due diligence analysis;

●	extensive meetings, calls and virtual conferences with SVH’s management team and representatives regarding operations, and financial prospects, among other customary due diligence matters;

●	review of SVH’s material business operations including corporate books and records, customer contracts, information technology and certain other safety, legal and environmental due diligence; and

●	financial and accounting diligence, including the target management projections.

The MOBV Board considered a wide variety of factors in connection with its evaluation of the Business Combination. All material factors considered, both positive and negative, are disclosed herein. In light of the complexity of those factors, the MOBV Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weight to the specific factors it took into account in reaching its decision. Different individual members of the MOBV Board may have given different weight to different factors in their evaluation of the business combination.

●	Meets the acquisition criteria that MOBV had established to evaluate prospective business combination targets. The MOBV Board determined that SVH satisfies a number of the criteria and guidelines that MOBV established at its IPO, including whether the eventual target fell within the electric vehicle industry, whether the target company has the ability to expand its market, that the company is positioned to proceed with a merger, an attractive valuation that would provide risk-adjusted returns for public market investors, alignment with MOBV’s impact-driven investment approach, a large and growing potential market, a defensible market position with resiliency to economic cycles, a visionary management team open to strategic advice, and that could benefit from the collective knowledge and abilities of MOBV’s management team and the Sponsor to tangibly improve its operations and market position. When considering this factor in support of the Board’s recommendation, the Board determined that in SVH satisfying a number of the criteria and guidelines that MOBV established at its IPO, MOBV had a high probability of achieving success both in the business combination and long-term growth of the combined company.

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●	Exposure to an attractive market. The MOBV Board believes that the electric vehicle industry has extremely strong secular tailwinds due to the global growth of the electric vehicle industry and the potential for growth especially in the Indian market for two wheeled vehicles. When considering this factor in support of the Board’s recommendation, the Board determined that from an economic perspective the electric vehicle industry is ripe for future growth and investment opportunities. This made it an attractive factor with regards to the future positive growth within the combined company, as well as future positive growth within the electric vehicle market. Both elements of which provided many opportunities for positive returns.

●	Experienced management team. The MOBV Board believes that SVH’s executive management team is a strong asset. SVH is led by an experienced Chief Executive Officer, who formerly worked in a senior management position at Tesla, Inc., and a management team that has substantial collaborative experience. When considering this factor in support of the Board’s recommendation, the Board determined that a highly experienced management team was crucial to the commencement and future development of the combined company. The breadth of experience offered by the management team provided additional assurance that the combined company would be efficiently and effectively managed after the business combination.

●	Market positioning. SVH operates in a fast-growing economy in India, where the local government is supporting the growth of the electric vehicle market. When considering this factor in support of the Board’s recommendation, the Board determined it was crucial that the target in the business combination operated in a political and legal environment that allowed for the combined company to achieve its projections and outlook. Given the friendly treatment of the Indian government towards the electric vehicle market, the Board considered this factor as further supporting its understanding that the combined company would operate in an environment that was conducive to future growth and success, with limited probability of adverse government intervention.

●	Results of the fairness opinion issued by Marshall & Stevens. The opinion issued by Marshall & Stevens that, as of the date of such opinion, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the consideration to be paid by MOBV to SVH Shareholders in the business combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to MOBV. When considering this factor in support of the Board’s recommendation, the Board determined that it was crucial to obtain a third-party valuation in order to assure that the ultimate consideration paid by MOBV was fair from a financial point of view. In considering the conclusions from the Marshall & Stevens fairness opinion, the Board was able to verify that the amount of consideration in connection with the business combination was fair and subsequently support its consummation.

●	Other alternatives. The MOBV Board’s belief that, after a thorough review of other business combination opportunities reasonably available to MOBV, that the business combination represents the best potential business combination for MOBV and the most attractive opportunity for MOBV’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the MOBV Board’s belief that such process has not presented a better alternative. When considering other alternatives in support of the Board’s recommendation, the Board determined that when considering all of the criteria and factors established at the IPO stage, among the various targets evaluated SVH met most of the selection criteria established as important in eventually selecting a target for the business combination. In choosing a target that met most of the selection criteria, MOBV would increase the probability of the business combination being successful.

●	Negotiated transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between MOBV and SVH. When considering other alternatives in support of the Board’s recommendation, the Board determined that it was crucial in deciding whether or not to proceed with a specific target to have a sufficient negotiated period in order to allow for the transaction to be product of an arm’s length negotiation.

●	Financial analysis conducted by MOBV’s management team and valuation. The financial analysis conducted by MOBV’s management team and reviewed by the MOBV Board supported the equity valuation of SVH. When considering this financial analysis in support of the Board’s recommendation, the Board determined that the equity valuation, from a financial point of view, supported the Board’s conclusion that a business combination with SVH would produce the best financial and operation results.

The MOBV Board also identified and considered the following factors and risks weighing negatively against pursuing the business combination, although not weighted or in any order of significance:

●	Benefits Not Achieved. The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Liquidation of MOBV. The risks and costs to MOBV if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in MOBV being unable to effect a business combination by MOBV’s liquidation and date thus force a liquidation.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits MOBV from soliciting other business combination proposals, which restricts MOBV’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

●	Shareholder vote. The risk that SVH Stockholders may fail to provide the votes necessary to effect the business combination.

●	Future financial performance. The risk that the future financial performance of SVH may not meet the MOBV Board’s expectations due to factors both within SVH’s control, including management’s execution of company objections, and outside of its control, including economic cycles or other economic factors.

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●	Closing conditions. The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are outside of MOBV’s control, including approval by MOBV’s stockholders and approval by Nasdaq of the initial listing application in connection with the business combination.

●	Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

●	Fees and expenses. The fees and expenses associated with completing the business combination.

●	Other risks. Various other risks associated with the business combination, the business of MOBV and the business of SVH and its subsidiaries described under the section entitled “Risk Factors.”

Combination Period Extension

Prior to MOBV’s stockholders’ approval of the proposal (the “Charter Proposal”) to amend MOBV’s amended and restated certificate of incorporation (the “Charter”) and the proposal (the “Trust Amendment Proposal” and, together with the Charter Proposal, the “Extension Proposal”) at the Extension Meeting, MOBV had been permitted to extend the period for which it had to complete an initial business combination (the “Combination Period”) six (6) times for one (1) month each time if MOBV would deposit into the Trust Account for the benefit of the public stockholders $333,166.50 for each one-month extension. Because MOBV believes that it will be able to consummate the Business Combination with SVH before February 8, 2024 (i.e., the end of the Combination Period) and the Sponsor wanted to pay an extension amount that is substantially less than the $333,166.50 provided under the Trust Agreement entered into at the time of the IPO, MOBV held the Extension Meeting seeking stockholders’ approval for the Extension Proposals giving it the right to extend the Combination Period up to six (6) times for one (1) month each time by depositing into the Trust Account only $100,000 for each one-month extension on an as-needed basis instead of $333,166.50.

Although the proposals were contrary to the interests of MOBV’s remaining public stockholders, who now have substantially less fund in the Trust Account than if the Extension Proposals were not adopted, the MOBV stockholders approved the two proposals at the special meeting on July 7, 2023. On July 7, 2023, MOBV filed the amendment to its amended and restated certificate of incorporation and entered into the amendment to the Trust Agreement with Continental. As a result of the amendments to the Trust Agreement and the amended and restated certificate of incorporation (the “July 7 Amendments”), the Sponsor is no longer be required to deposit into the Trust Account $333,166.50 prior to each three-month extension (up to $1,998,999 in the aggregate) and these amounts will not be repaid if a business combination is not consummated to the extent funds are not available outside of the Trust Account. MOBV may extend the Combination Period up to February 8, 2024, by depositing into the Trust Account for the benefit of the public stockholders $100,000 for each one (1) month extension (or an aggregate of $600,000 if the Combination Period is extended six times).

The additional redemption amount added to the Trust Account was reduced from what was included in MOBV’s initial public offering prospectus, which was $0.0333 per share for each one-month extension to approximately $0.0176 per share for each one-month extension. The Sponsor is expected to contribute to MOBV up to $600,000 (if the full 6-month extension is sought) in an interest-free loan for the full extension of the Combination Period on an as-needed basis. If the Extension Proposals were not adopted, the Sponsor would be expected to deposit into the Trust Account an aggregate of $1,998,999 (if the full 6-month extension is sought) in an interest-free loan. Because the loans will become payable only after Closing of the Business Combination, the Sponsor will lose repayment of up to a $600,000 loan if the Business Combination is not completed after the full 6-month extension. As of the date of this proxy statement/prospectus, in accordance with the terms of the Trust Agreement, the Sponsor has not contributed funds for the extension of the Combination Period for one (1) month until August 8, 2023. No funds from the Trust Account would be used to repay such loans in the event of MOBV’s liquidation. The additional redemption amount added to the trust account were therefore reduced from $0.0333 per share for each one-month extension to approximately $0.0176 per share for each one-month extension. 4,331,613.50 shares were redeemed at the special meeting. As of July 11, 2023, there was approximately $60.1 million held in the Trust Account. Below is a table showing the additional amount per share that would be added to the Trust Account and the aggregate redemption amount after each deposit (based on the Trust Account balance as of July 11, 2023):

Summary of Marshall & Stevens’ Fairness Opinion

On February 7, 2023, MOBV engaged Marshall & Stevens to evaluate the fairness, from a financial point of view, to MOBV of the consideration to be received by MOBV in consideration of the issuance of its equity securities to the equity holders of SVH in connection with the anticipated acquisition by MOBV of one hundred percent of the equity and equity equivalents (“equity”) and/or all or substantially all of the assets and business (the “business”) of SVH. On February 15, 2023, MOBV’s board of directors met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with MOBV’s board of directors certain financial analyses as described below and rendered its oral opinion to MOBV’s board of directors. This opinion was confirmed by delivery of a written opinion, dated March 10, 2023 (the “M&S Opinion”), to the effect that, based upon a valuation date of March 9, 2023, and based on and subject to the matters described in its opinion, the purchase price being paid by MOBV for SVH in the transaction was fair, from a financial point of view, to MOBV. Marshall & Stevens only performed services as the independent fairness opinion provider. No other services were performed by Marshall & Stevens for this transaction.

The full text of M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex G and is incorporated into this proxy statement/prospectus by reference in its entirety. Holders of the MOBV Shares are encouraged to read this opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to MOBV’s board of directors for their information in connection with their evaluation of the consideration to be received by MOBV in consideration of the issuance of its equity securities to the equity holders of SVH in the merger and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Marshall & Stevens’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens:

	First Deposit	Second Deposit	Third Deposit	Fourth Deposit	Fifth Deposit	Sixth Deposit
Deposit per share	$0.0176	$0.0176	$0.0176	$0.0176	$0.0176	$0.0176
Cumulative per share amount deposited from extensions	$0.0176	$0.0352	$0.0528	$0.0704	$0.088	$0.1056
Redemption amount per share	$10.59760	$10.6152	$10.6328	$10.6504	$10.668	$10.6856

●	reviewed the draft Business Combination Agreement dated February 17, 2023;

●	reviewed certain operating and financial information relating to SVH’s business and prospects, including financial statements for the three years ended March 31, 2020, through March 31, 2022, and the Base Case projections for the years ending March 31, 2023 through March 31, 2026 (the “Base Case”), all as prepared by SVH’s management and provided to Marshall & Stevens;

●	spoke with certain members of SVH’s management regarding SVH’s operations, financial condition, future prospects and projected operations and performance and regarding the merger;

●	participated in discussions with the board and its counsel regarding SVH’s projected financials results, among other matters;

●	reviewed certain business, financial and other information regarding SVH that was furnished to Marshall & Stevens by SVH through its management;

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●	reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

●	performed an income approach through a discounted cash flow analysis based on the projected financial information provided by SVH’s management;

●	performed a market approach through implementing the guideline public company method; and

●	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, SVH’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that SVH’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of SVH’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for MOBV shares of $10.25 per share (the estimated redemption value of such shares). This value was used, with the consent of MOBV’s board of directors, due to the fact that MOBV is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalent and an as yet to be approved merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Business Combination Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in SVH’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that SVH is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition or merger, divestiture or spin-off (other than the merger or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger will be satisfied without waiver thereof and (d) the merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of SVH, MOBV or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which SVH or MOBV is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by MOBV in consideration of the issuance of its equity securities to the equity holders of SVH in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to MOBV, nor did it address MOBV’s underlying business decision to proceed with the merger. Except as described herein, MOBV’s board of directors imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

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In preparing its opinion to MOBV’s board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with MOBV’s board of directors in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tables and charts, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SVH’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to SVH or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between MOBV and SVH, and the decision to enter into the merger was solely that of MOBV’s board of directors. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by MOBV’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of MOBV’s board of directors or MOBV’s management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with MOBV’s board of directors in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens performed services for MOBV solely as the independent fairness opinion provider. No other services were performed by Marshall & Stevens for the Transactions. Marshall & Stevens has invoiced MOBV $122,500 in total fees, and those fees are not contingent upon any further conditions.

Financial Projections

SVH’s management provided projections of revenue, cost of goods sold, operating expenses, depreciation, capital expenditures, and working capital, for the financial years ending 2023 through 2026, for the purpose of setting performance targets for the Earn Out Shares in the Business Combination Agreement. Marshall & Stevens then extended and extrapolated such projections to a steady state period that ended in 2032.

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Certain Unaudited Projected Financial Information

In connection with its consideration of the potential business combination, the MOBV Board was provided with unaudited projected financial information internally prepared by management of the Company in November 2022 and revised in February and March 2023 (the “Projections”). The Projections were prepared by SVH’s management for the purpose of setting performance targets for the Earn Out Shares in the Business Combination Agreement. The MOBV Board has reviewed and discussed the Projections. The Company does not, and SVH will not, as a matter of general practice, publicly disclose forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections are included in this proxy statement/prospectus solely to provide the MOBV’s shareholders information made available in connection with the MOBV Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. The accompanying prospective financial information was not prepared with a view toward public disclosure, but prepared, in the view of the Company’s management, on a reasonable basis, and except as discussed below, reflects the best currently available estimates and judgments, and presents, to the best of the Company’s management’s knowledge and belief, the expected future financial performance of SVH based on available information at the time the Projections were prepared and speak only as of that time.

The inclusion of Projections in this proxy statement/prospectus should not be regarded as an indication that the Company, SVH, MOBV, their board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any MOBV shareholders to vote in favor of or against the Business Combination. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the Projections in our future periodic reports filed under the Exchange Act.

However, the Projections were deemed significant enough by SVH and MOBV and their respective management teams to be the numbers used as the threshold targets SVH must achieve in order for the Pre-Closing Company Shareholders to receive the Earn Out Shares in each of the three annual tranches pursuant to the Business Combination Agreement. Please see the section entitled “The Business Combination Proposal—The Business Combination Agreement—Earnout” in this proxy statement/prospectus for additional information and a summary of the earnout terms of the Business Combination Agreement. The Projections are not in line with SVH’s historical operating trends or necessarily indicative of anticipated future sales in a market that is still in its formative stage, but merely to establish the basis for awarding the earn-out consideration to the SVH and SVM shareholders.

To date, the Company has sold over 160 units as a pilot batch of vehicles and has received over 12,000 indications of interest through its initial outreach, being constrained by a lack of capital. The Projections are based on potential demand as observed and the assumption SVH will be able to obtain adequate capital to meet the expected demand. Thus, the Projections are designed to incentivize management to exceed its historic operating trends. SVH’s management believes the earn-out structure is best suited for early stage companies in a hyper-growth market, as the structure imposes the risk of execution on the Company, protecting the shareholders from aggressive valuations.

The Projections reflect numerous estimates and assumptions, as detailed below, with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SVH’s business, all of which are difficult to predict and many of which are beyond SVH’s and MOBV’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond SVH’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “SVH Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared, except as discussed below.

The projected financial information included in this registration statement was prepared by, and is the responsibility of, SVH’s management. SVH’s management team used industry sales data to analyze the market size, and industry growth report from various third parties research based on the populations, age group of the populations and income levels. Neither SVH’s independent registered public accounting firm, Manohar Chowdhry & Associates, nor any other independent accountants, have compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the Projections included in this proxy statement/prospectus. The report of Manohar Chowdhry & Associates included in this proxy statement/prospectus relates to SVH’s historical combined audited financial statements and does not extend to the unaudited Projections and should not be read to do so.

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Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because they were made available to MOBV and the MOBV Board in connection with their review of the proposed business combination.

The Projections were initially prepared in November 2022 and revised in February and March 2023 and SVH’s management team based the Projections on a variety of material assumptions and beliefs that are estimates based on, among other things, SVH’s historical financial and operational performance, business plans, industry and market data and competitive analyses that SVH believed were accurate as of the time the Projections were made. The Projections in March 2023 were materially the same as in November 2022 with the only adjustment being to account for the passage of time in executing the transaction.

Certain material assumptions for the Projections prepared by SVH’s management team include those described below:

Projected Pro Forma Vehicle Sales Revenue for SVH is based on assumptions related to (i) internal and industry analyst estimates of the E2W vehicle market growth, which include both price and volume growth expected to capture 9% of the total TWV market by the year 2026, (ii) organic expansion of the retail network through deploying dealers and distributors given the 700 applications we have received for dealership franchises, as well as the organic growth of the Company’s direct sales through its OmniPresence platform, and (iii) the launch of new vehicle models such as Prana Elite and Alive Scooters. SVH’s projections of Pro Forma Vehicle Sales Revenue are expected to result in substantial annual projected revenue growth as set out in the chart below.

With respect to the industry growth mentioned in (i) above, SVH’s projections are based on capturing 0.06% of the expected TWV market in FY2024, while targeting to expand to 0.16% and 0.91% in each of FY2025 and FY2026, respectively. With respect to the expansion of retail network and direct sales in (ii) above, SVH has analyzed the sheer numbers of the applications, combined with the geographic coverage areas represented, as well as the quality of the proposed franchisees. SVH expects to review the qualified applicants further to meet its sales channel needs, but based on its projections, SVH will need less than 100 dealer/distribution channels (of the 700 inquiries received) to be activated in its three-year timeline to meet its projections. SVH also anticipates that there will be many more new dealership applications that will come in as it starts to expand its operations. SVH also believes that the quantity of direct inquiries received when initially launching its Prana Grand line supports the expansion of direct sales, once SVH has the required capital to ramp production to fill those orders. The TWV industry is also moving towards online ordering of vehicles and onsite delivery, which SVH calls a hybrid model, therefore the required number of physical outfits will be fewer compared to traditional dealerships. With respect to the launch of new vehicle lines in (iii) above, SVH has performed statistical analyses based on current and expected market trends in each of the markets represented by the various planned vehicle lines. SVH believes it is well within the expected timelines to launch its newer models such as Prana Elite and Alive in FY2024, as these newer models are being built on a similar platform to the Prana Grand motorcycle’s powertrain, controllers and battery/power systems. As with the Prana Grand model, the main barrier to production of the newer lines remains SVH’s ability to fund its expected capex. SVH expects approximately 80% of its revenue for FY2024 to come from the Prana Grand model as it transitions to the Prana Elite and Alive models in FY2025.

In particular, SVH management’s estimates of Projected Pro Forma Vehicle Sales Revenue were based on certain assumptions relating both to the performance of SVH’s direct sales force as well as that of certain dealers that have applied for dealership franchises.

SVH believes the assumptions described above supporting the Projections were reasonable at the time the Projections were prepared, given the information SVH had at that time. However, there are important factors that may affect actual results and cause the results reflected in the Projections not to be achieved include, among other things, risks and uncertainties relating to SVH’s business, industry performance, and general business and economic conditions, including impacts of pandemics and political and macroeconomic factors, especially considering the consequences of political tensions with China, from which SVH imports the batteries for its vehicles. The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.

In addition, the below Projections were prepared and provided prior to the announcement of the Business Combination, treating SVH on a standalone basis, without giving effect to, and as if SVH never contemplated, the Business Combination, including the impact of negotiating or executing the transactions, the expenses that will be incurred in connection with consummating the transactions, the effect and cost of operating as a public company, the effect of any business or strategic decision or action that has been or will be taken as a result of the Business Combination Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Business Combination Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR SVH, NEITHER SVH NOR MOBV UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY SVH’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF SVH’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS SET FORTH BELOW. NONE OF SVH, MOBV, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SVH SHAREHOLDER, MOBV STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

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The key elements of the Projections provided by the management of SVH to MOBV are summarized in the table below. The MOBV Board also considered the Projections as translated to U.S. dollars, applying actual exchange rates up to December 31, 2022:

	For the Fiscal Year Ended March 31,
Projections	2024E	2025E	2026E

Pro Forma Vehicle Sales Revenue (in US$ millions)	$39	$117	$553

In preparing the Projections, SVH considered that India’s TWV sales for FY2021 and FY2022 averaged approximately 17.5 million unit per year and that industry analysts project that India’s TWV market is expected to reach sales of 27.2 million units per year by 2026. SVH plans to sell approximately 246,700 vehicles in the available market size of 27.2 million vehicles, which would be roughly a 0.9% market share. In order to sell these TWV, SVH plans to set up a nationwide dealership network, for which it has over 700 dealership applications. SVH’s three-year plan only envisions needing to convert 100 of the existing (or any additional) applications into actual dealerships over the three year period in order to meet its projections, and will also avail itself of direct marketing and hybrid ordering/delivery methods to generate revenue from vehicle sales. SVH expects to have the first 15 dealership relationships established and generating revenue by the end of the fourth quarter of FY 2024, with a much larger ramp-up in, FY2025 and FY2026. SVH expects to deploy additional capital to expand its manufacturing and operations, and estimates it will invest approximately $50.9 million by fiscal year 2026 to expand the capacity necessary to achieve the projected volumes.

SVH has an existing relationship with the supplier network for making parts for the Prana vehicles, and will be further expanding the supplier network in India and elsewhere to provide the parts volume necessary for the projected vehicle production. In addition, SVH has a vehicle financing provider aligned to provide vehicle financing to its customers.

While presented in this proxy statement/prospectus with numeric specificity, the Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies and numerous variables, many of which are beyond SVH’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” in this proxy statement/ prospectus and “Cautionary Statement Regarding Forward-Looking Statements; Market and other Industry Data” in this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

We encourage you to review the financial statements of SVH included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Discounted Cash Flow Method

Using the financial projections discussed above, Marshall & Stevens performed an income approach via discounted cash flow method. The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

●	As discussed above, SVH provided the Base Case projections through financial year 2026, which was extrapolated to 2032 by Marshall & Stevens reflecting a deceleration in revenue growth coupled with stable earnings before interest, depreciation and amortization (“EBITDA”) margins, as the basis for the Discounted Cash Flow analysis. The duration of the projection provided assumes a time period by which SVH believes it would achieve a stabilized long term growth rate.

●	A weighted average cost of capital (WACC) was used as the discount rate in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be approximately 30.0% and was determined based upon a cost of equity of approximately 31.05% and an after-tax cost of debt of approximately 8.14%.

●	A cost of equity was determined using a 20-year U.S. treasury rate of 4.09%, inflation data between 2.0% to 4.0% from the International Monetary Fund and Federal Reserve Bank of Philadelphia, Equity Risk Premium of 6.22% (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 0.99 based upon the average beta of the primary India-based Guideline Companies (Bajaj, Hero and TVS) discussed below, a size premium of 4.80% based upon KCOC data for the 10th decile, a company specific risk premium of 10.00% based upon anticipated forecast and execution risk and a country risk premium of 4.00% based on a study entitled, “Country Default Spreads and Risk Premiums”, from Professor Damodaran of New York University.

●	After-tax cost of debt was determined using B to BB rated corporate bond yields with consideration to the current interest rates paid on existing Company debt, inflation data between 2.0% to 4.0% from the International Monetary Fund and Federal Reserve Bank of Philadelphia and a blended India-based tax rate (including a special EV-based tax rate) of 26.0%.

●	The debt-to-capital ratio was estimated at 5.0% and the equity-to-capital ratio was estimated at 95.0% using input from the Guideline Companies discussed below.

●	Estimated income tax expense of 26% of pre-tax income;

●	Capital expenditures for projected year 2023 to 2025 were based upon of SVH’s projected capital expenditures, and remaining capital expenditures were projected at 5.0% to 6.0% of net revenue based on discussions with SVH and projected Guideline Company levels;

●	Working capital requirements for the projected years 2023 and 2024 were based upon SVH’s projected balance sheets, and remaining working capital requirements were estimated based on SVH’s guidance, the Company’s historical debt-free, cash-free working capital, as well as the Guideline Companies’ historical working capital levels;

●	The terminal value was calculated using the Gordon Growth Model and based upon a WACC of 30.0% and terminal growth rate of 4.0%.

Marshall & Stevens also performed a sensitivity analysis (Sensitivity Scenario) utilizing the Base Case projections, which included reducing units sold from 2024 to 2026 and reducing the EBITDA margin and WACC rate.

Marshall & Stevens first determined the enterprise value of SVH, which is defined as the market value of invested capital, less cash. In the process of determining the enterprise value of SVH, no limitations were imposed on Marshall & Stevens by MOBV or SVH. The indication of enterprise value for SVH using the discounted cash flow method and the Base Case projections were estimated to be between $235,000,000 and $290,000,000. Marshall & Stevens subsequently determined the fair value of equity by adding the estimated cash balance ($106,000) and subtracting the estimated debt balance ($1,680,000) as of the valuation date. The indication of equity value for SVH using the discounted cash flow method and Base Case projections was estimated to be between approximately $235,000,000 and $290,000,000. In determining the enterprise value of SVH, the only instructions relayed to Marshall & Stevens were to provide an independent fairness analysis and opinion. No limitations were imposed on Marshall & Stevens by MOBV or SVH.

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Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about SVH provided by SVH’s management and compared this information to certain financial information of nine (9) publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to SVH (each a “Guideline Company” or “Comp” and, collectively, the “Guideline Companies” or “Comps”). For the Guideline Companies, Marshall & Stevens based their selection on discussions with management and industry research.

In Marshall & Stevens search for Guideline Companies, Marshall & Stevens considered factors that coincide with SVH’s business model, the geography and the markets SVH serves, exposure to similar industry dynamics, and if the comps are currently or could be future competitors to SVH. Marshall & Stevens also considered other relevant factors such as the Guideline Company’s operating history and, their strategy for future growth, their market share in the relevant markets that SVH operates, the Guideline Company’s size (market capitalization or enterprise value), and diversification in other business lines.

For the India based Comps specifically, Marshall & Stevens selected companies that operate in the electric and conventional 2-wheel vehicle market in India that currently compete with SVH or could potentially compete with SVU in the future. For the non-India based Comps specifically, Marshall & Stevens considered the following: (a) market presence in India or similar high-growth emerging markets, (b) product types (electric 2-wheelers, high-speed motorcycles, etc.), and (c) stage of development. See below for summary table of the rationale for including each of the Comps.

Guideline Public Company Name	Rationale for Comp Selection
Bajaj Auto Limited	A leader in the Indian-based 2-wheeled vehicle market, including high-speed and/or premium based motorcycles, which would compete with SVH’s Prana Grand from total cost of ownership basis. Investing in EV 2-wheelers and expected to release the electric version of their popular Pulsar motorcycle line.
Hero MotoCorp Limited	A leader in the Indian-based 2-wheeled vehicle market, with a product line-up that includes high-speed and/or premium based motorcycles as well as electric 2-wheelers. Has collaboration agreement with U.S.A. based Zero Motorcycles to co-develop electric motorcycles.
TVS Motor Company Limited

A leader in the Indian based 2-wheeled vehicle market, with a product line-up that includes high-speed or premium based motorcycles as well as electric 2-wheelers. TVS and BMW are in partnership to to co-develop an electric motorcycle.

Yadea Group Holdings Ltd.	Operates in similar emerging markets to SVH (Asia Pacific). Expanding further into EV motorcycles – recently revealed the Yadea E150 high-speed electric motorcycle. Expecting relatively high growth over the next 2+ years.
PIERER Mobility AG	Has exposure in India from strategic partnership with Bajaj. The motorcycle model, KTM RC 125, is listed with comparable specifications to SVH’s Prana Grand. Expanding into EV high-speed street bikes. Revealed plans for Husqvarna E-Pilen in 2020 and Husqvarna E-Duke in 2022.
Piaggio & C. SpA

A global player in the 2-wheeled vehicle market. Has significant exposure in the Indian market through Indian subsidiary Apé Electrik. Also investing in the EV 2-wheeled vehicle market through offering the Piaggio 1, a relatively high-speed electric scooter.

Vmoto Limited	Expanding into EV space – offers E-Max VS1 high speed scooter. Exhibited high-growth over past 4 years.
LiveWire Group, Inc.	Early stage, high growth status like SVH. Focused on premium high-performance electric motorcycles, which is comparable to the performance of SVH’s Prana Grand.
Eicher Motors Limited	Manufactures and sells premium motorcycles primarily in the Indian market, including high performance motorcycles with comparable top speeds to the Prana Grand. Upfront costs are comparable to Prana Grand’s target price.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Shareholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

●	Bajaj Auto Limited (SEI:BAJAJ-AUTO)

Bajaj Auto Limited develops, manufactures, and distributes vehicles in India. It operates through Automotive and Investments segments. The company offers motorcycles, commercial vehicles, electric two-wheelers, etc., as well as related parts. It also exports its products. The company was founded in 1945 and is based in Pune, India.

●	HERO MotoCorp Limited (BSE:500182)

Hero MotoCorp Limited manufactures and sells motorized two wheelers, spare parts, and related services in Asia, Central and Latin America, and Africa and Middle East. It offers motorcycles and scooters. The company also provides engines, as well as related parts and accessories. It has a strategic partnership with Gogoro Inc. to enhance the shift to sustainable electric mobility in India. The company was formerly known as Hero Honda Motors Ltd. And changed its name to Hero MotoCorp Limited in July 2011. Hero MotoCorp Limited was incorporated in 1984 and is based in New Delhi, India.

●	TVS Motor Company Limited (BSE:532343)

TVS Motor Company Limited, together with its subsidiaries, manufactures and sells vehicles and components, spare parts, and accessories in India. It operates through Automotive Vehicles and Parts, Automotive Components, Financial Services, and Others segments. The company offers motorcycles under the Apache, Radeon, Raider, StaR City+, and Sport brand names; scooters under the Ntorq, Jupiter, Zest 110, and Scooty Pep+ brands; mopeds under the XL 100, XL 100 Comfort, XL100 Heavy Duty, XL 100 Comfort i-TOUCH start, and XL 100 Heavy Duty i-TOUCH start brand names; electric vehicles under the TVS iQUBE brand; and three wheelers under the TVS King brand name. It also provides e-mobility solutions under the Cilo, Simpel, Allegro, and Zenith-Bikes brands; and financing for two-wheelers. The company operates in the Middle East, Africa, Southeast Asia, and Latin and Central America. It distributes its products through a network of authorized dealers. The company was incorporated in 1992 and is based in Chennai, India. TVS Motor Company Limited is a subsidiary of Sundaram-Clayton Limited.

●	Yadea Group Holdings Ltd. (SEHK:1585)

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Yadea Group Holdings Ltd., an investment holding company, researches, develops, manufactures, distributes, and sells electric two-wheeled vehicles and related accessories in the People’s Republic of China. The company offers electric scooters, electric bicycles, and batteries and chargers, as well as other electric two-wheeled vehicles parts. The company exports its products to 88 countries. Yadea Group Holdings Ltd. Was founded in 2001 and is based in Causeway Bay, Hong Kong.

●	PIERER Mobility AG (WBAG:PMAG)

PIERER Mobility AG, together with its subsidiaries, operates as a motorcycle producer in Europe, North America, Mexico, and internationally. It operates through Motorcycles, E-Bicycles, and Others segments. The company develops, produces, and distributes motorized leisure equipment, including off-road and street motorcycles; mini-motorcycles; X-BOW; and brand accessories, such as spare parts, technical accessories, and clothing under the KTM, Husqvarna Motorcycles, and GASGAS brands. It also develops, produces, and sells chassis components for motorcycles and vehicles, including suspension components, frame construction and related welded-steel components, exhaust systems, and cooling systems under the WP brand. In addition, the company engages in manufacturing, developing, and trading e-bikes and bicycles under the Husqvarna E-Bicycles, GASGAS E-Bicycles, FELT Bicycles, and R RAYMON brands. Further, it provides digital strategy, mobile and web applications, and business solutions. The company was formerly known as KTM Industries AG and changed its name to PIERER Mobility AG in October 2019. PIERER Mobility AG was founded in 1953 and is based in Wels, Austria. PIERER Mobility AG is a subsidiary of PTW Holding AG.

●	Piaggio & C. SpA (BIT:PIA)

Piaggio & C. SpA, together with its subsidiaries, develops, manufactures, and distributes two-wheeler and commercial motor vehicles. The company provides two-wheelers, including scooters, motorcycles, and mopeds, as well as related spare parts and accessories under the Piaggio, Vespa, Aprilia, Moto Guzzi, Gilera, Derbi, and Scarabeo brands. It also offers three-and four-wheeler light commercial vehicles, as well as related spare parts and accessories for commercial and private use under the Ape and Porter brands; and smart robots for transportation. In addition, the company sells engines to third parties; conducts two-wheeler sports championships; and provides technical services. It distributes its vehicles primarily through dealers and importers in Europe, the Middle East, Africa, the Americas, the Asia Pacific, and India. The company was founded in 1884 and is headquartered in Pontedera, Italy. Piaggio & C. SpA is a subsidiary of IMMSI S.p.A.

●	Vmoto Limited (ASX:VMT)

Vmoto Limited, together with its subsidiaries, manufactures and distributes electric two-wheel vehicles worldwide. Its electric two-wheel vehicles include electric mopeds and motorcycles. The company offers its products primarily under the Vmoto, Super Soco, and E-Max brand names. Vmoto Limited was incorporated in 2001 and is based in Perth, Australia.

●	LiveWire Group, Inc. (NYSE:LVWR)

LiveWire Group, Inc. engages in the manufacturing of electric motorcycles in North America, Europe/Middle East/Africa, and Asia Pacific regions. It offers its products under the LiveWire brand name. The company has strategic partnerships with Harley-Davidson, Inc. and the KYMCO Group. LiveWire Group, Inc. was founded in 2010 and is based in Milwaukee, Wisconsin.

●	Eicher Motors Limited (BSE:505200)

Eicher Motors Limited manufactures and sells motorcycles and commercial vehicles in India and internationally. It owns the Royal Enfield motorcycle brand that offers Classic, Bullet, Himalayan, Interceptor INT 650, Classic 350, Scram 411 ADV Crossover, Meteor 350, Continental GT 650, and Thunderbird models. In addition, the company designs, develops, manufactures, assembles, and sells two-wheelers, as well as sells related parts and accessories and apparel. It offers through its joint venture, Volvo Eicher Commercial Vehicles Limited, manufactures and sells light and medium duty trucks, heavy duty trucks, and buses under the Eicher brand; Volvo trucks; and engineering components and aggregates. The company was founded in 1948 and is headquartered in Gurugram, India.

Marshall & Stevens reviewed, among other data points, the Guideline Companies’ enterprise value (“EV”) as a multiple of revenue and a multiple of EBITDA for the third (“CY 2024”) and fourth (“CY 2025”) year forecast for each Guideline Company. The non-size adjusted multiples for the Guideline Companies were approximated as follows:

●	EV / CY 2024 revenue: 0.8x to 4.5x

●	EV / CY 2025 revenue: 0.7x to 1.9x

●	EV / CY 2024 EBITDA: 4.9x to 17.9x

●	EV / CY 2025 EBITDA: 4.6x to 15.9x

The multiples were size-adjusted based on a comparison to the respective deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the 10th decile utilized for SVH. The base value multiples selected were based upon the comparative expected growth and margin performance relative to the Guideline Company forecasts. We quantitatively considered the execution risk of the Base Case projections as an offset in the consideration of the multiple selections.

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Given the expected growth profile of SVH, the third and fourth year forecasted value indications were utilized as the more normalized performance years. Higher weighting was applied to the 2024 enterprise value to revenue and enterprise value to EBITDA indications as a further risk-adjustment and given limited data points in 2025 to arrive at the final range of value. The selected multiples were as follows:

●	EV / CY 2024 revenue: 1.4x to 1.7x

●	EV / CY 2025 revenue: 0.6x to 0.7x

●	EV / CY 2024 EBITDA: 8.5x to 10.5x

●	EV / CY 2025 EBITDA: 3.5x to 4.3x

The overall range of enterprise value as determined by the guideline public company method was approximately $220,000,000 to $265,000,000 (rounded). After adding the estimated cash balance ($106,000) and subtracting the estimated debt balance ($1,680,000), the indicated equity value range for SVH under the guideline public company method was estimated to be between approximately $220,000,000 and $265,000,000.

Guideline Transaction Analysis

The market transaction method is a variation of the market approach where transactions involving the actual sale or purchase of the SVH’s enterprise value, or the enterprise value of similar companies are analyzed to provide an indication of fair market value. In the present instance, our transaction search did not yield any comparable transactions, so we did not consider the Guideline Transaction Method in the formation of our opinion.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method and the guideline public company method. A 50% weighting was placed on the discounted cash flow method given the detailed forecast provided by SVH management. As discussed above, the indication of value under the Sensitivity Scenario was used for sensitivity testing only and was assigned no weight in the final value conclusion. A 50% weighting was placed on the guideline public company method given the current market information and relevancy of the Guideline Companies. Further, no weighting was assigned on the guideline transaction method due to a lack of comparable transactions within the industry coupled with insufficient deal pricing indications.

Giving the weighing discussed above, Marshall & Stevens concluded to a final equity value range of approximately $230,000,000 to $280,000,000.

Estimated Fair Value of the Earnout and Total Consideration

Because the transaction consideration includes a contingent earnout, Marshall & Stevens performed an analysis of such earnout to compute its fair value as of the valuation date for purposes of determining the total consideration paid. Such analysis uses a probability-based Monte Carlo simulation approach, which uses such inputs as the risk-free rate and volatility, to determine the expected fair value of the maximum designated shares (25,000,000 Earn Out Shares) referenced in the Business Combination Agreement that will be granted based upon SVH meeting certain revenue targets in each earnout period as stated in the Business Combination Agreement. Based on 100,000 simulation trials, Marshall & Stevens estimated the fair value of the earnout to be between $45,000,000 to $65,000,000 for the 25,000,000 Earn Out Shares.

Therefore, the total consideration range was comprised of (a) the upfront equity consideration range of $158,976,130 plus (b) the fair market value of the earnout ($45,000,000 to $65,000,000) for a total consideration range of $203,976,130 to $223,976,130.

Satisfaction of the 80% Test

It is a requirement under the amended and restated certificate of incorporation of MOBV and the Nasdaq listing requirements that the business or assets acquired in the initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to MOBV’s management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for the Business Combination. As of March 13, 2023, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $104,180,095.61 (excluding approximately $3,501,750 of deferred underwriting commissions payable on the income earned on the Trust Account) and 80% thereof represents approximately $83,344,076.49. In connection with its evaluation and approval of the Business Combination, the MOBV Board determined that the fair value of SVH equaled $ 400.0 million based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of MOBV’s Directors and Officers in the Business Combination

In considering the recommendation of the MOBV Board to vote in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that MOBV’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	MOBV’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MOBV’s behalf, such as identifying and investigating possible business targets and business combinations. As of August 17, 2023, the record date, MOBV’s officers, directors and their affiliates had incurred approximately $9,807 of unpaid reimbursable expenses.

●	MOBV’s Sponsor may convert any working capital loans that it may make to MOBV into up to an additional 150,000 Private Units at the price of $10.00 per unit.
●	MOBV’s Sponsor, officers and directors have agreed not to redeem any MOBV Shares held by them in connection with a stockholder vote to approve the business combination.

●

At the Extension Meeting on July 7, 2023 , MOBV’s stockholders approved the Extension Proposal, giving MOBV the right to extend the Combination Period from July 8, 2023 to July 15, 2023 and to allow MOBV’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up to six (6) times for an additional one (1) month each time by depositing into the Trust Account $100,000 for each one-month extension, up to February 8, 2024. As a result of the Extension Meeting, MOBV’s stockholders forfeited their right to receive up to an aggregate of up to $1,398,999 under certain agreements entered into in connection with MOBV’s IPO, if MOBV seeks to extend the Combination Period for three or six months, respectively, but does not consummate a business combination.

●

As a result of the July 7 Amendments, the Sponsor is no longer be required to deposit into the Trust Account $333,166.50 prior to each one-month extension (up to $1,998,999 in the aggregate) and these amounts will not be repaid if a business combination is not consummated to the extent funds are not available outside of the Trust Account.

●

As a result of the July 7 Amendments, MOBV may extend the Combination Period up to February 8, 2024, by depositing into the Trust Account for the benefit of the public stockholders $100,000 for each one (1) month extension (or an aggregate of $600,000 if the Combination Period is extended six times). The additional redemption amount added to the Trust Account was reduced from what was included in MOBV’s initial public offering prospectus, which was $0.0333 per share for each one-month extension to approximately $0.0176 per share for each one-month extension.

●

As a result of the July 7 Amendments, the Sponsor is expected to contribute to MOBV up to $600,000 (if the full 6-month extension is sought) in an interest-free loan for the full extension of the Combination Period on an as-needed basis. If the Extension Proposals were not adopted, the Sponsor would be expected to deposit into the Trust Account an aggregate of $1,998,999 (if the full 6-month extension is sought) in an interest-free loan. Since both loans will become payable only after Closing of the Business Combination, the Sponsor will lose repayment of the $600,000 loan if the Business Combination is not completed after the full 6-month extension. As of the date of this proxy statement/prospectus. No funds from the Trust Account would be used to repay such loans in the event of MOBV’s liquidation.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $25,000 for the founder shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $26,663,325, based on the closing price of the MOBV Shares of $10.66 per share on August 17, 2023, the record date for the special meeting, resulting in a theoretical gain of $26,638,325.

●	MOBV’s Sponsor, directors and officers paid an aggregate of $5,433,000 for the Placement Units in connection with the Private Placement, which if unrestricted, separated into their component parts and freely tradable would be valued at an aggregate total of approximately $ 5,804,345.55, based on the closing price of the MOBV Shares of $ 10.66 per share and the closing price of the MOBV Warrants of $ 0.0235 per warrant on August 17, 2023, the record date for the special meeting, resulting in a theoretical aggregate gain of $ 371,345.55.

●	Certain of MOBV’s officers and directors collectively own, directly or indirectly, a material interest in the Sponsor.
●	The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

●	The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MOBV stockholders experience a negative rate of return in the post-business combination company;

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●	The Business Combination Agreement provides for the indemnification of MOBV’s current directors and officers and the continuation of directors and officers liability insurance covering MOBV’s current directors and officers for a period of six (6) years from the Closing Date.

●	MOBV’s officers and directors (or their affiliates) may make loans from time to time to MOBV to fund certain capital requirements. As of the date of this proxy statement/consent solicitation statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/consent solicitation statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to MOBV outside of the trust account.

●	The Sponsor and MOBV’s officers and directors will lose their entire investment in MOBV if an initial business combination is not completed.

Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to the Sponsor or MOBV’s officers or directors for any out-of-pocket expenses incurred in connection with activities on MOBV’s behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor has incurred approximately $3,215 of expenses on MOBV’s behalf, of which approximately $2,955 has been repaid by MOBV to the Sponsor. The balance may be repaid by MOBV at the Closing.

At any time prior to the MOBV Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MOBV or its securities, MOBV’s officers and directors, SVM or SVM’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire MOBV Public Shares or vote their MOBV Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the MOBV Special Meeting to approve the Business Combination Proposal vote in its favor and that MOBV has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial stockholders of MOBV for nominal value.

Entering into any such arrangements may have a depressive effect on MOBV Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the MOBV Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the MOBV Special Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that MOBV will have in excess of the required amount of cash available to consummate the Business Combination as described above. As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into.

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Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase MOBV Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of MOBV Shares the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and the rules of Nasdaq. However, the Sponsor and MOBV’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase MOBV Shares in such transactions. None of the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such MOBV Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such MOBV Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of MOBV Shares could be to (a) increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of MOBV Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. Further, in the event the Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants in privately negotiated transactions from public holders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

●	such Sponsor, directors, officers, advisors or affiliates would do so at a price no higher than the price offered through our redemption process;
●	such purchased shares would not be voted in favor of approving the Business Combination;
●	such Sponsor, directors, officers, advisors or affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and
●	MOBV would disclose in a Current Report on Form 8-K, before the Special Meeting, the following:

○	the amount of our securities purchased outside of the redemption offer by the Sponsor, directors, officers, advisors or any of their respective affiliates, along with the purchase price;
○	the purpose of such purchases;
○	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;
○	the identities of MOBV’s selling stockholders for such purchases (if not purchased on the open market) or the nature of MOBV’s stockholders (e.g., 5% stockholders) who sold to the Sponsor, directors, officers, advisors or any of their respective affiliates; and
○	the number of MOBV Shares for which we have received redemption requests pursuant to the redemption offer.

In addition, if such purchases are made, the public “float” of MOBV Shares and the number of beneficial holders of MOBV Shares may be reduced, possibly making it difficult for SVH to obtain the quotation, listing or trading of its securities on a national securities exchange after the completion of the Business Combination.

The Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by MOBV’s receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. The Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or MOBV’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and MOBV’s officers, directors, advisors and any of their respective affiliates will not make purchases of MOBV Share if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Certain Engagements in Connection with the Business Combination and Related Transactions

Financial Advisors

On November 19, 2022, SVH entered into an engagement letter with Sagiv Shiv and Vincent Calicchia (each an “Advisor”, and, together, severally, the “Advisors”), pursuant to which the Advisors agreed to serve as the exclusive financial advisors to SVH in connection with a business combination involving the Company, a subsidiary or divisions and one or more potential counterparty. Upon the Advisors’ affiliation with ACP, this agreement has been assigned to ACP.

Voting Power, Implied Ownership and Implied Share Values of SVH Upon Consummation of the Business Combination

We present in the tables below the various pro forma voting power and implied ownership of SVH following the consummation of the Business Combination, based on, among other things, public stockholder redemptions in connection with the Business Combination.

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The following table presents the pro forma Voting Power and Implied Ownership of SVH immediately following the consummation of the Business Combination, exclusive of (i) 25,000,000 Earn Out Shares (defined below), (ii) 543,300 SVH Shares which underly the Private Warrants, (iii) 951,327 shares of SVH which will be reserved for issuance pursuant to the Exchange Agreements (defined below), (iv) 250,000 SVH Shares which are issuable upon exercise of warrants which will be issued to ACP in consideration for its advisory services in connection with the Business Combination (the “Advisory Warrants”), and (v) the 10,005,000 shares of SVH that underly the SVH Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Minimum Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		Maximum Redemption Scenario(4)
	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)
Public Stockholders(5)	8,173,387	31	6,953,940	28	5,734,494	24	3,295,600	15
Sponsor and other Stockholders(6)	3,244,242	12	3,244,242	13	3,244,242	14	3,244,242	15
SVH Shareholders	14,946,286	57	14,946,286	59	14,946,286	62	14,946,286	70
Total	26,363,915	100	25,144,468	100	23,925,022	100	21,486,128	100

(1)	The Minimum Redemption Scenario assumes no additional redemptions by public shareholders in connection with the Business Combination.

(2)	The 25% Redemption Scenario assumes that public stockholders elect to redeem 22% of MOBV Shares (i.e., 1,219,447 shares) in connection with the Business Combination, representing 25% of the MOBV Shares redeemed in the of Maximum Redemption Scenario.

(3)	The 50% Redemption Scenario assumes that public stockholders elect to redeem 43% of MOBV Shares (i.e., 2,438,894 shares) in connection with the Business Combination, representing 50% of the MOBV Shares redeemed in the Maximum Redemption Scenario.

(4)	The Maximum Redemption Scenario assumes that public stockholders elect to redeem 86% of MOBV Shares (i.e., 4,877,787 shares) in connection with the Business Combination.

(5)	These scenarios assume that MOBV Securities convert on a one-to-one basis into SVH Securities plus each holder’s pro rata share of the 2,500,000 bonus pool incentive for non-redemption in connection with the Business Combination.

(6)	Includes 2,501,250 SVH shares issuable upon conversion of the founder shares, 543,300 SVH shares issuable upon conversion of the Private Shares, 100,050 SVH shares issuable upon conversion of the MOBV Shares which were issued to EF Hutton, a division of Benchmark Investments, LLC in connection with its role as representative of the underwriters in connection with MOBV’s IPO (the “Representative Shares”), and 99,642 SVH Shares which will be issued to ACP in consideration for its advisory services in connection with the Business Combination (the “Advisory Shares”).

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The following table presents pro forma voting power and implied ownership of SVH inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the voting power and implied ownership of SVH immediately following the consummation of the Business Combination is as follows:

	Minimum Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		Maximum Redemption Scenario(4)
	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)	SVH Shares	Voting Power and Implied Ownership (%)
Public Stockholders(5)	18,178,387	29	16,958,940	27	15,739,494	26	13,300,600	23
Sponsor and other Stockholders (6)	4,037,542	6	4,037,542	7	4,037,542	7	4,037,542	7
SVH Shareholders(7)	40,897,613	65	40,897,613	66	40,897,613	67	40,897,613	70
Total	63,113,542	100	61,894,095	100	60,674,649	100	58,235,755	100

(1)	The Minimum Redemption Scenario assumes no additional redemptions by public shareholders in connection with the Business Combination.

(2)	The 25% Redemption Scenario assumes that public stockholders elect to redeem 22% of MOBV Shares (i.e., 1,219,447 shares) in connection with the Business Combination, representing 25% of the MOBV Shares redeemed in the Maximum Redemption Scenario

(3)	The 50% Redemption Scenario assumes that public stockholders elect to redeem 43% of MOBV Shares (i.e., 2,438,894 shares) in connection with the Business Combination, representing 50% of the MOBV Shares redeemed in the Maximum Redemption Scenario.

(4)	The Maximum Redemption Scenario assumes that public stockholders elect to redeem 86% of MOBV Shares (i.e., 4,877,787 shares) in connection with the Business Combination.

(5)	These scenarios assume that MOBV Securities convert on a one-to-one basis into SVH Securities plus each holder’s pro rata share of the 2,500,000 bonus pool incentive for non-redemption in connection with the Business Combination. Includes 10,005,000 shares issuable upon exercise of the MOBV Public Warrants.

(6)	Includes 2,501,250 SVH shares issuable upon conversion of the founder shares, 543,300 SVH shares issuable upon conversion of the Private Shares, 543,300 SVH Shares issuable upon exercise of the Private Warrants, 250,000 SVH Shares which are issuable upon exercise of the Advisory Warrants, 100,050 Representative Shares, and 100,000 Advisory Shares.

(7)	Includes 14,946,286 SVH Shares which will be issued to shareholders of SVM, 25,000,000 Earn Out Shares, and 951,327 SVH Shares which will be reserved for issuance pursuant to the Exchange Agreements (defined below).

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The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming MOBV shareholders as well as the effective underwriting fees at the following redemption levels, exclusive of the Dilutive Interests:

	Redemption Level
	Maximum*	50%*	25%*	Minimum %*
Implied value per public share – Pre-Closing	$2.56	$5.97	$6.78	$7.35
Implied Value per public share – Post Closing(1)	$1.29	$3.81	$4.62	$5.26
Impact of Underwriting Fees	$1.13	$3.70	$4.52	$5.17
Effective Underwriting Fee %	12%	3%	2%	2%

*	Represents a percentage of the MOBV Shares redeemed in the Maximum Scenario.

(1)	Including founder shares, private shares, Representative Shares and Advisory Shares.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming MOBV shareholders as well as the effective underwriting fees at the following redemption levels, inclusive of the Dilutive Interests:

	Redemption Level
	Maximum*	50%*	25%*	Minimum %*
Implied value per public share – Pre-Closing	$2.56	$5.97	$6.78	$7.35
Implied Value per public share – Post Closing (1)	$0.49	$1.73	$2.25	$2.70
Impact of Underwriting Fees	$0.43	$1.68	$2.18	$2.66
Effective Underwriting Fee %	12%	3%	2%	2%

*	Represents a percentage of the MOBV Shares redeemed in the Maximum Scenario.

(1)	Including the Dilutive Interests, founder shares, private shares, Representative Shares and Advisory Shares.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as an asset purchase, and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. MOBV will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of SVH issuing shares for the net assets of MOBV at fair value.

Regulatory Matters

The Business Combination and the Transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Competition Commission of India and Delaware Secretary of State.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Mobiv Acquisition Corp’s entry into the Business Combination Agreement, dated as of March 13, 2023 (the “Business Combination Agreement”), as amended from time to time, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“SVH”), Mobiv Acquisition Corp (“MOBV”), and Pegasus Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which several transactions will occur, and in connection therewith, SVH will be the ultimate parent company of SRIVARU MOTORS PRIVATE LIMITED, a company with limited liability incorporated under the laws of India (“SVM”) and MOBV (collectively, the “Business Combination”), in each case in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the outstanding shares of MOBV Shares present and entitled to vote on the Business Combination Proposal at the MOBV Special Meeting. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will count as a vote against the outcome of the vote on the Business Combination Proposal.

Recommendation of the Board

THE MOBV BOARD UNANIMOUSLY RECOMMENDS THAT MOBV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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MATERIAL TAX CONSIDERATIONS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Merger to U.S. Holders (as defined below) of MOBV Public Shares and MOBV Public Warrants (collectively “MOBV securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of MOBV Public Shares that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of SVH Shares and SVH Warrants (collectively “SVH securities”) following the Merger. This discussion applies only to the MOBV securities and SVH securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Merger, the redemption of MOBV Public Shares, or the ownership and disposition of SVH securities. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. MOBV and SVH have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or a court will not sustain, a contrary position regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers, or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the U.S.;

●	persons holding MOBV securities or SVH securities, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion or constructive sale transaction or other integrated or similar transaction;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to MOBV securities or SVH securities, as the case may be, being taken into account in an applicable financial statement;

●	persons that actually or constructively own, directly or indirectly (or have at any time during the five-year period ending on the date of the Merger owned), 5% or more (by vote or value) of the outstanding MOBV securities or, after the Merger, the issued SVH securities;

●	founders, sponsors, officers or directors of MOBV or holders of private placement warrants;

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●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

●	S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received MOBV securities or SVH securities, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in SVH prior to the Merger. With respect to the consequences of holding SVH securities, this discussion is limited to holders who acquire such SVH securities in connection with the Merger or as a result of the exercise of an SVH Warrant. With respect to the consequences of holding SVH Warrants, this discussion is limited to holders who held MOBV Public Warrants prior to and through the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds MOBV securities or SVH securities, the tax treatment of an owner of such entity will depend on the status of the owner or participant in the arrangement, the activities of the entity or arrangement, and certain determinations made at the owner or participant level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, because any MOBV Unit consisting of one MOBV Public Share and one MOBV Public Warrant is separable at the option of the holder, MOBV is treating the MOBV Public Share and the MOBV Public Warrant held by a holder in the form of a single MOBV Unit as separate instruments and is assuming that the MOBV Unit itself will not be treated as an integrated instrument. Under this treatment the separation of a MOBV Unit in connection with the consummation of the Merger generally would not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of MOBV Units and MOBV securities are urged to consult their tax advisors concerning the U.S. federal, state, local, and foreign tax consequences of the transactions contemplated by the Merger (including any redemption of MOBV Public Shares for cash) with respect to any MOBV securities held through a MOBV Unit (including alternative characterizations of a MOBV Unit).

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of MOBV securities or SVH securities, as the case may be, that is for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the U.S.;

● a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

● an estate whose is subject to U.S. federal income taxation regardless of its source; or

● a trust if (i) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF MOBV SECURITIES DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO MOBV PUBLIC SHARES, AND THE OWNERSHIP AND DISPOSITION OF SVH SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO MOBV PUBLIC SHARES, AND THE OWNERSHIP AND DISPOSITION OF SVH SECURITIES.

U.S. Federal Income Tax Treatment of SVH

Tax Residence of SVH for U.S. Federal Income Tax Purposes

Although SVH is incorporated and tax resident in the Cayman Islands, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because SVH is not so created or organized (but is instead incorporated only in the Cayman Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

SVH will indirectly acquire substantially all of the assets of MOBV through the Merger. As a result, Section 7874 of the Code may apply to cause SVH to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, MOBV and SVH currently expect that the Section 7874 Percentage of MOBV stockholders in SVH should be less than 80% after the Merger. Accordingly, SVH is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former holders of MOBV Shares may be deemed to own an amount of SVH Shares in respect to certain redemptions by former holders of MOBV Shares prior to the Merger for purposes of determining the ownership percentage of former holders of MOBV Shares under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of SVH as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

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If the IRS were to successfully challenge under Code Section 7874 SVH’s status as a foreign corporation for U.S. federal income tax purposes, SVH and certain SVH shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on SVH and future withholding taxes on certain SVH shareholders. In particular, holders of SVH Shares and/or SVH Warrants would be treated as holders of stock and warrants of a U.S. corporation.

However, even if the Section 7874 Percentage was such that SVH were still respected as a foreign corporation under Code Section 7874, SVH may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If SVH were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of SVH attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that SVH will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of MOBV’s Tax Attributes and Certain Other Adverse Tax Consequences to SVH and SVH’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, MOBV and SVH currently expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are not expected to apply to SVH or MOBV after the Merger.

If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80%, SVH and certain of SVH’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by SVH include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that MOBV will have a significant amount of inversion gain as a result of the Merger.

The determination that the Section 7874 Percentage should be less than 60% after the Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether SVH is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to SVH, significant adverse tax consequences could result for SVH and for certain SVH shareholders, including a higher effective corporate tax rate on SVH U.S. Holders.

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Effects of the Merger

Uncertainty regarding the characterization of the Merger as a reorganization under section 368(a) of the Code

To qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), a transaction must satisfy certain requirements, including, among others, that either the acquiring corporation continue, either directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). Due to the absence of guidance regarding application of the foregoing in the case of an acquisition of a corporation with investment-type assets, such as MOBV, the qualification of the Merger as a reorganization is subject to significant uncertainty. The Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither MOBV nor SVH intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, MOBV’s counsel is unable to opine on or provide other assurance as to the qualification of the Merger as a reorganization. As indicated in the Business Combination Agreement, including the recitals thereto, MOBV and SVH currently intend to take the position that the Merger qualifies as a reorganization, to the extent permitted by applicable law. Nevertheless, the facts and circumstances of the proposed transaction render the issue highly uncertain and, notwithstanding the position that MOBV and SVH intend to take, no assurance can be given that the Merger qualifies as a reorganization, that the IRS will not challenge the Merger’s qualification as a reorganization, or that a court will not sustain such a challenge by the IRS. U.S. Holders of MOBV securities should consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a reorganization.

Tax consequences to U.S. Holders exchanging MOBV securities for SVH securities

If the Merger qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) (described in more detail below), a U.S. Holder will generally not recognize gain or loss if, pursuant to the Merger, the U.S. Holder (i) exchanges MOBV Public Shares for SVH Shares, (ii) exchanges MOBV Public Warrants for SVH Warrants or (iii) exchanges MOBV Public Shares for SVH Shares and exchanges MOBV Public Warrants for SVH Warrants.

In such a case, the aggregate tax basis of the SVH Shares received by a U.S. Holder in the Merger will generally be equal to the aggregate adjusted tax basis of MOBV Public Shares surrendered in exchange therefor. The tax basis in an SVH Warrant received by a U.S. Holder in the Merger will generally be equal to the adjusted tax basis of the MOBV Public Warrant exchanged therefor. The holding period of the SVH Shares or SVH Warrants received by a U.S. Holder in the Merger will generally include the period during which such U.S. Holder held the MOBV Public Shares or MOBV Public Warrants exchanged therefor. It is unclear whether the redemption rights with respect to the MOBV Public Shares may suspend the running of the applicable holding period for this purpose.

If, at the Merger Effective Time, the Merger does not satisfy the requirements for reorganization treatment under Section 368(a) of the Code, a U.S. Holder of MOBV securities will generally recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of the Merger of SVH securities received by such holder in the Merger over such holder’s adjusted tax basis in the MOBV securities surrendered by such holder in the Merger. Any gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the MOBV securities exceeds one year at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) is generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the SVH securities received in the Merger will equal the fair market value of such securities upon receipt. A U.S. Holder’s holding period in the SVH securities received in the Merger, if any, will begin on the day following the Closing Date and will not include the holding period for the MOBV securities surrendered in exchange therefor.

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Tax Consequences of the Merger Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a foreign corporation in a transaction that qualifies as a reorganization, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Merger is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Merger does not result in gain recognition by a U.S. Holder exchanging MOBV Public Shares for SVH Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee foreign corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of SVH after the Merger (taking into account, for this purpose, ownership of SVH Shares acquired in connection with the Merger and any SVH Shares not acquired in connection with the Merger) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Merger.

Whether the requirements described above are met will depend on facts existing at the Merger Effective Time, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Merger will not result in gain being recognized by U.S. Holders of MOBV securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Merger or that a court would not sustain such a challenge.

If the Merger does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on a U.S. Holder is not satisfied, then a U.S. Holder of MOBV securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of the SVH securities received by such holder in the Merger over such U.S. Holder’s tax basis in the MOBV securities surrendered by such U.S. Holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the MOBV securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the SVH securities received in the Merger will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the SVH securities received in the Merger may not be able to include the holding period for the MOBV securities surrendered in exchange therefor. In such case, the holding period will begin on the day following the closing date of the Merger.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of MOBV securities under your particular circumstances, including whether you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

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U.S. Holders Exercising Redemption Rights with Respect to MOBV Public Shares

In the event that a U.S. Holder’s MOBV Public Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of MOBV Shares treated as held by the U.S. Holder relative to all of the MOBV Shares outstanding both before and after the redemption.

The redemption of MOBV Public Shares generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in MOBV, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only MOBV Shares actually owned by such U.S. Holder but also MOBV Shares constructively owned by such holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include MOBV Shares or SVH Shares which could be directly or constructively acquired pursuant to the exercise of MOBV Public Warrants or SVH Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all MOBV Shares actually and constructively owned by the U.S. Holder is redeemed or (ii) all MOBV actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than (a) 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (b) 50% of the total combined voting power of MOBV Shares. The redemption of MOBV Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MOBV. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MOBV will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the MOBV Public Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s MOBV Public Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s MOBV Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of MOBV Public Shares.

Amounts treated as dividends that MOBV pays to a U.S. Holder that is treated a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that MOBV pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the MOBV Public Shares may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.”

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After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed MOBV Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining MOBV Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MOBV Public Warrants or possibly in other MOBV Shares constructively owned by it.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to U.S. Holders

Distributions on SVH Shares

If SVH makes distributions of cash or property on the SVH Shares, such distributions will be treated first as a dividend to the extent of SVH’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by SVH (or another applicable withholding agent). If SVH does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “— Utilization of MOBV’s Tax Attributes and Certain Other Adverse Tax Consequences to SVH and SVH’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

● either (a) the shares are readily tradable on an established securities market in the U.S. or (b) SVH is eligible for the benefits of a qualifying income tax treaty with the U.S. that includes an exchange of information program;

● SVH is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for SVH’s taxable year in which the dividend is paid or the preceding taxable year;

● the U.S. Holder satisfies certain holding period requirements;

● the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and

● the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).

There currently is no comprehensive income tax treaty between the U.S. and the Cayman Islands and there can be no assurances that SVH will be eligible for benefits of an applicable comprehensive income tax treaty between the U.S. and any other jurisdiction in which SVH is resident for tax purposes. In addition, there also can be no assurance that SVH Shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, SVH will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to SVH Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

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Subject to certain exceptions, dividends on SVH Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by SVH with respect to the SVH Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing the holder’s taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of SVH Securities

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of SVH securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of SVH securities generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the SVH securities for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any foreign tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under certain income tax treaties between the U.S. and other jurisdictions, which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of treaties to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of an SVH Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an SVH Share on the exercise of an SVH Warrant for cash. A U.S. Holder’s tax basis in an SVH Share received upon exercise of the SVH Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the MOBV Public Warrant exchanged therefor (assuming the Merger is not a taxable transaction, as discussed above) and the exercise price. The U.S. Holder’s holding period for an SVH Share received upon exercise of the SVH Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the SVH Warrant and will not include the period during which the U.S. Holder held the SVH Warrant. If an SVH Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the SVH Warrant.

The tax consequences of a cashless exercise of an SVH Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the SVH Shares received generally would equal the U.S. Holder’s basis in the SVH Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the SVH Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the SVH Warrants and will not include the period during which the U.S. Holder held the SVH Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the SVH Shares would include the holding period of the SVH Warrants exercised therefor.

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It is also possible that a cashless exercise of an SVH Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of SVH Securities.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of SVH Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the SVH Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the SVH Shares that would have been received in a regular exercise of the SVH Warrants deemed surrendered, net of the aggregate exercise price of such SVH Warrants and (ii) the U.S. Holder’s tax basis in such SVH Warrants. In this case, a U.S. Holder’s aggregate tax basis in the SVH Shares received would equal the sum of (i) U.S. Holder’s tax basis in the SVH Warrants deemed exercised and (ii) the aggregate exercise price of such SVH Warrants. A U.S. Holder’s holding period for the SVH Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the SVH Warrants and will not include the period during which the U.S. Holder held the SVH Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the SVH Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of SVH Warrants.

Subject to the PFIC rules described below, if SVH redeems SVH Warrants for cash pursuant to the redemption provisions described in the section of this registration statement entitled “— Description of SVH Warrants — Public Shareholders’ Warrants” or if SVH purchases SVH warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of SVH Securities.”

Possible Constructive Distributions

The terms of each SVH Warrant provide for an adjustment to the number of SVH Shares for which the SVH Warrant may be exercised or to the exercise price of the SVH Warrant in certain events, as discussed in the section of this registration statement captioned “Description of SVH Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of an SVH Warrant would, however, be treated as receiving a constructive distribution from SVH if, for example, the adjustment increases the holder’s proportionate interest in SVH’s assets or earnings and profits (for instance, through an increase in the number of SVH Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the SVH Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on SVH Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such SVH Warrant received a cash distribution from SVH equal to the fair market value of such increase in interest.

Passive Foreign Investment Company Rules

Definition of a PFIC

A non-U.S. corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income (the “income test”) or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) produce or are held for the production of passive income (the “asset test”). For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and subject to a limited working capital exception under the proposed Treasury regulations, cash held by a corporation is considered to be a passive asset.

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PFIC status of SVH

Following the Merger, the asset test and the income test will be applied based on the assets and activities of the combined business. Based on the anticipated assets and income of the post-Closing combined company, it is expected that SVH will generally not be a PFIC in taxable years following the Merger. Because PFIC status is based on income, assets and activities for the entire taxable year, however, it is not possible to determine SVH’s PFIC status for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that SVH will not be considered a PFIC for any taxable year.

Application of PFIC rules to SVH securities

If (i) SVH is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of SVH Shares, the U.S. Holder did not make a timely and effective QEF Election (as defined below) for SVH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) SVH Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a Mark-to-Market Election (as defined below), then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

● any gain recognized by the U.S. Holder on the sale or other disposition of its SVH securities; and

● any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of SVH securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

● the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its securities;

● the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SVH is a PFIC, will be subject to tax as ordinary income;

● the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder included in such U.S. Holder’s holding period will be subject to tax at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

● an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder included in such U.S. Holder’s holding period.

QEF Election and Mark-to-Market Election

In general, if SVH is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its SVH Shares (but not SVH Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to SVH Shares, a U.S. Holder must receive certain information from SVH. Because SVH does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to SVH Shares.

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Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election (a “Mark-to-Market Election”) with respect to such shares for such taxable year. A U.S. Holder that makes a valid Mark-to-Market Election for such holder’s First PFIC Holding Year will generally not be subject to the Default PFIC Regime with respect to its SVH Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year that SVH is treated as a PFIC, the excess, if any, of the fair market value of its SVH Shares at the end of its taxable year over the adjusted basis in its SVH Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its SVH Shares over the fair market value of its SVH Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). The U.S. Holder’s basis in its SVH Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of the SVH Shares in a taxable year in which SVH is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a Mark-to-Market Election for a taxable year after such holder’s First PFIC Holding Year. Currently, a Mark-to-Market Election may not be made with respect to SVH Warrants.

The Mark-to-Market Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax considerations relevant to a Mark-to-Market Election with respect to SVH Shares in their particular circumstances.

If SVH is determined to be a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders will generally be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if SVH receives a distribution from, or disposes of all or part of SVH’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A Mark-to-Market Election will generally not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a QEF Election or a Mark-to-Market Election is made) and provide such other information as may be required by the U.S. Treasury Department. The rules governing PFICs and QEF Elections and Mark-to-Market Elections are complex and their application is affected by various factors in addition to those described above. Accordingly, U.S. Holders of SVH securities should consult their tax advisors concerning the application of the PFIC rules to SVH securities in their particular circumstances.

THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Non-U.S. Holders

The section applies to Non-U.S. Holders of SVH securities. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of SVH securities that is for U.S. federal income tax purposes not a U.S. Holder, including:

● a nonresident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

● a foreign corporation; or

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● a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition of SVH securities (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to MOBV Public Shares or the ownership and disposition of SVH securities.

Non-U.S. Holders Exercising Redemption Rights with Respect to MOBV Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s MOBV Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s MOBV Public Shares, as described above under “— U.S. Holders Exercising Redemption Rights with Respect to MOBV Public Shares.”

Subject to the discussion below concerning backup withholding, if such a redemption qualifies as a sale of the MOBV Public Shares, any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below under “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to Non-U.S. Holders” applies in respect of gain from the disposition of MOBV Public Shares. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if MOBV Public Shares constitutes a U.S. real property interest by reason of MOBV’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. MOBV believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for MOBV Public Shares, and the redemption is treated as a corporate distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty and the Non-U.S. Holder provides a proper certificate of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable)) on the gross amount of the distribution to the extent the distribution is paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and treated as dividends, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its MOBV Public Shares and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such MOBV Public Shares, which will be treated as described in the paragraph immediately above. A redemption treated as a dividend by MOBV to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same corporate or graduated individual rates applicable to U.S. Holders (together with branch profits tax, at a 30% rate, or such lower rate specified by an applicable tax treaty, as adjusted for certain items, if such Non-U.S. Holder is a corporation).

IF YOU ARE A NON-U.S. HOLDER OF MOBV PUBLIC SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to U.S. Holders — Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of SVH Shares or (ii) gain realized upon the sale or other taxable disposition of SVH securities by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

● the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

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● in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of an SVH Warrant, or the lapse of an SVH Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of an SVH Warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to U.S. Holders — Exercise, Lapse or Redemption of an SVH Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the SVH Shares and SVH Warrants.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s SVH Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to U.S. Holders — Exercise, Lapse or Redemption of an SVH Warrant” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first paragraph above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of SVH Securities to Non-U.S. Holders” based on such characterization.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of MOBV Public Shares, dividends received by U.S. Holders of SVH Shares, and the proceeds received on the disposition of SVH Shares effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to MOBV Public Shares or SVH Shares and proceeds from the sale, exchange, redemption or other disposition of SVH Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of MOBV securities or their SVH Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to SVH Shares and proceeds from the sale of other disposition of SVH Shares received in the U.S. by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

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Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO MOBV, AND OF THE OWNERSHIP AND DISPOSITION OF SVH SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL INDIAN INCOME TAX CONSIDERATIONS

Indian Tax Considerations of the merger of Merger Sub with MOBV

As the Merger Sub holds no Indian assets, its merger with MOBV will not result in any taxable event in India.

Exchange of MOBV shares and warrants for shares and warrants of SVH

Since SVH derives more than 50% of its value from SVM, i.e., Indian asset, the shares and warrants of SVH would be deemed to be situated in India. Under section 56(2)(x) of the ITA, where a person receives any property and pays consideration which is less than the fair market value of the property being received by such person, the difference between the fair market value of the property received and the consideration paid, i.e. Delta, is treated as income from other sources of the person in India and taxed in that persons hand at the tax rate applicable to the person on its ordinary income. Such tax rate would be 30% (plus applicable surcharge and 4% tax) for individual and non -corporate bodies and 40% (plus applicable surcharge and 4% tax) for a corporate. This tax would be attracted on any person, whether the person is resident of India or anywhere else in the world, subject to availability of relief under the double taxation avoidance agreement entered into between India and the country of residence of such person. The tax would be attracted if the monetary value of the Delta is more than INR 50,000 (approximately equal to USD 610). The stockholders of MOBV who would receive shares/ warrants of SVH should consult Indian tax advisers for ascertaining their Indian tax implications.

For the purposes of section 56(2)(x), the fair market value of the SVH Shares/Warrants and MOBV Shares / Warrants being exchanged would be required to be determined as per the rules of valuation under the prescribed Indian Income Tax Rules, 1962.

Distributions on SVH Shares

Unless the stockholders are tax residents of India, there will be no Indian tax implications on them when receiving distribution of income from SVH.

Sale, Exchange, Redemption or Other Disposition of SVH Securities

As long as SVH securities derive their value substantially from Indian assets, these securities would be considered situated in India. The security shall be deemed to derive its value substantially from the assets (whether tangible or intangible) located in India, if, on the specified date, the value of such assets:

(i) exceeds INR 100 million; and

(ii) represents at least 50 per cent of the value of all the assets owned by SVH.

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Therefore, regardless of whether the holder of such securities is US resident or resident of any other country, gains realized on the said disposition would be taxable in India except in the following circumstances:

●	The said gains are not taxable in India due to a favorable provision in the double tax avoidance agreement between India and the country of residence of the security holder and subject to the fact that the security holder satisfies the requirements of being eligible to the benefits of the said double taxation avoidance agreement.
●	The person realizing the capital gains by himself/herself/itself or along with associated enterprises, is not the holder of at least 5% of the voting power or does not hold right of management or control of SVH directly or indirectly during the 12 months period directly prior to the disposition.
●	The person realizing the capital gains by himself/herself/itself or along with associated enterprises, is not the holder of at least 5% of the voting power or does not hold right of management or control of SVM directly or indirectly.
●	The gains are realized by a non-resident who has invested in SVH directly or indirectly, through Category-I or Category-II foreign portfolio investor under the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014 prior to their repeal, made under the Securities and Exchange Board of India Act, 1992 or Category I foreign portfolio investor under the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2019.

For this purpose, the valuation of the securities of SVH shall be required to be done on a specified date as prescribed in the ITA and as per the rule of valuation under the Income Tax Rules, 1962.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

There is, at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to the SVH Shares will be received free of all Cayman Islands taxes. SVH is registered as an exempted company pursuant to the Cayman Companies Act. SVH will apply for, and expects to receive, an undertaking from the Government of the Cayman Islands to the effect that, for a period of thirty years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under SVH, or to the SVH shareholders thereof, in respect of any such property or income.

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THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the MOBV Board to submit a proposal to adjourn the MOBV Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize MOBV to consummate the Business Combination and each other matter to be considered at the MOBV Special Meeting. The purpose of the Adjournment Proposal is to provide more time for MOBV’s officers and directors or MOBV to make purchases of MOBV Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and the other proposals to be voted upon at the MOBV Special Meeting and to meet the requirements that are necessary to consummate the Business Combination. For the avoidance of doubt, even if the Adjournment Proposal is approved, MOBV will be obligated to make any such purchases or other arrangements. See the section titled “The Business Combination Proposal—Interests of MOBV’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the MOBV Special Meeting and is not approved by the stockholders, the MOBV Board may not be able to adjourn the MOBV Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the MOBV Special Meeting to approve the proposals. In such event, the Business Combination would not be completed.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the MOBV Special Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MOBV stockholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the MOBV Special Meeting be approved.”

Vote Required for Approval

The approval of the Adjournment Proposal (if presented) will require the affirmative vote of holders of a majority of the outstanding shares of MOBV Shares present and entitled to vote on the Adjournment Proposal at the MOBV Special Meeting. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will count as a vote against the outcome of the vote on the Adjournment Proposal.

The adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE MOBV BOARD UNANIMOUSLY RECOMMENDS THAT MOBV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PROPOSED.

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INFORMATION RELATED TO MOBV

For the purposed of this section, references to “MOBV” refer to Mobiv Acquisition Corp.

Overview

MOBV is a blank check company incorporated in the State of Delaware on January 7, 2022. MOBV was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar initial business combination with one or more businesses or entities. While MOBV could pursue a Business Combination target in any business, industry or sector, or geographical location, MOBV focused on businesses in the electric vehicles and urban mobility industries and expressly disclaimed any intent to pursue a Business Combination with any business located in China, Hong Kong, Macau, Taiwan, Russia or Iran.

On April 22, 2022, the Sponsor acquired 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On July 1, 2022, the Sponsor surrendered an aggregate of 373,750 founder shares for no consideration in connection with the decrease of the offering. As of the date hereof, the Sponsor holds 2,501,250 founder shares, which includes 326,250 founder shares which the Sponsor did not forfeit as a result of the over-allotment option having been exercised. Prior to the initial investment in MOBV of $25,000 by the Sponsor, MOBV had no assets, tangible or intangible. The per share price of the founder shares was determined by dividing the amount contributed to MOBV by the number of founder shares issued.

The Registration Statement (the “Registration Statement”) for MOBV’s Initial Public Offering was declared effective on August 3, 2022. In connection with the Initial Public Offering, MOBV granted the underwriter a 45-day option to purchase up to an additional 1,305,000 Units at $10.00 per Unit to cover over-allotments, if any. On August 5, 2022, the over-allotment option was exercised in full, and the closing occurred simultaneously with the Initial Public Offering on August 8, 2022. On August 8, 2022, MOBV consummated its Initial Public Offering of 10,005,000 Units at $10.00 per Unit, generating gross proceeds of $100,050,000, and incurring offering costs of $5,400,448, of which $3,501,750 was for deferred underwriting commissions. Each MOBV Public Warrant entitles the holder thereof to purchase one MOBV Public Share at a price of $11.50 per unit, subject to adjustment. Only whole MOBV Public Warrants may be exercised. The MOBV Public Warrants will become exercisable on the later to occur of 30 days after the completion of the Business Combination and nine (9) months from, August 3, 2022, the effective date of the Registration Statement, and will expire five years after the completion of the Business Combination or earlier upon redemption or our liquidation, as described in the Registration Statement.

Simultaneously with the consummation of the closing of the Initial Public Offering, MOBV consummated the private placement of an aggregate of 543,300 Placement Units to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000. Each Placement Unit consists of one Private Share and one Private Warrant. The Placement Units (including the Private Shares, the Private Warrants, and the shares of Class A common stock issuable upon exercise of such Private Warrants) are identical to the Units sold in the Initial Public Offering except as described in the Registration Statement.

Following the closing of the Initial Public Offering on August 8, 2022, an amount of $102,551,250 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a Trust Account (the “Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by MOBV, until the earlier of (i) the consummation of an initial business combination or (ii) the distribution of the funds in the Trust Account to MOBV’s stockholders.

In connection with the Extension Meeting a total of 4,331,613 shares were tendered for redemption. Approximately $45,849,101.56 was withdrawn from the Trust Account to pay for the redemption, leaving approximately $60,051,462.78 in the Trust Account as of July 11, 2023. As a result of the redemptions, MOBV now has less liquidity and fewer round-lot holders of public shares, which may make it more difficult for SVH to meet all of the Nasdaq listing requirements. Since it is a condition to closing for SVH to receive approval for listing by Nasdaq of the SVH Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement, MOBV’s reduced public float may make it more difficult for SVH to meet all of the Nasdaq listing requirements and to consummate the Business Combination.

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If MOBV does not complete an initial business combination by February 8, 2024 (18 months from the closing of the Initial Public Offering) which includes, at the election of the Sponsor, up to 9 one-month extensions beyond the initial nine (9) months, which initial nine (9) months ended on May 8, 2023, we will redeem 100% of the MOBV Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MOBV Public Shares, subject to applicable law and certain conditions as further described in the Registration Statement. Pursuant to the terms of our Amended and Restated Certificate of Incorporation and Trust Agreement between Continental Stock Transfer & Trust Company and MOBV, if the Sponsor elects to exercise any of the one-month extensions, the Sponsor is required to deposit into the Trust Account, an additional $0.0333 per unit for each month extended totaling $333,166.50 per month (yielding $2,998,498.50 assuming nine extensions, which the Sponsor is not obligated to do), or as extended by MOBV’s stockholders in accordance with our Amended and Restated Certificate of Incorporation). On April 23, 2023, the Sponsor elected to extend the time to consummate an initial business combination from May 8, 2023 to June 8, 2023 by depositing into the Trust Account held by Continental Stock Transfer & Trust Company a total of $333,166.50.

Public stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension. Additionally, if MOBV does not consummate an initial business combination by February 8, 2024 (assuming full election of all extension options), the Placement Units and Warrants will expire worthless. The personal and financial interests of MOBV’s executive officers and directors may influence their motivation in completing an initial business combination and influencing the operation of the business following the initial business combination. This risk may become more acute as the February 8, 2024, the 18-month anniversary of the closing of MOBV’s Initial Public Offering, assuming MOBV extends the period of time to consummate an initial business combination in full, nears, which is the deadline for our consummation of an initial business combination.

Business Combination Activities

On March 13, 2023, MOBV entered into the Business Combination Agreement. As a result of the Transactions, MOBV will become a wholly owned subsidiary of SVH. MOBV must complete a Business Combination by no later than February 8, 2024, 18 months from the closing of MOBV’s Initial Public Offering, if MOBV extends the period of time to consummate a Business Combination in full. In the event that the Business Combination is not consummated by February 8, 2024, MOBV’s corporate existence will cease and MOBV will distribute the proceeds held in the Trust Account to MOBV’s public stockholders.

Permitted Purchases of MOBV Securities

The Sponsor or MOBV’s directors, officers, advisors or any of their respective affiliates may purchase MOBV Shares or MOBV Warrants in privately negotiated transactions or in the open market either prior to or following the completion of MOBV’s initial business combination. There is no limit on the number of shares MOBV’s Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Further, in the event our Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants in privately negotiated transactions from public holders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

●	This proxy statement/prospectus statement discloses the possibility that the Sponsor, directors, officers, advisors or any of their respective affiliates may purchase MOBV Shares or MOBV Warrants from public holders outside the redemption process, along with the purpose of such purchases;

●	If the Sponsor, directors, officers, advisors or any of their respective affiliates were to purchase MOBV Shares or MOBV Warrants from public holders:

○	such Sponsor, directors, officers, advisors or affiliates would do so at a price no higher than the price offered through our redemption process;
○	such purchased shares would not be voted in favor of approving the Business Combination;
○	such Sponsor, directors, officers, advisors or affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and
○	MOBV would disclose in a Current Report on Form 8-K, before the Special Meeting, the following:

■	the amount of our securities purchased outside of the redemption offer by the Sponsor, directors, officers, advisors or any of their respective affiliates, along with the purchase price;
■	the purpose of such purchases;
■	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;
■	the identities of MOBV’s selling stockholders for such purchases (if not purchased on the open market) or the nature of MOBV’s stockholders (e.g., 5% stockholders) who sold to the Sponsor, directors, officers, advisors or any of their respective affiliates; and
■	the number of MOBV Shares for which we have received redemption requests pursuant to the redemption offer.

None of the funds held in the Trust Account will be used to purchase MOBV Shares or MOBV Warrants in such transactions prior to completion of an initial business combination.

Any such shares purchased by the Sponsor or MOBV’s directors, officers or advisors, or their affiliates will not be voted in favor of approving the Transactions. The purpose of any such purchases of shares would be to increase the likelihood of obtaining stockholder approval of the Business Combination. The purpose of any such purchases of MOBV Warrants could be to reduce the number MOBV Warrants outstanding or to vote such MOBV Warrants on any matters submitted to the warrant holders for approval in connection with an initial business combination. Any such purchases of MOBV’s securities may result in the completion of an initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of the MOBV Shares or MOBV Warrants rights may be reduced and the number of beneficial holders of MOBV’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of MOBV’s securities on a national securities exchange.

The Sponsor and MOBV’s officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom such parties may pursue privately negotiated purchases by either the stockholders contacting MOBV directly or by MOBV’s receipt of redemption requests submitted by stockholders following the mailing of proxy materials in connection with MOBV’s initial business combination. To the extent that MOBV’s Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the initial business combination, whether or not such stockholder has already submitted a proxy with respect to the initial business combination. MOBV’s Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

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Any purchases by MOBV’s Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. MOBV’s Sponsor, officers, directors and/or their affiliates will not make purchases of MOBV Public Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights

The MOBV stockholders (except our initial stockholders) will be entitled to redeem their MOBV Public Shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.25 per share) net of taxes payable. The MOBV initial stockholders do not have redemption rights with respect to any founder shares owned by them, directly or indirectly (such waiver entered into in connection with the Initial Public Offering for which the initial stockholders received no additional consideration).

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If MOBV does not complete a business combination by February 8, 2024, 18 months from the consummation of the Initial Public Offering (assuming such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of MOBV’s Amended and Restated Certificate of Incorporation. No vote will be required from MOBV’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If MOBV is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the outstanding MOBV Public Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public stockholders will also forfeit the one-quarter of one MOBV Public Warrant included in the MOBV Public Shares being redeemed.

The proceeds deposited in the Trust Account could, however, become subject to claims of MOBV’s creditors that are in preference to the claims of our public stockholders. Although MOBV will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MOBV’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against MOBV’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MOBV will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be more beneficial to MOBV than any alternative. Examples of possible instances where MOBV may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

If MOBV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against MOBV which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MOBV’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MOBV’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.25.

If, after MOBV distributes the proceeds in the Trust Account to its public stockholders, MOBV files a bankruptcy petition or an involuntary bankruptcy petition is filed against MOBV that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MOBV shareholders. In addition, the MOBV Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and MOBV to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against MOBV for these reasons.

The Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Placement Units they hold.

Facilities

MOBV’s executive offices are located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and our telephone number is 302-738-6680. MOBV considers its current office space adequate for our current operations.

Employees

MOBV currently has two executive officers. These individuals are not obligated to devote any specific number of hours to MOBV matters, but they intend to devote as much of their time as they deem necessary to MOBV’s affairs until it has completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for MOBV’s initial business combination and the stage of the initial business combination process MOBV is in. MOBV does not intend to have any full-time employees prior to the completion of our initial business combination.

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Directors and Executive Officers of mobiv

MOBV’s current directors and executive officers are as follows:

Name	Age	Position
Peter Bilitsch	48	Chief Executive Officer and Director
Weng Kiat (Adron) Leow	50	Chief Financial Officer and Director
Lloyd Bloom	63	Director, Chairperson of the Compensation Committee
Garry Peagam	67	Director, Chairperson of the Audit Committee
Niels Strohkirch	54	Director, Chairperson of the Corporate Governance and Nominating Committee

Peter Bilitsch, Chief Executive Officer and Director

Mr. Bilitsch, MOBV’s Chief Executive Officer and a member of its board of directors, brings more than 20 years of work experience across initial public offerings, capital markets, regulatory matters, and investment and trading, to the company. Most recently Peter Bilitsch was for more than 11 years a Director in Regional Equity Capital Markets at CIMB Investment Bank (“CIMB”), a leading Southeast Asian bank. In that role, Mr. Bilitsch originated and executed more than 25 Initial Public Offerings and equity deals across a wide range of industries and stock exchanges.

Key transactions that Mr. Bilitsch executed among others in Southeast Asia included Farm Fresh’s $254 million initial public offering on Bursa Malaysia in 2022 with a record breaking 30 cornerstone investors for Southeast Asia; the first Solar REIT initial public offering in Southeast Asia, Citicore Energy’s $125 million offering on the Philippine Stock Exchange in 2022; the $1 billion initial public offering of leading Thai microfinance provider Ngern Tid Lor on the Stock Exchange of Thailand in 2021; the multi-category retail initial public offering of Central Retail Corporation for $2.3 billion on the Stock Exchange of Thailand in 2021; and IHH Healthcare’s $2 billion initial public offering in 2012, the first ever concurrent dual listing on Bursa Malaysia and the Singapore Exchange. Prior to his work at CIMB, Mr. Bilitsch worked from 2009 to 2011 in a senior position at the Water Industry Commission for Scotland (WICS), the financial regulator for the Scottish water industry.

Before WICS, Mr. Bilitsch was a Senior Trader from 2006 to 2007 at Ferox Capital Management, which managed more than $1 billion in funds. From 2003 to 2005, he worked as a Trading Associate in event driven and merger arbitrage equity trading with Citadel Investment Group, which managed more than $10 billion in funds. At Citadel and Ferox Mr. Bilitsch was also responsible for assessing investments in IPOs and follow-on offerings in Europe and Asia. From 2001 to 2003, Mr. Bilitsch was a Trading Associate with El Paso Europe Limited, where he set up risk management systems and traded energy options as a volatility trader. Mr. Bilitsch started his career as an Investment Banking Analyst in Equity Capital Markets at Goldman Sachs from 2000 to 2001 where he worked on IPOs and executed the follow-on equity offerings of Syngenta, Ryanair and Infineon.

Mr. Bilitsch graduated from the University of Oxford, United Kingdom with the Degree of Bachelor of Arts with Honours in Philosophy, Politics and Economics in 2000 and the Degree of Master of Arts in 2005; and from London Business School with the Degree of Master of Science in Finance in 2008. He was also licensed under the Capital Markets and Service Representative Program by the Securities Commission of Malaysia, and registered with the Financial Services Authority in the United Kingdom.

Weng Kiat (Adron) Leow, Chief Financial Officer and Director

Mr. Leow is MOBV’s Chief Financial Officer and a member of its board of directors who brings more than 25 years of complex finance and business experience to the company. Since July 2017, Mr. Leow has served as the Managing Director at Aamoni Lifestyle Sdn Bhd (formerly known as ALLF Management Group Sdn Bhd) where he is responsible for the profitability of the company, its expansion in the Asia-Pacific region and the development of new products and partnerships. Mr. Leow also serves as a director of our Sponsor, Mobiv Pte. Ltd. and our Sponsor’s holding company, Milan Vido Partners Pte. Ltd., each since December 2021. In addition, Mr. Leow serves as a member of the board of directors of Exodus Standard Sdn. Bhd. since January 2010 and as Chief Financial Officer of Revenue Harvest Sdn. Bhd. and Revenue Group Berhad since March 2022 and June 2022 respectively until November 29, 2022.

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Prior to joining Aamoni Lifestyle Sdn Bhd, Mr. Leow was the Chief Operating Officer at Galasys PLC from May 2014 to June 2017. As Chief Operating Officer, he managed the operations of Galasys PLC in China, Malaysia and the United Kingdom and was responsible for financial reporting, including compliance with U.K.-listing requirements, the development of research and development centers in Malaysia and global business development for the company.

From June 2013 to April 2014, Mr. Leow was the Chief Financial Officer of Hitachi Sunway Information Systems, where he established regional offices, including new subsidiaries in Indonesia, the Philippines and Vietnam, treasury functions for the company and new accounting systems, among other things. Mr. Leow was also responsible for the acquisition of new target companies. From March 2012 to May 2013, Mr. Leow served as the General Manager of the Sunway Lagoon Themepark in Selangor, Malaysia where he was responsible for business development, marketing, sales and finance and prior to that he was Head of Group Finance for Leisure and Hospitality Division of Sunway Group from June 2011 to February 2012, which includes two major theme parks in Malaysia and all of the hotel chains under Sunway Lagoon Resort Hotels and Allson International Hotel and Resorts brands where he lead a team of eight financial controllers. From May 2004 to May 2011, Mr. Leow held various positions including financial controller and director of finance, ultimately the last position was the director of business development in Sunway Lagoon before moving on to the Sunway Group.

Prior to that, Mr. Leow worked as Senior Finance Manager at Season Confectionary in Johor, Malaysia from May 2003 to April 2004, as Finance Manager at TSB Fabrics from December 2000 to April 2003 in Kuala Lumpur, and as an Accountant at Mansfield Travel Sdn. Bhd from August 1997 to November 2000. After completing college, Mr. Leow first worked at Ho Chee Mee & Co from July 1995 to July 1997 as a Senior Audit Assistant.

Mr. Leow holds a professional accounting qualification from Association of Chartered Certified Accountants and “A Level” from SEGi College, Subang Jaya, Selangor, Malaysia Mr. Leow is a chartered certified accountant and Fellow member of the Association of Chartered Certified Accountants and a member of the Malaysia Institute of Accountants.

Lloyd Bloom, Independent Director, Chair of our Compensation Committee and Member of our Audit Committee and Nomination Committee

Mr. Lloyd Bloom, Independent Director and Chair of our Compensation Committee and Member of our Audit Committee and Nomination Committee, is currently a director at Eclipse Market Solutions, LLC, where he has been since 2011, developing and consulting on financial technology. Mr. Bloom was also a trader at Vectra Capital from August 2015 to May 2017, where he managed proprietary risk arbitrage and position trading in commodity markets. Prior to that, Mr. Bloom served as the executive director of Mitsui Bussan Commodities Limited from 2003 to June 2013, where he worked to grow the company’s natural gas and power trading book.

Mr. Bloom was also involved in European electricity and natural gas trading while working as Managing Director at El Paso Energy from 1998 to 2002 where he formed cross commodity structured-product group and grew the European electricity and natural gas trading group. Prior to that, Mr. Bloom served in the role of Head of Trading at Sonat, Inc. from 1998 to 1998 where he built a power option trading platform and constructed a novel peaking distribution model of power prices. From 1988 to 1998, Mr. Bloom served as a Market Maker for the New York Commodity Floor and prior to that as an Associate Actuary for MetLife from 1986 to 1988 and for John Hancock from 1983 to 1985.

Mr. Bloom holds a B.S. in Chemical Engineering and Economics from the Massachusetts Institute of Technology (1982) and an ASA in Mathematical Statistics and Probability from the Society of Actuaries (1987).

Garry Peagam, Independent Director, Chair of our Audit Committee and Member of our Compensation Committee and Nomination Committee

Mr. Garry Peagam, Independent Director and Chair of MOBV’s Compensation Committee and Member of its Audit Committee and Nomination Committee, has served as the Chairman (non-executive) of Fibre CRM Limited, a customer relationship management company for accountants and financial institutions that manages on-boarding, KYC, client data securely, runs AML checks and ongoing monitoring since May 2019. Mr. Peagam is the founder of iCurious Limited, a consulting and real estate company for which he has been a director since June 2014. He has served as a trustee and director at the Julian House, a homeless charity in southwest United Kingdom since May 2020.

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Mr. Peagam served as an independent advisor to the Bristol City Council from 2015 to 2016, where he advised the council on all financial aspects of setting up a new energy supply business. From June 2010 to October 2014, Mr. Peagam served as the Group Finance Director of Good Energy Group PLC, a British renewable energy company specializing in the generation and selling of green energy to consumers, where he grew the company market cap to over £40 million and successfully financed and completed the repowering of 9.2 megawatt (MW) of wind generation and the financing for significant new solar generation.

From April 2007 to April 2010, Mr. Peagam held the role of Managing Director of Mnetics Holdings Limited where he was brought in to oversee the company during a period of rapid expansion. From 2003 to 2004, he served as Group Finance Director at Stanley Black & Decker’s European security company (formerly Blick Group PLC) and at Blick Group PLC from 1999 to 2003. Mr. Peagam worked for Southern Company Inc’s UK generation and supply company (formerly South Western Electricity plc of Bristol, England) from 1991 to 1999 where he held many roles from Managing Director of their gas supply business, Group Financial Controller, to Head of Customer Service. His early positions include Chief Financial Accountant for CASE Group PLC from 1983 to 1988 and with Arthur Andersen from 1978 to 1982.

Mr. Peagam holds a B.A. (Hons.) in Economics from Warwick University and is a Fellow member of the Institute of Chartered Accountants in England & Wales.

Niels Strohkirch, Independent Director, Chair of our Nomination Committee and Member of our Audit Committee and our Compensation Committee

Mr. Niels Strohkirch, Independent Director and Chair of MOBV’s Nomination Committee and Member of its Compensation Committee and Audit Committee. Since July 1, 2022, Mr. Strohkirch has served as Head of Strategy and Transformation for Fujitsu Services GmbH, Munich, Germany, a multinational information and communications technology equipment and services corporation, established in 1935 and headquartered in Tokyo. Before that, Mr. Strohkirch served as the Project Chief Financial Officer and Head of Benchmarking & Implementation Management of Theron Scienceworcs AG, a German boutique management consultancy specializing in energy-dense industries, having served in this role since January 2020. Prior to this, Mr. Strohkirch served as the managing partner at Expandeers (SouthEast Asia) PLT, a Kuala Lumpur-based professional network advising SMEs in Sales and Distribution from January 2018 to December 2019, and the Interim Chief Revenue Officer at Digital Way Ventures (HK) Limited, a Hong Kong-based family office in 2018.

At Digital Way Ventures, Mr. Strohkirch was involved in the Round A financing of City Transformer, an electric city car that can change its width to conform to its surroundings. Mr. Strohkirch was the Chief Executive Officer and Co-founder of Kinslager Sdn. Bhd. in Kuala Lumpur, a digital bespoke tailoring start-up, from January 2013 to December 2017. From 2008 to 2012, Mr. Strohkirch served as Chief Financial Officer and member of the Directors Committee of the Valiram Group, which operates as a luxury goods retailer and distributor mainly in Asia-Pacific, with more than €300 million in sales and more than 1,000 staff at that time. Prior to that, he served as Vice President of Finance and Controlling, Administration (CFO) for DaimlerChrysler Malaysia Sdn. Bhd. in Malaysia managing about €400 million of turnover including Mercedes-Benz passenger cars, Mercedes-Benz commercial vehicles (truck, bus, van), Mercedes-Maybach sedan, Mitsubishi FUSO. Before joining DaimlerChrysler (Malaysia) Sdn. Bhd, Mr. Strohkirch worked in the role of Senior Manager, Business Development and Strategy for Digital Sales and Telematics for DaimlerChrysler AG in Germany from 2001 to 2004. Before that, Mr. Strohkirch had been active in various start-ups and finance functions.

Mr. Strohkirch holds an M.B.A. equivalent from the University of Cologne (1997), attended the Advanced Executive Program of DaimlerChrysler at the International Institute for Management Development (IMD) and attended the Entrepreneurship Development Program at the Massachusetts Institute of Technology Sloan School of Management.

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Director Independence

Nasdaq listing standards require that a majority of MOBV’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of MOBV or its subsidiaries or any other individual having a relationship which in the opinion of MOBV’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. MOBV’s board of directors has determined that Lloyd Bloom, Garry Peagam, and Niels Strohkirch are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. MOBV’s independent directors have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

MOBV has five directors. Its board of directors is divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, MOBV is not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

The term of office of the first class of directors, consisting of Garry Peagam and Lloyd Bloom, will expire at MOBV’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Niels Strohkirch and Weng Kiat (Adron) Leow, will expire at MOBV’s second annual meeting of the stockholders. The term of office of the third class of directors, consisting of Peter Bilitsch, will expire at MOBV’s third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after MOBV completes its initial business combination.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of MOBV’s founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of MOBV’s founder shares may remove a member of the board of directors for any reason. Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in our Initial Public Offering, the Sponsor, upon completion of an initial business combination, will be entitled to nominate individuals for election to the board of directors, as long as the Sponsor holds any securities covered by the registration rights agreement.

MOBV’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. MOBV’s board of directors is authorized to nominate persons to the offices set forth in our Amended and Restated Certificate of Incorporation as it deems appropriate. MOBV’s Amended and Restated Certificate of Incorporation provides that officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

MOBV has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be composed solely of independent directors.

Audit Committee

MOBV has established an audit committee of the board of directors. Messrs. Garry Peagam, Niels Strohkirch and Lloyd Bloom serve as the members of the audit committee. MOBV’s board of directors determined that each of Lloyd Bloom, Garry Peagam and Niels Strohkirch meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Garry Peagam serves as the chairman of the audit committee. MOBV represents that at least one member of the audit committee is financially literate, and the board of directors has determined that each of Garry Peagam and Niels Strohkirch qualifies as an “audit committee financial expert” as defined in applicable SEC rules and as required by Nasdaq Rule 5605(c)(3).

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MOBV has adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	appointing, compensating and overseeing our independent registered public accounting firm;

●	reviewing and approving the annual audit plan for MOBV;

●	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

●	monitoring our environmental sustainability and governance practices;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	approving audit and non-audit services provided by our independent registered public accounting firm;

●	discussing earnings press releases and financial information provided to analysts and rating agencies;

●	discussing with management our policies and practices with respect to risk assessment and risk management;

●	reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our President; and

●	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

MOBV has established a compensation committee of its board of directors. The members of the board’s compensation committee are Lloyd Bloom, Garry Peagam and Niels Strohkirch. Lloyd Bloom serves as chairman of the compensation committee. Under Nasdaq listing standards and applicable SEC rules, MOBV is required to have at least two members of the compensation committee, all of whom must be independent directors. MOBV’s board of directors has determined that each of Lloyd Bloom, Garry Peagam and Niels Strohkirch is independent. MOBV has adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

●	reviewing and approving corporate goals and objectives relevant to the President’s compensation, evaluating our President’s performance in light of those goals and objectives, and setting the President’s compensation level based on this evaluation;

●	setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of MOBV’s common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

●	making recommendations to the board of directors with respect to incentive compensation programs and equity-based plans that are subject to board approval;

●	approving any employment or severance agreements with our Section 16 Officers;

●	granting any awards under equity compensation plans and annual bonus plans to our President and the Section 16 Officers;

●	approving the compensation of our directors; and

●	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

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Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor, of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of MOBV’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of MOBV’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Corporate Governance and Nominating Committee

MOBV has established a corporate governance and nominating committee of the board of directors. The members of the corporate governance and nominating committee are Lloyd Bloom, Garry Peagam and Niels Strohkirch. Niels Strohkirch serves as chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, MOBV is required to have a corporate governance and nominating committee composed entirely of independent directors. The board of directors has determined that each of Lloyd Bloom, Garry Peagam and Niels Strohkirch is independent.

The primary functions of the corporate governance and nominating committee include:

●	identifying individuals qualified to become members of the board of directors and making recommendations to the board of directors regarding nominees for election;

●	reviewing the independence of each director and making a recommendation to the board of directors with respect to each director’s independence;

●	developing and recommending to the board of directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

●	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

●	overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

●	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

●	considering director nominees recommended by stockholders; and

●	reviewing our overall corporate governance and reporting to the board of directors on its findings and any recommendations.

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Code of Ethics

MOBV has adopted a Code of Ethics applicable to its directors, officers and employees. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from MOBV. MOBV intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

Executive Compensation

None of MOBV’s executive officers or directors have received any cash compensation for services rendered to MOBV. In addition, the Sponsor, MOBV’s executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MOBV’s behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. MOBV’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, MOBV’s executive officers or directors, or MOBV’s or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. In addition, effective as of May 1, 2022, our Sponsor transferred 20,000 founder shares among our Chief Financial Officer and our three independent directors at their original purchase price pursuant to executed securities assignment agreements.

The founder shares will be worthless if we do not complete an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by MOBV to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, members of our management team who remain with us may be paid consulting or management fees from the combined company. As of May 25, 2023, the only member of MOBV’s management team who has held discussions with regards to a continued role in the combined company is MOBV’s Chief Financial Officer, Weng Kiat (Adron) Leow. While discussions and negotiations have commenced, and the parties involved are working on cementing terms in an agreement, there is no binding agreement in place with definitive terms for having Mr. Leow continued as the Chief Financial Officer of the combined company. MOBV’s Chief Financial Officer and SVH are working together to finalize an agreement and ensure that a continued relationship is the most beneficial for the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

MOBV does not intend to take any action to ensure that members of its management team maintain their positions with us after the completion of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the completion of our initial business combination will be a determining factor in our decision to proceed with any potential initial business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

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INFORMATION RELATED TO SVH

SVH is an exempted company incorporated under the laws of the Cayman Islands and its affairs are governed by the SVH A&R Articles, and the Cayman Companies Act (as revised). SVH was incorporated as an exempted company in the Cayman Islands on June 16, 2021.

As of the date of this proxy statement/prospectus, SVH’s authorized share capital is $1,000,000 divided into 100,000,000 shares of a par value of $0.01 per share. These shares represent all SVH Shares that are currently issued and outstanding. For descriptions of SVH securities after the Business Combination, please see the section titled “Description of SVH Securities.”

As of the consummation of the Business Combination, the number of directors of SVH will be seven members, four of whom shall be considered independent under Nasdaq requirements, as follows: (i) up to six directors will be designated prior to or promptly following the Closing by SVH, acting in its sole discretion, and (ii) one director will be designated prior to Closing by MOBV.

The mailing address of SVH’s registered office in the U.S.is C/O Capitol Services, Inc., 108 Lakeland Ave., Dover DE 19901. After the consummation of the Business Combination, its principal executive office will be 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 10655, Grand Cayman, KY1-1006, Cayman Islands and its telephone number will be +1 (888) 227-8066.

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MOBV MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

References in this section to “MOBV” refer to Mobiv Acquisition Corp. References to MOBV’s “management” or MOBV’s “management team” refer to MOBV’s officers and directors, and references to the “Sponsor” refer to Mobiv Pte. Ltd. The following discussion and analysis of MOBV’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

MOBV is a newly organized blank check company incorporated on January 7, 2022, as a Delaware corporation, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

While efforts to identify a target business have spanned many industries and geographies, MOBV’s focus has been predominantly to acquire a niche electric vehicle (“EV”) company that contributes to solving the mobility and space challenges of modern cities in a sustainable manner without compromising the comfort and safety of its passengers. We believe that global urbanization creates one of the biggest challenges over the near future. While identifying the right target, MOBV wants to realize its vision to provide impactful and game-changing solutions to those challenges and contribute actively for the betterment of tomorrow’s world. MOBV’s target acquisition strategy focused on companies with a proven product and clear go-to-market strategy, among other criteria. MOBV expects to distinguish itself by leveraging a broad spectrum of internal and external network of relationships within the automotive, financial and energy-related sectors, which MOBV believes will help identify opportunities effectively and efficiently. While MOBV may pursue a Business Combination target in any business, industry or geographic region, it focused its search on businesses in the EV industry with a focus throughout Asia, Israel and Europe, however, MOBV expressly disclaims any intent to and will not consummate a Business Combination with a target business located in China, Hong Kong, Macau, Taiwan, Russia or Iran.

MOBV intends to effectuate its initial business combination using cash derived from the proceeds of the Initial Public Offering, including the full exercise of the underwriters’ over-allotment option, and the sale of the Placement Units that occurred simultaneously with the Initial Public Offering, our securities, debt or a combination of cash, securities and debt.

MOBV expects to continue to incur significant costs in the pursuit of its acquisition plans. MOBV cannot assure you that its plans to complete the Business Combination will be successful.

Result of Operations

MOBV has neither engaged in any operations nor generated any revenues to date. MOBV’s only activities from January 7, 2022 (inception) through June 30, 2023, were organizational activities and those necessary to prepare for the Initial Public Offering, described below. Subsequent to the Initial Public Offering, MOBV’s activities have been limited to identifying a target company for an initial business combination. MOBV does not expect to generate any operating revenues until after the completion of its initial business combination, at the earliest. MOBV generates non-operating income in the form of interest income on securities held in the Trust Account. MOBV incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended June 30, 2023, we had net income of $426,723, which consisted of dividends earned on investments held in the Trust Account of $1,247,737, offset by formation and operating costs of $585,225 and provision for income taxes of $235,789.

For the six months ended June 30, 2023, we had net income of $350,377, which consisted of dividends earned on investments held in the Trust Account of $2,346,695, offset by formation and operating costs of $1,523,540 and provision for income taxes of $472,778.

For the three months ended June 30, 2022, we had net loss of $110, which consisted of formation and operating costs.

For the period from January 7, 2022 (inception) through June 30, 2022, we had net loss of $1,384, which consisted of formation and operating costs.

For the three months ended March 31, 2023, MOBV had net loss of $76,346, which consisted of formation and operating costs of $938,315 and provision for income taxes of $236,989, offset by dividends earned on investments held in the Trust Account of $1,098,958.

For the period from January 7, 2022 (inception) through March 31, 2022, MOBV had net loss of $1,274, which consisted of formation and operating costs.

For the period from January 7, 2022 (inception) through December 31, 2022, MOBV had net income of $375,586, which consisted of dividends earned on investments held in the Trust Account of $1,175,154, offset by formation and operating costs of $593,523 and provision for income taxes of $206,045.

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Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, MOBV’s only source of liquidity was an initial purchase of founder shares by the Sponsor and loans from the Sponsor through proceeds from the Promissory Note (defined below).

On August 8, 2022, MOBV consummated the Initial Public Offering of 10,005,000 Units, at $10.00 per Unit, generating total gross proceeds of $100,050,000, which includes the full exercise by the underwriters of their over- allotment option in the amount of 1,305,000 Units, at $10.00 per Unit. Simultaneously with the closing of the Initial Public Offering, MOBV consummated the sale of 543,300 Placement Units at a price of $10.00 per Placement Unit in a private placement to the Sponsor, generating gross proceeds of $5,433,000.

Following the Initial Public Offering on August 8, 2022, including the full exercise of the over-allotment option, and the Private Placement, a total of $102,551,250 (or $10.25 per Unit) was placed in the Trust Account. MOBV incurred $5,400,448 in Initial Public Offering related costs, including $1,500,750 of underwriting fees paid in cash, $3,501,750 of deferred underwriting fees, and $397,948 of other offering costs.

On April 24, 2023 and June 1, 2023, the Sponsor agreed to loan the Company an aggregate of $666,333 to be used to fund the extension deposits made to the Trust Account (the “April 2023 Note” and the “June 2023 Note”, respectively. The April 2023 Note is non-interest bearing and payable on the earlier of (i) June 8, 2023 or (ii) promptly after the date of the consummation of the Company’s initial Business Combination. The June 2023 Note is non-interest bearing and payable on the earlier of (i) July 8, 2023 or (ii) promptly after the date of the consummation of the Company’s initial Business Combination. Upon the consummation of the closing of a Business Combination, the Company will convert the unpaid principal balance under convertible promissory notes into a number of shares of non-transferable, non-redeemable, Class A Common Stock of the Company (the “Conversion Shares”) equal to (x) the principal amount of the notes being converted divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of shares. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account.

On July 7, 2023, we entered into a promissory note with the Sponsor in the amount of $100,000. The note is non-interest bearing and is payable on the earlier of (i) February 8, 2024 or (ii) promptly after the date on which the Company consummates an initial business combination. If the Company completes an initial business combination by August 8, 2023, the outstanding principal amount of the loan will be converted into shares of the Company’s Class A common stock equal to (x) the principal amount of this Note being converted divided by (y) the conversion price of $10.00. If the Company does not complete its initial business combination by August 8, 2023, the Company may only repay the loan from funds held outside of the Trust Account.

On August 7, 2023, we entered into a promissory note with the Sponsor in the amount of $100,000. The note is non-interest bearing and is payable on the earlier of (i) February 8, 2024 or (ii) promptly after the date on which the Company consummates an initial business combination. If the Company completes an initial business combination by September 8, 2023, the outstanding principal amount of the loan will be converted into shares of the Company’s Class A common stock equal to (x) the principal amount of this Note being converted divided by (y) the conversion price of $10.00. If the Company does not complete its initial business combination by September 8, 2023, the Company may only repay the loan from funds held outside of the Trust Account.

For the six months ended June 30, 2023, cash used in operating activities was $904,723. Net income of $350,377 was affected by dividend income on investments held in the Trust Account of $2,346,695 and changes in operating assets and liabilities, which provided $1,091,595 of cash from operating activities.

For the period from January 7, 2022 (inception) through June 30, 2022, cash used in operating activities was $115. Net loss of $1,384 was affected by changes in operating assets and liabilities, which provided $1,269 of cash from operating activities.

For the three months ended March 31, 2023, cash used in operating activities was $465,624. Net loss of $76,346 was affected by dividend income on investments held in the Trust Account of $1,098,958 and changes in operating assets and liabilities, which provided $709,680 of cash from operating activities.

For the period from January 7, 2022 (inception) through March 31, 2022, cash used in operating activities was $5.

For the period from January 7, 2022 (inception) through December 31, 2022, cash used in operating activities was $593,511. Net income of $375,586 was affected by dividend income on investments held in the Trust Account of $1,175,154 and changes in operating assets and liabilities, which provided $206,057 of cash from operating activities.

As of June 30, 2023, MOBV had marketable securities held in the Trust Account of $106,272,432 (including $3,721,182 of dividend income) consisting of U.S. Treasury securities mutual fund. MOBV may withdraw income from the Trust Account to pay taxes, if any. Through June 30, 2023, MOBV has withdrawn $467,000 of income earned from the Trust Account to pay certain tax obligations. MOBV intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable), to complete the initial Business Combination. To the extent that capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, MOBV had cash of $27,078. MOBV intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, and negotiate and complete an initial Business Combination, pay for the directors and officers liability insurance premiums, and pay for monthly office space, utilities, and secretarial and administrative support.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of MOBV’s officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If MOBV completes the initial business combination, it will repay such loaned amounts. In the event that the initial business combination does not close, MOBV may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Units of the post-initial business combination entity at a price of $10.00 per unit at the option of the lender. The Private Units would be identical to the Placement Units.

MOBV does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if MOBV’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, MOBV may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If MOBV does not complete its initial business combination because it does not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, MOBV may need to obtain additional financing in order to meet its obligations.

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Going Concern

As of June 30, 2023, MOBV had a working capital deficit. MOBV expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with MOBV’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if MOBV is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that MOBV cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about MOBV’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Promissory Note — Related Party

On April 22, 2022, the Sponsor agreed to loan MOBV an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. As of the IPO closing date, we had borrowed $113,774. Subsequently, on August 11, 2022, MOBV repaid $113,774 under the promissory note with the Sponsor. As of June 30, 2023 and December 31, 2022, there were no outstanding under promissory note.

Amount Due to Related Party

The Sponsor transferred $5,433,279 to the Trust Account before the offering. The remaining excess proceeds over the private placement of $260 will be transferred to the Sponsor as over-allotment has already been exercised in full. As of June 30, 2023 and December 31, 2022, there was $260 and $3,215 outstanding under amount due to related party, respectively.

Related Party Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of MOBV’s officers and directors may, but are not obligated to, loan MOBV funds as may be required. If MOBV completes the Business Combination, MOBV will repay such loaned amounts. In the event that the Business Combination does not close, MOBV may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The Private Units would be identical to the Placement Units. As of June 30, 2023 and December 31, 2022, there is no amount outstanding under such Working Capital Loans.

Convertible Promissory Notes – Related Party

On April 24, 2023 and June 1, 2023, the Sponsor agreed to loan MOBV an aggregate of $666,333 to be used to fund the extension deposits made to the Trust Account (the “April 2023 Note” and the “June 2023 Note”, respectively. The April 2023 Note is non-interest bearing and payable on the earlier of (i) June 8, 2023 or (ii) promptly after the date of the consummation of the MOBV’s initial Business Combination. The June 2023 Note is non-interest bearing and payable on the earlier of (i) July 8, 2023 or (ii) promptly after the date of the consummation of the MOBV’s initial Business Combination. Upon the consummation of the closing of a Business Combination, MOBV will convert the unpaid principal balance under convertible promissory notes into a number of shares of non-transferable, non-redeemable, Class A Common Stock of the Company (the “Conversion Shares”) equal to (x) the principal amount of the notes being converted divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of shares. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account. As of June 30, 2023 and December 31, 2022, an aggregate $666,333 and $0 is outstanding under the promissory notes, respectively.

Off-Balance Sheet Financing Arrangements

MOBV did not have any off-balance sheet arrangements as of March 31, 2023.

Contractual Obligations

MOBV does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than as described below.

MOBV has an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities, and secretarial and administrative support. MOBV began incurring these fees on the filing of the initial draft Registration Statement, which was August 3, 2022 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

The holders of the MOBV founder shares, Placement Units and Units that may be issued upon conversion of Working Capital Loans (and any Private Shares issuable upon the separation of (1) the Placement Units and Units and (2) the exercise of the Private Warrants) will have registration rights to require MOBV to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that MOBV register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. MOBV will bear the expenses incurred in connection with the filing of any such registration statements.

The underwriters of the Initial Public Offering are entitled to a deferred fee of $0.35 per Unit, or $3,501,750 in the aggregate. Subject to the terms of the underwriting agreement, the deferred fee (i) will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination and (ii) will be waived by the underwriters in the event that we do not complete an initial business combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

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SVH’S BUSINESS

References in this section to “we,” “our,” “us,” the “Company,” or “SVH” generally refer to SRIVARU Holding Ltd. and its consolidated subsidiaries, including SRIVARU Motors Pvt. Ltd “SVM”.

Overview

SVH’s mission is to revolutionize two-wheeled vehicles (“TWV”) by developing premium products powered by renewable energy, which are best-in-class for safety, performance, and comfort, thereby providing the best riding experience to our customers.

SVM was founded in 2018 and is currently focusing on India, the largest market for TWV where the population is growing; it is younger than the global median; urbanizing rapidly; and, personal incomes and consumption are growing. India’s infrastructure has lagged its growth leading to traffic congestion, bad road conditions, and environmental pollution, which have compelled the government to develop policies favorable to TWV, especially Electric Two-Wheeled (“E2W”) vehicles. Consequently, demand for E2W vehicles has grown, leading SVH to develop the next generation of E2W vehicles, named “Prana™”, which means “life energy”. Prana™ is designed to offer consumers a “Fast, Fun and Safe” vehicle that is safe and comfortable to ride, and contributes to improved health and a cleaner environment.

By combining SVH’s E2W vehicle skills with its proprietary know-how and intellectual property, SVH (i) designs, engineers, and builds premium E2W vehicles, (ii) offers a unique customer experience, and (iii) has a robust product development roadmap of e-mobility products and technologies. SVH has enlisted the support of purchase financing providers to allow customers to lease their vehicles and benefit from SVH’s compelling Total Cost of Ownership.

SVH’s first product line, the Prana™, is a premium E2W vehicle that is redefining the category. This achievement is enabled by its patent-pending technology, which also results in increased safety, stability, and comfort. Prana-Grand (“Prana-Grand”) is the first variant of the Prana line of products. SVH started delivering the Prana-Grand to customers in February 2021.

The Prana’s many innovations, include superior balance, ease in riding, single-gear and clutch-free automatic direct drive in-wheel motor, dual channel braking systems that once activated, applies automatically in an optimal braking sequence, battery management, drive mode selection, which customizes the power delivered by the motor, its built-in charging system that allows the use of makes every standard 16A plug as ready to use charger outlets, proprietary integrated IT platform and process, “OmniPresence” which is a single point of contact desk to cater to customers, and its planned integrated helmet. These are among the many breakthroughs that place the Prana as the elite combination of rider experience, performance, safety, stability, and lowered total cost of ownership in the world’s largest market for TWV.

Strategy

The key elements of our strategy include:

Premium brand. SVH has designed and manufactures its vehicles as premium e-mobility solutions. SVH seeks the premium end of the market, and will expand into more affordable products only after achieving the scale necessary to ensure it can maintain its operating margins.

Target market. SVH caters to young, upper income, urban dwellers. The market is sufficiently large and growing quickly enough that SVH sees significant room for growth without aggressively battling for market share. SVH prices its vehicles so that when considered with the savings afforded to E2W, including fuel, taxes, insurance, etc. and combined with financing options, customers will achieve superior TCO and monthly payments with SVH’s vehicles, and experience a premium product at less than the monthly cost of an inferior ICE TWV.

Distribution and service. SVH enters the market with an omnichannel approach, i.e., direct sales, dealership network ad online sales. SVH has received over 700 applications from dealers who would like to sell and service its vehicles. SVH will select those dealers it feels best align with its premium brand and that can provide the sales and service experience SVH demands of its representatives. SVH’s OmniPresence information platform supports online and direct sales throughout the customer’s engagement.

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Market entry. SVH believes that other markets will demand premium E2W and exhibit characteristics similar to the Indian market. Those markets with favorable characteristics and policies, including mandates to eliminate ICE vehicles, will be near term opportunities to expand SVH’s regional distribution. Over time and with growing capacity, SVH intends to be a global leader in e-mobility solutions.

Product development. SVH has a development roadmap to expand, first, its premium Prana line, followed by introducing more affordable vehicles to capture more segments of the market and engage with customers earlier in the consumption path with an entry-level product that can then be upsold to premium.

Products

Prana™ is a premium E2W vehicle that redefines the category. This achievement is enabled by our patent-pending technology, which also offers increased safety, stability, and comfort. Prana-Grand is the first variant of the Prana line of products and has been in pilot commercial production since February 2021. By combining SVH’s E2W skills with its proprietary know-how and intellectual property, SVH (i) designs, engineers, and builds premium E2W vehicles, (ii) offers a unique customer experience, and (iii) has a robust product development roadmap of e-mobility products and technologies. SVH has enlisted the support of purchase financing providers to allow customers to lease their vehicles and benefit from SVH’s compelling Total Cost of Ownership.

The Prana’s many innovations include superior balance, ease in riding, single-gear and a clutch-free automatic direct drive in-wheel motor, dual channel braking systems that once activated, apply automatically in an optimal braking sequence, battery management, drive mode selection, which customizes the power delivered by the motor, an integrated charging system that allows the use of standard 16A outlets, proprietary integrated IT platform and process, “OmniPresence” which is a single point of contact desk to cater to customers, and its planned integrated helmet. These are among the many breakthroughs that place the Prana as the premium combination of rider experience, performance, safety, stability, and total cost of ownership in the world’s largest market for TWV.

SVH is preparing to launch additional vehicles in the coming years. SVH has commenced engineering and design work for the Prana-Elite that is expected to leverage the same platform as the Prana-Grand, while upgrading its range. SVH expects to begin production of the Prana-Elite in FY2024. Following the Prana-Grand and the Prana-Elite, SVH plans to introduce more affordable vehicles in higher volumes, such as the planned Prana-Class and scooters under the Alive™ and Alive-Lite™ brands.

SVM utilizes India’s software, information technology, and engineering skillset. The Company will further strength this approach to develop differentiated products in a cost-effective manner, with a focus on providing ”Fast, Fun, and Safe” riding experience to our customer.

We are committed to promoting an environmentally friendly mobility solution. SVM’s manufacturing facility in India will be configured to use electricity from renewable energy sources such as wind and solar. SVM promotes green cover by incentivizing its customers to plant trees through credits or discounts.

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Software

Software is a major component of our products. SVH benefits from India’s software, information technology, and engineering skillset. SVH developed OmniPresence, its enterprise-wide information system to:

●	support marketing and sales;

●	manage purchasing and production;

●	manage service and maintenance;

●	manage vehicle functions, including propulsion, energy, braking and safety, and monitor driver behavior; and,

●	provides feedback to SVH that is useful for improving the vehicles and adjusting features to local conditions.

SVH’s software is monitored, maintained, and updated over the air as necessary. SVH will leverage its software and the data it collects to develop differentiated products in a cost-effective manner, with a focus on providing a “Fast, Fun, and Safe” riding experience to its customer.

Our Market Opportunity

SVH’s initial focus is on the Indian market, from which SVH intends to expand to the rest of Asia and the world. Industry analysts believe India is currently the world’s largest and fastest growing market for TWV, in which E2W are expected to capture a growing share. The Indian market is driven by a growing population, an emerging consumer class with rising incomes, production capacity, robust supply chains, and a supportive government.

SVM believes the E2W market will experience accelerating growth, driven by:

●	Technology: Improving battery technology and charging infrastructure enables better performance and longer range at lower costs. E2W will benefit from the global shift to EV as global investment and economies of scale drive costs lower, produce more skilled workers, develop better performing batteries, and deploy more charging infrastructure. The investment by the global automotive industry and supply chain will benefit SVH’s products.

●	Demand: Consumers are shifting their preferences to E2W as the benefits of electric powertrains and the environmental impact become more apparent. SVM’s affordable premium products invite interest from prospective customers.

●	Regulatory Support: Governments are globally promulgating policies to support, and invest in, sustainable energy technologies and electric vehicles, especially in urban environments. Measures include stricter emission regulations, including restrictions on CO2 emissions and ICE vehicles in urban environments, phase-outs of ICE vehicles, and monetary incentives for electric vehicle purchasers.

●	Superior Rider Experience: SVH’s design innovations have produced compelling products with reduced noise, longer range, superior riding experience, enhanced safety, and other features at lower cost, creating a superior alternative to ICE vehicles.

While the E2W market is nascent, analysts expect the global electric vehicle penetration to expand from 6% of units in 2021 to 25% by 2030, implying E2W market growth from $2.5 billion in sales to approximately $20 billion to $28 billion over the same period. Demand from younger customers, ubiquitous rapid charging infrastructure, continued improvement in battery technology, and favorable government regulation, coupled with high and volatile gasoline prices could drive higher E2W vehicle penetration and market growth.

SVH is attempting to revolutionize the marketing of E2W with its Experience Centers, OmniPresence customer support and future virtual reality access to SVH’s vehicles, products, and services SVH’s Experience Centers allow customers to visit any SVH or dealer location and instantly recognize the layout, features and offerings. SVH has modeled its retail locations on premium retail experiences in other industries incorporating advanced retail practices and user experience.

Most SVM customers begin their journey online, mostly utilizing a mobile device. SVM’s OmniPresence, our digital infrastructure, enables a singular experience for prospective customers and supports their relationship with SVM, from initial inquiry to post-sales support. The OmniPresence team provides expertise in every aspect of E2W ownership and works with each customer to deliver a custom journey that matches their personal preferences.

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Many SVM customers want to ride the Prana before making a purchase. In the course of preparing a dealer network to cover major population centers, SVM received over 700 applications from prospective dealers. These dealers will also provide the service network to support SVM’s customers.

Customer experience

Digital customer interaction allows SVM to conserve capital and market directly to consumers and to service vehicles remotely. Ubiquitous connectivity enables data mining to design products that are better suited to customers’ needs, improve safety features and comfort, direct resources to areas most meaningful to customers, generate valuable behavior data to lower insurance costs, track asset usage and reliability etc. The virtual customer experience enables greater customization and fosters brand loyalty.

Demographics

The United Nations projects that by 2025, the world’s population will grow to 8.2 billion people, of whom 1.4 billion will reside in India, at which time India will overtake China as the world’s most populous nation. While China’s population is expected to peak in 2025 and decline thereafter, India’s population is expected to continue growing, so that by 2050 the UN projects India’s population to be 300,000,000 bigger than China’s.

In 2025, the U.N. projects India’s population will have a median age of 29, placing it among the youngest countries (the global median age is projected to be 31 in 2025).

India’s population is also rapidly urbanizing, in line with global trends and rising incomes. In 2018 the UN’s Department of Economic and Social Affairs predicted that by 2050, 68% of the world’s population will live in urban areas with Asia exhibiting some of the fastest rates of urbanization. Rising urbanization presents a larger market for our products as range becomes less of an issue with people living in greater proximity and density.

Globally, EV owners compared to ICE owners:

○	Are on average five years younger;
○	Are more likely to live in urban areas;
○	Have a 32% longer commute time;
○	Earn 30% more;
○	Are six times more likely to have bought their last car online.

Purchasing power

India is quickly becoming richer as is per capita GDP has grown from $442.03 in 2000 to $2,256.59 per year in 2021 (in current US dollars), a compounded annual growth rate (“CAGR”) of approximately 8.5%.

India’s consumer income is expected to double by 2040, facilitated by a vibrant labor market and stable economic performance. Purchasing power will be concentrated in Millennials’ hands.

By 2030, nearly 80% of households will be middle-income, up from about 50% today. The middle class will drive 75% of consumer spending in 2030. As 140 million households move into the middle class and another 20 million move into the high-income bracket, they will spend 2-2.5x more on essential categories, including transport, and 3-4x more on services. Upper-middle-income and high-income entrants will drive a 15-20% increase in the ownership of durables, including vehicles. Half of incremental consumer spending by 2030 will be to upgrade to premium offerings. Premiumization and category addition will drive a significant share of incremental spending.

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Millennials’ and Generation Z’s preferences will shape the market. These youngest Indians already exhibit the greatest willingness to increase spending over the next 10 years, but they are also highly discerning about what they consider “best in class” offerings in every consumption category. Businesses will have more prosperous and more willing buyers.

As many as 50-70% of the most digitally connected consumers already use digital platforms for product discovery and pre-purchase research. By 2030, more than 40% of all purchases will be digitally influenced, up from 20-22% today. In the future, preferences will be driven by a consumer’s degree of connectedness to content. At all income levels, more “connected” consumers will spend more, own durables, upgrade to premium products and be very aware of brands.

Indians have traditionally used public transport services over owned vehicles. Digital platforms for renting and sharing will speak to this mindset, as well as to consumers’ awareness and use of technology. Subscription models will serve the value-conscious Indian keen to access new brands and products.

Market Size

Global:

○	The global E2W vehicles market was valued at US$51.22 billion in 2020 with Asia-Pacific region leading in market share.
○	Battery prices and total cost of ownership (“TCO”) are declining rapidly, with McKinsey estimating a greater than 90% decline in battery prices over the past ten years.
○	The TWV market has not been consolidated yet, allowing new entrants and disruptive product and service offerings.

India:

○	Total vehicle sales (FY 2022): approximately 23 million per year
○	Share of TWV (FY 2022): approximately 80%
○	India’s TWV market is expected to reach 27.2 million units by 2026 exhibiting a CAGR of 10.2% during 2022-2026.
○	Revenue in India’s motorcycles market is projected by industry analysts to reach US$18.86 billion in 2022 and a compounded annual growth rate of 13.15% (CAGR 2022-2026), resulting in a projected market volume of US$ 30.91 billion by 2026.
○	The market for all EVs in India is projected to reach approximately $7.1 billion in 2025 with the total automotive component industry projected to reach $251-$283 billion in 2026;
○	With growing concerns around vehicle emissions, consumers are increasingly attracted to E2Ws due to their lower environmental impact, and that almost 97.5% of all EVs sold in India were E2Ws in 2021, as per the International Institute for Sustainable Development (IISD).

TWV Market in India

Currently, the new growth lever for the TWV industry is electric scooters and motorcycles. While many startups are working in the low powered scooter segment, SVH chose to address the market with premium products, given the extensive experience and expertise of SVH’s leadership team with global electric pioneering companies. Furthermore, there are many macro-economic enablers such as the Indian government’s commitment to EV transformation, increasing consumer awareness of pollution related health impacts, efforts on curbing climate change, are helping fuel the growth.

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Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles, and hassle-free riding experience are driving electrification of the TWV industry at a rapid pace and on a global scale. The Indian government has set a goal to electrify 100% of the TWV market. This presents an enormous opportunity for SVH. The government has also lowered the Goods and Services Tax (GST) to 5% for EVs, as compared to 28% on ICE vehicles, and added other incentives for consumers, including elimination of vehicle registration tax and income tax rebate for EV purchase. Additionally, several state governments are providing incentives to make E2W more affordable. More investment in the electricity infrastructure, especially in the renewable energy sector, could potentially accelerate the process.

COVID-19 has accelerated a trend towards individual mobility solutions and this has led to a rising demand of personal vehicles. Considering India’s demography, this could further increase the total addressable market-size for SVH in India. There has been a behavioral change among the people towards mobility due to the rising environmental concern and this can be directly seen with the sudden boom of electric two wheelers market after the lockdown and restrictions were removed. This has helped E2W gain a strong market share around the world.

SVH’s initial product, the Prana-Grand, is positioned as a premium E2W. According to Statista/Mobility Markets Insights/Motorcycle Market India, the Indian motorcycle market is expected to reach revenues of US$25.6 billion in 2023, growing to US$36.1 billion by 2027. SVM considers the rapid growth of the E2W market to be a significant opportunity to establish a global brand synonymous with electric, sustainable premium vehicle, while offering a value proposition to customers that is superior to ICE vehicles.

The demand for all EVs is impeded by insufficient charging infrastructure. Our product line addresses range anxiety by providing twice the range/charge than the average daily travel distance of motorcycle users and integrating a waterproof charger inside the vehicle which uses the standard household 16A outlet, allowing users to charge their vehicles almost anywhere and enabling a business model for electric utilities and power distributors to develop charging networks.

Policy

To confront the challenges of growing populations with growing mobility needs while mitigating climate change, many governments have implemented and accelerated programs to incentivize EV utilization.

The role of electricity in the final consumption mix is projected to grow from ~20% today to 40% by 2050. The corresponding doubling of electricity consumption combined with uptake of hydrogen is projected to offset fossil-fuel consumption (which excludes primary demand of coal and gas for power generation), which could be ~40% lower in 2050 compared to 2020.

The largest markets are moving rapidly to eliminate new ICE vehicle sales. Converting the automotive industry to fully EV will create economies of scale for all electric vehicle types throughout the supply chain.

EVs have lower Total Cost of Ownership, or TCO, than ICE vehicles in some countries currently and is expected to be cheaper in all countries by 2025.

Electrification eco-system

McKinsey projects a substantial increase in EV market share in India by 2026. We expect that ubiquitous charging availability will foster new business models, including Mobility-as-a-Service (“MaaS”) and more shared riding initiatives. Further, electrification is not just about replacing a fuel tank with a battery. Electric mobility disrupts the ICE platform and much associated with it – removing the entire ICE drivetrain and replace it with an EV drivetrain containing 1/5th to 1/10th the number of moving or breakable parts. This is a fundamental, disruptive transformation that we expect to lead to an improved and more affordable riding experience.

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SVH’s Competitive Advantage

●	Management Team: SVH’s board and senior leadership team has deep domain knowledge and expertise across vehicle, semiconductor and power storage industries, including the entire value chain from product development to service delivery. The team is led by Mohanraj Ramasamy, who served in various roles in Tesla during its development and early manufacture of the Model S and Model 3. SVH is well poised to leverage its team’s combined expertise in these areas and address emerging market needs, and develop next generation products and services. The team is supported by executives with significant industry experience from such companies as Royal Enfield, TVS, and Bajaj, among others.

●	Favorable Market Trends: As consumers seek brands that align with their values, SVH is positioned to address the wants and needs of a new generation of customer demands. The Prana-Grand is the first premium E2W and has positioned SVH to establish its brand and reputation. By building the Srivaru brand and achieving scale and efficiency in our manufacturing footprint, the Company believes it will have the opportunity, over time, to create more affordable and attainable technology to allow broader adoption of its E2W and capitalize on adjacent market opportunities.

●	Product: Prana-Grand has been in commercial use for over a year. In that time period, we have sold over 160 units and SVM’s motor, battery technology, design, and ease of use have been validated in real world applications. Our technology, combined with design and superior customer experience, delivering exceptional performance, range and safety is expected to drive our growth and market share.

●	Platform-based Approach: Prana’s platform-based approach is designed to support the production of other vehicle variants as well as product lines to be built on the same underbody, enabling shorter time to market and efficiency in capital deployment.

●	Charging: Prana comes equipped with a standard 16Amp charger that can charge the vehicle from any household outlet. Our vehicles do not require any specialized charging network and the integrated charger can fully charge the battery in under 5 hours, the time the vehicle is idle at home or at work. Prana’s range is triple the average daily commute of our customers, alleviating range anxiety. Furthermore, Prana’s charging system encourages power suppliers to develop charging networks as a business model.

●	Maintenance: Prana is powered by a sealed, waterproof motor that is embedded in the back wheel, without a clutch, gears, chains, or shafts, resulting in reduced maintenance requirements.

●	Sales and Service: SVH intends to implement a hybrid sales strategy to maintain control over the customer experience and ensure that interactions are aligned with the SVH brand through the SVH experience centers; the Company expects to exert control over the customer experience by vertically integrating OmniPresence, its customer service platform with sales, after sales service and dealer management. SVH plans to build and scale its own service operations in addition to cultivating partnerships with dealers and other service partners that meet our expectations for customer service, under our unified OmniPresence platform.

●	Strategic Relationships: SVH has established strong relationships with suppliers of critical components to deliver the Prana-Grand, which can be extended as product lines and variants are added.

●	Intellectual Property: SVH has developed significant intellectual property with many breakthrough innovations to enhance rider experience, performance, safety, stability, and lowered total cost of ownership in the world’s largest market for TWV.

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Growth Strategy

We aim to create a world-class e-mobility company, developing premium products powered by renewable energy.

We entered the market with our flagship product, the Prana-Grand, which is intended to capture the potential of electrification through a fusion of art and science. Initially, we will focus on the Indian motorcycle market, which is expected to grow to US$ 30.91 billion by 2026.

We have targeted expansion of our product offerings into other geographies such as Malaysia and Singapore by FY 2026, followed by Europe and the Middle East. Initially, we expect SVH’s total addressable market share (“TAM”), will be 1.80 million units, and with the introduction of Prana-Elite, its TAM may double in size. Expected subsequent products such as the Alive brand may further expand SVH’s TAM by adding another 6.2 million vehicles.

Vehicle Roadmap. We have established a roadmap for future vehicle lines that includes a variety of vehicle types that are expected to perform well in various customer segments, such as new variants of Prana product line, Prana-Elite and Prana-Class, and the scooter product line, with Alive and Alive-Lite. By utilizing the Prana to establish our brand, we plan to leverage economies of scale and efficiency of operations to unlock sales in more mass market segments, commencing in the Indian market and then seeking to establish a strong customer base in the premium and premium vehicle markets across the globe. Commencing FY2026, we plan to manufacture and sell an expanded portfolio of products including the Alive-Lite and Prana-Class, which would enable us to address a majority of the Indian E2W vehicle market. Management believes this expanded portfolio of vehicles will position the Company to address an estimated TAM of approximately 42 million vehicles per year by 2027 in India alone

International Expansion. We expect to distribute our products throughout India and in other countries and markets in the coming years. Our expansion into other markets could include local manufacturing, assembly, and sales and service networks. We anticipate that localized supply chain, production, distribution and retail can yield cost savings and environmental benefits with reduced transportation of product to the customer, shorter time to market, and enhanced relationship with our customers.

We are highly motivated to usher in a future where mobility is sustainable and friendly to the planet.

SVH’s Vehicles

Prana™

Our first product, the Prana-Grand, is already being produced and sold commercially. As our flagship product, Prana-Grand, is intended to set the standard for excellence across all future products and experiences. Below are some of the key aspects of our products:

●	Product Design: The Prana-GrandTM fuses art and science to capture the potential benefits of electrification. As our flagship product, the Prana-Grand sets the bar for excellence across all of our products and experiences. Our customer experience represents a breakthrough, achieved through a ground-up rethinking of the way a TWV is designed. Our reimagining of the motorcycle has resulted in a more balanced drive, safer brake performance, improved ride comfort, with a sporty and efficient exterior, delivering the “Fast, Fun and Safe” value proposition to customers. SVH believes its technology leads the industry in energy efficiency, with expected efficiency of approximately 54 watts per mile. Prana can be fully charged using a standard household outlet in 4 hours and 45 minutes.

●	Performance and Range: The Prana-Grand’s combination of balanced chassis with direct drive motor, supported by SVH’s custom battery management system (“BMS”), delivers smooth acceleration without gear or clutch operations. Prana’s mode function delivers customized direct torque and speed based on the customer’s preferences, including acceleration rates in the range of 0-37 MPH in under 4 seconds. the Prana-Grand model has achieved a range of approximately 80 miles on a single charge, which is twice the average typical drive distance for which TWVs are used. The Prana-Elite is expected to be able to achieve a range of approximately 140 miles, which is more than three times the average typical drive distance of a TWV.

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●	Ease of Riding: The Prana has no clutch or gears to change, making it a hassle-free drive, even in heavy, congested traffic in city roads. The driving experience is more like an automated system, in stark contrast with manual transmission TWVs.

●	Safety: The Prana is equipped with dual channel, independent braking system that applies automatically in an optimal braking sequence. Prana’s exquisitely balanced chassis combined with inbuilt motor provides safe stopping and reduces the potential for skidding, even in emergency breaking situations. Prana is also equipped with dual LED head lights, enhancing road visibility. In the future, we intend to launch an integrated helmet, which will further enhance the safety and comfort of the rider.

●	TCO/Affordability: The Prana offers an overall lower TCO, with significantly lower operating costs than comparable ICE TWVs. Our vehicles can be financed through banks and non-banking financial institutions in India. Additionally, the savings in fuel and maintenance effectively offset the monthly financing cost, thereby lowering the TCO and making the vehicle more affordable.

The customer’s transformation journey from ICE to E2W vehicle is facilitated through the SVM Experience Center and OmniPresence platform, which allows consistent customer experience, regardless of the size of the Experience Center or the external environment. In future, we expect the Experience Center to host a virtual reality-like customer walk through, helping to capitalize on the virtual reality trend and providing a customized experience to the customer. We intend to roll out SVM’s Experience Center and OmniPresence platform in all regions.

Our Technology is a Key Differentiator

We are a technology and mobility company seeking to set new standards for sustainable transportation with Prana, Alive, and other planned future product lines. The Company has developed cutting-edge products that it believes sets new benchmarks for E2Ws.

Our in-house engineering team, working with component manufacturing partners, is focused on delivering innovation in all facets of vehicle development, including vehicle design and engineering, hardware and software development, and passenger comfort. The development of the Prana was predicated on simplifying the powertrain and embedding the sealed motor in the back wheel, which helped us to redefine the E2W vehicle.

We have contracted with leading battery manufacturers utilizing advanced lithium-ion cell battery packs to achieve the optimal combination of safety and performance. We are using the data accumulated from these activities to refine our technology throughout our product development process.

We believe the premium E2W experience is composed of three essential elements: (i) product superiority, in performance, ride comfortability and attention to detail; (ii) exceptional customer experience and interactions throughout the sales cycle and ownership journey, and (iii) ease of service to customers using a combination of SVM’s and independent service providers, guided by OmniPresence centers.

Although we are initially focusing on the premium market, the Company intends to expand its product portfolio, to provide a lower TCO to customers and expand its TAM.

We are committed to making ESG an integral focus of our operations, through mass production of sustainable transportation. We offer rebates to customers who plant saplings while purchasing a vehicle from us. We currently offer a rebate for customers who plant 10 saplings and share photos in the hope of inspiring others to do the same. The Company’s first product is called Prana, which in Hindi means “life energy”. We believe this reflects our goal of building and selling the leading clean energy vehicles and attempting to improve the environment and people’s health.

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Our business prospects include technological achievements, platform to connect with customers, combined with an excellent sales and service network. Our technology stack includes significant advancements to the core technologies of TWV that are radically different in the Prana product lines compared to other TWV. Areas where our in-house engineering has driven advancement include:

●	Battery Pack: Our research and development team has worked with leading suppliers to design and produce a compact and dense battery pack that is safe, efficient, performs well in varied terrain and climates, and can be recharged using standard household outlets. The battery pack’s components are designed to be scalable and reusable in the next product variants, providing range variations as we develop future mobility platforms. The Company is also working on passive isolation technology-based battery packs to provide higher range, which will be used in the Prana-Elite. The cells incorporated in our battery packs conform to our high standards, including requirements for range, energy density, recharge/discharge rates and other characteristics. The integrated, custom-designed chassis battery module is designed for mass production, easy installation and service. SVH believes that the technology developed for the Prana battery packs can be transferred to other E2Ws, to the industrialization of mass-market vehicles, and to technologically adjacent markets.

●	Platform. Our platform was designed and developed to optimize these key elements: (i) battery management, (ii) electric motor, (iii) power electronics, (v) control software and (vi) integrated charger. The platform structure enables the chassis to provide greater safety, smoother ride, and a superior user experience. The foundational platform is designed to support other vehicle variants, which should allow for capital-efficient growth and reduce time to profitability.

●	Integrated Electric Drive Unit. The Prana-Grand’s electric drive motor is embedded in its rear wheel. This motor placement eliminates the need for a gear box, transmission, drive shaft or chain, thereby vastly simplifying the vehicle, reducing maintenance, and reducing weight. There are very few moving parts in the Prana-Grand. Placing the motor in the rear wheel also allows Prana-Grand to achieve optimal weight balance, assists with braking, and reduces loss of traction, or “fish-tailing”. The drive unit motors are designed to reach a top speed of over 144 kilometers/hour (90 miles/hour), which is superior to most competitors. The motor uses the alloy wheel to dissipate the heat and extend the service life of the parts, boosting efficiency. We developed the Prana-Grand’s drive mode function in a manner that enables higher levels of energy efficiency and performance, and also includes a reverse mode function, which is useful to park, turn and extract the Prana-Grand from difficult parking spots.

●	Charging. The Prana-Grand’s integrated IP67 charger is designed to alleviate range anxiety and is airtight and waterproof, so harsh environment conditions such as dust and moisture do not cause internal short circuits. The standard 16Amp plug-point connector is suitable for at-home charging and allows the Prana’s battery to fully charge in 4 hours and 45 minutes. In addition to making charging ubiquitous, we have been working with electricity distribution companies to accelerate their plans for commercial charging networks. Prana’s battery pack is capable of fast charging, which will be enabled in future versions so Prana can be charged at other fast charging networks.

●	Experience Centers: Our Experience Centers, which are currently operating in India as SVM Experience Centers, are focused on providing a unique but consistent and rich experience to customers by creating a theater-like environment. This has the effect of shielding customers from external interferences while inside the Experience Centers. Further, the customer experience is enhanced by the SVH’s OmniPresence team, which is provides one-stop customer service. In the future, we plan for the same team to provide a virtual walk-through to customers. The OmniPresence teams are supported by a vertically integrated dealer management platform that provides as-built information about Prana to customers, while also supporting the sales lead generation system. We plan to roll out similar centers when we start operations in other geographies.

●	Software update and Helmet: We plan to continue to improve the drive system software, which is programmable and updateable during vehicle service. In addition, we are working on proprietary patent-pending helmet technology, which will be integrated into the Prana vehicle to maximize comfort and driver wellbeing. The helmet is the first in our line of accessories that we intend to develop to serve the Prana user community.

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Manufacturing

SVM is currently assembling Prana-Grand vehicles in its facility located, in Sulur, Coimbatore, Tamil Nadu, India. The current facility can produce 300 vehicles per month and is equipped with digital tools for production accuracy and consistency, which can be scaled to produce 3,000 vehicles per month due to its modular assembly process. To cater to expected future production demands, the Company intends to add capacity to ramp production up to 100,000 vehicles per month.

We have also received several invitations from various state governments to establish assembly facilities across India. We will carefully consider these invitations and how to expand our assembly base as necessary to ramp-up production in a cost-efficient and timely manner.

We employ suppliers to provide sub-assembly components according to our specifications, which are then assembled at our facility, resulting in efficient deployment of capital and maintaining the lean workforce and processes necessary in the early stages of the Company’s growth. Further, we plan to use more modern and automated technology to set up the assembly base necessary to achieve our projected revenues.

We may decide to setup a dedicated manufacturing subsidiary in India to cater to future growth, while benefitting from reduced corporate tax rates of 17.48% (including taxes earmarked for specific purposes and surcharges).

Go-To-Market Strategy

In 2021, we launched our online vehicle configurator system along with limited social media outreach to validate our market assumptions. Soon after introducing the reservation system, we received reservations for more than 12,000 units, at which point the online reservation system was suspended. The reservation numbers far exceeded our original forecast and manufacturing capacity, and we wanted to focus on bringing the product to the market and providing superior customer experience.

We will open exclusive OmniPresence Experience Centers across the various geographies in which we intend to operate, which may be Company-owned or through franchisees. The Company has received over 950 franchise requests in India and in overseas markets.

We believe that customer interest in our products is strong and that customer enthusiasm can be revived quickly once our manufacturing and distribution systems can handle the demand. We intend to utilize digital platforms and social media networks to educate customers about our technology, product features, brand identity and safety aspects. The goal is to cultivate a sense of brand loyalty with our customers.

Restarting customer engagement is expected to drive customers to our website and social media outlets to learn more about our story and the Prana product lines. On the website, customers can experience the online vehicle configurator. In the future, the Company will add an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, we expect to provide customers with the option to either place a reservation online or visit one of our Experience Centers. We believe that our hybrid approach of providing consistent experience to direct-to-customer and through franchise network, allows us to maintain customer interaction, engage with them on their new mobility journey, creating opportunities to tailor each customer’s purchase and ownership preferences. Customers will have the option to visit an Experience Center in person, make their inquiries entirely online or a combination of the two experiences. This should allow us to build longer brand association and generate recurring product revenue.

Some states allow on-line purchases and direct delivery of vehicles to home. Our unified Experience Centers should allow the Company to gain additional margin through direct on-line sales.

We believe that establishing hybrid go-to-market strategy will enable the Company to grow the brand, scale the business and address market demand.

We also expect to employ company service technicians, while also empowering independent service providers to maintain our products. This should allow the Company to conserve capital while catering to customer needs.

We expect our future vehicles to be equipped with fast-charging capabilities, which are expected to be compatible with national standard fast-charging networks in India. This would enable our customers to use any of the national charging networks. EV charging locations that additionally offer amenities like shopping, food and restrooms, are expected to provide a delightful experience to SVH’s customers. This approach also allows the Company to avoid establishing and operating its own charging network while providing customers with access to established networks.

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Government Regulations and Credits

Environmental Regulations

SVM operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which SVM is or may become subject govern, among other things, water use; emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation, and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. Compliance with such laws and regulations is and will continue to be an important aspect of SVM’s ability to continue its operations, and may substantially vary in each location that SVM chooses to operate in.

Environmental standards applicable to SVM are established by Indian laws and regulations, standards adopted by regulatory agencies and the permits and licenses SVM is required to obtain. Each of these sources is subject to periodic modifications and variations and what SVM anticipates will be increasingly stringent. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Many countries have announced requirements for the sale of zero-emission vehicles beginning with proscribed timeframes, some as early as 2035. In particular, the government of India unveiled the National Electric Mobility Mission Plan 2020 (NEMMP 2020) in 2013 with the ultimate objective of promoting the manufacturing of electric and hybrid vehicle technology to completely achieve electrification by 2030. The plan aims to encourage reliable, affordable and efficient EVs that meet performance and cost expectations through government-industry collaboration for promotion and development of indigenous manufacturing capabilities, required infrastructure, consumer awareness and technology; thereby helping India to emerge as a global manufacturing leader in EV markets. SVM, as an EV manufacturer, is already in a position to comply with requirements across its entire product portfolio.

Emissions Credits

While we expect these environmental regulations to benefit SVM’s growth, it is possible for certain regulations to result in margin pressures. For example, regulations that effectively impose electric vehicle production quotas on auto manufacturers may lead to an oversupply of electric vehicles, which in turn could promote price decreases. Changes to these incentives and regulations could affect our revenues and gross margins.

Other Credits and Benefits

EVs are not only cost-effective, but they also have tax advantages in India. SVM may benefit from additional opportunities under government regulations and legislation, such as the following:

○	EV loan tax exemption of up to INR 150,000 (USD: 1,923) is available under section 80EEB of the ITA;

○	FAME-II subsidy for eligible product lines; Faster Adoption and Manufacturing of (Hybrid &) Electric Vehicles (“FAME”), was launched in 2015 as “FAME I” under the aegis of NEMMP 2020, is an incentive or subsidy scheme promoted by the government of India for boosting electric and hybrid vehicles across the nation; FAME II scheme was launched on April 1, 2019, and the eligibility period has been extended to March 31, 2024;

○	Reduced GST tax of 5% as compared to 28% on ICE vehicles.

SVM might also be eligible for state GST refund program for in state vehicle sales.

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Vehicle Safety, Emission and Testing

SVM is required to obtain the Central Motor Vehicles Rules based Type Approval Certification for its product lines in India, and similar or equivalent certification is applicable for each of our target markets. These regulations are updated from time to time. Type Approval Testing includes detailed safety, emission, and other standard tests.

Automobile Manufacturer and Dealer Regulation

Indian laws regulate the manufacture, distribution, sale and service of vehicles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly. SVM’s direct network distribution will need to obtain sales and distribution network licenses in each state. There is no restriction in India preventing manufacturers from selling their vehicles directly. However, each overseas target market may have its own distribution licensing requirements.

Battery Safety and Testing Regulation

SVM’s battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations in India are framed broadly on the UN’s Manual Tests and Criteria guidelines, which contains criteria, test methods, and procedures to be used for the classification of dangerous goods according to the provisions of the “United Nations Recommendations on the Transport of Dangerous Goods, Model Regulations”.

The use, storage and disposal of battery packs is regulated under Indian central government law. The Regulatory Safety Standards Associated with Vehicle Battery Safety was set up by the Ministry of Road Transport and Highways (“MoRTH”) under the Central Motor Vehicles Rule in 2015, with an amendment later added in 2017. SVM complies with the existing safety standards. These standards are expected to be amended from time to time to improve the safety of E2Ws.

Recently, MoRTH has modified rules to update battery safety standards for E2Ws. The amendments provide for additional fire safety requirements related to battery cells, BMS, onboard chargers, battery pack designs, and thermal propagation due to internal cell short circuits.

For the global market, SVM’s battery packs are intended to comply with the applicable requirements of the UN’s Manual of Tests and Criteria. SVM uses lithium-ion cells in the high voltage battery packs in its vehicles. These tests include:

●	Altitude simulation — simulating air transport under low pressure conditions;
●	Thermal cycling — assessing cell and battery seal integrity and internal electrical connections;
●	Vibration — simulating vibration during transport;
●	Shock — robustness of cells and batteries against cumulative shocks;
●	External short circuit — simulating an external short circuit;
●	Impact/Crush – simulating mechanical abuse from an impact or crush that may result in an internal short circuit;
●	Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging; and
●	Forced discharge – evaluating the ability of a primary or a rechargeable cell to withstand a forced discharge condition.

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Competition

SVH faces competition from both traditional ICE automotive OEMs and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market. The Company expects this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.

We believe the primary factors on which we will compete include, but are not limited to:

●	product quality, reliability and safety;
●	range, efficiency and charging speeds;
●	product performance;
●	technological innovation, including integrated helmets and safety measures;
●	access to charging options;
●	design, styling and elegant;
●	service options and customer experience;
●	management team experience at bringing electric vehicles and other disruptive technologies to market;
●	manufacturing efficiency;
●	brand recognition and prestige; and
●	product price.

SVH believes that it is favorably positioned to compete on the basis of these factors. However, many of SVH’s current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than SVH. SVH’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of SVH’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed SVH’s. Furthermore, many of SVH’s competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with SVH in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, SVH’s products. Additional mergers and acquisitions in the electric vehicle and luxury automotive markets may result in SVH’s competitors becoming even more concentrated.

Facilities

SVH does not currently own or lease any real property of its own. SVM currently leases three facilities in Sulur, Coimbatore, Tamil Nadu, which consist of our production headquarters factory, an experience center and guest house. SVH currently does not own the land on which the properties are situated; these properties are subject to various lease arrangements with third-party entities.

The factory measures approximately 10,000 square feet and is leased pursuant to a lease agreement dated September 23, 2021, which was last renewed on October 11, 2022, for a one-year term. The lease may be terminated by either SVM or the lessor with three months written notice. Rent is Rs. 1,34,625 per month. The factory is used for our manufacturing operations and engineering, product, commercial and administrative functions.

The experience center measures approximately 2,668 square feet and is leased pursuant to a lease agreement dated September 23, 2021, which was last renewed on October 11, 2022, for a one-year term. The lease may be terminated by either SVM or the lessor with three months written notice. Rent is Rs. 36,685 per month. The experience center is primarily used as a showroom and direct-sale store for our products.

The guest house measures approximately 1,000 square feet and is leased pursuant to a lease agreement dated November 25, 2021, which was last renewed on October 31, 2022, for a one-year term. The lease may be terminated by either SVM or the lessor with three months written notice. Rent is Rs. 7,000 per month. The guest house is used to temporarily house employees, customers and other guests visiting the factory and experience center.

Legal Proceedings

From time to time, we may be subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.

Intellectual Property

Intellectual property is important to our business. Our commercial success depends in part on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We rely on a combination of patents (filed and pending approval), trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through employee, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

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Regardless of the coverage we seek under our existing patent applications, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section entitled “Risk Factors — Risks Related to Intellectual Property.”

We expect to develop additional intellectual property and proprietary technology as our engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, battery systems and controls, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial and consistent with our overall intellectual property protection strategy. See “— SVH’s Vehicles” above for more information.

The terms of individually issued patents extend for varying periods of time depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, in India, utility patents are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our employees and consultants and any potential commercial partners and collaborators and invention assignment agreements with our employees. We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

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Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license for proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in India and our future patents that may be filed in the United States and certain other jurisdictions, are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter parties review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors —  Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Employees

SVH is committed to cultivating a diverse company to enhance our culture and position the Company for success. As of March 31, 2023, SVM had approximately 45 full time employees in India, mostly in engineering, assembly, production, sales, and service. They are advised and mentored by the board and senior leadership team who have deep domain knowledge and expertise across vehicle, semiconductor, and power storage industries.

Further, India has a vast resource pool of technical workers with engineering backgrounds, and SVH expects to locate, hire, and train the talent necessary for scaling our operation. SVH will also seek to recruit local talent in the various locations in which it seeks to operate, who have an understanding of the local legal and regulatory environments, and have networks and relationships in the local TWV/E2W markets.

Environmental, Social and Compliance

The Environment

SVH seeks to address the threat posed by climate change and the need for enhanced sustainability. SVH believes it is important to find ways to make transportation more sustainable.

We seek to attract premium vehicle customers to switch from polluting ICE vehicles to energy efficient, sustainable electric transportation. We believe that the efficiency of our direct drive technology will enable the Prana and Alive product lines to travel further per kWh than other vehicles — this in turn is expected to result in lower emissions by power plants due to the less frequent need to recharge our products.

Further, investment in renewable energy hit record levels in India in financial year 2021-22, with a total of $14.5 billion being invested in renewable energy, up by 125% compared with financial year 2020-21 and 72% higher than in FY2020. Rising electricity demand, falling prices for renewable energy, India’s push to manufacture solar photovoltaic modules, government support schemes aimed at boosting Indian manufacturers’ competitiveness and attracting investment (Production Linked Incentive schemes), and the waiver of transmission charges for renewable energy are the key drivers of India’s renewable energy growth. Additionally, the government is also facilitating investment in other clean technologies, such as energy storage, green hydrogen, energy efficiency and electric mobility. SVH’s mission of building the best riding electric TWV is poised to utilize India’s growing clean energy sources. After establishing our brand based on attention to detail and refinement, we intend to expand our product lineup to broaden our impact on the traditional TWV market.

In addition to the steps SVH is taking to address the TWV market in general by offering captivating E2W vehicles to customers, we intend to pursue sustainability throughout our business by focusing on recycling and waste management, logistics, supplier localization, sustainable materials selection and other areas of our business. Our production and distribution of EVs will consume energy, as with any other similar company. We believe that our products will require less energy throughout their useful life than competing products.

Compliance

SVH is implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance and a reporting hotline which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

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MANAGEMENT OF SVH FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information concerning the persons who are expected to serve as directors and executive officers of SVH following the Closing:

Name	Age	Title
Mohanraj Ramasamy	46	Chief Executive Officer, Product Architect and Director
Weng Kiat (Adron) Leow	50	Chief Financial Officer
Ramakrishnan V	55	General Manager – Production
Yuvaraj Sankar	27	Director, Engineering, SVM
Ganesh Iyer	56	Director
Mohsen Moazami	63	Director
Jonathan Reichental	53	Director
Lata Gullapalli	57	Director
Peter Bilitsch	48	Director

Unless otherwise indicated, the business address of each director and executive officer of SVH is 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 10655, Grand Cayman, KY1-1006, Cayman Islands. A description of the business experience and present position of each director and executive officer is provided below:

Executive Officers

Mohanraj Ramasamy. Mohanraj Ramasamy has served as the Managing Director of SVM since its inception in March 2018 and Chief Executive Officer and director of SVH since its inception in June 2021. Prior to starting SVM he served at Tesla from 2012 to 2015 in various capacities across the organization, from the Vehicle Engineering, Carnet, Information Services, Disaster Recovery establishment, Warp Application, Service Module development, and eCommerce platform scale-up. Mr. Ramasamy enrolled in the executive MBA program at the University of San Francisco in 2015. After completing his MBA, Mr. Ramasamy started SVM. He also has an engineering degree in Computer Technology from Nachimuthu Polytechnic College. Mr. Ramasamy is qualified to serve as a director of SVH due to his experience as SVH’s Chief Executive Officer and Product Architect, as well as his extensive technical and operational expertise and experience in the automotive industry and the electric vehicle industry in particular.

Weng Kiat (Adron) Leow. Mr. Leow is expected to be appointed as our Chief Financial Officer effective as of the Closing and brings more than 25 years of complex finance and business experience to SVH. Since July 2017, Mr. Leow has served as the Managing Director at Aamoni Lifestyle Sdn Bhd (formerly known as ALLF Management Group Sdn Bhd) where he is responsible for the profitability of the company, its expansion in the Asia-Pacific region and the development of new products and partnerships. Mr. Leow also serves as a director of our Sponsor, Mobiv Pte. Ltd. and our Sponsor’s holding company, Milan Vido Partners Pte. Ltd., each since December 2021. In addition, Mr. Leow serves as a member of the board of directors of Exodus Standard Sdn. Bhd. since January 2010 and as Chief Financial Officer of Revenue Harvest Sdn. Bhd. and Revenue Group Berhad since March 2022 and June 2022 respectively. Mr. Leow served as a director of IGC House Sdn. Bhd. from May 2021 through June 2022 until November 29, 2022.

Prior to joining Aamoni Lifestyle Sdn Bhd, Mr. Leow was the Chief Operating Officer at Galasys PLC from May 2014 to June 2017. As Chief Operating Officer, he managed the operations of Galasys PLC in China, Malaysia and the United Kingdom and was responsible for financial reporting, including compliance with U.K.-listing requirements, the development of research and development centers in Malaysia and global business development for the company.

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Mr. Leow holds a professional accounting qualification from Association of Chartered Certified Accountants and “A Level” from SEGi College, Subang Jaya, Selangor, Malaysia Mr. Leow is a chartered certified accountant and Fellow member of the Association of Chartered Certified Accountants and a member of the Malaysia Institute of Accountants.

Ramakrishnan V, With over 30 years of experience in the automotive industry, brings a wealth of knowledge in production, methods engineering, industrial engineering, quality engineering, and head operations. He has worked with top companies such as TVS Groups, ELGI, and LGB Limited. His hands-on experience in implementing world-class manufacturing systems (WCM) such as TPM, TQM, TPS, and Lean Six Sigma has made him an invaluable asset in the industry. He has expertise in both two- and four-wheel vehicle parts manufacturing industries. In addition to his technical expertise, he holds a Bachelor’s degree in Mechanical Engineering and an MBA in Human Resources. This combination of education and experience has given him a unique perspective on the automotive industry, allowing him to lead teams and drive results effectively. Overall, he is a highly accomplished professional, dedicated to quality, continuous improvement, and operational excellence.

Yuvaraj Sankar. Yuvaraj Sankar and has been associated with SVM since its inception in March 2018, as Engineering Manager and will be assuming the role of Director, Engineering, SVM India, post the business combination. He is an electronics engineer, having graduated from Bachelor of Engineering, Electronics and Communications from Anna University in India, in 2017. He has undergone the full-stack developer programs prior to joining SVM. He is primarily responsible for engineering aspects including facilitation of homologation and vehicle testing.

Non-Executive Director Nominees

Ganesh Iyer. Mr. Iyer will serve as an independent director following completion of the Business Combination. Mr. Iyer is currently serves as the chief executive officer of NIO U.S. Mr. Iyer has over 35 years of experience delivering proven results in various industries including autonomous technology, hi-tech, manufacturing, and telecom. Mr. Iyer worked as vice president of Information Technology at Tesla Inc. until 2016. Prior to Tesla, Mr. Iyer held senior information technology leadership roles at VMWare from 2010 to 2016. Prior to VMWare, Mr. Iyer served as director of information technology at Juniper Networks and WebEx and worked in consulting, primarily at Electronic Data Systems. Mr. Iyer received a bachelor’s degree in chemical engineering from the University of Calicut in India.

Mohsen Moazami. Mr. Moazami will serve as an independent director and the Chairman of Audit Committee following completion of the Business Combination. Mr. Moazami is the founder and Managing Partner of Seif Capital, a technology investment and advisory firm in Silicon Valley. Mr. Moazami is senior advisor to Blackstone, Siguler Guff ($20 Billion in Assets Under Management), and Opengate Capital ($3 Billion in Assets Under Management). Further, Mr Moazami is an operating partner at Kestrel Partners in London, which aims to generate superior long-term returns for its clients by investing and driving change in under-valued, under-researched business critical software companies listed on the London Stock Exchange. Until recently he served as the Chairman of Astrea Acquisition Corp (NASDAQ: ASAX). Mr. Moazami is a member of the Board of Directors at Marpai (NASDAQ: MRAI). He serves as a board member or an advisor to many VC backed startups in Silicon Valley, such as Luminous Computing (Bill Gates backed), Vcinity, Edgecloud Link (ECL), Ethernovia (AMD and Marvell backed) and several others. A graduate of Stanford University engineering school, Mr. Moazami’s previous roles include founder and CEO of Stanford Business Systems (SBS - acquired by Accenture), 12 years at Cisco, the last four of which were in the leadership of their Emerging Markets division, with $6 billion of revenue. He then co-founded CNTP, a global, multi-stage, technology investment firm, investing in security, cyber security, big data analytics, gig economy and SaaS applications. A sample of his early stage investments are, Matterport (IPO), DoorDash (IPO), Bina Technologies (acquired by Roche), Bracket Computing (acquired by vMware). Mr. Moazami also served on the Board of a telecommunications company, Global Capacity, where he helped oversee a turnaround of the business, a $150m acquisition and the ultimate exit of the company.

Mr. Moazami is a 2010 Ellis Island Medal of Honor awardee. Mr. Moazami holds a Masters of Mechanical Engineering from Stanford University and Bachelors of Science in Engineering Sciences and a Minor in Economics from University of California, San Diego.

Dr. Jonathan Reichental. Dr. Reichental will serve as an independent director following completion of the Business Combination. Dr. Reichental is a multiple-award-winning technology leader and professor with over 30-years of experience spanning private and public sectors, as well as academia. Dr. Reichental served as Chief Technology Officer at City of Palo Alto, California from 2011 to 2018 and O’Reilly Media from 2010-2011. Dr. Reichental worked in several technical managerial roles and is a recognized global thought leader on a number of emerging trends including urban innovation, smart cities, sustainability, blockchain technology, data governance, the fourth industrial revolution, and digital transformation. He is an adjunct professor in the School of Management at the University of San Francisco and instructs at several other universities. Dr. Reichental has a passion for sharing his knowledge to create and inspire doers. Dr. Reichental has written six books, regularly creates technology training which is shared through online platforms such as LinkedIn. Dr. Reichental holds several degrees including a Ph.D. in Information Systems from Nova Southeastern University.

Lata Gullapalli. Ms. Gullapalli will serve as an independent director following completion of the Business Combination. She is an investment banker by profession, specializing in mergers and acquisitions. Ms. Gullapalli has worked in the investment banking for over 30 years in various regions of the world, including South Asia. She has commenced and run start-ups. She advises companies on Merger and Acquisition, financial restructuring and capital raising. She currently practices in the U.K. Ms. Gullapalli has led teams involved in creating joint ventures and taken a company public via initial public offering. Ms. Gullapalli is an author with published works, one recently published collection of fictional short stores and is writing a novel. Ms. Gullapalli works with NGOs in the U.K and in India that are focused primarily on and are involved in child protection, education for young girls and orphans. Ms. Gullapalli has an education in corporate law, financial strategy, taxation and economics, chartered secretary and a chartered financial analyst (I) with a Diploma in Basic Finance, and an MBA from INSTEAD (the European Institute of Business Administration).

Peter Bilitsch. Mr. Bilitsch, MOBV’s current Chief Executive Officer and a member of its board of directors, will serve as a director of SVH following completion of the Business Combination. Mr. Bilitsch brings more than 20 years of work experience across initial public offerings, capital markets, regulatory matters, and investment and trading, to SVH. Most recently Peter Bilitsch was for more than 11 years a Director in Regional Equity Capital Markets at CIMB Investment Bank (“CIMB”), a leading Southeast Asian bank. In that role, Mr. Bilitsch originated and executed more than 25 Initial Public Offerings and equity deals across a wide range of industries and stock exchanges.

Key transactions that Mr. Bilitsch executed among others in Southeast Asia included Farm Fresh’s $254 million initial public offering on Bursa Malaysia in 2022 with a record breaking 30 cornerstone investors for Southeast Asia; the first Solar REIT initial public offering in Southeast Asia, Citicore Energy’s $125 million offering on the Philippine Stock Exchange in 2022; the $1 billion initial public offering of leading Thai microfinance provider Ngern Tid Lor on the Stock Exchange of Thailand in 2021; the multi-category retail initial public offering of Central Retail Corporation for $2.3 billion on the Stock Exchange of Thailand in 2021; and IHH Healthcare’s $2 billion initial public offering in 2012, the first ever concurrent dual listing on Bursa Malaysia and the Singapore Exchange. Prior to his work at CIMB, Mr. Bilitsch worked from 2009 to 2011 in a senior position at the Water Industry Commission for Scotland (WICS), the financial regulator for the Scottish water industry.

Before WICS, Mr. Bilitsch was a Senior Trader from 2006 to 2007 at Ferox Capital Management, which managed more than $1 billion in funds. From 2003 to 2005, he worked as a Trading Associate in event driven and merger arbitrage equity trading with Citadel Investment Group, which managed more than $10 billion in funds. At Citadel and Ferox Mr. Bilitsch was also responsible for assessing investments in IPOs and follow-on offerings in Europe and Asia. From 2001 to 2003, Mr. Bilitsch was a Trading Associate with El Paso Europe Limited, where he set up risk management systems and traded energy options as a volatility trader. Mr. Bilitsch started his career as an Investment Banking Analyst in Equity Capital Markets at Goldman Sachs from 2000 to 2001 where he worked on IPOs and executed the follow-on equity offerings of Syngenta, Ryanair and Infineon.

Mr. Bilitsch graduated from the University of Oxford, United Kingdom with the Degree of Bachelor of Arts with Honours in Philosophy, Politics and Economics in 2000 and the Degree of Master of Arts in 2005; and from London Business School with the Degree of Master of Science in Finance in 2008. He was also licensed under the Capital Markets and Service Representative Program by the Securities Commission of Malaysia, and registered with the Financial Services Authority in the United Kingdom.

Employment Agreements and Indemnification Agreements

SVH is not currently a party to employment agreements with its executive officers, but plans to have them in place in advance of Closing.

SVH has entered into indemnification agreements with each of its current two directors, Mohanraj Ramasamy and Sharmila Mohanraj, and plans on entering into indemnification agreements with each director that joins the board. Under these agreements, SVH may agree to indemnify its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of SVH.

Equity Incentive Plans

SVH anticipates that it will establish an equity incentive plan as provided in the Business Combination Agreement. SVH will approve and adopt an equity incentive plan (the “Company Incentive Equity Plan”), in the manner prescribed under applicable laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of SVH Shares for grant thereunder (exclusive of the number of SVH Shares subject to outstanding company equity awards as of such date of approval) equal to 10% of the total number of SVH Shares that would be issued and outstanding on a fully diluted basis following the Effective Time. The Company Incentive Equity Plan will provide for customary annual increases to such share reserve for a period of up to 10 years. SVH will file a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) with the SEC relating to SVH Shares issuable pursuant to the Company Incentive Equity Plan. Since SVH is a foreign private issuer, the establishment of such equity incentive plan will not require the approval of SVH’s shareholders and will only be approved by its board of directors and compensation committee.

Number and Terms of Office of Officers and Directors

SVH currently has two (2) directors, Mohanraj Ramasamy and Sharmila Mohanraj. Holders of our founder shares have the right to elect all of our directors prior to consummation of the Business Combination. These provisions of our amended and restated certificate of incorporation may only be amended if approved by at least 90% of our common stock voting at a stockholder meeting.

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Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ganesh Iyer, Mohsen Moazami, Jonathan Reichental, and Lata Gullapalli are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee will be entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf. Our audit committee will review on a quarterly basis all payments that are made to our officers or directors, or our or their affiliates.

After the completion of the Business Combination, directors or members of MOBV’s management team who remain with SVH may be paid consulting or management fees from the combined company. As of August 20, 2023, the only members of MOBV’s management team who have held discussions with regards to a continued role in the combined company are MOBV’s Chief Executive Officer and Director, Peter Bilitsch, and its Chief Financial Officer, Weng Kiat (Adron) Leow. Mr. Bilitsch is expected to serve on SVH’s board of directors as of Closing, subject to our standard board remuneration plan. While discussions and negotiations have commenced with Mr. Leow, and the parties involved are working on cementing terms in an agreement, there is no binding agreement in place with definitive terms for having Mr. Leow continued as the Chief Financial Officer of the combined company. Mr. Leow and SVH are working together to finalize an agreement and ensure that a continued relationship is the most beneficial for the combined company.

We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. We do not currently know and it is unlikely the amount of such compensation will be known at the time of the Business Combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following the Business Combination, to the extent we deem necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.

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Audit Committee

From the Closing, Mohsen Moazami, Lata Gullapalli, and Jonathan Reichental will serve as members of our audit committee with Mohsen Moazami as chair. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Mohsen Moazami, Lata Gullapalli, and Jonathan Reichental meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Ganesh Iyer qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

From the Closing, Ganesh Iyer and Lata Gullapalli will serve as members of SVH’s compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Ganesh Iyer and Lata Gullapalli meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, evaluating our Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officers based on such evaluations;
●	reviewing and approving on an annual basis the compensation of all of our other officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;

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●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, has been or will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of the Business Combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to this registration statement. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Report on Form 6-K.

Compensation Discussion and Analysis

None of our officers or directors has received any cash compensation for services rendered to us. We pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and we will continue to do so through the earlier of the consummation of our initial business combination and our liquidation. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

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After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. As of May 25, 2023, the only member of our management team who has held discussions with regards to a continued role in the combined company is MOBV’s Chief Financial Officer, Weng Kiat (Adron) Leow. While discussions and negotiations have commenced, and the parties involved are working on cementing terms in an agreement, there is no binding agreement in place with definitive terms for having Mr. Leow continued as the Chief Financial Officer of the combined company. MOBV’s Chief Financial Officer and SVH are working together to finalize an agreement and ensure that a continued relationship is the most beneficial for the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known.

We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Pre-Approval Policy

Upon the formation of our audit committee at the closing of the Business Combination, the audit committee will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

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SVH MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

References in this section to the “Company,” “our,” “us” or “we” refer to SVH. The following discussion and analysis should be read together with the historical audited annual combined financial statements and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information for the year ended March 31, 2023. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion may contain forward-looking statements. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement, particularly in “Cautionary Note Concerning Forward Looking Statements” and “Risk Factors.”

Recent Developments

Business Combination

On March 13, 2023, SVH entered into the Business Combination Agreement with Merger Sub, and MOBV. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which Merger Sub will merge with and into MOBV, with MOBV surviving such merger as a wholly owned subsidiary of SVH.

The merger is anticipated to be accounted for as an asset purchase, in accordance with U.S. GAAP. Under this method of accounting, MOBV will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SVH issuing stock for the net assets of MOBV. The net assets of MOBV will be stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SVH.

The most significant change in SVH’s future reported financial position and results are expected to be an estimated increase in cash (as compared to SVH’s combined balance sheet on March 31, 2022) to between approximately US$5.2 million, assuming net tangible assets of US$5,000,001 under the Business Combination Agreement, and US$96.6 million, assuming no shareholder redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the merger, SVH will become the successor to an SEC-registered company, which will require SVH to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. SVH expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting the Company’s Operating Results

SVH has been developing its E2W vehicles for the past five years. SVH began early-stage commercial sales in 2021 and its products have been in commercial use for the past two years. SVH believes that its future success and financial performance depends on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the Section of this proxy statement/prospectus titled “Risk Factors.”

Innovation

SVH is committed to the E2W market and plans to invest in technology, manufacturing, distribution, and service that will delight our customers and deliver pioneering E2W by means of design, software and customer experience. The E2W vehicle market is highly competitive and includes both established manufacturers and new entrants. SVH expects to become a leading electric motorcycle brand as the first Indian E2W company publicly traded in the U.S.

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Distribution, Sales and Service

Our growth will depend on our ability to achieve vehicle revenue targets, which depends on our ability to successfully execute our sales and marketing strategy, while retaining our premium brand perception. We have received over 700 distributor applications in India, but have not signed any agreements as of the date hereof. Prana has been in early commercial production and sales for the past two years, and our customers’ feedback has been positive and customer interest has been robust. To maintain our premium brand position, it is imperative that we do not disappoint customers, and so we accepted only limited orders, to ensure satisfactory delivery times and quality control. We expect to increase our sales and delivery schedules as we increase production capacity and achieve high volume production.

We plan to raise brand awareness primarily through online and social media channels, in addition to our Customer Experience physical touchpoints. In keeping with our premium brand, we intend to provide superior customer experience through our direct and franchised technicians, who will assist in delivery and after-sales care at our customer’s location.

SVM operates a hybrid sales and services model through SVM Experience Centre and franchise-operated Experience Centre. SVH will continue to expand throughout India, and regionally in Asia.

Establishing Contract Manufacturing Capacity and Supply Chain Management

Achieving our business plan will require us to expand our supply chain and contract manufacturing capacity. The scope of our future contract manufacturing capacity requirements and resulting capital expenditures will depend on many factors, including the growth of our sales and marketing initiatives, our ability to develop and launch new electric vehicles, our ability to utilize planned capacity in its existing contract manufacturers’ facilities, our ability to retain contract manufacturing relationships, access to capital, and the timing of our entry into new markets.

Global supply chain and logistics challenges affect SVH and its industry. As a result of these challenges, SVH has experienced cost increases for logistics, raw materials and purchased components, as well as increased manufacturing costs. SVM’s location in India, however, mitigates some of the higher costs as labor, land, and other input prices remain lower in India. It is expected that certain components, logistics, and manufacturing costs will stabilize in 2023, but that certain inflation in raw materials and components, especially with respect to batteries, will persist in the near term. Furthermore, SVM buys certain of its components in U.S. dollars, while selling products and services domestically in Indian rupees. Any fluctuations in the exchange rates of the U.S. dollar to the Indian rupee may have adverse effects on SVM’s financial condition and results of operation.

The Company has also in the past experienced some supply chain disruption for certain components, including semiconductor chips. While these disruptions have not materially impacted production volumes to date, SVM expects production to accelerate, which could aggravate the effects of future supply disruptions on its business. Refer to “Certain Unaudited Prospective Financial Information” within this Form F-4 for more information regarding projected results.

The global supply chain and logistics disruptions continue to impact SVH and the automotive industry. Our ability to manufacture vehicles is dependent on the continued supply of manufacturing inputs. Fluctuations in the cost of input materials or components and supply interruptions or shortages could materially impact our business. For example, following the launch of a military action in Ukraine by Russia in February 2022, commodity prices, including the price of oil, gas, nickel, copper, lithium, and aluminum, increased. Sanctions and other measures imposed in response to such actions by countries and bodies around the world, as well as the existing and potential further responses from Russia or other countries subject to such sanctions, tensions and military action, could result in persistent volatility in commodity prices and interruptions of supply of manufacturing inputs. In addition, some components of our vehicles are manufactured in China and we depend on our suppliers there to deliver these components in order to deliver our products to our customers.

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Contracting with Industry-Leading Original Component Manufacturers and Innovative Battery Technology Research Companies

SVH has contracted with a limited number of battery manufacturers to allow us to secure additional battery supplies with improved technologies and scale rapidly with low capital intensity.

SVH believes that our experience manufacturing and selling the Prana product line will reduce the execution risk typically associated with new vehicle companies. Through such platform sharing, component sourcing, and manufacturing partnerships, SVH believes that it will be able to accelerate market access and reduce investment in development. SVH intends to meet timing, cost, and quality expectations while optimizing cost structures by leveraging its partnerships and in-house expertise. Maintaining maximum component independence allows SVH to dynamically select partners and components to its advantage and enables the Company to focus on design innovation, customer experience, and user interface that integrates software and hardware as well as products and services.

Market Trends and Competition

SVH offers innovative and proprietary E2W vehicles in India, one of the largest markets in the world for TWV. India’s market offers a young and growing population, rising incomes, rapid urbanization, and a supportive government whose policies promote electric vehicles, or EV, generally. Existing competitors supply mostly ICE powered vehicles at a higher TCO, and low-end electric scooters. SVH believes it offers the only premium electric motorcycle in India that is affordable to young urban professionals and compares favorably on TCO.

Regulatory Landscape

SVH operates in an industry that is subject to and benefits from a regulated environment. In addition to rules and regulations that apply to all vehicles, including safety, service, and emissions, most recent regulations have been targeting environmental concerns, which regulations have generally become more stringent over time. Regulations in target markets include economic incentives to purchase EV generally and E2W specifically, to deploy vehicle charging stations, to manufacture components locally in India, and to improve roads. While SVH expects environmental regulations to benefit our growth, certain regulations may result in higher costs and lower margins.

Sustainability

SVH’s is a leader in sustainable mobility, prioritizing responsible business practices to sustain people and planet and allow a future that is safe for posterity.

Our vehicles, products, and services promote several of the United Nations’ Sustainable Development Goals, notably:

●	Affordable and Clean Energy;
●	Sustainable Cities and Communities; and
●	Responsible Consumption and Production.

Sustainable Design: SVH’s designs reduce material consumption, carbon emissions, and noise pollution.

Net Zero: SVH is committed to achieving net zero carbon emissions by decarbonizing both our own operations, as well as our zero-emissions vehicles.

Stakeholder Attitude: SVH aims to improve the working conditions of our employees and make our communities desirable places to live, work, and ride.

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Internal Control Over Financial Reporting

Our financial reporting function and system of internal controls are less developed in certain respects than those of similar companies and may not provide our management with as much or as accurate or timely information. A deficiency in internal controls exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of our consolidated financial statements as of and for the years ended March 31, 2023, and 2022, our management and our independent registered public accounting firm did not identify any deficiencies.

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting.

Basis of Presentation

Refer to Note 1 of the Notes to Annual Combined Financial Statements for a discussion of the underlying basis used to prepare the combined financial statements.

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Components of Results of Operations

Revenue

SVM generates revenue from the sale of E2W, related products and accessories, and value-added services. E2W are sold both directly to retail end users through SVM’s Customer Experience centers and online, as well as to a network of dealer partners. SVM expects revenue to increase in future periods as it expects shipments of current models to grow as well as from the introduction of new models that will expand its target market.

Cost of Revenue/Goods Sold

Cost of goods sold primarily consists of direct materials, components, in-bound freight, customs and duties, supplies, labor-related costs, including salaries, benefits and share-based compensation. and allocated overhead costs, including facilities costs, depreciation of manufacturing-related equipment and facilities and other direct costs. SVM expects its cost of goods sold to increase in absolute dollars as it expects to produce more vehicles for its growing sales. SVM expects cost of goods sold per unit to decrease as its growth allows for improved terms in purchasing and as economies of scale take hold in its production process.

Selling, General and Administrative Expense

Selling, general, and administrative, or SG&A, expenses consist of personnel-related expenses for SVM’s corporate, executive, finance, engineering, product development and other administrative functions, expenses for outside professional services, including legal, audit and advisory services as well as expenses for depreciation and amortization of assets and facilities not directly involved in production, and marketing and advertising costs. Personnel-related expenses consist of salaries, benefits, and share-based compensation. SG&A expenses also include other engineering expenses, which consist of expenditures for research and development activities relating to product development and improvements.

SVM expects absolute SG&A expenses to increase for the foreseeable future as it scales headcount, expands hiring of engineers and designers, continues to invest in new designs and development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit and internal controls, additional insurance expenses, investor relations activities and other administrative and professional services.

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Depreciation and Amortization Expenses

Depreciation and amortization costs relate to the depreciation of manufacturing-related equipment and facilities and the amortization of definite-lived intangible assets. SVM expects depreciation and amortization costs to increase in absolute terms as it invests in property, plant, and equipment and in developing its intellectual property estate.

Amortization is calculated based on the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives, from the date that they are available for use and is recognized in profit or loss. The amortization is included in “General and administrative expenses.”

Interest Expense

Interest expense consists primarily of interest expense associated with credit facilities employed in the procurement, manufacturing and sales of SVH’s vehicles, products, and services.

Income Tax Provision

SVM’s income taxes as presented are calculated on a separate tax return basis. The income tax provision (benefit) consists of an estimate for national, federal, state, local, and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. SVM has generated operating losses in each of the years presented.

Results of Operations

SVH generates revenue from the sale of E2W, related products and accessories, and value-added services. E2W are sold both directly to retail end users through SVM’s Customer Experience centers and online, as well as to a network of dealer partners. SVH expects revenue to increase in future periods as it expects shipments of current models to grow as well as from the introduction of new models that will expand its target market.

Comparison of the Years Ended March 31, 2023, and 2022

	Years Ended March 31,
	2023 ($)	2022 ($)
Revenue	112,409	239,971

Revenue for the year ended March 31, 2023, declined by $128 thousand, or 53.2%, to $112 thousand from $240 thousand for the year ended March 31, 2021. The decline was primarily due to the delay in receipts of shipment of raw materials pursuant to the increase of COVID cases in different countries. Refer to Note 3 of the Notes to Annual Combined Financial Statements for further discussion.

Cost of Revenue

	Years Ended March 31,
	2023($)	2022($)
Cost of goods Sold	(132,780)	(201,717)
Inventory write-down	(113,724)	-
Total Cost of Revenue	(246,504)	(201,717)

Cost of revenue for the year ended March 31, 2023, increased by approximately $45 thousand, or approximately 22.3%, to $247 thousand from $201 thousand for the year ended March 31, 2022. The increase was primarily due to inventory write down amounting to $114 thousand pursuant to the compliance with the revised Automotive Industry Standards (AIS)-156 and AIS-038 regulations issued by the Govt of India w.r.t EV batteries. This was offset by decrease in the cost of goods sold amounting to $69 thousand on account of delay in receipt of shipments of raw materials pursuant to increase in COVID cases in different countries.

General and Administrative Expenses

	2023 ($)	2022 ($)
General and Administrative expenses	(405,078)	(328,242)

General and Administrative expenses for the year ended March 31, 2023, increased by $77 thousand, or approximately 23.5%, to $405 thousand from $328 thousand for the year ended March 31, 2022. The increase was primarily due to increases related to higher headcount, increases in professional service costs related primarily to audit, legal and other professional services, and increases in other costs related primarily to depreciation, technology and other administrative expenses.

Selling and Distribution expenses

Years Ended March 31,
2023 ($)	2022 ($)
(2,814)	(41,160)

Selling and Distribution expenses for the year ended March 31, 2023, declined by $38 thousand, or 93.2%, to $3 thousand from $41 thousand for the year ended March 31, 2022. The decline was primarily due to a decrease in advertising expenses compared to the year ended March 31, 2022.

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Depreciation and Amortization costs

Years Ended March 31,
2023 ($)	2022 ($)
(24,545)	(27,974)

Depreciation and Amortization costs for the year ended March 31, 2023, ware largely unchanged from the prior year, declining by $3 thousand, or approximately 12.3%, to $25 thousand in the year ended March 31, 2023, from $28 thousand in the year ended March 31, 2022. Depreciation and Amortization costs remain largely unchanged owing to our assets remaining static over the period.

Income Tax Provision

	Years Ended March 31,
	2023 ($)	2022 ($)
Income tax expense/benefit	(64,241)	(34,155)

Income tax expense for the year ended March 31, 2023, increased by $30 thousand, or approximately 87.8%, to $64 thousand from $34 thousand for the year ended March 31, 2022. The change in income tax expense was due to recognition of valuation allowance for its net deferred tax asset for the year ended March 31, 2023.

Comparison of the Years Ended March 31, 2023, and 2022:

	Years Ended March 31,
	2023 ($)	2022($)
Revenue	112,409	239,971
Cost of goods Sold	(132,780)	(201,717)
Inventory write-down	(113,724)	-
Total Cost of Revenue	(246,504)	(201,717)
Gross Profit	(134,095)	38,254
General and administrative expenses	(405,078)	(328,242)
Selling and Distribution expenses	(2,814)	(41,160)
Depreciation and Amortization	(24,545)	(27,974)
Other income, net	11,771	10,961
Finance Expenses	(55,946)	-
Income tax (expense)	(64,241)	(34,155)

	Years Ended March 31,
	2023 ($)	2022($)	Change	%
Revenue	112,409	239,971	(128)	-53.2%
Cost of goods Sold	(132,780)	(201,717)	(69)	-34.2%
Inventory write-down	(113,724)	-	114	100.0%
Total Cost of Revenue	(246,504)	(201,717)	45	22.3%
Gross Profit	(134,095)	38,254	(172)	N/A %
General and administrative expenses	(405,078)	(328,242)	77	23.5%
Selling and Distribution expenses	(2,814)	(41,160)	(38)	-92.3%
Depreciation and Amortization	(24,545)	(27,974)	(3)	-10.7%
Other income, net	11,771	10,961	1	9.1%
Finance Expenses	(55,946)	-	56	100.0%
Income tax expense/benefit	(64,241)	(34,155)	30	87.8%

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Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity or contractual arrangements that support the credit, liquidity or market risk for such transferred assets. Moreover, we do not have any variable interest in any unconsolidated entity.

Contractual Obligations

SVH does not have any material contractual obligations of its own. On June 10, 2020, SVM entered into a working capital loan and an overdraft loan facility of $1.22 million with Hongkong and Shanghai Banking Corporation Limited (as renewed from time to time, the “HSBC Facility”). The current balance as of March 31, 2023, under the HSBC Facility is approximately $0.72 million. These loans are repayable on demand. The HSBC Facility carries interest rates set using the MCLR/3M T-Bill standards or any other external benchmark determined by the bank annually. Interest is calculated daily on the outstanding balances. The HSBC Facility is secured by SVM’s current assets.

Liquidity and Capital Resources

As of March 31, 2023, our cash and cash equivalents amounted to US$0.021 million.

We have historically managed liquidity risk by effectively managing our working capital, capital expenditures and cash flows, and deploying resources to match production needs.

Investments and Borrowing Requirements

As an early-stage growth company, we do not currently have, nor do we expect to generate from operations, adequate liquidity to fund our operations for the next twelve months. To alleviate such conditions, we are currently discussing funding commitments with several parties. Accordingly, management believes that cash on hand and the financing facilities it has arranged will provide sufficient liquidity to meet our projected obligations, including those related to existing contractual obligations, for at least the next twelve months.

On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, our cash and cash equivalents would have amounted to between approximately US$3.79 million and US$96.6 million as of March 31, 2023, depending on the extent of redemptions by MOBV stockholders.

We plan to use our current cash on hand and additional financing raised through the Business Combination (assuming a favorable vote of MOBV stockholders), to support our core business operations and strategic plan to accelerate our go-to-market strategy, invest in new product development, and enhance our global distribution capabilities. We expect our capital expenditures and working capital requirements to increase substantially in the future as we grow our business, develop our customer support and marketing infrastructure and expand our research and development efforts. Specifically, we estimate we will invest approximately $50.9 million by fiscal year 2026 to expand the capacity necessary to achieve the projected volumes.

Our purchase orders for inventory used in manufacturing generally do not become firm commitments until 30-45 days prior to expected delivery. We record a liability for excess firm commitments. Refer to Note 6 of the Notes to Annual Combined Financial Statements for further discussion of excess firm commitments. Our material contractual operating cash commitments on March 31, 2023, relate to leases and notes payable to a related party. Our long-term lease obligations and future payments are discussed further in Note 8 of the Notes to Annual Combined Financial Statements. Our notes payable to related party, included interest and maturity terms, are discussed further in Note 10 of the Notes to Annual Combined Financial Statements.

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Cash Flows

The following table summarizes our cash flow activities for the periods presented:

	Years Ended March 31,
	2023($)	2022($)
Net cash used in operating activities	(384,070)	(523,017)

Net cash (used in)/provided by investing activities	(13,026)	(213,819)

Net cash (used in)/provided by financing activities	296,583	768,373

Effects of exchange rate changes on cash and cash equivalents	46,286	(4,771)
Net increase/(decrease) in cash and cash equivalents	(54,227)	36,308
Cash and cash equivalents at the beginning of the period	75,605	39,297
Cash and cash equivalents at the end of the period	21,378	75,605

The overall decrease in cash during the year ended March 31, 2023, was primarily due to the decrease in cash flows from operating activities incurred during the year ended March 31, 2023.

Net Cash Used by Operating Activities

We had negative cash flow from operating activities during fiscal years 2023 and 2022. The negative cash flow from operating activities reflects the growth in electric motorcycle shipments and ongoing product development investments given the start-up nature of the electric motorcycle business.

Net cash used in operating activities decreased by approximately $139 thousand to $384 thousand for FY2023 compared to $523 thousand for FY2022. The decrease in cash used in operating activities was primarily driven by changes in working capital. Working capital was impacted by changes in inventory, primarily due to decreasing inventory levels on account of lockdown restrictions during the COVID 19.

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Net Cash Used by Investing Activities

Net cash used in investing activities decreased by $201 thousand to $13 thousand for the year ended March 31, 2023, compared to $214 thousand for the year ended March 31, 2022. The decrease was primarily due to no further investment in the subsidiary during the year ended March 31, 2023

We expect to fund future cash flows used in investing activities with cash flow generated by operations and additional financing raised through the Business Combination and other financings.

Net Cash Provided by Financing Activities

Net cash provided by financing activities decreased by $471 thousand to $297 thousand for the year ended March 31, 2023, compared to $768 thousand for the year ended March 31, 2022. The decrease in cash provided by financing activities was driven by a decrease of $291 thousand in equity issuance and $180 thousand in debt financing. The decrease in cash provided by financing activities was driven by a decrease in debt financing and no equity issuance.

Critical Accounting Policies and Estimates

Our financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. Management believes that the following are some of the more critical judgment areas in the application of accounting policies that currently affect our financial condition and results of operations.

Product Warranty and Recalls—We provide a limited warranty on the new electric motorcycles for a period of one year, except for the battery which is covered for five years. Estimated warranty costs are recorded at the time of sale and are based primarily on our historical claim information and as actual experience becomes available it is used to update the accruals.

Additionally, we may from time to time initiate certain voluntary recall campaigns. The estimated costs associated with voluntary recalls are recorded when the liability is both probable and estimable. This generally occurs when management approves and commits to a recall. The accrued cost of a recall is based on an estimate of the cost to repair each affected vehicle and the number of vehicles expected to be repaired based on historical data concerning the percentage of affected customers that take advantage of recall offers. In the case of both warranty and recall costs, as actual experience becomes available it is used to update the accruals.

The factors affecting actual warranty and recall costs can be volatile. As a result, actual warranty claims experience and recall costs may differ from estimates, which could lead to material changes in our accrued warranty and recall costs. Our warranty and recall liabilities are discussed further in Note 10 of the Notes to Annual Combined Financial Statements. To date, we have not issued any recalls.

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Income Taxes—Our income taxes as presented are calculated on a separate tax return basis. We account for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (Topic 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We review our deferred income tax asset valuation allowances on a quarterly basis or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or combined group recording the net deferred income tax asset is considered, along with any positive or negative evidence including tax law changes. Since future financial results and tax law may differ from previous estimates, periodic adjustments to our valuation allowances may be necessary. We have generated operating losses in each of the years presented, however, any hypothetical net operating loss attributes generated, and related valuation allowances, are deemed to have been distributed to SVH through net parent investment and are not presented on the balance sheet.

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. These tax laws and regulations are complex and significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

In the ordinary course of our business, there are transactions and calculations where the ultimate tax determination is uncertain. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of Topic 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to items for income tax reporting purposes and financial reporting purposes. Any unrecognized tax benefit is not included within the combined balance sheets as any benefit would reside with SVM. SVM is regularly audited by tax authorities as a normal course of business. Although the outcome of tax audits is always uncertain, SVM believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provision includes amounts sufficient to pay any assessments. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year and would be the obligation of SVM. Refer to Note 5 of the Notes to Annual Combined Financial Statements for further discussion regarding our income taxes.

Business Combination.

SVH is the acquiror for both the legal and accounting purposes, as the shares of MOBV will convert into the right to receive SVH Shares (the “Per Share Consideration”) and MOBV will legally become SVH’s wholly owned subsidiary as a result of the merger with Merger Sub.

The Business Combination will be accounted for as an asset acquisition. MOBV does not qualify as a Business per ASC 805-10-55-3A. Since the acquisition is based on a monetary exchange, and most of the assets of MOBV are marketable securities in the trust account, the fair value of the assets is the more evident value. The liabilities assumed are all of short-term nature which are deemed to be at fair value. As such the fair value of the consideration given, in this case the transaction costs incurred, one to one share exchange and the Earn Out consideration should be allocated using the relative fair value approach based on the net asset value acquired from MOBV. Given the nature of the assets acquired and liabilities assumed from MOBV, an allocation of the transaction costs and Earn Out consideration cannot be made to the net assets acquired. Accordingly, an immediate charge to operations would be recognized for the difference between the relative value allocated to the earnout and the fair value, as well as for the value of the transaction costs.

In relation to the Business Combination, the purchase price contains contingent consideration. The contingent consideration relates to an aggregate earn-out payment with maximum payout of $250 million based on the achievement of sales volume during the three-year performance periods FY2024, FY2025 and FY2026. Each annual period has its own targets and related potential earn-out payments. The fair value of the contingent consideration is estimated using a Monte Carlo simulation that utilizes key assumptions defined in the earnout agreement including sales volume performance periods, caps and floors. Changes to the fair value of the contingent consideration liability can result from changes to one or more inputs, including discount rates, the probabilities of achieving the sales volume targets, and the time required to achieve the sales volume targets. Significant judgment is employed in determining the appropriateness of these inputs, which reflect the Company’s assumptions on the best market information available under the circumstances. In any given period, changes to the inputs, or significant increases or decreases to the inputs in isolation, would have resulted in a significantly lower or higher fair value ascribed to the contingent consideration and have a material impact on our financial position and results of operations.

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Goodwill and Intangible Assets—Goodwill represents the excess of acquisition cost over the fair value of the net assets purchased. Goodwill is tested for impairment, based on financial data related to the reporting unit to which it has been assigned, at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value, limited to the total goodwill allocated to the reporting unit. When evaluating goodwill for impairment, SVM first performs a qualitative assessment to determine whether it is more likely than not that the reporting unit is impaired. If SVM determines that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, SVM calculates the estimated fair value of the reporting unit using income and market approaches. Significant assumptions are incorporated into the income approach, such as estimated growth rates and a risk-adjusted discount rate. Fair value under the market approach utilizes the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting unit.

Intangible assets consist of trademarks, non-compete agreements and others and are stated at cost less accumulated amortization. The intangible assets have been determined to have finite lives and are amortized on a straight-line basis over their estimated useful lives.

Significant judgments are required in assessing impairment of intangible assets and include identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value whether an impairment exists and if so the amount of that impairment.

The intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The events and circumstances SVM monitors and considers include significant decreases in the market price for similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. When the carrying value of an intangible asset is not recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

MOBV is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, SVH expects to remain an emerging growth company at least through the end of the 2023 fiscal year and SVH expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare SVH’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

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New Accounting Standards Not Yet Adopted

Other than the recent accounting pronouncements disclosed in SVH’s Annual Combined Financial Statements, there have been no new accounting pronouncements or changes in accounting pronouncements during the year ended March 31, 2023, that are significant or potentially significant to SVH.

Quantitative and Qualitative Disclosures About Market Risk

As of March 31, 2023, our cash and cash equivalents amounted to US$0.021 million. We historically managed liquidity risk by effectively managing our working capital, capital expenditures and cash flows, and deploying resources to match production needs.

Financial instruments that potentially subject us to concentration of credit risk principally consist of accounts receivable. We limit our credit risk with respect to accounts receivable by performing credit evaluations and requiring collateral to secure amounts owed by our customers, each when deemed necessary.

We have experienced cost increases for logistics, raw materials, and purchased components as well as increased manufacturing costs. Our location in India, however, mitigates some of the higher costs as labor, land and other input prices remain lower in India and the effects of inflation not been material to date. We expect the supply chain challenges and higher costs will continue in 2022 and may become more significant as production volumes increase. We expect that certain components, logistics and manufacturing costs will stabilize in 2023, but that certain raw materials cost inflation, especially in batteries, will persist in the near term. Furthermore, we buy certain of our components in U.S. dollars while we sell our products and services domestically in Indian rupee. Any fluctuations in the exchange rates of the U.S. dollar to the Indian rupee may have adverse effects on our financial condition and results of operation.

We are also exposed to possible disruption of supply or shortage of materials, in particular for lithium-ion battery cells and key semiconductor chip components necessary for electric vehicles and any inability to purchase raw materials and components could negatively impact our operations.

We plan to sell our electric motorcycles and related products initially in India and in the future, internationally. In most international markets, sales are made in the foreign country’s local currency. As a result, our operating results will be affected by fluctuations in the values of the Indian rupee relative to foreign currencies, however, the impact of such fluctuations on our operations to date are not material given the majority of our sales are currently in India. We plan to expand its business and operations internationally and expects its exposure to currency rate risk to increase in the future.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of MOBV and SVH, adjusted to give effect to the terms of the Business Combination Agreement (the “Transaction”).

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical audited consolidated balance sheet of SVH as of March 31, 2023, with the historical unaudited balance sheet of MOBV as of March 31, 2023, giving pro forma effect to the Transaction as if it had occurred as of March 31, 2023.

The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023, combines the historical audited statement of operations of SVH for the year ended March 31, 2023 and the historical audited statement of operations of MOBV for the period from January 7, 2022 (inception) through December 31, 2022 adjusted to remove the unaudited statement of operations for the period from January 7, 2022 (inception) through March 31, 2022, and add the unaudited statement of operations for the three months ended March 31, 2023, to reflect the year ended March 31, 2023, on a pro forma basis as if the Transaction had occurred on April 1, 2022.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023, has been derived from:

●	the historical unaudited financial statements of MOBV as of March 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited consolidated financial statements of SVH as of March 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023, has been derived from:

●	the historical unaudited financial statements of MOBV for the three months ended March 31, 2023, and for the period from January 7, 2022 (inception) through March 31, 2022;

●	the historical audited financial statements of MOBV for the for the period from January 7, 2022 (inception) through December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus. Refer to Note 2 – “Basis of Presentation” for more detail; and

●	The historical audited consolidated financial statements of SVH for the year ended March 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. SVH and MOBV have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of SVH and MOBV included in this proxy statement/prospectus and SVH’s and MOBV’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination/Transaction

On March 13, 2023, MOBV entered into the Business Combination Agreement with SVH, and Pegasus Merger Sub, Inc, a Delaware corporation (“Merger Sub”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (a) Merger Sub will merge with and into MOBV, with MOBV surviving the Merger as a wholly owned subsidiary of SVH.

190

Exchange Consideration

Each MOBV Share (except for the Excluded Shares, as defined below) will be automatically converted as of the Effective Time into the right to receive the Per Share Consideration and each of the MOBV Warrants will automatically become a SVH Warrant and all rights with respect to MOBV Shares underlying the MOBV Warrants will be automatically converted into rights with respect to SVH Shares and thereupon assumed by the SVH. The Excluded Shares refer to any MOBV Public Shares (a) held in the treasury of MOBV, (b) otherwise held by MOBV or (c) for which a public shareholder of MOBV has demanded that MOBV redeem.

Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only outstanding share of capital stock of the Surviving Company.

Each Excluded Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

Exchange Agreement with SVM shareholders

At the Closing, certain shareholders of SVM will enter into exchange agreements (the “Exchange Agreements”) with SVH, pursuant to which, among other things, such shareholders of SVM will have a right to transfer one or more the shares owned by them in SVM to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

SVH Shareholders

SVH will effect a stock split or such other corporate action which shall result in the same number of shares in issue as would have been the case if a stock split had been undertaken, such that the number of outstanding SVH shares immediately prior to the closing of the Transaction (after giving effect to the stock split) is 14,946,286.

The Per Share Consideration and other dependent items shall be adjusted appropriately to reflect the effect of any stock or share split, reverse stock or share split, including a reverse stock or share split prior to the Effective Time in order to cause the value to be $150 million and therefore the value of each SVH Share to equal $10.04, stock or share issuance, stock or share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of SVH Shares outstanding after the date hereof and prior to the Effective Time, so as to provide the holders of MOBV Public Shares, Private Shares, founder shares, Private Warrants, and MOBV Public Warrants and the recipients of the Per Share Consideration and SVH Warrants, as applicable, with the same economic effect as contemplated by the Business Combination Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Consideration and SVH Warrants and other dependent items.

Earn Out Shares

Shareholders of SVH as of immediately prior to the Effective Time are entitled to receive their pro rata share based on the number of outstanding SVH shares as of immediately prior to the Closing of up to 25,000,000 Earn Out Shares (the “Pre-Closing Company Shareholders”) as follows:

(i) Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 1,450,000 Earn Out Shares (the “2024 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2024 (“the 2024 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2024 of $39,000,000 or more;

(ii) Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 4,125,000 Earn Out Shares (the “2025 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2025 (“the 2025 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2025 of $117,000,000 or more;

191

(iii) Each of the Pre-Closing Company Shareholders will receive their Pro Rata Portion of 19,425,000 Earn Out Shares (the “2026 Earn Out”) to be released from the Earn Out Escrow Account within ten (10) Business Days following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026 (“the 2026 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2025 of $553,000,000 or more;

(iv) If either or both of the 2024 Earn Out and the 2025 Earn Out are not earned as set forth in (i) and (ii), respectively, each of the Pre-Closing SVH Shareholders will receive their Pro Rata Portion of the amount of the 2024 Earn Out and the 2025 Earn Out not so earned to be released from the Earn Out Escrow Account on the 2026 Earn Out Release Date if the aggregate total Vehicle Sales Revenue for the fiscal years ended March 31, 2024, 2025, and 2026 is $709,000,000 or more; and

(v) In the event that any of the Vehicle Sales Revenue triggers set forth in (i) – (iv) above are not met on the applicable Earnout Release Date, but Vehicle Revenue is at least 50% of the stated trigger, then the Company Board shall have discretion to waive the applicable Vehicle Sales Revenue trigger and release all or any portion of the applicable Earn Out Shares available to be released as of such Earnout Release Date.

The SVH Shares that may be issued shall be fully paid and free and clear of all Liens other than applicable securities Laws restrictions.

At the Closing, the full amount of the Earn Out Shares will be placed in an escrow account with Continental (the “Earn Out Escrow Account”) for the benefit of the Pre-Closing Company Shareholders pursuant to an Escrow Agreement between SVH and Continental (the “Earn Out Escrow Agreement”).

Any Earn Out Shares remaining in the Earn Out Escrow Account following the 2026 Earn Out Release Date will be automatically returned to the Company and canceled.

The Earn Out Shares shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share issuance, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of SVH Shares outstanding after the date hereof and prior to the time when such Earn Out Shares are delivered to the Pre-Closing SVH Shareholders so as to provide the Pre-Closing Shareholders with the same economic effect contemplated by the Business Combination Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Earn Out Shares.

192

Accounting for the Transaction

SVH is both the legal and accounting acquirer as the shares of MOBV will convert into the right to receive SVH Shares (the “Per Share Consideration”) and MOBV will legally become SVH’s wholly owned subsidiary as a result of the merger with Merger Sub.

The Transaction will be accounted for as an asset acquisition. MOBV does not qualify as a Business per ASC 805-10-55-3A. Since the acquisition is based on a monetary exchange, and most of the assets of MOBV are marketable securities in the Trust Account, the fair value of the assets is the more evident value. The liabilities assumed are all of short-term nature which are deemed to be at fair value. As such the fair value of the consideration given, in this case the transaction costs incurred, one to one share exchange and the Earn Out consideration should be allocated using the relative fair value approach based on the net asset value acquired from MOBV. Given the nature of the assets acquired and liabilities assumed from MOBV, an allocation of the transaction costs and Earnout consideration cannot be made to the net assets acquired. Accordingly, an immediate charge to operations would be recognized for the difference between the relative value allocated to the earnout and the fair value, as well as for the value of the transaction costs.

SVH has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of MOBV Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming Minimum Redemptions: This presentation assumes that no public shareholders of MOBV exercise redemption rights with respect to their Public Shares upon consummation of the Transaction.

●

Scenario 2 — Assuming 50% of Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 2,438,894 shares of MOBV Class A common stock will exercise their redemption rights for $25.82 million upon consummation of the Transaction at a redemption price of approximately $10.44 per share. The scenario assumes 50% of the maximum redemption as defined below.

●	Scenario 3 — Assuming Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 4,877,787 shares of MOBV Class A common stock will exercise their redemption rights for $51.63 million upon consummation of the Transaction at a redemption price of approximately $10.44 per share. The maximum redemption amount reflects the maximum number of the MOBV’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of MOBV’s current Amended and Restated Certificate of Incorporation and Articles of Association that MOBV cannot redeem Public Shares if it would result in MOBV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of SVH on a pro forma basis assuming the Minimum Redemption Scenario, the 50% of Maximum Redemption Scenario, and the Maximum Redemption Scenario:

	No Redemptions		50 % of Maximum Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding

SVH shareholders	14,946,286	56.8%	14,946,286	62.5%	14,946,286	69.5%
MOBV public shareholders	8,173,387	31.0%	5,734,494	24.0%	3,295,600	15.4%
MOBV Sponsor’s shareholders	2,501,250	9.4%	2,501,250	10.5%	2,501,250	11.6%
MOBV Private Placement shareholders	543,300	2.0%	543,300	2.2%	543,300	2.5%
MOBV representative shareholders	100,050	0.4%	100,050	0.4%	100,050	0.5%
Other advisors	99,642	0.4%	99,642	0.4%	99,642	0.5%
	26,363,915	100.0%	23,925,022	100.0%	21,486,128	100.0%

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023, and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2022, are based on the historical financial statements of MOBV and SHV and the amounts are presented in USD (see Note 2 – “Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

193

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023(1)

(in USD)

Srivaru and Mobiv Acquisition Corp

 Unaudited Pro Forma Condensed Combined Statement of Financial Position

 As of March 31, 2023

			Scenario 1: Minimum Redemption Scenario			Scenario 2: 50% Maximum Contractual Redemption Scenario			Scenario 3: Maximum Contractual Redemption Scenario
	SVH (U.S. GAAP Historical)	MOBV (U.S. GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$21,378	$414,177	$60,051,463	A	$55,092,904	$(25,815,112)	F	$29,277,792	$(51,630,229)	F	$3,462,675
			(1,000,000)	B
			(4,394,114)	C
Marketable securities	14,415	-	-		14,415	-		14,415	-		14,415
Inventories, net	331,548	-	-		331,548	-		331,548	-		331,548
Deposits and advances	288,842	-	-		288,842	-		288,842	-		288,842
Prepaid expenses and other assets	-	288,891	62,500	C	351,391	-		351,391	-		351,391
Total current assets	656,183	703,068	54,719,849		56,079,100	(25,815,112)		30,263,988	(51,630,229)		4,448,871
Non-current assets
Property, plant, and equipment	55,196	-	-		55,196	-		55,196	-		55,196
Prepaid expenses	-	-	312,500	C	312,500	-		312,500	-		312,500
Deferred tax assets	-	-	-		-	-		-	-		-
Cash and marketable securities held in Trust Account	-	104,410,362	(60,051,463)	A	-	-		-	-		-
			(45,849,102)	K
			666,333	L
			823,869	M
			-
Total non-current assets	55,196	104,410,362	(104,097,862)		367,696	-		367,696	-		367,696
Total assets	$711,379	$105,113,430	$(49,378,013)		$56,446,796	$(25,815,112)		$30,631,684	$(51,630,229)		$4,816,816

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$59,547	$761,594	$(30,000)	C	$741,141	$-		$741,141	$-		$741,141
			(50,000)	M
Due to related parties	-	260	666,333	L	666,593	-		666,593	-		666,593
Borrowings	1,158,390	-	-		1,158,390	-		1,158,390	-		1,158,390
Income tax payable	-	443,034	(443,034)		-	-		-	-		-
Total current liabilities	1,217,937	1,204,888	143,299		2,566,124	-		2,566,124	-		2,566,124
Non-current liabilities
Deferred underwriting commissions	-	3,501,750	(3,501,750)	B	-	-		-	-		-
Exchange agreement on minority interest liability	-	-	9,547,459	I	9,547,459	-		9,547,459	-		9,547,459
Earn out liability	-	-	60,000,000	H	60,000,000	-		60,000,000	-		60,000,000
Total non-current liabilities	-	3,501,750	66,045,709		69,547,459	-		69,547,459	-		69,547,459
Total liabilities	1,217,937	4,706,638	66,189,008		72,113,583	-		72,113,583	-		72,113,583

Class A common stock subject to possible redemption	-	104,135,566	(58,286,464)	F	-	-		-	-		-
			(45,849,102)	K
			-
EQUITY
Srivaru common stock	191,477	-	(191,477)	D	263,639	(24,389)	F	239,250	(48,778)	F	214,861
			149,463	D
			56,734	F
			31,446	G
			996	J
			25,000	N
Srivaru Share premium	149,614	-	42,014	D	49,905,108	(25,790,723)	F	24,114,385	(49,905,108)	F	-
			(2,411,875)	E		-			-
			58,229,731	F
			2,501,750	B
			(31,443)	G
			(9,562,438)	I
			1,012,754	J
			(25,000)	N
Srivaru profit on consolidation	87,756	-	-		87,756	-		87,756	-		87,756
Srivaru non-controlling interest	(14,979)	-	14,979	I	-	-		-	-		-
Srivaru other comprehensive income	51,057	-	-		51,057	-		51,057	-		51,057
Mobiv preferred stock	-	-	-		-	-		-	-		-
Mobiv Class A common stock	-	1	(1)	F	-	-		-	-		-
Mobiv Class B common stock	-	3	(3)	G	-	-		-	-		-
Additional paid-in capital	-	-	-		-	-		-	-		-
Accumulated deficit	(971,483)	(3,728,778)	(3,989,114)	C	(65,974,347)	-		(65,974,347)	(1,676,343)	F	(67,650,690)
			2,411,875	E
			(60,000,000)	H
			1,316,903	M
			(1,013,750)	J
Total equity	(506,558)	(3,728,774)	(11,431,455)		(15,666,787)	(25,815,112)		(41,481,899)	(51,630,229)		(67,297,016)
Total equity and liabilities	$711,379	$105,113,430	$(49,378,013)		$56,446,796	$(25,815,112)		$30,631,684	$(51,630,229)		$4,816,567

(1)	The unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical audited consolidated balance sheet of SVH as of March 31, 2023, with the historical unaudited balance sheet of MOBV as of March 31, 2023.
(2)

Common stock, $ 0.01 par value: 20,000,000 shares authorized as of March 31, 2023; 19,147,698 shares issued or outstanding as of March 31, 2023. Pro Forma Authorized is 100,000,000; Outstanding Scenario 1: 26,363,915; Scenario 2: 23,925,022; Scenario 3: 21,486,128.

(3)	Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 643,350 issued and outstanding (excluding 10,005,000 shares subject to possible redemption).
(4)	Class B common stock, par value $0.000001; 10,000,000 shares authorized; 2,501,250 issued and outstanding.

194

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2023(1)

(in USD)

Srivaru and Mobiv

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

For the Year Ended March 31, 2023

	Year ended March 31, 2023	Year Ended March 31, 2023	Scenario 1: Minimum Redemption Scenario			Scenario 2: 50% of Maximum Contractual Redemption Scenario		Scenario 3: Maximum Contractual Redemption Scenario
	Srivaru (U.S. GAAP Historical)	Mobiv (U.S. GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined

Revenue	$112,409	$-	$-		$112,409	$-	$112,409	$-	$112,409
Cost of sales	(246,504)	-	-		(246,504)	-	(246,504)	-	(246,504)
Gross profit	(134,095)	-	-		(134,095)	-	(134,095)	-	(134,095)

General and administrative expenses	(405,078)	-	(62,500)	CC	(467,578)	-	(467,578)	-	(467,578)
Selling and Distribution expense	(2,814)	-	-		(2,814)	-	(2,814)	-	(2,814)
Depreciation and amortization expense	(24,545)	-	-		(24,545)	-	(24,545)	-	(24,545)
Transaction cost	-	-	(5,002,864)	FF	(5,002,864)	-	(5,002,864)	-	(5,002,864)
Formation and operating costs	-	(1,530,564)	80,000	BB	(1,450,564)	-	(1,450,564)	-	(1,450,564)
Total operating expenses	(432,437)	(1,530,564)	(4,985,364)		(6,948,365)	-	(6,948,365)	-	(6,948,365)

Operating loss	(566,532)	(1,530,564)	(4,985,364)		(7,082,460)	-	(7,082,460)	-	(7,082,460)

Other income (expense)
Earn out expense			(60,000,000)	EE	(60,000,000)	-	(60,000,000)	-	(60,000,000)
Other income, net	11,771		-		11,771	-	11,771	-	11,771
Finance expenses	(55,946)		-		(55,946)	-	(55,946)	-	(55,946)
Interest income on marketable securities held in Trust Account	-	2,274,112	(2,274,112)	AA	-	-	-	-	-

Total other non-operating income and expenses	(44,175)	2,274,112	(62,274,112)		(60,044,175)	-	(60,044,175)	-	(60,044,175)

Loss before income tax benefit	(610,707)	743,548	(67,259,476)		(67,126,635)	-	(67,126,635)	-	(67,126,635)

Income tax expense	(64,241)	(443,034)	443,034	DD	(64,241)	-	(64,241)	-	(64,241)

Net loss	$(674,948)	$300,514	$(66,816,442)		$(67,190,876)	$-	$(67,190,876)	$-	$(67,190,876)

Basic and diluted net loss per Class A unit	$(0.04)
Basic net income per share, Class A common stock subject to possible redemption		$0.03

Basic net income per share, Class B common stock		$0.03

Pro forma weighted average number of shares outstanding - basic and diluted					26,363,915		23,925,022		21,486,128

Pro forma loss per share - basic and diluted					$(2.55)		$(2.81)		$(3.13)

(1)	Refer to Note 2 – “Basis of Presentation” where the MOBV historical operating results adjustments are described in order to align with SVH’s year end.
(2)	Please refer to Note 6 — “Net Earnings (Loss) per Share” for details.

195

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On March 13, 2022, MOBV entered into the Business Combination Agreement with SVH and Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (a) MOBV will merge with and into Merger Sub, with MOBV continuing as the surviving entity (the “Merger”), and with holders of MOBV securities receiving substantially identical securities of SVH, as a result MOBV becoming a wholly-owned subsidiary of SVH.

Exchange Consideration

Each MOBV Share (except for the Excluded Shares, as defined below) will be automatically converted as of the Effective Time into the right to receive one SVH Share (the “Per Share Consideration”), provided that each MOBV Public Share (except for Excluded Shares) shall be entitled to receive two times the Per Share Consideration, and each of the MOBV Warrants will automatically become a SVH Warrant and all rights with respect to MOBV Shares underlying the MOBV Warrants will be automatically converted into rights with respect to SVH Shares and thereupon assumed by the SVH. The Excluded Shares refer to any MOBV Public Shares (a) held in the treasury of MOBV, (b) otherwise held by MOBV or (c) for which a public shareholder of MOBV has demanded that MOBV redeem.

Shareholders of SVH as of immediately prior to the Effective Time are entitled to receive their pro rata share based on the number of outstanding SVH shares as of immediately prior to the Closing of up to 25,000,000 Earn Out Shares

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that SVH will experience. SVH and MOBV have not had any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. MOBV has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

MOBV does not meet the definition of a “business” pursuant to per ASC 805-10-55-3A as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Transaction does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Transaction will be accounted for as an asset acquisition. See Note 3 – Accounting for the Transaction for more details.

The historical financial statements of SVH have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States Dollar (“USD”). The historical financial statements of MOBV have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by SVH.

As SVH and MOBV have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of SVH’s latest year ended March 31, 2023, MOBV’s financial results for the calculated year ended March 31, 2023, have been calculated by taking (i) MOBV’s results for the year ended December 31, 2022, minus MOBV’s results for the period from January 7, 2022 (inception) through March 31, 2022, plus the three months ended March 31, 2023. SVH’s annual fiscal year ended March 31. 2023 was combined with MOBV’s financial results for the calculated year ended March 31, 2023.

SVH has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of MOBV Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming Minimum Redemptions: This presentation assumes that no public shareholders of MOBV exercise redemption rights with respect to their Public Shares upon consummation of the Transaction.

●	Scenario 2 — Assuming 50% of Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 2,438,894 shares of MOBV Class A common stock will exercise their redemption rights for $25.82 million upon consummation of the Transaction at a redemption price of approximately $10.58 per share. The scenario assumes 50% of the maximum redemption as defined below.

●	Scenario 3 — Assuming Maximum Redemptions: This presentation assumes that MOBV public shareholders holding 4,877,787 shares of MOBV Class A common stock will exercise their redemption rights for $51.63 million upon consummation of the Transaction at a redemption price of approximately $10.58 per share. The maximum redemption amount reflects the maximum number of the MOBV’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of MOBV’s current Amended and Restated Certificate of Incorporation and Articles of Association that MOBV cannot redeem Public Shares if it would result in MOBV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

196

The following summarizes the pro forma shares of SVH shares issued and outstanding immediately after the Transaction, presented under the three scenarios listed above:

	Minimum Redemptions		50 % of Maximum Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding

SVH shareholders	14,946,286	56.8%	14,946,286	62.4%	14,946,286	69.5%
MOBV public shareholders	10,005,000	31.0%	5,734,494	24.0%	3,295,600	15.4%
MOBV Sponsor’s shareholders	2,501,250	9.5%	2,501,250	10.5%	2,501,250	11.6%
MOBV Private Placement shareholders	543,300	1.9%	543,300	2.3%	543,300	2.5%
MOBV representative shareholders	100,050	0.4%	100,050	0.4%	100,050	0.5%
Other advisors	99,642	0.4%	99,642	0.4%	99,642	0.5%
	26,363,915	100.0%	23,925,022	100.0%	21,486,128	100.0%

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account MOBV Warrants that will remain outstanding immediately following the Transaction and may be exercised thereafter.

Upon consummation of the Transaction, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Transaction

The Transaction will be accounted for as an asset acquisition. SVH is both the legal and accounting acquirer as the shares of MOBV will convert into the right to receive SVH Shares (the “Per Share Consideration”) and MOBV will legally become SVH’s wholly owned subsidiary as a result of the merger with Merger Sub.

The Transaction will be accounted for as an asset acquisition. MOBV does not qualify as a Business per ASC 805-10-55-3A. Since the acquisition is based on a share exchange, and most of the assets of MOBV are marketable securities in the Trust Account, the fair value of the assets is the more evident value. The liabilities assumed are all of short-term nature which are deemed to be at fair value. As such the fair value of the consideration given, in this case the transaction costs incurred, one to one share exchange and the Earn Out consideration should be allocated using the relative fair value approach based on the net asset value acquired from MOBV. Given the nature of the assets acquired and liabilities assumed from MOBV, an allocation of the transaction costs and Earnout consideration cannot be made to the net assets acquired. Accordingly, an immediate charge to operations would be recognized for the difference between the relative value allocated to the earnout and the fair value, as well as for the value of the transaction costs.

The Exchange Agreement does provide the Company with the obligation to purchase the SVM shares for cash. “Cash Exchange Payment” means with respect to a particular Call Exchange for which the Company has elected to make a Cash Exchange or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment: The terms both a call and a put option with same strike price and exercise dates applied and have a fixed redemption price. As such the Exchange Agreement should be classified as a liability under ASC 480 and the NCI removed from equity with the subsidiary reported at 100% by the parent.

Earn Out Share payments are within the scope of ASC 480. The Company agreed to issue 25,000,000 Earn Out Shares over a three-year period based on Vehicle Sales Revenue earned at each year, or in the aggregate for the three years. However, the number of shares to be delivered can vary based on the discretion of the Company Board to waive the applicable Vehicle Sales Revenue trigger and release all or any portion of the Earnout shares available, accordingly a liability will be record for the fair value of the Earn Out shares.

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Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

A.	Reflects the liquidation and reclassification of $60.1 million of funds held in the Trust Account to cash and bank balances that becomes available following the Transaction.

B.	Reflects the cash payment of deferred underwriting commissions due by MOBV payable upon the closing of the Transaction of $1.0 million.

C.

Represents preliminary estimated transaction costs expected to be incurred by MOBV and SVH of approximately $4.54 million for legal, accounting, advisory services, and due diligence fees incurred as part of the Transaction.

For the MOBV transaction costs of $1.75 million, $0.01 costs have been accrued as of the pro forma balance sheet date $0.38 represents the payment of D&O premium and the remaining $1.36 million is reflected as an adjustment to accumulated losses. The premium payment is related to the tail D&O insurance policy to cover officers and directors of the post combined entity for a six-year term. The payment has been recorded as a prepayment of the insurance policy and will be amortized over the six-year policy term in accordance with U.S. GAAP.

For the SVH transaction costs of $2.65 million, $0.1 of costs have been paid as of the pro forma balance sheet date and $0.02 million have been recorded as of the pro forma balance sheet date. The remaining $2.65 million is included as an adjustment to accumulated losses.

D.	Represents the adjustment to give effect of the SVH stock split to effect 14,946,286 of outstanding SVH shares into shares of common stock at par value of $0.01 per share upon the closing of the Transaction.

E.	Represents the elimination of MOBV’s historical accumulated losses as the transaction between MOBV and SVH is considered an asset purchase as MOBV does not meet the definition of a Business.

F.	In Scenario 1, reflects the minimum redemption scenario. In Scenario 2, reflects the 50% of the maximum contractual redemption of MOBV shares for aggregate redemption payments of $25.82 million at a redemption price of approximately $10.58 per share. In Scenario 3, reflects the maximum contractual redemption of MOBV shares for aggregate redemption payments of $51.63 million at a redemption price of approximately $10.58 per share. The Business Combination Agreement provides that the consummating the Transaction is conditioned on MOBV having a minimum of $5.0 million USD of net tangible assets after giving effect to share redemptions and payment of SPAC transaction expenses.

G	Reflects the conversion of Class B common stock into shares of SVH on a one-for-one basis at a par value of $0.01.

H.	Reflects the fair value of the Earn Out Shares liability in accordance with ASC 480 as the Earn Out shares represents an obligation to issue a variable number of shares where the variations in based on something other than the fair value of the issuer’s equity shares, in this case revenue thresholds. No further consideration was made under ASC 815 as the features represent an obligation under ASC 480. The fair value of the Earnout shares was based on the Monte Carlo Simulation Analysis taking the following inputs into considerations. Revenue Volatility of 40.0%, EBITA Volatility of 45.0%, Revenue Discount rate of 23.0%, Equivalent Required Matric Risk Premium of 16.8%, Credit Adjusted Discount Rate of 10.1% and Risk-free rate of 6.2%. The valuation applied 100,000 simulations and produced a range of value between $50 million to $70 million. For pro forma purposes the mid-range was utilized of $60 million to record the liability as of the merger date. The Company in accordance with ASC 480 will record the Earnout shares as a liability at fair value at closing and at each reporting period with changes in fair value recognized in the statement of operations. Refer to Note 5 Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2023, adjustment EE for further detail.

The Earn Out shares were first analyzed under ASC 718 to determine if the shares should be considered compensation or part of the consideration paid in the asset purchase transaction. The indications under ASC 805-10-55-25 were considered in making the determination. Considering the facts and circumstances of the arrangement there were no elements that would suggest compensation such as the Earn Out Shares were deemed to be part of the consideration paid in the transaction.

I.	Reflects the minority interest liability as a result of the put and call option granted to the SVM shareholder under the Exchange Agreement the value of the minority interest was based on the estimated value of the shares at $10.04.

J.	Reflects the non-cash payment for Advisory Services under an engagement letter entered into between SVH and Mr. Calicchia and Mr. Shiv. The engagement calls for transaction fees payable in $1.0 million worth of SVH Shares and 250,000 SVH Warrants. Approximately 99,642 SVH shares are expected to be issued and 250,00 warrants. The number of shares to be issued were based on the fixed monetary value of $1.0 million with a per share price determined as the fair value at the closing. Currently the fair value at the closing is expected to be $10.04 based on the estimated enterprise value of SVH of $150 million divided by the 14,946,286 of post-merger SVH shareholder shares outstanding. The warrants are to be issued with terms substantially equal to the warrants that are outstanding or issuable that are most favorable. Currently the only warrants outstanding are the MOBV warrants as such the value of the warrants was based on the closing price of $0.055 on March 31, 2023 under trading symbol MOBVW. The number of warrants is not expected to change.

K	Reflects the redemption of 4,331,613 Public Shares for a cash payment of $45.8 million, or $10.58 per share on July 7, 2023 to extend the date by which the Company has to close on a business combination from July 15, 2023 to August 8, 2023.

L	Reflect the borrowings from Sponsor of $666,334 in order to fund extension payments into the Trust Account.

M	Reflects the interest earned in the trust subsequent to March 31, 2023 of $1.35 million and the payment of tax payable of $0.43 through the July 2023 extension payment date.

N	Reflect the issuance of common stock shares as a Bonus Plan Adjustment pool of 2,500,000 to the MOBIV stockholders for non redeeming shareholders. The shares valued at the transaction price of $10.04 per share and recording as offering cost against additional paid in capital.

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Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended March 31, 2023 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.	Reflects the removal of $0.08 million of general and administrative expenses that will not carry over to the post combined entity.

CC.	Reflects one year of amortization of D&O insurance premium over the six-year term.

DD.	Reflects the reversal of tax payable of MOBV as it is primarily due to interest income that is removed in adjustment AA above. Although the blended statutory rate for the entity post-closing of the transaction would be 21%, the combined pro forma information under both scenarios results in a net loss for tax purposes. As such, a full valuation allowance has been applied resulting in no anticipated tax provision expenses that will not carry over to the post combined entity.

EE,

Reflects the adjustment to recognize a one-time charge in earning for the fair value of the Earn Out shares. The transaction was deemed to be an asset purchase of MOBV as MOBV did not qualify as a Business. Given the nature of the assets acquired and liabilities assumed from Mobiv (i.e., mainly cash and marketable securities held in the Trust Account and current liabilities), an allocation of the transaction costs and Earnout consideration cannot be made to the net assets acquired. Accordingly, an immediate charge to operations would be recognized for the difference between the relative value allocated to the earnout and the fair value, as well as for the value of the transaction costs. The acquisition of the asset group of MOBV is as follows:

	Scenario 1	Scenario 2	Scenario 3
Asset Acquired
Cash and marketable securities purchased	$104,824,539	$52,756,756	$12,042,862
Prepaids and other assets	288,891	288,891	288,891
Total assets acquired	105,113,430	53,045,647	12,331,753
Liabilities assumed
Accounts payable and accrued liabilities	761,854	761,854	761,854
Income tax payable	443,034	443,034	443,034
Deferred underwriting fee	3,501,750	3,501,750	3,501,750
Total liabilities assumed	4,706,638	4,706,638	4,706,638
Net assets acquired	$100,406,792	$48,339,009	$7,625,115

Consideration paid
Value attributed to shares issued to MOBV shareholders	$100,406,792	$48,339,009	$7,625,115
Fair value of Earn out	60,000,000	60,000,000	60,000,000
Total consideration paid	160,406,792	108,339,009	67,625,115
Charged to operations	$60,000,000	$60,000,000	$60,000,000

FF.	Reflects the estimated transaction costs of approximately $5.00 million as if incurred on April 1, 2022, the date the Transaction occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. See Note C and Note J of the unaudited proforma balance sheet adjustment.

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Note 6 — Net Earnings (Loss) per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, assuming the shares were outstanding since April 1, 2021. As the Transaction is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Transaction have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption of SVH’s public shares:

	For the Year Ended March 31, 2023
	Minimum Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
SVH shareholders	14,946,286	14,946,286	14,946,286
MOBV public shareholders (2)	8,173,387	5,734,494	3,295,600
MOBV Sponsor’s shareholders	2,501,250	2,501,250	2,501,250
MOBV Private Placement shareholders	543,300	543,300	543,300
MOBV representative shareholders	100,050	100,050	100,050
Other advisors	99,642	99,642	99,642
Total	26,363,915	23,925,469	21,486,128

	For the Year Ended March 31, 2023
	Assuming No Redemptions	50% of Maximum Redemption Scenario	Assuming Maximum Redemptions
Pro forma net loss	$(67,190,876)	(67,190,876)	$(67,190,876)
Weighted average shares outstanding of common stock – basic and diluted	26,363,915	23,925,022	21,486,128
Net loss per share – basic and diluted	$(2.55)	(2.81)	$(3.13)
Excluded securities:(1)
Public Warrants	10,005,000	10,005,000	10,005,000
Private Placement Warrants	543,300	543,300	543,300
Financial Advisory Warrants	250,000	250,000	250,000

(1) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

(2) Includes the issuance of 2,500,000 share as part of the Bonus Plan Adjustment to non-redeeming shareholders

DESCRIPTION OF SVH’S MATERIAL INDEBTEDNESS

The following is a summary of certain material provisions of the agreements and instruments governing and evidencing SVH’s material indebtedness. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to SVH.

On June 10, 2020, SVM entered into the HSBC Facility. The current balance as of March 10, 2023 under the HSBC Facility is approximately INR 60 million. These loans are repayable on demand.

SVH does not have any material indebtedness of its own.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of MOBV’s voting shares prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of SVH’s voting shares immediately following the consummation of the Business Combination, assuming a “minimum redemption” scenario and assuming a “maximum redemption” scenario as described below, by:

●	each person who is known to be, or is expected to be following the consummation of the Business Combination, the beneficial owner of more than 5% of SVH’s voting shares;

●	each of MOBV’s current officers and directors;

●	each person who will become a named executive officer or director of SVH following the consummation of the Business Combination; and

●	all current officers and directors of MOBV, as a group, and all executive officers and directors of SVH following the consummation of the Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

MOBV’s authorized and issued share capital currently consists of MOBV Shares. The beneficial ownership of MOBV’s voting shares prior to the consummation of the Business Combination is based on 8,717,937 MOBV Shares issued and outstanding in the aggregate.

SVH’s authorized share capital consists of 100,000,000 SVH Shares. See “Description of SVH’s Securities.”

The expected beneficial ownership of SVH’s voting shares set out below following the closing of the Business Combination reflects the following assumptions:

●	at Closing, SVH issues and allots one SVH Share for each MOBV Share; and

●	grants made by SVH under its equity incentive plan to any of its directors or executive officers are exercisable within 60 days.

and further assumes two scenarios:

●	a “minimum redemption” scenario where no stockholders of MOBV exercise their redemption rights with respect to their MOBV Shares upon consummation of the Business Combination; and

●	a “maximum redemption” scenario where the maximum number of MOBV Shares (based on MOBV’s estimate of the number of public MOBV Shares that could be redeemed in connection with the Business Combination.

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Based on the foregoing assumptions, there would be the following voting shares of SVH in issuance immediately following the consummation of the Business Combination, including those shares issuable upon the exercise of options and warrants that are currently exercisable or exercisable within 60 days of the Closing: 38,993,828 SVH Shares in the “minimum redemption” scenario; and 30,103,133 SVH Shares in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-Business Combination basis, will be different.

Unless otherwise indicated, SVH and MOBV believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Unless otherwise indicated, the business address of each of the individuals from SVH is 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 10655, Grand Cayman, KY1-1006, Cayman Islands. Unless otherwise indicated, the business address of each of the individuals from MOBV is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

				Post-Business Combination
	Prior to the Business Combination			Minimum Redemptions			Maximum Redemptions
Name and Address of Beneficial Owner	Class A common stock	Class B common stock(2)	% of Total Voting Power*	Total common stock	% of Total Voting Power*		Total common stock	% of Total Voting Power*
Directors and Executive Officers of MOBV(1)
Peter Bilitsch(2)	—	3,014,550	22.93%	3,587,850	8.98	%(6)	3,587,850	11.98	%(6)
Weng Kiat (Adron) Leow(3)	—	5,000	*	5,000	*		5,000	*
Lloyd Bloom(4)	—	15,000	*	15,000	*		15,000	*
Garry Peagam	—	5,000	*	5,000	*		5,000	*
Niels Strohkirch	—	5,000	*	5,000	*		5,000	*
All Directors and Executive Officers of MOBV as a Group (5 Individuals)	—	3,044,550	23.15%	—	—		—	—

5% Beneficial Owners of MOBV and SVH After Consummation of the Business Combination
Space Summit Capital LLC(5)	777,645	—	5.91%	777,645	1.95%		—	—
Mobiv Pte. Ltd.(1) (2)	—	3,014,550	22.93%	3,587,850	8.98	%(6)	3,587,850	11.98	%(6)
Peter Bilitsch(2)	—	3,014,550	22.93%	3,587,850	8.98	%(6)	3,587,850	11.98	%(6)
Mohanraj Ramasamy	—	—	—	2,419,795	6.23%		2,419,795	8.39%
SVM Trust				12,020,913	30.95%		12,020,913	41.70%

All 5% Beneficial owners of MOBV and SVH After Consummation of the Business Combination as a group	777,645	3,014,550	28.84%	19,056,203	47.71	%(6)	6,257,645	61.05	%(6)
Directors and Executive Officers of SVH After Consummation of the Business Combination
Mohanraj Ramasamy	—			2,419,795	6.23	%(6)	2,419,795	8.39	%(6)
Weng Kiat (Adron) Leow(3)	—	5,000	*	5,000	*		5,000	*
Ganesh Iyer	—	—		—			—
Mohsen Moazami	—	—		—			—
Jonathan Reichental	—	—		—			—
Lata Gullapalli	—	—		—			—
Peter Bilitsch(2)	—	3,014,550	22.93%	3,587,850	8.98	%(6)	3,587,850	11.98	%(6)
All Directors and Executive Officers of SVH After Consummation of the Business Combination as a Group

* Less than 1%

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(1)	Mobiv Pte. Ltd., our Sponsor, is the record holder of the securities reported herein. Includes 543,300 Placement Units purchased in a private placement that closed simultaneously with the closing of the Initial Public Offering. Post-Business Combination, includes (i) 543,300 Private Shares, (ii) shares issuable upon exercise of 543,300 Private Warrants, (ii) shares issuable upon exercise of 250,000 Private Warrants which are expected to be issued in connection with the conversion of working capital loans related to expenses in conjunction with the Business combination. The business address of each of these entities and individuals is 850 Library Avenue, Suite 204, Newark, Delaware 19711.
(2)	Milan Vido Partners Pte. Ltd. owns 100% of Mobiv Pte. Ltd. and Peter Bilitsch, chief executive officer of the company, owns 100% of Milan Vido Partners Pte. Ltd. Includes 543,300 Placement Units purchased in a private placement that closed simultaneously with the closing of MOBV’s initial public offering. Post-Business Combination, includes (i) 543,300 Private Shares, (ii) 543,300 SVH Shares issuable upon exercise of 543,300 Private Warrants, (ii) 250,000 SVH Shares issuable upon exercise of 250,000 Private Warrants which are expected to be issued in connection with the conversion of working capital loans related to expenses in conjunction with the Business Combination.
(3)	Mr. Weng Kiat (Adron) Leow is director of our Sponsor, Mobiv Pte. Ltd., and its, holding company, Milan Vido Partners Pte. Ltd.
(4)	Includes 10,000 shares pursuant to a subscription agreement dated April 5, 2022, between Lloyd Bloom and the Sponsor at $5.00 per share.
(5)

According to a Schedule 13G/A filed on February 8, 2023, Space Summit Capital LLC acquired 777,645 MOBV Shares. The business address for the reporting person is 15455 Albright Street, Pacific Palisades, CA 90272.

(6)

The denominator includes (i) 543,300 Private Shares, (ii) 543,300 SVH Shares issuable upon exercise of 543,300 Private Warrants, (ii) 250,000 SVH shares issuable upon exercise of 250,000 Private Warrants which are expected to be issued in connection with the conversion of working capital loans related to expenses in conjunction with the Business Combination.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SVH’s Related Party Transactions

Registration Rights Agreement

In connection with the Transactions, SVH, certain shareholders of SVH, and the Sponsor have entered into the Registration Rights Agreement, which is expected to become effective upon the Closing.

Loans from Directors

SVM received loans from two directors, Mohanraj Ramasamy and Selvaraj Krishnan, from time to time to finance its working capital requirements. Such loans are unsecured and are repayable on demand. The current total balance of loans from Mohanraj Ramasamy and Selvaraj Krishna, as of March 10, 2023, is INR 2,17,00,855 and INR 1,85,290, respectively.

SVH further received loans from Mohanraj Ramasamy from time to time to finance its working capital requirements. These loans are unsecured and are repayable on demand. The current total balance of such loans as of March 10, 2023 is US$156,773.

Security of HSBC Facility

The HSBC Facility is secured by way of a pledge over certain mutual fund units held by one of SVM’s directors, Mr. Chellapan. When the HSBC Facility is retired, and the pledge on mutual fund units held by Mr. Chellapan is released, 10% of the total pledge amount is expected to be paid to him as a service fee in cash, estimated to be Rs.6,000,000.

MOBV Related Party Transactions

Founder Shares

On April 22, 2022, MOBV issued an aggregate of 2,875,000 founder shares to Sponsor in exchange for a capital contribution of $25,000. The per share purchase price was approximately $0.009 per share. No underwriting discounts or commissions were paid with respect to such issuances. On July 1, 2022, the Sponsor surrendered an aggregate of 373,750 founder shares to us for no consideration, which surrender was effective retroactively. On August 5, 2022, in connection with the underwriters’ election to fully exercise their over- allotment option, an aggregate of 326,250 founder shares were no longer subject to forfeiture, and 2,501,250 founder shares remain outstanding. The founder shares will automatically convert into shares of Class A common stock at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment.

Private Placement Units

Simultaneously with the consummation of the closing of the Initial Public Offering, MOBV consummated a private placement of an aggregate of 543,300 Placement Units to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000. Each Placement Unit consists of one share of Class A common stock at $10.00 per share and one warrant. Each Private Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. The Private Warrants may not be transferred until after the consummation of a Business Combination, except for limited transfers set forth in the warrant agreement such as among the initial stockholders or to the company’s initial stockholders’ members, officers, directors, consultants or their affiliates, or by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes. The Placement Units are identical to the Units sold in MOBV’s Initial Public Offering except that (a) the Placement Units and their component securities will not be transferable, assignable or salable until 30 days after the consummation of the Business Combination except to permitted transferees, and (b) the warrant agent has not (and shall not) register any transfer of Private Warrants until after the consummation of the Business Combination, except for limited transfers set forth in the warrant agreement such as among the Sponsor, or MOBV’s officer, directors, or any other holder of Founder Shares or to their members, officers, directors, consultants or their affiliates, or by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes.

Promissory Note — Related Party

On April 22, 2022, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Offering. The note is non-interest bearing and payable on the earlier of the consummation of the Offering or December 31, 2022. The outstanding amount has been repaid after the completion of the offering out of the $431,000 of offering proceeds that has been allocated for the payment of offering expenses. As of the IPO closing date, the Company had borrowed $113,774 under the promissory note with the Sponsor. Subsequently, on August 11, 2022, the Company has repaid $113,774 under the promissory note with the Sponsor. As of June 30, 2023 and December 31, 2022, there were no outstanding under promissory note.

Amount Due to Related Party

The Sponsor transferred $5,433,279 to the Trust Account before the offering. The remaining excess proceeds over the private placement of $260 will be transferred to the Sponsor as over-allotment has already been exercised in full. As of June 30, 2023 and December 31, 2022, there was $260 and $3,215 outstanding under amount due to related party, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes initial Business Combination, the Company will repay such loaned amounts. In the event that initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into Units, at a price of $10.00 per unit at the option of the lender, upon consummation of an initial Business Combination. The Units would be identical to the placement Units. As of June 30, 2023 and December 31, 2022, there is no amount outstanding under such Working Capital Loans.

Convertible Promissory Notes – Related Party

On April 24, 2023 and June 1, 2023, the Sponsor agreed to loan MOBV an aggregate of $666,333 to be used to fund the extension deposits made to the Trust Account (the “April 2023 Note” and the “June 2023 Note”, respectively. The April 2023 Note is non-interest bearing and payable on the earlier of (i) June 8, 2023 or (ii) promptly after the date of the consummation of the MOBV’s initial Business Combination. The June 2023 Note is non-interest bearing and payable on the earlier of (i) July 8, 2023 or (ii) promptly after the date of the consummation of the MOBV’s initial Business Combination. Upon the consummation of the closing of a Business Combination, MOBV will convert the unpaid principal balance under convertible promissory notes into a number of shares of non-transferable, non-redeemable, Class A Common Stock of the Company (the “Conversion Shares”) equal to (x) the principal amount of the notes being converted divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of shares. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account. As of June 30, 2023 and December 31, 2022, an aggregate $666,333 and $0 is outstanding under the promissory notes, respectively.

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Conflicts of Interest

Certain of MOBV’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of MOBV’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our Business Combination.

Corporate Opportunity Doctrine

Pursuant to MOBV’s Amended and Restated Certificate of Incorporation MOBV has waived the doctrine of corporate opportunity in certain circumstances. To the extent allowed by law, the doctrine of corporate opportunity will not apply with respect to MOBV or any of its officers or directors in circumstances where the application of the doctrine would conflict with any other fiduciary duties or contractual obligations they may have and renounces any expectancy that any of the directors or officers of MOBV will offer any such corporate opportunity of which he or she may become aware to MOBV. An exception to this waiver shall apply with respect to any of the directors or officers of MOBV when a corporate opportunity is offered to such person solely in his or her capacity as a director or officer of MOBV and (i) such opportunity is one MOBV is legally and contractually permitted to undertake and would otherwise be reasonable for MOBV to pursue and (ii) the director or officer is permitted to refer that opportunity to MOBV without violating any legal obligation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination.

Our Amended and Restated Certificate of Incorporation, as noted above, contains provisions waiving the corporate opportunities doctrine under certain circumstances. Thus, providing that we renounce interest or expectancy in, or in being offered an opportunity to participate in, under the circumstances noted above, potential transactions or matters which may be a corporate opportunity for us, our Sponsor and their affiliates, about which a director of MOBV and/or officer of MOBV who is a director, officer or member of the Sponsor or its affiliate acquires knowledge. We are not aware of any such corporate opportunities not being offered to us and do not believe that waiver of the corporate opportunity doctrine has to date created any conflicts of interest, has affected our search for an acquisition target, or will materially affect our ability to complete a Business Combination.

However, this waiver of corporate opportunity doctrine may in the future give rise to a potential conflict of interest in connection with the officers and directors of MOBV. Notwithstanding the above, MOBV does not believe that such potential conflict of interest with regards to the corporate opportunity doctrine will impact any search for an acquisition target.

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When considering the MOBV Board’s recommendation to vote in favor of approving the business combination MOBV stockholders should keep in mind that the Sponsor and MOBV directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of MOBV stockholders generally. These interests include, among other things, the interests listed below:

■	the beneficial ownership by the Sponsor of an aggregate of 2,471,250 Founder shares and 543,300 Private Units (which includes the underlying Private Warrants and Private Shares), which would become worthless if MOBV does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor originally paid an aggregate of approximately $25,000, or $0.009 per share, for 2,875,000 Founders Shares (of which 373,750 Founder Shares were surrendered on July 1, 2022, for no consideration in connection with the offering decrease) and $5,433,000, or $10.00 per unit, for the Private Units. Such MOBV Shares Placement Units held by the Sponsor have an aggregate market value of approximately $ 32,135,103, based on the closing price of MOBV Class A common stock on the Record Date, resulting in a theoretical gain of $ 26,689,870.55 (or $8.85 per share);

■	Mr. Peter Bilitsch, MOBV’s Chief Executive Officer and director, owns 100% of Milan Vido Partners Pte. Ltd. (“Milan”). Milan owns 100% of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the MOBV Shares held by the Sponsor, Mobiv Pte. Ltd., including 2,471,250 Founder shares and 543,300 Private Units (including the underlying Private Warrants and Private Shares) as described above.

■	Mr. Weng Kiat (Adron) Leow, MOBV’s Chief Financial Officer and director, directly holds 5,000 Founder shares, which would become worthless if MOBV does not complete a business combination within the applicable time period, as Mr. Leow has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Leow, Mr. Leow paid an aggregate of approximately $0.00, or $0.00 per share, for the Founder shares. Such MOBV Shares directly held by Mr. Leow have an aggregate market value of approximately $ 53,300, based on the closing price of MOBV Shares on the Record Date, resulting in a theoretical gain of $ 53,300 (or $ 10.66 per share);

■	Mr. Lloyd Bloom, MOBV’s Chairperson of the Compensation Committee and director, directly holds 15,000 MOBV Shares, which would become worthless if MOBV does not complete a business combination within the applicable time period, as Mr. Bloom has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Bloom, Mr. Bloom paid an aggregate of approximately $ 50,000, or $5.00 per share, for the MOBV Shares. Such MOBV Shares directly held by Mr. Bloom have an aggregate market value of approximately $ 159,900, based on the closing price of the MOBV Public Shares on the Record Date, resulting in a theoretical gain of $ 109,000 (or $7.33 per share);

■	Mr. Garry Peagam, MOBV’s Chairperson of the Audit Committee and director, directly holds 5,000 Founder shares, which would become worthless if MOBV does not complete a business combination within the applicable time period, as Mr. Peagam has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Peagam, Mr. Peagam paid an aggregate of approximately $ 0.00, or $0.00 per share, for the Founder shares. Such MOBV Shares directly held by Mr. Peagam have an aggregate market value of approximately $ 53,300, based on the closing price of MOBV Public Shares on the Record Date, resulting in a theoretical gain of $53,300 or $10.66 per share);

■	Mr. Niels Strohkirch, MOBV’s Chairperson of the Corporate Governance and Nominating Committee and director, directly holds 5,000 Founder shares, which would become worthless if MOBV does not complete a business combination within the applicable time period, as Mr. Strohkirch has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Strohkirch, Mr. Strohkirch paid an aggregate of approximately $ 0.00 , or $0.00 per share, for the Founder shares. Such MOBV Shares directly held by Mr. Strohkirch have an aggregate market value of approximately $ 53,300, based on the closing price of MOBV Class A common stock on the Record Date, resulting in a theoretical gain of $ 53,300 (or $ 10.66 per share);

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■	In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, or certain MOBV directors and officers, may, but are not obligated to, loan MOBV funds as may be required. Additionally, if we extend the time available to us to complete our business combination, by up to a total of 18 months through up to nine one-month extensions beyond the initial nine (9) months, our Sponsor, their affiliates or designee may deposit $333,166.50 per month to extend the time for us to complete our business combination. If MOBV completes the Business Combination, MOBV intends to repay such loaned amounts out of the proceeds of the Trust Account released to MOBV. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. As of the date hereof, MOBV had no outstanding balance under the working capital loans as evidenced by the Notes accordingly. In the event that MOBV fails to complete a business combination by February 28, 2024, if extended, it is uncertain if MOBV has sufficient working capital held outside the Trust Account to fully repay any outstanding loans, and the Sponsor may eventually be held liable for MOBV’s liabilities pursuant to its certain indemnification obligations;

■	the fact that the MOBV initial stockholders (including the Sponsor, certain MOBV officers and directors) have agreed not to redeem any MOBV Founder Shares and MOBV Private Shares, which underly the Private Units, held by them in connection with a shareholder vote to approve the proposed Business Combination;

■	the fact that given the very low purchase price (of $25,000 in aggregate) that the MOBV initial stockholders paid for the MOBV Founder shares as compared to the price of the MOBV Class A common stock sold in IPO, the MOBV initial stockholders may earn a positive rate of return on their investment even if the SVH Shares trade below the price initially paid for the MOBV Class A common stock in the IPO and the MOBV Public Stockholder may experience a negative rate of return following the completion of the Business Combination;

■	the fact that the MOBV initial stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the MOBV initial stockholders would lose their entire investment. As a result, the MOBV Initial Stockholders may have a conflict of interest in determining whether SVH is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

■	the fact that pursuant to the Registration Rights Agreement, the MOBV initial stockholders can demand that SVH register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that SVH undertakes;

■	the continued indemnification of MOBV’s directors and officers and the continuation of MOBV’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

The MOBV Initial Stockholders have agreed to, among other things, vote all of their MOBV Founder shares and MOBV Private Shares in favor of the proposals being presented at the Special Meeting and waive their redemption rights with respect to their MOBV Class A common stock in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the MOBV initial stockholders own approximately [ ]% of the issued and outstanding shares of MOBV Class A Common Stock.

Fiduciary Duties of MOBV Officers and Directors

The table below summarizes the entities to which MOBV, executive officers, and directors currently have fiduciary duties, contractual obligations or other current material management relationships:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Peter Bilitsch	Mobiv Pte. Ltd.	Investment holdings	Founding Partner & Director
	Milan Vido Partners Pte. Ltd.	Investment holdings	Founding Partner & Director
Weng Kiat (Adron) Leow	Revenue Group Berhad	Investment holdings	Chief Financial Officer
	Revenue Harvest Sdn. Bhd.	Payment solutions	Chief Financial Officer
	ALLF Management Group Sdn. Bhd. Exodus Standard Sdn. Bhd.	Theme-park Solutions Attractions Photography	Managing Director Director
	Mobiv Pte. Ltd.	Investment Holdings	Director
	Milan Vido Partners Pte. Ltd.	Investment Holdings	Director
Garry Peagam	Fibre CRM Limited iCurious Limited Julian House	CRM Software Real Estate and Consulting Homeless Charity	Chairman (non-executive) Director Director
Lloyd Bloom	Eclipse Market Solutions	Financial technology	Director
Niels Strohkirch	CreativeWorks International Fujitsu Services GmbH Theron Scienceworcs AG	Business Advisory IT Services International Mgmt. Consultants for Energy-Dense Industries	Founding Partner Head of Strategy and Transformation Chief Financial Officer and Head of Benchmarking & Implementation

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)	Each of the entities listed in this table has priority and preference relative to MOBV with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

Services Arrangements

On August 3, 2022, MOBV entered into an administrative services agreement with Sponsor, pursuant to which the Sponsor agreed to make available to MOBV certain general and administrative services, including office space, utilities and administrative services, as MOBV may require from time to time. MOBV has agreed to pay to the affiliate of the Sponsor $10,000 per month, for up to nine months, subject to extension to 18 months for such administrative services. The services rendered pursuant to the administrative services agreement are to continue until the earlier of (i) the consummation of the business combination and (ii) MOBV’s liquidation. The administrative services agreement will not be extended to continue after the consummation of the business combination. For the three and six months ended June 30, 2023, the Company incurred and paid $30,000 and $60,000 in such fees, respectively. For three months ended June 30, 2022 and for the period from January 7, 2022 (inception) through June 30, 2022, the Company did not incur any fees for these services.

Sponsor has also engaged Felix Heinimann pursuant to an executed Consultancy Agreement effective April 28, 2022 to serve as the Global Head of Public Relations and Stakeholder Management in connection with the approval of MOBV’s Business combination and shareholder approval. Mr. Heinimann was granted 5,000 Founder shares as compensation for these services. In addition, Mr. Heinimann has subscribed for 10,000 shares of Class B common stock in exchange for cash.

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Other than equity provided to our independent directors, no compensation of any kind, including finder’s and consulting fees, will be paid to Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MOBV’s audit committee will review on a quarterly basis all payments that were made to MOBV’s Sponsor, officers, directors or MOBV or their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

After MOBV’s Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely that the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider MOBV’s Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

As of May 25, 2023, the only member of our management team who has held discussions with regards to a continued role in the combined company is MOBV’s Chief Financial Officer, Weng Kiat (Adron) Leow. While discussions and negotiations have commenced, and the parties involved are working on cementing terms in an agreement, there is no binding agreement in place with definitive terms for having Mr. Leow continued as the Chief Financial Officer of the combined company. MOBV’s Chief Financial Officer and SVH are working together to finalize an agreement and ensure that a continued relationship is the most beneficial for the combined company.

Related Party Loans and Advances

On April 22, 2022, Sponsor agreed to loan MOBV an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. The promissory note was non-interest bearing and is payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. As of the IPO closing date, we had borrowed $113,774. Subsequently, on August 11, 2022, we repaid $113,774 under the promissory note with the Sponsor. As of June 30, 2023, and December 31, 2022, there were no amounts outstanding under the promissory note.

In addition, in order to finance transaction costs in connection with a Business Combination, MOBV’s Sponsor or an affiliate of the Sponsor, or MOBV’s officers and directors may, but are not obligated to, loan MOBV funds as may be required. If MOBV completes the Business Combination, MOBV will repay such loaned amounts. In the event that Business Combination does not close, MOBV may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into Private Units, at a price of $10.00 per unit at the option of the lender, upon consummation of a Business Combination. The Private Units would be identical to the Placement Units. As of June 30, 2023 and December 31, 2022, there is no amount outstanding under such Working Capital Loans.

Registration Rights

On August 3, 2022, MOBV entered into a registration rights agreement pursuant to which the holders of the Founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants) will have registration rights to require MOBV to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that MOBV register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to Registration Statements filed subsequent to the completion of a Business Combination. MOBV will bear the expenses incurred in connection with the filing of any such Registration Statements.

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DESCRIPTION OF SVH SECURITIES

The following description of the material terms of the securities of SVH following the Business Combination includes a summary of specified provisions of the SVH A&R Articles. This description is qualified by reference to the SVH A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex H and is incorporated in this proxy statement/prospectus by reference.

SVH is an exempted company incorporated under the laws of the Cayman Islands and its affairs are governed by the SVH A&R Articles, the Cayman Companies Act and Cayman law. SVH was incorporated as a Cayman company on June 16, 2021.

Our register of shareholders will be maintained by Computershare Trust Company, N.A.

Share Capital

As of the date of this proxy statement/prospectus, SVH’s authorized share capital is $1,000,000 divided into 100,000,000 shares of a par value of $0.01 per share.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non assessable.

Certificates representing our issued and outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Holders of our ordinary shares have no preemptive, subscription, redemption or conversion rights under either Cayman Islands law or the SVH A&R Articles.

Our board of directors may provide for other classes of shares, including classes of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our board of directors. If we issue any preferred shares, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Voting Rights and Restrictions on Voting

Every SVH shareholder present in person and every person representing a SVH shareholder by proxy shall, at a general meeting of SVH, each have one vote and on a poll every SVH shareholder and every person representing a SVH shareholder by proxy shall have one vote for each SVH Share of which they or the person represented by proxy is the holder.

A quorum required for a meeting of SVH shareholders consists of SVH shareholders holding at least a majority of the votes eligible to be cast at any such general meeting of SVH. A special resolution will be required for matters such as merger or consolidation transactions, change of name or making changes to the SVH A&R Articles, or the voluntary winding up of SVH.

An ordinary resolution to be passed by the SVH shareholders requires the affirmative vote of a simple majority of the votes cast by persons present and voting in a general meeting at which a quorum is present, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast by persons present and voting at any such meeting, or, in each case, a unanimous resolution in writing.

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Dividends and Other Distributions

The holders of SVH Shares are entitled to such dividends as may be declared by the board of directors subject to the Cayman Companies Act and the SVH A&R Articles. Dividends and other distributions on issued and outstanding SVH Shares may be paid out of the funds of SVH lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of the ordinary shares on a pro rata basis.

Transferability

Any of the SVH shareholders may transfer all or any of his or her SVH Shares by an instrument of transfer in the usual or common form or any other form approved by the SVH Board, subject to the applicable restrictions of the SVH A&R Articles, such as the suspension of transfers for a period immediately preceding a general meeting, or the determination that a proposed transfer is not eligible.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of SVH Shares), assets available for distribution among the holders of SVH Shares shall be distributed among the holders of the SVH Shares on a pro rata basis.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may only be materially adversely varied or abrogated with the sanction of a resolution passed by not less than two-thirds of the votes attaching to the shares of the relevant class cast in a meeting of the holders of the shares of that class (the quorum for which shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class), or by the written consent of the holders of not less than two-thirds of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu therewith or shares issued with preferred or other rights.

Alteration to share capital

SVH may by ordinary resolution increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe. SVH may by ordinary resolution: consolidate and divide its share capital into shares of a larger amount than its existing SVH Shares, convert its SVH Shares into shares of any denomination, subdivide its existing SVH Shares into shares of a smaller amount, and cancel any SVH Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the SVH Shares so cancelled.

SVH may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

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COMPARISON OF SHAREHOLDERS’ RIGHTS

SVH is an exempted company incorporated under the laws of the Cayman Islands. The Cayman Companies Act and the SVH A&R Articles will govern the rights of its shareholders. Delaware law differs in some material respects from the Cayman Companies Act. In addition, the SVH A&R Articles will differ in certain material respects from the MOBV A&R Certificate. As a result, when you become a shareholder of SVH, your rights will differ in some regards as compared to when you were a stockholder of MOBV.

Below is a summary chart outlining important similarities and differences in the shareholder/stockholder rights associated with each of SVH and MOBV according to applicable law and/or the organizational documents of SVH and MOBV. You should also review the SVH A&R Articles attached as Annex H to this proxy statement/prospectus, as well as the Cayman Companies Act and the DGCL to understand how these laws apply to SVH and MOBV.

Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Applicable corporate law legislation	Cayman Islands Companies Act (As Revised)	Delaware General Corporation Law, as amended

Special Vote Required for Combinations with Interested Shareholders/Stockholders	No special vote required.	No special vote required.

Appraisal/Dissenters’ Rights	Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.	None.

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Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Mergers and Asset Sales

Mergers require a special resolution under Cayman Islands law and the SVH A&R Articles, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding SVH Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at a general meeting.

Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers require approval of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the business combination are voted for the approval of such business combination.

Amendments to Governing Documents	The amendment of any provision of the SVH A&R Articles requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding SVH Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.	The amendments or repeals of the governing documents require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock.

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Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Election of Directors

The SVH A&R Articles provide that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the SVH A&R Articles as the maximum number of Directors.

The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of MOBV following the effectiveness of MOBV’s Amended and Restated Certificate of Incorporation, the term of the initial Class II directors shall expire at the second annual meeting of the stockholders of MOBV following the effectiveness of MOBV’s Amended and Restated Certificate of Incorporation and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of MOBV following the effectiveness of MOBV’s Amended and Restated Certificate of Incorporation.

Number of Directors	Subject to the SVH A&R Articles, there shall be at least one director and the shareholders by ordinary resolution or the board of directors may increase the size of the board and fill any vacancies.	The number of directors shall be fixed exclusively by resolution of the board.

Removal of Directors

The SVH A&R Articles provide that an ordinary resolution of the holders of the SVH Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the SVH Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to remove any person as director of SVH; or a director may be removed from office by notice addressed to them at their last known address and signed by all of their co-directors (not being less than two in number).

Any or all of the MOBV directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of MOBV entitled to vote generally in the election of directors, voting together as a single class.

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Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Filling of Board Vacancies	The SVH A&R Articles provides that the SVH directors may appoint any person as director of SVH to fill a vacancy.	Any vacancy may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including:

● a duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

● a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

● directors should not improperly fetter the exercise of future discretion;

● a duty to exercise powers fairly as between different groups or classes of shareholders;

● a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

● a duty to exercise independent judgment.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

A director owes a duty of loyalty to the corporation and its stockholders.

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Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Conflict of Interest Transactions

The SVH A&R Articles provide that:

No person shall be disqualified from the office of director or prevented by such office from contracting with SVH, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of SVH in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to SVH for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

In general, the officers and directors of MOBV are required to present business opportunities to MOBV if:

●MOBV could financially undertake the opportunity

●The opportunity is within MOBV’s line of business; and

●It would not be fair to MOBV and its stockholders for the opportunity not to be brought to the attention of MOBV.

We are not prohibited from pursuing a transaction with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete a transaction with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such a transaction is fair to MOBV from a financial point of view.

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Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Quorum and Actions	The SVH A&R Articles provide that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders holding at least a majority of the paid-up voting share capital of the company present in person or by proxy and entitled to vote at that meeting.	The bylaws provide that the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of MOBV representing a majority of the voting power of all outstanding shares of capital stock of MOBV entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

Annual Shareholders’ Meetings

The SVH A&R Articles provides that for so long as SVH Shares are traded on a designated stock exchange, SVH shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the directors in accordance with the rules of the designated stock exchange, unless such designated stock exchange does not require the holding of an annual general meeting.

The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

216

Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Extraordinary/Special Shareholders’/Stockholders’ Meetings	The SVH A&R Articles provide that the SVH directors may call general meetings; and general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of SVH and to exercise at least a majority of the votes permitted to be exercised at any such meeting.

Special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting.

Shareholders /Stockholder Action Without Meeting	The SVH A&R Articles provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	The actions of the stockholders may be taken by written consent having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in lieu of a meeting.

Indemnification of Directors and Officers

The SVH A&R Articles provides that each director (including any alternate director) and officer (but not including the Company’s auditors) shall be indemnified and secured harmless out of the assets and funds of SVH against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of SVH’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions.

No such director or officer shall be liable to SVH for any loss or damage in carrying out his functions unless that liability arises through the dishonesty, willful default or fraud of such director or officer.

To the fullest extent permitted by applicable law, MOBV shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of MOBV or, while a director or officer of MOBV, is or was serving at the request of MOBV as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan.

217

Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Limitation on Liability of Directors	Liability of directors may be limited, except with regard to their own dishonesty, fraud or willful default.	Liability may be limited with respect to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Inspection of Books and Records; Information Requests	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Stockholders generally have the right to inspect the books and records of the company.

218

Provision	Rights of SVH Shareholders	Rights of MOBV Stockholders

Shareholder/Stockholder Lawsuits for violation of directors’ duties

SVH’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) SVH’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against SVH where the individual rights of that shareholder have been infringed or are about to be infringed.

exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to MOBV or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Classified or Staggered Boards	The SVH A&R Articles provide that the directors shall be in a single class.	The Board of Directors shall be divided into three classes: Class I, Class II and Class III

219

PRICE RANGE OF SECURITIES AND DIVIDENDS

MOBV

MOBV Units, MOBV Shares and MOBV Warrants are currently listed on Nasdaq under the symbols MOBVU, MOBV and MOBVW, respectively. Each unit consists of one share of common stock and one-half of one redeemable warrant, each whole warrant entitling its holder to purchase one share of common stock at an exercise price of $11.50 per share. MOBV’s units commenced trading on Nasdaq on August 4, 2022. MOBV’s common stock and warrants commenced trading on Nasdaq on September 26, 2022.

Holders

As of [●], 2023, there were [●] holders of record of shares of MOBV Shares. Management believes MOBV has in excess of [●] beneficial holders of its securities.

Dividends

MOBV has not paid any dividends to its stockholders.

SVH

Market Price of Ordinary Shares

Historical market price information regarding SVH is not provided because there is no public market for its securities. SVH is applying to list its ordinary shares on Nasdaq upon the Closing under the ticker symbols “SVMH” and “SVMHW.”

Holders

As of March 31, 2022, SVH had 13 holders of record.

Dividend Policy

Following the completion of the Business Combination, SVH’s board of directors will consider whether or not to institute a dividend policy.

220

APPRAISAL RIGHTS

MOBV stockholders and holders of other MOBV securities do not have appraisal rights in connection with the Business Combination and Merger.

221

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you will be entitled to attend and participate in SVH’s annual meetings of shareholders (if required to be held under the applicable rules of a designated stock exchange). If SVH holds a 2023 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. As a foreign private issuer, SVH will not be subject to the SEC’s proxy rules.

222

OTHER SHAREHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the MOBV Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of MOBV. Following the Business Combination, such communications should be sent in care of SVH at 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 10655, Grand Cayman, KY1-1006, Cayman Islands. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

223

LEGAL MATTERS

The validity of the SVH Shares offered by this proxy statement/prospectus and certain other legal matters will be passed upon by Walkers (Cayman) LLP.

224

EXPERTS

The consolidated financial statements of SVH as of March 31, 2023 and 2022, included in this proxy statement of MOBV, which is referred to and made a part of the prospectus and registration statement, have been audited by Manohar Chowdhry & Associates, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of MOBV as of December 31, 2022 and for the period from January 7, 2022 (inception) through December 31, 2022 appearing in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

225

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, MOBV and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of MOBV’s annual report to stockholders and MOBV’s proxy statement. Upon written or oral request, MOBV will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may request that MOBV deliver single copies of such documents in the future. Stockholders may notify MOBV of their requests by calling or writing MOBV at its principal executive offices at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Following the Business Combination, such requests should be made by calling or writing SVH at +1 (888) 227-8066 or 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 10655, Grand Cayman, KY1-1006, Cayman Islands.

226

ENFORCEMENT OF JUDGMENTS

Cayman Islands

SVH is a Cayman Islands exempted company. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. SVH been advised by Walkers (Cayman) LLP, SVH’s Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce against SVH judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2), in original actions brought in the Cayman Islands, impose liabilities against SVH predicated upon the civil liability provisions of the federal securities laws of the United States or any state. In those circumstances, although there is no Cayman Islands statute which provides for automatic recognition or enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands may recognize and enforce an in personam foreign money judgment of a foreign court of competent jurisdiction, by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands without retrial on the merits at common law based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be one in respect of which the relevant United States court had jurisdiction over SVH according to Cayman Islands conflict of law rules, final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or, in certain circumstances for in personam non-money-relief, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from a court of the United States under civil liability provisions of the federal securities laws of the United States if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from courts of the United States would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

227

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for SVH’s securities is Continental Stock Transfer & Trust Company.

228

WHERE YOU CAN FIND MORE INFORMATION

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to MOBV has been supplied by MOBV, all information relating to SVM has been supplied by SVM, and all such information relating to SVH has been supplied by SVH. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

SVH

2nd Floor, Regatta Office Park, West Bay Road

P.O. Box 10655

Grand Cayman, KY1-1006

Cayman Islands

Telephone: +1 (888) 227-8066

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the MOBV Special Meeting, or no later than, [●] 2023.

229

INDEX TO FINANCIAL STATEMENTS

MOBIV ACQUISITION CORP FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2022	F-3
Statement of Operations for the period from January 7, 2022 (inception) to December 31, 2022	F-4
Statement of Changes in Shareholders’ Deficit for the period from January 7, 2022 (inception) to December 31, 2022	F-5
Statement of Cash Flows for the period from January 7, 2022 (inception) to December 31, 2022	F-6
Notes to Financial Statements	F-7

Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-19
Statements of Operations for the three months ended March31, 2023 (Unaudited) and for the period from January 7, 2022 (Inception) through March 31, 2022 (Unaudited)	F-20
Statements of Changes in Stockholders’ (Deficit) Equity for the three months ended March 31, 2023 (Unaudited) and for the period from January 7, 2022 (Inception) through March 31, 2022 (Unaudited)	F-21
Statements of Cash Flows for the three months ended March 31, 2023 (Unaudited) and for the period from January 7, 2022 (Inception) through March 31, 2022 (Unaudited)	F-22
Notes to Financial Statements (Unaudited)	F-23

Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-38
Statements of Operations for the three and six months ended June 30, 2023 (Unaudited) and for the three months ended June 30, 2022 and for the period from January 7, 2022 (Inception) through June 30, 2022 (Unaudited)	F-39
Statements of Changes in Stockholders’ (Deficit) Equity for the three and six months ended June 30, 2023 (Unaudited) and for the three month period ended June 30, 2022 and for the period from January 7, 2022 (Inception) through June 30, 2022 (Unaudited)	F-40
Statements of Cash Flows for the six months ended June 30, 2023 (Unaudited) and for the period from January 7, 2022 (Inception) through June 30, 2022 (Unaudited)	F-41
Notes to Financial Statements (Unaudited)	F-42

SRIVARU HOLDING LIMITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-59
Consolidated Balance Sheet as of March 31, 2023	F-60
Consolidated Statements of Operations and Comprehensive Income for the years ended March 31, 2023 and 2022	F-61
Consolidated Statement of Stockholders’ Equity for the years ended March 31, 2023 and 2022	F-62
Consolidated statements of Cash Flows for the years ended March 31, 2023 and 2022	F-63
Notes to Consolidated Financial Statements	F-64

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Mobiv Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Mobiv Acquisition Corp. (the “Company”) as of December 31, 2022, and the related statements of operations, stockholders’ deficit, and cash flows for the period from January 7, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from January 7, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2022.

Houston, Texas

February 21, 2023

F-2

MOBIV ACQUISITION CORP

BALANCE SHEET

DECEMBER 31, 2022

ASSETS
Current assets:
Cash	$467,756
Prepaid expenses and other current assets	6,667
Short-term prepaid insurance	278,664
Total current assets	753,087
Non-current assets:
Long-term prepaid insurance	23,226
Marketable securities held in Trust Account	103,726,404
Total Assets	$104,502,717

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$308,569
Income taxes payable	206,045
Amount due to related party	3,215
Total current liabilities	517,829
Non-Current liabilities:
Deferred underwriting fee payable	3,501,750
Total liabilities	4,019,579

Commitments and Contingencies (Note 6)
Redeemable Class A Common Stock
Redeemable Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 10,005,000 shares issued and outstanding subject to possible redemption, at redemption value of $10.33	103,323,647
Stockholders’ Deficit
Preferred shares, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 643,350 issued and outstanding (excluding 10,005,000 shares subject to possible redemption)	1
Class B common stock, par value $0.000001; 10,000,000 shares authorized; 2,501,250 issued and outstanding	3
Additional paid in capital	—
Accumulated deficit	(2,840,513)

Total Stockholders’ Deficit	(2,840,509)

TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$104,502,717

The accompanying notes are an integral part of the financial statements.

F-3

MOBIV ACQUISITION CORP

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 7, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

Operating and formation costs	$593,523
Loss from operations	(593,523)
Other income:
Dividends on marketable securities held in Trust Account	1,175,154
Total other income	1,175,154
Income before provision for income taxes	581,631
Provision for income taxes	(206,045)
Net income	$375,586
Weighted average shares outstanding, Class A common stock	4,312,879
Basic and diluted net income per share, Class A common stock	$0.06
Weighted average shares outstanding, Class B common stock	2,130,953
Basic and diluted net income per share, Class B common stock	$0.06

The accompanying notes are an integral part of the financial statements.

F-4

MOBIV ACQUISITION CORP

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 7, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

	Class A common stock		Class B common stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 7, 2022 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Initial Stockholders	—	—	2,501,250	3	24,997	—	25,000
Sale of 10,005,000 Units	10,005,000	10	—	—	100,049,990	—	100,050,000
Offering costs and deferred underwriting commissions	—	—	—	—	(5,400,448)	—	(5,400,448)
Initial classification of Class A common stock subject to possible redemption	(10,005,000)	(10)	—	—	(102,551,240)	—	(102,551,250)
Reclassification of negative Additional Paid In Capital to Accumulated Deficit	—	—	—	—	2,443,702	(2,443,702)	—
Sale of 543,300 Private Placement Units	543,300	1	—	—	5,432,999	—	5,433,000
Issuance of 100,050 Representative Shares	100,050	—	—	—	—	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(772,397)	(772,397)
Net income	—	—	—	—	—	375,586	375,586
Balance — December 31, 2022	643,350	$1	2,501,250	$3	$—	$(2,840,513)	$(2,840,509)

The accompanying notes are an integral part of the financial statements.

F-5

MOBIV ACQUISITION CORP

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 7, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

Cash Flows from Operating Activities:
Net income	$375,586
Adjustments to reconcile net income to net cash used in operating activities:
Dividends on marketable securities held in Trust Account	(1,175,154)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(6,667)
Short-term prepaid insurance	(278,664)
Long-term prepaid insurance	(23,226)
Accounts payable and accrued expenses	308,569
Income taxes payable	206,045
Net cash used in operating activities	(593,511)
Cash Flows from Investing Activities:
Investments of cash into Trust Account	(102,551,250)
Net cash used in investing activities	(102,551,250)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to initial stockholders	25,000
Proceeds from sale of Units, net of underwriting discounts paid	98,549,250
Proceeds from sale of Private Placement Units	5,433,000
Amount due to related party	9,757
Proceeds from promissory note—related party	1,000
Repayment of advances from related party	(6,542)
Repayment of promissory note—related party	(113,774)
Payment of offering costs	(285,174)
Net cash provided by financing activities	103,612,517
Net Change in Cash	467,756
Cash – Beginning of period	—
Cash – End of period	$467,756
Supplemental disclosures of non-cash investing and financing activities:
Deferred offering costs included in promissory note—related party	$112,774
Initial classification of Class A common stock subject to possible redemption	$102,551,250
Accretion for Class A common stock to redemption amount	$772,397
Deferred underwriting fee payable	$3,501,750
Reclassification of negative additional paid in capital to accumulated deficit	$2,443,702

The accompanying notes are an integral part of the financial statements.

F-6

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mobiv Acquisition Corp (the “Company”) is a blank check company incorporated in the State of Delaware on January 7, 2022. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination with one or more businesses or entities (“Business Combination”). While the Company may pursue an initial Business Combination target in any business, industry or sector or geographical location, the Company intends to focus on businesses in the electric vehicles and urban mobility industries and expressly disclaims any intent to and will to pursue a Business Combination with any business located in China, Hong Kong, Macau, Taiwan, Russia or Iran.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 7, 2022 (inception) through December 31, 2022 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Mobiv Pte. Ltd., a Singapore private company (the “Sponsor”). The Registration Statement for the Company’s Initial Public Offering was declared effective on August 3, 2022. On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,050,000 (the “Initial Public Offering”), and incurring offering costs of $5,400,448, of which $3,501,750 was for deferred underwriting commissions (see Note 6). The Company granted the underwriter a 45-day option to purchase up to an additional 1,305,000 Units at the Initial Public Offering price to cover over-allotments, if any. On August 5, 2022, the over-allotment option was exercised in full, and the closing occurred simultaneously with the Initial Public Offering on August 8, 2022.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 543,300 Units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000 (the “Private Placement”) (see Note 4).

Following the closing of the Initial Public Offering on August 8, 2022, an amount of $102,551,250 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a Trust Account (the “Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of the Class A common stock will be recorded at a redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-7

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing an initial Business Combination which contain substantially the same financial and other information about an initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

The Sponsor has agreed to (i) waive its redemption rights with respect to its Class B common stock (the “founder shares”) and Public Shares in connection with the completion of the Company’s initial Business Combination including through the placement Units, (ii) waive its redemption rights with respect to its founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within nine months from the closing of this offering (or up to a total of 18 months at the election of the Sponsor, through up to nine one-month extensions provided that, pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement to be entered into between Continental Stock Transfer & Trust Company and the Company, the Sponsor deposits into the Trust Account, an additional $0.0333 per unit for each month extended totaling $333,166.50 per month since the underwriter exercised its full over-allotment option (yielding $2,607,390 assuming nine extensions or $2,998,498.50 assuming nine extensions, which the Sponsor is not obligated to do), or as extended by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial Business Combination within nine months from the closing of the Initial Public Offering, as may be extended under the terms of the Registration Statement, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of its initial Business Combination. Public stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension.

The Company will have until 9 months from the closing of the Initial Public Offering (or up to a total of 18 months from the closing of the Initial Public Offering at the election of the Company in nine separate one month extensions subject to satisfaction of certain conditions, including the deposit of $333,166.50 ($0.0333 per unit) for each one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the Company’s certificate of incorporation) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any (less up to $100,000 of interest to pay taxes and if needed dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Offering price per Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per unit, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

F-8

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Liquidity and Capital Resources

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 in cash from the Sponsor in exchange for issuance of founder shares (as defined in Note 5), and loan from the Sponsor of $113,774 under the Note (as defined in Note 5). The Company repaid the Note in full on August 11, 2022, after receipt of funds in the operating bank account from the Trust Account. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loan.

Going Concern Consideration

As of December 31, 2022, the Company had cash of $467,756 and a working capital of $235,258. The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial Business Combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act Registration Statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

F-9

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $467,756 and had no cash equivalents as of December 31, 2022.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The Company’s marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

As discussed in Note 3, all of the 10,005,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. At December 31, 2022, there were 10,005,000 shares of Class A common stock subject to possible redemption outstanding (excluding the 543,300 private placement shares and 100,050 representative shares reported as part of permanent equity) and accretion of its carrying value to redemption value totaled to $772,397.

At December 31, 2022, the shares of Class A common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$100,050,000
Less:
Shares of class A common stock issuance costs	(5,400,448)
Overfunding in Trust Account ($0.25/unit)	2,501,250
Plus:
Accretion of carrying value to redemption value	5,400,448
Shares of Class A common stock subject to possible redemption, August 8, 2022 (IPO closing date)	$102,551,250
Plus:
Accretion of carrying value to redemption value	772,397
Shares of Class A common stock subject to possible redemption, December 31, 2022	$103,323,647

Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board ASC340-10-S99-1and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. These costs, together with the underwriter discount of $1,500,750, were charged to additional paid-in capital upon completion of the Public Offering.

F-10

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company’s effective tax rate was 35.43% for the period from January 7, 2022 (inception) through December 31, 2022. The effective tax rate differs from the statutory tax rate of 21% for the period from January 7, 2022 (inception) through December 31, 2022, primarily due to valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for period from January 7, 2022 (inception) through December 31, 2022, was $206,045.

Net Income per Common Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income per common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income per share as the redemption value approximates fair value.

The calculation of diluted income per common stock does not consider the effect of the warrants issued with the (i) Initial Public Offering or (ii) Private Placement because the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. Such warrants are exercisable to purchase 10,548,300 shares of Class A common stock in the aggregate following a Business Combination.

The Company’s statement of operations includes a presentation of income per share for Class A common stock (inclusive of shares subject to possible redemption, private placement shares, and representative shares) in a manner similar to the two-class method of income per common stock. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock, and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the period presented.

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):

	For the Period from January 7, 2022 (Inception) through December 31, 2022
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$251,381	$124,205
Denominator:
Basic and diluted weighted average shares outstanding	4,312,879	2,130,953
Basic and diluted net income per share of common stock	$0.06	$0.06

F-11

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. On December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted as of inception of the Company. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

F-12

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 3. INITIAL PUBLIC OFFERING

On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (including the issuance of 1,305,000 Units as a result of the underwriter’s full exercise of its over-allotment option), at $10.00 per Unit, generating gross proceeds of $100,050,000.

Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.

As of December 31, 2022, the Company incurred offering costs of approximately $5,400,448, including $1,500,750 of underwriting fees paid in cash, $3,501,750 of deferred underwriting fees, and $397,948 of other offering costs.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 543,300 Placement Units at a price of $10.00 per Placement Unit ($5,433,000 in the aggregate).

The proceeds from the sale of the Placement Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Company’s Trust Account with respect to the placement shares, which will expire worthless if the Company does not consummate a Business Combination. With respect to the placement warrants (“Placement Warrants”), as described in Note 7, the warrant agent shall not register any transfer of placement warrants until after the consummation of an initial Business Combination. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Offering (assuming the initial stockholders do not purchase any Public Shares in the Offering and excluding the Placement Units and underlying securities). On May 1, 2022, the Sponsor transferred 5,000 shares to the Company’s Chief Financial Officer and 5,000 shares to each of the Company’s independent directors. Pursuant to a subscription agreement dated April 5, 2022 between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed for 10,000 Class B Common Stock at $5.00 per share. As of December 31, 2022, the Sponsor owned 2,471,250 shares of Class B common stock. As the underwriters’ over-allotment option has been exercised in full on August 5, 2022, 326,250 of such shares held by the Sponsor will no longer be subject to forfeiture.

The initial stockholders holding the founder shares have agreed not to transfer, assign or sell any shares of the Class B common stock (except to certain permitted transferees) until the earlier to occur of: (A) six months after the completion of an initial Business Combination or (B) subsequent to an initial Business Combination, (x) if the last sale price of Class A common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

F-13

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Administrative Services Arrangement

An affiliate of the Company’s has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to the affiliate of the Sponsor, of $10,000 per month, for up to nine months, subject to extension to 18 months, as provided in the Company’s Registration Statement, for such administrative services. For the period from January 7, 2022 (inception) through December 31, 2022, the Company incurred and paid $50,000 in such fees.

Promissory Note — Related Party

On April 22, 2022, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Offering. The note is non-interest bearing and payable on the earlier of the consummation of the Offering or December 31, 2022. The outstanding amount has been repaid after the completion of the offering out of the $431,000 of offering proceeds that has been allocated for the payment of offering expenses. As of the IPO closing date, the Company had borrowed $113,774 under the promissory note with the Sponsor. Subsequently, on August 11, 2022, the Company has repaid $113,774 under the promissory note with the Sponsor. As of December 31, 2022, there were no outstanding under promissory note.

Amount Due to Related Party

The Sponsor transferred $5,433,279 to the Trust Account before the offering. The $279 excess proceeds over the private placement will be transferred to the Sponsor as over-allotment has already been exercised in full. As of December 31, 2022, there was $3,215 outstanding under amount due to related party including the $279 excess proceeds over the private placement.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes initial Business Combination, the Company will repay such loaned amounts. In the event that initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into Private Units, at a price of $10.00 per unit at the option of the lender, upon consummation of an initial Business Combination. The Private Units would be identical to the Placement Units. As of December 31, 2022, there is no amount outstanding under such Working Capital Loans.

Representative Shares

In connection with the Initial Public Offering, the Company issued the Representative 100,050 shares upon full exercise of the Over-allotment Option (the “Representative Shares”). The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of its initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of an initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 9 months from the closing of the Initial Public Offering (or up to a total of 18 months at the election of the Company in up to nine one-month extensions subject to satisfaction of certain conditions, including the deposit of up to $333,166.50 as the underwriters’ over-allotment option was exercised in full ($0.0333 per unit ) for each one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with its certificate of incorporation) to consummate a Business Combination.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the Registration Statement of which the prospectus forms a part pursuant to Rule 5110(e)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement of which the prospectus forms a part or commencement of sales of the Public Offering, except to any underwriter and selected dealer participating in the Offering and their officers, partners, registered persons or affiliates, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

F-14

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares and placement Units (including securities contained therein) and the Units (including securities contained therein) that may be issued upon conversion of working capital loans, and Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the Units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering, requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy- back” registration rights with respect to Registration Statements filed subsequent to the completion of its initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

The underwriters purchased the 1,305,000 of additional Units to cover over-allotments, less the underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of one-point five percent (1.50%) of the gross proceeds of the Offering, or $1,500,750 as the underwriters’ over-allotment is exercised in full at the date of the Initial Public Offering. The underwriters are also entitled to a deferred fee of three- point five percent (3.50%) of the gross proceeds of the Offering, or $3,501,750 as the underwriters’ over-allotment is exercised in full upon closing of the Business Combination. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In addition, the Company paid the representative of the underwriters, at closing of the Initial Public Offering, 1.00% of the of the Initial Public Offering shares in the Company’s Class A common stock or 100,050 Class A common stock as the underwriters’ over-allotment is exercised in full.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton, a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for any and all future private or public equity and debt offerings, including all equity linked financings, during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement of which this prospectus forms a part. The right of refusal shall also encompass the time period leading up to the closing of the initial Business Combination while the Company is still a special purpose acquisition company.

On January 27, 2023, the Company entered into that certain Amendment No. 1 (the “Amendment”) to the Underwriting Agreement, dated August 23, 2022 (the “Underwriting Agreement”) with EF Hutton. Pursuant to the terms of the amendment, EF Hutton and the Company have agreed to amend the Underwriting Agreement to replace EF Hutton’s existing right of first refusal under the Underwriting Agreement with a right of participation, for the period commencing on the date of the closing of a Business Combination until the six (6) month anniversary thereof, as an investment banker, joint book-runner, and/or placement agent for no less than thirty percent (30%) of the total economics for each and every domestic U.S. public and private equity and equity-linked offering of the Company (see Note 10).

NOTE 7. SHAREHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of December 31, 2022, there were no preferred shares issued and outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.000001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022, there were 643,350 shares of Class A common stock issued and outstanding, excluding the 10,005,000 shares of Class A common stock which are subject to possible redemption and were classified in temporary equity outside of stockholders’ deficit in the balance sheet.

F-15

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.000001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the Sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. The Sponsor will collectively own at least 20% of the Company’s issued and outstanding shares after the Offering, which amount would be greater if the initial stockholders purchased Units in the Offering. On May 1, 2022, the Sponsor transferred 5,000 founder shares pursuant to executed securities assignment agreements to the Company’s Chief Financial Officer and each of the three independent directors at their original purchase price. Pursuant to a subscription agreement dated April 5, 2022, between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed for 10,000 Class B Common Stock at $5.00 per share. As of December 31, 2022, the Sponsor owned 2,471,250 shares of Class B common stock. As the underwriters’ over-allotment option has been exercised in full on August 5, 2022, 326,250 of such shares held by the Sponsor will no longer be subject to forfeiture. Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination on a one-for-one basis. As of December 31, 2022, there were 2,501,250 shares of Class B common stocks issued and outstanding.

Warrants - Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 9 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a Registration Statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a Registration Statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a Registration Statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

F-16

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Placement Warrants (underlying the Placement Units) will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except as described below. The Placement Warrants (including the Class A common stock issuable upon the exercise of the Placement Warrants) will not be transferrable, assignable, or salable until 30 days after the completion of an initial Business Combination subject to certain limited exceptions.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2022
Deferred tax assets
Organizational costs/startup expenses	$83,902
Total deferred tax assets	83,902
Valuation allowance	(83,902)
Deferred tax assets, net of allowance	$—

The income tax provision consists of the following:

December 31, 2022
Federal
Current	$206,045
Deferred	(83,902)
State
Current	$—
Deferred	—
Change in valuation allowance	83,902
Income tax provision	$206,045

As of December 31, 2022, the Company did not have any U.S. federal and state net operating loss carryover available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 7, 2022 (inception) through December 31, 2022, the change in the valuation allowance was $83,902.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 is as follows:

December 31, 2022
Statutory federal income tax rate	21.00%
State taxes, net of federal tax benefit	0.00%
Change in valuation allowance	14.43%
Income tax provision	35.43%

F-17

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The Company’s effective tax rate for the period presented differs from the expected (statutory) rates due to temporary book to tax differences related to full valuation allowance on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax return for the period from January 7, 2022 (inception) through December 31, 2022, remains open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022, assets held in the Trust Account were comprised of $103,726,404 in U.S. Treasury securities invested in mutual fund. During the period from January 7, 2022 (inception) through December 31, 2022, the Company did not withdraw any dividend income from the Trust Account.

Description	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Mutual Fund	1	$103,726,404

NOTE 10. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred through the date the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements except for the below.

On January 27, 2023, the Company entered into that certain Amendment No. 1 (the “Amendment”) to the Underwriting Agreement, dated August 23, 2022 (the “Underwriting Agreement”) with EF Hutton. Pursuant to the terms of the amendment, EF Hutton and the Company have agreed to amend the Underwriting Agreement to replace EF Hutton’s existing right of first refusal under the Underwriting Agreement with a right of participation, for the period commencing on the date of the closing of a Business Combination until the six (6) month anniversary thereof, as an investment banker, joint book-runner, and/or placement agent for no less than thirty percent (30%) of the total economics for each and every domestic U.S. public and private equity and equity-linked offering of the Company.

F-18

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

MOBIV ACQUISITION CORP

BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$414,177	$467,756
Prepaid expenses and other current assets	56,667	6,667
Short-term prepaid insurance	232,224	278,664
Total Current Assets	703,068	753,087
Long-term prepaid insurance	—	23,226
Marketable securities held in Trust Account	104,410,362	103,726,404
TOTAL ASSETS	$105,113,430	$104,502,717
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$761,594	$308,569
Income taxes payable	443,034	206,045
Amount due to related party	260	3,215
Total current liabilities	1,204,888	517,829
Deferred underwriting fee payable	3,501,750	3,501,750
TOTAL LIABILITIES	4,706,638	4,019,579
Commitments and Contingencies (Note 6)
Redeemable Class A Common Stock
Redeemable Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 10,005,000 shares issued and outstanding subject to possible redemption, at redemption value of $10.41 and $10.33 at March 31, 2023 and December 31, 2022 , respectively	104,135,566	103,323,647
Stockholders’ Deficit
Preferred shares, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 643,350 issued and outstanding (excluding 10,005,000 shares subject to possible redemption)	1	1
Class B common stock, par value $0.000001; 10,000,000 shares authorized; 2,501,250 issued and outstanding	3	3
Additional paid in capital	—	—
Accumulated deficit	(3,728,778)	(2,840,513)
Total Stockholders’ Deficit	(3,728,774)	(2,840,509)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$105,113,430	$104,502,717

The accompanying notes are an integral part of the unaudited financial statements.

F-19

MOBIV ACQUISITION CORP

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31, 2023	For the Period from January 7, 2022 (Inception) Through March 31, 2022
Operating and formation costs	$938,315	$1,274
Loss from operations	(938,315)	(1,274)
Other income:
Dividends on marketable securities held in Trust Account	1,098,958	—
Total other income	1,098,958	—
Loss before provision for income taxes	160,643	(1,274)
Provision for income taxes	(236,989)	—
Net loss	$(76,346)	$(1,274)
Weighted average shares outstanding, Class A common stock	10,648,350	—
Basic and diluted net loss per share, Class A common stock	$(0.01)	$—
Weighted average shares outstanding, Class B common stock	2,501,250	—
Basic and diluted net loss per share, Class B common stock	$(0.01)	$(0.00)

The accompanying notes are an integral part of the unaudited financial statements.

F-20

MOBIV ACQUISITION CORP

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A common stock		Class B common stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance —January 1, 2023	643,350	$1	2,501,250	$3	$—	$(2,840,513)	$(2,840,509)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(811,919)	(811,919)
Net loss	—	—	—	—	—	(76,346)	(76,346)
Balance —March 31, 2023	643,350	$1	2,501,250	$3	$—	$(3,728,778)	$(3,728,774)

FOR THE PERIOD FROM JANUARY 7, 2022 (INCEPTION) TO MARCH 31, 2022

	Class A common stock		Class B common stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance —January 7, 2022 (Inception)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(1,274)	(1,274)
Balance —March 31, 2022	—	—	—	—	—	(1,274)	(1,274)

The accompanying notes are an integral part of the unaudited financial statements.

F-21

MOBIV ACQUISITION CORP

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31, 2023	For the period from January 7, 2022 (inception) through March 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(76,346)	$(1,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividends on marketable securities held in Trust Account	(1,098,958)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(50,000)	—
Short-term prepaid insurance	46,440	—
Long-term prepaid insurance	23,226	—
Accounts payable and accrued expenses	453,025	1,274
Income taxes payable	236,989	—
Net cash flows used in operating activities	(465,624)	—
CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account to pay franchise and income taxes	415,000	—
Net cash flows provided by financing activities	415,000	—
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of advances from related party	(2,955)	—
Net cash flows used in financing activities	(2,955)	—
NET INCREASE IN CASH	(53,579)	—
CASH, BEGINNING OF PERIOD	467,756	—
CASH, END OF PERIOD	$414,177	$—
Supplemental disclosure of noncash activities:
Accretion for Class A common stock to redemption amount	$811,919	$—

The accompanying notes are an integral part of the unaudited financial statements.

F-22

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Mobiv Acquisition Corp (the “Company”) is a blank check company incorporated in the State of Delaware on January 7, 2022. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination with one or more businesses or entities (“Business Combination”). While the Company may pursue an initial Business Combination target in any business, industry or sector or geographical location, the Company intends to focus on businesses in the electric vehicles and urban mobility industries and expressly disclaims any intent to and will to pursue a Business Combination with any business located in China, Hong Kong, Macau, Taiwan, Russia or Iran.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from January 7, 2022 (inception) through March 31, 2023 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating

income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Mobiv Pte. Ltd., a Singapore private company (the “Sponsor”). The Registration Statement for the Company’s Initial Public Offering was declared effective on August 3, 2021. On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,050,000 (the “Initial Public Offering”), and incurring offering costs of $5,400,448, of which $3,501,750 was for deferred underwriting commissions (see Note 6). The Company granted the underwriter a

45-day

option to purchase up to an additional 1,305,000 Units at the Initial Public Offering price to cover over-allotments, if any. On August 5, 2022, the over-allotment option was exercised in full, and the closing occurred simultaneously with the Initial Public Offering on August 8, 2022.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 543,300 Units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000 (the “Private Placement”) (see Note 4).

Following the closing of the Initial Public Offering on August 8, 2022, an amount of $102,551,250 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a Trust Account (the “Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule2a-7promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

F-23

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share

amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of the Class A common stock will be recorded at a redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing an initial Business Combination which contain substantially the same financial and other information about an initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

The Sponsor has agreed to (i) waive its redemption rights with respect to its Class B common stock (the “founder shares”) and Public Shares in connection with the completion of the Company’s initial Business Combination including through the placement Units, (ii) waive its redemption rights with respect to its founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within nine months from the closing of this offering (or up to a total of 18 months at the election of the Sponsor, through up to nine one-month

extensions provided that, pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement to be entered into between Continental Stock Transfer & Trust Company and the Company, the Sponsor deposits into the Trust Account, an additional $0.0333 per unit for each month extended totaling $333,166.50 per month since the underwriter exercised its full over-allotment option (yielding $2,607,390 assuming nine extensions or $2,998,498.50 assuming nine extensions, which the Sponsor is not obligated to do), or as extended by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial

Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial Business Combination within nine months from the closing of the Initial Public Offering, as may be extended under the terms of the Registration Statement, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of its initial Business Combination. Public stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension.

The Company will have until 9 months from the closing of the Initial Public Offering (or up to a total of 18 months from the closing of the Initial Public Offering at the election of the Company in nine separate one month extensions subject to satisfaction of certain conditions, including the deposit of $333,166.50 ($0.0333 per unit) for each one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the Company’s certificate of incorporation) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any (less up to $100,000 of interest to pay taxes and if needed dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

F-24

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Offering price per Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per unit, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Merger Agreement

On March 13, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with SRIVARU Holding Limited, a Cayman Islands exempted company (“SVH”), and Pegasus Merger Sub Inc., a Delaware corporation, and a direct, wholly owned subsidiary of SVH (“Merger Sub”). Pursuant to the terms of the Merger Agreement, a business combination between the Company and SVH will be effected through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SVH (the “Merger,”).

Treatment of Securities

Pursuant to the Merger Agreement, the following transactions will occur: (i) SVH shall effect a share sub-division of all the shares of SVH, par value US $0.01 (“SVH Shares”) (both issued and unissued), in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Merger Agreement) of SVH (the “Stock Split”), such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Escrowed Earnout Shares (as defined in the Merger Agreement) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by the Company, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below). For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

(ii) Each public unit of the Company (each, a “Company Unit”), consisting of one (1) share of class A common stock, par value $0.000001 per share (each, a “Company Class A Share”), and one (1) warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to and in accordance with the Warrant Agreement (the “Warrant Agreement”) dated as of August 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company (each, a “Company Public Warrant”), issued and outstanding immediately prior to the Effective Time shall be automatically detached (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) Company Class A Share and one (1) Company Public Warrant.

(iii) Each placement unit of the Company (each a “Placement Unit”), which was purchased by the Sponsor, consisting of one (1) non-transferable, non-redeemable Company Class A Share, and one (1) non-transferable, non-redeemable warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (each, a “Company Private Warrant” and together with the Company Public Warrants, the “Company Warrants”), issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) non-transferable, non-redeemable Company Class A Share and one (1) Company Private Warrant.

(iv) Each share of Class B common stock, par value $0.000001 (each, a “Founder Share” and together with the Company Class A Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one SVH Share (the “Per Share Consideration”), following which all Founder Shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

(v) Each issued and outstanding Company Class A Share issued and outstanding immediately prior to the Effective Time shall be exchanged automatically for Per Share Consideration, following which all Company Class A Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

F-25

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

(vi) All rights with respect to the Company Class A Shares underlying the Company Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each Company Warrant assumed by SVH shall be equal to the number of Company Shares that were subject to such Company Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each Company Warrant assumed by SVH shall be $11.50; and (iv) any restriction on the exercise of any Company Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, that (A) to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by SVH will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to SVH Shares subsequent to the Effective Time, and (B) the Company Board (as defined in the Merger Agreement) or a committee thereof shall succeed the authority and responsibility, if any, of the Board or any committee thereof with respect to each Company Warrant assumed by SVH.

(vii) Each Company Class A Share held in the treasury of the Company, otherwise held by the Company, or for which a Company Stockholder has demanded that the Company redeem such Company Class A Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(viii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company (as defined in the Merger Agreement), which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Merger Agreement, certain shareholders of SVH (the “Pre-Closing Company Shareholders”) and certain shareholders of SVM India (as defined below) (the “Other SVM India Stockholders” and together with the Pre-Closing Company Shareholders, the “Earnout Group”) are entitled to receive their Pro Rata Portion (as defined in the Merger Agreement) of up to 25,000,000 SVH Shares (the “Earnout Shares”).

Exchange Agreements.

At the Closing, certain shareholders of SRIVARU Motors Private Limited , a private limited company organized under the laws of India and a majority-owned subsidiary of SVH (“SVM India”) will enter into exchange agreements (the “Exchange Agreements”) with SVH, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

Liquidity and Capital Resources

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 in cash from the Sponsor in exchange for issuance of founder shares (as defined in Note 5), and loan from the Sponsor of $113,774 under the Note (as defined in Note 5). The Company repaid the Note in full on August 11, 2022, after receipt of funds in the operating bank account from the Trust Account. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of March 31, 2023, there were no amounts outstanding under any Working Capital Loan.

Going Concern Consideration

As of March 31, 2023, the Company had a working capital deficit. The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial Business Combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

F-26

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on February 21, 2023. The interim results for the three months ended March 31, 2023 is not necessarily indicative of the results to be expected for the period ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $414,177 and $467,756 as of March 31, 2023 and December 31, 2022, respectively, and had no cash equivalents.

Marketable Securities Held in Trust Account

At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule2a-7promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The Company’s marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income earned on marketable securities held in Trust Account in the accompanying unaudited statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

F-27

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

Class A Common Stock Subject to Possible Redemption

As discussed in Note 3, all of the 10,005,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. At March 31, 2023 and December 31, 2022, there were 10,005,000 shares of Class A common stock subject to possible redemption outstanding (excluding the 543,300 private placement shares and 100,050 representative shares reported as part of permanent equity) and accretion of its carrying value to redemption value totaled to $811,919.

At March 31, 2023 and December 31, 2022, the shares of Class A common stock subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$100,050,000
Less:
Shares of class A common stock issuance costs	(5,400,448)
Overfunding in Trust Account ($0.25/unit)	2,501,250
Plus:
Accretion of carrying value to redemption value	6,172,845
Shares of Class A common stock subject to possible redemption, December 31, 2022	$103,323,647
Plus:
Accretion of carrying value to redemption value	811,919
Shares of Class A common stock subject to possible redemption, March 31, 2023	$104,135,566

Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board ASC340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. These costs, together with the underwriter discount of $1,500,750, were charged to additional paid-in capital upon completion of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company’s effective tax rate was 147.53% and 0% for the three months ended March 31, 2023 and for the period from January 7, 2022 (inception) through March 31, 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023, primarily due to business combination expenses and the valuation allowance on the deferred tax assets.

F-28

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the three months ended March 31, 2023 was $236,989.

Net Loss Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Accretion associated with the redeemable shares of Class A common stock is excluded from loss per share as the redemption value approximates fair value.

The calculation of diluted loss per common stock does not consider the effect of the warrants issued with the (i) Initial Public Offering or (ii) Private Placement because the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. Such warrants are exercisable to purchase 10,548,300 shares of Class A common stock in the aggregate following a Business Combination.

The Company’s statement of operations includes a presentation of loss per share for Class A common stock (inclusive of shares subject to possible redemption, private placement shares, and representative shares) in a manner similar to the two-class method of loss per common stock. As of March 31, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock, and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):

	Three Months Ended March 31,		For the Period from January 7, 2022 (Inception) through March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$(61,824)	$(14,522)	$—	$—)
Denominator:
Basic and diluted weighted average shares outstanding	10,648,350	2,501,250	—	—
Basic and diluted net loss per share of common stock	$(0.01)	$(0.01)	$—	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. On March 31, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-29

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic815-40) (“ASU2020-06”) to simplify accounting for certain financial instruments. ASU2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted as of inception of the Company. Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

F-30

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

NOTE 3. INITIAL PUBLIC OFFERING

On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (including the issuance of 1,305,000 Units as a result of the underwriter’s full exercise of its over-allotment option), at $10.00 per Unit, generating gross proceeds of $100,050,000.

Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.

As of March 31, 2023, the Company incurred offering costs of approximately $5,400,448, including $1,500,750 of underwriting fees paid in cash, $3,501,750 of deferred underwriting fees, and $397,948 of other offering costs.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 543,300 Placement Units at a price of $10.00 per Placement Unit ($5,433,000 in the aggregate).

The proceeds from the sale of the Placement Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Company’s Trust Account with respect to the placement shares, which will expire worthless if the Company does not consummate a Business Combination. With respect to the placement warrants (“Placement Warrants”), as described in Note 7, the warrant agent shall not register any transfer of placement warrants until after the consummation of an initial Business Combination. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Offering (assuming the initial stockholders do not purchase any Public Shares in the Offering and excluding the Placement Units and underlying securities). On May 1, 2022, the Sponsor transferred 5,000 shares to the Company’s Chief Financial Officer and 5,000 shares to each of the Company’s independent directors. Pursuant to a subscription agreement dated April 5, 2022 between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed 10,000 Class B Common Stock at $5.00 per share. As of December 31, 2022, the Sponsor owned 2,471,250 shares of Class B common stock. As the underwriters’ over-allotment option has been exercised in full on August 5, 2022, 326,250 of such shares held by the Sponsor will no longer be subject to forfeiture.

The initial stockholders holding the founder shares have agreed not to transfer, assign or sell any shares of the Class B common stock (except to certain permitted transferees) until the earlier to occur of: (A) six months after the completion of an initial Business Combination or (B) subsequent to an initial Business Combination, (x) if the last sale price of Class A common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Arrangement

An affiliate of the Company’s has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to the affiliate of the Sponsor, of $10,000 per month, for up to nine months, subject to extension to 18 months, as provided in the Company’s Registration Statement, for such administrative services. For the three months ended March 31, 2023, the Company incurred and paid $30,000 in such fees. For period from January 7, 2022 (inception) through March 31, 2022, the Company did not incur any fees for these services.

F-31

MOBIV ACQUISITION CORP

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

Promissory Note — Related Party

On April 22, 2022, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Offering. The note is non-interest bearing and payable on the earlier of the consummation of the Offering or December 31, 2022. The outstanding amount has been repaid after the completion of the offering out of the $431,000 of offering proceeds that has been allocated for the payment of offering expenses. As of the IPO closing date, the Company had borrowed $113,774 under the promissory note with the Sponsor. Subsequently, on August 11, 2022, the Company has repaid $113,774 under the promissory note with the Sponsor. As of March 31, 2023 and December 31, 2022, there were no outstanding under promissory note.

Amount Due to Related Party

The Sponsor transferred $5,433,279 to the Trust Account before the offering. The remaining excess proceeds over the private placement of $260 will be transferred to the Sponsor as over-allotment has already been exercised in full. As of March 31, 2023 and December 31, 2022, there was $260 and $3,215 outstanding under amount due to related party, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes initial Business Combination, the Company will repay such loaned amounts. In the event that initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into Units, at a price of $10.00 per unit at the option of the lender, upon consummation of an initial Business Combination. The Units would be identical to the placement Units. As of March 31, 2023 and December 31, 2022, there is no amount outstanding under such Working Capital Loans.

Representative Shares

In connection with the Initial Public Offering, the Company issued the Representative 100,050 shares upon full exercise of the Over-allotment Option (the “Representative Shares”). The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of its initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of an initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 9 months from the closing of the Initial Public Offering (or up to a total of 18 months at the election of the Company in up to nine one-month extensions subject to satisfaction of certain conditions, including the deposit of up to $333,166.50asthe underwriters’ over-allotment option was exercised in full ($0.0333 per unit )for each one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with its certificate of incorporation) to consummate a Business Combination.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the Registration Statement of which the prospectus forms a part pursuant to Rule 5110(e)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement of which the prospectus forms a part or commencement of sales of the Public Offering, except to any underwriter and selected dealer participating in the Offering and their officers, partners, registered persons or affiliates, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares and placement units (including securities contained therein) and the units (including securities contained therein) that may be issued upon conversion of working capital loans, and Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering, requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy- back” registration rights with respect to registration statements filed subsequent to the completion of its initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

F-32

MOBIV ACQUISITION CORP

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023 (UNAUDITED)

Underwriting Agreement

The underwriters purchased the 1,305,000 of additional Units to cover over-allotments, less the underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of one-point five percent (1.50%) of the gross proceeds of the Offering, or $1,500,750 as the underwriters’ over-allotment is exercised in full at the date of the Initial Public Offering. The underwriters are also entitled to a deferred fee of three- point five percent (3.50%) of the gross proceeds of the Offering, or $3,501,750 as the underwriters’ over-allotment is exercised in full upon closing of the Business Combination. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In addition, the Company paid the representative of the underwriters, at closing of the Initial Public Offering, 1.00% of the of the Initial Public Offering shares in the Company’s Class A common stock or 100,050 Class A common stock as the underwriters’ over-allotment is exercised in full.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton, a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for any and all future private or public equity and debt offerings, including all equity linked financings, during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement of which this prospectus forms a part. The right of refusal shall also encompass the time period leading up to the closing of the initial Business Combination while the Company is still a special purpose acquisition company.

On January 27, 2023, the Company entered into that certain Amendment No. 1 (the “Amendment”) to the Underwriting Agreement, dated August 23, 2022 (the “Underwriting Agreement”) with EF Hutton. Pursuant to the terms of the amendment, EF Hutton and the Company have agreed to amend the Underwriting Agreement to replace EF Hutton’s existing right of first refusal under the Underwriting Agreement with a right of participation, for the period commencing on the date of the closing of a Business Combination until the six (6) month anniversary thereof, as an investment banker, joint book-runner, and/or placement agent for no less than thirty percent (30%) of the total economics for each and every domestic U.S. public and private equity and equity-linked offering of the Company.

Business Combination Agreement

On March 13, 2023, the Company entered into the Merger Agreement with SVH, and Merger Sub. Pursuant to the terms of the Merger Agreement, a business combination between the Company and SVH will be effected through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SVH .

Treatment of Securities

Pursuant to the Merger Agreement, the following transactions will occur:

(i) SVH shall effect a share sub-division of all the shares of SVH, par value US $0.01 (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Merger Agreement) of SVH , such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Escrowed Earnout Shares (as defined in the Merger Agreement) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by the Company, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below). For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

(ii) Each Company Unit, consisting of one (1) share of class A common stock, par value $0.000001 per share , and one (1) warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to and in accordance with the Warrant Agreement dated as of August 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company , issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Company Class A Share and one (1) Company Public Warrant.

(iii) Each Placement Unit, which was purchased by the Sponsor, consisting of one (1) non-transferable, non-redeemable Company Class A Share, and one (1) non-transferable, non-redeemable warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement , issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) non-transferable, non-redeemable Company Class A Share and one (1) Company Private Warrant.

(iv) Each share of Class B common stock, par value $0.000001 issued and outstanding immediately prior to the Effective Time shall be automatically converted into one SVH Share, following which all Founder Shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

(v) Each issued and outstanding Company Class A Share issued and outstanding immediately prior to the Effective Time shall be exchanged automatically for Per Share Consideration, following which all Company Class A Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

F-33

MOBIV ACQUISITION CORP

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023 (UNAUDITED)

(vi) All rights with respect to the Company Class A Shares underlying the Company Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each Company Warrant assumed by SVH shall be equal to the number of Company Shares that were subject to such Company Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each Company Warrant assumed by SVH shall be $11.50; and (iv) any restriction on the exercise of any Company Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, that (A) to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by SVH will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to SVH Shares subsequent to the Effective Time, and (B) the Company Board (as defined in the Merger Agreement) or a committee thereof shall succeed the authority and responsibility, if any, of the Board or any committee thereof with respect to each Company Warrant assumed by SVH.

(vii) Each Company Class A Share held in the treasury of the Company, otherwise held by the Company, or for which a Company Stockholder has demanded that the Company redeem such Company Class A Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(viii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company (as defined in the Merger Agreement), which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Merger Agreement, certain shareholders of SVH and certain shareholders of SVM India (as defined below) are entitled to receive their Pro Rata Portion (as defined in the Merger Agreement) of up to 25,000,000 SVH Shares .

Exchange Agreements.

At the Closing, SVM India will enter into Exchange Agreements with SVH, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of March 31, 2023 and December 31, 2022, there were no preferred shares issued and outstanding.

Class

A Common Stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.000001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 643,350 shares of Class A common stock issued and outstanding, excluding the 10,005,000 shares of Class A common stock which are subject to possible redemption and were classified in temporary equity outside of stockholders’ deficit in the balance sheets.

Class

B Common Stock— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.000001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the Sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. The underwriters’ over-allotment option was exercised in full on August 5, 2022. The Sponsor will collectively own at least 20% of the Company’s issued and outstanding shares after the Offering, which amount would greater if the initial stockholders purchased Units in the Offering. On May 1, 2022, the Sponsor transferred 5,000 founder shares pursuant to executed securities assignment agreements to the Company’s Chief Financial Officer and each of the three independent directors at their original purchase price. Pursuant to a subscription agreement dated April 5, 2022 between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed 10,000 Class B Common Stock at $5.00 per share. As of March 31, 2023, the Sponsor owned 2,471,250 shares of Class B common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination on a one-for-one basis. As of March 31, 2023 and December 31, 2022, there were 2,501,250 shares of Class B common stocks issued and outstanding.

F-34

MOBIV ACQUISITION CORP

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

Warrants - Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 9 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants. When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the30-dayredemption period to each warrant holder; and

●

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Placement Warrants (underlying the Placement Units) will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except as described below. The Placement Warrants (including the Class A common stock issuable upon the exercise of the Placement Warrants) will not be transferrable, assignable, or salable until 30 days after the completion of an initial business combination subject to certain limited exceptions.

F-35

MOBIV ACQUISITION CORP

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

(UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2023, assets held in the Trust Account were comprised of $104,410,362 in U.S. Treasury securities invested in mutual fund. During the three months ended March 31, 2023, the Company did not withdraw any dividend income from the Trust Account.

At December 31, 2022, assets held in the Trust Account were comprised of $103,726,404 in U.S. Treasury securities invested in mutual fund. During the period from January 7, 2022 (inception) through December 31, 2022, the Company did not withdraw any dividend income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Mutual Fund	1	$104,410,362	$103,726,404

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred through the date the unaudited financial statements were available to be issued. Based upon this review, other than as stated below, the Company did not identify any subsequent events, that would have required adjustment or disclosure in the condensed financial statements.

On April 23, 2023, the Company notified Continental Stock Transfer & Trust Company, the trustee of the Company’s Trust Account (“Continental”), that it was extending the time available to the Company to consummate its initial business combination from May 8, 2023, to June 8, 2023 (the “First Extension”). On June 1, 2023, the Company notified Continental that it was extending the time available to the Company to consummate its initial business combination from June 8, 2023 to July 8, 2023 (the “Second Extension”).

On July 7, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), at which Company’s stockholders approved two proposals: (1) the proposal (the “Charter Amendment Proposal”) to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a business combination from July 8, 2023 (the “Termination Date”) to July 15, 2023 and to allow the Company’s Chief Executive Officer or Chief Financial Officer, without a further shareholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up to six times after August 8, 2023 (the end date of each such extension, the “Extended Date”), for a total of up to seven months after the Termination Date by depositing into the Trust Account on the then-applicable Extended Date, for each extension, beginning on the extension commencing July 15, 2023, the lesser of (i) $100,000 or (ii) $0.05 for each share of Class A Common Stock not redeemed in connection with the Charter Amendment Proposal until February 8, 2024 (assuming the Company’s business combination has not occurred); and (2) the proposal (the “Trust Amendment Proposal”) to amend the Investment Management Trust Agreement, dated August 3, 2022, between the Company and Continental to change the initial date on which Continental must commence a liquidation of the Trust Account to the Extended Date, as applicable, or such later date as may be approved by our stockholders in accordance with the charter, as it may be further amended or restated from time to time, if a letter of termination under the Trust Agreement is not received by Continental prior to such date.

On July 7, 2023, the Company (i) filed the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, (ii) entered into an Amendment to the Investment Management Trust Agreement to reflect the Trust Amendment Proposal, and (iii) entered into a promissory note in favor of the Sponsor in the amount of $100,000.

On July 8, 2023, the Company notified Continental that it was extending the time available to the Company to consummate its initial business combination from July 8, 2023 to August 8, 2023 (the “Third Extension”, and, together with the First Extension, the Second Extension, the “Extensions”). The Extensions are the first three of up to nine (9) one-month extensions permitted under the Company’s governing documents. In connection with the First Extension and Second Extension, the Sponsor deposited an aggregate of $ 666,333 into the Trust account, on behalf of the Company. In connection with the Third Extension, the Sponsor deposited an aggregate of $100,000 into the Trust Account, on behalf of the Company. These deposits were made in respect of a non-interest bearing loan to the Company (the “Loan”). If the Company completes an initial business combination by August 8, 2023, the outstanding principal amount of the Loan will be converted into shares of the Company’s Class A common stock. If the Company does not complete its initial business combination by August 8, 2023, the Company may only repay the Loan from funds held outside of the Trust Account.

On July 11, 2023, Continental processed the redemption payments to all of the Company’s stockholders that redeemed their shares of Class A common stock in connection with the Special Meeting.

On July 28, 2023, the Company entered into a satisfaction and discharge of indebtedness (the “Satisfaction and Discharge”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), pursuant to which, among other things, EF Hutton agreed to accept $1,000,000 in cash and a 12-month right of participation, beginning on the date of the closing of the initial business combination, in lieu of the full deferred underwriting commission of $3,501,750 in cash.

On August 4, 2023, the Company, SRIVARU Holding Limited, and Pegasus Merger Sub Inc. entered into the first amendment (the “First Amendment”) to the agreement and plan of merger, dated as of March 13, 2023 (as amended by the First Amendment, the “Merger Agreement”) pursuant to which the parties thereto increased the share consideration payable to holders of the Company’s Class A common stock, par value $0.000001 per share (a “MOBV Share”), other than Sponsor, EF Hutton, a division of Benchmark Investments, LLC or any member of the Company’s Board, to include each such holder’s pro rata share of an additional 2,500,000 ordinary shares of the SRIVARU Holding Limited, relative to the number of applicable MOBV Shares outstanding immediately prior to the Effective Time.

F-36

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

F-37

MOBIV ACQUISITION CORP

BALANCE SHEETS

(UNAUDITED)

	June 30, 2023	December 31, 2022

ASSETS
Current assets
Cash	$27,078	$467,756
Prepaid expenses and other current assets	36,667	6,667
Short-term prepaid insurance	162,558	278,664
Total Current Assets	226,303	753,087
Long-term prepaid insurance	—	23,226
Marketable securities held in Trust Account	106,272,432	103,726,404
TOTAL ASSETS	$106,498,735	$104,502,717
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,084,574	$308,569
Income taxes payable	412,303	206,045
Amount due to related party	260	3,215
Convertible promissory notes - related party	666,333	—
Total current liabilities	2,163,470	517,829
Deferred underwriting fee payable	3,501,750	3,501,750
TOTAL LIABILITIES	5,665,220	4,019,579
Commitments and Contingencies (Note 6)
Redeemable Class A Common Stock
Redeemable Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 10,005,000 shares issued and outstanding subject to possible redemption, at redemption value of $10.57 and $10.33 at June 30, 2023 and December 31, 2022, respectively	105,763,847	103,323,647
Stockholders’ Deficit
Preferred shares, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.000001 par value; 100,000,000 shares authorized; 643,350 issued and outstanding (excluding 10,005,000 shares subject to possible redemption)	1	1
Class B common stock, par value $0.000001; 10,000,000 shares authorized; 2,501,250 issued and outstanding	3	3
Additional paid in capital	—	—
Accumulated deficit	(4,930,336)	(2,840,513)
Total Stockholders’ Deficit	(4,930,332)	(2,840,509)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$106,498,735	$104,502,717

The accompanying notes are an integral part of the unaudited financial statements.

F-38

MOBIV ACQUISITION CORP

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended June 30,		For The Six Months Ended June 30, 2023	For the Period from January 7, 2022 (Inception) Through June 30, 2022
	2023	2022

Operating and formation costs	585,225	110	1,523,540	1,384
Loss from operations	(585,225)	(110)	(1,523,540)	(1,384)
Other income:
Dividends on marketable securities held in Trust Account	1,247,737	—	2,346,695	—
Total Other income	1,247,737	—	2,346,695	—
Net income (loss) before provision for income taxes	662,512	(110)	823,155	(1,384)
Provision for income taxes	(235,789)	—	(472,778)	—
Net income (loss)	$426,723	$(110)	$350,377	$(1,384)
Weighted average shares outstanding, Class A common stock	10,648,350	—	10,648,350	—
Basic and diluted net income per share, Class A common stock	$0.03	$—	$0.03	$—
Weighted average shares outstanding, Class B common stock	2,501,250	2,501,250	2,501,250	2,501,250
Basic and diluted net income (loss) per share, Class B common stock	$0.03	$(0.00)	$0.03	$(0.00)

The accompanying notes are an integral part of the unaudited financial statements.

F-39

MOBIV ACQUISITION CORP

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A common stock		Class B common stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance—January 1, 2023	643,350	$1	2,501,250	$3	$—	$(2,840,513)	$(2,840,509)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(811,919)	(811,919)
Net loss	—	—	—	—	—	(76,346)	(76,346)
Balance—March 31, 2023	643,350	$1	2,501,250	$3	$—	$(3,728,778)	$(3,728,774)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(1,628,281)	(1,628,281)
Net income	—	—	—	—	—	426,723	426,723
Balance—June 30, 2023	643,350	$1	2,501,250	$3	$—	$(4,930,336)	$(4,930,332)

FOR THE THREE MONTHS ENDED JUNE 30, 2022 AND

FOR THE PERIOD FROM JANUARY 7, 2022 (INCEPTION) TO JUNE 30, 2022

	Class B		Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance—January 7, 2022 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Initial Stockholders	2,501,250	3	24,997	—	25,000
Net loss	—	—	—	(1,274)	(1,274)
Balance—March 31, 2022	2,501,250	$3	$24,997	$(1,274)	$23,726
Net loss	—	—	—	(110)	(110)
Balance—June 30, 2022	2,501,250	$3	$24,997	$(1,384)	$23,616

The accompanying notes are an integral part of the unaudited financial statements.

F-40

MOBIV ACQUISITION CORP

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30, 2023	For the period from January 7, 2022 (inception) through June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$350,377	$(1,384)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Dividends on marketable securities held in Trust Account	(2,346,695)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(30,000)	—
Short-term prepaid insurance	116,106	—
Long-term prepaid insurance	23,226	—
Accounts payable and accrued expenses	776,005	1,269
Income taxes payable	206,258	—
Net cash flows used in operating activities	(904,723)	(115)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash into Trust Account	(666,333)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	467,000	—
Net cash flows used in financing activities	(199,333)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of advances from related party	(2,955)	—
Proceeds from issuance of Class B common stock to initial stockholders	—	25,000
Proceeds from promissory note – related party	—	1,000
Proceeds from convertible promissory notes – related party	666,333	—
Payment of offering costs	—	(16,047)
Net cash flows provided by financing activities	663,378	9,953
NET INCREASE IN CASH	(440,678)	9,838
CASH, BEGINNING OF PERIOD	467,756	—
CASH, END OF PERIOD	$27,078	$9,838
Supplementary cash flow information:
Cash paid for income taxes	$266,520	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$122,655
Deferred offering costs included in promissory note – related party	$—	$112,774
Accretion for Class A common stock to redemption amount	$1,628,281	$—

The accompanying notes are an integral part of the unaudited financial statements.

F-41

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Mobiv Acquisition Corp (the “Company”) is a blank check company incorporated in the State of Delaware on January 7, 2022. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination with one or more businesses or entities (“Business Combination”). While the Company may pursue an initial Business Combination target in any business, industry or sector or geographical location, the Company intends to focus on businesses in the electric vehicles and urban mobility industries and expressly disclaims any intent to and will to pursue a Business Combination with any business located in China, Hong Kong, Macau, Taiwan, Russia or Iran.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from January 7, 2022 (inception) through June 30, 2023 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Mobiv Pte. Ltd., a Singapore private company (the “Sponsor”). The Registration Statement for the Company’s Initial Public Offering was declared effective on August 3, 2022. On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,050,000 (the “Initial Public Offering”), and incurring offering costs of $5,400,448, of which $3,501,750 was for deferred underwriting commissions (see Note 6). The Company granted the underwriter a 45-day option to purchase up to an additional 1,305,000 Units at the Initial Public Offering price to cover over-allotments, if any. On August 5, 2022, the over-allotment option was exercised in full, and the closing occurred simultaneously with the Initial Public Offering on August 8, 2022.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 543,300 Units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $5,433,000 (the “Private Placement”) (see Note 4).

Following the closing of the Initial Public Offering on August 8, 2022, an amount of $102,551,250 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (the “Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of the Class A common stock will be recorded at a redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

F-42

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Charter, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing an initial Business Combination which contain substantially the same financial and other information about an initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

The Sponsor has agreed to (i) waive its redemption rights with respect to its Class B common stock (the “founder shares”) and Public Shares in connection with the completion of the Company’s initial Business Combination including through the placement Units, (ii) waive its redemption rights with respect to its founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s Charter to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within nine months from the closing of this offering (or up to a total of 18 months at the election of the Sponsor, through up to nine one-month extensions provided that, pursuant to the terms of the Company’s Charter and the trust agreement to be entered into between Continental Stock Transfer & Trust Company and the Company, the Sponsor deposits into the Trust Account, an additional $0.0333 per unit for each month extended totaling $333,166.50 per month since the underwriter exercised its full over-allotment option (yielding $2,607,390 assuming nine extensions or $2,998,498.50 assuming nine extensions, which the Sponsor is not obligated to do), or as extended by the Company’s stockholders in accordance with the Company’s Charter) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial Business Combination within nine months from the closing of the Initial Public Offering, as may be extended under the terms of the Registration Statement, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of its initial Business Combination. Public stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension.

The Company will have until 9 months from the closing of the Initial Public Offering (or up to a total of 18 months from the closing of the Initial Public Offering at the election of the Company in nine separate one-month extensions subject to satisfaction of certain conditions, including the deposit of $333,166.50 ($0.0333 per unit) for each one-month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the Company’s Charter) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any (less up to$100,000 of interest to pay taxes and if needed dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On April 24, 2023, the Company notified Continental Stock Transfer & Trust Company, the trustee of the Company’s trust account, that it was extending the time available to the Company to consummate its initial business combination from May 8, 2023, to July 8, 2023 (the “Extensions”). The Extensions are the first and second of up to nine (9) one-month extensions permitted under the Company’s governing documents. In connection with the Extensions, in May 2023 and June 2023, the Sponsor deposited an aggregate of $666,333 (the “Extension Payments”) into the Trust account, on behalf of the Company. These deposits were made in respect of non-interest-bearing loans to the Company (the “Loans”). If the Company completes an initial business combination, the outstanding principal amount of the Loans will be converted into shares of the Company’s Class A common stock. If the Company does not complete its initial business combination, the Company may only repay the Loans from funds held outside of the Trust Account.

F-43

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On July 7, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), where stockholders approved the proposal (the “Charter Amendment Proposal”) to amend the Company’s Charter to extend the date by which the Company must consummate a business combination from July 8, 2023 (the “Termination Date”) to July 15, 2023 and to allow the Company’s Chief Executive Officer or Chief Financial Officer, without a further stockholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up to six times after August 8, 2023 (each, an “Extension,” and the end date of each such Extension, the “Extended Date”), for a total of up to seven months after the Termination Date (assuming the Company has not consummated a business combination) by depositing into the Trust Account on the then-applicable Extended Date, for each Extension, beginning on the Extension commencing July 15, 2023, the lesser of (i) $100,000 or (ii) $0.05 for each share of Class A Common Stock not redeemed in connection with the Charter Amendment Proposal (the “Extension Payment”) until February 8, 2024 (assuming the Company’s business combination has not occurred). In connection with the Special Meeting, stockholders elected to redeem an aggregate of 4,331,613 shares of Class A Common Stock at a redemption price of approximately $10.58 per share (the “Redemption”), for an aggregate redemption amount of approximately $45,849,102. As of August 11, 2023 the Board has approved four Extensions.

On August 7, 2023, the Company notified Continental that it was extending the time available to the Company to consummate its initial business combination from August 8, 2023, to September 8, 2023 (the “Extension”). The Extension is the fourth of up to nine (9) one-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor deposited an aggregate of $100,000 into the Trust Account.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Offering price per Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per unit, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Merger Agreement

On March 13, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with SRIVARU Holding Limited, a Cayman Islands exempted company (“SVH”), and Pegasus Merger Sub Inc., a Delaware corporation, and a direct, wholly owned subsidiary of SVH (“Merger Sub”). Pursuant to the terms of the Merger Agreement, a business combination between the Company and SVH will be effected through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SVH (the “Merger,”).

Treatment of Securities

Pursuant to the Merger Agreement, the following transactions will occur:

(i) SVH shall effect a 0.7806 share sub-division of all the shares of SVH, par value US $0.01 (“SVH Shares”) (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Merger Agreement) of SVH (the “Stock Split”), such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Escrowed Earnout Shares (as defined in the Merger Agreement) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by the Company, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below). For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

F-44

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

(ii) Each public unit of the Company (each, a “Company Unit”), consisting of one (1) share of class A common stock, par value $0.000001 per share (each, a “Company Class A Share”), and one (1) warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to and in accordance with the Warrant Agreement (the “Warrant Agreement”) dated as of August 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company (each, a “Company Public Warrant”), issued and outstanding immediately prior to the Effective Time shall be automatically detached (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) Company Class A Share and one (1) Company Public Warrant.

(iii) Each placement unit of the Company (each a “Placement Unit”), which was purchased by the Sponsor, consisting of one(1) non-transferable, non-redeemable Company Class A Share, and one(1) non-transferable, non-redeemable warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (each, a “Company Private Warrant” and together with the Company Public Warrants, the “Company Warrants”), issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one(1) non-transferable, non-redeemable Company Class A Share and one (1) Company Private Warrant.

(iv) Each share of Class B common stock, par value $0.000001 (each, a “Founder Share” and together with the Company Class A Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one SVH Share (the “Per Share Consideration”), following which all Founder Shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

(v) Each issued and outstanding Company Class A Share issued and outstanding immediately prior to the Effective Time shall be exchanged automatically for Per Share Consideration, following which all Company Class A Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

(vi) All rights with respect to the Company Class A Shares underlying the Company Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each Company Warrant assumed by SVH shall be equal to the number of Company Shares that were subject to such Company Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each Company Warrant assumed by SVH shall be $11.50; and (iv) any restriction on the exercise of any Company Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, that (A) to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by SVH will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to SVH Shares subsequent to the Effective Time, and (B) the Company Board (as defined in the Merger Agreement) or a committee thereof shall succeed the authority and responsibility, if any, of the Board or any committee thereof with respect to each Company Warrant assumed by SVH.

(vii) Each Company Class A Share held in the treasury of the Company, otherwise held by the Company, or for which a Company Stockholder has demanded that the Company redeem such Company Class A Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(viii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company (as defined in the Merger Agreement), which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Merger Agreement, certain shareholders of SVH (the “Pre-Closing Company Shareholders”) and certain shareholders of SVM India (as defined below) (the “Other SVM India Stockholders” and together with the Pre-Closing Company Shareholders, the “Earnout Group”) are entitled to receive their Pro Rata Portion (as defined in the Merger Agreement) of up to 25,000,000 SVH Shares (the “Earnout Shares”).

Exchange Agreements.

At the Closing, certain shareholders of SRIVARU Motors Private Limited , a private limited company organized under the laws of India and a majority-owned subsidiary of SVH (“SVM India”) will enter into exchange agreements (the “Exchange Agreements”) with SVH, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

On August 4, 2023, the Company, SRIVARU Holding Limited, and Pegasus Merger Sub Inc. entered into the first amendment (the “First Amendment”) to the agreement and plan of merger, dated as of March 13, 2023 (as amended by the First Amendment, the “Merger Agreement”) pursuant to which the parties thereto increased the share consideration payable to holders of the Company’s Class A common stock, par value $0.000001 per share (a “MOBV Share”), other than Sponsor, EF Hutton, a division of Benchmark Investments, LLC or any member of the Company’s Board, to include each such holder’s pro rata share of an additional 2,500,000 ordinary shares of the SRIVARU Holding Limited, relative to the number of applicable MOBV Shares outstanding immediately prior to the Effective Time.

F-45

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Liquidity and Capital Resources

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 in cash from the Sponsor in exchange for issuance of founder shares (as defined in Note 5), and loan from the Sponsor of $113,774 under the Note (as defined in Note 5). The Company repaid the Note in full on August 11, 2022, after receipt of funds in the operating bank account from the Trust Account. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2023, there were no amounts outstanding under any Working Capital Loan.

Going Concern Consideration

As of June 30, 2023, the Company had a working capital deficit. The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial Business Combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on February 21, 2023. The interim results for the three and six months ended June 30, 2023 is not necessarily indicative of the results to be expected for the period ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

F-46

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $27,078 and $467,756 as of June 30, 2023 and December 31, 2022, respectively, and had no cash equivalents.

Marketable Securities Held in Trust Account

At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The Company’s marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income earned on marketable securities held in Trust Account in the accompanying unaudited statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

As discussed in Note 3, all of the 10,005,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Charter. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. At June 30, 2023 and December 31, 2022, there were 10,005,000 shares of Class A common stock subject to possible redemption outstanding (excluding the 543,300 private placement shares and 100,050 representative shares reported as part of permanent equity) and accretion of its carrying value to redemption value totaled to $2,440,200 and $6,172,845, respectively.

On July 7, 2023, the Company held a special meeting at which stockholders approved the proposal to amend the Company’s Charter to extend the date by which the Company must consummate a business combination from July 8, 2023 to July 15, 2023, and to allow the Company’s Chief Executive Officer or Chief Financial Officer, without a further stockholder vote, to further extend the termination date from July 15, 2023 to August 8, 2023, and thereafter on a monthly basis up to six times after August 8, 2023. As of August 11, 2023 the Board has approved four Extensions. In connection with the special meeting, stockholders elected to redeem an aggregate of 4,331,613 shares of Class A common stock at a redemption price of approximately $10.58 per share for an aggregate amount of approximately $45,849,102.

F-47

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

At June 30, 2023 and December 31, 2022, the shares of Class A common stock subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$100,050,000
Less:
Shares of class A common stock issuance costs	(5,400,448)
Overfunding in Trust Account ($0.25/unit)	2,501,250
Plus:
Accretion of carrying value to redemption value	6,172,845
Shares of Class A common stock subject to possible redemption, December 31, 2022	$103,323,647
Plus:
Accretion of carrying value to redemption value	811,919
Shares of Class A common stock subject to possible redemption, March 31, 2023	$104,135,566
Plus:
Accretion of carrying value to redemption value	1,628,281
Shares of Class A common stock subject to possible redemption, June 30, 2023	$105,763,847

Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board ASC340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. These costs, together with the underwriter discount of $1,500,750, were charged to additional paid-in capital upon completion of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company’s effective tax rate was (35.59%) and 0% for the three months ended June 30, 2023 and 2022, respectively, and (57.43%) and 0% for the six months ended June 30, 2023 and for the period from January 7, 2022 (inception) through June 30, 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and for the period from January 7, 2022 (inception) through June 30, 2022, primarily due to business combination expenses and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

F-48

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the three and six months ended June 30, 2023 was $235,789 and $472,778, respectively.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per share as the redemption value approximates fair value.

The calculation of diluted loss per common stock does not consider the effect of the warrants issued with the (i) Initial Public Offering or (ii) Private Placement because the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. Such warrants are exercisable to purchase 10,548,300 shares of Class A common stock in the aggregate following a Business Combination.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock (inclusive of shares subject to possible redemption, private placement shares, and representative shares) in a manner similar to the two-class method of loss per common stock. As of June 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock, and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except per share amounts):

	Three Months Ended June 30,		Three Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$345,554	$81,169	$—	$(110)
Denominator:
Basic and diluted weighted average shares outstanding	10,648,350	2,501,250	—	2,501,250
Basic and diluted net income (loss) per share of common stock	$0.03	$0.03	$—	$(0.00)

	Six Months Ended June 30,		For the Period from January 7, 2022 (Inception) through June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$283,730	$66,647	$—	$(1,384)
Denominator:
Basic and diluted weighted average shares outstanding	10,648,350	2,501,250	—	2,501,250
Basic and diluted net income (loss) per share of common stock	$0.03	$0.03	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. On June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-49

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted as of inception of the Company.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

F-50

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 3. INITIAL PUBLIC OFFERING

On August 8, 2022, the Company consummated its Initial Public Offering of 10,005,000 Units (including the issuance of 1,305,000 Units as a result of the underwriter’s full exercise of its over-allotment option), at $10.00 per Unit, generating gross proceeds of $100,050,000.

Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.

As of June 30, 2023, the Company incurred offering costs of approximately $5,400,448, including $1,500,750 of underwriting fees paid in cash, $3,501,750 of deferred underwriting fees, and $397,948 of other offering costs.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 543,300 Placement Units at a price of $10.00 per Placement Unit ($5,433,000 in the aggregate).

The proceeds from the sale of the Placement Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Company’s Trust Account with respect to the placement shares, which will expire worthless if the Company does not consummate a Business Combination. With respect to the placement warrants (“Placement Warrants”), as described in Note 7, the warrant agent shall not register any transfer of placement warrants until after the consummation of an initial Business Combination. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

Representative Shares

In connection with the Initial Public Offering, the Company issued the Representative 100,050 shares upon full exercise of the Over-allotment Option (the “Representative Shares”). The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of its initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of an initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 9 months from the closing of the Initial Public Offering (or up to a total of 18 months at the election of the Company in up to nine one-month extensions subject to satisfaction of certain conditions, including the deposit of up to $333,166.50 as the underwriters’ over-allotment option was exercised in full ($0.0333 per unit )for each one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with its Charter) to consummate a Business Combination.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the Registration Statement of which the prospectus forms a part pursuant to Rule 5110(e)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement of which the prospectus forms a part or commencement of sales of the Public Offering, except to any underwriter and selected dealer participating in the Offering and their officers, partners, registered persons or affiliates, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

F-51

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Offering (assuming the initial stockholders do not purchase any Public Shares in the Offering and excluding the Placement Units and underlying securities). On May 1, 2022, the Sponsor transferred 5,000 shares to the Company’s Chief Financial Officer and 5,000 shares to each of the Company’s independent directors. Pursuant to a subscription agreement dated April 5, 2022 between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed 10,000 Class B Common Stock at $5.00 per share. As of December 31, 2022, the Sponsor owned 2,471,250 shares of Class B common stock. As the underwriters’ over-allotment option was exercised in full on August 5, 2022, 326,250 of such shares held by the Sponsor are no longer be subject to forfeiture.

The initial stockholders holding the founder shares have agreed not to transfer, assign or sell any shares of the Class B common stock (except to certain permitted transferees) until the earlier to occur of: (A) six months after the completion of an initial Business Combination or (B) subsequent to an initial Business Combination, (x) if the last sale price of Class A common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Arrangement

An affiliate of the Company’s has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to the affiliate of the Sponsor, of $10,000 per month, for up to nine months, subject to extension to 18 months, as provided in the Company’s Registration Statement, for such administrative services. For the three and six months ended June 30, 2023, the Company incurred and paid $30,000 and $60,000 in such fees, respectively. For three months ended June 30, 2022 and for the period from January 7, 2022 (inception) through June 30, 2022, the Company did not incur any fees for these services.

Promissory Note — Related Party

On April 22, 2022, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Offering. The note is non-interest bearing and payable on the earlier of the consummation of the Offering or December 31, 2022. The outstanding amount has been repaid after the completion of the offering out of the $431,000 of offering proceeds that has been allocated for the payment of offering expenses. As of the IPO closing date, the Company had borrowed $113,774 under the promissory note with the Sponsor. Subsequently, on August 11, 2022, the Company has repaid $113,774 under the promissory note with the Sponsor. As of June 30, 2023 and December 31, 2022, there were no outstanding under promissory note.

Convertible Promissory Notes – Related Party

On April 24, 2023 and June 1, 2023, the Sponsor agreed to loan the Company an aggregate of $666,333 to be used to fund the extension deposits made to the Trust Account (the “April 2023 Note” and the “June 2023 Note”, respectively. The April 2023 Note is non-interest bearing and payable on the earlier of (i) June 8, 2023 or (ii) promptly after the date of the consummation of the Company’s initial Business Combination. The June 2023 Note is non-interest bearing and payable on the earlier of (i) July 8, 2023 or (ii) promptly after the date of the consummation of the Company’s initial Business Combination. Upon the consummation of the closing of a Business Combination, the Company will convert the unpaid principal balance under convertible promissory notes into a number of shares of non-transferable, non-redeemable, Class A Common Stock of the Company (the “Conversion Shares”) equal to (x) the principal amount of the notes being converted divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of shares. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account. As of June 30, 2023 and December 31, 2022, an aggregate $666,333 and $0 is outstanding under the promissory notes, respectively.

F-52

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Amount Due to Related Party

The Sponsor transferred $5,433,279 to the Trust Account before the offering. The remaining excess proceeds over the private placement of $260 will be transferred to the Sponsor as the over-allotment has already been exercised in full. As of June 30, 2023 and December 31, 2022, there was $260 and $3,215 outstanding under amount due to related party, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes initial Business Combination, the Company will repay such loaned amounts. In the event that initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into Units, at a price of $10.00 per unit at the option of the lender, upon consummation of an initial Business Combination. The Units would be identical to the placement Units. As of June 30, 2023 and December 31, 2022, there is no amount outstanding under such Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares and placement units (including securities contained therein) and the units (including securities contained therein) that may be issued upon conversion of working capital loans, and Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering, requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of its initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

The underwriters purchased the 1,305,000 of additional Units to cover over-allotments, less the underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of one-point five percent (1.50%) of the gross proceeds of the Offering, or $1,500,750 as the underwriters’ over-allotment is exercised in full at the date of the Initial Public Offering. The underwriters are also entitled to a deferred fee of three- point five percent (3.50%) of the gross proceeds of the Offering, or $3,501,750 as the underwriters’ over-allotment is exercised in full upon closing of the Business Combination. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In addition, the Company paid the representative of the underwriters, at closing of the Initial Public Offering, 1.00% of the of the Initial Public Offering shares in the Company’s Class A common stock or 100,050 Class A common stock as the underwriters’ over-allotment is exercised in full.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted EF Hutton, a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for any and all future private or public equity and debt offerings, including all equity linked financings, during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement of which this prospectus forms a part. The right of refusal shall also encompass the time period leading up to the closing of the initial Business Combination while the Company is still a special purpose acquisition company.

F-53

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On January 27, 2023, the Company entered into that certain Amendment No. 1 (the “Amendment”) to the Underwriting Agreement, dated August 23, 2022 (the “Underwriting Agreement”) with EF Hutton. Pursuant to the terms of the amendment, EF Hutton and the Company have agreed to amend the Underwriting Agreement to replace EF Hutton’s existing right of first refusal under the Underwriting Agreement with a right of participation, for the period commencing on the date of the closing of a Business Combination until the six (6) month anniversary thereof, as an investment banker, joint book-runner, and/or placement agent for no less than thirty percent (30%) of the total economics for each and every domestic U.S. public and private equity and equity-linked offering of the Company.

On July 28, 2023, the Company entered into a satisfaction and discharge of indebtedness (the “Satisfaction and Discharge”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), pursuant to which, among other things, EF Hutton agreed to accept $1,000,000 in cash and a 12-month right of participation, beginning on the date of the closing of the initial business combination, in lieu of the full deferred underwriting commission of $3,501,750 in cash.

Business Combination Agreement

On March 13, 2023, the Company entered into the Merger Agreement with SVH, and Merger Sub. Pursuant to the terms of the Merger Agreement, a business combination between the Company and SVH will be effected through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SVH .

Treatment of Securities

Pursuant to the Merger Agreement, the following transactions will occur:

(i) SVH shall effect a 0.7806 share sub-division of all the shares of SVH, par value US $0.01 (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents (as defined in the Merger Agreement) of SVH , such that the number of outstanding SVH Shares immediately prior to the Effective Time (excluding the Escrowed Earnout Shares (as defined in the Merger Agreement) issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 SVH Shares will be authorized but unissued and reserved by the Company, to be exchanged or sold for cash in accordance with the Exchange Agreements (as defined below). For five (5) years following the Closing (as defined in the Merger Agreement), SVH will keep authorized for issuance a sufficient number of shares of unissued and reserved SVH Shares to permit SVH to satisfy in full its obligations as set forth in the Exchange Agreements and will take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SVH Shares if at any time there are insufficient unissued SVH Shares to permit such reservation.

(ii) Each Company Unit, consisting of one (1) share of class A common stock, par value $0.000001 per share , and one (1) warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to and in accordance with the Warrant Agreement dated as of August 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company , issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Company Class A Share and one (1) Company Public Warrant.

(iii) Each Placement Unit, which was purchased by the Sponsor, consisting of one(1) non-transferable, non-redeemable Company Class A Share, and one(1) non-transferable, non-redeemable warrant entitling the holder to purchase one Company Class A Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement , issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one(1) non-transferable, non-redeemable Company Class A Share and one (1) Company Private Warrant.

(iv) Each share of Class B common stock, par value $0.000001 issued and outstanding immediately prior to the Effective Time shall be automatically converted into one SVH Share , following which all Founder Shares shall automatically be cancelled and shall cease to exist by virtue of the Merger.

(v) Each issued and outstanding Company Class A Share issued and outstanding immediately prior to the Effective Time shall be exchanged automatically for Per Share Consideration, following which all Company Class A Shares shall automatically be canceled and shall cease to exist by virtue of the Merger.

F-54

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

(vi) All rights with respect to the Company Class A Shares underlying the Company Warrants shall be converted into rights with respect to SVH Shares and thereupon assumed by SVH. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by SVH may be exercised solely for SVH Shares; (ii) the number of SVH Shares subject to each Company Warrant assumed by SVH shall be equal to the number of Company Shares that were subject to such Company Warrants, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the SVH Shares issuable upon exercise of each Company Warrant assumed by SVH shall be $11.50; and (iv) any restriction on the exercise of any Company Warrant assumed by SVH shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, that (A) to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by SVH will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to SVH Shares subsequent to the Effective Time, and (B) the Company Board (as defined in the Merger Agreement) or a committee thereof shall succeed the authority and responsibility, if any, of the Board or any committee thereof with respect to each Company Warrant assumed by SVH.

(vii) Each Company Class A Share held in the treasury of the Company, otherwise held by the Company, or for which a Company Stockholder has demanded that the Company redeem such Company Class A Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(viii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company (as defined in the Merger Agreement), which shall constitute the only outstanding share of capital stock of the Surviving Company.

Earnout

Pursuant to the Merger Agreement, certain shareholders of SVH and certain shareholders of SVM India (as defined below) are entitled to receive their Pro Rata Portion (as defined in the Merger Agreement) of up to 25,000,000 SVH Shares.

Exchange Agreements.

At the Closing, SVM India will enter into Exchange Agreements with SVH, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

On August 4, 2023, the Company, SRIVARU Holding Limited, and Pegasus Merger Sub Inc. entered into the first amendment (the “First Amendment”) to the agreement and plan of merger, dated as of March 13, 2023 (as amended by the First Amendment, the “Merger Agreement”) pursuant to which the parties thereto increased the share consideration payable to holders of the Company’s Class A common stock, par value $0.000001 per share (a “MOBV Share”), other than Sponsor, EF Hutton, a division of Benchmark Investments, LLC or any member of the Company’s Board, to include each such holder’s pro rata share of an additional 2,500,000 ordinary shares of the SRIVARU Holding Limited, relative to the number of applicable MOBV Shares outstanding immediately prior to the Effective Time.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of June 30, 2023 and December 31, 2022, there were no preferred shares issued and outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.000001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 643,350 shares of Class A common stock issued and outstanding, excluding the 10,005,000 shares of Class A common stock which are subject to possible redemption and were classified in temporary equity outside of stockholders’ deficit in the balance sheets.

On July 7, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), where stockholders approved the proposal (the “Charter Amendment Proposal”) to amend the Company’s amended and restated Charter to extend the date by which the Company must consummate a business combination from July 8, 2023 (the “Termination Date”) to July 15, 2023 and to allow the Company’s Chief Executive Officer or Chief Financial Officer, without a further stockholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up to six times after August 8, 2023 (each, an “Extension,” and the end date of each such Extension, the “Extended Date”), for a total of up to seven months after the Termination Date (assuming the Company has not consummated a business combination) by depositing into the Trust Account on the then-applicable Extended Date, for each Extension, beginning on the Extension commencing July 15, 2023, the lesser of (i) $100,000 or (ii) $0.05 for each share of Class A Common Stock not redeemed in connection with the Charter Amendment Proposal (the “Extension Payment”) until February 8, 2024 (assuming the Company’s business combination has not occurred). In connection with the Special Meeting, stockholders elected to redeem an aggregate of 4,331,613 shares of Class A Common Stock at a redemption price of approximately $10.58 per share (the “Redemption”), for an aggregate redemption amount of approximately $45,849,102. As of August 11, 2023 the Board has approved four Extensions.

F-55

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.000001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On April 22, 2022, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. On July 1, 2022, the Sponsor surrendered an aggregate of 373,750 founder shares for no consideration, which surrender was effective retroactively, resulting in 2,501,250 shares being outstanding. Such Class B common stock included an aggregate of up to 326,250 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. The underwriters’ over-allotment option was exercised in full on August 5, 2022.

The Sponsor will collectively own at least 20% of the Company’s issued and outstanding shares after the Offering, which amount would greater if the initial stockholders purchased Units in the Offering. On May 1, 2022, the Sponsor transferred 5,000 founder shares pursuant to executed securities assignment agreements to the Company’s Chief Financial Officer and each of the three independent directors at their original purchase price. Pursuant to a subscription agreement dated April 5, 2022 between Lloyd Bloom and the Sponsor, Lloyd Bloom, one of the independent directors, also subscribed 10,000 Class B Common Stock at $5.00 per share. As of June 30, 2023, the Sponsor owned 2,471,250 shares of Class B common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination on a one-for-one basis. As of June 30, 2023 and December 31, 2022, there were 2,501,250 shares of Class B common stocks issued and outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants. When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

F-56

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Placement Warrants (underlying the Placement Units) will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except as described below. The Placement Warrants (including the Class A common stock issuable upon the exercise of the Placement Warrants) will not be transferrable, assignable, or salable until 30 days after the completion of an initial business combination subject to certain limited exceptions.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2023, assets held in the Trust Account were comprised of $106,272,432 in U.S. Treasury securities invested in a mutual fund. During the three and six months ended June 30, 2023, the Company has withdrawn $467,000 of income earned from the Trust Account to pay certain tax obligations.

At December 31, 2022, assets held in the Trust Account were comprised of $103,726,404 in U.S. Treasury securities invested in a mutual fund. During the period from January 7, 2022 (inception) through December 31, 2022, the Company did not withdraw any dividend income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Mutual Fund	1	$106,272,432	$103,726,404

F-57

MOBIV ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred through the date the unaudited financial statements were available to be issued. Based upon this review, other than as stated below, the Company did not identify any subsequent events, that would have required adjustment or disclosure in the condensed financial statements.

On July 7, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), at which Company’s stockholders approved two proposals: (1) the proposal (the “Charter Amendment Proposal”) to amend the Company’s Charter to extend the date by which the Company must consummate a business combination from July 8, 2023 (the “Termination Date”) to July 15, 2023 and to allow the Company’s Chief Executive Officer or Chief Financial Officer, without a further stockholder vote, to further extend the Termination Date from July 15, 2023 to August 8, 2023 and thereafter on a monthly basis up tosix times after August 8, 2023 (the end date of each such extension, the “Extended Date”), for a total of up to seven months after the Termination Date by depositing into the Trust Account on the then-applicable Extended Date, for each extension, beginning on the extension commencing July 15, 2023, the lesser of (i) $100,000 or (ii) $0.05 for each share of Class A Common Stock not redeemed in connection with the Charter Amendment Proposal until February 8, 2024 (assuming the Company’s business combination has not occurred); and (2) the proposal (the “Trust Amendment Proposal”) to amend the Investment Management Trust Agreement, dated August 3, 2022, between the Company and Continental to change the initial date on which Continental must commence a liquidation of the Trust Account to the Extended Date, as applicable, or such later date as may be approved by our stockholders in accordance with the Charter, as it may be further amended or restated from time to time, if a letter of termination under the Trust Agreement is not received by Continental prior to such date. In connection with the Special Meeting, stockholders elected to redeem an aggregate of 4,331,613 shares of Class A Common Stock at a redemption price of approximately $10.58 per share, for an aggregate amount of approximately $45,849,102. As of August 11, 2023, the Board has approved four Extensions.

On July 7, 2023, the Company also entered into a promissory note with the Sponsor in the amount of $100,000. The note is non-interest bearing and is payable on the earlier of (i) February 8, 2024 or (ii) promptly after the date on which the Company consummates an initial business combination. If the Company completes an initial business combination by August 8, 2023, the outstanding principal amount of the loan will be converted into shares of the Company’s Class A common stock equal to (x) the principal amount of this Note being converted divided by (y) the conversion price of $10.00. If the Company does not complete its initial business combination by August 8, 2023, the Company may only repay the loan from funds held outside of the Trust Account.

On July 28, 2023, the Company entered into a satisfaction and discharge of indebtedness (the “Satisfaction and Discharge”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), pursuant to which, among other things, EF Hutton agreed to accept $1,000,000 in cash and a 12-month right of participation, beginning on the date of the closing of the initial business combination, in lieu of the full deferred underwriting commission of 3,501,750 in cash.

On August 4, 2023, the Company, SRIVARU Holding Limited, and Pegasus Merger Sub Inc. entered into the first amendment (the “First Amendment”) to the agreement and plan of merger, dated as of March 13, 2023 (as amended by the First Amendment, the “Merger Agreement”) pursuant to which the parties thereto increased the share consideration payable to holders of the Company’s Class A common stock, par value $0.000001 per share (a “MOBV Share”), other than Sponsor, EF Hutton, a division of Benchmark Investments, LLC or any member of the Company’s Board, to include each such holder’s pro rata share of an additional 2,500,000 ordinary shares of the SRIVARU Holding Limited, relative to the number of applicable MOBV Shares outstanding immediately prior to the Effective Time.

On August 7, 2023, the Company entered into a promissory note with the Sponsor in the amount of $100,000. The note is non-interest bearing and is payable on the earlier of (i) February 8, 2024 or (ii) promptly after the date on which the Company consummates an initial business combination. If the Company completes an initial business combination by September 8, 2023, the outstanding principal amount of the loan will be converted into shares of the Company’s Class A common stock equal to (x) the principal amount of this Note being converted divided by (y) the conversion price of $10.00. If the Company does not complete its initial business combination by September 8, 2023, the Company may only repay the loan from funds held outside of the Trust Account. The Company also notified Continental that it was extending the time available to the Company to consummate its initial business combination from August 8, 2023, to September 8, 2023 (the “Extension”). The Extension is the fourth of up to nine (9) one-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor deposited an aggregate of $100,000 into the Trust Account.

Special Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q (the “Quarterly Report”) includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

F-58

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Srivaru Holding Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying Consolidated balance sheets of Srivaru Holding Limited and its subsidiary (the “Company”) as of March 31, 2023 and 2022, the related Consolidated statements of operations and comprehensive Income, stockholders’ equity and Consolidated cash flows, for the each of the two years in the year ended March 31, 2023, and the related notes (collectively referred to as the “ Consolidated financial statements”). In our opinion, the Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Company as at March 31, 2023 and 2022, and the Consolidated results of its operations and its cash flows for each of the two years in the year ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These Consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s Consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters

Manohar Chowdhry & Associates

Chartered Accountants

We are serving as the Company’s auditor for the second year.

Chennai, India

May 25, 2023

UDIN: 23228596BHAIDX3742

F-59

Srivaru Holding Limited (Successor)

Srivaru Motors Private Limited (Predecessor)

CONSOLIDATED BALANCE SHEET

(all amounts are in $, except share data)

	March 31, 2023 ($)	March 31, 2022 ($)
ASSETS
Current assets:
Cash and cash equivalents	21,378	75,605
Marketable securities	14,415	14,880
Accounts receivable, net	-	-
Inventory	331,548	435,103
Deposits and advances	288,842	418,590
Total current assets	656,183	944,178

Property, plant and equipment, net	55,196	66,250
Non-Marketable securities	-	-
Deferred tax assets	-	64,241
Operating lease asset
Total long-term assets	55,196	130,491
Total assets	711,379	1,074,669
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,976	7,776
Accrued liabilities and others	55,571	82,982
Borrowings	1,158,390	886,808
Total current liabilities	1,217,937	977,566

Long-term loans	-	-
Other liabilities	-	-
Operating lease liability	-	-
Total non-current liabilities	-	-
Total liabilities	1,217,937	977,566

Commitments and Contingencies – See Note 11

Stockholders’ equity:

Common stock, $ 0.01 par value: 20,000,000 shares authorised as of March 31, 2023 (March 31, 2022; 20,000,000 shares); 19,147,698 (March 31, 2022; 19,140,849) shares issued or outstanding as of March 31, 2023.	191,477	191,408
Share Premium	149,614	124,682
Profit on Consolidation	87,756	87,756
Non Controlling Interest	(14,979)	5,696
Other Comprehensive income	51,057	4,771
Accumulated deficit	(971,483)	(317,210)
Total stockholders’ equity	(506,558)	97,103
Total liabilities and stockholders’ equity	711,379	1,074,669

The accompanying notes should be read in connection with these consolidated financial statements.

F-60

Srivaru Holding Limited (Successor)

Srivaru Motors Private Limited (Predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(all amounts are in $, except share data)

	Successor		Predecessor
	Year ended March 31, 2023	Period from June 16, 2021 through March 31, 2022	Period from April 1, 2021 through June 15, 2021
	($)	($)	($)
Revenue	112,409	152,207	87,764
Cost of goods Sold	(132,780)	(124,834)	(76,883)
Inventory write-down	(113,724)	-	-
Total Cost of Revenue	(246,504)	(124,834)	(76,883)
Gross Profit	(134,095)	27,373	10,881
General and administrative expenses	(405,078)	(268,656)	(59,586)
Selling and Distribution expenses	(2,814)	(36,447)	(4,713)
Depreciation and Amortisation	(24,545)	(27,974)	-
Operating loss	(566,532)	(305,704)	(53,418)
Other income, net	11,771	10,529	432
Finance Expenses	(55,946)	-	-
Loss before income taxes	(610,707)	(295,175)	(52,986)
Income tax expense/benefit	(64,241)	(34,155)	-
Net loss attributable to common stockholders	(674,948)	(329,330)	(52,986)
Loss attributable to Common Stock holders of Parent Company	(654,273)	(317,210)	(49,813)
Loss attributable to minority Stock holders	(20,675)	(12,120)	(3,173)

Loss per share attributable to common stockholders:
Basic & diluted	(0.04	(0.03	-0.02
Weighted-average number of shares used in computing loss per share amounts:	19,145,415	15,155,318	2,611,260

The accompanying notes should be read in connection with these Consolidated financial statements.

F-61

Srivaru Holding Limited (Successor)

Srivaru Motors Private Limited (Predecessor)

STATEMENT OF STOCKHOLDERS’ EQUITY

(all amounts are in $, except share data)

Predecessor	Number of Common Shares	Common Stock	Share Premium	Accumulated Deficit	Capital Reserve	Non- Controlling Interest	Other Comprehensive Income	Total Stockholders’ Equity
Balances as of April 01, 2021	2,611,260	34,446	600,278	(284,811)	-	-	-	349,913
Common stock issued during the year	-	-	-	-	-	-	-	-
Net loss	-	-	-	(52,986)	-	-	-	(52,986)
Exchange gain on translation of Foreign Subsidiaries	-	-	-	-	-	-	-	-
Balances as of June 15, 2021	2,611,260	34,446	600,278	(337,797)	-	-	-	296,927

Successor	Number of Common Shares	Common Stock	Share Premium	Accumulated Deficit	Capital Reserve	Non- Controlling Interest	Other Comprehensive Income	Total Stockholders’ Equity
Balances as of June 16, 2021	-	-	-	-	-	-	-	-
Common stock issued during the year	19,140,849	191,408	124,682	-	-	-	-	316,090
Net loss	-	-	-	(367,023)	-	(15,293)	-	(382,316)
Adjustments Pertaining to Business Combination	-	-	-	49,813	-	-	-	49,813
Profit on Consolidation	-	-	-	-	87,756	20,989	-	108,745
Exchange gain on translation of Foreign Subsidiaries	-	-	-	-	-	-	4,771	4,771
Balances as of March 31, 2022	19,140,849	191,408	124,682	(317,210)	87,756	5,696	4,771	97,103

	Number of Common Shares	Common Stock	Share Premium	Accumulated Deficit	Capital Reserve	Non- Controlling Interest	Other Comprehensive Income	Total Stockholders’ Equity
Balances as of April 01 , 2022	19,140,849	191,408	124,682	(317,210)	87,756	5,696	4,771	97,103
Common stock issued during the year	6,849	69	24,932	-	-		-	25,001
Net loss	-	-	-	(654,273)	-	(20,675)	-	(674,948)
Adjustments Pertaining to Business Combination	-	-	-	-	-	-	-	-
Profit on Consolidation	-	-	-	-	-	-	-	-
Exchange gain on translation of Foreign Subsidiaries	-	-	-	-	-	-	46,286	46,286
Balances as of March 31, 2023	19,147,698	191,477	149,614	(971,483)	87,756	(14,979)	51,057	(506,558)

The accompanying notes should be read in connection with these consolidated financial statements.

F-62

Srivaru Holding Limited (Successor)

Srivaru Motors Private Limited (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(all amounts are in $, except share data)

	Successor		Predecessor
	Year Ended March 31, 2023	Period from June 16, 2021 through March 31, 2022	Period from April 1, 2021 through June 15, 2021
	($)	($)	($)
Cash flows from operating activities:
Net loss	(610,707)	(295,175)	(52,986)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	24,545	27,974	-
Changes in operating assets and liabilities:
Accounts receivables, net	-	-	3,978
Inventory	103,555	(160,640)	72,320
Deposits and advances	129,748	(750)	(161,167)
Claims and advances	-	-	-
Accounts payable	(3,800)	(9,336)	7,928
Accrued and other liabilities	(27,411)	30,316	14,521
Net cash used in operating activities	(384,070)	(407,611)	(115,406)

Cash flow from investing activities:
Net sale/(purchase) of property, plant, and equipment	(13,491)	(17,694)	(3,858)
Investment in/sale of marketable securities/Subsidiaries	465	(191,812)	(455)
Net cash provided by/ (used in) investing activities	(13,026)	(209,506)	(4,313)

Cash flows from financing activities:
Issuance of equity stock through offering (net of expenses)	25,001	316,090	-
Proceeds from/Repayment of borrowings	271,582	342,010	110,273
Net cash provided by financing activities	296,583	658,100	110,273

Effects of exchange rate changes on cash and cash equivalents	46,286	4,771	-
Net decrease in cash and cash equivalents	(54,227)	45,754	(9,446)
Cash and cash equivalents at the beginning of the period	75,605	29,851	39,297
Cash and cash equivalents at the end of the period	21,378	75,605	29,851

The accompanying notes should be read in connection with these Consolidated Financial Statements

F-63

Srivaru Holding Limited

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Fiscal Year Ended March 31, 2023

Unless the context requires otherwise, all references in this report to “SVH,” “we,” “our” and “us” refer to Srivaru Holding Limited.

NOTE 1 – NATURE OF OPERATIONS AND MANAGEMENT’S PLANS

SVH is an investment Company incorporated outside India. The registered office of the Company is at the offices of Amicorp Cayman Fiduciary Limited, 2nd Floor, Regatta office Park, West Bay Road, P.O. Box 10655, Grand Cayman KY1 – 1006, Cayman Islands or at such other place as the Directors may from time to time decide. The Company has invested in one subsidiary, SVM, which is a clean tech electric two-wheeler manufacturer and with the goal to produce the best riding E2W vehicles for personal commuting. SVH believes that there is significant untapped engineering talent in India who are starving for an environmentally-friendly opportunity. While SVH invents, manufactures, and sells E2W vehicles it will create many opportunities at all levels for the people who are truly passionate. SVH wants these engineers to follow their hearts to create something useful for the larger community.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Preparation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Business Combination

SVH (“Successor”) was formed as an investment Company incorporated outside India on June 16, 2021. SVH Acquired 94% shares of Srivaru Motors Private Limited (Predecessor or SVM). As a result of this business combination, SVH is the acquirer for accounting purposes and SVM is the acquiree. SVM was deemed the Predecessor (the “Predecessor”) for periods prior to the Business Combination, and does not include the consolidation of the Company.

b) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Management believes that the estimates and assumptions used in the preparation of the financial statements are prudent and reasonable. Significant estimates and assumptions are generally used for, but not limited to allowance for uncollectible accounts receivable; sales returns; normal loss during production; inventory write-downs; future obligations under employee benefit plans; the useful lives of property, plant, equipment; intangible assets; valuations; impairment of goodwill and investments; recoverability of advances; the valuation of options granted, and warrants issued; and income tax and deferred tax valuation allowances, if any. Actual results could differ from those estimates. Appropriate changes in estimates are made as management becomes aware of changes in circumstances surrounding the estimates. Critical accounting estimates could change from period to period and could have a material impact on SVH’s results, operations, financial position, and cash flows. Changes in estimates are reflected in the financial statements in the period in which changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

c) Revenue recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

ASC 606 prescribes a 5-step process to achieve its core principle. The Company recognizes revenue from trading, rental, or product sales as follows:

I.	Identify the contract with the customer.
II.	Identify the contractual performance obligations.
III.	Determine the amount of consideration/price for the transaction.
IV.	Allocate the determined amount of consideration/price to the contractual obligations.
V.	Recognize revenue when or as the performing party satisfies performance obligations.

The consideration/price for the transaction (performance obligation(s)) is determined as per the agreement or invoice (contract) for the services and products in the automobile segment. Refer to Note 14 - “Revenue Recognition.”

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d) Cost of Revenue

Our cost of revenue includes costs associated with labor expense, components, manufacturing overhead, and outbound freight for our products division.

(e) Earnings/(Loss) per Share

Basic net loss per share attributable to common stockholders is computed by dividing the net loss by the number of weighted-average outstanding common shares. Diluted net loss per share attributable to common stockholders is determined by giving effect to all potential common equivalents during the reporting period, unless including them yields an antidilutive result.

The weighted average number of shares outstanding for the years ended March 31, 2023 and 2022, used for the computation of basic earnings per share (“EPS”) is 19,145,415 and 15,155,318 respectively.

f) Income taxes

The Company accounts for income taxes under the asset and liability method, in accordance with ASC 740, Income Taxes, which requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. A valuation allowance is established and recorded when management determines that some or all of the deferred tax assets are not likely to be realized and therefore, it is necessary to reduce deferred tax assets to the amount expected to be realized.

In evaluating a tax position for recognition, management evaluates whether it is more-likely-than-not that a position will be sustained upon examination, including resolution of related appeals or litigation processes, based on technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the tax position is measured and recognized in the Company’s financial statements as the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized upon settlement. As of March 31, 2023, there was no significant liability for income tax associated with unrecognized tax benefits.

g) Accounts receivable

We make estimates of the collectability of our accounts receivable by analyzing historical payment patterns, customer concentrations, customer creditworthiness, and current economic trends. If the financial condition of a customer deteriorates, additional allowances may be required. We had $0.00 accounts receivable, net of provision for doubtful debt of $0.00 as of March 31, 2023 (March 31, 2022; $0.00).

h) Cash and cash equivalents

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents. The Company maintains its cash in bank accounts in India. The cash and cash equivalents in the Company on March 31, 2023 was approximately $21 thousand (March 31, 2022; $76 thousand).

i) Short-term and long-term investments

Our policy for short-term and long-term investments is to establish a high-quality portfolio that preserves principal, meets liquidity needs, avoids inappropriate concentrations, and delivers an appropriate yield in relationship to our investment guidelines and market conditions. Short-term and long-term investments consist of corporate, various government agency and municipal debt securities, as well as certificates of deposit that have maturity dates that are greater than 90 days. Certificates of deposit are carried at cost which approximates fair value. Available-for-sale securities: Investments in debt securities that are classified as available for sale shall be measured subsequently at fair value in the statement of financial position.

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Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs. Where the Company’s ownership interest is in excess of 20% and the Company has a significant influence, the Company has accounted for the investment based on the equity method in accordance with ASC Topic 323, “Investments – Equity method and Joint Ventures.” Under the equity method, the Company’s share of the post-acquisition profits or losses of the equity investee is recognized in the consolidated statements of operations and its share of post-acquisition movements in accumulated other comprehensive income / (loss) is recognized in other comprehensive income / (loss). Where the Company does not have significant influence, the Company has accounted for the investment in accordance with ASC Topic 321, “Investments-Equity Securities.”

As of March 31, 2023, investment in marketable securities is valued at fair value and investment in non-marketable securities with ownership less than 20% is valued at cost as per ASC Topic 321, “Investments-Equity Securities.”

j) Property, plant, and equipment (PP&E)

Property and equipment are recorded at cost net of accumulated depreciation and depreciated over their estimated useful lives using the Written down value method.

Upon retirement or disposition, cost and related accumulated depreciation of the property and equipment are de-recognized, and any gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized. The cost of maintenance and repairs of the property and equipment are charged to operating expenses as incurred.

k) Fair value of financial instruments

ASC 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of the Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their fair values due to the nature of the items. Please refer to Note 15, “Fair value of financial instruments,” for further information.

l) Concentration of credit risk and significant customers

Financial instruments, which potentially expose the Company to concentrations of credit risk, are primarily comprised of cash and cash equivalents, investments, accounts receivable and unbilled accounts receivable, if any. The Company places its cash, investments in highly rated financial institutions. The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral. During Fiscal 2023, sales were spread across customers in India and the credit concentration risk is low.

m) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. We record associated legal fees as incurred. Information regarding our commitments and contingencies is incorporated by reference in Note 11, “Commitments and contingencies” of these financial statements.

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n) Impairment of long – lived assets

The Company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings, future anticipated cash flows, business plans and material adverse changes in the economic climate, such as changes in operating environment, competitive information, and impact of changes in government policies. For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets, the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows. Unlike goodwill, long-lived assets are assessed for impairment only where there are any specific indicators for impairment.

o) Inventory

Inventory is valued at the lower of cost or net realizable value, which is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Inventory consists of raw materials, finished goods related to manufacture of Electric vehicles. Inventory is primarily accounted for using the weighted average cost method. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes.

Electric Vehicles are measured at net realizable value, with changes recognized in profit or loss only when the Vehicle:

-	has a reliable, readily determinable, and realizable market value;
-	has relatively insignificant and predictable costs of disposal; and
-	is available for immediate delivery.

Abnormal amounts of idle facility expense, freight, handling costs, scrap, discontinued products and wasted material (spoilage) are expensed in the period they are incurred.

p) Foreign currency translation

the Company operates in India, Cayman Islands and a substantial portion of the Company’s financials are denominated in the Indian Rupee (“INR”). As a result, changes in the relative values of the U.S. Dollar (“USD”), or the INR affect financial statements.

The accompanying financial statements are reported in USD. The INR is the functional currencies for subsidiary of the Company. The translation of the functional currencies into U.S. dollars is performed for assets and liabilities using the exchange rates in effect at the balance sheet date and for revenues and expenses using average exchange rates prevailing during the reporting periods. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.

	Year End Average Rate		Year End Rate
Period	(P&L rate)		(Balance sheet rate)
Year ended March 31, 2023	INR	79.0120 Per USD	INR	82.2169 Per USD

Year ended March 31, 2022	INR	74.5100 Per USD	INR	75.8071 Per USD

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q) Leases

Lessor Accounting

Under the current ASU guidance, contract consideration will be allocated to its lease components and non-lease components (such as maintenance). For the Company as a lessor, any non-lease components will be accounted for under ASC Topic 606, “Revenue from Contracts with Customers,” unless the Company elects a lessor practical expedient to not separate the non-lease components from the associated lease component. The amendments in ASU 2018-11 also provide lessors with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component and, instead, to account for those components as a single component if the non-lease components otherwise would be accounted for under the new revenue guidance (“Topic 606”). To elect the practical expedient, the timing and pattern of transfer of the lease and non-lease components must be the same and the lease component must meet the criteria to be classified as an operating lease if accounted for separately. If these criteria are met, the single component will be accounted for under either Topic 842 or Topic 606 depending on which component(s) are predominant. The lessor practical expedient to not separate non-lease components from the associated component must be elected for all existing and new leases.

As lessor, the Company expects that post-adoption substantially all existing leases will have no change in the timing of revenue recognition until their expiration or termination. The Company expects to elect the lessor practical expedient to not separate non-lease components such as maintenance from the associated lease for all existing and new leases and to account for the combined component as a single lease component. The timing of revenue recognition is expected to be the same for the majority of the Company’s new leases as compared to similar existing leases; however, certain categories of new leases could have different revenue recognition patterns as compared to similar existing leases.

For leases that are accounted for as operating leases, income is recognized on a straight-line basis over the term of the lease contract. Generally, when a lease is more than 180 days delinquent (where more than three monthly payments are owed), the lease is classified as being on nonaccrual and the Company stops recognizing leasing income on that date. Payments received on leases in nonaccrual status generally reduce the lease receivable. Leases on nonaccrual status remain classified as such until there is sustained payment performance that, in the Company’s judgment, would indicate that all contractual amounts will be collected in full.

Lessee Accounting

The Company adopted ASU 2016-02 effective April 1, 2020 using the modified retrospective approach. The standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. In connection with the adoption, the Company will elect to utilize the modified retrospective presentation whereby the Company will continue to present prior period financial statements and disclosures under ASC Topic 840. In addition, the Company will elect the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. Further, the Company will adopt a short-term lease exception policy, permitting us to not apply the recognition requirements of this standard to short-term leases (i.e., leases with terms of 12 months or less), and an accounting policy to account for lease and non-lease components as a single component for certain classes of assets.

Under ASU 2016-02 (Topic 842), lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

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At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of March 31, 2023 (March 31, 2022: $ Nil).

The Company categorizes leases at their inception as either operating or finance leases. On certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. Please refer to Note 9, “Leases,” for further information.

r) Recently issued and adopted accounting pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASUs. Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

NOTE 3 – INVENTORY

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Raw Materials*	251,273	328,621
Work in Progress	-	84,716
Finished Goods	80,275	21,766
Total	331,548	435,103

* During Fiscal 2023, the Company write-down approximately $114 thousand (Fiscal Year 2022: $ Nil) of inventory on account of compliance with the revised Automotive Industry Standards (AIS)-156 and AIS-038 regulations issued by the Govt of India w.r.t EV batteries. These charges were recorded in Cost of Revenue in the consolidated statements of operations.

NOTE 4 – DEPOSITS AND ADVANCES

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Prepaid expense and other current assets	52,258	165,623
Advance to Suppliers	236,584	252,637
Advance to employees	-	330

Total	288,842	418,590

Prepaid and other current assets include approximately $42 thousand (March 31, 2022: $128 thousand) Good and Service tax credit for Fiscal Year 2023. The Advances to suppliers primarily relate to advances to suppliers of component suppliers in the Vehicle manufacturing segment and also towards supply of capital equipment.

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NOTE 5 – PROPERTY, PLANT, AND EQUIPMENT

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Computer & Software & Accessories	38,037	40,052
Electrical Fittings	5,883	6,380
Furniture & Fittings	27,047	29,263
Office Equipment	6,890	6,824
Plant & Machinery	52,963	40,168
Vehicle	5,678	6,158
Total Gross Value	136,498	128,845
Less: Accumulated depreciation	(81,302)	(62,595)
Total Property, plant and equipment, net	55,196	66,250

The depreciation expense in Fiscal 2023 and 2022, amounted to approximately $25 thousand and $28 thousand, respectively. The net decrease in total Property, Plant & Equipment is primarily due to depreciation and foreign exchange translations.

NOTE 6 – INVESTMENTS IN MARKETABLE SECURITIES

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Other Bank balances	14,415	14,880
Total	14,415	14,880

(i)	Other bank balances represent the fixed deposits maintained by the Company with the Banks in India which has maturity of more than 3 months as at the year end.

NOTE 7 – CLAIMS AND ADVANCES

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Refundable taxes (1)	86	531

Total	86	531

(1)	The balance represents Tax deducted by the Vendors/ Suppliers which will be refunded to the Company upon filing of income tax return for the respective year.

NOTE 8 – LEASES

The Company has short-term leases primarily consisting of spaces with the remaining lease term being less than or equal to 12 months. The total short- term lease expense and cash paid for Fiscal 2023 is approximately $ 29 thousand (March 31, 2022; $ 27 thousand).

NOTE 9 – ACCRUED LIABILITIES AND OTHERS

	As of March 31, 2023 ($)	As of March 31, 2022 ($)
Compensation and other contributions	15,193	13,244
Other current liability	37,485	66,911
Advance from customers	2,893	2,827
Total	55,571	82,982

Compensation and other contribution related liabilities consist of accrued salaries to employees. Other current liability also includes $ 28 thousand of dealer deposits received from various dealers as of March 31, 2023 (March 31, 2022: $ 66 thousand).

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NOTE 10 – LOANS AND OTHER LIABILITIES

Short-term loans:

As of March 31, 2023, the Company has the following loans:

a)

Working capital loan and overdraft loan facility of USD 1.22 million with Hongkong and Shanghai Banking Corporation Limited (as renewed from time to time, the “HSBC Facility”). The current balance as of March 31, 2023, under the HSBC Facility is approximately USD 0.72 million. These loans are repayable on demand. The HSBC Facility carries interest rates set using the MCLR/3M T-Bill standards or any other external benchmark determined by the bank annually. Interest is calculated daily on the outstanding balances. The HSBC Facility is secured by SVM’s current assets.

b)	Loan from the related Party is taken from the Managing Director of the Company. These loans are unsecured and are repayable on demand.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such matters that are deemed material to the financial statements as of March 31, 2023 (March 31, 2022: Nil).

Merger agreement

On March 13, 2023, the Company entered into the Merger Agreement with Mobiv Acquisition Corp (‘MOBV’), and Pegasus Merger Sub Inc., a Delaware corporation (“Merger Sub”). Pursuant to the terms of the Merger Agreement, a business combination between the Company and MOBV will be effected through the merger of Merger Sub with and into the MOBV, with the Company surviving the merger as a wholly owned subsidiary of SVH.

Earnout

Pursuant to the Merger Agreement, certain shareholders of SVH (the “Pre-Closing Company Shareholders”) and certain shareholders of SVM India (as defined below) (the “Other SVM India Stockholders” and together with the Pre-Closing Company Shareholders, the “Earnout Group”) are entitled to receive their Pro Rata Portion (as defined in the Merger Agreement) of up to 25,000,000 SVH Shares (the “Earnout Shares”).

Exchange Agreements.

At the Closing, certain shareholders of SRIVARU Motors Private Limited , a private limited company organized under the laws of India and a majority-owned subsidiary of SVH (“SVM India”) will enter into exchange agreements (the “Exchange Agreements”) with SVH, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to SVH in exchange for the delivery of SVH Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements.

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

As of March 31, 2023, the Company’s marketable securities consist of liquid funds, which have been classified as Level 1 of the fair value hierarchy because they have been valued using quoted prices in active markets. The Company’s cash and cash equivalents have also been classified as Level 1 on the same principle. Financial instruments are classified as current if they are expected to be liquidated within the next twelve months. The Company’s remaining investments have been classified as Level 3 instruments as there is little or no market data. Level 3 investments are valued using cost-method.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2023, and March 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company used to determine such fair value:

	Level 1 ($)	Level 2 ($)	Level 3 ($)	Total ($)
March 31, 2023

Cash and cash equivalents:	21,378	-	-	21,378
Total cash and cash equivalents	21,378	-	-	21,378

Investments:
Marketable securities	14,415	-	-	14,415
Total Investment	14,415	-	-	14,415

	Level 1 ($)	Level 2 ($)	Level 3 ($)	Total ($)
March 31, 2022

Cash and cash equivalents:	75,605	-	-	75,605
Total cash and cash equivalents	75,605	-	-	75,605

Investments:
Marketable securities	14,880	-	-	14,880
Total Investment	14,880	-	-	14,880

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NOTE 13 – INCOME TAXES

The Company calculates its provision for Income tax based on the current tax law Prevailing in India. Due to the Company’s history of losses, there is no income tax liability accrued in the books during the current year and the previous year.

The significant components of deferred income tax expense/(benefit) from operations for each of the years ended March 31 are approximated as following:

Deferred income taxes	2023 ($)	2022 ($)

Net operating loss carry-forwards	64,241	64,241

Net deferred tax asset	64,241	64,241

Valuation allowance	(64,241)	-
	-	64,241

A valuation allowance is recognized against deferred tax assets when, based on the consideration of all available positive and negative evidence using a more likely than not criteria, it is determined that all or a portion of these tax benefits may not be realized. This assessment requires consideration of all sources of taxable income available to realize the deferred tax asset including taxable income in prior carry-back years, future reversals of existing temporary differences, tax planning strategies and future taxable income exclusive of reversing temporary differences and carryforwards. The Company incurred losses on a cumulative basis for the two-year period ended March 31, 2023, which is considered to be significant negative evidence. The positive evidence considered in support was insufficient to overcome this negative evidence. As a result, the Company established a full valuation allowance for its net deferred tax asset in the amount of $64 thousand as of March 31, 2023 (March 31, 2022: $0.00).

The Company files the income tax returns in India.

RESULTS OF OPERATIONS

NOTE 14 – REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns, discounts, sales incentives, goods & service tax. The Company recognizes revenue when the amount of revenue and its related cost can be reliably measured and it is probable that future economic benefits will flow to the entity and degree of managerial involvement associated with ownership or effective control have been met for each of the Company’s activities. Revenue is recognized for domestic sales of vehicles, spare parts, and accessories when the Company transfers control over such products to the customer on dispatch from the factory.

Net sales disaggregated by significant products and services for Fiscal 2023 is as follows:

	Successor		Predecessor
	Year ended March 31, 2023	Period from June 16, 2021 through March 31, 2022	Period from April 1, 2021 through June 15, 2021
Vehicle Manufacturing
Vehicle Sales (1)	100,022	147,505	85,684
Others	12,387	4,702	2,080

Total	112,409	152,207	87,764

(1) Revenue from Sales of Vehicle represents sale of Electric Bikes to Authorized dealers in and around India.

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NOTE 15 – SEGMENT INFORMATION

FASB ASC 280, “Segment Reporting” establishes standards for reporting information about reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group (“CODM”), in deciding how to allocate resources and in assessing performance. The CODM evaluates revenues and gross profits based on product lines and routes to market. Based on our integration and Management strategies, we operate in one reportable segment which is vehicle manufacturing. There are no other significant reportable segments.

NOTE 16 – SUBSEQUENT EVENTS

There are no significant subsequent events to reported as at the Reporting date.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Controls and Procedures

There were no changes in and disagreements with accountants on accounting and financial disclosures.

(a) Evaluation of disclosure controls and procedures

Our Management maintains disclosure controls and procedures as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) that are designed to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is processed, recorded, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Management, including our Chief Executive Officer and Principal Financial Officer (our principal executive officer and principal financial officer, respectively), as appropriate, to allow for timely decisions regarding required disclosure.

Our Management, including the Chief Executive Officer and Principal Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, our Chief Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed in the reports filed or submitted by us under the Exchange Act was recorded, processed, summarized and reported within the requisite time periods and that such information was accumulated and communicated to our Management, including our Chief Executive Officer and Principal Financial Officer, as appropriate to allow for timely decisions regarding required disclosure.

(b) Changes in internal control over financial reporting

Our Management, including our Chief Executive Officer and Principal Financial Officer, evaluated our “internal control over financial reporting” as defined in Exchange Act Rule 13a-15(f) to determine whether any changes in our internal control over financial reporting occurred during Fiscal 2023, that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on that evaluation, there were no changes in our internal control over financial reporting during Fiscal 2023, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting

Other Information

None.

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Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOBIV ACQUISITION CORP,

PEGASUS MERGER SUB INC.,

AND

SRIVARU HOLDING LIMITED

DATED AS OF MARCH 13, 2023

i

ii

EXHIBITS

Exhibit A	Form of Exchange Agreement
Exhibit B	Form of Company A&R Memorandum and Articles of Association

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), Pegasus Merger Sub Inc., a Delaware corporation (“Merger Sub”), and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”). SPAC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.01.

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”);

WHEREAS, prior to the Closing, the Company will effectuate the Stock Split and issue the Escrowed Earnout Shares for placement in the Earnout Escrow Account for the benefit of the Pre-Closing Company Shareholders;

WHEREAS, subject to the terms and conditions hereof, on the Closing Date, (a) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company, (b) each SPAC Share (except the Excluded Shares) will be automatically converted as of the Effective Time into the right to receive one Company Share, and (c) each of the SPAC Warrants will automatically become a Company Warrant and all rights with respect to SPAC Shares underlying the SPAC Warrants will be automatically converted into equivalent rights with respect to Company Shares and thereupon assumed by the Company;

WHEREAS, the intended purpose of the proposed Transactions is to raise funds for the Company; there is no intention for the existing Company Shareholders to realize liquidity from the Company pursuant to the Transactions. Accordingly, the structure proposed for the Transactions pursuant to this Agreement works best from a commercial perspective since the Company under the proposed structure shall become a publicly listed company able to raise capital on favorable terms in the public capital market; the alternative would have been for the SPAC to first raise funds and then to infuse such funds into the Company which would have resulted in the funds flowing unnecessarily through multiple layers of companies;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions (including the Merger) and (b) recommended, among other things, approval of this Agreement and the Transactions (including the Merger) by the holders of SPAC Public Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions (including the Merger);

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WHEREAS, the Company, acting in its capacity as the sole shareholder of Merger Sub, has approved the entry by Merger Sub into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Merger) and (b) recommended, among other things, the approval of the Company Shareholder Proposals, by the holders of Company Shares entitled to vote thereon;

WHEREAS, concurrently with the execution of this Agreement, each of the holders of the Company Shares holding greater than five percent (5%) of the outstanding Company Shares (collectively the “Supporting Company Shareholders”) are entering into a transaction support agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which, among other things, such Supporting Company Shareholders will agree to vote in favor of the approval of the Company Shareholder Proposals;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and the Company are entering into the sponsor letter (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, at the Closing, certain shareholders set forth on Schedule 1.01(a) of the Company Disclosure Schedules of SRIVARU Motors Private Limited (CIN: U34103TZ2018PTC030131), a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), will enter into exchange agreements substantially in the form attached hereto as Exhibit A (the “Exchange Agreements”) with the Company, pursuant to which, among other things, such shareholders of SVM India will have a right to transfer one or more of the shares owned by them in SVM India to the Company in exchange for the delivery of Company Shares or cash payment, subject to the terms and conditions set forth in the Exchange Agreements;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Governing Documents of SPAC and the Trust Agreement (the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, in connection with the Merger, the Company, each of the holders of Company Shares holding greater than five percent (5%) of the outstanding Company Shares, each member of the Company Board and each member of Company Management, and the Sponsor and its Affiliates have entered into those certain Lockup Agreements (collectively, the “Lockup Agreement”), each to be effective upon the Closing;

WHEREAS, concurrently with the execution of this Agreement, in connection with the Merger, the Company, certain Company Shareholders and the Sponsor have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing;

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WHEREAS, in connection with the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company (the “Company A&R Memorandum and Articles of Association”) substantially in the form attached hereto as Exhibit B, subject to the Company Shareholder Approval having been obtained and effective immediately following the Effective Time; and

WHEREAS, the parties intend that, for U.S. federal income Tax purposes, (a) the Stock Split and the issuance of Escrowed Earnout Shares that are placed in the Earnout Escrow Account for the benefit of the Earnout Group (excluding, for the avoidance of doubt, the contingent rights issued to the Other SVM India Stockholders, after the Closing, to receive the Earnout Shares) pursuant to Section 2.10, taken together, qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code; (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder to which each of the Company, SPAC and Merger Sub are parties pursuant to Section 368(b) of the Code, (c) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (d) the transfer of SPAC Public Shares by SPAC Stockholders pursuant to the Merger, other than by any SPAC Stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2024 20-F” has the meaning set forth in Section 2.10(a)(i).

“2025 20-F” has the meaning set forth in Section 2.10(a)(ii).

“2026 20-F” has the meaning set forth in Section 2.10(a)(iii).

“2024 Earnout” has the meaning set forth in Section 2.10(a)(i).

“2024 Earnout Release Date” has the meaning set forth in Section 2.10(a)(i).

“2025 Earnout” has the meaning set forth in Section 2.10(a)(ii).

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“2025 Earnout Release Date” has the meaning set forth in Section 2.10(a)(ii).

“2026 Earnout” has the meaning set forth in Section 2.10(a)(iii).

“2026 Earnout Release Date” has the meaning set forth in Section 2.10(a)(iii).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Share Consideration” means the aggregate number of Company Shares equal to the aggregate issued and outstanding SPAC Public Shares, SPAC Private Shares and Founder Shares immediately prior to the Effective Time, after taking into account (a) SPAC Stockholder Redemptions and the treatment of the SPAC Public Units and the SPAC Private Units set forth in Section 2.03 and (b) conversion of amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement to SPAC Public Shares as of immediately prior to Closing at a price per share equal to $10.00.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Sponsor Letter Agreement, the Transaction Support Agreements, the Exchange Agreements, the Registration Rights Agreement, the Lockup Agreement, the Earnout Escrow Agreement, the Financing Agreements, if any, the Employment Agreement, and each other agreement, document, instrument set forth in the recitals to this Agreement and/or certificate contemplated by this Agreement and executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, the (Indian) Prevention of Corruption Act, 1988, the (Indian) Prevention of Money Laundering Act, 2002, relevant provisions of the (Indian) Companies Act, 2013, the Anti-Corruption Act (as amended) of the Cayman Islands and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Business Combination” has the meaning set forth in Section 8.17.

“Business Combination Proposal” has the meaning set forth in Section 5.08.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

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“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. No. 116-136), as signed into law by the President of the United States on March 27, 2020.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization.

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Closing” has the meaning set forth in Section 2.05.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 5.14.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Filing” has the meaning set forth in Section 5.04(b).

“Closing Press Release” has the meaning set forth in Section 5.04(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company A&R Memorandum and Articles of Association” has the meaning set forth in the recitals to this Agreement.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases control of the Company or any of its controlled Affiliates or any class or series of any of its or their capital stock, membership interests or other equity interests or (ii) acquires, leases, or otherwise purchases all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, share exchange, business combination, public investment, public offering, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Designees” has the meaning set forth in Section 2.01(f).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company and Merger Sub on the date of this Agreement.

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“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means each plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, costs, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation, execution and/or consummation of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees, costs and expenses of outside legal counsel, accountants, advisors, brokers and finders, investment bankers, consultants, or other agents or service providers of any Group Company, (b) other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including all fees for registering the Company Securities on the Registration Statement and all fees for the application for listing the Company Securities on Nasdaq; and (c) payments to be made under any employment agreement or arrangement with any employees of any Group Company; provided, that if any amounts to be included in the calculation of the Company Expenses which are in a currency other than US dollars, such amounts shall be deemed converted to US dollars at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into US dollars on the last Business Day immediately preceding the Closing. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) (Organization and Qualification), Section 3.03 (Due Authorization), Section 3.06(a) and Section 3.06(b) (Capitalization), and Section 3.17 (Brokers’ Fees).

“Company Incentive Equity Plan” has the meaning set forth in Section 5.15.

“Company Management” means the employees of the Company listed on Schedule 1.01(b) of the Company Disclosure Schedules.

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“Company Material Adverse Effect” means any change, development, circumstance, fact, event, effect or occurrence (the “Event”) that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, Liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole; provided, however, that no Event (by itself or taken with any and all of the other Events) that results from or arises out of or if related to any of the following shall be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur for purposes of this clause (a): (i) general business or economic conditions in or affecting the United States or India, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United States or India or any other territories in which a material portion of the business of the Group Companies is located, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or India, or changes therein, including changes in interest rates in the United States or India and changes in exchange rates for the currencies of such countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition), or (viii) any monsoon, hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events in the United States or India, or any escalation of the foregoing; provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) through (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate or (b) the ability of the Company or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (including the Merger).

“Company Non-Party Affiliates” means, collectively, each Related Party of the Company and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Related Party of the Company (other than, for the avoidance of doubt, the Company Parties).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by any Group Company.

“Company Parties” means, together, the Company and Merger Sub.

“Company Permits” has the meaning set forth in Section 3.24.

“Company Products” means all Software and other products, including any of the foregoing currently in development, from which any Group Company has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

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“Company Registered Intellectual Property” means all Registered Intellectual Property owned by any Group Company.

“Company Related Party Transactions” has the meaning set forth in Section 3.22.

“Company Securities” means Company Shares and Company Warrants.

“Company Shareholder Approval” means the approval of the Company Shareholder Proposals, in each case, by way of ordinary resolution or special resolution as required under the Governing Documents of the Company and applicable Law.

“Company Shareholder Proposals” means the proposals for (i) the Stock Split and the issuance of the Escrowed Earnout Shares to the Pre-Closing Company Shareholders, (ii) the increase of the authorized share capital of the Company, (iii) the adoption of the Company A&R Memorandum and Articles of Association and (iv) the adoption and approval of each other proposal reasonably agreed to by the Company and SPAC as necessary or appropriate in connection with the consummation of the Transactions.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shares” means the shares of the Company, par value US $0.01.

“Company Warrants” means warrants to purchase Company Shares.

“Confidentiality Agreement” means, that certain Non-Disclosure Agreement, dated as of December 31, 2022, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, Permit, license, notification, waiver, Order, clearance, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” means any agreement, contract, license, instrument, franchise, note, bond, mortgage, indenture, guarantee, lease, obligation, undertaking, purchase order or other commitment, understanding or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties and all amendments, side letters, modifications and supplements thereto.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act.

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“Creator” has the meaning set forth in Section 3.11(d).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their businesses, or to any of the IT Systems or any business data: (i) the Group Companies’ own rules, policies, and procedures; (ii) all applicable Laws (including, as applicable, the (Indian) Information Technology Act 2000 and the (Indian) Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011); and (iii) contracts into which the Group Companies have entered or by which they are otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under applicable laws, rules, or regulations.

“DGCL” means the Delaware General Corporation Law.

“D&O Persons” has the meaning set forth in Section 5.13(a).

“Earnout Escrow Agreement” has the meaning set forth in Section 2.10(c).

“Earnout Group” has the meaning set forth in Section 2.10(a).

“Earnout Release Date” means 2024 Earnout Release Date, 2025 Earnout Release Date or 2026 Earnout Release Date, as applicable.

“Earnout Shares” has the meaning set forth in Section 2.10(a).

“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares are held in the Earnout Escrow Account, as of the relevant date.

“Effective Time” has the meaning set forth in Section 2.01(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, share purchase, stock option, share option or equity incentive plan, program, policy, Contract or arrangement and each other stock purchase, share purchase, stock option, share option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that any Group Company or any of their ERISA Affiliates maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company or any of their ERISA Affiliates has any Liability or with respect to which any Group Company or any of their ERISA Affiliates has or could reasonably be expected to have any Liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Entity.

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“Employment Agreement” has the meaning set forth in Section 5.18.

“Enforceability Exceptions” has the meaning set forth in Section 3.03(a).

“Environmental Laws” means all Laws, Orders or binding policy concerning pollution, protection of the environment, natural resources, or human health or safety (to the extent relating to exposure to Hazardous Substances), including the (Indian) Environment (Protection) Act, 1986 read with all rules made thereunder, the (Indian) Air (Prevention of Pollution and Control), 1981 and the (Indian) Water (Prevention of Pollution and Control), 1974, (Indian) Petroleum Act, 1934, and the (Indian) Explosives Act, 1884.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, equity interest, voting security or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, preemptive or other right or security (including debt securities) or obligation to issue any shares, voting securities or other securities, convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a Group Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code.

“Escrowed Earnout Shares” has the meaning set forth in Section 2.10(c).

“Event” has the meaning set forth in in the definition of Company Material Adverse Effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.06(a).

“Exchange Agreement” has the meaning set forth in the recitals to this Agreement.

“Exchange Fund” has the meaning set forth in Section 2.06(b).

“Excluded Shares” means any SPAC Public Shares, if any, (a) held in the treasury of SPAC (b) otherwise held by SPAC or (c) for which a public shareholder of SPAC has demanded that SPAC redeem such SPAC Public Shares.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

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“Financial Statements” has the meaning set forth in Section 3.07(a).

“Financing Agreements” means any agreement to be entered into by the Company and/or the SPAC for the purposes of the Transaction Financing, excluding any Contract that the Company and/or SPAC may otherwise enter into without breach of this Agreement and not for the purposes of the Transaction Financing.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.

“Founder Share” means a share of Class B common stock of SPAC, par value $0.000001 per share.

“Fraud” means common law fraud under Delaware law.

“GAAP” means accounting principles generally accepted in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs or similar constitutional documents as in effect from time to time including any amendments thereto.

“Governmental Entity” means any United States, Indian, Caymanian, or other foreign or international (a) national, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the any bi- or multi-national grant program, framework or foundation for research and development, or any other Governmental Entity.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, or has been defined, designated, regulated or listed by any Governmental Entity as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under any Environmental Law, and any material mixture or solution that contains Hazardous Substance, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon, in each case, to the extent regulated by any Environmental Law.

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“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, and accrued and unpaid interest on, fees, expenses and other payment obligations (including any indemnities and other amounts payable in connection therewith and any prepayment penalties, premiums, costs, breakage, termination fees, reserves, or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness, whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or any other obligations in respect of loans or advances (whether or not evidenced by any bonds, debentures, notes or similar instruments or debt securities), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred and unpaid purchase price of property or assets, raw materials, goods or services, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the Ordinary Course of Business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds, sureties or other similar instruments, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, including all obligations or unrealized Liabilities of the Group Companies pursuant to hedging or foreign exchange arrangements, (g) all obligations arising from cash/book overdrafts, or (h) any of the obligations of any other Person directly or indirectly guaranteed by such Person of the type referred to in clause (a) through (g) above or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property and proprietary rights and related priority rights protected, created or arising under applicable Law, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) Internet domain names, (d) copyrights and works of authorship, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (e) trade secrets and other intellectual property rights in methodologies, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (f) intellectual property rights in or to Software or other technology (except any Off-the-Shelf Software).

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.17.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines databases, and all other information technology equipment owned or under the control of any Group Company and used in the conduct of the business of any Group Company.

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“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.07(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, order, judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Liability” means any and all debts, liabilities and obligations of any nature whatsoever, whether asserted or unasserted, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, right of first refusal or first offer, option or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Non-Party Affiliate” has the meaning set forth in Section 8.12.

“OFAC” has the meaning set forth in Section 3.23(c).

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“Off-the-Shelf Software” means any shrink-wrap or click-wrap Software or any other Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis for one-time or annual license fees of less than $25,000 per license.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict, Consent or decree entered, issued or rendered by any Governmental Entity.

“Ordinary Course of Business” and similar phrases when referring to a Group Company means actions taken by a Group Company that are consistent with the past usual day-to-day customs and practices of such Group Company in the ordinary course of operations of the business (excluding COVID-19 Measures).

“Other SVM India Stockholders” means the holders (other than the Company) of securities of SVM India as on date hereof.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration” means one Company Share.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with an applicable accounting standard, (b) Liens for Taxes not yet delinquent, or for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) minor imperfections of title, conditions, encumbrances, encroachments and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Leased Real Property, (f) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business, (g) any restrictions on the sale, transfer or disposition of beneficial ownership, directly or indirectly, whether by operation of law or otherwise, arising under the Securities Laws of general applicability, and (h) any Lien under this Agreement.

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“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity, or any Governmental Entity.

“Personal Information” means any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or the Group Companies’ privacy policies, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Government Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“Pre-Closing Company Shareholders” means the Company Shareholders on the date hereof.

“Pro Rata Portion” has the meaning set forth in Section 2.10(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, inquiry, examination, claim, complaint, charge, grievance, legal proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 5.07.

“Public Software” means any Software application that (a) is licensed pursuant to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) contains, includes, or incorporates, any Software that is distributed as free Software or open source Software or similar licensing or distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.17.

“RBI” has the meaning set forth in Section 2.10(d).

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“Real Property Leases” means all leases, sub-leases, rental agreements, licenses or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending Copyright applications, and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.07.

“Related Party” means as to any Person (a) any Affiliate, (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including, in cases of SPAC, Sponsor) of such Person or any of such Person’s Affiliates, (c) any parent, spouse, sibling or child of any individual described in clauses (a) through (b) above, in each case, whether by blood, marriage or adoption, and (d) any trust for the benefit of any individual described in clauses (a) through (c) above or for the benefit of any spouse, parent, sibling (whether by consanguinity or marriage), child (whether by consanguinity, adoption or marriage) or lineal descendant of any individual described in clauses (a) through (d) above; and more specifically for SVM India, such other Person as included in the definition of ‘related party’ under the (Indian) Companies Act, 2013.

“Release” means, with respect to Hazardous Substance, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Released Claims” has the meaning set forth in Section 8.17.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Regulatory Approvals” has the meaning set forth in Section 6.01(h).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq. (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.04(b).

“Signing Press Release” has the meaning set forth in Section 5.04(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to (a) any transaction or series of related transactions under which SPAC or any of its Subsidiaries, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or otherwise purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC” has the meaning set forth in the recitals to this Agreement.

“SPAC Benefit Plans” has the meaning set forth in Section 4.19.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.08.

“SPAC Change in Recommendation” has the meaning set forth in Section 5.08.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Evaluation Material” has the meaning set forth in Section 5.16(a).

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“SPAC Expenses” means, as of the time of determination, the aggregate amount of fees, costs, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with (i) SPAC’s initial public offering (including any deferred underwriter fees and commissions), and (ii) the negotiation, preparation, execution and/or consummation of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document, or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, including the Stock Buyback Tax. SPAC Expenses include the repayment of the amount of any SPAC Expenses advanced by any third party to SPAC in connection with the negotiation, preparation, execution and/or consummation of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.01(a) (Organization and Qualification), Section 4.02 (Due Authorization), Section 4.04 (Brokers), and Section 4.06 (Capitalization of SPAC).

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Expenses.

“SPAC Material Adverse Effect” means any Event that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, Liabilities or condition (financial or otherwise) of the SPAC, taken as a whole; provided, however, that no Event (by itself or taken with any and all of the other Events) that results from or arises out of or if related to any of the following shall be deemed to constitute or be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur for purposes of this clause (a): (i) general business or economic conditions in or affecting the United States or India, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United States or India or any other territories in which a material portion of the business of SPAC is located, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or India, or changes therein, including changes in interest rates in the United States or India and changes in exchange rates for the currencies of such countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which SPAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, and licensees, (vii) any failure by SPAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a SPAC Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition), or (viii) any monsoon, hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events in the United States or India, or any escalation of the foregoing; provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) through (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on SPAC, taken as a whole, relative to other participants operating in the industries or markets in which SPAC operate or (b) the ability of SPAC to perform its obligations under this Agreement or to consummate the Transactions (including the Merger).

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“SPAC Non-Party Affiliates” means, collectively, each Related Party of SPAC and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Related Party of SPAC (other than, for the avoidance of doubt, SPAC).

“SPAC Private Share” means a share of non-transferable, non-redeemable Class A common stock of SPAC (including, for avoidance of doubt, each representative share), par value $0.000001 per share held by Sponsor.

“SPAC Private Unit” means a placement unit of SPAC, consisting of (a) one (1) SPAC Private Share and (b) one (1) SPAC Private Warrant.

“SPAC Private Warrant” means a non-transferable, non-redeemable warrant entitling the holder to purchase one SPAC Public Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“SPAC Prospectus” has the meaning set forth in Section 8.17.

“SPAC Public Share” means a share of Class A common stock of SPAC, par value $0.000001 per share.

“SPAC Public Unit” means a unit of SPAC, consisting of (a) one (1) SPAC Public Share and (b) one (1) SPAC Public Warrant.

“SPAC Public Warrant” means a warrant entitling the holder to purchase one SPAC Public Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.10.

“SPAC SEC Reports” has the meaning set forth in Section 4.07.

“SPAC Share” means a Founder Share, SPAC Private Share or SPAC Public Share.

“SPAC Stockholder Approval” means approval of the Transaction Proposals by the affirmative vote of the holders of the requisite number of SPAC Public Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

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“SPAC Stockholder Redemption” means the right of the holders of SPAC Public Shares to redeem all or a portion of their SPAC Public Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SPAC and the Trust Agreement.

“SPAC Stockholders” means, collectively, holders of SPAC Public Shares, SPAC Units, Sponsor and holders of SPAC Public Warrants.

“SPAC Stockholders Meeting” means a general meeting of the SPAC Stockholders to be held in connection with the Transactions.

“SPAC Warrant” means a SPAC Private Warrant or a SPAC Public Warrant.

“Sponsor” means Mobiv Pte. Ltd.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Loans” means loans provided by the Sponsor or its Affiliates to SPAC for the purpose of extending the date by which SPAC must consummate a business combination pursuant to the terms and conditions, and in the amounts set forth in the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022, which shall be converted into equity in the Company pursuant to the Sponsor Letter Agreement.

“Stock Buyback Tax” has the meaning set forth in Section 5.05(a).

“Stock Split” means a 0.7806 share sub-division of all Company Shares (both issued and unissued) in accordance with section 13(1)(d) of the Companies Act (as amended) of the Cayman Islands and the applicable provisions of the Governing Documents of the Company or such other corporate action including a capitalization which shall result in the same number of shares in issue as would have been the case if a stock split had been undertaken.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a company or corporation, a majority of the total equity securities or voting power of shares or shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation) or otherwise has the ability to elect a majority of the board of directors or other governing body of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“SVM India” has the meaning set forth in the recitals to this Agreement.

“SVM India Securities” means the securities of SVM India.

“Tax” means U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, capital gains tax, withholding tax, buy back tax, tax on dividend, tax on premium, tax on interest, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, national insurance contributions, apprenticeship levy, FICA or FUTA), any taxes imposed under the (Indian) Income Tax Act, 1961 or the (Indian) Central Goods & Services Tax Act, 2017, (Indian) Integrated Goods & Services Tax Act, 2017 and other applicable Indian state laws on goods & services tax, lease, service, ad valorem, transfer, franchise, license, excise, severance, stamp, stamp duty reserve tax, occupation, premium, turnover, windfall profits, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, environmental, communication, mortgage, and sales or use tax, or other tax of any kind arising whatsoever, together with any surcharge, excess, interest, penalty, fine, fee, addition to tax or additional amount imposed with respect thereto by a Taxing Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group.

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition, collection or adjudication of any Tax.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.01(d).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Financing” means any non-redemption agreements from existing stockholders of SPAC, or any convertible debt, equity, or equity-linked financing in support of the Transactions, which results in cash proceeds to the Company prior to or at the Closing.

“Transaction Litigation” has the meaning set forth in Section 5.02(c).

“Transaction Proposals” has the meaning set forth in Section 5.08.

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“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.05.

“Trust Account” has the meaning set forth in Section 8.17.

“Trust Agreement” has the meaning set forth in Section 4.08(a).

“Trustee” has the meaning set forth in Section 4.08(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“Unit Separation” has the meaning set forth in Section 2.03(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means the SPAC Expenses set forth on Section 4.09(b) of the SPAC Disclosure Schedules and such other SPAC Expenses accrued in accordance with Section 5.09(r) of this Agreement, in each case, that are unpaid as of immediately prior to the Closing.

“Vehicle Sales Revenue” means, with respect to the Company, the revenue generated by the Group Companies as reported to the SEC under International Financial Reporting Standards (IFRS) or GAAP for products set forth on Schedule 1.01(c) of the Company Disclosure Schedules, or any other products the Company Board approves from time to time.

“Warrant Agreement” means the Warrant Agreement, dated as of August 3, 2022, by and between SPAC and Continental.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II.

MERGER

Section 2.01 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date Merger Sub shall merge with and into SPAC (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving company of the Merger (the “Surviving Company”).

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(b) At the Closing, the Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and SPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property of every description, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

(d) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and SPAC, the officers and directors of the Merger Sub and SPAC are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(e) At the Effective Time, the Governing Documents of the Surviving Company shall be the Governing Documents of SPAC in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(f) At the Effective Time, the directors and officers of the Company shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. At the Effective Time, the Company Board shall initially have a maximum of seven (7) members, with up to six (6) designated and appointed by the Company (the “Company Designees”), and one (1) designated and appointed by the Sponsor. Four (4) of the Company Designees shall qualify as “independent” in accordance with Nasdaq requirements.

Section 2.02 Securities of the Company. Immediately prior to the Effective Time, the Company shall effect the Stock Split, such that the number of issued and outstanding Company Shares immediately prior to the Effective Time (excluding the Escrowed Earnout Shares issued in conjunction with the Stock Split) is 14,946,286. At the same time, 951,327 Company Shares shall be authorized but unissued and reserved by the Company, to be exchanged or sold for cash in accordance with the terms of the Exchange Agreements. For five (5) years following the Closing Date, the Company shall keep authorized for issuance a sufficient number of shares of unissued and reserved Company Shares to permit the Company to satisfy in full its obligations as set forth in the Exchange Agreement and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Company Shares if at any time there shall be insufficient unissued Company Shares to permit such reservation.

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Section 2.03 Effect of Merger . At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of the securities of SPAC, holders of the securities of the Company or holders of the securities of Merger Sub:

(a) Each SPAC Public Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Public Share and one (1) SPAC Public Warrant. The SPAC Public Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.03.

(b) Each SPAC Private Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Private Share and one (1) SPAC Private Warrant, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.03.

(c) Each SPAC Public Share and SPAC Private Share (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the Per Share Consideration, following which all SPAC Public Shares and SPAC Private Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of SPAC Public Shares and SPAC Private Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law.

(d) Each Founder Share issued and outstanding immediately prior to the Effective Time shall be converted automatically into the Per Share Consideration, following which all Founder Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of Founder Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law.

(e) All rights with respect to SPAC Public Shares or SPAC Private Shares underlying SPAC Public Warrants or SPAC Private Warrants shall be converted into rights with respect to Company Shares and thereupon assumed by the Company. Accordingly, from and after the Effective Time: (i) each SPAC Public Warrant or SPAC Private Warrant assumed by the Company may be exercised solely for Company Shares; (ii) the number of Company Shares subject to each SPAC Public Warrant and SPAC Private Warrant assumed by the Company shall be equal to the number of SPAC Public Shares or SPAC Private Shares that were subject to such SPAC Public Warrant or SPAC Private Warrant, as in effect immediately prior to the Effective Time; (iii) the per share exercise price for the Company Shares issuable upon exercise of each SPAC Public Warrant or SPAC Private Warrant assumed by the Company shall be $11.50; and (iv) any restriction on the exercise of any SPAC Public Warrant or SPAC Private Warrant assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Public Warrant or SPAC Private Warrant shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a SPAC Public Warrant or SPAC Private Warrant, such SPAC Public Warrant or SPAC Private Warrant assumed by the Company in accordance with this Section 2.03(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Shares subsequent to the Effective Time; and (B) the Company Board or a committee thereof shall succeed the authority and responsibility, if any, of the SPAC Board or any committee thereof with respect to each SPAC Public Warrant or SPAC Private Warrant assumed by the Company.

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(f) Each Excluded Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(g) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only outstanding share of capital stock of the Surviving Company.

Section 2.04 No Fractional Company Shares. No certificates for Company Shares representing fractional Company Shares or book entry credit of the same will be issued upon the conversion of SPAC Public Shares, SPAC Private Shares, or Founder Shares, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Company Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Company Share, all fractions of Company Shares that otherwise would be issued hereunder shall be aggregated and the resulting fraction of a Company Share will be rounded up to a whole Company Share.

Section 2.05 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.10 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Section 2.06 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SPAC and the Company shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) collecting letters of transmittal and other documents from the holders of SPAC Public Shares, SPAC Private Shares, and Founder Shares, (ii) exchanging each SPAC Public Share, SPAC Private Share and Founder Share on the stock transfer books of SPAC immediately prior to the Effective Time for the Per Share Consideration issuable in respect of such SPAC Public Shares, SPAC Private Shares and Founder Shares, as applicable, pursuant to Section 2.03 (after giving effect to any required Tax withholding as provided under Section 2.07) and on the terms and subject to the other conditions set forth in this Agreement and (iii) exchanging each SPAC Public Warrant and SPAC Private Warrant on the stock transfer books of SPAC immediately prior to the Effective Time for the Company Warrants issuable in respect of such SPAC Public Warrants and SPAC Private Warrants pursuant to Section 2.03 and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then SPAC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC and the Company shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

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(b) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Public Shares, SPAC Private Shares, Founder Shares, SPAC Public Warrants and SPAC Private Warrants, and for exchange in accordance with this Section 2.06 through the Exchange Agent, (i) evidence of Company Shares in book-entry form representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.03 in exchange for the SPAC Public Shares, SPAC Private Shares and Founder Shares outstanding immediately prior to the Effective Time and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.03 in exchange for the SPAC Public Warrants and SPAC Private Warrants, in each case after giving effect to any required Tax withholding as provided under Section 2.07. All (i) Company Shares in book-entry form representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.03 deposited with the Exchange Agent and (ii) Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.03 deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund”.

(c) Each SPAC Stockholder whose SPAC Public Shares, SPAC Private Shares or Founder Shares have been converted into the right to receive the Per Share Consideration pursuant to Section 2.03 shall be entitled to receive the Per Share Consideration to which he, she or it is entitled on the date provided in this Section 2.06.

(d) Each SPAC Stockholder whose SPAC Public Warrants or SPAC Private Warrants have been converted into the right to receive Company Warrants pursuant to Section 2.03 shall be entitled to receive Company Warrants to which he, she or it is entitled on the date provided in this Section 2.06.

(e) Each SPAC Stockholder upon surrender to the Exchange Agent of a Certificate (or other proof of ownership reasonably acceptable to the Company), if any, or book entry shares representing the SPAC Public Shares, SPAC Private Shares, Founder Shares, SPAC Public Warrants or SPAC Private Warrants held by such holder, and in each case, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the consideration payable pursuant to the provisions of this Article II. The Company and SPAC shall take all necessary actions to cause the Per Share Consideration and the Company Warrants to be issued in book-entry form within three (3) Business Days after the Effective Time with respect to any SPAC Public Shares, SPAC Private Shares, Founder Shares, SPAC Public Warrants and SPAC Private Warrants duly surrendered in accordance with this Section 2.06 prior to such date.

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(f) If the Per Share Consideration is to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Public Shares, SPAC Private Shares, Founder Shares, in book-entry form is registered, it shall be a condition to the issuance of the Per Share Consideration that (i) such SPAC Public Shares, SPAC Private Shares, Founder Shares, as applicable, in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Public Shares, SPAC Private Shares, Founder Shares, as applicable, in book-entry form or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(g) If the Company Warrants to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Public Warrant or SPAC Private Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) such SPAC Public Warrant or SPAC Private Warrant in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Public Warrant or SPAC Private Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(h) No interest will be paid or accrued on the Aggregate Transaction Share Consideration or the Company Warrants to be issued pursuant to this Article II (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.06, each SPAC Public Share, SPAC Private Share or Founder Share shall solely represent the right to receive the Per Share Consideration to which such SPAC Public Share, SPAC Private Share or Founder Share is entitled to receive pursuant to Section 2.03, as applicable, and each SPAC Public Warrant or SPAC Private Warrant shall solely represent the right to receive the Company Warrants to which such SPAC Public Warrant or SPAC Private Warrant is entitled to receive pursuant to Section 2.03.

(i) At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Public Shares, SPAC Private Shares, or Founder Shares or SPAC Public Warrants or SPAC Private Warrants that were outstanding immediately prior to the Effective Time.

(j) Any portion of the Exchange Fund that remains unclaimed by the SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Public Shares, SPAC Private Shares, Founder Shares, SPAC Private Warrants or SPAC Public Warrants, as applicable, for the Per Share Consideration or the Company Warrants, as applicable, in accordance with this Section 2.06 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Aggregate Transaction Share Consideration or Company Warrants remaining unclaimed by the SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company, free and clear of any claims or interest of any Person previously entitled thereto.

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Section 2.07 Withholding. Each of SPAC, the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Each Party shall expend commercially reasonable efforts to (a) cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable form) that may be necessary to obtain any available exemptions from or reductions in the amount of such Taxes that are otherwise required to be deducted and withheld by such Party pursuant to this Section 2.07, and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. If any such withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) if so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the reasonable written request of any Person with respect to which amounts were deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person.

Section 2.08 Lockup Agreement and Registration Rights Agreement. The Sponsor and its Affiliates, Company Management, each member of the Company Board and each Company Shareholder holding greater than five percent (5%) of the outstanding Company Shares as of the Closing have each entered into the Lockup Agreement with the Company, pursuant to which such Persons have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Company Shares held by them until the earlier of (i) six (6) months after the Closing or (ii) the first time that the last reported sale price of such Company Shares equals or exceeds $12.00 per share (subject to equitable adjustment) for any 20 trading days within any consecutive 30 trading-day period. In the event of any conflict between the terms of this Agreement and the terms of the Lockup Agreement, the terms of the Lockup Agreement shall prevail. The Company has entered into the Registration Rights Agreement with certain Company Shareholders and the Sponsor, pursuant to which, among other things, the Company will agree to register for resale under the Securities Act (i) the Company Shares and Company Warrants issued or issuable to the Sponsor pursuant to this Agreement (including the Company Shares underlying the Company Warrants), (ii) the Company Shares issued pursuant to the Financing Agreements, and (iii) the Company Shares held by certain Company Shareholders. In the event of any conflict between the terms of this Agreement and the terms of the Registration Rights Agreement, the terms of the Registration Rights Agreement shall prevail.

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Section 2.09 Adjustments. The Per Share Consideration and other dependent items shall be adjusted appropriately to reflect the effect of any stock or share split, reverse stock or share split, including a reverse stock or share split prior to the Effective Time in order to cause the value of each Company Share to equal $10.00, stock or share issuance, stock or share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares outstanding after the date hereof and prior to the Effective Time, so as to provide the holders of SPAC Public Shares, SPAC Private Shares, Founder Shares, SPAC Private Warrants and SPAC Public Warrants and the recipients of the Per Share Consideration and Company Warrants, as applicable, with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Consideration and Company Warrants and other dependent items.

Section 2.10 Earnout.

(a) The Persons set forth on Section 2.10(a) of the Company Disclosure Schedules (collectively, with their successors in interest the “Earnout Group”) are entitled to receive a portion, as set forth opposite their name on Section 2.10(a) of the Company Disclosure Schedules (the “Pro Rata Portion”), of up to 25,000,000 Company Shares (collectively, the “Earnout Shares”) as follows:

(i) Each member of the Earnout Group will receive their Pro Rata Portion of 1,450,000 Earnout Shares and, if applicable, Earnings thereon (the “2024 Earnout”) as follows: (A) with respect to each Pre-Closing Company Shareholder in the Earnout Group, the Escrowed Earnout Shares and Earnings thereon comprising the 2024 Earnout will be released from the Earnout Escrow Account within ten (10) Business Days following (such date, the “2024 Earnout Release Date”) the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2024 (the “2024 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2024 of $39,000,000 or more, and (B) with respect to each Other SVM India Stockholder in the Earnout Group, the Company will issue or cause to be issued to each such Stockholder their Pro Rata Portion of the Earnout Shares comprising the 2024 Earnout on such 2024 Earnout Release Date;

(ii) Each member of the Earnout Group will receive their Pro Rata Portion of 4,125,000 Earnout Shares and, if applicable, Earnings thereon (the “2025 Earnout”) as follows: (A) with respect to each Pre-Closing Company Shareholder in the Earnout Group, the Escrowed Earnout Shares and Earnings thereon comprising the 2025 Earnout will be released from the Earnout Escrow Account within ten (10) Business Days (such date, the “2025 Earnout Release Date”) following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2025 (the “2025 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2025 of $117,000,000 or more, and (B) with respect to each Other SVM India Stockholder in the Earnout Group, the Company will issue or cause to be issued to each such Stockholder their Pro Rata Portion of the Earnout Shares comprising the 2025 Earnout on such 2025 Earnout Release Date;

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(iii) Each member of the Earnout Group will receive their Pro Rata Portion of 19,425,000 Earnout Shares and, if applicable, Earnings thereon (the “2026 Earnout”) as follows: (A) with respect to each Pre-Closing Company Shareholder in the Earnout Group, the Escrowed Earnout Shares and Earnings thereon comprising the 2026 Earnout will be released from the Earnout Escrow Account within ten (10) Business Days (such date, the “2026 Earnout Release Date”) following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026 (the “2026 20-F”) which reflects Vehicle Sales Revenue of the Company for the fiscal year 2026 of $553,000,000 or more, and (B) with respect to each Other SVM India Stockholder in the Earnout Group, the Company will issue or cause to be issued to each such Stockholder their Pro Rata Portion of the Earnout Shares comprising the 2026 Earnout on such 2026 Earnout Release Date;

(iv) If either or both of the 2024 Earnout and the 2025 Earnout are not earned as set forth in Section 2.10(a)(i) and Section 2.10(a)(ii), respectively, each member of the Earnout Group will receive their Pro Rata Portion of the amount of the 2024 Earnout and the 2025 Earnout not so earned as follows: (A) the Escrowed Earnout Shares and Earnings thereon comprising either or both of the 2024 Earnout and the 2025 Earnout, as applicable, and in each case not earned as set forth in Section 2.10(a)(i) or Section 2.10(a)(ii), as applicable, will be released from the Earnout Escrow Account on the 2026 Earnout Release Date to the Pre-Closing Company Shareholders, and (B) the Company will issue or cause to be issued to the Other SVM India Stockholders on the 2026 Earnout Release Date their Earnout Shares comprising either or both of the 2024 Earnout and the 2025 Earnout, as applicable, and in each case not earned as set forth in Section 2.10(a)(i) or Section 2.10(a)(ii), as applicable, if the aggregate total Vehicle Sales Revenue for the fiscal years ended March 31, 2024, 2025 and 2026 is $709,000,000 or more; and

(v) In the event that any of the Vehicle Sales Revenue triggers set forth in Sections 2.10(a)(i) – (iv) above are not met on the applicable Earnout Release Date, but Vehicle Sales Revenue is at least 50% of the stated trigger on or before the applicable period, then the Company Board shall have discretion to waive the applicable Vehicle Sales Revenue trigger and, in such case, (A) release all or any portion of the applicable Escrowed Earnout Shares and Earnings thereon available to be released as of such Earnout Release Date to the Pre-Closing Company Shareholders, and (B) issue or cause to be issued all or any portion of the applicable Earnout Shares to Other SVM India Stockholders.

(b) The Company Shares that may be issued pursuant to this Section 2.10 shall be fully paid and free and clear of all Liens other than applicable securities Laws restrictions.

(c) Immediately before the Effective Time and in conjunction with the Stock Split, a total number of 23,503,979 of the Earnout Shares will be issued by the Company and placed in an escrow account with Continental (the “Earnout Escrow Account” and such Earnout Shares placed in the Earnout Escrow Account, the “Escrowed Earnout Shares”) for the benefit of the Pre-Closing Company Shareholders pursuant to an Escrow Agreement between the Company and Continental and Mohanraj Ramasamy as representative of the Earnout Group (the “Earnout Escrow Agreement”); provided that Mohanraj Ramasamy shall only be a party to this Earnout Escrow Agreement in his capacity as a representative of the Earnout Group if duly appointed by the Earnout Group. Each Pre-Closing Company Shareholder in the Earnout Group shall be shown as the registered owner of its Pro Rata Portion of the Escrowed Earnout Shares on the books and records of the Company, and shall be entitled to exercise voting rights with respect to such Escrowed Earnout Shares, but any Earnings on the Escrowed Earnout Shares while in the Earnout Escrow Account shall be deposited into and retained in the Earnout Escrow Account until disbursed therefrom in accordance with the terms of this Section 2.10 and the Earnout Escrow Agreement. Any Escrowed Earnout Shares and Earnings thereon remaining in the Earnout Escrow Account following the 2026 Earnout Release Date will be automatically returned to the Company and such Escrowed Earnout Shares shall be surrendered and canceled in accordance with the Earnout Escrow Agreement.

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(d) After the Closing, the Other SVM India Stockholders shall have the contingent right to receive their Pro Rata Portions of up to 1,496,021 Earnout Shares. Such Earnout Shares shall be authorized and unissued by the Company to be issued to the Other SVM India Stockholders in accordance with the terms of this Section 2.10. Following the Closing and until after the 2026 Earnout Release Date, the Company shall keep available for issuance a sufficient number of shares of authorized and unissued Company Shares to permit the Company to satisfy in full its issuance obligations of Earnout Shares to the Other SVM India Stockholders as set forth in this Section 2.10. For the avoidance of doubt, the Other SVM India Stockholders shall not be entitled to (i) exercise voting rights with respect to their Pro Rata Portions of the Earnout Shares unless and until such Earnout Shares are issued to such Other SVM India Stockholders pursuant to Section 2.10(a); or (ii) receive dividends or distributions or other income (if any) with respect to their Pro Rata Portions of Earnout Shares for any period during which such Earnout Shares remain unissued. In no event will any contingent right to receive Earnout Shares pursuant to this Section 2.10(d) be represented by any negotiable certificates of any kind, and in no event will any Other SVM India Stockholders take any steps that would render such rights readily marketable. Notwithstanding the foregoing provisions of this Section 2.10, if so required by the applicable Law, the Company shall seek approval from Reserve Bank of India (“RBI”) prior to the issuance of the Earnout Shares to the Other SVM India Stockholders, and in the event such approval is denied or is not expected to be received within reasonable timeframe, the Company may, as directed by the applicable Other SVM India Stockholder, sell in the market the number of Earnout Shares that would have been received by such Stockholder on the applicable Earnout Release Date, and distribute the cash proceeds from the sale to such Stockholder.

(e) The Earnout Shares shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares outstanding after the date hereof and prior to the time when such Earnout Shares are delivered to the Earnout Group in accordance with this Section 2.10, so as to provide the Earnout Group with the same number of shares as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Earnout Shares.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP

COMPANIES AND MERGER SUB

Except as set forth in the Company Disclosure Schedules, the Company and Merger Sub hereby represent and warrant to SPAC as follows:

Section 3.01 Organization and Qualification.

(a) Each Group Company and Merger Sub is a corporation, limited liability company, exempted company or other applicable business entity and has been duly incorporated, organized or formed, as applicable, is validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable) and has all requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The copies of each of the Group Companies’ and Merger Sub’s certificate of incorporation, memorandum of association, articles of association, and other Governing Documents previously made available by the Company to SPAC and its Representatives are true, correct and complete and are in effect as of the date of this Agreement. Each of the Group Companies is in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents. From the date of its incorporation, Merger Sub has not conducted any business activities other than as contemplated by this Agreement. Merger Sub has no assets or Liabilities.

(b) Each Group Company is duly licensed or qualified to transact business in the jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require it to be so licensed or qualified, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.02 Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Schedules sets forth each direct or indirect Subsidiary of the Company, including their jurisdiction of organization, a description of the capitalization of each such Subsidiary and the name of the holders of all Equity Securities in each such Subsidiary. The Company has no direct or indirect Subsidiaries other than those listed in Section 3.02(a) of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and organized, is validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate, limited liability company or other business entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted in all material respects. Each Subsidiary of the Company is duly licensed or qualified in each jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of each of the Subsidiaries’ Governing Documents previously made available by the Company to SPAC and its Representatives are true, correct and complete and are in effect as of the date of this Agreement.

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(b) Except as set forth in Section 3.02(b) of the Company Disclosure Schedules, no Group Company, directly or indirectly, holds of record or beneficially owns any capital stock, any other equity interests or Equity Securities in any other Person, nor does any Group Company have any outstanding right (including preemptive rights), option, warrant, conversion right, stock or equity appreciation right, phantom equity, profit participation rights, redemption right, restricted stock, purchase or repurchase right, subscription rights, exchange rights, agreement, arrangement or commitment of any character under which a Person (including a Group Company) is or may become obligated to issue, sell or otherwise cause to become outstanding, or give any right to subscribe for or acquire, redeem, or in any way dispose of, any shares of the capital stock, other equity interests or other Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock, other equity interests or Equity Securities, of such Person.

Section 3.03 Due Authorization.

(a) Each of the Company Parties has all requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to the receipt of the Company Shareholder Approval. Subject to receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement, the Ancillary Documents to which any Company Party is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the applicable Company Party. The Company Shareholder Approval is the only approval of holders of Company Shares necessary to approve the Transactions. Other than the Company Shareholder Approval, no other proceedings on the part of the Company Parties are necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which each of the Company Parties is party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which either Company Party is or will be a party has been or will be, upon execution and delivery thereof, as applicable, duly and validly executed and delivered by the applicable Company Party and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitutes, or will constitute upon execution and delivery thereof, as applicable, a legal, valid and binding obligation of the applicable Company Party, enforceable against the applicable Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

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(b) At a meeting duly called and held or by unanimous written resolution in accordance with the Governing Documents of the Company and applicable Law (as applicable), the Company Board has unanimously: (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders, (ii) approved the Transactions, on the terms and subject to the conditions herein, and (iii) resolved to recommend to the Company Shareholders each of the matters set forth in the Company Shareholder Proposals.

Section 3.04 No Conflict. Subject to the receipt of the Consents, approvals or authorizations and other requirements set forth in Section 3.05 or on Section 3.04 of the Company Disclosure Schedules, the execution, delivery and performance of each Company Party’s obligations under this Agreement and each Ancillary Document to which each Company Party is a party, and the consummation by the Company Parties of the Transactions, do not and will not, directly or indirectly (with or without due notice or lapse of time or both) (a) conflict with or violate any provision of, or result in the breach of, the Governing Documents of the Group Companies, (b) breach, conflict with or result in any violation of any provision of any Law or Order applicable to any Group Company, or any of its properties or assets, (c) violate, conflict with, result in a violation or breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give any Person the right to declare a default or exercise any remedy under, or result in the termination, cancellation, modification, suspension, revocation, acceleration or amendment of, or a right of termination, cancellation, modification, suspension, revocation, acceleration or amendment under, require Consent or any notice to any Person under, or accelerate the performance required by, or result in the acceleration or trigger of any payment or compensation, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, or any Permit to which any of the Group Companies is a party or by which any of their respective assets or properties may be bound or affected, or require a consent or approval from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration or (d) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of the Group Companies or Merger Sub (including the Company Shares), except in the case of clauses (b), (c) or (d) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of SPAC contained in this Agreement, no Consent, Permit, approval or authorization of or designation, declaration or filing with any Governmental Entity is required on the part of any Company Party with respect to the applicable Company Party’s execution, delivery or performance of its obligations under this Agreement and the Ancillary Documents to which the applicable Company Party is or will be a party or the consummation of the Transactions, except for (a) such Consents as are expressly contemplated by this Agreement, (b) the filing with the SEC of (i) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (ii) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (c) filing of the Certificate of Merger, (d) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (e) any Consents the absence of which would not, individually or in the aggregate, (i) have a Company Material Adverse Effect, or (ii) adversely affect the ability of any Company Party to perform or comply with on a timely basis any material obligation under this Agreement or any Ancillary Document to which any Company Party is a party or to consummate the Transactions, and (f) as otherwise disclosed on Section 3.05 of the Company Disclosure Schedules.

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Section 3.06 Capitalization.

(a) Section 3.06(a) of the Company Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of the Company and SVM India issued and outstanding and the name and number of Equity Securities held by each equityholder thereof, as of the date of this Agreement and as of immediately after the Stock Split and issuance of the Earnout Shares and the authorization and reservation of the 897,613 Company Shares to be exchanged for SVM India Securities or canceled in accordance with the terms of the Exchange Agreement. The Company Shares constitute all of the issued and outstanding Equity Securities of the Company. The SVM India Securities constitute all of the issued and outstanding Equity Securities of SVM India. As of the date hereof, there are no other ordinary shares, preferred shares, other equity interests or other Equity Securities of the Company or SVM India authorized, reserved, issued or outstanding. All such Equity Securities issued by the Company or SVM India have been duly authorized, validly issued, fully paid and nonassessable and allotted by the Company or SVM India (upon payment of the applicable stamp duty, if any) and have been fully paid up with due authorization and in compliance with applicable Law, in all material respects, and the Company’s and SVM India’s Governing Documents. To the knowledge of the Company, no current or former shareholder or member, as applicable, or any other Person is contesting the legal or beneficial ownership of any Company Shares, other Equity Securities of the Company, SVM India Securities or any distributions or contributions relating thereto. The Equity Securities have been validly issued and transferred by SVM India under the applicable Laws. All transactions involving transfer, issuance or allotment of SVM India Shares were and have been undertaken in accordance with applicable Laws (including the (Indian) Companies Act, 2013 and the (Indian) Foreign Exchange Management Act, 1999), and all share certificates and share transfer forms/ deeds (relevant for the said transfers, issuances and allotments) have been duly dated, stamped and executed as per the provisions of the applicable Laws.

(b) Except as set forth on Section 3.06(b) of the Company Disclosure Schedules, there are (i) no subscriptions, calls, puts, options, purchase rights, subscription rights, conversion rights, rights of first refusal or first offer, warrants, restricted shares, rights (including preemptive rights or rights of first refusal or first offer) to which any of the Equity Securities of the Company or SVM India are subject, or other securities convertible into or exchangeable or exercisable for Company Shares, other equity interests of the Company or SVM India Securities, or any other Contracts to which the Company or SVM India is a party or by which the Company or SVM India is bound obligating the Company or SVM India to issue or sell any shares of, other equity interests in (whether or not outstanding) or debt securities of, the Company or SVM India or to acquire, repurchase or redeem any Equity Securities or securities convertible into, exchangeable or exercisable for Equity Securities of the Company or SVM India or obligating the Company or SVM India to enter into any commitment or agreement containing such obligation and (ii) no equity equivalents, share or equity appreciation rights, phantom share ownership interests or similar rights in the Company or SVM India. There are no outstanding contractual obligations of the Company or SVM India to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or SVM India nor has the Company or SVM India granted any registration rights to any Person with respect to any Equity Securities of the Company or SVM India (other than as permitted pursuant to this Agreement).

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(c) Mohanraj Ramasamy and Sharmila Mohanraj have purchased and sold all SVM India Shares on a non-repatriation basis and in accordance with the provisions of the (Indian) Companies Act, 2013 and the (Indian) Foreign Exchange Management Act, 1999.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(e) Neither the Company nor SVM India is a party to any shareholder agreements, voting agreement, voting trusts, proxies or registration rights agreement relating to the Equity Securities of the Company or SVM India, or any other agreements or understandings with respect to the voting of the Equity Securities of the Company or SVM India (other than the Transaction Support Agreements).

Section 3.07 Financial Statements.

(a) Attached as Section 3.07(a) of the Company Disclosure Schedules are the audited balance sheets of SVM India as of March 31, 2020, as of March 31, 2021 and as of March 31, 2022, and the related audited income statements, changes in shareholder equity and statements of cash flows of SVM India for the years then ended, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”), and the consolidated unaudited balance sheets of the Company as of December 31, 2022 (the “Latest Balance Sheet Date”) and the related unaudited income statements, changes in shareholder equity and statements of cash flows of the Company for the period then ended (collectively, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of SVM India as of the dates and for the periods indicated in such Financial Statements, except as otherwise specifically noted therein (subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes) and were derived and prepared in good faith from, and accurately reflect, in all material respects, the books and records of SVM India (which books and records are in turn accurate, correct and complete in all material respects). SVM India maintains a standard system of accounting established and administered in accordance with Indian Accounting Standards and make and keep accurate books and records in a consistent manner.

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(b) The Group Companies have established and maintain systems of internal controls over financial reporting that are designed to provide, in all material respects, reasonable assurances that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. Since the Lookback Date, no Group Company has received any written complaint, or, to the knowledge of the Company, any allegation, assertion or claim that there is (1) any significant deficiency in the design or operation of internal controls which could affect the ability of the Group Companies to record, process, and summarize its consolidated financial data or any material weaknesses in internal controls of the Group Companies or a “material weakness” in the internal controls over financial reporting of the Group Companies, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, or (2) any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Group Companies. Neither the Group Companies nor, to the knowledge of the Company, any of their officers, directors or employees or other Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices in any material respects.

(c) As of March 10, 2023, the Group Companies do not have any Indebtedness for borrowed money referred to in clause (a) of the definition of Indebtedness, other than the Indebtedness set forth on Section 3.07(c) of the Company Disclosure Schedules and in such amounts (including principal and any accrued but unpaid interest as of the date hereof), as set forth therein.

(d) No Group Company has, since the Latest Balance Sheet Date, (i) accelerated any payments from its customers, (ii) accelerated its recognition of revenue or deferred any expenses, (iii) used different accounting procedures or methods or changed its criteria or assumptions, in any material respect, or (iv) provided any discounts or beneficial payment terms or other incentives to any customer, in each case, other than in the Ordinary Course of Business.

Section 3.08 Undisclosed Liabilities. There is no Liability of the type required to be set forth on a balance sheet in accordance with GAAP against any of the Group Companies, except for Liabilities (a) reflected or reserved for on the most recent Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business of the Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of any Law or Order), (c) disclosed in Section 3.08 of the Company Disclosure Schedules, (d) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company Parties of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, or (e) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.09 Litigation and Proceedings. Except as set forth on Section 3.09 of the Company Disclosure Schedules, there are no, and since the Lookback Date (or since March 8, 2018, with respect to SVM India) there have not been any, pending or, to the knowledge of the Company, threatened Proceedings against any of the Group Companies or Merger Sub, or otherwise affecting the Group Companies or Merger Sub or any of their respective assets, including any condemnation or similar Proceedings, that, if adversely decided or resolved, individually or in the aggregate, would have a Company Material Adverse Effect. None of the Group Companies, Merger Sub nor any property, asset or business of the Group Companies or Merger Sub is subject to any Order or, to the knowledge of the Company, any continuing investigation by any Governmental Entity in each case, that, individually or in the aggregate, would be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings by a Group Company or Merger Sub pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon any Group Company that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company Parties to enter into and perform their respective obligations under this Agreement or any Ancillary Document, including the consummation of the Transactions.

Section 3.10 Compliance with Laws.

(a) Except as would not have a Company Material Adverse Effect, (i) each Group Company and Merger Sub is, and since the Lookback Date (or since March 8, 2018, with respect to SVM India) has been, in compliance with applicable Laws and Orders and is not in violation of any such Law or Order; (ii) since the Lookback Date (or since March 8, 2018, with respect to SVM India), no Group Company has received any written notice, or to the knowledge of the Company, any oral notice, from any Governmental Entity alleging any non-compliance with, or violation of, any applicable Law or Order by any Group Company, or by which any of the Group Companies’ properties, assets, employees, business or operations are or were bound or affected; and (iii) since March 8, 2018, all statutorily required records of SVM India have been executed and maintained in accordance with applicable Laws.

(b) Since the Lookback Date (or since March 8, 2018, with respect to SVM India), (i) there has been no action taken by any Group Company or any officer, director, manager, employee, or, to the knowledge of the Company, any agent, representative or sales intermediary of any Group Company, in each case, acting on behalf of any Group Company, in violation of or circumventing any applicable Anti-Corruption Law, (ii) no Group Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Entity for violation of any applicable Anti-Corruption Laws, (iii) no Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) no Group Company has received any written notice or citation from a Governmental Entity for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 3.11 Intellectual Property; Information Technology.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction and serial/application numbers and dates, of all Company Registered Intellectual Property. The applicable Group Company is the sole and exclusive owner, has valid and enforceable rights in, and has the unrestricted right to use, of all Company Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

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(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Proceedings are pending or, to the knowledge of the Company, threatened against any of the Group Companies by any Person challenging the validity, enforceability, or ownership of, or the right to use, sell, license or sublicense any Intellectual Property Rights currently owned, licensed, used or held for use by any of the Group Companies or, where any of the Intellectual Property Rights are pending registration, challenging registrability of the Intellectual Property Rights. As of the date hereof and since the Lookback Date, none of the Group Companies has been a party to any pending Proceeding or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property Rights of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property Rights owned or purposed to be owned or licensed by any of the Group Companies, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Group Companies (including the development and operation of their assets and projects) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person in any material respects. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any material Intellectual Property Rights owned by any of the Group Companies. A Group Company, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property Rights and Software used in the conduct of its business as currently conducted, except for such Intellectual Property Rights and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no current or former founder, officer, executive, director, shareholder or employee of any of the Group Companies owns any material Intellectual Property Rights used in the conduct of the businesses of the Group Companies. To the knowledge of the Company, except (i) for any Permitted Lien, (ii) as set forth on Section 3.11(a) of the Company Disclosure Schedules or (iii) as provided for in any Contract set forth in Section 3.11(a) of the Company Disclosure Schedules, all material Intellectual Property Rights owned by any of the Group Companies is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. To the knowledge of the Company, no funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property Rights owned by the Group Companies.

(c) The Group Companies have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of any of the Group Companies has misappropriated or improperly disclosed trade secrets or confidential information of any other Person in the course of the employment with the Group Companies.

(d) To the knowledge of the Company, all Persons including each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such person, a “Creator”) are not in violation of any obligations to the Group Companies to maintain in confidence the trade secrets of the applicable Group Companies.

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(e) There are no current or, to the Company’s knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim.

(f) Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material trade secrets (including source code to Company Products) owned by each Group Company. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any material trade secrets owned by a Group Company.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedules, no facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property. Except as set forth in Section 3.11(g) of the Company Disclosure Schedules, to the knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Company Owned Intellectual Property were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of the Company, nor has any such person created or developed any Company Owned Intellectual Property with any Governmental Grant.

(h) No Group Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of any Public Software in a manner which would subject any Company Owned Intellectual Property to any obligations set forth in the license for such Public Software, that (i) require any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grant, or require any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, or (iii) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property.

(i) There are, and since the Lookback Date have been, no material defects or any Malicious Code in any of the Company Products currently offered by the Group Companies that have resulted in such Company Products not performing substantially in accordance with their user specifications or functionality descriptions in any material respect.

(j) The Group Companies own, lease, license, or otherwise have the legal right to use all IT Assets. Such IT Assets are sufficient in all material respects for the immediate and reasonably foreseeable needs of the Group Companies’ business as it is currently conducted. The IT Assets operate and perform, in all material respects, as required by the Group Companies, and have not materially malfunctioned or failed since the Lookback Date. Each Group Company has taken commercially reasonable actions to protect the integrity and security of the IT Assets (and all material information stored or contained therein or transmitted thereby), including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code. The Group Companies have implemented and maintain multi-factor authentication for external access to the IT Systems (other than public-facing portions of the IT Systems, such as websites) and commercially reasonable security, disaster recovery and business continuity plans and procedures, which have proven effective upon testing in all material respects. To the knowledge of the Company, the Transactions or any actions constituting the Transactions will not adversely affect the ability of any of the Group Companies to use the IT Assets or any part thereof.

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(k) To the knowledge of the Company, since the Lookback Date there have been no material unauthorized intrusions or breaches of the security of the IT Assets or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Assets that, pursuant to any Law, would require the Group Companies to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Group Companies.

(l) No Governmental Entity has any government purpose rights in any Intellectual Property Rights of any Company Product, which could reasonably be expected to diminish the ability of the Group Companies to sell such products to a Governmental Entity or otherwise commercialize such Company Product in any material respect.

Section 3.12 Privacy.

(a) The Group Companies and the conduct of their business are in material compliance with, and have been in material compliance with Data Security Requirements.

(b) The Company has provided to SPAC true and correct copies of all material privacy policies adopted by the Group Companies in connection with their operations. To the Company’s knowledge, each Group Company has implemented and maintains organizational, physical, administrative, and technical measures applicable to Personal Information that are reasonably consistent with (i) reasonable practices in the industry in which such Group Company operates; (ii) any existing and currently effective written contractual commitment made by such Group Company that is applicable to Personal Information; and (iii) any written public-facing policy adopted by such Group Company related to privacy, information security or data security, in each case (i), (ii) and (iii) that are intended to protect the integrity, security and operations of such Group Company’s IT Systems (and data therein) against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption, or other misuse.

(c) Since the Lookback Date, each Group Company has (i) not violated its applicable privacy policies; and (ii) taken commercially reasonable steps to protect and maintain the confidential nature of the Personal Information provided to such Group Company by any party and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

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(d) None of the Group Companies has received any notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Laws with respect to Personal Information possessed by the Group Companies.

Section 3.13 Contracts; No Defaults.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the following Contracts, as of the date hereof, to which any Group Company is a party or by which any of their assets or properties are bound (each Contract required to be set forth on Section 3.13(a) of the Company Disclosure Schedules, and each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.13(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) all material Contracts containing any of the following provisions enforceable or purporting to be enforceable against any Group Company: (A) non-competition by any Group Company in any business; (B) prohibitions on engagement by any Group Company in any business in any market or geographic area or during any time period or the ability to sell or purchase from any Person; (C) non-solicitation of clients, customers, vendors or other business associates by any Group Company; (D) non-solicitation and/or non-hire of any individual by any Group Company; (E) grants of exclusive rights, rights of first refusal, rights of first negotiation, or similar rights to any Person; (F) revenue-sharing or commission obligations; or (G) “most favored nation” or similar pricing provision, minimum purchase or sale obligations, or take-or-pay provision;

(ii) any material Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or material Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iii) any Contract entered into in connection with a completed or ongoing acquisition or disposition by any Group Company of any Person or any business organization, Equity Securities, division, business or asset of any Person since the Lookback Date (or since March 8, 2018, with respect to SVM India) or pursuant to which any Group Company still has material obligations outstanding (including through merger, consolidation or other business combination, or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division, business or asset or by any other manner) in each case having a value in excess of $100,000 individually or $250,000 in the aggregate;

(iv) any Contract under which any Group Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or any Liability of another Person, (B) granted a Lien on its assets or Equity Securities (including the Company Shares), whether tangible or intangible or (C) extended credit to any Person (other than intercompany loans solely among the Group Companies and advances and customer payment terms in the Ordinary Course of Business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $100,000 or committed credit individually or $250,000 in the aggregate;

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(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000;

(vi) any Contract that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per fiscal year;

(vii) any Contract not made in any calendar year in the Ordinary Course of Business and not disclosed pursuant to any other clause under this Section 3.13(a) and expected to result in revenue or require expenditures in excess of $50,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended March 31, 2022, in excess of $50,000;

(viii) any Contract that obligates any Group Company to provide continuing indemnification, warranty, support, maintenance, or service in excess of $100,000, other than in the Ordinary Course of Business;

(ix) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any Group Company or counterparty thereto has outstanding obligations (other than customary confidentiality obligations), in each case other than in the Ordinary Course of Business;

(x) any Contract, including non-competition, severance or indemnification agreements, with a current officer, manager, director, employee or worker of, or consultant to, any Group Company that provides annual base compensation (excluding bonus and other benefits) in excess of $100,000 (other than Contracts that can be terminated by any Group Company without cost or penalty), or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions in excess of $100,000;

(xi) any Contract pursuant to which any Group Company licenses material Intellectual Property Rights owned by any Group Company to any Person or licenses Intellectual Property Rights from any Person in each case that is material to the business of any Group Company, taken as a whole, and in each case, other than the Off-the-Shelf Software;

(xii) any Contracts with a Governmental Entity;

(xiii) other than any offer letter or employment agreement or equivalent, any Contract between any Group Company, on the one hand, and any of the Company Shareholders, on the other hand, that will not be terminated at or prior to the Closing;

(xiv) any Contract that grants to any Person (other than a Group Company) a right of first refusal, first offer, call option right, put option right, drag along right, tag along right or similar preferential right to purchase or acquire Equity Securities in, or assets owned or otherwise used by, any Group Company;

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(xv) any Contract establishing or involving any joint venture, profit-sharing, partnership, limited liability company, strategic alliance, shareholders’ agreement, joint development or other similar agreement (including any shareholders’ or stockholders’ agreement), arrangement or collaboration;

(xvi) all management service, financial advisory or any other similar type of Contracts and all Contracts with investment or commercial banks;

(xvii) all CBAs or other agreements with any labor union; and

(xviii) all powers of attorney granted to any Person other than in the Ordinary Course of Business.

(b) True, correct and complete copies of the Material Contracts have been provided to or made available to SPAC or its Representatives. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Material Contract, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Group Company party thereto and, to the knowledge of the Company, of each of the other parties thereto, and are, to the knowledge of the Company, enforceable by the applicable Group Company, to the extent a party thereto, in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions, (ii) none of the Group Companies or, to the knowledge of the Company, any other party to such Material Contracts is in material breach or material default, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by any Group Company, or permit termination or acceleration by the applicable Group Company or the other party thereto, under any such Material Contract, (iii) no Group Company has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract, (iv) no Group Company has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, or amend the terms thereof (other than modifications in the Ordinary Course of Business), and (v) no Group Company has waived any material rights under any such Material Contract. All of the covenants to be performed by the Group Companies under any of the Material Contracts have been fully performed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14 Employee Plans.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan. None of the Group Companies, any ERISA Affiliate of the Group Companies or Merger Sub maintain or contribute to or has any material Liability with respect to any Benefit Plan, whether or not subject to ERISA, which is not set forth on Section 3.14(a) of the Company Disclosure Schedules.

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(b) With respect to each Employee Benefit Plan on Section 3.14(a) of the Company Disclosure Schedules, the Company has delivered or made available to SPAC and its Representatives correct and complete copies of, if applicable (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Employee Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Entity concerning any matter that is still pending or for which any Group Company has any outstanding Liability or obligation.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Employee Benefit Plan set forth on Section 3.14(a) of the Company Disclosure Schedules has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Entities; (ii) no breach of fiduciary duty has occurred; (iii) no Proceeding is pending or threatened; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to an Employee Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Audited Financial Statements; (vi) no Employee Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (vii) none of the Group Companies has incurred any Liability in connection with the termination of, or withdrawal from, any Employee Benefit Plan.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Employee Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit Liabilities.

(e) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Employee Benefit Plan; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, officer, employee or independent contractor of any of the Group Companies or their ERISA Affiliates under any Employee Benefit Plan.

(f) Except to the extent required by applicable Law, none of the Group Companies or their ERISA Affiliates provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) No Employee Benefit Plan provides for the gross-up of any Taxes that may be imposed by any applicable Law.

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(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity; (b) except as set forth under Section 3.14(h) of the Company Disclosure Schedules, no Foreign Benefit Plan has any material unfunded or underfunded Liabilities, nor are such unfunded Liabilities reasonably expected to arise in connection with the Transactions; and (c) all material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(i) Except as set forth in Section 3.14(i) of the Company Disclosure Schedules, there are no facts that would reasonably be expected to give rise to, any material changes to the Employee Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Measures, nor are any such changes currently contemplated.

Section 3.15 Labor Matters.

(a) None of the Group Companies is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Group Companies, nor is there a duty to consult with any such organization or body, nor are there any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or been threatened any strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity with respect to any such employees except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or threatened between any of the Group Companies and Persons employed by or providing services as independent contractors to the Group Companies except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Each of the Group Companies (i) is and has been since the Lookback Date (or since March 8, 2018, with respect to SVM India) in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, and other Laws relating to discrimination, disability, prevention of sexual harassment, labor relations, hours of work, payment of wages and overtime wages, maternity benefit, leave entitlement, social security benefits, industrial relations, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employee terminations and engaging independent contractors, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Proceeding involving unfair labor practices against the Group Companies, (ii) is not liable for any material past due arrears of wages or other compensation (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract or Group Company policy, or any material fines, Taxes, interest, penalty or other sums for failure to comply with any of the foregoing or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business). The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. There are no Proceedings pending or, to the knowledge of the Company, threatened against any of the Group Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(c) To the knowledge of the Company, since the Lookback Date, there are, and there have been, no actual, or threatened in writing, organizing activities with respect to any employees of any Group Company.

(d) To the knowledge of the Company, no current or former employee, worker or independent contractor of any Group Company is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to any of the Group Companies or (ii) any restrictive covenant or nondisclosure obligation to a former employee or engager of any such individual. As of the date hereof, no current employee who is a member of the Company Management, has provided written, or, to the knowledge of the Company, oral, notice of his or her plan to terminate his or her employment.

(e) No Group Company has, since the Lookback Date, incurred any material Liability with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it (taking into account extensions), and all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws.

(b) The Group Companies have paid all income and other material Taxes required to be paid by the Group Companies regardless of whether shown on a Tax Return.

(c) Each of the Group Companies has (i) timely withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party; (ii) remitted on a timely basis such amounts to the appropriate Governmental Entity; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

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(d) To the knowledge of the Company, there are no audits, examinations, investigations or other proceedings currently in progress against any of the Group Companies in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Entity against any of them which have not paid, withdrawn or otherwise been resolved.

(e) Since the Lookback Date (or since March 8, 2018, with respect to SVM India), none of the Group Companies has filed any Tax Returns or paid any Tax in a country other than India, Cayman Islands and the United States. To the knowledge of any Group Company, no written claim has been made by any Governmental Entity in a jurisdiction where the Group Companies do not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not since been dismissed, closed or resolved.

(f) Other than any extensions or waivers obtained in the Ordinary Course of Business, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Group Companies and no written request for any such waiver or extension is currently pending.

(g) None of the Group Companies has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any Governmental Entity, which agreement or ruling would be effective after the Closing Date, nor is any such request outstanding.

(h) None of the Group Companies organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(i) None of the Group Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) There are no Liens with respect to material amounts of Taxes on any of the assets of the Group Companies, other than Permitted Liens.

(k) None of the Group Companies has any material Liability for the Taxes of another Person (other than the Group Companies) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes). None of the Group Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which the Group Companies could be liable after the Closing Date for any material Tax Liability of any Person other than one or more of the Group Companies.

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(l) During the two (2)-year period ending on the date of this Agreement, none of the Group Companies has been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(m) None of the Group Companies has taken any action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(n) The Company is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to make any election, that could reasonably be expected to cause the Company not to be treated as a corporation for U.S. federal income tax purposes. Section 3.16(n) of the Company Disclosure Schedule lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company.

(o) The Group Companies are in compliance in all material respects with all terms and conditions of any material applicable Tax exemption or Tax holiday or Tax incentive. The consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax exemption, Tax holiday or Tax incentive.

(p) The Group Companies are in compliance with all applicable transfer pricing Laws and regulations in all material respects.

(q) Either (i) the Company or (ii) one or more of its qualified subsidiaries have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Closing Date and the Company has no intention as of the Closing Date to substantially dispose of or discontinue, or to cause such qualified subsidiaries to substantially dispose of or discontinue, such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

(r) With respect to each Company Shareholder:

(i) All transactions entered between shareholders of SVM India and Company and amongst Company Shareholders prior to the Effective Time have been entered at arms-length consideration and have been duly reported and disclosed under applicable Law and any Taxes due and payable on the same have been duly discharged in the applicable jurisdictions and there are no outstanding Tax demands or pending Tax Proceedings or Tax recovery Proceedings against such Persons that could reasonably be expected to have, in each case, a Company Material Adverse Effect.

(ii) Each Company Shareholder is a tax resident of a country other than India and has not been a tax resident of India since Financial Year 2017-18.

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(s) To the Company’s knowledge, no shareholder of SVM India, no Company Shareholder and no member of the Group Companies has, at any time, been a party to, participated or otherwise been involved in, any material transaction, scheme, or arrangement (or series of such transactions, schemes, or arrangements):

(i) which (or any part of which) involved or may involve steps taken without any commercial or business purpose apart from the obtaining of, or for the principal purpose of obtaining, a Tax advantage.

(ii) of which the main purpose or effect is or was the avoidance or evasion of a liability with respect to Taxes; or

(iii) which could for any purpose relating to Taxes, be reasonably expected to be disregarded, or reconstructed by reason of any motive to avoid, reduce, or delay a possible liability to Taxes or which could be re-characterized or treated as unenforceable or void.

Section 3.17 Brokers’ Fees. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission in connection with the Transactions based upon arrangements made by any Group Company or any of their Affiliates for which any Group Company or Merger Sub has any obligation.

Section 3.18 Insurance.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all material insurance policies owned or held by or naming as beneficiaries any Group Companies or any of their Affiliates relating to the Group Companies’ business (the “Insurance Policies”), including the policy number, insurer, coverage period, coverage amount, annual premium and type of policy. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to SPAC or its Representatives. With respect to each such Insurance Policies: (i) all premiums due have been paid in all material respects; (ii) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) the Group Companies are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received.

(b) Section 3.18(b) of the Company Disclosure Schedules accurately and completely sets forth all pending insurance claims for the Group Companies since the Lookback Date.

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Section 3.19 Real Property; Assets.

(a) No Group Company owns or has ever owned any real property.

(b) Section 3.19(b) of the Company Disclosure Schedules contains a true, correct and complete list of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Group Companies (the “Leased Real Property”). The Company has made available to SPAC or its Representatives true, correct and complete copies of the Real Property Leases, and such deliverables comprise all Real Property Leases relating to the Leased Real Property.

(c) Each Real Property Lease (i) is a legal, valid, binding and enforceable obligation of the applicable Group Company party thereto, subject to the Enforceability Exceptions, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to SPAC or its Representatives and (iii) subject to securing the Consents, if any, required under the Real Property Leases to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company Parties or the consummation of the Transactions by the Company Parties, upon the consummation of the Transactions, will entitle the Group Companies to the use, occupancy and possession, in each case subject to the terms of the respective Real Property Leases in effect with respect to the Leased Real Property, of the premises specified in the Real Property Leases.

(d) No material default or breach by (i) any Group Company or (ii) to the knowledge of the Company, any third party under a Real Property Lease, as applicable, presently exists under any Real Property Leases. No Group Company has received written or to the knowledge of the Company, oral, notice of material default under any Real Property Lease which default has not been cured or waived prior to the date hereof. To the knowledge of the Company, no event has occurred that (with or without notice or lapse of time or both), and no condition exists that, with or without notice or lapse of time or both, would constitute a material default or breach or would permit termination of, or a material modification or acceleration thereof under any Real Property Lease by any Group Company (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. None of the Group Companies has subleased or otherwise granted any Person other than another Group Company the right to use or occupy any Leased Real Property, which sublease or right is still in effect and the possession and quiet enjoyment of the Leased Real Property by the applicable Group Company party thereto under such Real Property Lease has not been disturbed. Except for the Permitted Liens, none of the Group Companies has collaterally assigned or granted any Lien in the Leased Real Property or any interest therein which is still in effect. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies.

(e) With respect to each Real Property Lease:

(i) since the Lookback Date, to the knowledge of the Company, no security deposit or portion thereof deposited by any Group Company under such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed in writing to SPAC or its Representatives; and

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(ii) none of the Group Companies holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) None of the Group Companies has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited or otherwise limited by any Lien, Order or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(g) All of the Leased Real Property and buildings, fixtures and improvements thereon (A) are in reasonable operating condition, and (B) to the knowledge of the Company, no condition exists requiring material repairs, alterations or corrections.

(h) Except for inventory and other property sold, used or otherwise disposed of in the Ordinary Course of Business, the Group Companies have good and marketable title to, or in the case of leased properties and assets, a valid leasehold interest in, all of the items of material tangible personal property reflected in the most recent Audited Financial Statements, subject to no Liens, other than (i) Permitted Liens, (ii) Liens specifically identified on the Financial Statements, and (iii) where such failure to have good and marketable title, free and clear of all Liens, would not reasonably be expected to have a Company Material Adverse Effect, either individually or in the aggregate. Such material tangible personal property includes all tangible personal property reasonably required for the continued conduct of the Group Companies’ business as currently conducted. All such owned or leased material tangible assets of the Group Companies (other than the Leased Real Property) are in all material respects in good working order, repair and operating condition (ordinary course wear and tear excepted).

Section 3.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Group Companies are and, since the Lookback Date (or since March 8, 2018, with respect to SVM India), have been in compliance with all Environmental Laws;

(ii) there has been no Release or, to the knowledge of the Company, threatened Release of any Hazardous Substances (x) at, in, on or under or from any Leased Real Property or, to the knowledge of the Company, any other property or location formerly owned, leased or operated by the Group Companies or (y) by or on behalf of the Group Companies at any other location, including any location where the Group Companies has transported Hazardous Substances or arranged for their disposal;

(iii) neither the Company nor any of its Subsidiaries is subject to any current Order relating to the Group Companies’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances;

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(iv) no Proceeding is pending or, to the knowledge of the Company, threatened with respect to any of the Group Companies’ compliance with or Liability under Environmental Law and, to the knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or require material capital expenditures to achieve or maintain such continued compliance;

(v) none of the Group Companies has retained or assumed, by contract or operation of Law, any material Liabilities or material obligations of any other Person arising under Environmental Law; and

(vi) industrial activities being undertaken by SVM India are categorized under the ‘white’ category under applicable Law and, accordingly, SVM India is not required to procure any registrations, approvals, or consents under applicable Environmental Law.

(b) The Company has made available to SPAC or its Representatives copies of all written environmental reports, audits, assessments, Liability analyses, memoranda and studies in the possession of or conducted by or commissioned by any of the Group Companies with respect to the Group Companies’ compliance with, or Liabilities arising under, Environmental Law.

Section 3.21 Absence of Changes. Since the Latest Balance Sheet Date, (i) there has not been a Company Material Adverse Effect, and except as described on Section 3.21 of the Company Disclosure Schedules, no change, development, circumstance, fact, event, effect or occurrence exists or has occurred which could reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, (ii) the Group Companies have conducted their business in the Ordinary Course of Business in all material respects and (iii) none of the Group Companies have taken any action that, if taken after the date of this Agreement, would require the consent of SPAC pursuant to Section 5.01.

Section 3.22 Affiliate Agreements. Other than (x) any Employee Benefit Plan (including any employment or option agreements entered into in the Ordinary Course of Business by the Company), set forth on Section 3.14(a) of the Company Disclosure Schedules or standard employment agreements or offer letters that have been made available to SPAC, or any other agreement or arrangement regarding servicing as employee or member of the board of directors and (y) any Contract or business arrangement solely among the Company and its Subsidiaries, and except as set forth on Section 3.22 of the Company Disclosure Schedules, none of the Group Companies is party to any Contract or business arrangement with any Related Party of any Group Company. No Related Party of any Group Company (other than in the cases of clauses (ii)-(iv), any other Group Company): (i) has, to the Company’s knowledge, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Group Company or (B) any other entity in any business arrangement or relationship with any Group Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 5% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Group Companies for the business; (iii) has any outstanding Indebtedness owed to or by any Group Company; or (iv) has received any funds from the Group Companies since the Latest Balance Sheet Date, except for employment related compensation received in the Ordinary Course of Business. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.22 are referred to herein as “Company Related Party Transactions”.

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Section 3.23 Certain Business Practices.

(a) None of the Group Companies nor, to the Company’s knowledge, any of their Representatives acting on their behalf, has in violation of applicable Anti-Corruption Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help, hinder or assist any Group Company in connection with any actual or proposed transaction.

(b) The operations of the Group Companies are and, since the Lookback Date (or since March 8, 2018, with respect to SVM India), have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions (including the (Indian) Prevention of Money Laundering Act, 2002), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no Proceeding involving any Group Company with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) None of the Group Companies, nor any of their directors or officers or any other Representative acting on behalf of the Group Companies, is currently identified on the specially designated nationals or other blocked person list, entity list, or otherwise currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, or the U.S. Department of State and, since the Lookback Date (or since March 8, 2018, with respect to SVM India), the Group Companies have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, the U.S. Department of Commerce, or the U.S. Department of State in each case in violation of applicable sanctions.

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Section 3.24 Permits. Each of the Group Companies has all material Permits (the “Company Permits”) that are required to lawfully own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects. The Company has made available to SPAC or its Representatives true, correct and complete copies of all Company Permits, all of which are listed on Section 3.24 of the Company Disclosure Schedules. All of the Company Permits are in full force and effect in accordance with their terms, and no outstanding written notice of default or non-compliance, revocation, cancellation or termination of any Company Permit has been received by any of the Group Companies. To the knowledge of the Company, none of the Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course of Business upon terms and conditions substantially similar to its existing terms and conditions. There are no Proceedings pending, or threatened in writing or, to the knowledge of the Company, threatened orally, for the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Company Permit. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Group Companies are in compliance with all Company Permits.

Section 3.25 Customers and Suppliers.

(a) Section 3.25(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the top five (5) suppliers and/or service providers of any Group Company based on the U.S. Dollar amount of expenditures for the twelve (12) month period ending December 31, 2021 and the eight (8) month period ending August 31, 2022. There is no pending material dispute or controversy or, to the knowledge of the Group Companies, threatened material dispute or controversy in writing, between any Group Company, on the one hand, and any such supplier or service provider, on the other hand.

(b) Section 3.25(b) of the Company Disclosure Schedules sets forth a complete and accurate list of the top five (5) customers / dealers of the Group Companies based on the U.S. Dollar amount of revenue for the twelve (12) month period ending December 31, 2021 and the eight (8) month period ending August 31, 2022. There is no pending material dispute or controversy or, to the knowledge of the Group Companies, threatened material dispute or controversy in writing, between any Group Company, on the one hand, and any such customer or dealer, on the other hand.

Section 3.26 Inventory. All inventory of the Group Companies, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by a Group Company free and clear of all Liens (except for Permitted Liens), and no inventory is held on a consignment basis.

Section 3.27 Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Group Companies or Merger Sub, or by any other Person acting on behalf of the Group Companies or Merger Sub in writing specifically for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, as of the date the Registration Statement/Proxy Statement is declared effective, as of the date the Registration Statement/Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, or at the time of the SPAC Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 3.27, no representation or warranty is made by the Group Companies or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement/Proxy Statement that were not supplied by or on behalf of the Group Companies or Merger Sub for use therein. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement / Proxy Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Ancillary Document shall require counsel to the Company Parties or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

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Section 3.28 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Group Companies have relied solely on their respective investigations and analyses and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which SPAC is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which SPAC is or will be a party, none of SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 3.29 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS TO WHICH EACH OF THE GROUP COMPANIES IS A PARTY, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY AND MERGER SUB EACH EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Except as set forth in the SPAC Disclosure Schedules or except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 4.01 Organization and Qualification.

(a) SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted in all material respects. The copies of the Governing Documents of SPAC previously made available by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents.

(b) SPAC is duly licensed or qualified to transact business and is in good standing in the jurisdiction in which it is incorporated and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require it to be so licensed or qualified, except as would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

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Section 4.02 Due Authorization.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the receipt of the SPAC Stockholder Approval. Subject to the receipt of the SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of SPAC. Other than the SPAC Stockholder Approval, no other corporate proceedings on the part of SPAC, are necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or to consummate the Transactions. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution and delivery thereof, duly and validly executed and delivered by SPAC and assuming due authorization and execution by each other Party hereto and thereto, constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the SPAC Board has unanimously: (i) determined that this Agreement and the Transactions are fair and in the best interests of the SPAC Stockholders, (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less Taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a business combination and (iv) resolved to recommend to the shareholders of SPAC approval of each of the matters requiring SPAC Stockholder Approval.

Section 4.03 No Conflict; Governmental Authorities, Consents.

(a) Assuming the truth and accuracy of the representations of the Company and Merger Sub contained in this Agreement, no Consent, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) such Consents as are expressly contemplated by this Agreement, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents, or the Transactions, (iv) filing of the Certificate of Merger, or (v) the SPAC Stockholder Approval.

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(b) Subject to the receipt of the Consents, approvals or authorizations and other requirements set forth in Section 4.03(a), the execution, delivery and performance of SPAC’s obligations under this Agreement and each Ancillary Document to which SPAC is a party, and the consummation by SPAC of the Transactions, do not and will not, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or violate any provision of, or result in the breach of, the Governing Documents of SPAC, (ii) violate, conflict with, result in a violation or breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give any Person the right to declare a default or exercise any remedy under, or result in the termination, cancellation, modification, suspension, revocation, acceleration or amendment of, or a right of termination, cancellation, modification, suspension, revocation, acceleration or amendment under, require Consent or any notice to any Person under, or accelerate the performance required by, or result in the acceleration or trigger of any payment or compensation, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract or any Permit to which SPAC is a party or by which any of its properties or assets may be bound or affected, (iii) breach, conflict with or result in any violation of any provision of any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except, in the case of any of clauses (ii) through (iv) above, for such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 4.04 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.04 of the SPAC Disclosure Schedules or the SPAC SEC Reports (which fees shall be the sole responsibility of SPAC, except as otherwise provided in Section 8.06), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates (including Sponsor) for which SPAC has any obligation.

Section 4.05 Information Supplied. None of the information supplied or to be supplied by SPAC, or by any other Person acting on behalf of SPAC in writing specifically for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, as of the date the Registration Statement/Proxy Statement is declared effective, as of the date of the Registration Statement/Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, or at the time of the SPAC Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement / Proxy Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Ancillary Document shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

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Section 4.06 Capitalization of SPAC.

(a) Section 4.06(a) of the SPAC Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Public Units (including the SPAC Public Shares and SPAC Public Warrants included therein), SPAC Private Units (including the SPAC Private Shares and SPAC Private Warrants included therein), representative shares, and Founder Shares. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. The issuance of SPAC Public Shares or SPAC Private Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 4.06(a) of the SPAC Disclosure Schedules or the SPAC SEC Reports, such Equity Securities (i) were not issued granted, offered and sold in violation of the Governing Documents of SPAC or any applicable Law, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, (iii) were not issued in violation of any Contract to which SPAC is a party to or by which SPAC is bound, and (iv) are owned free and clear of any Liens other than the Permitted Liens. Except for the SPAC Public Shares, SPAC Public Warrants, SPAC Public Units, SPAC Private Units, SPAC Private Shares, SPAC Private Warrants, representative shares and Founder Shares set forth on Section 4.06(a) of the SPAC Disclosure Schedules or the SPAC SEC Reports (subject to any SPAC Stockholder Redemptions), immediately prior to Closing, there shall be no other outstanding Equity Securities of SPAC.

(b) Except as disclosed in the SPAC SEC Reports, in Section 4.06(b) of the SPAC Disclosure Schedules, or as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or the SPAC’s Governing Documents, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed in writing by the Company and SPAC, there is no obligation of SPAC, to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable or exercisable for Equity Securities of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in (whether or not outstanding) or debt securities of, SPAC or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the SPAC, or obligating SPAC to enter into any commitment or agreement containing such obligation. Except as disclosed in the SPAC SEC Reports or SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC, nor has SPAC granted any registration rights to any Person with respect to any Equity Securities of SPAC (other than as permitted pursuant to this Agreement).

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(c) Except as disclosed in the SPAC SEC Reports or in Section 4.06(b) of the SPAC Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. Except for the Sponsor Letter Agreement or as disclosed in the SPAC SEC Reports or in Section 4.06(b) of the SPAC Disclosure Schedules, SPAC is not a party to any shareholders agreement, voting agreement, voting trusts, proxies or registration rights agreement relating to the Equity Securities of SPAC, or any other agreements or understandings with respect to the voting of the Equity Securities of SPAC. SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

Section 4.07 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports, schedules, registration statements, prospectus and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered or made available to the Company copies in the form filed with the SEC of all of the SPAC SEC Reports. Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. None of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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Section 4.08 Trust Account.

(a) As of March 6, 2023, SPAC had an amount in cash in the Trust Account of approximately $104,090,513.96. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund selected by the Company meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in a cash bank account such as an interest or non-interest bearing checking or savings account and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 3, 2022 (the “Trust Agreement”), between SPAC and Continental, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Public Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since August 3, 2022, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Public Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

(b) Assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by each of the Company Parties with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date (after disbursements in respect of deferred underwriting commissions, Taxes, and to the SPAC Stockholders who shall have elected to redeem their SPAC Public Shares pursuant to the Governing Documents of SPAC).

Section 4.09 Indebtedness; SPAC Expenses. Except as set forth in the SPAC SEC Reports or Section 4.09(a) of the SPAC Disclosure Schedules, as of the date hereof, SPAC does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness. Section 4.09(b) of the SPAC Disclosure Schedules sets forth SPAC’s good faith estimate of the incurred but unpaid SPAC Expenses that will be due and payable at Closing or after Closing by the Surviving Company or Company.

Section 4.10 Affiliate Agreements. Except as set forth in the SPAC SEC Reports, Section 4.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any Related Party of SPAC, on the other hand. No Related Party of SPAC: (i) has, to SPAC’s knowledge, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any material competitor, supplier, licensor, distributor, lessor, independent contractor or customer of SPAC or (B) any other entity in any material business arrangement or relationship with any SPAC; provided, however, that the ownership of securities listed on any national securities exchange representing less than 5% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any material property, asset or right used by SPAC for the business; or (iii) has any outstanding Indebtedness owed to or by SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “SPAC Related Party Transactions”.

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Section 4.11 Litigation. As of the date of this Agreement, there is (and since its incorporation, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, that if adversely decided or resolved, individually or in the aggregate, would have a SPAC Material Adverse Effect. Neither SPAC nor any of its properties or assets is subject to any Order that individually or in the aggregate would be expected to have a SPAC Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon SPAC which could have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such permit or for such permit to be in full force and effect would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.12 Compliance with Applicable Law.

(a) SPAC is (and since its incorporation, has been) in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect. SPAC has not received any written notice, or to the knowledge of SPAC, any oral notice, from any Governmental Entity alleging any non-compliance with, or violation of, any applicable Law or Order by SPAC, or by which any of SPAC’s properties, business or operations are or were bound or affected.

(b) Since the Lookback Date, (i) there has been no action taken by SPAC or any officer, director, manager, employee, or, to the knowledge of SPAC, any agent, representative or sales intermediary of SPAC, in each case, acting on behalf of SPAC, in violation of or circumventing any applicable Anti-Corruption Law, (ii) SPAC has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Entity for violation of any applicable Anti-Corruption Laws, (iii) SPAC has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) SPAC has not received any written notice or citation from a Governmental Entity for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 4.13 Business Activities.

(a) Since its IPO, SPAC has held all IPO proceeds in the Trust Account (other than any amounts permitted to be disbursed under the terms of the Trust Agreement and as described in the SPAC Prospectus) for the purpose of being used in the conduct of business in connection with its Business Combination. Except as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).

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(b) Except for this Agreement, the Ancillary Documents and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for this Agreement, the Ancillary Documents and the Transactions, SPAC has no interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for this Agreement, the SPAC SEC Reports, the Ancillary Documents, or as set forth in Section 4.13(c) of the SPAC Disclosure Schedules, SPAC is and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement, the Ancillary Documents and Contracts set forth in Section 4.13(c) of the SPAC Disclosure Schedules).

(d) SPAC does not own, license or otherwise have any material Intellectual Property Rights. SPAC does not own or lease any material real property or material personal property.

(e) There is no Liability, Indebtedness or obligation against SPAC, except for Liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2022 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2022 in the ordinary course of business of SPAC or that are set forth in Section 4.13(e) of the SPAC Disclosure Schedules, (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 4.14 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

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(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(c) Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOBVU”. The issued and outstanding SPAC Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOBV”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOBVW”. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Public Units, SPAC Public Shares or SPAC Public Warrants or suspend, prohibit or terminate the listing of the SPAC Public Units, SPAC Public Shares or SPAC Public Warrants on Nasdaq. Neither SPAC nor any of its Affiliates has taken any action that is designed to terminate the registration of the SPAC Public Units, SPAC Public Shares or SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Public Units, SPAC Public Shares or SPAC Public Warrants from Nasdaq or the SEC.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of SPAC in all material respects.

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(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 4.15 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the SPAC Disclosure Schedules or the SPAC SEC Reports, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (c) that are incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are not material, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are not material, (e) that are either permitted pursuant to Section 5.09(f) or incurred in accordance with Section 5.09(f) or, (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, or (g) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.16 Tax Matters.

(a) SPAC has prepared and filed all income and other material Tax Returns required to have been filed by it (taking into account extensions), and all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws.

(b) SPAC has paid all income and other material Taxes required to be paid by it regardless of whether shown on a Tax Return.

(c) SPAC has timely withheld and paid on a timely basis to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other party.

(d) To the knowledge of SPAC, there are no audits, examinations, investigations or other proceedings currently in progress against SPAC in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Entity against SPAC which have not been paid, withdrawn or otherwise resolved.

(e) To the knowledge of SPAC, no written claim has been made by any Governmental Entity in a jurisdiction where SPAC does not file a Tax Return that it is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not since been dismissed, closed or resolved.

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(f) Other than any extensions or waivers obtained in the ordinary course of business, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no written request for any such waiver or extension is currently pending.

(g) SPAC has not requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any Governmental Entity, which agreement or ruling would be effective after the Closing Date, nor is any such request outstanding.

(h) SPAC is Tax resident only in its jurisdiction of incorporation and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(i) There are no Liens with respect to material amounts of Taxes on any of the assets of SPAC, other than Permitted Liens.

(j) SPAC has not participated in any “listed transaction” as defined in U.S. Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) SPAC has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and does not have any material Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which SPAC could be liable after the Closing Date for any material Tax liability of any Person other than SPAC.

(l) During the two (2)-year period ending on the date of this Agreement, SPAC has not been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(m) SPAC has not taken any action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(n) SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(o) SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) SPAC Public Shares do not directly, or indirectly derive value substantially from assets located in India in accordance with Section 9(1)(i) of the (Indian) Income-tax Act, 1961 and Explanation 5 thereto.

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Section 4.17 Material Contracts; No Defaults.

(a) The SPAC has filed as an exhibit to the SPAC SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length, except as set forth in Section 4.17(b) of the SPAC Disclosure Schedules. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both), or permit termination or acceleration by SPAC or such other party under any such Contract, and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.18 Absence of Changes. Since the date of SPAC’s incorporation, (a) there has not been a SPAC Material Adverse Effect and (b) except for commercially reasonable actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) SPAC has conducted its business in the ordinary course in all material respects, (ii) there has not been any change in the auditors of SPAC; (iii) there has been no revaluation by SPAC of any of its assets, including, without limitation, any sale of assets of SPAC other than in the ordinary course of business, and (iv) unless as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions, SPAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.09.

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Section 4.19 Employees and Employee Benefit Plans. Other than any officers as described in the SEC Reports and consultants and advisors in the ordinary course of business, SPAC has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC does not have any unsatisfied material Liability with respect to any officer or director. SPAC does not maintain, sponsor, contribute to or have any obligation or Liability, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than employment agreements) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider of SPAC, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC has no remaining obligations or Liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC to material (x) payments or (y) benefits or (z) increases in any existing payments or benefits or any loan forgiveness.

Section 4.20 Investment Company Act. SPAC is not as of the date of this Agreement, nor upon the Closing will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.21 Charter Provisions. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to SPAC’s knowledge, any of its employees, agents or any other Persons acting for or on behalf of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, Sanctions and Export Control Laws.

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(c) To the Knowledge of SPAC, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws by SPAC pending or, to the knowledge of SPAC, threatened, and since its date of incorporation, SPAC has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws.

Section 4.23 Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

Section 4.24 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which a Company Party is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which a Company Party is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 4.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS TO WHICH SPAC IS A PARTY, NEITHER SPAC, NOR ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB, OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS TO WHICH SPAC IS A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, ANY SPAC SEC REPORTS, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE V.

COVENANTS

Section 5.01 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Section 5.01(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (i) conduct and operate the business of the Group Companies in the Ordinary Course of Business in all material respects, (ii) maintain and preserve intact the business organization, and maintain and preserve intact in all material respects the assets, properties and material business relations of the Group Companies, taken as a whole, (iii) not to terminate any present officers or employees of the Group Companies, except for cause, and (iv) preserve existing relations and goodwill of the Group Companies with customers, suppliers, distributors and creditors of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause each Group Company not to, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Section 5.01(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such consent, not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) declare, set aside, authorize, make or pay a dividend on, or any other distribution or payment (whether in cash, stock, shares, property, any combination thereof or otherwise) in respect of, any Equity Securities of any Group Company or Merger Sub, make any other actual, constructive or deemed distribution in respect of any Equity Securities of any Group Company or Merger Sub or make any payments to any shareholder of any Group Company or Merger Sub in their capacity as such, or repurchase, redeem or otherwise acquire, offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company or Merger Sub, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any other Subsidiary that is, directly or indirectly, wholly owned by the Company;

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(ii) (A) merge, consolidate, combine or amalgamate any Group Company or Merger Sub with any Person or (B) purchase or otherwise acquire or agree to purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business, any corporation, partnership, association or other business entity or organization or division thereof or any material assets in excess of consideration of $100,000 in the aggregate;

(iii) amend, waive, authorize, or adopt any amendments, supplements, restatements or modifications to any Group Company’s or Merger Sub’s Governing Documents;

(iv) transfer, issue, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens), (A) any Equity Securities of any Group Company or Merger Sub or (B) any options, restricted shares, restricted stock, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company or Merger Sub to issue, deliver or sell any Equity Securities of any Group Company or Merger Sub, other than the issuance of Company Shares upon the exercise of any Company Equity Award outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $250,000 individually or $500,000 in the aggregate, or issue any debt securities or materially modify or agree to any material amendment of the terms of any existing Indebtedness of any of the Group Companies or Merger Sub, other than (x) ordinary course trade payables, (y) Indebtedness between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, or (z) in connection with borrowings or extensions of credit under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (x) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries or (y) trade credit extended to customers of the Group Companies in the Ordinary Course of Business;

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(vii) except (x) as forth in Section 5.01(b)(vii) of the Company Disclosure Schedules, (y) as required under the existing terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.14(a) of the Company Disclosure Schedules or (z) as required by any applicable Law, (A) amend or modify, adopt, establish, enter into, terminate, or take any action to accelerate any rights under, any Employee Benefit Plan of any Group Company or any other benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(viii) (i) modify, extend, terminate, negotiate, or enter into any CBA or (ii) recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(ix) hire, promote, engage, terminate (without cause), furlough, or temporarily lay off any employee or independent contractor with annual target compensation in excess of $250,000;

(x) forgive any loans or advances to any officers, employees or directors of any of the Group Companies, or materially change its existing borrowing or lending arrangements for or on behalf of any such Person;

(xi) except in the Ordinary Course of Business or as required by applicable Law, make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to any of the Group Companies) in a manner inconsistent with past practice of the Group Companies, change or otherwise modify any material method of accounting as such relates to Taxes, amend any income or other material Tax Return, knowingly surrender any right to claim a refund of income or other material Taxes, enter into any Tax closing agreement, settle any material Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;

(xii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company or Merger Sub (or SPAC or any of its Affiliates after the Closing);

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(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or Merger Sub or otherwise merge or consolidate with or into any other Person;

(xiv) change any Group Company’s methods, principles or practices of accounting in any material respect, other than changes that are made in accordance with GAAP;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi) except for entries, modifications, amendments, waivers, terminations or non-renewals in the Ordinary Course of Business, enter into, materially modify, materially amend, accelerate, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) or any Real Property Lease;

(xvii) fail to maintain the Leased Real Property in substantially the same condition as of the date of this Agreement, other than ordinary wear and tear, casualty and condemnation;

(xviii) sell, lease, license, encumber, transfer, sell and leaseback, pledge, mortgage, subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets of any of the Group Companies except for the sale, lease, license, or disposition of Company Products in the Ordinary Course of Business;

(xix) close any facility or discontinue any material line of business or material business operations;

(xx) (y) suffer any Lien (other than Permitted Liens) on or transfer, assign, let lapse, abandon or dispose of any material Company Owned Intellectual Property or (z) license any Company Owned Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business; or

(xxi) commit to, agree (in writing or otherwise) or enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.01.

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Notwithstanding anything in this Section 5.01 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of this Section 5.01 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of this Section 5.01; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give SPAC prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SPAC promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.01(b)(i), Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.01(b)(iv), Section 5.01(b)(vii), Section 5.01(b)(viii), or Section 5.01(b)(xii) (to the extent related to any of the foregoing).

Section 5.02 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall: (i) at the reasonable request of the other Party, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for the consummation of the Transactions and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the Transactions. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Permits, Consents, waivers, approvals, authorizations, qualifications and Orders of any Governmental Entity or other Persons necessary, proper or advisable to consummate the Transactions. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Law. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between any Company Party or any Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and its respective Affiliates shall not enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except, unless prohibited by applicable Law, with the prior written consent of SPAC and the Company. Nothing in this Section 5.02 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Party or any of its Affiliates or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

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(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company Parties, on the other hand, shall give counsel for the Company Parties (in the case of SPAC) or SPAC (in the case of any Company Party), subject to applicable Law, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Company Party, SPAC, or, in the case of SPAC, any Company Party in advance and, to the extent not prohibited by such Governmental Entity or any applicable Law, gives, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, the opportunity to attend and participate in such meeting or discussion.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company and Merger Sub, any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a Representative of any Group Company or Merger Sub). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall the Company, any other Group Company, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and its Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or its Representative(s) thereof or would otherwise constitute a SPAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall SPAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

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Section 5.03 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.03(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to the other Party and its Representatives during normal business hours reasonable access to the directors, officers, properties, books and records, financial statements, internal and external audit reports, Contracts, Permits and other reasonably requested documents of such Party, including financial information used in the preparation of the Financial Statements (in a manner so as to not interfere with the normal business operations of such Party). Notwithstanding the foregoing, neither Party shall be required to provide to the other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine or Law and (y) provide such information in a manner without violating such privilege, doctrine, or Law), or (ii) if any Group Company or Merger Sub, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto); provided that the applicable Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide SPAC within forty-five (45) days following the end of the quarter period thereof (commencing with the first quarterly period ending after December 31, 2022), (i) an unaudited consolidated balance sheet as of the end of such quarter and the related statements of earnings, shareholders’ equity and cash flows for the quarter then ended and (ii) an audited consolidated balance sheet as of the end of such year and the related statements of earnings, shareholders’ equity and cash flows, all of such financial statements referred to in clauses (i) and (ii) to be prepared by the Company in accordance with GAAP (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments). All of the foregoing shall be in accordance with the books and records of the Company and its Subsidiaries and shall fairly present in all material respects their financial condition as of the last day of the period then ended.

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Section 5.04 Public Announcements.

(a) Subject to Section 5.04(b), Section 5.07 and Section 5.08, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Company and Sponsor; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is SPAC, or SPAC, if the disclosing party is any Company Party or any Group Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company and Sponsor and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.04 and (iii) subject to the terms of Section 5.02, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Sponsor shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 5.05 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything herein to the contrary (except as otherwise provided in Section 2.06(f) or Section 2.06(g) related to exchange procedures), all transfer, stamp, documentary, sales, use, registration, excise, recording, value-added and other such similar Taxes and fees (including any penalties and interests, but excluding for the avoidance of doubt, any Taxes or fees based in whole or part upon income, profits or gains) that become payable in connection with or by reason of the execution of this Agreement, the Merger and the other transactions contemplated hereby (“Transfer Taxes”) shall be borne and paid by the Company. For the avoidance of doubt, Transfer Taxes shall not include any excise Tax which was enacted by the Inflation Reduction Act of 2022 (Public Law 117-169; 8/16/2022) as Section 4501 of the Code and any guidance issued thereunder (the “Stock Buyback Tax”). The Company shall, at its own expense, file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes and shall timely pay (or cause to be timely paid) to the applicable Governmental Entity such Transfer Taxes. The SPAC shall, at its own expense, file (or cause to be filed) all necessary Tax Returns with respect to all Stock Buyback Taxes that become payable in connection with or by reason of the SPAC Stockholder Redemption and shall timely pay (or cause to be timely paid) to the applicable Governmental Entity such Stock Buyback Taxes. The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

(b) Tax Treatment. The Parties hereto intend that the Merger qualifies for the Intended Tax Treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns and report for all U.S. federal income tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance); provided, that (subject to the immediately succeeding proviso) the Parties shall use commercially reasonable efforts exercised in good faith to defend and affirm the Intended Tax Treatment in respect of any challenge by an applicable Governmental Entity; provided further, that nothing in this Section 5.05(b) shall (i) require or be interpreted to obligate any Party or any of their respective Affiliates or Representatives to litigate or defend against any such challenge in a court of competent jurisdiction or (ii) prevent any Party or any of their respective Affiliates or Representatives from, after taking such commercially reasonable efforts as are determined by such Party in good faith to defend and affirm the Intended Tax Treatment, settling such challenge. Each Party agrees to use commercially reasonable efforts to: (x) not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action (in each case, other than such actions contemplated by this Agreement or the Ancillary Documents) which action or failure to act would reasonably be expected to cause the Merger to not qualify for the Intended Tax Treatment; and (y) promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Merger qualifies as a “reorganization” within the meaning of Section 368(a).

(c) At or prior to the Closing, SPAC shall have delivered to the Company a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that SPAC has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year period ending on the Closing Date and a letter notifying the U.S. Internal Revenue Service of the same, each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of SPAC.

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Section 5.06 Exclusive Dealing.

(a) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. The Company shall terminate any data room access of any such parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company Parties shall not, and shall cause the other Group Companies not to, and shall not authorize or permit their respective Representatives to and will direct such Representatives not to, and shall use their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, engage, or participate in, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) approve, recommend or enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or Merger Sub (or any Affiliate or successor of any Group Company or Merger Sub); (v) waive or otherwise forbear in the enforcement of any rights or other benefits under confidential information agreements relating to a Company Acquisition Proposal, including without limitation any “standstill” or similar provisions thereunder, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly (and in any event within three (3) Business Days) upon receipt of any Company Acquisition Proposal by any Group Company or Merger Sub, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall not authorize or permit its Representatives to and will direct such Representatives not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, engage, participate in, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) approve, recommend or enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SPAC (or any Subsidiary or successor of SPAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (A) notify the Company promptly (and in any event within three (3) Business Day) upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. The transfer of the SPAC Evaluation Material pursuant to Section 5.16 shall not violate the terms of this Section 5.06(b).

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Section 5.07 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (and in any event not later than 10 days after the date that the Closing Company Audited Financial Statements are delivered in accordance with Section 5.14), SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable): (a) a proxy statement (the “Proxy Statement”) to be filed with the SEC by SPAC relating to the Transaction Proposals to be submitted to the holders of SPAC Public Shares at the SPAC Stockholders Meeting, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq and (b) a registration statement on Form F-4 to be filed with the SEC by Company pursuant to which Company Shares and Company Warrants issuable in the Merger will be registered with the SEC and that will include the Proxy Statement (such document, the “Registration Statement / Proxy Statement”), all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. Each of SPAC and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including causing their respective counsel and advisors to provide required legal opinions and comfort letters as described below and including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.07 or for including in any other statement, filing, notice or application made by or on behalf of the Company or SPAC to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders and the Company Shareholders. The Company shall as promptly as reasonably practicable advise SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Company Shares or Company Warrants for offering or sale in any jurisdiction, and the Company and SPAC shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and/or its designees shall pay all fees in connection with the registration of Company Shares and Company Warrants and the filing of the Registration Statement / Proxy Statement. In the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with Registration Statement / Proxy Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company Parties or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

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Section 5.08 SPAC Stockholder Approval. SPAC shall use its commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the SPAC Stockholders Meeting in accordance with the Governing Documents of SPAC and the DGCL, (ii) after the Registration Statement / Prospectus is declared effective under the Securities Act, cause the proxy statement contained therein to be disseminated to the SPAC Stockholders and (iii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, solicit proxies from the SPAC Stockholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto, and providing the SPAC Stockholders with the Offer. SPAC shall, through unanimous approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the Per Share Consideration hereunder) (the “Business Combination Proposal”); (ii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; (iv) the adoption and approval of the Company Incentive Equity Plan, and (v) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v) together, the “Transaction Proposals”); provided, that SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting or (D) if the holders of SPAC Public Shares have elected to redeem a number of SPAC Public Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.03(d) not being satisfied; provided that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Termination Date. The SPAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall change, withdraw, withhold or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to change, withdraw, withhold or modify the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement (a “SPAC Change in Recommendation”).

Section 5.09 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.09 of the SPAC Disclosure Schedules, or as consented in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned, or delayed), use its commercially reasonable efforts to comply with and continue performing under SPAC’s Governing Documents, the Trust Agreement and all other material Contracts to which SPAC may be a party. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.09 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) Amend, waive, authorize any or adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC;

(b) declare, set aside, authorize, make or pay a dividend on, or any other distribution or payment (whether in cash, stock, property, any combination thereof or otherwise) in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC (other than pursuant to the Governing Documents of SPAC);

(c) transfer, issue, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens) (A) any Equity Securities of SPAC or (B) any options, restricted stock, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating SPAC to issue, deliver or sell any Equity Securities of SPAC;

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(d) (i) merge, consolidate, combine or amalgamate SPAC with any Person or (ii) purchase or otherwise acquire or agree to purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business, any corporation, partnership, association or other business entity or organization or division thereof, or any material assets in excess of consideration of $100,000 in the aggregate;

(e) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(f) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness, other than the Sponsor Loans;

(g) make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other Person, other than to, of, or in, SPAC;

(h) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SPAC;

(i) enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction);

(j) engage in any activities or business, other than activities or business (i) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(k) except in the ordinary course of business or as required by applicable Law, make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC not otherwise contemplated by this Agreement) in a manner inconsistent with past practices, change or otherwise modify any material method of accounting as such relates to Taxes, amend any income or other material Tax Return, knowingly surrender any right to claim a refund of income or other material Taxes, enter into any Tax closing agreement, settle any material Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;

(l) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(m) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(n) change SPAC’s methods, principles or practices of accounting in any material respect, other than changes that are made in accordance with GAAP;

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(o) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(p) except for entries, modifications, amendments, waivers, terminations or non-renewals in the Ordinary Course of Business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any material contract of the type described in Section 4.17 (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

(q) enter into, establish or adopt any SPAC Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be a SPAC Benefit Plan if in effect as of the date of this Agreement;

(r) accrue SPAC Expenses which are not otherwise set forth on Section 4.09(b) of the SPAC Disclosure Schedules in excess of $50,000; or

(s) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.09.

Notwithstanding anything in this Section 5.09 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SPAC from using the funds held by SPAC outside the Trust Account to pay any SPAC Expenses or SPAC Liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10 Nasdaq Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Company Shares and Company Warrants issuable in accordance with this Agreement, including pursuant to the Merger, to be approved for listing on Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of Nasdaq in connection with the application to list and the listing of Company Securities on Nasdaq.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the public shareholders of SPAC pursuant to the SPAC Stockholder Redemption, (B) pay any Unpaid SPAC Expenses (other than the Stock Buyback Tax), and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Surviving Company in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.12 Transaction Support Agreements; Sponsor Letter Agreement; Company Shareholder Approval.

(a) SPAC may not amend, modify or waive any provisions of the Sponsor Letter Agreement without the prior written consent of the Company.

(b) The Company may not amend, modify or waive any provisions of a Transaction Support Agreement without the prior written consent of SPAC.

(c) The Company shall use its commercially reasonable efforts to, as promptly as practicable, and in any event on or before the date that is fifteen (15) Business Days after the date that the SEC declares the Registration Statement effective, deliver to SPAC the Company Shareholder Approval.

Section 5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the SPAC Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company shall not have any obligation under this Section 5.13 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, the Company shall cause the Surviving Company to maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of SPAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (i.e., “tail coverage”). Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement, which for the avoidance of doubt is the Side A coverage in an amount not less than $5 million.

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(d) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.13.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Surviving Company.

Section 5.14 GAAP Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies as of March 31, 2022 and March 31, 2021 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for any six month period that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by the Company and/or SPAC with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for any six month period that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by the Company and/or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

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(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.15 Company Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an equity incentive plan (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of Company Shares for grant thereunder (exclusive of the number of Company Shares subject to outstanding Company Equity Awards as of such date of approval) equal to 10% of the total number of Company Shares that would be issued and outstanding on a fully diluted basis following the Effective Time. The Company Incentive Equity Plan will provide for customary annual increases to such share reserve for a period of up to 10 years. The Company shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Company Shares issuable pursuant to the Company Incentive Equity Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Company Incentive Equity Plan remain outstanding.

Section 5.16 SPAC Transfer of Certain Intellectual Property.

(a) The Company acknowledges that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and Liabilities, trade secrets, know-how, technology, customers, business plans, intellectual property, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and its Representatives’ internal notes and analysis concerning such information (collectively, “SPAC Evaluation Material”), and that the SPAC Evaluation Material is or may be subject to confidentiality or non-disclosure agreements. The Company acknowledges it has no right or expectancy in or to the SPAC Evaluation Material.

(b) The Company shall have no right or expectancy in or to the name “Mobiv Acquisition Corp” or any derivation thereof, the trading symbols “MOBV”, “MOBVU”, “MOBVW”, SPAC’s internet domain name, or the Intellectual Property Rights therein.

Section 5.17 Assignment and Assumption of Warrant Agreement. Immediately prior to the Effective Time, the Company, SPAC, and Continental shall enter into an assignment and assumption agreement in form and substance reasonably satisfactory to SPAC and the Company, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, converting the SPAC Warrants into Company Warrants as set forth in Section 2.03(e) and providing that the Company Warrants issued upon exchange of the SPAC Warrants held by the Sponsor are not redeemable and are exercisable for cash or on a cashless basis, at the holder’s option, so long as they are held by the Sponsor or its permitted transferees.

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Section 5.18 Employment Agreement.

Prior to the Closing, an employment agreement shall be duly executed by each employee set forth on Section 5.18 of the Company Disclosure Schedule and the Company or applicable Subsidiary in a form reasonably acceptable to the parties thereto (the “Employment Agreement”).

Section 5.19 Financing Matters.

(a) Prior to the Closing, the parties intend to solicit, negotiate and enter into a Transaction Financing and related Financing Agreements.

(b) Prior to the Closing, each Party shall use its commercially reasonable efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Representatives to provide, in each case, at such requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing the Transaction Financing (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party).

(c) Neither the Company nor SPAC shall enter into any Financing Agreements without the prior written consent of the other party, not to be unreasonably withheld.

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 6.01 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by the Party for whose benefit such condition exists of the following conditions:

(a) there shall not have been entered, enacted or promulgated any Law or Order enjoining or prohibiting the consummation of the Transactions, which Law or Order remains in effect;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Company Shareholder Approval shall have been obtained;

(d) the Company shall have effectuated the Stock Split and shall have issued the Earnout Shares to be placed in the Earnout Escrow Account for the benefit of the Pre-Closing Company Shareholders;

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(e) the SPAC Stockholder Approval shall have been obtained;

(f) after giving effect to the Transactions and the redemptions of any SPAC Public Shares pursuant to the Offer, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Offer and upon consummation of the Merger;

(g) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and the Company shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Company Shares (including, for the avoidance of doubt, the Company Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(h) all Consents of, or declarations or filings with, and all expirations or early terminations of waiting periods from, any Governmental Entity under applicable Laws, that are listed on Section 6.01(h) of the Company Disclosure Schedule shall have been filed, have occurred or been obtained (all such Consents, declarations and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect;

(i) The Parties shall have obtained the Consents from third parties set forth on Section 6.01(i) of the Company Disclosure Schedule; and

(j) each Ancillary Document shall have been executed and delivered by the parties thereto and shall be in full force and effect.

Section 6.02 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by SPAC of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.06(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.06(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company Parties set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.02(a), Section 6.02(b) and Section 6.02(c) are satisfied, in a form and substance reasonably satisfactory to SPAC;

(e) SPAC shall have received a certificate of the secretary or equivalent officer of each of the Company Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;

(f) the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 2.01(f); and

(g) the Company shall have performed and complied in all material respects with the covenants and agreements set forth on Section 6.02(g) of the SPAC Disclosure Schedules.

Section 6.03 Other Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by the Company (on behalf of itself and Merger Sub) of the following further conditions:

(a) (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.06(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.06(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of SPAC set forth in Article IV (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect;

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(b) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(c) the Company shall have received a certificate of the secretary or equivalent officer of SPAC certifying that attached thereto are true and complete copies of all resolutions adopted by the SPAC Board authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of SPAC adopted in connection with the Transactions;

(d) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.03(a) and Section 6.03(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(e) at or prior to the Closing, the directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing.

ARTICLE VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article III shall not be true and correct or if either Company Party has failed to perform any covenant or agreement on the part of such Company Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.02(a) or Section 6.02(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.03(a) or Section 6.03(b) from being satisfied;

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(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.03(a) or Section 6.03(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, neither Company Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.02(a) or Section 6.02(b) from being satisfied;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2023 (the “Termination Date”); provided, however, that neither SPAC nor the Company shall be entitled to terminate this Agreement under this Section 7.01(d) if such Person’s material breach of or material failure to fulfill any obligation under this Agreement shall have proximately caused the failure of the Closing to occur on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity having competent jurisdiction shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable or such Law remains in effect; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.01(e) shall have used reasonable best efforts to remove such Order or applicable Law or reverse such action;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC Stockholders have duly voted and the SPAC Stockholder Approval was not obtained;

(g) by either SPAC or the Company if the Company Shareholder Approval is not obtained in accordance with Section 5.12; or

(h) by the Company if, prior to obtaining the SPAC Stockholder Approval, the SPAC Board (i) shall have made a SPAC Change in Recommendation or (ii) shall have failed to include the SPAC Board Recommendation in the Registration Statement / Proxy Statement distributed to SPAC Stockholders.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) the confidentiality obligation set forth in Section 5.03(a), this Section 7.02, Article I and Article VIII, each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.01 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud or (ii) any Person’s Liability under the Confidentiality Agreement, the Sponsor Letter Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

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ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Non-Survival. Each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (and there shall be no Liability after the Closing in respect thereof), except that each covenant and agreement contained herein or in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and then only with respect to any breaches occurring on or after the Closing, and this Section 8.01 shall survive the Effective Time.

Section 8.02 Entire Agreement; Parties in Interest; Assignment. This Agreement, the Schedules, the Ancillary Documents, and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof and thereof. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure only to the benefit of the Parties hereto and their respective permitted successors and assigns and nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than as expressly set forth in Section 5.13 and Section 8.12 hereof. Any attempted assignment in violation of the terms of this Section 8.02 shall be null and void, ab initio.

Section 8.03 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.03 shall be null and void, ab initio.

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Section 8.04 Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) one Business Day following the day sent by overnight courier (with written confirmation of receipt) or (iii) when e-mailed (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), addressed as follows:

(a)	If to SPAC, to:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attention: Michael J. Blankenship; Louis B. Savage

Email: MBlankenship@winston.com; LSavage@winston.com

(b)	If to the Company, to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

Email: ir@srivarumotors.com

with copies (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Rajiv Khanna

Email: rajiv.khanna@nortonrosefulbright.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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Section 8.06 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and SPAC shall pay, or cause to be paid, all SPAC Expenses; provided further that, if the Closing occurs, then the Company or the Surviving Company shall pay, or cause to be paid when due, all Unpaid Company Expenses and all Unpaid SPAC Expenses (for the avoidance of doubt, it being the intention of the Parties that all Unpaid SPAC Expenses except the Stock Buyback Tax be paid out of the proceeds of the Trust Account).

Section 8.07 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor their respective counsels, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room hosted by Citrix ShareFile and managed by the Company under the project name “Pegasus” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Section 8.08 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The Parties acknowledge that each of the representations and warranties as set out under any Section or subsection of Article III is separate and independent and shall be construed independently of the other Sections or sub-sections thereof and shall not be limited or restricted by reference to or inference from any other Section or subsection thereof or any other term of this Agreement.

Section 8.09 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.11 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the knowledge of the Company”, “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11(a) of the Company Disclosure Schedules, assuming reasonable due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11(b) of the SPAC Disclosure Schedules, assuming reasonable due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.11(a) of the Company Disclosure Schedules or Section 8.11(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

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Section 8.12 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement or based on, in respect of or by reason of this Agreement, the negotiation, execution or performance hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby. Each Party hereby waives and releases all claims, causes of action, obligations or Liabilities arising out of or relating to this Agreement or based on, in respect of or by reason of this Agreement or the negotiation, execution or performance hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby against any Non-Party Affiliate. This Section 8.12 shall survive the consummation of the Merger, is intended to benefit and may be enforced by the Non-Party Affiliates and shall be binding on all successors and assigns of the Company and the Surviving Company.

Section 8.13 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC prior to the Closing and the Sponsor after the Closing may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Section 8.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.04 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

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Section 8.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement and the Transactions, including the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.16 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.17 Trust Account Waiver(a) . Reference is made to the final prospectus of SPAC, dated as of March 22, 2021 and filed with the SEC (File No. 333-252602) on March 25, 2021 (the “SPAC Prospectus”). Each of the Company Parties acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring in connection with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Public Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to extension by amendment to SPAC’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay transaction expenses, up to $100,000 in dissolution expenses and for any income or other taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself, its shareholders, and its Affiliates that, none of the Company, its shareholders nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account or distributions therefrom, or make any claim or seek recourse against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Ancillary Documents or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Company Party on behalf of itself, its shareholders and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce it to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company, its shareholders and each of its Affiliates under applicable Law. This Section 8.17 shall survive the termination of this Agreement for any reason.

* * * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

Mobiv Acquisition Corp

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

Pegasus Merger Sub Inc.

By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Chief Executive Officer

SRIVARU Holding Limited

By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), is dated as of March 13, 2023, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited (CIN: U34103TZ2018PTC030131), a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), the shareholders of SVM India listed on the signature page hereto (each a “Shareholder” and together, the “Shareholders”), and Shareholder’s Permitted Transferees (as defined below) as such Permitted Transferees may become Holders of SVM Shares (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation, Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company, and the Company (the “Business Combination Agreement”), the parties hereto desire to provide for the exchange of SVM Shares held by the Shareholders, as set forth on the signature pages to this Agreement, for shares of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Business Combination Agreement. As used herein, the following terms shall have the following meanings:

“281 Tax Status Report” means a report in respect of Section 281 of the India IT Act issued by a chartered accountant (certified by Indian Chartered Accountants of India) on the letter head, which shall be in form and substance reasonably satisfactory to the Company and can be relied upon by Company to confirm (i) that there are no Tax proceedings, recovery proceedings or outstanding demands referred to in Section 281 of the India IT Act, as appearing or (ii) the status of Tax proceedings, recovery proceedings or outstanding demands, if any. Such report shall include information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India (taken within 2 (two) days prior to the Exchange Date).

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Appraiser FMV” means the fair market value of a share of Company Shares as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Member, with such agreement on selection of such independent appraiser not to be unreasonably withheld, delayed or denied by any party, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, India and Cayman Islands are authorized or required by Law to close.

“Call Exchange” has the meaning set forth in SECTION 2.1(a) of this Agreement.

“Call Notice” has the meaning set forth in SECTION 2.1(b).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Exchange Date.

“Cash Exchange Payment” means with respect to a particular Call Exchange for which the Company has elected to make a Cash Exchange Payment in accordance with SECTION 2.1 or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment in accordance with SECTION 2.2:

(a) if the Company Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if Company Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Appraiser FMV of one share of Company Shares that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its Subsidiaries (including SVM India), taken as a whole.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Offer” has the meaning set forth in SECTION 2.7 of this Agreement.

“Company Shares” means the shares, par value $0.01 per share, in the capital of the Company.

“Dispute” has the meaning set forth in SECTION 3.9(a) of this Agreement.

“EBITDA” means earnings before interest, Taxes, depreciation and amortization.

“Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Company Shares), which period restricts the ability of such Exchanging Member to immediately resell Company Shares to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four times per calendar year.

“Exchange Conditions” means the satisfaction of the conditions as set forth on Exhibit D.

“Exchange Date” means the date that is two (2) Business Days after the date the Exchange Notice is given pursuant to SECTION 2.2(b) or the Call Notice is given pursuant to SECTION 2.1(b).

“Exchange Notice” has the meaning set forth in SECTION 2.2(b) of this Agreement.

“Exchange Notice Period” means, for each fiscal quarter, the period commencing on the first Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Shareholder and ending on the commencement of the next Exchange Blackout Period thereafter.

“Exchange Rate” means, at any time, the number of Company Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate (rounded to four decimal places) shall be 6.0881, subject to adjustment pursuant to SECTION 2.5.

“Exchanged Shares” means the SVM Shares subject to the Exchange pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exchanging Member” means, with respect to any Exchange, the Shareholder exchanging SVM Shares pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exercise Conditions” means the satisfaction of the conditions as set forth on Exhibit C.

“FEMA Fair Valuation Report” means a valuation certificate issued as per the pricing guidelines prescribed under the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” has the meaning set forth in SECTION 2.4(c) of this Agreement.

“Holder” means and includes the Shareholder and his/her/its successors and assigns.

“India IT Act” means the (Indian) Income Tax Act, 1961.

“India IT Rules” means the (Indian) Income Tax Rules, 1962.

“Initial Dispute Period” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Resident Shareholder” means each such Shareholder that is not a resident for Tax purposes in India in the financial year in which the Exchange of SVM Shares is consummated.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Put Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Resident Shareholder” means each Shareholder that is a resident for Tax purposes in India during the financial year in which Exchange or transfer of SVM Shares held by such Shareholder is consummated.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Management Negotiations” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Shareholder” means each holder of one or more SVM Shares as of the date of this Agreement, any Permitted Transferee thereof that may from time to time become a party to this Agreement in accordance with SECTION 3.1 and any of their respective successors and assigns, in each case, only for so long as such Person holds SVM Shares.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Payment is not made by the Company, a number of Company Shares equal to the product of the number of Exchanged Shares multiplied by the Exchange Rate, which shall not exceed 951,327 Company Shares in the aggregate (subject to adjustment pursuant to SECTION 2.5).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership),whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“SVM India” means has the meaning set forth in the preamble of this Agreement.

“SVM Shares” means any equity share in the capital of SVM India, par value of INR 1 per share held by the Shareholder on the date hereof or hereafter acquired by the Shareholder.

“Tax Documentation” means, with respect to (i) Resident Shareholder: (A) the 281 Tax Status Report, (B) certificate by a chartered accountant (certified by Indian Chartered Accountants of India) confirming the tax residential status with the underlying documents (e.g., a copy of the passport exit/entry stamps and copy of the Tax returns filed with the Indian Tax authorities/assessment order/processing carried out by the Indian Tax Authorities), and (C) Permanent Account Number that is valid and subsisting on the Exchange Date; (ii) each Non-Resident Shareholder: (A) the 281 Tax Status Report, (B) the Tax Gain Computation Report along with a draft Form 15CB, (C) a tax residency certificate issued by the relevant Tax Authority, as the case may be, along with electronically filed Form 10F and (F) the Permanent Account Number, which is valid and subsisting on the Exchange Date.

“Tax Fair Valuation Report” means a valuation certificate issued by a chartered accountant (certified by Indian Chartered Accountants of India) with certifying, in an agreed form between the parties, the fair market value of the SVM Shares in accordance with the provisions of Rule 11UA of the India IT Rules read with Section 50CA and Section 56(2)(x) of the India IT Act;

“Tax Gain Computation Report” means a report to be obtained by each Non-Resident Shareholder from a chartered accountant (certified by Indian Chartered Accountants of India) on a reliance basis in form and substance acceptable to the Company, setting forth the (i) computation of Taxes arising on account of the sale of SVM Shares held by such Shareholder having regard to the provisions of the India IT Act, along with the accompanying notes thereto and information and documents relied upon for issuing such report and (ii) Tax payable, if any, after considering the benefits of applicable Double Tax Avoidance Agreement, if any.

“Trading Day” means a day on which the Nasdaq Stock Market LLC or such other principal United States securities exchange on which the Company Shares are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“VWAP” means the daily per share volume-weighted average price of Company Shares on the Nasdaq Stock Market LLC or such other principal United States securities exchange on which Company Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Company Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Company Shares on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Company Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose).

ARTICLE II

SECTION 2.1 Call Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Shareholders, where relevant, shall use their commercially reasonable efforts to comply with), as applicable, the Company shall have the right, but not the obligation, from time to time, upon the terms and subject to the conditions herein, to exercise an option to purchase from any Shareholder a minimum of the lesser of (A) 5,000 SVM Shares and (B) the total number of SVM Shares then owned by such Shareholder in exchange for the delivery of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment, as applicable (such exchange, a “Call Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Call Exchange should the Company have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Company Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

(b) The Company shall exercise its right to make a Call Exchange as set forth in SECTION 2.1(a) above by delivering to the Shareholder in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-1 hereto (a “Call Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Call Notice, the Company shall make the Call Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Call Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Exchanging Member and provide to the Exchanging Member evidence satisfactory to the Exchanging Member of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Call Exchange.

SECTION 2.2 Put Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Company, where relevant, shall use its commercially reasonable efforts to comply with), as applicable, each Shareholder shall be entitled at his, her or its own discretion, independent of the other Shareholders, from time to time, upon the terms and subject to the conditions herein, to transfer (A) 5,000 SVM Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of SVM Shares then owned by such Shareholder, to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Shareholder, the Cash Exchange Payment, as applicable (such exchange, a “Put Exchange” and together with the Call Exchange, each an “Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Put Exchange should such Shareholder have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

(b) A Shareholder shall exercise his, her or its right to make a Put Exchange as set forth in SECTION 2.2(a) above by delivering to the Company in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-2 hereto (an “Exchange Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Exchange Notice, the Company shall make the Put Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Exchange Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Shareholder and provide to the Shareholder evidence satisfactory to the Shareholder of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Put Exchange.

SECTION 2.3 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), (i) the Company shall deliver to the Exchanging Member the Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to any Exchanged Shares and (ii) the Exchanging Member shall transfer the Exchanged Shares to the Company, free and clear of all liens and encumbrances.

SECTION 2.4 Expenses; Restrictions; Withholding.

(a) The Company shall bear all expenses (other than Taxes withheld) in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Company and/or a Shareholder shall not be entitled to effect an Exchange to the extent such Exchange would be prohibited by Law (including, without limitation, applicable Indian regulatory laws).

(c) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.1 or SECTION 2.2, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Company Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the Holders of any such Exchanged Shares. Each of the Shareholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(d) Notwithstanding any other provision in this Agreement to the contrary, the Company, SVM India and any of their respective agents, Affiliates and Subsidiaries shall have the right to deduct and withhold Taxes from any payments to be made pursuant to an Exchange or any other transaction contemplated by this Agreement (including by withholding Company Shares otherwise deliverable under this Agreement with a fair market value determined in the sole discretion of the Company equal to the amount of such Taxes) if, in the opinion of the Company, such withholding is required by Law. Each Shareholder shall deliver to the Company any necessary Tax forms establishing an exemption from such withholding Taxes as provided under applicable Law; provided that the Company may, in its sole discretion, allow the party to which such Tax withholding would otherwise apply to pay such Taxes owed on an Exchange or other transaction completed by this Agreement in cash in lieu of withholding or deducting such Taxes. To the extent that any of the aforementioned withholding Tax amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Exchanging Member in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustment. If there is: (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the SVM Shares that is not accompanied by an identical subdivision or combination of the Company Shares, (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Company Shares that is not accompanied by an identical subdivision or combination of the SVM Shares, or (c) any reclassification, reorganization, recapitalization or other similar transaction in which the Company Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, then, in any of case (a)-(c), the Exchange Rate shall be adjusted such that an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any SVM Share.

SECTION 2.6 Company Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Company Shares, solely for the purpose of issuance upon an Exchange, such number of Company Shares as may be deliverable upon any such Exchange. The Company shall at all times ensure that all Company Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Company and SVM India shall at all times ensure that the execution and delivery of this Agreement by each of the Company and SVM India and the consummation by each of the Company and SVM India of the transactions contemplated hereby (including without limitation, the issuance of the Company Shares) have been duly authorized by all necessary corporate action on the part of the Company and SVM India, including, but not limited to, all actions necessary to ensure that the acquisition of Company Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Company’s board of directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) At the request of an Exchanging Member, the Company shall as soon as practicable file a registration statement to register for resale shares subject to an Exchange for registration under the Securities Act and applicable state securities Laws and take all steps necessary to cause such registrations. The Company shall also to the extent that a registration statement under the Securities Act is effective and available for Company Shares to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Shareholder requesting such Exchange, the Company shall use its reasonable best efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Company shall list the Company Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Company Shares may be listed or traded at the time of such delivery.

SECTION 2.7 Company Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Company Shares (a “Company Offer”) is proposed by the Company or is proposed to the Company or its shareholders or is otherwise effected or to be effected with the consent or approval of the Company, or the Company will undergo a Change of Control, the Shareholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Company Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Company Offer or Change of Control and not be effective if such Company Offer or Change of Control is not consummated)). In the case of a Company Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Shareholders to participate in such Company Offer to the same extent or on an economically equivalent basis as the holders of Company Shares without discrimination. In the event that any Shareholder is unable to undertake the Put Exchange due to any restrictions under applicable Law or due to non-receipt of approvals from any regulatory authorities, the parties shall use their reasonable best efforts, within the requirements of applicable Law, to discuss and mutually agree to any Tax efficient mechanism or structure which shall provide the same economic or financial benefit to the Shareholder, assuming that there was no restriction under applicable Law or if appropriate consents were received from the relevant regulatory bodies. The parties shall provide all assistance, information and documents as may be required for any party in order to apply for and/or procure any consents or approvals from any regulatory authorities.

(b) The Company shall send written notice to the Shareholders at least 30 days prior to the closing of the transactions contemplated by the Company Offer or the Change of Control date notifying them of their rights pursuant to this SECTION 2.7, and setting forth, in the case of a Company Offer, (i) a copy of the written proposal or agreement pursuant to which the Company Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling SVM Shares, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company no less than seven days prior to the closing of the Company Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1 Transfer of SVM Shares. Except in case of demise of a Shareholder, a Shareholder shall not sell, transfer, pledge, grant or otherwise directly or indirectly dispose of, or subject to any encumbrance (collectively, “Transfer”), any or all of such Shareholder’s SVM Shares without the prior written consent of the Company. Further, any transferee of such SVM Shares shall have agreed in writing to be bound by the provisions of this Agreement by executing and delivering a joinder to this Agreement, substantially in the form of Exhibit B hereto. Any attempted Transfer in violation of this SECTION 3.1 shall be void ab initio, for all purposes.

SECTION 3.2 Representations and warranties by the Shareholders. Each Shareholder represents and warrants to the Company as follows:

(i) Each of the Shareholders has clear, good and marketable title to the SVM Shares held by him/ her, free and clear of any encumbrances, and there is no agreement or commitment which restricts the transactions contemplated under this Agreement or gives creates any encumbrances. Further, each Shareholder warrants that no claim has been made by any person to be entitled to any rights or interests over such SVM Shares.

(ii) There are no outstanding Tax demands or pending Tax proceedings (including recovery proceedings) against such Shareholder that could reasonably be expected to adversely affect the Exchange or render such Exchange void. To the extent any Tax proceedings raise a demand, such Shareholder will promptly meet the necessary demand towards such Taxes. The respective Shareholder has the necessary financial resources to meet his/her outstanding Tax demands and Tax demands that may arise from Tax proceedings pending as of the Exchange Date.

(iii) Each Shareholder is a tax resident of the country where such Shareholder claims to be a Tax resident as certified by a Chartered Accountant.

(iv) The facts represented and information provided by the Shareholder to the Company and the respective chartered accountants for preparation of the Tax Documentation are true, correct and complete in all respects and are not misleading.

SECTION 3.3 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this SECTION 3.3):

(a)	If to the Company, to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

E-mail: ir@srivarumotors.com

(b)	If to SVM India, to:

SRIVARU Motors Private Limited

135/3, BS Nagar,

Sulur – Coimbatore 641402

Attention: Selvaraj Krishnan

E-mail: CEODesk@srivarumotors.com

(c)	If to any Shareholder, to the address or other contact information set forth in the records of SVM India from time to time.

SECTION 3.4 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement. For the avoidance of doubt, it is clarified that SVM India shall undertake all necessary actions as set out under the Exchange Conditions (including passing of a resolution by the board of directors approving the Exchange, execution of necessary share transfer deeds and filings with the Reserve Bank of India) as may be required under applicable Indian laws to give effect to the Exchange contemplated herein.

SECTION 3.5 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Shareholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

SECTION 3.7 Amendment. The terms and provisions of this Agreement may only be waived, modified or amended by a written agreement by all parties hereto.

SECTION 3.8 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.9 Dispute Resolution.

(a) The parties hereto recognize that issues or disputes as to certain matters may arise from time-to-time during the term of the Agreement relating to or under this Agreement. It is the objective of the parties hereto to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resorting to litigation, and to that end the parties hereto agree to abide by the following procedures set forth in this SECTION 3.9. to resolve any such issues or disputes arising under or relating to this Agreement, including any party’s rights or obligations or performance under this Agreement (each, a “Dispute”) prior to resorting to litigation.

(b) With respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the parties hereto are unable to resolve such Dispute in good faith within thirty (30) days after such Dispute is first identified by either party in writing to the other (each, an “Initial Dispute Period”), the parties shall, with respect to any party that is an entity, refer such Dispute to the appropriate member(s) of the senior or executive management of such party, for attempted resolution by good faith negotiations (“Senior Management Negotiations”). The Senior Management Negotiations shall occur promptly, but within thirty (30) days after the end of the Initial Dispute Period, or within such other time frame as is mutually agreed upon by the parties. If a Dispute has not been resolved after following the procedures described in this SECTION 3.9(b) in good faith within the sixty (60) day period described in this SECTION 3.9(b) (or such longer period of time if mutually agreed upon by the parties), either party may, in its sole discretion, seek resolution of any and all such Disputes in accordance with the following SECTION 3.9(c).

(c) Any disputes under this Agreement shall be finally resolved through arbitration before a single arbitrator in accordance with the arbitration rules under JAMS, as amended from time to time. The language of arbitration shall be in English, and venue shall be New York City. The arbitrators will be instructed not to award any punitive or special damages and the parties will take all reasonable actions (including adhering to an expedited discovery and hearing schedule) to conclude the arbitration as promptly as possible. The arbitrator shall be required to render a written decision as soon as practicable, but in any event no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated; provided, that such time period may be extended by the parties or upon petition to extend such time period to avoid manifest injustice. The written decision of the arbitrator will be final, binding and non-appealable. Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this SECTION 3.9(c). Each party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Each party shall also have the right to bring proceedings in any other jurisdiction having jurisdiction for the purposes of enforcing a judgment or order obtained under this Agreement.

(d) The parties hereto hereby expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 shall not apply to the arbitral proceedings referred to in this Agreement, and irrevocably waive any defence that they may be entitled to take in this regard; provided, that the Company and SVM India may seek interim measures from a court of competent jurisdiction, including the Indian courts under Section 9 and Section 27 of Part I of the (Indian) Arbitration and Conciliation Act, 1996.

(e) Notwithstanding the foregoing dispute resolution procedures, in the event of an actual or threatened breach hereunder, the aggrieved party may seek restraining orders, specific performance or other injunctive relief in anticipation of or pending such dispute resolution procedure. Notwithstanding any other provision of this Agreement, either party to this Agreement, may seek such restraining order, specific performance or other injunctive relief in any court in the world, without the necessity of posting a bond or other security, or the burden of proving actual damages.

SECTION 3.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.11 Independent Nature of Shareholders’ Rights and Obligations. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Shareholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.12 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except (i) Sections 5-1401 and 5-1402 of the New York General Obligations Law and (ii) to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties, including the Laws of India and the Cayman Islands.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Holding Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Motors Private Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Selvaraj Krishnan

SVM Shares:

20,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Yuvaraj Sankar

SVM Shares:

5,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Pakkirisamy Rajamanickam

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. R. Chellappan

SVM Shares:

70,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Balan

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Ganesh Seetalakshmi Vancheswaraiyer

SVM Shares:

36,870 SVM Shares

[Signature Page to Exchange Agreement]

EXHIBIT A-1

CALL NOTICE

[_______]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The Company hereby irrevocable gives notice to the Holder specified below of the exercise of its option to purchase the number of SVM Shares as set forth below in Exchange for Company Shares or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder:    ____________________________________________________

Number of SVM Shares to be Exchanged:    ________________________________________

Form of Exchange:    __________________________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Call Notice and to perform the undersigned’s obligations hereunder; (b) this Call Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; and (c) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Call Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Call Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

SRIVARU Holding Limited

By:
Name:
Title:
Dated:

[Signature Page to Call Notice]

EXHIBIT A-2

EXCHANGE NOTICE

SRIVARU Holding Limited

[_______]

Attention: Board of Directors for the Company Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of SVM Shares in Exchange for Company Shares to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Address: ________________________________________________________________

Number of SVM Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

Brokerage Account/Bank Account Details: ________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the SVM Shares subject to this Exchange Notice are being transferred to the Company, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company the SVM Shares subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

[Signature Page to Exchange Notice]

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), and each of the Shareholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the Law of the State of New York. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired SVM Shares in SVM India. By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Shareholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Shareholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by SVM India, as applicable, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name: _________________________________________________________________________________________

Address for Notices _______________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

Attention: ______________________________________________________________________________________

With copies to: __________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

EXHIBIT C

EXERCISE CONDITIONS

The satisfaction of:

(a)	The following condition:

(i)	Approval from the Reserve Bank of India (“RBI”) and any other regulatory approvals, if required; and

(b)	at least two of the following conditions:

(i)	Consolidated twelve month EBITDA of all operating entities in which Company has direct or indirect shareholding achieves at least $1,000,000;

(ii)	Consolidated twelve month revenue of all entities in which Company has a direct or indirect shareholding achieves at least $2,000,000;

(iii)	Minimum trading volume of Company Shares (26 weeks average volume will be considered as the benchmark) of 50,000 shares per day;

(iv)	Achievement of post transaction trading price of at least $4 for 10 or more trading days in a 20 day period;

(v)	Raising of funding of at least $5,000,000 at Company level or its Subsidiary(ies); or

(vi)	Acquisition of one other business/company by Company or one of its subsidiary(ies) with a value of at least $2,000,000.

EXHIBIT D

EXCHANGE CONDITIONS

The satisfaction of the following actions on the Exchange Date:

(a)	Execution of a duly stamped and filled share transfer deed for each Exchange, by the Company, Exchange Shareholder and SVM India as per the provisions of the (Indian) Companies Act, 2013;

(b)	Taking on record of the Exchange by SVM India by way of passing of a resolution of board of directors of SVM India;

(c)	Updating of register of members by SVM India recording the Exchange;

(d)	Endorsement of share certificate(s) belonging to Exchange Shareholders in favour of the Company;

(e)	Making of relevant reporting with the RBI (if applicable) by the Exchange Shareholders.

(f)	Receipt of the following documents, if required by applicable Law:

(i)	the FEMA Fair Valuation Report of the Company Shares and the SVM Shares;

(ii)	the Tax Fair Valuation Report; and

(iii)	the respective Tax Documentation.

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Pte. Ltd., a Singapore private company limited by shares, with company registration number 202143673D (the “Sponsor”), and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”).

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), the Company, and Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company;

WHEREAS, the Sponsor is currently the record owner of 2,501,250 Founder Shares, and 543,300 SPAC Private Units (consisting of (a) 543,300 SPAC Private Shares and (b) 543,300 SPAC Private Warrants) (all such Founder Shares and SPAC Private Units, together with any additional SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, Founder Shares, SPAC Private Warrants and SPAC Public Warrants (or any securities convertible into or exercisable or exchangeable for any of the foregoing or any Company Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange, conversion or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the BCA, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor and the Company agree as follows:

AGREEMENT

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 20, the Sponsor, solely in its capacity as a shareholder of SPAC, irrevocably and unconditionally agrees that, at the SPAC Stockholders Meeting, at any other meeting of the shareholders of SPAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of SPAC, the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Transaction Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares against any SPAC Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the other transactions contemplated under the BCA or any action described above is recommended by SPAC Board or SPAC Board previously recommended the Merger, any such transaction or any such action but changed such recommendation.

2. No Inconsistent Agreements. The Sponsor hereby covenants and agrees that it shall not, at any time prior to the Termination Date, (i) enter into any agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a) The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Covered Shares, free and clear of Liens other than as created by this Agreement or the governing documents of SPAC (including, for the purposes hereof, any agreement between or among shareholders of SPAC). As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any Equity Security of SPAC (or any securities convertible into Equity Securities of SPAC) or any interest therein.

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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(c) The Sponsor (i) is a private company limited by shares, duly organized, validly existing and in good standing under the Laws of Singapore, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Entity in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

(e) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, the constitution or similar Governing Documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor , threatened against the Sponsor that questions the beneficial or record ownership of any of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

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(g) Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h) Neither the Sponsor nor any Affiliate of the Sponsor, nor any director, manager or officer of the Sponsor or SPAC, shall receive (or be entitled to receive) from SPAC or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of SPAC’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

(i) The Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4. Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a) Support of the Merger. Prior to the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions to the Merger and the other transactions contemplated by the BCA set forth in Article VI of the BCA.

(b) Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) agrees (i) the Founder Shares held by the Sponsor shall convert into SPAC Public Shares on a one-for-one basis in accordance with the Governing Documents of SPAC (the “SPAC Governing Documents”) (as adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, reclassification, recapitalization or otherwise) or combination (by reverse share split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding SPAC Public Shares), and (ii) not to assert or perfect any and all rights to adjustment or other anti-dilution protections the Sponsor has or will have under the SPAC Governing Documents. The Sponsor further agrees not to redeem any Covered Shares (including any SPAC Public Shares received upon the conversion of the Founder Shares) and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated hereby and thereby. This Section 4(b) shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the SPAC Governing Documents and such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agrees to refrain from asserting or perfecting any rights in the event the BCA is terminated. If the BCA is terminated, this Section 4(b) shall be deemed null and void ab initio.

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(c) Pre-Closing Actions. Without prejudice to any other obligation, warranty, representation or covenant set forth in this Agreement, the Sponsor hereby agrees not to, prior to the Termination Date, directly or indirectly, take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

(d) SPAC Copy. The Sponsor hereby authorizes SPAC to maintain a copy of this Agreement at either the executive office or the registered office of SPAC.

(e) Sponsor’s Option to Extend the Period to Consummate a Business Combination. To the extent the Registration Statement / Proxy Statement is not declared effective by the SEC prior to the nine month anniversary of the closing of SPAC’s initial public offering, the Sponsor shall timely exercise one or more of its monthly extension options, as necessary, pursuant to the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022 (as such is amended, restated or otherwise modified from time to time, the “SPAC Certificate of Incorporation”), to extend the period for SPAC to consummate a Business Combination until the earlier of (i) the Closing, (iii) the termination of the BCA in accordance with its terms, or (iii) the end of such extension period under the SPAC Certificate of Incorporation. In connection with such exercise, Sponsor shall timely make deposit into the trust account the amount required for each extension in accordance with the SPAC Certificate of Incorporation. At the Closing, the Sponsor or its Affiliates will convert the unpaid balance under any Deadline Extension Loans extended by Sponsor or its Affiliates to SPAC prior to the Closing (collectively, the “Sponsor Loans”) into that number of SPAC Private Shares equal to: (x) the unpaid balance of the Sponsor Loans, divided by (y) Ten Dollars ($10.00), rounded up to the nearest whole number of shares, which SPAC Private Shares shall then convert into the Per Share Consideration pursuant to the BCA. For the purpose of this Agreement, “Deadline Extension Loans” means any loans provided by Sponsor or its Affiliates to SPAC for the purpose of extending the date by which SPAC must consummate a business combination pursuant to the terms and conditions set forth in the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022.

(f) Expenses. The Sponsor represents and covenants that the Company and its Affiliates (including the Surviving Company) are not responsible for any expenses and losses arising from the letter agreement set forth in Schedule A hereto and will indemnify and hold harmless the Company and its Affiliates (including the Surviving Company), without the necessity of any of them being first out of pocket, from and against any and all expenses and losses (including reasonable attorneys fees) arising out of, or in connection with. the same. The representations and covenants in this Section 4(f) shall survive for the applicable statute of limitation.

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5. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the BCA.

6. Disclosure. The Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC has provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

7. Changes in SPAC Shares. In the event of a share split, share dividend or distribution, or any change in the SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, SPAC Public Warrants or SPAC Private Warrants by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the term “Covered Shares”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

9. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to the Company, to it at:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

Email: ir@srivarumotors.com

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with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Rajiv Khanna

E-mail: rajiv.khanna@nortonrosefulbright.com

if to the Sponsor, to it at:

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

E-mail: mblankenship@winston.com; LSavage@winston.com

11. No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Covered Shares. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Sponsor, subject to the terms of this Agreement.

12. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

13. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that SPAC shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

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14. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b) Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York State Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The language of the arbitration shall be English.

(c) EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARITLY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party to this Agreement agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligation to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

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17. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

19. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. Termination. This Agreement shall terminate upon the earliest of (i) the completion of the performance of all covenants set forth herein, (ii) the termination of the BCA in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Section 4(f) and Sections 9 through 19 shall survive the termination of this Agreement; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a breach of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SRIVARU HOLDING LIMITED

By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MOBIV PTE. LTD.

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Founder and Director

[Signature Page to Sponsor Support Agreement]

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), and the shareholders of the Company (as defined below) set forth on the signature page hereto (the “Shareholders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, SPAC, SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”) and Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company;

WHEREAS, as of the date hereof, each Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of the outstanding Company Shares set forth opposite his, her or its name on the signature page of this Agreement (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Shareholders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the BCA, the Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC and the Shareholders hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, each Shareholder, solely in his, her or its capacity as a shareholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Shareholders’ Covered Shares, to validly execute and deliver to the Company in respect of all of the Shareholders’ Covered Shares in a timely manner the written consent that will be solicited by the Company from the Shareholders pursuant to the BCA to obtain the Company Shareholder Approval. In addition, prior to the Termination Date (as defined herein), each Shareholder, in his, her or its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company, each Shareholder shall, and shall cause any other holder of record of any of the Shareholders’ Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder) in favor of the Merger and the adoption of the BCA and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Shareholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Shareholder contained in this Agreement.

The obligations of the Shareholders specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.

2. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the BCA in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of SPAC and the Shareholders, and (iv) the date of any modification, waiver or amendment to the BCA effected without the Shareholders’ prior written consent that (x) decreases the amount or changes the form or terms of consideration payable to the Shareholders pursuant to the terms of the BCA as in effect on the date of this Agreement or (y) otherwise adversely affects the interest of the Shareholders in any material respect, including any decrease in the equity valuation of the Company or an extension of the Termination Date (as defined in the BCA) (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 through 21 shall survive the termination of this Agreement.

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4. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to SPAC as to itself as follows:

(a) Such Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company). As of the date hereof, other than the Owned Shares, such Shareholder does not own beneficially or of record any Company Shares (or any securities convertible into Company Shares) or any interest therein.

(b) Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Such Shareholder affirms that (i) if such Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Shareholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under Law, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by such Shareholder of this Agreement, or the consummation of the transactions contemplated hereby.

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(e) The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 4(d), under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Owned Shares, the validity of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(g) Such Shareholder understands and acknowledges that SPAC is entering into the BCA in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(h) Such Shareholder acknowledges that none of SPAC, the Company, its affiliates or their respective officers, directors, partners, members or employees makes any representation or warranty with respect to, and shall have no responsibility with respect to, the solvency, financial condition or business operations or financial statements of the Company, except as set forth in the BCA and it’s filings with the SEC. Such Shareholder supports the BCA for its own account based on information currently available to such Shareholder (the “Current Information”). Based on such Current Information, the Shareholder has evaluated the merits and risks of the terms set forth in the BCA on its own and without reliance upon SPAC (other than with respect to the representations, warranties and covenants set forth in the BCA and the SPAC’s filings with the SEC). Such Shareholder is an “accredited investor,” as that term is defined in Rule 501(a) or Regulation D under the Securities Act. Such Shareholder is not, and is not acting on behalf of, an employee benefit plan or “benefit plan investor” within the purview of ERISA, or otherwise using “plan assets” (within the meaning of ERISA). Nothing in this sub-section 4(h) shall diminish the provisions of any other part of this Agreement or any applicable Law.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by such Shareholder in his, her or its capacity as a Shareholder or, to the knowledge of such Shareholder, on behalf of such Shareholder in his, her or its capacity as a Shareholder.

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5. Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), each Shareholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, such Shareholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, BCA, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Company Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

Such Shareholder shall promptly (and in any event within one Business Day) keep the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Company Acquisition Proposal (including any material changes thereto) which comes to his/her/its actual knowledge.

Notwithstanding anything in this Agreement to the contrary, (i) such Shareholder shall not be responsible for the actions of the Company or the Company Board, any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.06 of the BCA shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that such Shareholder shall remain responsible for any breach by such Shareholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b) Such Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Shareholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of such Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Shareholder’s Covered Shares shall be null and void.

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(c) Such Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Further Assurances. From time to time, at SPAC’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. Disclosure. Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC have provided such Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

8. Changes in Company Shares. In the event of a share split, share dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC and the Shareholders.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

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11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to a Shareholder, to it at:

the address (including email) set forth in the Company’s books and records, or to such other address or to the attention of such other person as such Shareholder has specified by prior written notice to the sending party if to SPAC, to it at:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

Attn: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

Email: MBlankenship@winston.com; LSavage@winston.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholders shall remain vested in and belong to such Shareholders, and SPAC shall have no authority to direct the Shareholders in the voting or disposition of any of the Shareholders’ Covered Shares, except as otherwise provided herein.

13. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. Each Shareholder hereby agrees that his, her or its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b) hereof.

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15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts sitting in New York County, New York (the “Applicable Court”), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement, the BCA, or any other Ancillary Document, or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, the BCA, or any other Ancillary Document, or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement, the BCA, or any other Ancillary Document, or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, the BCA, or any other Ancillary Document, or any of the Transactions, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 15(b) for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE BCA, OR ANY OTHER ANCILLARY DOCUMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, THE BCA, OR ANY OTHER ANCILLARY DOCUMENT, OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(C).

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16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Shareholder’s obligation to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

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20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SHAREHOLDER:

/s/ Mohanraj Ramasamy
Name: Mohanraj Ramasamy

Company Shares:

3,100,000 Company Shares

SHAREHOLDER:

THE SVM TRUST

By: AAMICORP CAYMAN FIGUCIARY
LIMITED as Trustee of the SVM Trust

/s/ Kimbert Solomon / /s/ Christina Hart
Name: Kimbert Solomon / Christina Hart
Title: Director / Attorney-in-Fact

Share in the Company: 15,400,000 Shares

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MOBIV ACQUISITION CORP

By:	/s/ Peter Bilitisch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

SRIVARU HOLDING LIMITED

AND

THE SHAREHOLDERS PARTY HERETO

DATED AS OF MARCH 13, 2023

TABLE OF CONTENTS

Article I EFFECTIVENESS		3

1.1.	Effectiveness	3

Article II DEFINITIONS		3

2.1.	Definitions	3
2.2.	Other Interpretive Provisions	6

Article III REGISTRATION RIGHTS		7

3.1.	Demand Registration	7
3.2.	Shelf Registration	8
3.3.	Piggyback Registration	10
3.4.	Lock-Up Agreements	11
3.5.	Registration Procedures	11
3.6.	Underwritten Offerings	15
3.7.	No Inconsistent Agreements	15
3.8.	Registration Expenses	16
3.9.	Indemnification	16
3.10.	Rules 144 and 144A and Regulation S	18
3.11.	Existing Registration Statements	18

Article IV MISCELLANEOUS		19

4.1.	Authority; Effect	19
4.2.	Notices	19
4.3.	Termination and Effect of Termination	19
4.4.	Permitted Transferees	19
4.5.	Remedies	20
4.6.	Amendments	20
4.7.	Governing Law	20
4.8.	Consent to Jurisdiction; Venue; Service	20
4.9.	WAIVER OF JURY TRIAL	20
4.10.	Merger; Binding Effect, Etc.	21
4.11.	Counterparts	21
4.12.	Severability	21
4.13.	No Recourse	21

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of March 13, 2023, is made by and among SRIVARU Holding Limited, a Cayman Island exempted company (the “Company”), and the undersigned parties listed under “Investors” on the signature page hereto (collectively, together with their Permitted Transferees, the “Investors”).

RECITALS

WHEREAS, each of the Investors is, or following the Effective Time (as defined in the Business Combination Agreement) will be, a security holder of the Company; and

WHEREAS, Mobiv Acquisition Corp, a Delaware corporation (the “SPAC”), Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with the SPAC, with the SPAC surviving the merger as a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, the Company and the Investors desire to enter into this Agreement, pursuant to which the Investors shall be granted certain registration rights with respect to certain securities of the Company held by the Investors or received by them in connection with the Merger or pursuant to any Financing Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

EFFECTIVENESS

1.1. Effectiveness. This Agreement shall become effective upon the Closing (as defined in the Business Combination Agreement).

ARTICLE II

DEFINITIONS

2.1. Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Courts” shall have the meaning set forth in Section 4.8.

“Business Combination Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by law to close.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as in effect from time to time.

“Company” shall have the meaning set forth in the preamble.

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“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Company Shares” means the shares of the Company.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Investors” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Company Shares.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

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“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form F-4, Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all Company Shares that are not then subject to forfeiture to the Company, (ii) all Company Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (iii) all Warrants and (iv) all Company Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (y) such securities shall have been Transferred pursuant to Rule 144 or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form F-4, Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

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“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“SPAC” shall have the meaning set forth in the preamble.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Company Shares.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

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ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of the Company’s subsidiaries to perform and comply, with such of the following provisions as are applicable to them. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1. Demand Registration.

3.1.1. Request for Demand Registration.

3.1.1.1. At any time after the Closing, any Holder shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

3.1.1.2. Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3. Upon receipt of a Demand Registration Request, the Company shall file, within 30 days of the Closing, a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2. Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.1.3. Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4. Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5. Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

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3.1.6. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Company Shares being registered are Company Shares issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2. Shelf Registration.

3.2.1. Request for Shelf Registration.

3.2.1.1. At any time after the Closing, upon the written request of any Holder from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Holder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration”.

3.2.1.2. If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Holder the information necessary to determine the Company’s status as a WKSI upon such Holder’s request.

3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

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3.2.3. Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5. Shelf Takedown.

3.2.5.1. At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Holder may make a written request (a “Shelf Takedown Request” and such Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

3.2.5.2. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

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3.2.5.3. The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3. Piggyback Registration.

3.3.1. Participation. At any time after the Closing, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form F-4, Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee share plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a  significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

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3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4. Lock-Up Agreements.

3.4.1. Each Investor participating in a Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each such Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Investors shall be conditioned upon all officers and directors of the Company, as well as all Investors, being subject to the same restrictions; provided, that, to the extent any Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 and in such Investor’s lock-up agreement prior to the expiration of the period set forth in such Investor’s lock-up agreement, then all Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Investor to which such release or waiver is granted. The provisions of this Section 3.4.1 shall not apply to any Investor that holds less than five percent (5%) of then total issued and outstanding Company Shares.

3.5. Registration Procedures.

3.5.1. Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.3, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1. As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2. Prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

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3.5.1.3. Notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4. Promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5. To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6. Use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7. Promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8. Furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9. Deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

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3.5.1.10. On or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11. Cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13. Make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14. Enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15. Obtain for delivery to the Holders of the securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16. In the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17. Cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18. Use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19. Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

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3.5.1.20. Use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21. Make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22. In the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23. Take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24. Take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25. Cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26. Take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2. Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such Holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

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3.6. Underwritten Offerings.

3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2. Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3. Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4. Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and stock exchange rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling Holder is then subject to such policy.

3.7. No Inconsistent Agreements. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

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3.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for the selling Holders, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9. Indemnification.

3.9.1. Indemnification by Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, stockholder, member, limited or general partner of such Holder, each shareholder, stockholder, member, limited or general partner of each such shareholder, stockholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Shareholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. the Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

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3.9.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Shareholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.9.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4. Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Shareholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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3.9.5. Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a the Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such the Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a the Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.10. Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

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ARTICLE IV

MISCELLANEOUS

4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

4.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), in each case addressed as follows:

If to the Company to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

Email: ir@srivarumotors.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Rajiv Khanna

E-mail: rajiv.khanna@nortonrosefulbright.com

If to an Investor, to his, her or its address as set forth on Schedule A.

Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other applicable party or parties.

4.3. Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Company and all Holders. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8 (Registration Expenses), 3.9 (Indemnification) and 3.10 (Rules 144 and 144A and Regulation S) shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

4.4. Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

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4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.6. Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and all Holders. Each such amendment, modification, extension or waiver shall be binding upon all Holders. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

4.7. Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.8. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the personal jurisdiction and venue of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Applicable Courts”) for the purpose of any suit, action or other proceeding described in Section 4.7; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Applicable Courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the Applicable Courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 4.8 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

4.9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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4.10. Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the Company, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

4.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

4.12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

21

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	SRIVARU HOLDING LIMITED

	By:	/s/ Mohanraj Ramasamy
	Name:	Mohanraj Ramasamy
	Title:	Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:	Mohanraj Ramasamy

	By:	/s/ Mohanraj Ramasamy

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:	MOBIV PTE. LTD.

	By:	/s/ Peter Bilitsch
	Name:	Peter Bilitsch
	Title:	Founder and Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:

THE SVM TRUST

By: AAMICORP CAYMAN FIGUCIARY LIMITED as Trustee of the SVM Trust

/s/ Kimbert Solomon / /s/ Christina Hart
Name: Kimbert Solomon / Christina Hart
Title: Director / Attorney-in-Fact

[Signature Page to Registration Rights Agreement]

SCHEDULE A

The SVM Trust

c/o Amicorp Cayman Fiduciary Limited

2nd Floor, Regatta Office Park

Leeward 2

West Bay Road

Grand Cayman KY1-1006

Cayman Islands

Attention: Christina Hart

Email: smvaruna@gmail.com

Mohanraj Ramasamy

3541 Rocca Ct

Pleasanton – CA - 94588

Email: rmraj@srivarumotors.com

Sharmila Mohanraj

3541 Rocca Ct

Pleasanton – CA 94588

Email: mermohanraj@gmail.com

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

LOCK-UP AGREEMENT

March 13, 2023

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”) (as may be amended, restated or supplemented from time to time, the “BCA”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the BCA.

In order to induce the Company to proceed with the Merger and the other transactions contemplated by the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Lock-up Party”) hereby agrees with the Company as follows:

1.	Subject to the exceptions set forth herein, the Lock-up Party agrees not to, without the prior written consent of the Company Board, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, (A) any Company Shares, or (B) any securities convertible into or exercisable or exchangeable for Company Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (i) six months after the Closing Date, or (ii) subsequent to the Merger, the first time that the last reported sale price of such Company Shares equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading-day period, or the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Shares for cash, securities or other property (the “Lock-Up Period”).

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity;

(iii)	transactions relating to Company Shares or other securities convertible into or exercisable or exchangeable for Company Shares acquired in open market transactions after the Effective Date;

(iv)	Transfers made pursuant to a bona fide gift or charitable contribution;

(v)	Transfers made by will or intestate succession upon the death of a Lock-up Party;

(vi)	Transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(vii)	the exercise of Company Options or Company Warrants to purchase Company Shares or the vesting of Company Equity Awards and any related transfer of Company Shares to the Company in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such Company Options or Company Warrants or (B) for the purpose of paying the exercise price of such Company Options or Company Warrants or for paying taxes due as a result of the exercise of such Company Options or Company Warrants, the vesting of such Company Options, Company Warrants or Company Equity Awards, or as a result of the vesting of such Company Shares, it being understood that all Company Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(viii)	surrender of Company Shares or other securities convertible into or exercisable or exchangeable for Company Shares for cancellation pursuant to any contractual arrangement in effect at the Effective Time;

(ix)	the entry, by the Lockup Party, at any time after the Effective Time, of any trading plan providing for the sale of Company Shares by the Lockup Party, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Company Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(x)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Shares for cash, securities or other property; and

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(xi)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.	In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described in the BCA, are hereby authorized to decline to make any transfer of such securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.	This Letter Agreement and the terms of the BCA embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Lock-up Party and the Company, as applicable (and with respect to the Company, only with the written consent of a majority of the Company’s directors, as applicable, which shall include at least one of the independent directors thereof).

5.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, except by operation of law or consistent with the terms herein, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

6.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of New York, without regard to the conflicts of law principles thereof except Section 5-1401 and Section 5-1402 of the New York General Obligations Law. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

7.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the BCA, and (iii) the liquidation of SPAC.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party: The SVM Trust

AAMICORP CAYMAN FIGUCIARY LIMITED as Trustee of the SVM Trust

Signature:	/s/ Kimbert Solomon / /s/ Christina Hart

Name:	Kimbert Solomon / Christina Hart
Title:	Director / Attorney-in-Fact

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

Signature:	/s/ Sharmila Mohanraj
Name:	Sharmila Mohanraj

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

Signature:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

MOBIV PTE. LTD.

Signature:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Founder and Director

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

SRIVARU Holding Limited

Signature:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

[Signature Page to Lock-Up Agreement]

EXHIBIT A

FORM OF

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), is dated as of March 13, 2023, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited (CIN: U34103TZ2018PTC030131), a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), the shareholders of SVM India listed on the signature page hereto (each a “Shareholder” and together, the “Shareholders”), and Shareholder’s Permitted Transferees (as defined below) as such Permitted Transferees may become Holders of SVM Shares (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation, Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company, and the Company (the “Business Combination Agreement”), the parties hereto desire to provide for the exchange of SVM Shares held by the Shareholders, as set forth on the signature pages to this Agreement, for shares of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Business Combination Agreement. As used herein, the following terms shall have the following meanings:

“281 Tax Status Report” means a report in respect of Section 281 of the India IT Act issued by a chartered accountant (certified by Indian Chartered Accountants of India) on the letter head, which shall be in form and substance reasonably satisfactory to the Company and can be relied upon by Company to confirm (i) that there are no Tax proceedings, recovery proceedings or outstanding demands referred to in Section 281 of the India IT Act, as appearing or (ii) the status of Tax proceedings, recovery proceedings or outstanding demands, if any. Such report shall include information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India (taken within 2 (two) days prior to the Exchange Date).

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Appraiser FMV” means the fair market value of a share of Company Shares as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Member, with such agreement on selection of such independent appraiser not to be unreasonably withheld, delayed or denied by any party, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, India and Cayman Islands are authorized or required by Law to close.

“Call Exchange” has the meaning set forth in SECTION 2.1(a) of this Agreement.

“Call Notice” has the meaning set forth in SECTION 2.1(b).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Exchange Date.

“Cash Exchange Payment” means with respect to a particular Call Exchange for which the Company has elected to make a Cash Exchange Payment in accordance with SECTION 2.1 or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment in accordance with SECTION 2.2:

(a) if the Company Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if Company Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Appraiser FMV of one share of Company Shares that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its Subsidiaries (including SVM India), taken as a whole.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Offer” has the meaning set forth in SECTION 2.7 of this Agreement.

“Company Shares” means the shares, par value $0.01 per share, in the capital of the Company.

“Dispute” has the meaning set forth in SECTION 3.9(a) of this Agreement.

“EBITDA” means earnings before interest, Taxes, depreciation and amortization.

“Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Company Shares), which period restricts the ability of such Exchanging Member to immediately resell Company Shares to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four times per calendar year.

“Exchange Conditions” means the satisfaction of the conditions as set forth on Exhibit D.

“Exchange Date” means the date that is two (2) Business Days after the date the Exchange Notice is given pursuant to SECTION 2.2(b) or the Call Notice is given pursuant to SECTION 2.1(b).

“Exchange Notice” has the meaning set forth in SECTION 2.2(b) of this Agreement.

“Exchange Notice Period” means, for each fiscal quarter, the period commencing on the first Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Shareholder and ending on the commencement of the next Exchange Blackout Period thereafter.

“Exchange Rate” means, at any time, the number of Company Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate (rounded to four decimal places) shall be 6.0881, subject to adjustment pursuant to SECTION 2.5.

“Exchanged Shares” means the SVM Shares subject to the Exchange pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exchanging Member” means, with respect to any Exchange, the Shareholder exchanging SVM Shares pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exercise Conditions” means the satisfaction of the conditions as set forth on Exhibit C.

“FEMA Fair Valuation Report” means a valuation certificate issued as per the pricing guidelines prescribed under the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” has the meaning set forth in SECTION 2.4(c) of this Agreement.

“Holder” means and includes the Shareholder and his/her/its successors and assigns.

“India IT Act” means the (Indian) Income Tax Act, 1961.

“India IT Rules” means the (Indian) Income Tax Rules, 1962.

“Initial Dispute Period” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Resident Shareholder” means each such Shareholder that is not a resident for Tax purposes in India in the financial year in which the Exchange of SVM Shares is consummated.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Put Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Resident Shareholder” means each Shareholder that is a resident for Tax purposes in India during the financial year in which Exchange or transfer of SVM Shares held by such Shareholder is consummated.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Management Negotiations” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Shareholder” means each holder of one or more SVM Shares as of the date of this Agreement, any Permitted Transferee thereof that may from time to time become a party to this Agreement in accordance with SECTION 3.1 and any of their respective successors and assigns, in each case, only for so long as such Person holds SVM Shares.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Payment is not made by the Company, a number of Company Shares equal to the product of the number of Exchanged Shares multiplied by the Exchange Rate, which shall not exceed 951,327 Company Shares in the aggregate (subject to adjustment pursuant to SECTION 2.5).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership),whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“SVM India” means has the meaning set forth in the preamble of this Agreement.

“SVM Shares” means any equity share in the capital of SVM India, par value of INR 1 per share held by the Shareholder on the date hereof or hereafter acquired by the Shareholder.

“Tax Documentation” means, with respect to (i) Resident Shareholder: (A) the 281 Tax Status Report, (B) certificate by a chartered accountant (certified by Indian Chartered Accountants of India) confirming the tax residential status with the underlying documents (e.g., a copy of the passport exit/entry stamps and copy of the Tax returns filed with the Indian Tax authorities/assessment order/processing carried out by the Indian Tax Authorities), and (C) Permanent Account Number that is valid and subsisting on the Exchange Date; (ii) each Non-Resident Shareholder: (A) the 281 Tax Status Report, (B) the Tax Gain Computation Report along with a draft Form 15CB, (C) a tax residency certificate issued by the relevant Tax Authority, as the case may be, along with electronically filed Form 10F and (F) the Permanent Account Number, which is valid and subsisting on the Exchange Date.

“Tax Fair Valuation Report” means a valuation certificate issued by a chartered accountant (certified by Indian Chartered Accountants of India) with certifying, in an agreed form between the parties, the fair market value of the SVM Shares in accordance with the provisions of Rule 11UA of the India IT Rules read with Section 50CA and Section 56(2)(x) of the India IT Act;

“Tax Gain Computation Report” means a report to be obtained by each Non-Resident Shareholder from a chartered accountant (certified by Indian Chartered Accountants of India) on a reliance basis in form and substance acceptable to the Company, setting forth the (i) computation of Taxes arising on account of the sale of SVM Shares held by such Shareholder having regard to the provisions of the India IT Act, along with the accompanying notes thereto and information and documents relied upon for issuing such report and (ii) Tax payable, if any, after considering the benefits of applicable Double Tax Avoidance Agreement, if any.

“Trading Day” means a day on which the Nasdaq Stock Market LLC or such other principal United States securities exchange on which the Company Shares are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“VWAP” means the daily per share volume-weighted average price of Company Shares on the Nasdaq Stock Market LLC or such other principal United States securities exchange on which Company Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Company Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Company Shares on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Company Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose).

ARTICLE II

SECTION 2.1 Call Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Shareholders, where relevant, shall use their commercially reasonable efforts to comply with), as applicable, the Company shall have the right, but not the obligation, from time to time, upon the terms and subject to the conditions herein, to exercise an option to purchase from any Shareholder a minimum of the lesser of (A) 5,000 SVM Shares and (B) the total number of SVM Shares then owned by such Shareholder in exchange for the delivery of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment, as applicable (such exchange, a “Call Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Call Exchange should the Company have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Company Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

(b) The Company shall exercise its right to make a Call Exchange as set forth in SECTION 2.1(a) above by delivering to the Shareholder in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-1 hereto (a “Call Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Call Notice, the Company shall make the Call Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Call Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Exchanging Member and provide to the Exchanging Member evidence satisfactory to the Exchanging Member of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Call Exchange.

SECTION 2.2 Put Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Company, where relevant, shall use its commercially reasonable efforts to comply with), as applicable, each Shareholder shall be entitled at his, her or its own discretion, independent of the other Shareholders, from time to time, upon the terms and subject to the conditions herein, to transfer (A) 5,000 SVM Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of SVM Shares then owned by such Shareholder, to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Shareholder, the Cash Exchange Payment, as applicable (such exchange, a “Put Exchange” and together with the Call Exchange, each an “Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Put Exchange should such Shareholder have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

(b) A Shareholder shall exercise his, her or its right to make a Put Exchange as set forth in SECTION 2.2(a) above by delivering to the Company in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-2 hereto (an “Exchange Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Exchange Notice, the Company shall make the Put Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Exchange Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Shareholder and provide to the Shareholder evidence satisfactory to the Shareholder of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Put Exchange.

SECTION 2.3 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), (i) the Company shall deliver to the Exchanging Member the Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to any Exchanged Shares and (ii) the Exchanging Member shall transfer the Exchanged Shares to the Company, free and clear of all liens and encumbrances.

SECTION 2.4 Expenses; Restrictions; Withholding.

(a) The Company shall bear all expenses (other than Taxes withheld) in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Company and/or a Shareholder shall not be entitled to effect an Exchange to the extent such Exchange would be prohibited by Law (including, without limitation, applicable Indian regulatory laws).

(c) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.1 or SECTION 2.2, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Company Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the Holders of any such Exchanged Shares. Each of the Shareholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(d) Notwithstanding any other provision in this Agreement to the contrary, the Company, SVM India and any of their respective agents, Affiliates and Subsidiaries shall have the right to deduct and withhold Taxes from any payments to be made pursuant to an Exchange or any other transaction contemplated by this Agreement (including by withholding Company Shares otherwise deliverable under this Agreement with a fair market value determined in the sole discretion of the Company equal to the amount of such Taxes) if, in the opinion of the Company, such withholding is required by Law. Each Shareholder shall deliver to the Company any necessary Tax forms establishing an exemption from such withholding Taxes as provided under applicable Law; provided that the Company may, in its sole discretion, allow the party to which such Tax withholding would otherwise apply to pay such Taxes owed on an Exchange or other transaction completed by this Agreement in cash in lieu of withholding or deducting such Taxes. To the extent that any of the aforementioned withholding Tax amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Exchanging Member in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustment. If there is: (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the SVM Shares that is not accompanied by an identical subdivision or combination of the Company Shares, (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Company Shares that is not accompanied by an identical subdivision or combination of the SVM Shares, or (c) any reclassification, reorganization, recapitalization or other similar transaction in which the Company Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, then, in any of case (a)-(c), the Exchange Rate shall be adjusted such that an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any SVM Share.

SECTION 2.6 Company Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Company Shares, solely for the purpose of issuance upon an Exchange, such number of Company Shares as may be deliverable upon any such Exchange. The Company shall at all times ensure that all Company Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Company and SVM India shall at all times ensure that the execution and delivery of this Agreement by each of the Company and SVM India and the consummation by each of the Company and SVM India of the transactions contemplated hereby (including without limitation, the issuance of the Company Shares) have been duly authorized by all necessary corporate action on the part of the Company and SVM India, including, but not limited to, all actions necessary to ensure that the acquisition of Company Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Company’s board of directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) At the request of an Exchanging Member, the Company shall as soon as practicable file a registration statement to register for resale shares subject to an Exchange for registration under the Securities Act and applicable state securities Laws and take all steps necessary to cause such registrations. The Company shall also to the extent that a registration statement under the Securities Act is effective and available for Company Shares to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Shareholder requesting such Exchange, the Company shall use its reasonable best efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Company shall list the Company Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Company Shares may be listed or traded at the time of such delivery.

SECTION 2.7 Company Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Company Shares (a “Company Offer”) is proposed by the Company or is proposed to the Company or its shareholders or is otherwise effected or to be effected with the consent or approval of the Company, or the Company will undergo a Change of Control, the Shareholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Company Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Company Offer or Change of Control and not be effective if such Company Offer or Change of Control is not consummated)). In the case of a Company Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Shareholders to participate in such Company Offer to the same extent or on an economically equivalent basis as the holders of Company Shares without discrimination. In the event that any Shareholder is unable to undertake the Put Exchange due to any restrictions under applicable Law or due to non-receipt of approvals from any regulatory authorities, the parties shall use their reasonable best efforts, within the requirements of applicable Law, to discuss and mutually agree to any Tax efficient mechanism or structure which shall provide the same economic or financial benefit to the Shareholder, assuming that there was no restriction under applicable Law or if appropriate consents were received from the relevant regulatory bodies. The parties shall provide all assistance, information and documents as may be required for any party in order to apply for and/or procure any consents or approvals from any regulatory authorities.

(b) The Company shall send written notice to the Shareholders at least 30 days prior to the closing of the transactions contemplated by the Company Offer or the Change of Control date notifying them of their rights pursuant to this SECTION 2.7, and setting forth, in the case of a Company Offer, (i) a copy of the written proposal or agreement pursuant to which the Company Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling SVM Shares, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company no less than seven days prior to the closing of the Company Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1 Transfer of SVM Shares. Except in case of demise of a Shareholder, a Shareholder shall not sell, transfer, pledge, grant or otherwise directly or indirectly dispose of, or subject to any encumbrance (collectively, “Transfer”), any or all of such Shareholder’s SVM Shares without the prior written consent of the Company. Further, any transferee of such SVM Shares shall have agreed in writing to be bound by the provisions of this Agreement by executing and delivering a joinder to this Agreement, substantially in the form of Exhibit B hereto. Any attempted Transfer in violation of this SECTION 3.1 shall be void ab initio, for all purposes.

SECTION 3.2 Representations and warranties by the Shareholders. Each Shareholder represents and warrants to the Company as follows:

(i) Each of the Shareholders has clear, good and marketable title to the SVM Shares held by him/ her, free and clear of any encumbrances, and there is no agreement or commitment which restricts the transactions contemplated under this Agreement or gives creates any encumbrances. Further, each Shareholder warrants that no claim has been made by any person to be entitled to any rights or interests over such SVM Shares.

(ii) There are no outstanding Tax demands or pending Tax proceedings (including recovery proceedings) against such Shareholder that could reasonably be expected to adversely affect the Exchange or render such Exchange void. To the extent any Tax proceedings raise a demand, such Shareholder will promptly meet the necessary demand towards such Taxes. The respective Shareholder has the necessary financial resources to meet his/her outstanding Tax demands and Tax demands that may arise from Tax proceedings pending as of the Exchange Date.

(iii) Each Shareholder is a tax resident of the country where such Shareholder claims to be a Tax resident as certified by a Chartered Accountant.

(iv) The facts represented and information provided by the Shareholder to the Company and the respective chartered accountants for preparation of the Tax Documentation are true, correct and complete in all respects and are not misleading.

SECTION 3.3 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this SECTION 3.3):

(a)	If to the Company, to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

E-mail: ir@srivarumotors.com

(b)	If to SVM India, to:

SRIVARU Motors Private Limited

135/3, BS Nagar,

Sulur – Coimbatore 641402

Attention: Selvaraj Krishnan

E-mail: CEODesk@srivarumotors.com

(c)	If to any Shareholder, to the address or other contact information set forth in the records of SVM India from time to time.

SECTION 3.4 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement. For the avoidance of doubt, it is clarified that SVM India shall undertake all necessary actions as set out under the Exchange Conditions (including passing of a resolution by the board of directors approving the Exchange, execution of necessary share transfer deeds and filings with the Reserve Bank of India) as may be required under applicable Indian laws to give effect to the Exchange contemplated herein.

SECTION 3.5 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Shareholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

SECTION 3.7 Amendment. The terms and provisions of this Agreement may only be waived, modified or amended by a written agreement by all parties hereto.

SECTION 3.8 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.9 Dispute Resolution.

(a) The parties hereto recognize that issues or disputes as to certain matters may arise from time-to-time during the term of the Agreement relating to or under this Agreement. It is the objective of the parties hereto to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resorting to litigation, and to that end the parties hereto agree to abide by the following procedures set forth in this SECTION 3.9. to resolve any such issues or disputes arising under or relating to this Agreement, including any party’s rights or obligations or performance under this Agreement (each, a “Dispute”) prior to resorting to litigation.

(b) With respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the parties hereto are unable to resolve such Dispute in good faith within thirty (30) days after such Dispute is first identified by either party in writing to the other (each, an “Initial Dispute Period”), the parties shall, with respect to any party that is an entity, refer such Dispute to the appropriate member(s) of the senior or executive management of such party, for attempted resolution by good faith negotiations (“Senior Management Negotiations”). The Senior Management Negotiations shall occur promptly, but within thirty (30) days after the end of the Initial Dispute Period, or within such other time frame as is mutually agreed upon by the parties. If a Dispute has not been resolved after following the procedures described in this SECTION 3.9(b) in good faith within the sixty (60) day period described in this SECTION 3.9(b) (or such longer period of time if mutually agreed upon by the parties), either party may, in its sole discretion, seek resolution of any and all such Disputes in accordance with the following SECTION 3.9(c).

(c) Any disputes under this Agreement shall be finally resolved through arbitration before a single arbitrator in accordance with the arbitration rules under JAMS, as amended from time to time. The language of arbitration shall be in English, and venue shall be New York City. The arbitrators will be instructed not to award any punitive or special damages and the parties will take all reasonable actions (including adhering to an expedited discovery and hearing schedule) to conclude the arbitration as promptly as possible. The arbitrator shall be required to render a written decision as soon as practicable, but in any event no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated; provided, that such time period may be extended by the parties or upon petition to extend such time period to avoid manifest injustice. The written decision of the arbitrator will be final, binding and non-appealable. Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this SECTION 3.9(c). Each party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Each party shall also have the right to bring proceedings in any other jurisdiction having jurisdiction for the purposes of enforcing a judgment or order obtained under this Agreement.

(d) The parties hereto hereby expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 shall not apply to the arbitral proceedings referred to in this Agreement, and irrevocably waive any defence that they may be entitled to take in this regard; provided, that the Company and SVM India may seek interim measures from a court of competent jurisdiction, including the Indian courts under Section 9 and Section 27 of Part I of the (Indian) Arbitration and Conciliation Act, 1996.

(e) Notwithstanding the foregoing dispute resolution procedures, in the event of an actual or threatened breach hereunder, the aggrieved party may seek restraining orders, specific performance or other injunctive relief in anticipation of or pending such dispute resolution procedure. Notwithstanding any other provision of this Agreement, either party to this Agreement, may seek such restraining order, specific performance or other injunctive relief in any court in the world, without the necessity of posting a bond or other security, or the burden of proving actual damages.

SECTION 3.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.11 Independent Nature of Shareholders’ Rights and Obligations. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Shareholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.12 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except (i) Sections 5-1401 and 5-1402 of the New York General Obligations Law and (ii) to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties, including the Laws of India and the Cayman Islands.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Holding Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Motors Private Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Selvaraj Krishnan

SVM Shares:

20,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Yuvaraj Sankar

SVM Shares:

5,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Pakkirisamy Rajamanickam

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. R. Chellappan

SVM Shares:

70,000 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Balan

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Ganesh Seetalakshmi Vancheswaraiyer

SVM Shares:

36,870 SVM Shares

[Signature Page to Exchange Agreement]

EXHIBIT A-1

CALL NOTICE

[_______]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The Company hereby irrevocable gives notice to the Holder specified below of the exercise of its option to purchase the number of SVM Shares as set forth below in Exchange for Company Shares or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder:    ____________________________________________________

Number of SVM Shares to be Exchanged:    ________________________________________

Form of Exchange:    __________________________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Call Notice and to perform the undersigned’s obligations hereunder; (b) this Call Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; and (c) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Call Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Call Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

SRIVARU Holding Limited

By:
Name:
Title:
Dated:

[Signature Page to Call Notice]

EXHIBIT A-2

EXCHANGE NOTICE

SRIVARU Holding Limited

[_______]

Attention: Board of Directors for the Company

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of SVM Shares in Exchange for Company Shares to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Address: ________________________________________________________________

Number of SVM Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

Brokerage Account/Bank Account Details: ________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this

Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the SVM Shares subject to this Exchange Notice are being transferred to the Company, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company the SVM Shares subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

[Signature Page to Exchange Notice]

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 4, 2023 (the “Effective Date”), is by and among (i) Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), (ii) SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), and (iii) Pegasus Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub” and together with SPAC and the Company, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to, and in accordance with, Section 8.03 of the Merger Agreement), on the terms and subject to the conditions set forth in this Amendment; and

WHEREAS, the respective boards of directors of each of SPAC, Merger Sub and the Company have (i) determined that it is advisable and in the best interests of each of SPAC, Merger Sub and the Company and their respective stockholders to enter into this Amendment, (ii) approved the execution and delivery of this Amendment, and (iii) each of SPAC, Merger Sub and the Company recommended the adoption and approval of this Amendment and reaffirmed their recommendation of and commitment to the transactions contemplated hereby and by the Merger Agreement by their respective stockholders.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1. Amendments to the Merger Agreement.

(a) Effective as of the Effective Date, Section 1.01 of the Merger Agreement is hereby amended to add the following new definition:

“Qualified SPAC Share” means any SPAC Public Share issued and outstanding immediately prior to the Effective Time that is not (a) an Excluded Share, or (b) held by Sponsor, EF Hutton, a division of Benchmark Investments, LLC, or any member of the SPAC Board.

(b) Effective as of the Effective Date, Section 2.03(c) of the Merger Agreement is hereby amended in its entirety to read as follows:

(c) Each SPAC Public Share and SPAC Private Share (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted automatically into (i) the Per Share Consideration plus (ii) solely with respect to any Qualified SPAC Share, a number of Company Shares equal to the quotient of 2,500,000 divided by the total number of the Qualified SPAC Shares, following which all SPAC Public Shares and SPAC Private Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of SPAC Public Shares and SPAC Private Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law. The Company shall have discretion to apply reasonable rounding conventions and allocate the 2,500,000 Company Shares to the holders of Qualified SPAC Shares in order to implement the provisions of Section 2.04 without resulting in the issuance of more than 2,500,000 Company Shares upon the conversion of Qualified SPAC Shares.

2. References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Merger Agreement shall, effective from the Effective Date, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement and references in the Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to March 13, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to the Effective Date.

3. Miscellaneous.

(a) The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments expressly set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Merger Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver of any provision of the Merger Agreement. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

(b) This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. Each of the provisions under Section 8.05 (Governing Law), Section 8.14 (Waiver of Jury Trial) and Section 8.15 (Submission to Jurisdiction) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

(c) This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

(d) Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MOBIV ACQUISTION CORP

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

SRIVARU HOLDING LIMITED

By:	/s/Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

PEGASUS MERGER SUB, INC.

By:	/s/Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	President

[Signature Page to First Amendment to Agreement and Plan of Merger]

Annex B

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), and the shareholders of the Company (as defined below) set forth on the signature page hereto (the “Shareholders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, SPAC, SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”) and Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company;

WHEREAS, as of the date hereof, each Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of the outstanding Company Shares set forth opposite his, her or its name on the signature page of this Agreement (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Shareholders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the BCA, the Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC and the Shareholders hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, each Shareholder, solely in his, her or its capacity as a shareholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Shareholders’ Covered Shares, to validly execute and deliver to the Company in respect of all of the Shareholders’ Covered Shares in a timely manner the written consent that will be solicited by the Company from the Shareholders pursuant to the BCA to obtain the Company Shareholder Approval. In addition, prior to the Termination Date (as defined herein), each Shareholder, in his, her or its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company, each Shareholder shall, and shall cause any other holder of record of any of the Shareholders’ Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

B-1

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder) in favor of the Merger and the adoption of the BCA and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Shareholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Shareholder contained in this Agreement.

The obligations of the Shareholders specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.

2. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the BCA in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of SPAC and the Shareholders, and (iv) the date of any modification, waiver or amendment to the BCA effected without the Shareholders’ prior written consent that (x) decreases the amount or changes the form or terms of consideration payable to the Shareholders pursuant to the terms of the BCA as in effect on the date of this Agreement or (y) otherwise adversely affects the interest of the Shareholders in any material respect, including any decrease in the equity valuation of the Company or an extension of the Termination Date (as defined in the BCA) (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 through 21 shall survive the termination of this Agreement.

B-2

4. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to SPAC as to itself as follows:

(a) Such Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company). As of the date hereof, other than the Owned Shares, such Shareholder does not own beneficially or of record any Company Shares (or any securities convertible into Company Shares) or any interest therein.

(b) Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Such Shareholder affirms that (i) if such Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Shareholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under Law, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by such Shareholder of this Agreement, or the consummation of the transactions contemplated hereby.

B-3

(e) The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 4(d), under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Owned Shares, the validity of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(g) Such Shareholder understands and acknowledges that SPAC is entering into the BCA in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(h) Such Shareholder acknowledges that none of SPAC, the Company, its affiliates or their respective officers, directors, partners, members or employees makes any representation or warranty with respect to, and shall have no responsibility with respect to, the solvency, financial condition or business operations or financial statements of the Company, except as set forth in the BCA and it’s filings with the SEC. Such Shareholder supports the BCA for its own account based on information currently available to such Shareholder (the “Current Information”). Based on such Current Information, the Shareholder has evaluated the merits and risks of the terms set forth in the BCA on its own and without reliance upon SPAC (other than with respect to the representations, warranties and covenants set forth in the BCA and the SPAC’s filings with the SEC). Such Shareholder is an “accredited investor,” as that term is defined in Rule 501(a) or Regulation D under the Securities Act. Such Shareholder is not, and is not acting on behalf of, an employee benefit plan or “benefit plan investor” within the purview of ERISA, or otherwise using “plan assets” (within the meaning of ERISA). Nothing in this sub-section 4(h) shall diminish the provisions of any other part of this Agreement or any applicable Law.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by such Shareholder in his, her or its capacity as a Shareholder or, to the knowledge of such Shareholder, on behalf of such Shareholder in his, her or its capacity as a Shareholder.

B-4

5. Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), each Shareholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, such Shareholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, BCA, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Company Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

Such Shareholder shall promptly (and in any event within one Business Day) keep the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Company Acquisition Proposal (including any material changes thereto) which comes to his/her/its actual knowledge.

Notwithstanding anything in this Agreement to the contrary, (i) such Shareholder shall not be responsible for the actions of the Company or the Company Board, any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.06 of the BCA shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that such Shareholder shall remain responsible for any breach by such Shareholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b) Such Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Shareholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of such Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Shareholder’s Covered Shares shall be null and void.

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(c) Such Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Further Assurances. From time to time, at SPAC’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. Disclosure. Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC have provided such Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

8. Changes in Company Shares. In the event of a share split, share dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC and the Shareholders.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

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11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to a Shareholder, to it at:

the address (including email) set forth in the Company’s books and records, or to such other address or to the attention of such other person as such Shareholder has specified by prior written notice to the sending party if to SPAC, to it at:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

Attn: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

Email: MBlankenship@winston.com; LSavage@winston.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholders shall remain vested in and belong to such Shareholders, and SPAC shall have no authority to direct the Shareholders in the voting or disposition of any of the Shareholders’ Covered Shares, except as otherwise provided herein.

13. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. Each Shareholder hereby agrees that his, her or its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b) hereof.

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15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts sitting in New York County, New York (the “Applicable Court”), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement, the BCA, or any other Ancillary Document, or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, the BCA, or any other Ancillary Document, or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement, the BCA, or any other Ancillary Document, or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, the BCA, or any other Ancillary Document, or any of the Transactions, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 15(b) for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE BCA, OR ANY OTHER ANCILLARY DOCUMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, THE BCA, OR ANY OTHER ANCILLARY DOCUMENT, OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(C).

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16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Shareholder’s obligation to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

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20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SHAREHOLDER:

/s/ Mohanraj Ramasamy
Name: Mohanraj Ramasamy

Company Shares:

3,100,000 Company Shares

SHAREHOLDER:

THE SVM TRUST

By: AAMICORP CAYMAN FIGUCIARY
LIMITED as Trustee of the SVM Trust

/s/ Kimbert Solomon / /s/ Christina Hart
Name: Kimbert Solomon / Christina Hart
Title: Director / Attorney-in-Fact

Share in the Company: 15,400,000 Shares

[Signature Page to Transaction Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MOBIV ACQUISITION CORP

By:	/s/ Peter Bilitisch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

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Annex C

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Pte. Ltd., a Singapore private company limited by shares, with company registration number 202143673D (the “Sponsor”), and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”).

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), the Company, and Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company;

WHEREAS, the Sponsor is currently the record owner of 2,501,250 Founder Shares, and 543,300 SPAC Private Units (consisting of (a) 543,300 SPAC Private Shares and (b) 543,300 SPAC Private Warrants) (all such Founder Shares and SPAC Private Units, together with any additional SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, Founder Shares, SPAC Private Warrants and SPAC Public Warrants (or any securities convertible into or exercisable or exchangeable for any of the foregoing or any Company Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange, conversion or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the BCA, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor and the Company agree as follows:

AGREEMENT

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 20, the Sponsor, solely in its capacity as a shareholder of SPAC, irrevocably and unconditionally agrees that, at the SPAC Stockholders Meeting, at any other meeting of the shareholders of SPAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of SPAC, the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

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(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Transaction Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares against any SPAC Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the other transactions contemplated under the BCA or any action described above is recommended by SPAC Board or SPAC Board previously recommended the Merger, any such transaction or any such action but changed such recommendation.

2. No Inconsistent Agreements. The Sponsor hereby covenants and agrees that it shall not, at any time prior to the Termination Date, (i) enter into any agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a) The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Covered Shares, free and clear of Liens other than as created by this Agreement or the governing documents of SPAC (including, for the purposes hereof, any agreement between or among shareholders of SPAC). As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any Equity Security of SPAC (or any securities convertible into Equity Securities of SPAC) or any interest therein.

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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(c) The Sponsor (i) is a private company limited by shares, duly organized, validly existing and in good standing under the Laws of Singapore, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Entity in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

(e) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, the constitution or similar Governing Documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor , threatened against the Sponsor that questions the beneficial or record ownership of any of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

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(g) Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h) Neither the Sponsor nor any Affiliate of the Sponsor, nor any director, manager or officer of the Sponsor or SPAC, shall receive (or be entitled to receive) from SPAC or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of SPAC’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

(i) The Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4. Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a) Support of the Merger. Prior to the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions to the Merger and the other transactions contemplated by the BCA set forth in Article VI of the BCA.

(b) Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) agrees (i) the Founder Shares held by the Sponsor shall convert into SPAC Public Shares on a one-for-one basis in accordance with the Governing Documents of SPAC (the “SPAC Governing Documents”) (as adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, reclassification, recapitalization or otherwise) or combination (by reverse share split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding SPAC Public Shares), and (ii) not to assert or perfect any and all rights to adjustment or other anti-dilution protections the Sponsor has or will have under the SPAC Governing Documents. The Sponsor further agrees not to redeem any Covered Shares (including any SPAC Public Shares received upon the conversion of the Founder Shares) and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated hereby and thereby. This Section 4(b) shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the SPAC Governing Documents and such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agrees to refrain from asserting or perfecting any rights in the event the BCA is terminated. If the BCA is terminated, this Section 4(b) shall be deemed null and void ab initio.

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(c) Pre-Closing Actions. Without prejudice to any other obligation, warranty, representation or covenant set forth in this Agreement, the Sponsor hereby agrees not to, prior to the Termination Date, directly or indirectly, take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

(d) SPAC Copy. The Sponsor hereby authorizes SPAC to maintain a copy of this Agreement at either the executive office or the registered office of SPAC.

(e) Sponsor’s Option to Extend the Period to Consummate a Business Combination. To the extent the Registration Statement / Proxy Statement is not declared effective by the SEC prior to the nine month anniversary of the closing of SPAC’s initial public offering, the Sponsor shall timely exercise one or more of its monthly extension options, as necessary, pursuant to the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022 (as such is amended, restated or otherwise modified from time to time, the “SPAC Certificate of Incorporation”), to extend the period for SPAC to consummate a Business Combination until the earlier of (i) the Closing, (iii) the termination of the BCA in accordance with its terms, or (iii) the end of such extension period under the SPAC Certificate of Incorporation. In connection with such exercise, Sponsor shall timely make deposit into the trust account the amount required for each extension in accordance with the SPAC Certificate of Incorporation. At the Closing, the Sponsor or its Affiliates will convert the unpaid balance under any Deadline Extension Loans extended by Sponsor or its Affiliates to SPAC prior to the Closing (collectively, the “Sponsor Loans”) into that number of SPAC Private Shares equal to: (x) the unpaid balance of the Sponsor Loans, divided by (y) Ten Dollars ($10.00), rounded up to the nearest whole number of shares, which SPAC Private Shares shall then convert into the Per Share Consideration pursuant to the BCA. For the purpose of this Agreement, “Deadline Extension Loans” means any loans provided by Sponsor or its Affiliates to SPAC for the purpose of extending the date by which SPAC must consummate a business combination pursuant to the terms and conditions set forth in the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022.

(f) Expenses. The Sponsor represents and covenants that the Company and its Affiliates (including the Surviving Company) are not responsible for any expenses and losses arising from the letter agreement set forth in Schedule A hereto and will indemnify and hold harmless the Company and its Affiliates (including the Surviving Company), without the necessity of any of them being first out of pocket, from and against any and all expenses and losses (including reasonable attorneys fees) arising out of, or in connection with. the same. The representations and covenants in this Section 4(f) shall survive for the applicable statute of limitation.

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5. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the BCA.

6. Disclosure. The Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC has provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

7. Changes in SPAC Shares. In the event of a share split, share dividend or distribution, or any change in the SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, SPAC Public Warrants or SPAC Private Warrants by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the term “Covered Shares”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

9. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to the Company, to it at:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

Email: ir@srivarumotors.com

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with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Rajiv Khanna

E-mail: rajiv.khanna@nortonrosefulbright.com

if to the Sponsor, to it at:

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

E-mail: mblankenship@winston.com; LSavage@winston.com

11. No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Covered Shares. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Sponsor, subject to the terms of this Agreement.

12. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

13. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that SPAC shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

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14. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b) Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York State Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The language of the arbitration shall be English.

(c) EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARITLY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party to this Agreement agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligation to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

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17. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

19. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. Termination. This Agreement shall terminate upon the earliest of (i) the completion of the performance of all covenants set forth herein, (ii) the termination of the BCA in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Section 4(f) and Sections 9 through 19 shall survive the termination of this Agreement; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a breach of the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SRIVARU HOLDING LIMITED

By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MOBIV PTE. LTD.

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Founder and Director

[Signature Page to Sponsor Support Agreement]

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Annex D

EXHIBIT A

FORM OF

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), is dated as of March 13, 2023, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited (CIN: U34103TZ2018PTC030131), a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), the shareholders of SVM India listed on the signature page hereto (each a “Shareholder” and together, the “Shareholders”), and Shareholder’s Permitted Transferees (as defined below) as such Permitted Transferees may become Holders of SVM Shares (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation, Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company, and the Company (the “Business Combination Agreement”), the parties hereto desire to provide for the exchange of SVM Shares held by the Shareholders, as set forth on the signature pages to this Agreement, for shares of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Business Combination Agreement. As used herein, the following terms shall have the following meanings:

“281 Tax Status Report” means a report in respect of Section 281 of the India IT Act issued by a chartered accountant (certified by Indian Chartered Accountants of India) on the letter head, which shall be in form and substance reasonably satisfactory to the Company and can be relied upon by Company to confirm (i) that there are no Tax proceedings, recovery proceedings or outstanding demands referred to in Section 281 of the India IT Act, as appearing or (ii) the status of Tax proceedings, recovery proceedings or outstanding demands, if any. Such report shall include information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India (taken within 2 (two) days prior to the Exchange Date).

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

D-1

“Appraiser FMV” means the fair market value of a share of Company Shares as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Member, with such agreement on selection of such independent appraiser not to be unreasonably withheld, delayed or denied by any party, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, India and Cayman Islands are authorized or required by Law to close.

“Call Exchange” has the meaning set forth in SECTION 2.1(a) of this Agreement.

“Call Notice” has the meaning set forth in SECTION 2.1(b).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Exchange Date.

“Cash Exchange Payment” means with respect to a particular Call Exchange for which the Company has elected to make a Cash Exchange Payment in accordance with SECTION 2.1 or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment in accordance with SECTION 2.2:

(a) if the Company Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if Company Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Appraiser FMV of one share of Company Shares that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its Subsidiaries (including SVM India), taken as a whole.

D-2

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Offer” has the meaning set forth in SECTION 2.7 of this Agreement.

“Company Shares” means the shares, par value $0.01 per share, in the capital of the Company.

“Dispute” has the meaning set forth in SECTION 3.9(a) of this Agreement.

“EBITDA” means earnings before interest, Taxes, depreciation and amortization.

“Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Company Shares), which period restricts the ability of such Exchanging Member to immediately resell Company Shares to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four times per calendar year.

“Exchange Conditions” means the satisfaction of the conditions as set forth on Exhibit D.

“Exchange Date” means the date that is two (2) Business Days after the date the Exchange Notice is given pursuant to SECTION 2.2(b) or the Call Notice is given pursuant to SECTION 2.1(b).

“Exchange Notice” has the meaning set forth in SECTION 2.2(b) of this Agreement.

“Exchange Notice Period” means, for each fiscal quarter, the period commencing on the first Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Shareholder and ending on the commencement of the next Exchange Blackout Period thereafter.

D-3

“Exchange Rate” means, at any time, the number of Company Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate (rounded to four decimal places) shall be 6.0881, subject to adjustment pursuant to SECTION 2.5.

“Exchanged Shares” means the SVM Shares subject to the Exchange pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exchanging Member” means, with respect to any Exchange, the Shareholder exchanging SVM Shares pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exercise Conditions” means the satisfaction of the conditions as set forth on Exhibit C.

“FEMA Fair Valuation Report” means a valuation certificate issued as per the pricing guidelines prescribed under the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” has the meaning set forth in SECTION 2.4(c) of this Agreement.

“Holder” means and includes the Shareholder and his/her/its successors and assigns.

“India IT Act” means the (Indian) Income Tax Act, 1961.

“India IT Rules” means the (Indian) Income Tax Rules, 1962.

“Initial Dispute Period” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Resident Shareholder” means each such Shareholder that is not a resident for Tax purposes in India in the financial year in which the Exchange of SVM Shares is consummated.

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“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Put Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Resident Shareholder” means each Shareholder that is a resident for Tax purposes in India during the financial year in which Exchange or transfer of SVM Shares held by such Shareholder is consummated.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Management Negotiations” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Shareholder” means each holder of one or more SVM Shares as of the date of this Agreement, any Permitted Transferee thereof that may from time to time become a party to this Agreement in accordance with SECTION 3.1 and any of their respective successors and assigns, in each case, only for so long as such Person holds SVM Shares.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Payment is not made by the Company, a number of Company Shares equal to the product of the number of Exchanged Shares multiplied by the Exchange Rate, which shall not exceed 951,327 Company Shares in the aggregate (subject to adjustment pursuant to SECTION 2.5).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership),whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“SVM India” means has the meaning set forth in the preamble of this Agreement.

“SVM Shares” means any equity share in the capital of SVM India, par value of INR 1 per share held by the Shareholder on the date hereof or hereafter acquired by the Shareholder.

“Tax Documentation” means, with respect to (i) Resident Shareholder: (A) the 281 Tax Status Report, (B) certificate by a chartered accountant (certified by Indian Chartered Accountants of India) confirming the tax residential status with the underlying documents (e.g., a copy of the passport exit/entry stamps and copy of the Tax returns filed with the Indian Tax authorities/assessment order/processing carried out by the Indian Tax Authorities), and (C) Permanent Account Number that is valid and subsisting on the Exchange Date; (ii) each Non-Resident Shareholder: (A) the 281 Tax Status Report, (B) the Tax Gain Computation Report along with a draft Form 15CB, (C) a tax residency certificate issued by the relevant Tax Authority, as the case may be, along with electronically filed Form 10F and (F) the Permanent Account Number, which is valid and subsisting on the Exchange Date.

D-5

“Tax Fair Valuation Report” means a valuation certificate issued by a chartered accountant (certified by Indian Chartered Accountants of India) with certifying, in an agreed form between the parties, the fair market value of the SVM Shares in accordance with the provisions of Rule 11UA of the India IT Rules read with Section 50CA and Section 56(2)(x) of the India IT Act;

“Tax Gain Computation Report” means a report to be obtained by each Non-Resident Shareholder from a chartered accountant (certified by Indian Chartered Accountants of India) on a reliance basis in form and substance acceptable to the Company, setting forth the (i) computation of Taxes arising on account of the sale of SVM Shares held by such Shareholder having regard to the provisions of the India IT Act, along with the accompanying notes thereto and information and documents relied upon for issuing such report and (ii) Tax payable, if any, after considering the benefits of applicable Double Tax Avoidance Agreement, if any.

“Trading Day” means a day on which the Nasdaq Stock Market LLC or such other principal United States securities exchange on which the Company Shares are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“VWAP” means the daily per share volume-weighted average price of Company Shares on the Nasdaq Stock Market LLC or such other principal United States securities exchange on which Company Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Company Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Company Shares on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Company Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose).

ARTICLE II

SECTION 2.1 Call Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Shareholders, where relevant, shall use their commercially reasonable efforts to comply with), as applicable, the Company shall have the right, but not the obligation, from time to time, upon the terms and subject to the conditions herein, to exercise an option to purchase from any Shareholder a minimum of the lesser of (A) 5,000 SVM Shares and (B) the total number of SVM Shares then owned by such Shareholder in exchange for the delivery of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment, as applicable (such exchange, a “Call Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Call Exchange should the Company have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Company Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

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(b) The Company shall exercise its right to make a Call Exchange as set forth in SECTION 2.1(a) above by delivering to the Shareholder in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-1 hereto (a “Call Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Call Notice, the Company shall make the Call Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Call Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Exchanging Member and provide to the Exchanging Member evidence satisfactory to the Exchanging Member of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Call Exchange.

SECTION 2.2 Put Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Company, where relevant, shall use its commercially reasonable efforts to comply with), as applicable, each Shareholder shall be entitled at his, her or its own discretion, independent of the other Shareholders, from time to time, upon the terms and subject to the conditions herein, to transfer (A) 5,000 SVM Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of SVM Shares then owned by such Shareholder, to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Shareholder, the Cash Exchange Payment, as applicable (such exchange, a “Put Exchange” and together with the Call Exchange, each an “Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Put Exchange should such Shareholder have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

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(b) A Shareholder shall exercise his, her or its right to make a Put Exchange as set forth in SECTION 2.2(a) above by delivering to the Company in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-2 hereto (an “Exchange Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Exchange Notice, the Company shall make the Put Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Exchange Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Shareholder and provide to the Shareholder evidence satisfactory to the Shareholder of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Put Exchange.

SECTION 2.3 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), (i) the Company shall deliver to the Exchanging Member the Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to any Exchanged Shares and (ii) the Exchanging Member shall transfer the Exchanged Shares to the Company, free and clear of all liens and encumbrances.

SECTION 2.4 Expenses; Restrictions; Withholding.

(a) The Company shall bear all expenses (other than Taxes withheld) in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Company and/or a Shareholder shall not be entitled to effect an Exchange to the extent such Exchange would be prohibited by Law (including, without limitation, applicable Indian regulatory laws).

(c) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.1 or SECTION 2.2, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Company Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the Holders of any such Exchanged Shares. Each of the Shareholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

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(d) Notwithstanding any other provision in this Agreement to the contrary, the Company, SVM India and any of their respective agents, Affiliates and Subsidiaries shall have the right to deduct and withhold Taxes from any payments to be made pursuant to an Exchange or any other transaction contemplated by this Agreement (including by withholding Company Shares otherwise deliverable under this Agreement with a fair market value determined in the sole discretion of the Company equal to the amount of such Taxes) if, in the opinion of the Company, such withholding is required by Law. Each Shareholder shall deliver to the Company any necessary Tax forms establishing an exemption from such withholding Taxes as provided under applicable Law; provided that the Company may, in its sole discretion, allow the party to which such Tax withholding would otherwise apply to pay such Taxes owed on an Exchange or other transaction completed by this Agreement in cash in lieu of withholding or deducting such Taxes. To the extent that any of the aforementioned withholding Tax amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Exchanging Member in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustment. If there is: (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the SVM Shares that is not accompanied by an identical subdivision or combination of the Company Shares, (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Company Shares that is not accompanied by an identical subdivision or combination of the SVM Shares, or (c) any reclassification, reorganization, recapitalization or other similar transaction in which the Company Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, then, in any of case (a)-(c), the Exchange Rate shall be adjusted such that an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any SVM Share.

SECTION 2.6 Company Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Company Shares, solely for the purpose of issuance upon an Exchange, such number of Company Shares as may be deliverable upon any such Exchange. The Company shall at all times ensure that all Company Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

D-9

(b) The Company and SVM India shall at all times ensure that the execution and delivery of this Agreement by each of the Company and SVM India and the consummation by each of the Company and SVM India of the transactions contemplated hereby (including without limitation, the issuance of the Company Shares) have been duly authorized by all necessary corporate action on the part of the Company and SVM India, including, but not limited to, all actions necessary to ensure that the acquisition of Company Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Company’s board of directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) At the request of an Exchanging Member, the Company shall as soon as practicable file a registration statement to register for resale shares subject to an Exchange for registration under the Securities Act and applicable state securities Laws and take all steps necessary to cause such registrations. The Company shall also to the extent that a registration statement under the Securities Act is effective and available for Company Shares to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Shareholder requesting such Exchange, the Company shall use its reasonable best efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Company shall list the Company Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Company Shares may be listed or traded at the time of such delivery.

SECTION 2.7 Company Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Company Shares (a “Company Offer”) is proposed by the Company or is proposed to the Company or its shareholders or is otherwise effected or to be effected with the consent or approval of the Company, or the Company will undergo a Change of Control, the Shareholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Company Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Company Offer or Change of Control and not be effective if such Company Offer or Change of Control is not consummated)). In the case of a Company Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Shareholders to participate in such Company Offer to the same extent or on an economically equivalent basis as the holders of Company Shares without discrimination. In the event that any Shareholder is unable to undertake the Put Exchange due to any restrictions under applicable Law or due to non-receipt of approvals from any regulatory authorities, the parties shall use their reasonable best efforts, within the requirements of applicable Law, to discuss and mutually agree to any Tax efficient mechanism or structure which shall provide the same economic or financial benefit to the Shareholder, assuming that there was no restriction under applicable Law or if appropriate consents were received from the relevant regulatory bodies. The parties shall provide all assistance, information and documents as may be required for any party in order to apply for and/or procure any consents or approvals from any regulatory authorities.

D-10

(b) The Company shall send written notice to the Shareholders at least 30 days prior to the closing of the transactions contemplated by the Company Offer or the Change of Control date notifying them of their rights pursuant to this SECTION 2.7, and setting forth, in the case of a Company Offer, (i) a copy of the written proposal or agreement pursuant to which the Company Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling SVM Shares, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company no less than seven days prior to the closing of the Company Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1 Transfer of SVM Shares. Except in case of demise of a Shareholder, a Shareholder shall not sell, transfer, pledge, grant or otherwise directly or indirectly dispose of, or subject to any encumbrance (collectively, “Transfer”), any or all of such Shareholder’s SVM Shares without the prior written consent of the Company. Further, any transferee of such SVM Shares shall have agreed in writing to be bound by the provisions of this Agreement by executing and delivering a joinder to this Agreement, substantially in the form of Exhibit B hereto. Any attempted Transfer in violation of this SECTION 3.1 shall be void ab initio, for all purposes.

SECTION 3.2 Representations and warranties by the Shareholders. Each Shareholder represents and warrants to the Company as follows:

(i) Each of the Shareholders has clear, good and marketable title to the SVM Shares held by him/ her, free and clear of any encumbrances, and there is no agreement or commitment which restricts the transactions contemplated under this Agreement or gives creates any encumbrances. Further, each Shareholder warrants that no claim has been made by any person to be entitled to any rights or interests over such SVM Shares.

(ii) There are no outstanding Tax demands or pending Tax proceedings (including recovery proceedings) against such Shareholder that could reasonably be expected to adversely affect the Exchange or render such Exchange void. To the extent any Tax proceedings raise a demand, such Shareholder will promptly meet the necessary demand towards such Taxes. The respective Shareholder has the necessary financial resources to meet his/her outstanding Tax demands and Tax demands that may arise from Tax proceedings pending as of the Exchange Date.

(iii) Each Shareholder is a tax resident of the country where such Shareholder claims to be a Tax resident as certified by a Chartered Accountant.

(iv) The facts represented and information provided by the Shareholder to the Company and the respective chartered accountants for preparation of the Tax Documentation are true, correct and complete in all respects and are not misleading.

D-11

SECTION 3.3 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this SECTION 3.3):

(a)	If to the Company, to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

E-mail: ir@srivarumotors.com

(b)	If to SVM India, to:

SRIVARU Motors Private Limited

135/3, BS Nagar,

Sulur – Coimbatore 641402

Attention: Selvaraj Krishnan

E-mail: CEODesk@srivarumotors.com

(c)	If to any Shareholder, to the address or other contact information set forth in the records of SVM India from time to time.

SECTION 3.4 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement. For the avoidance of doubt, it is clarified that SVM India shall undertake all necessary actions as set out under the Exchange Conditions (including passing of a resolution by the board of directors approving the Exchange, execution of necessary share transfer deeds and filings with the Reserve Bank of India) as may be required under applicable Indian laws to give effect to the Exchange contemplated herein.

SECTION 3.5 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Shareholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

D-12

SECTION 3.7 Amendment. The terms and provisions of this Agreement may only be waived, modified or amended by a written agreement by all parties hereto.

SECTION 3.8 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.9 Dispute Resolution.

(a) The parties hereto recognize that issues or disputes as to certain matters may arise from time-to-time during the term of the Agreement relating to or under this Agreement. It is the objective of the parties hereto to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resorting to litigation, and to that end the parties hereto agree to abide by the following procedures set forth in this SECTION 3.9. to resolve any such issues or disputes arising under or relating to this Agreement, including any party’s rights or obligations or performance under this Agreement (each, a “Dispute”) prior to resorting to litigation.

(b) With respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the parties hereto are unable to resolve such Dispute in good faith within thirty (30) days after such Dispute is first identified by either party in writing to the other (each, an “Initial Dispute Period”), the parties shall, with respect to any party that is an entity, refer such Dispute to the appropriate member(s) of the senior or executive management of such party, for attempted resolution by good faith negotiations (“Senior Management Negotiations”). The Senior Management Negotiations shall occur promptly, but within thirty (30) days after the end of the Initial Dispute Period, or within such other time frame as is mutually agreed upon by the parties. If a Dispute has not been resolved after following the procedures described in this SECTION 3.9(b) in good faith within the sixty (60) day period described in this SECTION 3.9(b) (or such longer period of time if mutually agreed upon by the parties), either party may, in its sole discretion, seek resolution of any and all such Disputes in accordance with the following SECTION 3.9(c).

(c) Any disputes under this Agreement shall be finally resolved through arbitration before a single arbitrator in accordance with the arbitration rules under JAMS, as amended from time to time. The language of arbitration shall be in English, and venue shall be New York City. The arbitrators will be instructed not to award any punitive or special damages and the parties will take all reasonable actions (including adhering to an expedited discovery and hearing schedule) to conclude the arbitration as promptly as possible. The arbitrator shall be required to render a written decision as soon as practicable, but in any event no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated; provided, that such time period may be extended by the parties or upon petition to extend such time period to avoid manifest injustice. The written decision of the arbitrator will be final, binding and non-appealable. Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this SECTION 3.9(c). Each party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Each party shall also have the right to bring proceedings in any other jurisdiction having jurisdiction for the purposes of enforcing a judgment or order obtained under this Agreement.

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(d) The parties hereto hereby expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 shall not apply to the arbitral proceedings referred to in this Agreement, and irrevocably waive any defence that they may be entitled to take in this regard; provided, that the Company and SVM India may seek interim measures from a court of competent jurisdiction, including the Indian courts under Section 9 and Section 27 of Part I of the (Indian) Arbitration and Conciliation Act, 1996.

(e) Notwithstanding the foregoing dispute resolution procedures, in the event of an actual or threatened breach hereunder, the aggrieved party may seek restraining orders, specific performance or other injunctive relief in anticipation of or pending such dispute resolution procedure. Notwithstanding any other provision of this Agreement, either party to this Agreement, may seek such restraining order, specific performance or other injunctive relief in any court in the world, without the necessity of posting a bond or other security, or the burden of proving actual damages.

SECTION 3.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.11 Independent Nature of Shareholders’ Rights and Obligations. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Shareholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.12 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except (i) Sections 5-1401 and 5-1402 of the New York General Obligations Law and (ii) to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties, including the Laws of India and the Cayman Islands.

D-14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Holding Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

D-15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Motors Private Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Selvaraj Krishnan

SVM Shares:

20,000 SVM Shares

[Signature Page to Exchange Agreement]

D-17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Yuvaraj Sankar

SVM Shares:

5,000 SVM Shares

[Signature Page to Exchange Agreement]

D-18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Pakkirisamy Rajamanickam

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

D-19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. R. Chellappan

SVM Shares:

70,000 SVM Shares

[Signature Page to Exchange Agreement]

D-20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Balan

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

D-21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Ganesh Seetalakshmi Vancheswaraiyer

SVM Shares:

36,870 SVM Shares

[Signature Page to Exchange Agreement]

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EXHIBIT A-1

CALL NOTICE

[_______]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The Company hereby irrevocable gives notice to the Holder specified below of the exercise of its option to purchase the number of SVM Shares as set forth below in Exchange for Company Shares or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder:    ____________________________________________________

Number of SVM Shares to be Exchanged:    ________________________________________

Form of Exchange:    __________________________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Call Notice and to perform the undersigned’s obligations hereunder; (b) this Call Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; and (c) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Call Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

[Remainder of Page Intentionally Left Blank]

D-23

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Call Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

SRIVARU Holding Limited

By:
Name:
Title:
Dated:

[Signature Page to Call Notice]

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EXHIBIT A-2

EXCHANGE NOTICE

SRIVARU Holding Limited

[_______]

Attention: Board of Directors for the Company

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of SVM Shares in Exchange for Company Shares to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Address: ________________________________________________________________

Number of SVM Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

Brokerage Account/Bank Account Details: ________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the SVM Shares subject to this Exchange Notice are being transferred to the Company, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company the SVM Shares subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

[Remainder of Page Intentionally Left Blank]

D-25

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

[Signature Page to Exchange Notice]

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EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), and each of the Shareholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the Law of the State of New York. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired SVM Shares in SVM India. By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Shareholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Shareholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by SVM India, as applicable, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name: _________________________________________________________________________________________

Address for Notices _______________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

Attention: ______________________________________________________________________________________

With copies to: __________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

D-27

EXHIBIT C

EXERCISE CONDITIONS

The satisfaction of:

(a)	The following condition:

(i)	Approval from the Reserve Bank of India (“RBI”) and any other regulatory approvals, if required; and

(b)	at least two of the following conditions:

(i)	Consolidated twelve month EBITDA of all operating entities in which Company has direct or indirect shareholding achieves at least $1,000,000;

(ii)	Consolidated twelve month revenue of all entities in which Company has a direct or indirect shareholding achieves at least $2,000,000;

(iii)	Minimum trading volume of Company Shares (26 weeks average volume will be considered as the benchmark) of 50,000 shares per day;

(iv)	Achievement of post transaction trading price of at least $4 for 10 or more trading days in a 20 day period;

(v)	Raising of funding of at least $5,000,000 at Company level or its Subsidiary(ies); or

(vi)	Acquisition of one other business/company by Company or one of its subsidiary(ies) with a value of at least $2,000,000.

D-28

EXHIBIT D

EXCHANGE CONDITIONS

The satisfaction of the following actions on the Exchange Date:

(a)	Execution of a duly stamped and filled share transfer deed for each Exchange, by the Company, Exchange Shareholder and SVM India as per the provisions of the (Indian) Companies Act, 2013;

(b)	Taking on record of the Exchange by SVM India by way of passing of a resolution of board of directors of SVM India;

(c)	Updating of register of members by SVM India recording the Exchange;

(d)	Endorsement of share certificate(s) belonging to Exchange Shareholders in favour of the Company;

(e)	Making of relevant reporting with the RBI (if applicable) by the Exchange Shareholders.

(f)	Receipt of the following documents, if required by applicable Law:

(i)	the FEMA Fair Valuation Report of the Company Shares and the SVM Shares;

(ii)	the Tax Fair Valuation Report; and

(iii)	the respective Tax Documentation.

D-29

Annex E

LOCK-UP AGREEMENT

March 13, 2023

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”) (as may be amended, restated or supplemented from time to time, the “BCA”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the BCA.

In order to induce the Company to proceed with the Merger and the other transactions contemplated by the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Lock-up Party”) hereby agrees with the Company as follows:

1.	Subject to the exceptions set forth herein, the Lock-up Party agrees not to, without the prior written consent of the Company Board, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, (A) any Company Shares, or (B) any securities convertible into or exercisable or exchangeable for Company Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (i) six months after the Closing Date, or (ii) subsequent to the Merger, the first time that the last reported sale price of such Company Shares equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading-day period, or the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Shares for cash, securities or other property (the “Lock-Up Period”).

E-1

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity;

(iii)	transactions relating to Company Shares or other securities convertible into or exercisable or exchangeable for Company Shares acquired in open market transactions after the Effective Date;

(iv)	Transfers made pursuant to a bona fide gift or charitable contribution;

(v)	Transfers made by will or intestate succession upon the death of a Lock-up Party;

(vi)	Transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(vii)	the exercise of Company Options or Company Warrants to purchase Company Shares or the vesting of Company Equity Awards and any related transfer of Company Shares to the Company in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such Company Options or Company Warrants or (B) for the purpose of paying the exercise price of such Company Options or Company Warrants or for paying taxes due as a result of the exercise of such Company Options or Company Warrants, the vesting of such Company Options, Company Warrants or Company Equity Awards, or as a result of the vesting of such Company Shares, it being understood that all Company Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(viii)	surrender of Company Shares or other securities convertible into or exercisable or exchangeable for Company Shares for cancellation pursuant to any contractual arrangement in effect at the Effective Time;

(ix)	the entry, by the Lockup Party, at any time after the Effective Time, of any trading plan providing for the sale of Company Shares by the Lockup Party, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Company Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(x)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Shares for cash, securities or other property; and

E-2

(xi)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.	In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described in the BCA, are hereby authorized to decline to make any transfer of such securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.	This Letter Agreement and the terms of the BCA embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Lock-up Party and the Company, as applicable (and with respect to the Company, only with the written consent of a majority of the Company’s directors, as applicable, which shall include at least one of the independent directors thereof).

5.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, except by operation of law or consistent with the terms herein, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

6.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of New York, without regard to the conflicts of law principles thereof except Section 5-1401 and Section 5-1402 of the New York General Obligations Law. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

7.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the BCA, and (iii) the liquidation of SPAC.

[Signature pages follow]

E-3

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party: The SVM Trust

AAMICORP CAYMAN FIGUCIARY LIMITED as Trustee of the SVM Trust

Signature:	/s/ Kimbert Solomon / /s/ Christina Hart

Name:	Kimbert Solomon / Christina Hart
Title:	Director / Attorney-in-Fact

[Signature Page to Lock-Up Agreement]

E-4

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

Signature:	/s/ Sharmila Mohanraj
Name:	Sharmila Mohanraj

[Signature Page to Lock-Up Agreement]

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IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

Signature:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy

[Signature Page to Lock-Up Agreement]

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IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Lockup Party:

MOBIV PTE. LTD.

Signature:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Founder and Director

[Signature Page to Lock-Up Agreement]

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Acknowledged and agreed by:

SRIVARU Holding Limited

Signature:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

[Signature Page to Lock-Up Agreement]

E-8

Annex F

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

SRIVARU HOLDING LIMITED

AND

THE SHAREHOLDERS PARTY HERETO

DATED AS OF MARCH 13, 2023

F-1

TABLE OF CONTENTS

Article I EFFECTIVENESS		3

1.1.	Effectiveness	3

Article II DEFINITIONS		3

2.1.	Definitions	3
2.2.	Other Interpretive Provisions	6

Article III REGISTRATION RIGHTS		7

3.1.	Demand Registration	7
3.2.	Shelf Registration	8
3.3.	Piggyback Registration	10
3.4.	Lock-Up Agreements	11
3.5.	Registration Procedures	11
3.6.	Underwritten Offerings	15
3.7.	No Inconsistent Agreements	15
3.8.	Registration Expenses	16
3.9.	Indemnification	16
3.10.	Rules 144 and 144A and Regulation S	18
3.11.	Existing Registration Statements	18

Article IV MISCELLANEOUS		19

4.1.	Authority; Effect	19
4.2.	Notices	19
4.3.	Termination and Effect of Termination	19
4.4.	Permitted Transferees	19
4.5.	Remedies	20
4.6.	Amendments	20
4.7.	Governing Law	20
4.8.	Consent to Jurisdiction; Venue; Service	20
4.9.	WAIVER OF JURY TRIAL	20
4.10.	Merger; Binding Effect, Etc.	21
4.11.	Counterparts	21
4.12.	Severability	21
4.13.	No Recourse	21

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This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of March 13, 2023, is made by and among SRIVARU Holding Limited, a Cayman Island exempted company (the “Company”), and the undersigned parties listed under “Investors” on the signature page hereto (collectively, together with their Permitted Transferees, the “Investors”).

RECITALS

WHEREAS, each of the Investors is, or following the Effective Time (as defined in the Business Combination Agreement) will be, a security holder of the Company; and

WHEREAS, Mobiv Acquisition Corp, a Delaware corporation (the “SPAC”), Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with the SPAC, with the SPAC surviving the merger as a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, the Company and the Investors desire to enter into this Agreement, pursuant to which the Investors shall be granted certain registration rights with respect to certain securities of the Company held by the Investors or received by them in connection with the Merger or pursuant to any Financing Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

EFFECTIVENESS

1.1. Effectiveness. This Agreement shall become effective upon the Closing (as defined in the Business Combination Agreement).

ARTICLE II

DEFINITIONS

2.1. Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Courts” shall have the meaning set forth in Section 4.8.

“Business Combination Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by law to close.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as in effect from time to time.

“Company” shall have the meaning set forth in the preamble.

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“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Company Shares” means the shares of the Company.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Investors” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Company Shares.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

F-5

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form F-4, Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all Company Shares that are not then subject to forfeiture to the Company, (ii) all Company Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (iii) all Warrants and (iv) all Company Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (y) such securities shall have been Transferred pursuant to Rule 144 or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form F-4, Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

F-6

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“SPAC” shall have the meaning set forth in the preamble.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Company Shares.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

F-7

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of the Company’s subsidiaries to perform and comply, with such of the following provisions as are applicable to them. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1. Demand Registration.

3.1.1. Request for Demand Registration.

3.1.1.1. At any time after the Closing, any Holder shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

3.1.1.2. Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3. Upon receipt of a Demand Registration Request, the Company shall file, within 30 days of the Closing, a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2. Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.1.3. Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4. Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5. Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

F-8

3.1.6. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Company Shares being registered are Company Shares issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2. Shelf Registration.

3.2.1. Request for Shelf Registration.

3.2.1.1. At any time after the Closing, upon the written request of any Holder from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Holder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration”.

3.2.1.2. If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Holder the information necessary to determine the Company’s status as a WKSI upon such Holder’s request.

3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

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3.2.3. Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5. Shelf Takedown.

3.2.5.1. At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Holder may make a written request (a “Shelf Takedown Request” and such Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

3.2.5.2. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

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3.2.5.3. The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3. Piggyback Registration.

3.3.1. Participation. At any time after the Closing, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form F-4, Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee share plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a  significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

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3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4. Lock-Up Agreements.

3.4.1. Each Investor participating in a Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each such Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Investors shall be conditioned upon all officers and directors of the Company, as well as all Investors, being subject to the same restrictions; provided, that, to the extent any Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 and in such Investor’s lock-up agreement prior to the expiration of the period set forth in such Investor’s lock-up agreement, then all Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Investor to which such release or waiver is granted. The provisions of this Section 3.4.1 shall not apply to any Investor that holds less than five percent (5%) of then total issued and outstanding Company Shares.

3.5. Registration Procedures.

3.5.1. Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.3, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1. As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2. Prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

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3.5.1.3. Notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4. Promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5. To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6. Use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7. Promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8. Furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9. Deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

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3.5.1.10. On or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11. Cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13. Make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14. Enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15. Obtain for delivery to the Holders of the securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16. In the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17. Cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18. Use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19. Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

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3.5.1.20. Use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21. Make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22. In the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23. Take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24. Take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25. Cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26. Take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2. Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such Holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

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3.6. Underwritten Offerings.

3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2. Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3. Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4. Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and stock exchange rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling Holder is then subject to such policy.

3.7. No Inconsistent Agreements. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

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3.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for the selling Holders, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9. Indemnification.

3.9.1. Indemnification by Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, stockholder, member, limited or general partner of such Holder, each shareholder, stockholder, member, limited or general partner of each such shareholder, stockholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Shareholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. the Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

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3.9.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Shareholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.9.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4. Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Shareholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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3.9.5. Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a the Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such the Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a the Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.10. Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

F-19

ARTICLE IV

MISCELLANEOUS

4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

4.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), in each case addressed as follows:

If to the Company to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

Email: ir@srivarumotors.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Rajiv Khanna

E-mail: rajiv.khanna@nortonrosefulbright.com

If to an Investor, to his, her or its address as set forth on Schedule A.

Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other applicable party or parties.

4.3. Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Company and all Holders. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8 (Registration Expenses), 3.9 (Indemnification) and 3.10 (Rules 144 and 144A and Regulation S) shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

4.4. Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

F-20

4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.6. Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and all Holders. Each such amendment, modification, extension or waiver shall be binding upon all Holders. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

4.7. Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.8. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the personal jurisdiction and venue of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Applicable Courts”) for the purpose of any suit, action or other proceeding described in Section 4.7; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Applicable Courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the Applicable Courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 4.8 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

4.9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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4.10. Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the Company, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

4.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

4.12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

F-22

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	SRIVARU HOLDING LIMITED

	By:	/s/ Mohanraj Ramasamy
	Name:	Mohanraj Ramasamy
	Title:	Director

[Signature Page to Registration Rights Agreement]

F-23

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:	Mohanraj Ramasamy

	By:	/s/ Mohanraj Ramasamy

[Signature Page to Registration Rights Agreement]

F-24

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:	MOBIV PTE. LTD.

	By:	/s/ Peter Bilitsch
	Name:	Peter Bilitsch
	Title:	Founder and Director

[Signature Page to Registration Rights Agreement]

F-25

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:

THE SVM TRUST

By: AAMICORP CAYMAN FIGUCIARY LIMITED as Trustee of the SVM Trust

/s/ Kimbert Solomon / /s/ Christina Hart
Name: Kimbert Solomon / Christina Hart
Title: Director / Attorney-in-Fact

[Signature Page to Registration Rights Agreement]

F-26

SCHEDULE A

The SVM Trust

c/o Amicorp Cayman Fiduciary Limited

2nd Floor, Regatta Office Park

Leeward 2

West Bay Road

Grand Cayman KY1-1006

Cayman Islands

Attention: Christina Hart

Email: smvaruna@gmail.com

Mohanraj Ramasamy

3541 Rocca Ct

Pleasanton – CA - 94588

Email: rmraj@srivarumotors.com

Sharmila Mohanraj

3541 Rocca Ct

Pleasanton – CA 94588

Email: mermohanraj@gmail.com

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

F-27

Annex G

March 11, 2023	File Reference: 34-36-63577

Board of Directors of Mobiv Acquisition Corp

c/o Peter Bilitsch, Chairman

850 Library Avenue Suite 204

Newark, DE 19711

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Mobiv Acquisition Corp (“Mobiv” or the “SPAC”) for the benefit of and to advise the board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of SRIVARU Holding Limited (“SHL” or the “Target Business”) in accordance with the terms of the draft Agreement and Plan of Merger by and among Mobiv, SHL and certain other parties and dated February 17, 2023 (the “Draft Merger Agreement”). We have been engaged to (1) perform an analysis of the reasonable range of value for the Target Business immediately prior to the Transaction and, for purposes of NASDAQ Listing Rule 5101-2(b), and whether such values represent at least 80% of the value of the cash assets held in its trust account, excluding taxes payable on the interest earned on such account and assuming the SPAC has no liabilities (including contingent liabilities that could result in claims against such assets) at the time of such advice, and (2) perform a fairness analysis and issue our Opinion as to the fairness to Mobiv, from a financial point of view, of the Purchase Price to be paid for the Target Business by Mobiv, all as set forth in our engagement letter dated February 7, 2023, and the accompanying (and by this reference incorporated herein) General Contractual Conditions (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Purchase Price to be paid by Mobiv for the Target Business as referenced in and governed by the Agreement.

350 Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300 ● 212.344.9731 fax ● www.marshall-stevens.com

Chicago	Los Angeles	New York	Tampa

G-1

Board of Directors of Mobiv Acquisition Corp

March 11, 2023

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Draft Merger Agreement. We understand that the Transaction is expected to close (the “Closing”) no later than May 8, 2023 (or February 8, 2024, assuming Mobiv exercises its option to extend the deadline to consummate a business combination), unless extended pursuant to the terms of the Draft Merger Agreement. We note that the Transaction is being structured in a manner such that Mobiv will not be the surviving entity and that, as a result, the equity holders of Mobiv will be surrendering their shares in Mobiv for shares in a new entity (the “Surviving Entity”). Accordingly, given the scope of our engagement as described above, we express no opinion as to the fairness of this structure and in rendering this Opinion we have assumed, with your approval, that the Transaction as documented in the Draft Merger Agreement is the financial equivalent (from the point of view of Mobiv) of an acquisition by Mobiv of the Target Business for up to approximately Forty Million Eight Hundred Ninety-Seven Thousand Six Hundred Thirteen (40,897,613) newly issued shares of Mobiv common stock. Such shares are to be paid as Fifteen Million Eight Hundred Ninety-Seven Thousand Six Hundred Thirteen (15,897,613) shares at the Closing valued at the anticipated redemption price of $10.00 per share (the “Upfront Shares”) and up to Twenty Five Million (25,000,000) shares of Mobiv common stock to be issued if certain financial performance criteria are met (the “Earnout Shares”) as specified in the Draft Merger Agreement (the “Earnout”).

Based on the fact that the SPAC is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated January 26, 2023 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the Upfront Shares of common stock to be issued in the Transaction is valued at the anticipated Redemption Price of $10.00 per share. Further, we have estimated the value of the Earnout Shares using a Monte Carlo simulation model in conjunction with our determination of the fair value of the earnout. Above all, we have not performed any separate analysis regarding the fair value of either the Upfront Shares or the Earnout Shares. Consequently, for purposes of this Opinion, the aggregate purchase price (the “Purchase Price”) for the Target Business is deemed to consist of (a) One Hundred and Fifty-Eight Million Nine Hundred and Seventy-Six Thousand Dollars ($158,976,000) in the form of the Upfront Shares, plus (b) the fair value of the Earnout Shares.

Since Mobiv is not the Surviving Entity, there will be a change of control of the SPAC and differences between the rights, privileges, and preferences of the common stock currently held by the equity holders of the SPAC and the equity interests to be issued to them in the Transaction, and differences between the management and board of directors of the SPAC and that of the Surviving Entity. We have done no analysis of and express no opinion as to the fairness of such change of control, such changes in rights, privileges, and preferences and/or such changes to the composition of the management and board of directors. We further understand that in connection with the Transaction, certain employees of SHL may enter into or continue their employment agreements with the Surviving Entity, and that that up to 15% of the outstanding stock of the Surviving Entity may be reserved for issuance to such employees. Our Opinion does address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the SPAC may make commitments with respect to the future financing or funding of the Target Business. Our Opinion assigns no cost or value to such future financing or funding commitments or obligations. We understand that upon the completion of the Transaction, the Surviving Entity will own 100% of the Target Business. As the SPAC is not the Surviving Entity, we have assumed, with your permission, that the value of the equity interests received by the shareholders of the SPAC in the Transaction are no less than the Redemption Price of the SPAC common stock immediately prior to the closing of the Transaction.

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Board of Directors of Mobiv Acquisition Corp

March 11, 2023

We have been asked to advise the Board to the fairness, from a financial point of view, of the Purchase Price to be paid by the SPAC in the Transaction. We have not been asked to render any opinion with respect to the fairness to the SPAC of the Purchase Price to any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the Draft Merger Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the SPAC and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the SPAC.

With your consent, in establishing fair value, we have solely considered the equity value of SHL as of a valuation date of March 9, 2023, and prior to the Transaction, and have not taken into consideration any possible consequences of the Transaction (either positive or negative) or any possible changes in value since such date. We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the SPAC. Our services in rendering this Opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the SPAC, the shareholders of the SPAC, the shareholders of SHL, or any other person or entity.

In connection with this Opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

●	Conducted multiple management interviews with SHL management. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.
●	SHL’s historical financial statements for the fiscal years ended March 31, 2020 through March 31, 2022;

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Board of Directors of Mobiv Acquisition Corp

March 11, 2023

●	Projections for SHL for the fiscal year ending March 31, 2023 through March 31, 2026;
●	The LOI;
●	The Draft Merger Agreement;
●	SHL presentations;
●	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Kroll Cost of Capital Navigator 2022; and
●	Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the SPAC and/or SHL or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the SPAC or SHL or any appraisal or estimate of any specific liabilities of the SPAC or SHL. With respect to the projections and/or financial forecasts relating to SHL, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of SHL as to the future financial performance of that company and that management of the Surviving Entity will be able to execute on the business plan underlying such projections. With your consent, we assume no responsibility for, and express no view as to, such projections or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the SPAC or SHL.

Our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our Opinion does not purport to address potential developments in applicable financial markets. As noted above, the valuation date for purposes of this Opinion was March 9, 2023.

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Board of Directors of Mobiv Acquisition Corp

March 11, 2023

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of SPAC, the shareholders of SHL or any other person or entity as to any action the Board, the shareholders of SPAC, the shareholders of SHL or any other person or entity should take in connection with the Transaction or any aspect thereof. Our Opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the SPAC. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, or any differences in the rights, privileges and preferences of the SPAC shares and those of the Surviving Entity or any differences in the composition of the SPAC’s management and board of directors and those of the Surviving Entity. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our Opinion that, based upon our reconciled fair market value range for the Target Business, such range exceeds 80% of the value of the cash assets held in Mobiv’s trust account (80% x $104,180,095.61 = $83,344,076.49), excluding taxes payable on the interest earned on such account and assuming the SPAC has no liabilities (including contingent liabilities) that could result in claims against such assets) as of the date hereof. It is further our Opinion that, as of the date hereof, the Purchase Price to be paid by the SPAC for the Target Business in the Transaction is fair to the SPAC from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63577

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Annex H

COMPANY A&R MEMORANDUM AND ARTICLES OF ASSOCIATION

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

Memorandum OF association

of

SRIVARU Holding Limited

(ADOPTED BY SPECIAL RESOLUTION DATED July 28, 2023)

Ref: JRM/NW/S9486-182033

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THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

amended AND restated

MEMORANDUM of ASSOCIATION

OF

SRIVARU Holding Limited (adopted by special resolution dated July 28, 2023)

1.	The name of the company is SRIVARU Holding Limited (the “Company”).

2.	The registered office of the Company will be situated at the offices of Amicorp Cayman Fiduciary Limited, 2nd Floor, Regatta Office Park, West Bay Road P.O. Box 10655, Grand Cayman KY1-1006, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$1,000,000 divided into 100,000,000 shares with a nominal or par value of US$0.01, provided always that subject to the Companies Act and the Articles of Association, the Company shall have the power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

amended AND restated

Articles OF association

of

SRIVARU Holding Limited

(ADOPTED BY SPECIAL RESOLUTION DATED July 28, 2023)

Ref: JRM/NW/S9486-182033

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COMPANIES ACT (AS AMENDED)

Company Limited by Shares

amended AND restated

ARTICLES OF ASSOCIATION

OF

SRIVARU Holding Limited

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to SRIVARU Holding Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

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“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).

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“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

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(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

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Shares

8.	Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

12.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

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13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

Certificates

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

15.	Every share certificate of the Company shall bear any legends required under applicable laws, including the Securities Act. If any share certificate is lost, destroyed or stolen, the Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Directors determine otherwise.

Fractional Shares

16.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

17.	The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

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18.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

19.	For giving effect to any such sale, the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

21.	Subject to the terms of allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

22.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

23.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight per cent. (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

24.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

25.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

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26.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

27.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

28.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

29.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

30.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

31.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

32.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

33.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

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34.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

35.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of their Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

36.	The instrument of transfer of any Share shall be (i) in any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form the Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

37.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

38.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Directors may from time to time determine.

39.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

40.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

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41.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

42.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

43.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

44.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

45.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

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Redemption, Purchase and Surrender Of Shares

46.	Subject to the Companies Act and the rules of the Designates Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

47.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

48.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

49.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

50.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

51.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

52.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

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53.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

General Meetings

54.	The Directors may, whenever they think fit, convene a general meeting of the Company.

55.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

56.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

57.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company and to exercise at least a majority of the votes permitted to be exercised at any such meeting deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

58.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

59.	At least fourteen (14) clear days’ notice of a general meeting in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, including by means of Electronic Facility, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

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60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

61.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. In addition, no business may be transacted at any general meeting, other than business that is either specified in the notice of the meeting given by or at the direction of the Directors (or any duly authorised committee thereof) (including on the requisition of Shareholders in accordance with these Articles) or otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof).

62.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

63.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

64.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The chair, if any, of the board of Directors shall preside as chair at every general meeting of the Company.

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66.	If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

67.	The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

69.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.	In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

71.	A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

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Votes Of shareholders

72.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

73.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

74.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

75.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

76.	On a poll votes may be given either personally or by proxy.

77.	An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve (including an appointment of proxy made by way of electronic communication). A proxy need not be a Shareholder.

78.	The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

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Corporations Acting By Representatives At Meetings

81.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

82.	If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which they represent as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Directors

83.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

84.	The Company may by Ordinary Resolution appoint any Person to be a Director.

85.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

86.	The board of Directors may from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one (1) and the maximum number of Directors shall be unlimited.

87.	For a nomination for election of a Director to be made by a Member of the Company at an annual general meeting, (A) such Member must be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and on each such date beneficially own more than ten per cent. (10%) of the issued Shares, (B) such Member must have given timely notice thereof in proper written form to the Secretary of the Company and (C) the appointment of such Director (if approved by the Member’s at the annual general meeting) must not result in the maximum numbers of directors (if any) established in accordance with these Articles being exceeded. To be timely for the purposes of this Article, the Member’s notice shall be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form for purposes of this Article, a Member’s notice to the Secretary must include details of the person whom the Member proposes to nominate for election as a director including all information relating to such person that is required to be disclosed pursuant to any applicable law and rules of the Designated Stock Exchange. Such notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a Director if elected.

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88.	The remuneration of the Directors may be determined by the Directors.

89.	There shall be no shareholding qualification for Directors.

90.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed and assign such Director to such class as they may determine.

Alternate Director

91.	Any Director may in writing appoint any other Director or any other Person approved by the board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

92.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

93.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

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94.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

95.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

96.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

97.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

98.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

99.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

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100.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

101.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

102.	Subject to the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company at a general meeting.

Borrowing Powers Of Directors

103.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

104.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

105.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

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106.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

107.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

Proceedings Of Directors

108.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall not have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

109.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

110.	The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office from time to time. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

111.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

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112.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

113.	Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

114.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

115.	When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

116.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

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117.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

118.	The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

119.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

120.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall not have a second or casting vote.

121.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

Dividends

122.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

123.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

124.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

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125.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

126.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

127.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

128.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

129.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

130.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

131.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

133.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

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134.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

135.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

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Share Premium Account

136.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

137.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

138.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

139.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

140.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

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(e)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

141.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

142.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

143.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

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144.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

Non-Recognition Of Trusts

145.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Winding Up

146.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

147.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

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Amendment Of Articles Of Association

148.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

149.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

150.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

151.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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Registration By Way Of Continuation

152.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

153.	The Company may merge or consolidate in accordance with the Companies Act.

154.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

155.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

In connection with the completion of this offering, SVH expects to enter into indemnity agreements with each of its directors and officers that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them including, among other things, those that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company. SVH expects that these indemnity agreements will provide the directors and officers with contractual rights to indemnification and expense advancement.

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Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 13, 2023, by and among Mobiv Acquisition Corp, Pegasus Merger Sub. Inc. and SRIVARU Holding Limited (included as Annex A to the proxy statement/prospectus).

2.2	First Amendment dated August 4, 2023, to the Agreement and Plan of Merger, dated as of March 13, 2023, by and among Mobiv Acquisition Corp, Pegasus Merger Sub. Inc. and SRIVARU Holding Limited (included as Annex A to the proxy statement/prospectus).

3.1	Memorandum of Association of SRIVARU Holding Limited.

3.2	Articles of Association of SRIVARU Holding Limited.

3.3	Amended and Restated Memorandum and Articles of Association of SRIVARU Holding Limited effective July 28, 2023 (included as Annex H to the proxy statement/prospectus).

3.4	Certificate of Incorporation of Mobiv Acquisition Corp (incorporated by reference to Exhibit 3.1 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

3.4.1	Amended and Restated Certificate of Incorporation of Mobiv Acquisition Corp (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

3.5	Bylaws of Mobiv Acquisition Corp (incorporated by reference to Exhibit 3.3 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

4.1	Specimen Unit Certificate of Mobiv Acquisition Corp (incorporated by reference to Exhibit 4.1 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

4.2	Specimen Common Stock Certificate of Mobiv Acquisition Corp (incorporated by reference to Exhibit 4.2 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

4.3	Specimen Warrant Certificate of Mobiv Acquisition Corp (incorporated by reference to Exhibit 4.3 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

4.4	Warrant Agreement, dated as of August 3, 2022, between Continental Stock Transfer & Trust Company and Mobiv Acquisition Corp (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

4.5	Form of Warrant Assignment and Assumption Agreement, by and between SRIVARU Holding Limited, Mobiv Acquisition Corp, and Continental Stock Transfer & Trust Company.

4.6	Specimen Share Certificate of SRIVARU Holding Limited.

4.7	Specimen Warrant Certificate of SRIVARU Holding Limited.

5.1	Opinion of Walkers (Cayman) LLP as to the validity of the ordinary shares of SRIVARU Holding Limited.

10.1	Sponsor Support Agreement, dated as of March 13, 2023, by and between Mobiv Pte. Ltd. and SRIVARU Holding Limited (included as Annex C to the proxy statement/prospectus).

10.2	Transaction Support Agreement, dated as of March 13, 2023, by and among Mobiv Acquisition Corp and certain stockholders of SRIVARU Holding Limited (included as Annex B to the proxy statement/prospectus).

10.3	Registration Rights Agreement, dated as of March 13, 2023, by and among SRIVARU Holding Limited, Mobiv Pte. Ltd. and certain stockholders of SRIVARU Holding Limited (included as Annex F to the proxy statement/prospectus).

10.4	Lockup Agreement, dated as of March 13, 2023, by and among SRIVARU Holding Limited, Mobiv Pte. Ltd. and certain stockholders of SRIVARU Holding Limited (included as Annex E to the proxy statement/prospectus).

10.5

Form of Exchange Agreement, by and among SRIVARU Holding Limited, SRIVARU Motors Private Limited, and certain shareholders of SRIVARU Motors Private Limited (included as Annex D to the proxy statement/prospectus).

10.6	Form of Earnout Escrow Agreement, by and between SRIVARU Holding Limited, Continental Stock Transfer & Trust Company and Mohanraj Ramasamy, as representative of the Earnout Group.

10.7	Indemnity Agreement, effective as of October 5, 2022, by and between SRIVARU Holding Limited and Mohanraj Ramasamy.

10.8	Indemnity Agreement, effective as of October 5, 2022, by and between SRIVARU Holding Limited and Sharmila Mohanraj.

10.9	Form of Employment Agreement between SRIVARU Holding Limited and executive officers of SRIVARU Holding Limited.

10.10	Form of SRIVARU Holding Limited Incentive Plan.

10.11	Investment Management Trust Agreement, dated as of August 3, 2022, between Continental Stock Transfer & Trust Company and Mobiv Acquisition Corp (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.12	Registration Rights Agreement, dated as of August 3, 2022, among Mobiv Acquisition Corp and Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.13	Private Placement Unit Purchase Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.14.1

Indemnity Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Peter Bilitsch (incorporated by reference to Exhibit 10.4.1 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.14.2	Indemnity Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Weng Kiat (Adron) Leow (incorporated by reference to Exhibit 10.4.2 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.14.3	Indemnity Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Lloyd Bloom (incorporated by reference to Exhibit 10.4.3 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.14.4	Indemnity Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Garry Peagam (incorporated by reference to Exhibit 10.4.4 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.14.5	Indemnity Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Niels Strohkirch (incorporated by reference to Exhibit 10.4.5 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.15	Promissory Note, dated as of April 22, 2022, issued to Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.5 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

10.16	Securities Subscription Agreement, dated April 22, 2022, between Mobiv Acquisition Corp and Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.6 of its Registration Statement on Form S-1 filed with the SEC on June 1, 2022).

10.17	Letter Agreement, dated as of August 3, 2022, among Mobiv Acquisition Corp and Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

10.18	Administrative Services Agreement, dated as of August 3, 2022, between Mobiv Acquisition Corp and Mobiv Pte. Ltd. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on August 9, 2022).

14	Form of Code of Ethics of SRIVARU Holding Limited

21.1	List of Subsidiaries.

23.1	Consent of Manohar Chowdhry & Associates relating to the financial statements of SRIVARU Holding Limited.

23.2	Consent of MaloneBailey, LLP relating to the financial statements of Mobiv Acquisition Corp.

23.3	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (included in signature pages of the registration statement).

99.1	Form of Proxy Card.

99.2**	Consent of Marshall & Stevens Transaction Advisory Services LLC.

99.3	Consent of Ganesh Iyer to serve as a director of SRIVARU Holding Limited.

99.4	Consent of Mohsen Moazami to serve as a director of SRIVARU Holding Limited.

99.5	Consent of Jonathan Reichental to serve as a director of SRIVARU Holding Limited.

99.6	Consent of Lata Gullapalli to serve as a director of SRIVARU Holding Limited.

99.7	Consent of Peter Bilitsch to serve as a director of SRIVARU Holding Limited.

99.8	Form of Audit Committee Charter.

99.9	Form of Compensation Committee Charter.

107**	Filing Fee Table.

**	Previously filed

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

●	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the state of California, on the 22nd day of August, 2023.

By:	/s/ Mohanraj Ramasamy
Mohanraj Ramasamy
Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Director	August 22, 2023
Sharmila Mohanraj

*By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of SRIVARU Holding Limited, has signed this registration statement in the City of Pleasanton, State of California, on August 22, 2023.

By:	/s/ Mohanraj Ramasamy
Name:	Mohanraj Ramasamy
Title:	Director

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